    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 13, 1998

                                      REGISTRATION NOS. 333-      AND 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933

         CORPORATE PROPERTY INVESTORS, INC.                    CORPORATE REALTY CONSULTANTS, INC.
EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)     (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS
            THREE DAG HAMMARSKJOLD PLAZA                                    CHARTER)
                305 EAST 47TH STREET                              THREE DAG HAMMARSKJOLD PLAZA
               NEW YORK NEW YORK 10017                                305 EAST 47TH STREET
                   (212) 421-8200                                    NEW YORK NEW YORK 10017
(ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE                     (212) 421-8200
                       OFFICES)                       (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE
                      DELAWARE                                              OFFICES)
  (STATE OR OTHER JURISDICTION OF INCORPORATION OR                          DELAWARE
                     ORGANIZATION)                      (STATE OR OTHER JURISDICTION OF INCORPORATION OR
                        6798                                              ORGANIZATION)
  (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE                            6512
                        NUMBER)                         (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE
                      046268599                                              NUMBER)
        (I.R.S. EMPLOYER IDENTIFICATION NO.)                               13-2838638
                                                              (I.R.S. EMPLOYER IDENTIFICATION NO.)

                            ------------------------
                             HAROLD E. ROLFE, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                       CORPORATE PROPERTY INVESTORS, INC.
                          THREE DAG HAMMARSKJOLD PLAZA
                              305 EAST 47TH STREET
                            NEW YORK, NEW YORK 10017
                                 (212) 421-8200
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                 WITH COPIES TO
                             ROBERT ROSENMAN, ESQ.
                            CRAVATH, SWAINE & MOORE
                                WORLDWIDE PLAZA
                               825 EIGHTH AVENUE
                            NEW YORK, NEW YORK 10019
                                 (212) 474-1000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective and upon consummation of the merger described herein.
    If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                   PROPOSED MAXIMUM       PROPOSED MAXIMUM         AMOUNT OF
     TITLE OF EACH CLASS OF SECURITIES         AMOUNT TO BE         OFFERING PRICE       AGGREGATE OFFERING      REGISTRATION
             TO BE REGISTERED                   REGISTERED           PER UNIT(1)              PRICE(1)                FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.0001 per share of
  Corporate Property Investors, Inc.
  ("CPI") paired with 1/100th of a share of
  Common Stock, par value $.0001 per share,
  of Corporate Realty Consultants, Inc.
  ("CRC Common Stock").....................     111,766,862             $29.25          $3,269,180,713.50
Class B Common Stock, par value $.0001 per
  share, of CPI paired with 1/100th of a
  share of CRC Common Stock................       3,200,000             $29.25          $      93,600,000
Class C Common Stock, par value $.0001 per
  share of CPI paired with 1/100th of a
  share of CRC Common Stock................           4,000             $29.25          $         117,000      $269,097.83(2)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"), and computed pursuant to Rule 457(f)(1) under the Securities Act based on the average of the high and low sales price per share of common stock of Simon DeBartolo Group, Inc. on August 6, 1998 on the New York Stock Exchange.
(2) Representing the Registration Statement fee of $992,054.83, reduced by $722,957.00 which was previously paid by Simon DeBartolo Group, Inc. with respect to the transaction described herein pursuant to Section 14(g) of the Securities Exchange Act of 1934, as amended.
                            ------------------------
    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          [SIMON DEBARTOLO GROUP LOGO]

                                                                 August 13, 1998

To the Stockholders of Simon DeBartolo Group, Inc.:
    In February of this year, Simon DeBartolo Group, Inc. ("SDG") announced its intention to combine with Corporate Property Investors, Inc. ("CPI") and its "paired share" affiliate, Corporate Realty Consultants, Inc. ("CRC"), in order to solidify its position as the largest developer, owner and operator of super-regional and regional shopping centers in the country. This strategic combination will be accomplished by means of a reverse merger and the acquisition of beneficial interests in CRC for cash. The combined company will be renamed Simon Property Group, Inc. ("Simon Group") and substantially all the members of the current Board of Directors and senior management of SDG will become members of the new Board of Directors and senior management of Simon Group. All of SDG's practices and policies, including investment and financing policies, will continue as Simon Group's practices and policies. Based upon the current capitalization of SDG and CPI, the stockholders of SDG would own, in the aggregate, approximately 67% of the outstanding Simon Group common stock following the merger.
    As an important step to consummating this strategic acquisition, you are cordially invited to attend a special meeting of stockholders of SDG which will be held at The Indianapolis Hyatt Regency, One South Capitol Avenue, Indianapolis, Indiana on September 23, 1998, at 10:00 a.m., Indianapolis time (the "SDG Special Meeting"). At the SDG Special Meeting, we will seek your approval of two proposals (the "SDG Proposals"): (i) the adoption of an amendment to the SDG Amended and Restated Articles of Incorporation (the "SDG Charter") which will provide for the granting of voting rights to the holders of outstanding preferred stock of SDG and (ii) the adoption of an Agreement and Plan of Merger, dated as of February 18, 1998 (the "Merger Agreement"), by and among SDG, CPI and CRC, pursuant to which a substantially wholly owned subsidiary of CPI will merge with and into SDG and the stockholders of SDG will become stockholders of CPI (which will be renamed Simon Property Group, Inc.). The affirmative vote of a majority of all the votes entitled to be cast by the holders of the outstanding SDG common stock is required to approve the amendment to the SDG Charter, and the affirmative vote of 66 2/3% of all the votes entitled to be cast by the holders of the outstanding SDG common stock is required to approve the Merger Agreement. As indicated in the Proxy Statement/Prospectus, as of March 31, 1998, the officers and directors of SDG beneficially own 51,403,696 shares of SDG common stock (including non-voting units of partnership interests convertible into SDG common stock), or approximately 32.7% of the total outstanding shares.
    THE SDG BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER, THE MERGER AGREEMENT AND THE SDG CHARTER AMENDMENT, DETERMINED THAT THE MERGER AND THE SDG CHARTER AMENDMENT ARE IN THE BEST INTERESTS OF SDG AND ITS STOCKHOLDERS, AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE SDG PROPOSALS. The SDG Board of Directors has obtained an opinion from its independent financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, to the effect that, at the date of such opinion and based upon and subject to certain matters stated therein, the consideration to be received by the SDG stockholders in the merger was fair to SDG stockholders from a financial point of view.
    You are also cordially invited to attend the 1998 annual meeting of stockholders of SDG (the "SDG Annual Meeting"), which will be held immediately following the SDG Special Meeting.
    THE ACCOMPANYING NOTICE OF SPECIAL AND ANNUAL MEETINGS OF STOCKHOLDERS, PROXY STATEMENT/PROSPECTUS, AND THE ANNEXES THERETO, PROVIDE DETAILED INFORMATION CONCERNING MATTERS TO BE CONSIDERED AT THE SPECIAL AND ANNUAL MEETINGS, THE REASONS FOR YOUR BOARD OF DIRECTORS' RECOMMENDATION OF THE MERGER, THE MERGER AGREEMENT AND THE SDG CHARTER AMENDMENT AND CERTAIN ADDITIONAL INFORMATION, INCLUDING, WITHOUT LIMITATION, INFORMATION ON SDG, CPI AND CRC. YOU ARE URGED TO CAREFULLY CONSIDER ALL OF THE INFORMATION IN THE ACCOMPANYING MATERIAL.
    We realize this transaction appears complex and requires that you review a substantial amount of proxy material. Even so, we believe our ability to complete this combination and preserve the existence of CPI's paired share affiliate, CRC, will ultimately inure to the benefit of SDG's stockholders, notwithstanding the enactment of recent legislation limiting the future use of paired share structures. We urge you to carefully consider the attached proxy materials and hope you will conclude, as we have, that the combination of SDG and CPI will improve and strengthen what is already the largest retail real estate company in the country.
    It is important that your shares of SDG common stock be represented at the SDG Special Meeting and at the SDG Annual Meeting, regardless of the number of shares you hold. Therefore, please sign, date and return your proxy cards as soon as possible, whether or not you plan to attend the SDG Special Meeting or the SDG Annual Meeting. This will not prevent you from voting your shares in person if you subsequently choose to attend the SDG Special Meeting and/or the SDG Annual Meeting.

                                       Very truly yours,

                                       /s/ David Simon
                                       David Simon
                                       Chief Executive Officer

                          [SIMON DEBARTOLO GROUP LOGO]
NOTICE OF SPECIAL AND ANNUAL MEETINGS OF STOCKHOLDERS

To the Stockholders of Simon DeBartolo Group, Inc.:
    PLEASE TAKE NOTICE that a Special Meeting (the "SDG Special Meeting") of stockholders of Simon DeBartolo Group, Inc. ("SDG") will be held at The Indianapolis Hyatt Regency, One South Capitol Avenue, Indianapolis, Indiana, on September 23, 1998, at 10:00 a.m., Indianapolis time.
    At the SDG Special Meeting, you will be asked to consider and vote upon the following proposals (the "SDG Proposals"):
        (1) The approval and adoption of an amendment (the "Voting Preferred Amendment") to SDG's Amended and Restated Articles of Incorporation (the "SDG Charter") to provide certain voting rights to the holders of SDG preferred stock. Approval of the Voting Preferred Amendment is a condition for the consideration of the Merger Proposal discussed below.
        (2) The approval and adoption of an Agreement and Plan of Merger, dated as of February 18, 1998 (the "Merger Agreement"), by and among SDG, Corporate Property Investors, Inc. ("CPI") and Corporate Realty Consultants, Inc. ("CRC") (the "Merger Proposal"), pursuant to which, among other things, a substantially wholly owned subsidiary of CPI will merge with and into SDG (the "Merger") and the stockholders of SDG will become stockholders of CPI (which will be renamed Simon Property Group, Inc.).
        (3) To transact such other business as may properly come before the SDG Special Meeting or any adjournment or postponement thereof.
    The affirmative vote of a majority of all the votes entitled to be cast by the holders of the outstanding SDG common stock is required to approve the Voting Preferred Amendment, and the affirmative vote of 66 2/3% of all the votes entitled to be cast by the holders of the outstanding SDG common stock is required to approve the Merger Proposal. As indicated in the Proxy Statement/ Prospectus, as of March 31, 1998, the officers and directors of SDG beneficially own 51,403,696 shares of SDG common stock (including non-voting units of partnership interests convertible into SDG common stock), or approximately 32.7% of the total outstanding shares. Each of the Voting Preferred Amendment and the Merger Proposal is more completely described in the accompanying Proxy Statement/Prospectus, and a copy of the Merger Agreement is attached hereto as Annex A.
    The 1998 Annual Meeting (the "SDG Annual Meeting" and, together with the SDG Special Meeting, the "SDG Meetings") of stockholders of SDG will be held immediately following the SDG Special Meeting, at the same location as the SDG Special Meeting, to consider and vote upon the following proposals:
        (1) To elect eleven directors (five to be elected by the holders of the outstanding Common Stock, par value $0.0001 per share, of SDG ("SDG Common Stock"), Class B Common Stock, par value $0.0001 per share, of SDG ("SDG Class B Common Stock") and Class C Common Stock, par value $0.0001 per share, of SDG ("SDG Class C Common Stock" and together with SDG Common Stock and SDG Class B Common Stock, "SDG Equity Stock"), four to be elected by the holders of SDG Class B Common Stock and two to be elected by the holders of SDG Class C Common Stock), each to serve until the next annual meeting of stockholders or until their successors are elected and qualified.
        (2) To approve the Simon Property Group, L.P. 1998 Stock Incentive Plan (the "1998 Stock Incentive Plan").
        (3) To ratify the appointment of Arthur Andersen LLP as independent accountants for SDG for the fiscal year ending December 31, 1998.
        (4) To transact such other business as may properly come before the SDG Annual Meeting or any adjournment or postponement thereof.
    Only holders of SDG Equity Stock of record at the close of business on July 20, 1998 will be entitled to vote at the SDG Meetings or any adjournment or postponement thereof. In accordance with the Maryland General Corporation Law, this notice is being sent to all stockholders of SDG.
    WE CORDIALLY INVITE YOU TO ATTEND THE SDG MEETINGS, BUT REGARDLESS OF WHETHER YOU PLAN TO BE PRESENT, PLEASE PROMPTLY DATE, MARK, SIGN AND MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES. ANY STOCKHOLDER WHO EXECUTES AND DELIVERS A PROXY MAY REVOKE THE AUTHORITY GRANTED THEREUNDER AT ANY TIME PRIOR TO ITS USE BY GIVING WRITTEN NOTICE OF SUCH REVOCATION TO THE UNDERSIGNED AT 115 WEST WASHINGTON STREET, INDIANAPOLIS, INDIANA 46204, BY EXECUTING AND DELIVERING A PROXY BEARING A LATER DATE OR BY ATTENDING AND VOTING AT THE SDG MEETINGS. YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN.
    Please do not send any stock certificates with your proxy card. If the Merger is approved and adopted by the stockholders and the Merger is consummated, you will receive a transmittal form and instructions for the surrender of the certificates previously representing your shares of SDG Equity Stock.

Dated: August 13, 1998.
                                      By Order of the Board of Directors
                                      of Simon DeBartolo Group, Inc.

                                      /s/ James M. Barkley
                                      James M. Barkley, Secretary

                                PROXY STATEMENT
                                      for

                 SPECIAL AND ANNUAL MEETINGS OF STOCKHOLDERS OF
                          SIMON DEBARTOLO GROUP, INC.
                     Each To Be Held on September 23, 1998

                                   PROSPECTUS
                                      for

                       CORPORATE PROPERTY INVESTORS, INC.
                   (To Be Renamed Simon Property Group, Inc.)
                                      and

                       CORPORATE REALTY CONSULTANTS, INC.
                  (To Be Renamed SPG Realty Consultants, Inc.)

    This Proxy Statement/Prospectus relates to the proposed merger and related transactions contemplated by the Agreement and Plan of Merger, dated as of February 18, 1998 (the "Merger Agreement"), by and among Simon DeBartolo Group, Inc., a Maryland corporation ("SDG"), Corporate Property Investors, Inc., a Delaware corporation and successor by merger to Corporate Property Investors, a Massachusetts business trust (such entities collectively, "CPI"), and Corporate Realty Consultants, Inc., a Delaware corporation ("CRC"). CPI will be renamed Simon Property Group, Inc. ("Simon Group") upon consummation of the merger provided for in the Merger Agreement. As used in this Proxy Statement/Prospectus, the term "CPI" refers to CPI and, unless the context otherwise requires, CRC prior to the Merger and "Simon Group" shall refer to CPI and, unless the context otherwise requires, CRC from and after the effective time of the merger provided for in the Merger Agreement.

    The Merger Agreement provides for (a) the merger of a substantially wholly owned subsidiary of CPI with and into SDG (the "Merger"), and (b) the conversion of each outstanding share of (x) Common Stock, par value $0.0001 per share, of SDG ("SDG Common Stock"), (y) Class B Common Stock, par value $0.0001 per share, of SDG ("SDG Class B Common Stock") and (z) Class C Common Stock, par value $0.0001 per share, of SDG ("SDG Class C Common Stock"), other than shares as to which dissenters' rights have been perfected, into the right to receive one share of (x) Common Stock, par value $0.0001 per share, of Simon Group ("Simon Group Common Stock"), (y) Class B Common Stock, par value $0.0001 per share, of Simon Group ("Simon Group Class B Common Stock") and (z) Class C Common Stock, par value $0.0001 per share, of Simon Group ("Simon Group Class C Common Stock"), respectively, all as more fully described in the Proxy Statement/Prospectus. With respect to CPI's stockholders, the Merger Agreement provides for, immediately prior to the consummation of the Merger, the declaration of a dividend for each outstanding share of Common Stock, par value $0.01 per share, of CPI ("CPI Common Stock," which from and after the effective time of the Merger shall be referred to as "Simon Group Common Stock"), consisting of: (a) $90.00 cash (subject to adjustment); (b) 1.0818 shares of CPI Common Stock; and (c) 0.19 shares of Series B Convertible Preferred Stock, par value $.01 per share, of CPI ("CPI Series B Preferred Stock," which from and after the effective time of the Merger shall be referred to as "Simon Group Series B Preferred Stock"), all as more fully described in this Proxy Statement/Prospectus. Each share of Simon Group Common Stock, Simon Group Class B Common Stock, and Simon Group Class C Common Stock (together, the "Simon Group Equity Stock") outstanding or issued in connection with the Merger will be paired with a beneficial interest in shares of Common Stock, par value $.0001 per share, of CRC ("CRC Common Stock" and together with each share of Simon Group Equity Stock, "Paired Shares") held by the CRC Trusts (as defined below).

    This Proxy Statement/Prospectus is being furnished to the stockholders of SDG in connection with the solicitation of proxies by the Board of Directors of SDG from holders of outstanding shares of SDG Equity Stock for use at the special meeting ("SDG Special Meeting") and annual meeting of stockholders of SDG (the "SDG Annual Meeting" and, together with the SDG Special Meeting, the "SDG Meetings") and at any adjournments or postponements thereof. The SDG Special Meeting is scheduled to be held on September 23, 1998, at The Indianapolis Hyatt Regency, One South Capitol Avenue, Indianapolis, Indiana at 10:00 a.m., Indianapolis time, and the SDG Annual Meeting will be held at the same location immediately following the SDG Special Meeting.

    CPI (to be renamed Simon Group) has filed a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") covering up to 114,970,862 shares of Simon Group Equity Stock to be issued in connection with the Merger. This represents the estimated maximum number of shares that could be issued in the Merger. The number will vary depending upon the number of shares of SDG Class B Common Stock and SDG Class C Common Stock as to which appraisal rights have been exercised by the holders thereof. This Proxy Statement/Prospectus constitutes the Prospectus of CPI filed as part of the Registration Statement with respect to the shares of Simon Group Equity Stock to be issued in connection with the Merger other than insofar as it relates to the SDG Annual Meeting. Shares of SDG Common Stock currently trade on the New York Stock Exchange ("NYSE"). Application will be made to the NYSE to have shares of Simon Group Common Stock issued in connection with the Merger trade on the NYSE from and after the effective time of the Merger.

     SEE "RISK FACTORS" ON PAGE 24 FOR MATERIAL RISK FACTORS THAT SHOULD BE CONSIDERED RELATING TO THE MERGER.

    This Proxy Statement/Prospectus, the accompanying form of proxy and the other enclosed documents are first being mailed to stockholders of SDG on or about August 13, 1998.

                            ------------------------

 THE SECURITIES ISSUABLE IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
   OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

        The date of this Proxy Statement/Prospectus is August 13, 1998.

                             AVAILABLE INFORMATION

     CPI (to be renamed Simon Property Group, Inc.) and CRC (to be renamed SPG Realty Consultants, Inc.) have filed with the Commission a Registration Statement (which term shall include all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Simon Group Equity Stock to be issued by CPI in connection with the Merger. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Statements made in this Proxy Statement/Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement or incorporated by reference herein, reference is made to the exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference. CPI and CRC intend to continue to furnish their stockholders with annual reports containing financial statements audited by their independent public accountants. The information in this Proxy Statement/Prospectus concerning SDG, CPI and CRC has been furnished by SDG, CPI and CRC, respectively, and all pro forma information has been prepared by SDG.

     SDG is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth St., N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. In addition, the SDG Common Stock is listed on the NYSE and SDG is required to file reports, proxy and information statements and other information with the NYSE. These documents can be inspected at the principal office of the NYSE, 11 Wall Street, New York, New York 10005.

                           FORWARD-LOOKING STATEMENTS

     Certain statements under the captions "RISK FACTORS" and "THE PROPOSED MERGER AND RELATED MATTERS" and elsewhere in this Proxy Statement/Prospectus constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SDG, Simon Group, CPI or CRC or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such forward-looking statements include, but are not limited to, the following: general economic and business conditions, which will, without limitation, affect demand for retail space or retail goods, availability and creditworthiness of prospective tenants, lease rents and the availability of financing; adverse changes in the real estate markets including, without limitation, competition with other companies; risks of real estate development and acquisition; the continuing ability of SDG, Simon Group, CPI or CRC to qualify as real estate investment trusts; adverse changes in federal income tax law (including the enactment of certain proposals currently pending in Congress); risks relating to Year 2000 issues; governmental actions and initiatives; environmental/safety requirements; and other changes and factors referenced in this Proxy Statement/Prospectus. See "RISK FACTORS."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES CERTAIN SDG DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS OF SDG INCORPORATED HEREIN BY REFERENCE ARE AVAILABLE UPON REQUEST FROM JAMES M. BARKLEY, SECRETARY, SIMON DEBARTOLO GROUP, INC., 115 WEST WASHINGTON STREET, INDIANAPOLIS, INDIANA 46204, (317) 636-1600. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE MADE NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE DATE OF THE SDG MEETINGS.

     The following documents of SDG filed with the Commission (File No. 1-12618) are incorporated herein by reference:

          1. SDG's Annual Report on Form 10-K and Forms 10-K/A for the year ended December 31, 1997;

          2. SDG's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

          3. SDG's Current Reports on Form 8-K dated February 19, 1998, March 27, 1998, May 27, 1998, June 9, 1998 and August 12, 1998; and

          4. SDG's Annual Report on Form 11-K for the year ended December 31, 1997.

In addition, all reports and other documents subsequently filed by SDG pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the date of the SDG Meetings shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained in this Proxy Statement/Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement/ Prospectus except as so modified or superseded.

     SDG WILL PROVIDE, WITHOUT CHARGE, TO EACH PERSON WHO RECEIVES THIS PROXY STATEMENT/PROSPECTUS, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF SUCH DOCUMENTS INCORPORATED HEREIN BY REFERENCE (NOT INCLUDING EXHIBITS TO SUCH INFORMATION UNLESS THE EXHIBITS THEMSELVES ARE SPECIFICALLY INCORPORATED BY REFERENCE). REQUESTS FOR DOCUMENTS SHOULD BE MADE AS SPECIFIED ABOVE.

                               TABLE OF CONTENTS

SUMMARY.....................................................     1
  Parties to the Merger.....................................     1
  Benefits and Detriments of the Merger.....................     3
  Structure of Simon Group..................................     3
  Potential Conflicts of Interest Related to the Merger and
    Operations..............................................     7
  Risk Factors..............................................     7
  Time, Place and Date of SDG Meetings; Record Date.........     8
  Purpose and Required Approval.............................     8
  Terms of Merger; Merger Consideration.....................     9
  Recommendations of the Boards of Directors................    11
  Opinions of Financial Advisors............................    12
  Certain Transactions and Agreements Relating to the
    Merger..................................................    12
  New REIT Legislation......................................    15
  New York Stock Exchange Listing of Simon Group Common
    Stock...................................................    15
  Regulatory Approval.......................................    15
  Federal Income Tax Consequences of the Merger.............    16
  Comparative Rights of Stockholders of SDG and Simon
    Group...................................................    16
  Appraisal Rights..........................................    17
  Recent Developments.......................................    17
  Summary Pro Forma Combined and Selected Historical
    Financial Data..........................................    18
RISK FACTORS................................................    24
  Substantial Indebtedness of Simon Group...................    24
  Failure to Consummate CPI Notes Solicitation..............    25
  Costs of Failure to Integrate Operations..................    26
  Dilution on Net Income Per Share Caused by the Merger.....    26
  Possible Subordination of Rights of Current Holders of
    Simon Group Equity Stock and SDG Units..................    26
  Federal Income Tax Consequences...........................    26
  Potential Conflicts of Interest Related to Operations.....    27
  Certain Tax Risks.........................................    28
  Real Estate Investment Risks..............................    30
  Limits on Change of Control...............................    32
  Comparison of Stockholders' Rights........................    33
  Dependence on Key Personnel...............................    33
  Risks Relating to Year 2000 Issue.........................    33
  Impact of Interest Rate Fluctuations and Other Factors on
    Stock Price and Borrowing Costs.........................    34
  Risks Related to Interest Rate Hedging Arrangements.......    34
  Possible Adverse Effects on Stock Prices Arising from
    Shares Available for Future Sale........................    34
HISTORICAL AND PRO FORMA PER SHARE INFORMATION..............    35
CAPITALIZATION..............................................    36
DIVIDENDS ON AND MARKET PRICES OF SDG EQUITY STOCK AND CPI
  AND CRC COMMON STOCK......................................    37

THE PROPOSED MERGER AND RELATED MATTERS......................................................................         39
  Background of the Merger...................................................................................         39
  Recommendation of the SDG Board of Directors; Reasons for the Merger.......................................         41
  Recommendation of the CPI Board and CRC Board of Directors; CPI's and CRC's Reasons for the Merger.........         43
  Opinion of Financial Advisor to SDG........................................................................         45
  Opinions of Financial Advisors to CPI......................................................................         50
THE MERGER AGREEMENT AND RELATED MATTERS.....................................................................         54
  Effects of the Merger......................................................................................         54
  Effective Time.............................................................................................         54
  Terms of the Merger........................................................................................         54
  Certain Provisions Relating to Employee Benefits and Incentive Plans.......................................         55
  Exchange of Certificates...................................................................................         56
  Fractional Shares..........................................................................................         57
  Representations and Warranties.............................................................................         58
  Covenants..................................................................................................         58
  Certain Additional Agreements..............................................................................         61
  Best Efforts to Obtain Approvals of Stockholders...........................................................         62
  Indemnification and Insurance..............................................................................         63
  Conditions to Consummation of the Merger...................................................................         63
  Termination; Termination Fees and Amendment................................................................         64
  Appraisal Rights...........................................................................................         65
  New York Stock Exchange Listing of Simon Group Common Stock................................................         65
  Federal Income Tax Consequences to Holders of SDG Equity Stock.............................................         66
  Opinions of SDG's and CPI's Counsel........................................................................         67
  Federal Income Tax Considerations Relating to Simon Group..................................................         68
  Income Taxation of the Partnerships, the Property Partnerships and their Partners..........................         77
  Federal Income Taxation Considerations Relating to Paired Shares...........................................         78
  State and Local Tax Considerations.........................................................................         79
  Possible Federal Tax Developments..........................................................................         79
  Accounting Treatment.......................................................................................         79
  Regulatory Approval........................................................................................         80
  Certain Transactions and Agreements Relating to the Merger.................................................         80
  Structure of Simon Group...................................................................................         84
AMENDMENT TO THE SDG CHARTER.................................................................................         85
THE MEETINGS OF STOCKHOLDERS OF SDG..........................................................................         87
  Introduction...............................................................................................         87
  Date, Time and Place of SDG Meetings.......................................................................         87
  Matters to be Considered at the SDG Meetings...............................................................         87
  Record Date and Vote Required..............................................................................         87
  Proxy......................................................................................................         88
  Solicitation of Proxies....................................................................................         89
  Other Matters..............................................................................................         89
POLICIES OF SIMON GROUP FOLLOWING THE MERGER.................................................................         90
MANAGEMENT OF SIMON GROUP AND CRC FOLLOWING THE MERGER.......................................................         94
FEDERAL SECURITIES LAW CONSEQUENCES..........................................................................        106
PRO FORMA COMBINED AND SELECTED HISTORICAL FINANCIAL DATA....................................................        107

MANAGEMENT'S DISCUSSION AND ANALYSIS OF PRO FORMA FINANCIAL
CONDITION AND RESULTS OF OPERATIONS.                           125
CPI MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................   132
CRC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................   140
BUSINESS OF SDG, CPI AND CRC................................   143
CPI AND CRC SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
  AND MANAGEMENT............................................   165
DESCRIPTION OF SIMON GROUP AND CRC CAPITAL STOCK............   167
CERTAIN PROVISIONS OF THE SDG OPERATING PARTNERSHIP
  AGREEMENT, THE SRC OPERATING PARTNERSHIP AGREEMENT, THE
  SIMON GROUP CHARTER, THE CRC CHARTER, SIMON GROUP BY-LAWS
  AND CRC BY-LAWS AND DELAWARE LAW..........................   173
RESTRICTIONS ON TRANSFER....................................   176
COMPARISON OF RIGHTS OF HOLDERS OF SDG COMMON STOCK AND
  SIMON GROUP AND CRC COMMON STOCK..........................   178
SDG ANNUAL MEETING MATTERS..................................   184
  Security Ownership of Certain Beneficial Owners and
     Management.............................................   184
  Principal Stockholders....................................   185
  ELECTION OF DIRECTORS.....................................   186
  Executive Compensation....................................   189
  Report of SDG Compensation Committee on Executive
     Compensation...........................................   191
  Performance Graph.........................................   192
  APPROVAL OF 1998 STOCK INCENTIVE PLAN.....................   193
  RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS....   198
  Stockholder Proposals at 1999 Annual Meeting..............   198
EXPERTS.....................................................   199
LEGAL MATTERS...............................................   199
INDEX TO FINANCIAL STATEMENTS...............................   F-1

ANNEXES

Annex A  Agreement and Plan of Merger
Annex B  Opinion of Merrill Lynch, Pierce, Fenner & Smith
         Incorporated
Annex C  Opinion of Lazard Freres & Co. LLC
Annex D  Opinion of J.P. Morgan Securities Inc.
Annex E  Sections of the MGCL Relating to Appraisal Rights
Annex F  Proposed Amendment to the SDG Charter

                                    SUMMARY

     The following is a summary of certain significant matters contained in this Proxy Statement/Prospectus and the Annexes hereto. This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement/Prospectus, the Annexes hereto and the other documents referred to herein. Terms used but not defined in this Summary have the meanings ascribed to them elsewhere in this Proxy Statement/Prospectus. Cross references in this Summary are to the captions of sections of this Proxy Statement/Prospectus. Stockholders of SDG should read carefully this Proxy Statement/Prospectus and the Annexes hereto in their entirety.

PARTIES TO THE MERGER

  SDG

     SDG, a Maryland corporation, is a self-administered and self-managed real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). Simon DeBartolo Group, L.P. (the "SDG Operating Partnership") is a majority owned subsidiary partnership of SDG. SDG, through the SDG Operating Partnership, is engaged primarily in the ownership, operation, management, leasing, acquisition, expansion and development of real estate properties, primarily regional malls and community shopping centers.

     As of March 31, 1998, the SDG Operating Partnership owned or held an interest in 217 income-producing properties, which consisted of 133 regional malls, 74 community shopping centers, three specialty retail centers, four mixed-use properties and three value-oriented super-regional malls located in 34 states ("SDG Properties"). As of that same date, the SDG Operating Partnership also owned direct or indirect interests in one specialty retail center and two community centers under construction, an additional two community centers in the final stages of preconstruction development and seven parcels of land either in preconstruction development or held for future development (collectively, "SDG Development Properties," and together with the SDG Properties, "SDG Portfolio Properties"). The SDG Operating Partnership self-manages SDG Properties wholly owned, directly or indirectly, by the SDG Operating Partnership. The SDG Operating Partnership holds substantially all of the economic interest in M.S. Management Associates, Inc. (the "SDG Management Company"), while substantially all of the voting stock of the SDG Management Company is held by Melvin Simon, Herbert Simon and David Simon. The SDG Management Company manages SDG Properties not wholly owned by the SDG Operating Partnership and certain other properties, and also engages in certain property development activities. The SDG Operating Partnership also holds substantially all of the economic interest in, and the SDG Management Company holds substantially all of the voting stock of, DeBartolo Properties Management, Inc. ("DPMI"), which provides architectural, design, construction and other services to substantially all of the SDG Portfolio Properties, as well as certain other regional malls and community shopping centers owned by third parties. At March 31, 1998 and December 31, 1997, SDG's ownership interest in the SDG Operating Partnership was 63.1% and 63.9%, respectively, and the Simons (constituting Melvin Simon, Herbert Simon, David Simon, certain of their affiliates and includes certain other Simon family members and estates, trusts and other entities established for their benefit) and certain third parties (collectively, "SDG Limited Partners") held the remaining interests in the SDG Operating Partnership not held directly or indirectly by SDG.

     As a result of the Merger, SDG will become a subsidiary of Simon Group. Based upon the capitalization of SDG and CPI on the date hereof, SDG stockholders would own in the aggregate approximately 67% of the outstanding shares of Simon Group Equity Stock following the Merger. Even though SDG stockholders will receive in the Merger new shares of common stock of a new entity -- Simon Group -- substantially all the members of the current Board of Directors and senior management of SDG will become members of the new Board of Directors and senior management of Simon Group. All of SDG's practices and policies, including investment and financing policies, will continue as Simon Group's practices and policies. The SDG Charter will be amended and restated upon consummation of the Merger to change the name of SDG to "SPG Properties, Inc." The principal executive offices of SDG are located at National City Center, 115 West Washington Street, Suite 15 East, Indianapolis, Indiana 46204, telephone number (317) 636-1600.

  CPI

     CPI is a self-administered and self-managed, privately-held REIT that primarily owns interests in regional malls and also holds a portfolio of other commercial income-producing properties (collectively, the "CPI Portfolio Properties"). The 23 regional malls in which CPI owns interests contain an aggregate gross leasable area ("GLA") of approximately 27 million square feet. As used in this Proxy Statement/Prospectus and unless the context requires otherwise, "GLA" for a property includes area owned by third parties other than SDG or CPI at that property. The largest of such malls is Roosevelt Field in Hempstead, New York which contains approximately 2.36 million square feet of GLA. CPI was organized as a Massachusetts business trust in 1971 and was incorporated as a Delaware corporation on March 10, 1998 (the "CPI Reorganization"). As used in this Proxy Statement/Prospectus, the term "CPI Board" refers to the CPI Board of Trustees prior to the CPI Reorganization and the CPI Board of Directors after the CPI Reorganization. The CPI Certificate of Incorporation will be amended and restated immediately prior to or upon consummation of the Merger to, among other things, change the name of CPI to "Simon Property Group, Inc." and accommodate the capital structure of Simon Group contemplated by the Merger. As used in this Proxy Statement/Prospectus, "Simon Group" refers to CPI and unless the context otherwise requires, CRC from and after the Effective Time (as defined below) of the Merger. "Effective Time" refers to such date as the articles of merger or other appropriate documents, duly prepared and executed by SDG and a substantially wholly-owned subsidiary of CPI in accordance with Section 3-110 of the Maryland General Corporation Law ("MGCL"), are accepted for record by the State Department of Assessments and Taxation of Maryland ("Maryland State Department") as provided in Section 3-113 of the MGCL or at such other time as may be agreed upon by the parties and specified in the articles of merger in accordance with applicable law. The principal executive offices of CPI are currently located at Three Dag Hammarskjold Plaza, 305 East 47th Street, New York, New York 10017, telephone number (212) 421-8200. The principal executive offices of Simon Group will be located at National City Center, 115 West Washington Street, Suite 15 East, Indianapolis, Indiana 46204, telephone number (317) 636-1600.

  CRC

     CRC was formed in October 1975 for the purpose of engaging in real estate activities that might be problematic for CPI because of its qualification as a REIT for federal income tax purposes. CPI and CRC are parties to an agreement pursuant to which CRC may not engage in any activity that could be engaged in by CPI without jeopardizing its status as a REIT unless CPI shall have been given a right of first refusal to engage in such activity, and CPI may not refer to any person other than CRC any business opportunity that could not be engaged in by CPI without jeopardizing its status as a REIT unless CRC shall have been given the right of first refusal to take advantage of such opportunity. Since the holders of CPI Common Stock own a proportionate beneficial interest in one or more trusts which own all the outstanding shares of CRC Common Stock, CPI and CRC are treated as a "paired share REIT" for federal income tax purposes. Since the shares were paired prior to the effective date of the relevant Code provision that generally precludes such pairing, CPI and CRC are currently grandfathered from such provision with respect to assets acquired by either CPI or CRC prior to March 26, 1998. See "RISK FACTORS -- Certain Tax Risks -- REIT Classification; Legislation Limiting Benefits of Paired Share Status." CRC at the present time owns the office building in New York City where its principal executive offices are located and is developing approximately 144 acres of land surrounding CPI's Mall of Georgia project in Buford, Georgia. See "BUSINESS OF SDG, CPI AND CRC -- DEVELOPMENT -- Mall of Georgia." The CRC Certificate of Incorporation will be amended and restated immediately prior to, or upon consummation of, the Merger to, among other things, change the name of CRC to "SPG Realty Consultants, Inc." As used in this Proxy Statement/Prospectus, "Simon Group" refers to CPI and unless the context otherwise requires, CRC from and after the Effective Time of the Merger. The principal executive offices of CRC are currently located at Three Dag Hammarskjold Plaza, 305 East 47th Street, New York, New York 10017, telephone number (212) 421-8200. The principal executive offices of CRC from and after the Effective Time of the Merger will be located at National City Center, 115 West Washington Street, Suite 15 East, Indianapolis, Indiana 46204, telephone number (317) 636-1600.

BENEFITS AND DETRIMENTS OF THE MERGER

     The Merger means that SDG stockholders will have a stake in the country's largest developer, owner and operator of super regional and regional shopping malls. The Merger will give Simon Group potentially greater access to the capital markets, expand the geographic diversification of SDG's ownership and operation of properties into Boston, Massachusetts and Atlanta, Georgia, and enhance SDG's operations in the New York metropolitan area, California and Florida. The combination of CPI's properties with SDG's properties could thus limit the impact that adverse economic or real estate conditions in a particular region might have on Simon Group as a whole. See "THE PROPOSED MERGER AND RELATED MATTERS -- Recommendation of the SDG Board of Directors; Reasons for the Merger."

     Substantial management time and effort will be required to effectuate the Merger and integrate the businesses of SDG and CPI. The Merger will have a dilutive effect on the net income per share of Simon Group Common Stock on a pro forma basis of $0.10 for the three months ended March 31, 1998, after reducing pro forma net income for a gain totaling $44.3 million, or approximately $0.19 per share, related to a sale of real estate and may have a dilutive effect on net income per share in future periods. The Merger has a dilutive effect of $0.54 on the net income per share of Simon Group Common Stock on a pro forma basis for the year ended December 31, 1997 (after giving effect to the elimination of a $0.56 gain on sale of real estate) and may have a dilutive effect on net income per share in future periods. The Merger will increase the ratio of debt to market capitalization, excluding a pro rata share of joint venture indebtedness, of SDG from 45.8% as of March 31, 1998 to 46.4% for Simon Group as of March 31, 1998 on a pro forma basis. This increase in the ratio of debt to total market capitalization could adversely affect the ability of Simon Group to obtain debt financing for additional development and would subject Simon Group to the risks of higher leverage. See "RISK FACTORS -- Substantial Indebtedness of Simon Group."

STRUCTURE OF SIMON GROUP

     As of March 31, 1998, SDG owned or held interests in the SDG Portfolio Properties through its 63.1% general partnership interest in the SDG Operating Partnership. As of March 31, 1998, the SDG Limited Partners held 64,059,705 units in the SDG Operating Partnership ("SDG Units"), representing the remaining 36.9% interest in the SDG Operating Partnership not held directly or indirectly by SDG. As of such date, the Simons beneficially owned 34,584,455 SDG Units, representing 19.9% of the outstanding SDG Units. The operations of SDG are carried out through the SDG Operating Partnership and the SDG Management Company. SDG Units held by SDG Limited Partners may be exchanged for shares of SDG Common Stock on a one-for-one basis or for cash at SDG's option (the "SDG Exchange Rights"). If all SDG Units held by SDG Limited Partners outstanding on March 31, 1998, including the Simons and the other SDG Limited Partners, were exchanged for SDG Common Stock, an aggregate 64,059,705 additional shares of SDG Common Stock would be issued.

     CPI owns or holds interests in the CPI Portfolio Properties directly or indirectly through subsidiaries. At March 31, 1998, on a pro forma basis assuming the exercise of all CPI options and after giving effect to the per share dividends to be declared by CPI on the CPI Common Stock prior to the Effective Time pursuant to the Merger Agreement ("CPI Merger Dividends"), CPI would have had outstanding 54,412,100 shares of CPI Common Stock, 209,249 shares of 6.50% Convertible Preferred Stock of CPI ("CPI Series A Preferred Stock," which from and after the Effective Time shall be referred to as "Simon Group Series A Preferred Stock") and 4,966,038 shares of CPI Series B Preferred Stock. After giving effect to the Merger, the Simon Group Series A Preferred Stock will be convertible into approximately 7,950,492 shares of Simon Group Common Stock and the Simon Group Series B Preferred Stock will be convertible into approximately 12,842,426 shares of Simon Group Common Stock. See "DESCRIPTION OF SIMON GROUP AND CRC CAPITAL STOCK -- PREFERRED STOCK -- Simon Group Convertible Preferred Stock -- Conversion Rights." Each outstanding share of Simon Group Equity Stock from and after the Effective Time will be paired with beneficial interests in one or more trusts (the "CRC Trusts") which own all of the outstanding shares of CRC Common Stock. See "THE MERGER AGREEMENT AND RELATED MATTERS -- Terms of the Merger" and "DESCRIPTION OF SIMON GROUP AND CRC CAPITAL STOCK -- COMMON STOCK; BENEFICIAL OWNERSHIP OF CRC COMMON STOCK."

     The Merger will result in the combination of the existing businesses and properties of SDG, CPI and CRC. The businesses will be conducted and substantially all of such properties will be held through the SDG Operating Partnership and one or more subsidiaries of the SDG Operating Partnership. The SDG Operating Partnership will be renamed Simon Property Group L.P. upon consummation of the Merger. In the Merger, a substantially wholly owned subsidiary of CPI will merge with and into SDG, with SDG being the surviving company and becoming a subsidiary of Simon Group (with Simon Group owning in excess of 99.9% of its outstanding common stock). In exchange for each of their shares of SDG Common Stock, SDG Class B Common Stock and SDG Class C Common Stock, the stockholders of SDG will receive one share of Simon Group Common Stock, Simon Group Class B Common Stock and Simon Group Class C Common Stock, respectively. Based upon the capitalization of SDG and CPI on March 31, 1998, the stockholders of SDG would own in the aggregate approximately 67% of the outstanding shares of Simon Group Equity Stock following the Merger.

     The SDG Operating Partnership will continue in existence after the Merger under an amended and restated limited partnership agreement (the "Amended SPG Operating Partnership Agreement"). In accordance with the SDG Operating Partnership Agreement and the Amended SPG Operating Partnership Agreement, Simon Group is obligated to contribute substantially all of its assets and liabilities to the SDG Operating Partnership in exchange for additional partnership units. The partnership units may be exchanged for shares of Simon Group Common Stock on a one-for-one basis or for cash at Simon Group's option. At the Effective Time, Simon Group will transfer, or direct the transfer of, substantially all of its assets (i.e., all the assets other than assets valued at approximately $153.1 million, including Ocean County Mall valued at approximately $145.8 million) and liabilities (except that Simon Group will remain a co-obligor with the SDG Operating Partnership under a $1.4 billion senior unsecured term loan pursuant to a commitment letter with The Chase Manhattan Bank and Chase Securities, Inc.) to the SDG Operating Partnership and one or more subsidiaries of the SDG Operating Partnership in consideration for 49,858,940 limited partnership interests (which equals the number of shares of CPI Common Stock outstanding after the CPI Merger Dividends, less the number of shares equal to the value of the former CPI assets and liabilities retained by Simon Group) and 5,175,287 preferred partnership interests (which equals the number of shares of CPI Series A Preferred Stock and CPI Series B Preferred Stock outstanding after the CPI Merger Dividends). The value of the assets and liabilities retained by Simon Group or transferred to the SDG Operating Partnership is based on the consideration to be received or retained by the stockholders of CPI in connection with the Merger and on the reported closing trading price per share of SDG Common Stock of $33 5/8 on February 18, 1998, the last trading date preceding public announcement of the Merger. The fair market value of the former CPI assets less liabilities to be transferred by Simon Group to the SDG Operating Partnership and one or more of its subsidiaries is estimated at approximately $2.4 billion. See "PRO FORMA COMBINED AND SELECTED HISTORICAL FINANCIAL DATA -- Note 3. Analysis of Stockholders' Equity." Such transfer will result in a reduction of the SDG Limited Partners' interests, in the aggregate, in the SDG Operating Partnership from 36.9% to 28.6%, assuming the Merger had occurred on March 31, 1998. On March 31, 1998, Melvin and Herbert Simon, Simon Group's Co-Chairmen, and David Simon, Simon Group's Chief Executive Officer, beneficially held 9.9%, 5.8% and 1.3%, respectively, of the SDG Operating Partnership, and after such transfer beneficially will hold 7.7%, 4.5% and 1.0%, respectively, assuming such transfer had occurred on March 31, 1998. See "THE MERGER AGREEMENT AND RELATED MATTERS -- Certain Transactions and Agreements Relating to the Merger -- The Operating Partnerships After the Merger; Simon Group Contribution Agreement." See also "RISK FACTORS -- Potential Conflicts of Interests Related to Operations," "-- Limits on Change of Control" and
"-- Dependence on Key Personnel." Each of SDG and SD Property Group, Inc. (of which SDG owns in excess of 99.9% of its outstanding common stock) will continue as a general partner of the SDG Operating Partnership. Simon Group, both directly and indirectly through its ownership of SDG, will own an approximate 71.4% interest in the SDG Operating Partnership assuming the Merger had occurred on March 31, 1998, and will be a general partner of the SDG Operating Partnership.

     The businesses and the assets of CRC will be held by a newly formed operating partnership (the "SRC Operating Partnership"), of which CRC will be the sole general partner. In connection with the formation of the SRC Operating Partnership, SDG, as a general partner of the SDG Operating Partnership, Simon Group, CRC and the SDG Limited Partners will enter into a partnership agreement (the "SRC Operating Partnership Agreement"), pursuant to which, assuming the Merger had occurred on March 31, 1998, (i) CRC will contribute all of its assets and liabilities to the SRC Operating Partnership for an interest in the SRC Operating Partnership and (ii) the SDG Operating Partnership will contribute assets, including, without limitation, land held for future development, to the SRC Operating Partnership for units ("CRC Units") representing the remaining limited partnership interest in the SRC Operating Partnership. The SDG Operating Partnership will then distribute the CRC Units to the holders of SDG Units in proportion to their ownership interest in the SDG Operating Partnership, whereupon such holders also will become limited partners of the SRC Operating Partnership (the "CRC Limited Partners"); such that following such contributions and distribution, CRC will own a 71.4% interest and the SDG Limited Partners will own a 28.6% interest in the SRC Operating Partnership. Following the Merger, the CRC Units (together with the SDG Units, the "Units") will be paired with the SDG Units and may be exchanged (together with the SDG Units) for shares of Simon Group Equity Stock (together with beneficial interests in the CRC Trusts owning the outstanding shares of CRC Common Stock) on a one-for-one basis or for cash at Simon Group's option. Following the Merger, the SDG Units and CRC Units may not be exchanged or transferred separately, but only as a single unit.

     After giving effect to the Merger and to the foregoing transactions, holders of SDG Equity Stock will own shares of Simon Group Equity Stock which are paired with beneficial interests in the CRC Trusts owning the outstanding shares of CRC Common Stock. Holders of SDG Units will own SDG Units which are paired with the CRC Units, and such paired Units will be exchangeable for shares of Simon Group Common Stock which are paired to beneficial interests in the CRC Trusts owning the outstanding shares of CRC Common Stock.

                                  [DIAGRAM]


A DIAGRAM OF THE STRUCTURES (INCLUDING COMMON OWNERSHIP INTERESTS AND VOTING POWER, AS OF MARCH 31, 1998) OF THE PARTIES TO THE TRANSACTION PRIOR TO THE MERGER APPEARS HERE.

A DIAGRAM OF THE STRUCTURE (INCLUDING COMMON OWNERSHIP INTERESTS AND VOTING POWER, AS OF MARCH 31, 1998) OF THE PARTIES TO THE TRANSACTION PRIOR TO THE MERGER APPEARS HERE.

POTENTIAL CONFLICTS OF INTEREST RELATED TO THE MERGER AND OPERATIONS

     The SDG Board of Directors and SDG management will not receive any consideration for their SDG Equity Stock different from consideration received by other holders of SDG Equity Stock in connection with the Merger. However, in considering the recommendation of the SDG Board of Directors with respect to the Merger, SDG stockholders should be aware that certain members of management and the SDG Board of Directors have certain interests as holders of SDG Units that are in addition to the interests of the SDG stockholders generally. At the Effective Time, Simon Group will transfer, or direct the transfer of, substantially all of its assets (i.e., all the assets other than assets valued at approximately $153.1 million, including Ocean County Mall valued at approximately $145.8 million) and liabilities (except that Simon Group will remain a co-obligor with the SDG Operating Partnership under a $1.4 billion senior unsecured term loan pursuant to a commitment letter with The Chase Manhattan Bank and Chase Securities, Inc.) to the SDG Operating Partnership and one or more subsidiaries of the SDG Operating Partnership in consideration for 49,858,940 limited partnership interests (which equals the number of shares of CPI Common Stock outstanding after the CPI Merger Dividends, less the number of shares equal to the value of the former CPI assets and liabilities retained by Simon Group) and 5,175,287 preferred partnership interests (which equals the number of shares of CPI Series A Preferred Stock and CPI Series B Preferred Stock outstanding after the CPI Merger Dividends). The value of the assets and liabilities retained by Simon Group or transferred to the SDG Operating Partnership is based on the consideration to be received or retained by the stockholders of CPI in connection with the Merger and on the reported closing trading price per share of SDG Common Stock of $33 5/8 on February 18, 1998, the last trading date preceding public announcement of the Merger. The fair market value of the former CPI assets less liabilities to be transferred by Simon Group to the SDG Operating Partnership and one or more of its subsidiaries is estimated at approximately $2.4 billion. Such transfer will result in a reduction of the SDG Limited Partners' interests, in the aggregate, in the SDG Operating Partnership from 36.9% to 28.6%, assuming the Merger had occurred on March 31, 1998. In accordance with the terms of the partnership the SDG Units may be exchanged for shares of Simon Group Common Stock on a one-for-one basis or for cash at Simon Group's option. Prior to the transfer of assets and liabilities, Melvin and Herbert Simon, Simon Group's Co-Chairmen, and David Simon, Simon Group's Chief Executive Officer, beneficially held 9.9%, 5.8% and 1.3%, respectively, of the SDG Operating Partnership and beneficially held 13.8%, 8.5% and 2.0%, respectively, of SDG (including SDG Common Stock issuable upon the conversion of SDG Units), and after such transfer beneficially will hold 7.7%, 4.5% and 1.0%, respectively, of the SDG Operating Partnership and beneficially will hold 9.6%, 5.8% and 1.4%, respectively of Simon Group (including Simon Group Common Stock issuable upon the conversion of SDG Units). See "RISK FACTORS -- Potential Conflicts of Interests Related to Operations" and "THE MERGER AGREEMENT AND RELATED MATTERS -- Certain Transactions and Agreements Relating to the Merger."

RISK FACTORS

     The stockholders of SDG, in reaching a decision regarding the Merger Proposal, should consider carefully certain factors set forth herein under the heading "RISK FACTORS." Simon Group will be subject to substantial indebtedness and the risks associated with debt financing, including the risk that cash flow from operations will be insufficient to meet required payments of principal and interest, the risk that existing indebtedness will not be able to be refinanced or that terms of such refinancing will not be favorable. In connection with the Merger, Simon Group will incur a substantial amount of additional debt thereby increasing its exposure to the risks associated with debt financing. Assuming the Merger occurred on March 31, 1998 and excluding pro rata share of joint venture indebtedness, Simon Group would have an additional $2.405 billion of indebtedness, including the assumption of all of CPI and CRC's indebtedness of $858.8 million. SDG's obligations under the Merger Agreement are not conditioned on the obtaining of financing. Certain indentures governing notes of CPI require redemption of $575 million of the outstanding aggregate amount of $825 million of notes if substantially all of CPI's assets are transferred to a successor issuer that is not a REIT. As part of the Merger, SDG intends to transfer substantially all of CPI's assets to the SDG Operating Partnership, which is not a REIT. SDG intends to commence a consent solicitation to holders of the notes to, among other things, amend the indentures to permit the transfer to the SDG Operating Partnership. If the consent solicitation is not successfully completed prior to the Merger, substantially all of the assets will be transferred to The Retail Property Trust ("RPT"), which transfer certain holders of notes believe may require waivers. SDG believes that the assignment of CPI's assets to RPT fully complies with the provisions of the CPI indentures. SDG and CPI are large enterprises with operations nationwide. There can be no assurance that costs or other factors associated with the integration of the two companies will not adversely affect the benefits of estimated cost savings and future combined results of operations. The Merger has a dilutive effect of $0.10 on the net income per share of Simon Group Common Stock on a pro forma basis for the three months ended March 31, 1998 (after giving effect to the elimination of a $0.19 per share gain on a sale of real estate) and a dilutive effect of $0.54 on the net income per share of Simon Group Common Stock on a pro forma basis for the year ended December 31, 1997 (after giving effect to the elimination of a $0.56 gain on sale of real estate), and may have a dilutive effect on net income per share in future periods.

     Other factors to be considered include the following: (i) possible subordination of rights of current holders of Simon Group Equity Stock and SDG Units; (ii) federal income tax consequences; (iii) potential conflicts of interest related to operations; (iv) certain tax risks, including proposed tax legislation; (v) REIT classification; legislation limiting benefits of paired share status; (vi) real estate investment risks, including factors affecting revenues and economic value of shopping centers, illiquidity of real estate, dependence on anchors and tenants, renewal of leases and reletting of space and failure to manage expansion and development growth strategy; (vii) limited control with respect to certain properties partially owned or managed by third parties; (viii) competition; (ix) possible liability relating to environmental matters; (x) limits on change of control; (xi) comparison of stockholders' rights; (xii) dependence on key personnel; (xiii) risks relating to year 2000 issue; (xiv) impact of interest rate fluctuations and other factors on stock price and borrowing costs; (xv) risks related to interest rate hedging arrangements; and (xvi) possible adverse effects on stock prices arising from shares available for future sale. See "RISK FACTORS" for a complete discussion of such factors.

TIME, PLACE AND DATE OF SDG MEETINGS; RECORD DATE

     The SDG Special Meeting will be held at The Indianapolis Hyatt Regency, One South Capitol Avenue, Indianapolis, Indiana, on September 23, 1998 at 10:00 a.m., Indianapolis time. The SDG Annual Meeting will be held immediately following the SDG Special Meeting at the same location as the SDG Special Meeting. Stockholders of record at the close of business on July 20, 1998 (the "Record Date") are entitled to one vote for each share of SDG Equity Stock held at the SDG Meetings or any adjournments or postponements thereof. As of the Record Date, 113,686,334 shares of SDG Equity Stock were issued and outstanding.

PURPOSE AND REQUIRED APPROVAL

     The purpose of the SDG Special Meeting is to consider and vote on: (i) the approval and adoption of an amendment (the "Voting Preferred Amendment") to the SDG Charter to provide certain voting rights to holders of SDG's 8 3/4% Series B Cumulative Redeemable Preferred Stock ("SDG Series B Preferred Stock") and 7.89% Series C Cumulative Step-Up Premium Rate Preferred Stock ("SDG Series C Preferred Stock" and together with the SDG Series B Preferred Stock, the "SDG Preferred Stock"); (ii) the approval and adoption of the Merger Agreement and the transactions contemplated thereby (the "Merger Proposal"); and (iii) such other business as may properly come before the SDG Special Meeting or any adjournment or postponement thereof.

     The affirmative vote of a majority of all the votes entitled to be cast by the holders of the outstanding SDG Equity Stock is required to approve the Voting Preferred Amendment. Consideration of the Merger Proposal is contingent upon approval of the Voting Preferred Amendment and, accordingly, effectiveness of the Merger Proposal is conditioned upon the approval of the Voting Preferred Amendment. The affirmative vote of 66 2/3% of all the votes entitled to be cast by the holders of the outstanding SDG Equity Stock is required to approve the Merger Proposal.

     In the event that there are not a sufficient number of votes to approve the Voting Preferred Amendment or the Merger Proposal at the time of the SDG Special Meeting, the persons present or named as proxies by a stockholder may propose and vote for one or more adjournments of the SDG Special Meeting to permit further solicitation of proxies. A proxy that withholds discretionary authority or that is voted against the Voting Preferred Amendment or the Merger Proposal will not be voted in favor of any adjournment or postponement of the SDG Special Meeting. The SDG Special Meeting may be adjourned by the affirmative vote of a majority of the votes present in person or by proxy.

     The purpose of the SDG Annual Meeting is to consider and vote on: (i) the election of eleven directors (five to be elected by the holders of SDG Equity Stock, four to be elected by the holders of SDG Class B Common Stock and two to be elected by the holders of SDG Class C Common Stock); (ii) the approval of the Simon Property Group, L.P. 1998 Stock Incentive Plan (the "1998 Stock Incentive Plan"); (iii) the ratification of the appointment of Arthur Andersen LLP as independent accountants; and (iv) such other business as may properly come before the SDG Annual Meeting. Directors will be elected by a plurality of the votes cast for the election of directors. The approval of the 1998 Stock Incentive Plan and the ratification of the appointment of the independent accountants each will require the affirmative vote of a majority of the votes cast on the matter.

TERMS OF MERGER; MERGER CONSIDERATION

     The following description of the Merger Agreement summarizes the material terms of the Merger Agreement and does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Annex A and incorporated herein by reference. Stockholders of SDG are urged to read the Merger Agreement in its entirety.

     General. The Merger Agreement provides that upon the terms and subject to the conditions described below, at the Effective Time, a subsidiary of CPI shall be merged with and into SDG in accordance with the MGCL with SDG continuing as the surviving corporation in the Merger. As a result, SDG will become a subsidiary of Simon Group, with Simon Group owning in excess of 99.9% of its outstanding common stock. See "THE MERGER AGREEMENT AND RELATED MATTERS." The Board of Directors of Simon Group and CRC at the Effective Time will consist of 13 directors and will include 10 directors designated by SDG and three directors designated by CPI, which directors, in each case, will remain directors until their successors have been duly elected and qualified or until their earlier death, resignation or removal.

     The Merger Consideration. The Merger Agreement provides that each outstanding share of SDG Common Stock, SDG Class B Common Stock, and SDG Class C Common Stock (other than shares held by SDG as treasury stock, shares owned by CPI, CRC, any wholly owned entity of CPI or CRC or shares as to which appraisal rights have been perfected) shall be converted into the right to receive one share of Simon Group Common Stock, Simon Group Class B Common Stock and Simon Group Class C Common Stock, respectively.

     Total consideration to be received and retained by a holder of CPI Common Stock at the time of the execution of the Merger Agreement was equal to approximately $179 per share, consisting of $90 in cash, subject to the collar provisions described in "THE MERGER AGREEMENT AND RELATED MATTERS -- Terms of the Merger -- The Merger Consideration," approximately $70 in Simon Group Common Stock (based on the reported closing trading price of SDG Common Stock of $33 5/8 on February 18, 1998, the last trading date preceding the announcement of the Merger, and a fixed ratio of 1.0818 additional shares of CPI Common Stock for each share of CPI Common Stock held) and approximately $19 in Simon Group Series B Preferred Stock. The trading price of the Simon Group Common Stock at the Effective Time may be higher or lower than $33 5/8, and if so, the value of the Simon Group Common Stock to be received by CPI stockholders will be more or less than approximately $70 depending upon the direction of the price movement. Specifically, the Merger Agreement provides that prior to the Effective Time CPI shall declare the CPI Merger Dividends on the shares of CPI Common Stock consisting of (i) the Cash Amount (as defined below); (ii) 1.0818 shares of CPI Common Stock and (iii) 0.19 shares of CPI Series B Preferred Stock. The holders of shares of Simon Group Common Stock, Simon Group Class B Common Stock and Simon Group Class C Common Stock outstanding or issued in connection with the Merger will receive a beneficial interest in shares of CRC Common Stock held by the CRC Trusts. The "Cash Amount" shall be $90.00 per share of CPI Common Stock if the Market Price for SDG Common Stock is greater than or equal to $28.58 and less than or equal to $38.67 and otherwise shall be adjusted as follows: (i) if the Market Price for the SDG Common Stock at the Effective Time exceeds $38.67, then the Cash Amount shall be reduced by an amount equal to such excess multiplied by
2.0818 and (ii) if the Market Price for SDG Common Stock at the Effective Time is less than $28.58, then the Cash Amount shall be increased by an amount equal to such deficiency multiplied by 2.0818. The "Market Price" shall be the average of the closing prices per share for the SDG Common Stock on the NYSE for the 20 consecutive trading days ending on the fifth trading day prior to the Effective Time.

     The following table sets forth the differing Cash Amounts using various sample SDG Market Prices:

    SDG MARKET PRICE       CASH AMOUNT
    ----------------       -----------
         $27.00              $93.29
     $28.58 - $38.67         $90.00
         $40.00              $87.23

If the Effective Time were August 12, 1998, the Market Price would be equal to $32.08 and the Cash Amount would be $90.00 per share of CPI Common Stock. The Cash Amount is set based upon the Market Price pursuant to the collar provisions described above, which only can be determined after the SDG Meetings and on the fifth trading day prior to the Effective Time. The Effective Time is anticipated to be on September 24, 1998. Interested parties may call MacKenzie Partners, Inc. at (800) 322-2885 to obtain the current anticipated Effective Time and a current example of the Cash Amount to be issued on a per share basis. Prior to the Merger, each of SDG and CPI shall declare a Special Distribution (as defined below) to their respective stockholders, the record date for which shall be the close of business on the last business day prior to the Effective Time. "Special Distribution" means the distribution to be made by each of SDG and CPI to their respective stockholders in amounts proportional to dividends paid to SDG's or CPI's (as the case may be) stockholders for the last full quarter preceding the Effective Time, prorated over the number of days elapsed in the quarter in which the Effective Time occurs from the beginning of such quarter to the Effective Time.

     The consideration to be received by each of the SDG stockholders and each of the CPI stockholders was determined based on an arm's length negotiation of the Merger Agreement and the desired structure for the transaction.

     Conditions to Consummation of the Merger. In addition to the adoption of the Voting Preferred Amendment, the consummation of the Merger is subject to certain conditions, including, among others: (i) the approval and adoption of the Merger Agreement by the requisite vote of the SDG stockholders; (ii) the approval of the issuance of shares and related beneficial interests by the requisite vote of the CPI and CRC stockholders (which approval will be given pursuant to the substantially similar stockholder voting agreements already entered into by certain CPI stockholders representing more than a majority of CPI Common Stock and more than two-thirds of the CPI Series A Preferred Stock, with SDG (the "Stockholder Voting Agreements") in which such stockholders agreed to vote in favor of the Merger and related transactions and which assure that the transactions contemplated by the Merger Agreement, other than the adoption of the Simon Group Charter which requires the vote of 80% of the voting power of the outstanding voting stock and is a condition to the Merger, will be approved by CPI and CRC stockholders at a vote on the matter); (iii) the Registration Statement having become effective in accordance with the Securities Act, no stop order suspending such effectiveness having been issued and remaining in effect and no proceeding seeking such an order being pending or threatened; (iv) the receipt of all state securities or "blue sky" permits and other authorizations necessary to issue securities pursuant to the Merger Agreement, including under the CPI Option Plan and the SDG Option Plans (collectively, the "Option Plans") after the Merger, and securities upon conversion of the Simon Group Series A Preferred Stock and Simon Group Series B Preferred Stock; (v) the Simon Group Common Stock issued pursuant to the Merger Agreement and the CPI Common Stock (which from and after the Effective Time shall be referred to as "Simon Group Common Stock") previously outstanding and issuable under the Option Plans or upon conversion of the Simon Group Series A Preferred Stock and Simon Group Series B Preferred Stock after the Merger having been authorized for listing on the NYSE; (vi) no court of competent jurisdiction or other competent governmental or regulatory authority having enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions contemplated by the Merger Agreement; and (vii) each party shall have received a satisfactory opinion of its special counsel as to certain tax matters. All of the foregoing conditions to the consummation of the Merger are subject to the waiver by the parties to the Merger Agreement. Neither SDG nor CPI intends to waive any material condition to the consummation of the Merger, including the condition requiring the delivery of an opinion of their respective special tax counsel. In the event that a material condition is waived by either SDG or CPI, SDG and CPI intend to amend and recirculate the Proxy Statement/Prospectus.

     Termination. The Merger Agreement may be terminated, and transactions contemplated thereby may be abandoned, at any time prior to the Effective Time, whether prior to or after the approvals required by the SDG, CPI and CRC stockholders: (a) by mutual written agreement of the parties duly authorized by action taken by or on behalf of their respective boards of directors; or (b) by either SDG or CPI upon notification to the nonterminating party by the terminating party: (i) at any time after November 30, 1998, if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of the Merger Agreement by the terminating party or any of its affiliates; (ii) if the requisite approval of the stockholders of SDG, CPI or CRC shall not be obtained by reason of the failure to obtain the requisite vote upon a vote held at a meeting of such stockholders, or any adjournment thereof, called therefor; (iii) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the nonterminating party set forth in the Merger Agreement, which breach is not curable or, if curable, has not been cured within 30 days following receipt by the nonterminating party of notice of such breach from the terminating party; or (iv) if any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order making illegal or otherwise restricting, preventing or prohibiting the Merger and such order shall have become final and nonappealable. Any reference to any event, change or effect being "material" or "materially adverse" or having a "material adverse effect" on or with respect to an entity means such event, change or effect is material or materially adverse, as the case may be, to the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of such entity.

     Termination Fees. In the event that the Merger Agreement is terminated by CPI due to a willful breach by SDG pursuant to clause (b)(iii) of the preceding paragraph, or as a result of the requisite SDG stockholder approval not being obtained at any time prior to November 30, 1998 pursuant to clause (b)(ii) of the preceding paragraph, SDG will be required to pay CPI a termination fee of $50 million, payable in annual installments over a two year period (subject to a limitation intended to prevent a violation of certain requirements for qualifying as a REIT under sections 856 through 860 of the Code and Applicable Treasury Regulations ("REIT Requirements")). In the event that the Merger Agreement is terminated by SDG due to a willful breach by CPI pursuant to clause
(b)(iii) of the preceding paragraph, CPI will be required to pay SDG a termination fee of $50 million, payable in annual installments over a two year period (subject to a limitation intended to prevent a violation of certain REIT Requirements). Any portion of either termination fee that is not paid by the end of the second year due to limitations of the REIT Requirements shall be forfeited.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     SDG. On February 19, 1998, the SDG Board of Directors unanimously approved the Merger Agreement and the transactions contemplated thereby and determined that the Merger and the transactions contemplated thereby are fair to and in the best interests of SDG and its stockholders. The SDG Board of Directors recommends that the SDG stockholders VOTE FOR approval and adoption of the Merger Agreement. See "THE PROPOSED MERGER AND RELATED MATTERS -- Recommendation of the SDG Board of Directors; Reasons for the Merger."

     CPI and CRC. On February 18, 1998, the CPI Board and CRC Board of Directors unanimously approved the Merger Agreement and the transactions contemplated thereby and determined that the Merger and the transactions contemplated thereby are fair to and in the best interests of CPI and CRC and their stockholders. See "THE PROPOSED MERGER AND RELATED MATTERS -- Recommendation of the CPI Board and the CRC Board of Directors; CPI's and CRC's Reasons for the Merger."

OPINIONS OF FINANCIAL ADVISORS

     Opinion of Merrill Lynch. On February 19, 1998, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") delivered its oral opinion (which was subsequently confirmed in writing) to the SDG Board of Directors to the effect that, as of February 19, 1998, the consideration to be received by the holders of SDG Equity Stock in the Merger was fair to such stockholders from a financial point of view. A copy of the written opinion of Merrill Lynch dated February 19, 1998, which sets forth the assumptions made, matters considered and limits of its review, is attached to this Proxy Statement/Prospectus as Annex B. SDG has agreed to pay Merrill Lynch a fee equal to approximately $7 million in connection with the Merger, which fee is payable only upon consummation of the Merger. See "THE PROPOSED MERGER AND RELATED MATTERS -- Opinion of Financial Advisor to SDG."

     Opinions of Lazard Freres and J.P. Morgan. On February 18, 1998, Lazard Freres & Co. LLC ("Lazard Freres") and J.P. Morgan Securities Inc. ("J.P. Morgan") (collectively, the "CPI Financial Advisors") delivered their oral opinions (which were subsequently confirmed in writing) to the CPI Board to the effect that, as of February 18, 1998, the consideration to be received or retained by the holders of CPI Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. A copy of the written opinion of Lazard Freres dated February 18, 1998, which sets forth the assumptions made, matters considered and limits of its review, is attached to this Proxy Statement/Prospectus as Annex C. A copy of the written opinion of J.P. Morgan dated February 18, 1998, which sets forth the assumptions made, matters considered and limits of its review, is attached to this Proxy Statement/Prospectus as Annex D. CPI has agreed to pay each of the CPI Financial Advisors approximately $10 million in connection with the Merger, which fees are payable only upon consummation of the Merger. See "THE PROPOSED MERGER AND RELATED MATTERS -- Opinions of Financial Advisors to CPI."

CERTAIN TRANSACTIONS AND AGREEMENTS RELATING TO THE MERGER

     In connection with the Merger Agreement and the Merger, certain additional agreements have been or will be entered into on or prior to the Effective Time.

     CPI Stockholder Voting Agreements. At the time SDG and CPI entered into the Merger Agreement, certain stockholders of CPI, representing 15,811,456 shares (approximately 62.4%) of CPI Common Stock and 153,450 shares (approximately 73.3%) of the CPI Series A Preferred Stock, entered into the Stockholder Voting Agreements. Stockholder Voting Agreements were entered into by each of Stichting Pensioenfonds Voor De Gezondheid Geestelijke En Maatschappelijke Belangen ("PGGM"), the Kuwait Fund for Arab Economic Development, the Arab Fund for Economic and Social Development, the Kuwait Investment Authority, as Agent for the Government of Kuwait, and State Street Bank and Trust Company, not individually but solely in its capacity as Trustee of the Telephone Real Estate Equity Trust (collectively, the "Stockholders"). The Stockholder Voting Agreements are applicable to all CPI Common Stock, CPI Series A Preferred Stock and the related beneficial interests in shares of CRC Common Stock owned by each of the stockholders who have entered into the Stockholder Voting Agreements (collectively, the "Owned Shares"). Until the expiration of the "Voting Period" (the earliest of (x) the Effective Time, (y) the termination of the Merger Agreement in accordance with its terms or (z) November 30, 1998), each of the stockholders has agreed to vote its Owned Shares in favor of the Merger and the approval and adoption of the Merger Agreement and each of the transactions contemplated by the Merger Agreement. The Stockholder Voting Agreements assure that the transactions contemplated by the Merger Agreement, other than the adoption of the Simon Group Charter which requires the vote of 80% of the voting power of the outstanding voting stock and is a condition to the Merger, will be approved by CPI and CRC stockholders at a vote on the matter.

     The Operating Partnerships After the Merger; Simon Group Contribution Agreement. Pursuant to an agreement to be entered into between Simon Group and SDG, as the general partner of the SDG Operating

Partnership (the "Contribution Agreement"), at the Effective Time Simon Group will transfer, or direct the transfer of, substantially all of its assets and liabilities to the SDG Operating Partnership and one or more subsidiaries in consideration for limited partnership interests in the SDG Operating Partnership, as more fully described below under "THE MERGER AGREEMENT AND RELATED MATTERS -- Certain Transactions and Agreements Relating to the
Merger -- The Operating Partnerships After the Merger; Simon Group Contribution Agreement" and "-- Structure of Simon Group."

     Following the Merger and assuming the exercise of all CPI options and the contribution of assets and liabilities of Simon Group to the SDG Operating Partnership, Simon Group, directly and through its ownership of SDG, will own an approximate 71.4% interest in the SDG Operating Partnership and will be a general partner of the SDG Operating Partnership. The SDG Limited Partners will own beneficially, in the aggregate, a 28.6% limited partnership interest in the SDG Operating Partnership.

     In connection with the Merger, CRC will contribute all of its assets and liabilities to the newly-formed SRC Operating Partnership, will own a 71.4% interest in the SRC Operating Partnership and will be the sole general partner of the SRC Operating Partnership. The SDG Limited Partners also will become limited partners of the SRC Operating Partnership and will own beneficially, in the aggregate, the remaining 28.6% limited partnership interest in the SRC Operating Partnership. The Amended SDG Operating Partnership Agreement will provide for the pairing of SDG Units with CRC Units. The limited partnership agreement of the SDG Operating Partnership (the "SDG Operating Partnership Agreement") currently provides that the net proceeds of all offerings of shares of capital stock by SDG will be contributed to the SDG Operating Partnership in consideration for the issuance to SDG of additional interests in the SDG Operating Partnership. Following the Merger, the Amended SDG Operating Partnership Agreement and the SRC Operating Partnership Agreement will each provide that the net proceeds of all offerings of shares of capital stock by Simon Group, which shares (to the extent they consist of shares of Simon Group Equity Stock or convertible Simon Group Preferred Stock) will be paired with beneficial interests in the CRC Trusts owning the outstanding shares of CRC Common Stock, will be contributed to the operating partnerships. Upon such contribution, the SDG Operating Partnership will issue to Simon Group, and the SRC Operating Partnership will issue to CRC, an additional number of paired Units in such operating partnerships equal to the number of such shares and beneficial trust interests issued by Simon Group and CRC, respectively. The Amended SDG Operating Partnership Agreement and the SRC Operating Partnership Agreement also will provide that the net proceeds of all incurrences of indebtedness by Simon Group (or its subsidiaries) or CRC will be loaned to the SDG Operating Partnership or the SRC Operating Partnership, as the case may be. The SDG Operating Partnership Agreement currently provides that holders of SDG Units have the right to exchange all or any portion of their SDG Units for SDG Common Stock on a one-for-one basis or, at SDG's option, cash equal to the then market value of such shares, as determined by SDG. Following the Merger, each SDG Unit together with the paired CRC Unit will be exchangeable for cash or for a share of Simon Group Common Stock and a beneficial interest in CRC Common Stock, as determined by Simon Group and CRC.

     Under the provisions of SDG's existing registration rights agreements, holders of SDG Units who receive shares of SDG Common Stock in exchange for such SDG Units have the right, under certain circumstances and subject to certain conditions, to require that SDG register such shares for public distribution. As described below, New Registration Rights Agreements will be executed to provide that the holders of the SDG Units who receive shares of Simon Group Common Stock will have the right, under such circumstances and subject to such conditions, to require that Simon Group register such shares of Simon Group Common Stock for public distribution.

     Simon Group Issuance Agreement. In connection with the Merger, Simon Group and CRC will enter into an issuance agreement (the "Issuance Agreement"), the purpose of which is to ensure that a portion of the consideration paid for any newly issued Simon Group Equity Stock is transferred to CRC as consideration for the beneficial interests in the CRC Trusts paired with such newly issued stock. Pursuant to the Issuance Agreement, whenever Simon Group issues shares of Simon Group Equity Stock or Simon Group Preferred Stock convertible into shares of Simon Group Common Stock (but only to the extent such preferred stock is designated as "Special Preferred Stock"), CRC shall issue to the CRC Trusts a number of shares of CRC Common Stock such that, immediately after such issuance of CRC Common Stock, the CRC Proportionate

Interest of each CRC Trust shall equal the Simon Group Proportionate Interest of the series of capital stock of Simon Group related to such CRC Trust. For purposes of the foregoing, the "CRC Proportionate Interest" for any CRC Trust at any date shall mean a fraction, the numerator of which shall be the number of shares of CRC Common Stock held in such CRC Trust and the denominator of which shall be the number of shares of CRC Common Stock outstanding, and the "Simon Group Proportionate Interest" shall mean (i) with respect to the Simon Group Equity Stock at any date, a fraction, the numerator of which shall be the number of shares of Simon Group Equity Stock outstanding at such date and the denominator of which shall be the sum of the number of shares of Simon Group Equity Stock outstanding and the aggregate number of shares of Simon Group Equity Stock issuable upon conversion of all outstanding shares of all series of Simon Group Special Preferred Stock, and (ii) with respect to any series of Simon Group Special Preferred Stock, a fraction, the numerator of which shall be the number of shares of Simon Group Equity Stock issuable upon conversion of such series of Special Preferred Stock and the denominator of which shall be the sum of the number of shares of Simon Group Equity Stock outstanding and the aggregate number of shares of Simon Group Equity Stock issuable upon conversion of all outstanding shares of all series of Simon Group Special Preferred Stock. Pursuant to the Issuance Agreement, whenever CRC shall issue shares of CRC Common Stock, Simon Group shall simultaneously pay to CRC an amount equal to the greater of (i) the aggregate par value of the shares of CRC Common Stock issued and (ii) the amount determined in good faith by the Board of Directors of CRC to represent the fair market net asset value of the shares of CRC Common Stock issued (less the aggregate consideration paid to CRC by parties other than Simon Group in connection with such issuance of CRC Common Stock). See "DESCRIPTION OF SIMON GROUP AND CRC CAPITAL STOCK -- COMMON STOCK; BENEFICIAL OWNERSHIP OF CRC COMMON STOCK."

     Issuance of Interests in CRC and SRC Operating Partnership. In accordance with the Issuance Agreement, the SDG Operating Partnership will arrange for cash to be contributed at the Effective Time on behalf of SDG's stockholders to CRC as payment (the "CRC Payment") for the beneficial interests in the CRC Trusts (which will be paired with the shares of Simon Group Equity Stock to be issued to SDG stockholders in the Merger). The SDG Operating Partnership will also simultaneously arrange for cash to be contributed at the Effective Time on behalf of the limited partners of the SDG Operating Partnership to the SRC Operating Partnership as payment (the "Operating Partnership Payment") for CRC Units which will, in turn, be received by the limited partners of the SDG Operating Partnership. This is intended to ensure that the limited partners of the SDG Operating Partnership have the same proportionate interest in the SRC Operating Partnership as they will have in the SDG Operating Partnership. The CRC Payment reflects the amount of cash required to be paid to CRC such that, following such contribution, SDG stockholders will hold the same proportionate interest in CRC as they will hold in Simon Group upon consummation of the Merger, without diluting the value of beneficial interests in the CRC Trusts paired with the previously outstanding shares of CPI Common Stock. Based upon a preliminary estimate of the value of CRC's net assets as determined by SDG's management, the amount of the CRC Payment is estimated to be approximately $14 million and the Operating Partnership Payment is estimated to be approximately $8 million. At the Effective Time, the Board of Directors of CRC will make a determination of the fair market value of CRC's net assets based upon information then available. SDG's management does not expect that the final amount will differ materially from the preliminary estimates. The CRC Payment will be contributed by CRC to the SRC Operating Partnership and all amounts will be used for working capital and general purposes, subject to restrictions described in the SRC Operating Partnership Agreement. See "CERTAIN PROVISIONS OF THE SDG OPERATING PARTNERSHIP AGREEMENT, THE SRC OPERATING PARTNERSHIP AGREEMENT, THE SIMON GROUP CHARTER, THE CRC CHARTER, SIMON GROUP BY-LAWS AND CRC BY-LAWS AND DELAWARE LAW."

     To implement the CRC Payment, the following actions will be taken by the SDG Operating Partnership and its general partners. Immediately prior to the Effective Time, the SDG Operating Partnership will distribute the CRC Payment to its general partners, SD Property Group, Inc. and SDG. SD Property Group, Inc. will, in turn, dividend the cash it receives from the SDG Operating Partnership to SDG and its other stockholders who own, in the aggregate, less than .01% of SD Property Group, Inc. The CRC Payment will be held by SDG, which will, at the Effective Time, transfer the cash dividend it holds to CRC as payment on behalf of its stockholders for the beneficial interests in the CRC Trusts to be paired with the shares of Simon

Group Equity Stock to be issued to SDG stockholders in the Merger. Pursuant to the terms of the CRC Trusts, the beneficial interests of CRC will be automatically paired with the shares of Simon Group Equity Stock issued to SDG stockholders in the Merger. To implement the Operating Partnership Payment, the SDG Operating Partnership will make the Operating Partnership Payment in consideration for CRC Units, which will, in turn, be received by the limited partners of the SDG Operating Partnership.

     New Registration Rights Agreements. Simon Group will enter into registration rights agreements or amendments to existing registration rights agreements, effective at or as promptly as practicable following the Effective Time ("New Registration Rights Agreements"), granting registration rights with respect to shares of Simon Group Equity Stock and Simon Group Preferred Stock, as applicable, held by certain existing stockholders of CPI and issuable upon exchange of SDG Units held by existing stockholders of SDG, including Melvin Simon, Herbert Simon and David Simon. The terms and conditions of the New Registration Rights Agreements are substantially similar to those of SDG's existing registration rights agreements.

NEW REIT LEGISLATION

     Legislation enacted in 1984 requires that paired entities be treated as one entity for purposes of determining whether either entity meets the REIT Requirements. This legislation does not apply to a paired REIT if the REIT and its paired operating company were paired as of June 30, 1983.

     On July 22, 1998, President Clinton signed into law legislation that terminates the "grandfathering" rule described above with respect to assets ("Non-Grandfathered Assets") acquired (or substantially improved) by either paired entity after March 26, 1998. Assets acquired subject to a binding written contract in force on March 26, 1998 (such as the Merger Agreement) are deemed to be acquired on March 26, 1998 and therefore are excluded from Non-Grandfathered Assets. As a result of this legislation, Simon Group and CRC will be treated as one entity with respect to Non-Grandfathered Assets for purposes of determining whether either entity qualifies as a REIT. Consequently, the benefits of the "grandfathering" rule described above will be eliminated for any Non-Grandfathered Assets acquired by Simon Group or CRC.

     There are no current plans to change the paired-share status of Simon Group. In addition, the management of Simon Group does not believe that this legislation will materially affect Simon Group. Because Simon Group is engaged primarily in owning and operating regional malls and community shopping centers, i.e., real estate of a type that can be owned and operated directly by a REIT, Simon Group has no present need, and would derive no material benefit from, conducting its operations by leasing its real estate to CRC or the SRC Operating Partnership. Furthermore, Simon Group has no current intention to acquire real estate of a type that cannot be operated directly by a REIT, and accordingly, does not believe that this legislation will adversely affect its current acquisition strategy. The legislation will, however, limit Simon Group's ability to change its current acquisition strategy to include the acquisition of real estate other than of a type that can be owned and operated directly by a REIT. For example, prior to enactment of the legislation, Simon Group could have acquired a hotel and leased it to the SRC Operating Partnership. After enactment of the legislation, such a transaction could, depending on its size, result in the loss of Simon Group's REIT status.

NEW YORK STOCK EXCHANGE LISTING OF SIMON GROUP COMMON STOCK

     As a condition to the Merger, the Simon Group Common Stock and Simon Group Series B Preferred Stock will be listed on the NYSE. If the Merger is completed, Simon Group stockholders would be able to trade shares of Simon Group Common Stock and Simon Group Series B Preferred Stock on the NYSE. See "THE MERGER AGREEMENT AND RELATED MATTERS -- Certain Transactions and Agreements Relating to the Merger," "-- Conditions to Consummation of the Merger," "-- Termination; Termination Fees and Amendment," and "FEDERAL SECURITIES LAWS CONSEQUENCES."

REGULATORY APPROVAL

     Other than (i) the Commission's declaring effective the Registration Statement containing this Proxy Statement/Prospectus, (ii) approvals in connection with compliance with applicable blue sky or state securities laws, (iii) the filing of the articles of merger with the State Department of Assessments and Taxation of Maryland, (iv) the filing of such reports under Section 13(a) of the Exchange Act as may be required in connection with the Merger Agreement and related transactions and (v) such filings as may be required in connection with the payment of any taxes or the transfer of properties, neither the management of SDG nor the management of CPI believes that any filing with or approval of any governmental authority is necessary in connection with the consummation of the Merger.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The Merger is expected to qualify for treatment as a tax-free reorganization under Section 368(a) of the Code, and the SDG stockholders who exchange their SDG Equity Stock for Simon Group Equity Stock will not recognize any gain or loss on the exchange except that gain will be recognized where SDG stockholders receive cash proceeds in lieu of fractional interests in shares of Simon Group Equity Stock greater than the tax basis allocated to such stockholders' fractional share interests to the extent of such excess. Although the matter is not entirely clear, Simon Group intends to treat and report the receipt of beneficial interest in the CRC Common Stock by SDG stockholders as a distribution governed by Section 301 of the Code (governing dividends), and not as a payment of "other property" or "boot" in the tax-free reorganization. See "THE MERGER AGREEMENT AND RELATED MATTERS -- Federal Income Tax Consequences to Holders of SDG Equity Stock." In the event that the Merger does not qualify as a tax-free reorganization, each SDG stockholder will recognize gain or loss equal to the difference between the stockholder's tax basis in the SDG Common Stock and the fair market value of the Simon Group Equity Stock received in the Merger. Upon receipt of cash in exchange for its shares, a dissenting stockholder will recognize a taxable gain or loss to the extent the cash received exceeds or is less than the dissenting stockholder's basis in its shares. See "-- Appraisal Rights" and "THE MERGER AGREEMENT AND RELATED
MATTERS -- Federal Income Tax Consequences to Holders of SDG Equity Stock."

COMPARATIVE RIGHTS OF STOCKHOLDERS OF SDG AND SIMON GROUP

     SDG is incorporated under the laws of the State of Maryland and Simon Group will be incorporated under the laws of the State of Delaware. SDG stockholders will, upon consummation of the Merger, become stockholders of Simon Group and their rights as such will be governed by Delaware law, the Restated Certificate of Incorporation (the "Simon Group Charter") of Simon Group, the Restated By-laws (the "Simon Group By-laws") of Simon Group, the Restated Certificate of CRC (the "CRC Charter") and the Restated By-laws of CRC (the "CRC By-laws"). Important differences exist between the laws of Maryland and the rights of stockholders of SDG and the laws of Delaware and the rights of stockholders of Simon Group and CRC. For example, the SDG Charter provides that directors only may be removed for cause by the stockholders while the Simon Group Charter and the CRC Charter will provide that directors may be removed with or without cause by the stockholders. The MGCL provides that stockholders may take action by unanimous written consent while the Simon Group Charter will require that all actions by Simon Group Common Stock holders be taken at an annual or special meeting of the stockholders and the CRC Charter will provide that stockholders may take action by written consent. The SDG By-laws provide that written notice of every meeting of the stockholders be given not less than 10 nor more than 90 calendar days before the date of the meeting to each stockholder of record entitled to vote the such meeting, while the Simon Group By-laws and CRC By-laws limit the notice period to not less than 10 nor more than 60 calendar days before the date of the meeting. In addition, the SDG Charter imposes a limit of 24% on the ownership of SDG Equity Stock by a member of the Simon Family Group and a limit of 6% on the ownership of SDG Equity Stock by any other stockholder. The Simon Group Charter imposes a limit of 18% on the ownership of SDG Equity Stock by a member of the Simon Family Group and a limit of 8% on the ownership of SDG Equity Stock by any other stockholder. For a description of these and other differences between the rights of holders of SDG Equity Stock and Simon Group Equity Stock, see "RISK FACTORS -- Comparison of Stockholders' Rights" and "COMPARISON OF RIGHTS OF HOLDERS OF SDG COMMON STOCK AND SIMON GROUP AND CRC COMMON STOCK."

APPRAISAL RIGHTS

     The MGCL sets forth the rights of stockholders who object to a merger to demand and receive fair value for their stock ("appraisal rights"). No appraisal rights are available to holders of SDG Common Stock and SDG Series B Preferred Stock because the SDG Common Stock and SDG Series B Preferred Stock are listed on a national securities exchange (i.e., the NYSE). In addition, no appraisal rights are available to holders of either SDG Series B Preferred Stock or SDG Series C Preferred Stock because the SDG Series B Preferred Stock and SDG Series C Preferred Stock are stock of the successor in the Merger (SDG), the Merger will not alter the contract rights of this stock and this stock will not be changed in the Merger into something other than stock in the successor or cash.

     The holders of SDG Class B Common Stock and SDG Class C Common Stock have appraisal rights available to them because neither class of stock is listed on a national securities exchange and because the shares of each class will be converted in the Merger into Simon Group Class B Common Stock and Simon Group Class C Common Stock. The MGCL provides that these rights are available only if the stockholder (a) files with the corporation a written objection to the Merger at or before the meeting of stockholders at which the transaction will be considered and (b) does not vote in favor of the transaction. In addition, the stockholder must make a written demand on the successor corporation for payment for the stock within 20 days of the acceptance of the articles of merger by the Maryland State Department. The MGCL requires that the successor corporation, SDG, promptly notify each objecting stockholder in writing of the date the articles of merger are accepted for record by the Maryland State Department. See "THE MERGER AGREEMENT AND RELATED MATTERS -- Appraisal Rights," "COMPARISON OF RIGHTS OF HOLDERS OF SDG COMMON STOCK AND SIMON GROUP AND CRC COMMON
STOCK -- Appraisal Rights" and Annex E hereto.

RECENT DEVELOPMENTS

     On August 11, 1998, SDG announced results for the quarter and six months ended June 30, 1998. Total revenue for the quarter increased 26.6% to $310.4 million as compared to $245.1 million in 1997. Net income available to holders of SDG Common Stock for the quarter increased 10.1% to $27.5 million as compared to $25.0 million in 1997.

     Total revenue for the six months increased 25.3% to $610.6 million as compared to $487.5 million in 1997. Net income available to holders of SDG Common Stock for the six months increased 54.9% to $51.4 million as compared to $33.2 million in 1997. Occupancy for mall and freestanding stores in the regional malls at June 30, 1998 increased 1.8% to 87.0%, as compared to 85.2% at June 30, 1997. Total retail sales generated in the regional mall portfolio for the first six months of 1998 increased 44.7% to $4.2 billion as compared to the prior year. Total retail sales per square foot in the regional mall portfolio increased 8.5% to $318, over the same period in 1997 while comparable retail sales per square foot increased 8.6%, to $328. Average base rents for mall and freestanding stores in the regional mall portfolio were $23.10 per square foot at June 30, 1998, an increase of $2.16, or 10.3%, from $20.94 at June 30, 1997.
The average initial base rent for new leases signed in 1998 was $24.97, an increase of $5.45, or 27.9% over the tenants who closed or whose leases expired. The foregoing description of SDG's recent developments is more fully described in SDG's Current Report on Form 8-K dated August 12, 1998.

SUMMARY PRO FORMA COMBINED AND SELECTED HISTORICAL FINANCIAL DATA

  Simon Group Pro Forma Combined Condensed Financial Data

     The following pro forma combined financial data for Simon Group prepared by the management of SDG are derived from the historical financial data of SDG, CPI and CRC.

     The pro forma combined Balance Sheet Data as of March 31, 1998 and December 31, 1997, are presented as if the Merger and related transactions and the Other Property Transactions (as defined below) had occurred on March 31, 1998 and December 31, 1997, respectively. The pro forma combined Operating Data is presented as if the Merger and related transactions and the Other Property Transactions had occurred as of January 1, 1997, and carried forward therefrom.

     Preparation of the pro forma financial information was based on assumptions deemed appropriate by the management of SDG. The assumptions give effect to the Merger being accounted for as a reverse purchase in accordance with generally accepted accounting principles and the cash contributed to CRC and the CRC Operating Partnership as stock and partnership units for cash transactions. CRC assets and liabilities will continue to be reflected at historical costs as the SDG stockholders' beneficial interest in CRC will be less than 80% and the combined entity qualifying as a REIT, distributing all of its taxable income and, therefore, incurring no federal income tax expense during the periods presented. The pro forma financial information is not necessarily indicative of the results which actually would have occurred if the Merger and related transactions and the Other Property Transactions had been consummated at the beginning of the periods presented, nor does it purport to represent the future financial position and results of operations for future periods. The pro forma information should be read in conjunction with the historical financial statements of SDG, incorporated by reference into this Proxy Statement/Prospectus, and CPI and CRC, included elsewhere herein. See "PRO FORMA COMBINED AND SELECTED HISTORICAL FINANCIAL DATA -- Simon Group Pro Forma Combined Condensed Financial Data."

                                                                      PRO FORMA DATA
                                                              ------------------------------
                                                                                FOR THE YEAR
                                                              FOR THE THREE        ENDED
                                                               MONTHS ENDED     DECEMBER 31,
                                                              MARCH 31, 1998        1997
                                                              --------------    ------------
                                                               (UNAUDITED)
                                                               (IN THOUSANDS, EXCEPT SHARE
                                                                   AND PER SHARE DATA)
OPERATING DATA:
Total revenue...............................................   $    406,080     $  1,612,406
Property and other expenses.................................        149,039          594,691
Depreciation and amortization...............................         89,236          342,603
Income before items below...................................        167,805          675,112
Interest expense............................................        133,324          528,572
Minority partners' interest.................................         (1,442)          (5,270)
Gain on sales of assets.....................................         44,311          123,689
Income from unconsolidated entities.........................         12,312           50,485
Income of the Operating Partnerships and other..............         89,662          315,444
Limited Partners' interest in the Operating Partnerships....         19,528           68,631
Preferred dividends.........................................         18,832           75,244
                                                               ------------     ------------
Net income available to common stockholders.................   $     51,302     $    171,569
                                                               ============     ============
EARNINGS PER COMMON SHARE:
Net income before extraordinary items per share -- basic and
  diluted(1)................................................   $       0.31     $       1.10
Basic weighted average shares outstanding...................    164,096,352      155,773,755
Diluted weighted average shares outstanding.................    164,483,499      156,157,819

                                                                                   AS OF
                                                                  AS OF         DECEMBER 31,
                                                              MARCH 31, 1998        1997
                                                              --------------    ------------
BALANCE SHEET DATA:
Total assets................................................   $13,098,416      $13,176,023
Mortgages and other indebtedness............................     7,734,500        7,753,939
Limited Partners' interest in the Operating Partnerships....     1,023,677        1,029,600
Preferred Stock of subsidiary...............................       339,128          339,061
Stockholders' equity........................................     3,462,770        3,488,907

---------------
(1) Includes gain on sales of assets of $0.19 per share and $0.56 per share for the three months ended March 31, 1998 and the year ended December 31, 1997, respectively.

  Summary Historical Financial Data of SDG

     The following table sets forth selected consolidated financial data for SDG and combined historical financial data of Simon Property Group (its "Predecessor")(1). The information under Balance Sheet Data as of March 31, 1998 and 1997 and all other summary financial data for the three months ended March 31, 1998 and 1997 have been derived from the unaudited consolidated financial statements of SDG incorporated herein by reference. The summary historical balance sheet data of SDG as of December 31, 1993, 1994, 1995, 1996 and 1997 and all other summary historical financial data for SDG and the Predecessor, as applicable, for the years ended December 31, 1994, 1995, 1996 and 1997 and the periods ended December 19, 1993 and December 31, 1993 are derived from the audited financial statements of SDG and the Predecessor, as applicable, incorporated herein by reference. The financial data should be read in conjunction with the financial statements and notes thereto and other financial data of SDG and the Predecessor incorporated herein by reference.

     Other data management believes is important in understanding trends in the SDG's business is also included in the table.

                                  FOR THE THREE                               SDG
                                  MONTHS ENDED         -------------------------------------------------
                                    MARCH 31,                   FOR THE YEAR ENDED DECEMBER 31,
                             -----------------------   -------------------------------------------------
                                1998         1997       1997(2)      1996(2)      1995(2)        1994
                                ----         ----       -------      -------      -------        ----
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
  Total revenue............  $  300,257   $  242,414   $1,054,167   $  747,704   $  553,657   $  473,676
  Income (loss) of the SDG
    Operating Partnership
    before extraordinary
    items..................      45,124       43,062      203,133      134,663      101,505       60,308
  Net income (loss)
    available to common
    shareholders...........      23,948        8,233   $  107,989   $   72,561   $   57,781   $   23,377
BASIC EARNINGS PER COMMON
  SHARE(3):
  Income before
    extraordinary items....  $     0.22   $     0.23   $     1.08   $     1.02   $     1.08   $     0.71
  Extraordinary items......          --        (0.15)          --        (0.03)       (0.04)       (0.21)
                             ----------   ----------   ----------   ----------   ----------   ----------
  Net income (loss)........  $     0.22   $     0.08   $     1.08   $     0.99   $     1.04   $     0.50
                             ==========   ==========   ==========   ==========   ==========   ==========
  Weighted average shares
    outstanding............     109,684       96,973       99,920       73,586       55,312       47,012
DILUTED EARNINGS PER COMMON
  SHARE(3):
  Income before
    extraordinary items....  $     0.22   $     0.23   $     1.08   $     1.01   $     1.08   $     0.71
  Extraordinary items......          --        (0.15)          --        (0.03)       (0.04)       (0.21)
                             ----------   ----------   ----------   ----------   ----------   ----------
  Net income (loss)........  $     0.22   $     0.08   $     1.08   $     0.98   $     1.04   $     0.50
                             ==========   ==========   ==========   ==========   ==========   ==========
  Diluted weighted average
    shares outstanding.....     110,071       97,370      100,304       73,721       55,422       47,214
  Distributions per common
    share(4)...............  $   0.5050   $   0.4925   $     2.01   $     1.63   $     1.97   $     1.90
BALANCE SHEET DATA:
  Cash and cash
    equivalents............  $  101,997   $   41,946   $  109,699   $   64,309   $   62,721   $  105,139
  Total assets.............   7,956,808    5,908,896    7,662,667    5,895,910    2,556,436    2,316,860
  Mortgages and other
    indebtedness...........   5,329,707    3,746,992    5,077,990    3,681,984    1,980,759    1,938,091
  Shareholders' equity.....  $1,557,185   $1,265,466   $1,556,862   $1,304,891   $  232,946   $   57,307
OTHER DATA:
  Cash flow provided by
    (used in):
    Operating activities...  $  119,472   $   89,517   $  370,907   $  236,464   $  194,336   $  128,023
    Investing activities...    (251,481)     (72,040)  (1,243,804)    (199,742)    (222,679)    (266,772)
    Financing activities...     124,307      (39,840)     918,287      (35,134)     (14,075)     133,263
  Funds from Operations
    (FFO) of the SDG
    Operating
    Partnership(5).........  $  108,907   $   87,939   $  415,128   $  281,495   $  197,909   $  167,761
                             ==========   ==========   ==========   ==========   ==========   ==========
  FFO allocable to SDG(5)..  $   69,015   $   53,992   $  258,049   $  172,468   $  118,376   $   92,604
                             ==========   ==========   ==========   ==========   ==========   ==========

                                  SDG         PREDECESSOR
                             --------------   ------------
                             DECEMBER 20 TO   JANUARY 1 TO
                              DECEMBER 31,    DECEMBER 19,
                                  1993            1993
                             --------------   ------------
                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
  Total revenue............    $   18,424      $  405,869
  Income (loss) of the SDG
    Operating Partnership
    before extraordinary
    items..................         8,707           6,912
  Net income (loss)
    available to common
    shareholders...........    $  (11,366)     $   33,101
BASIC EARNINGS PER COMMON
  SHARE(3):
  Income before
    extraordinary items....    $     0.11             N/A
  Extraordinary items......         (0.39)            N/A
                               ----------
  Net income (loss)........    $    (0.28)            N/A
                               ==========
  Weighted average shares
    outstanding............        40,950             N/A
DILUTED EARNINGS PER COMMON
  SHARE(3):
  Income before
    extraordinary items....    $     0.11             N/A
  Extraordinary items......         (0.39)            N/A
                               ----------
  Net income (loss)........    $    (0.28)            N/A
                               ==========
  Diluted weighted average
    shares outstanding.....        40,957             N/A
  Distributions per common
    share(4)...............            --             N/A
BALANCE SHEET DATA:
  Cash and cash
    equivalents............    $  110,625             N/A
  Total assets.............     1,793,654             N/A
  Mortgages and other
    indebtedness...........     1,455,884             N/A
  Shareholders' equity.....    $   29,521             N/A
OTHER DATA:
  Cash flow provided by
    (used in):
    Operating activities...           N/A             N/A
    Investing activities...           N/A             N/A
    Financing activities...           N/A             N/A
  Funds from Operations
    (FFO) of the SDG
    Operating
    Partnership(5).........           N/A             N/A
  FFO allocable to SDG(5)..           N/A             N/A

---------------

(1) Prior to the acquisition by SDG on August 9, 1996 of the national shopping center business of DeBartolo Realty Corporation ("DRC") for an aggregate value of approximately $3.0 billion (the "DeBartolo Merger"), SDG was known as Simon Property Group, Inc. which completed its initial public offering of its common stock in December 1993. Simon Property Group was the predecessor of Simon Property Group, Inc.

(2) Refer to Note 3 to SDG's audited financial statements included in SDG's Form 10-K and Forms 10-K/A for the year ended December 31, 1997 which are incorporated by reference herein to describe the DeBartolo Merger, which occurred on August 9, 1996, and the 1997, 1996, and 1995 real estate acquisitions and development.

(3) Per share data is reflected only for SDG, because the historical combined financial statements of the Predecessor are a combined presentation of partnerships and corporations.

(4) Represents distributions declared per period. A distribution of $0.1515 per share was declared on August 9, 1996, in connection with the DeBartolo Merger, designated to align the time periods of distributions of the merged companies. The current annual distribution rate is $2.02 per share.

(5) FFO, as defined by NAREIT, means the consolidated net income of the SDG Operating Partnership and its subsidiaries without giving effect to real estate related depreciation and amortization, gains or losses from extraordinary items, gains or losses on sales of real estate, gains or losses on investments in marketable securities and any provision/benefit for income taxes for such period, plus the allocable portion, based on the SDG Operating Partnership's ownership interest, of funds from operations of unconsolidated joint ventures, all determined on a consistent basis in accordance with generally accepted accounting principles. Management believes that FFO is an important and widely used measure of the operating performance of REITs, which provides a relevant basis for comparison among REITs. FFO is presented to assist investors in analyzing the performance of SDG. SDG's method of calculating FFO may be different from the methods used by other REITs. FFO: (i) does not represent cash flow from operations as defined by generally accepted accounting principles; (ii) should not be considered as an alternative to net income as a measure of SDG's operating performance or to cash flows from operating, investing and financing activities; and (iii) is not an alternative to cash flows as a measure of SDG's liquidity. In March 1995, NAREIT modified its definition of FFO. The modified definition provides that amortization of deferred financing costs and depreciation of nonrental real estate assets are no longer to be added back to net income in arriving at FFO. This modification was adopted by SDG beginning in 1996. Additionally the FFO for prior periods has been restated to reflect the modification in order to make the amounts comparative. Under the previous definition, FFO for the years ended December 31, 1995 and 1994, was $208.3 million and $176.4 million, respectively.

   The following summarizes FFO of the SDG Operating Partnership and reconciles income of the SDG Operating Partnership before extraordinary items to FFO for the periods presented:

                                    FOR THE THREE
                                     MONTHS ENDED
                                      MARCH 31,                              FOR THE YEAR ENDED DECEMBER 31,
                                 --------------------    ------------------------------------------------------------------------
                                   1998        1997           1997               1996               1995               1994
                                   ----        ----           ----               ----               ----               ----
                                                                          (IN THOUSANDS)
FFO of SDG Operating
  Partnership..................  $108,907    $ 87,939    $       415,128    $       281,495    $       197,909    $       167,761
                                 ========    ========    ===============    ===============    ===============    ===============
Increase in FFO from prior
  period.......................     23.8%       80.6%               47.5%              42.2%              18.0%               N/A
                                 ========    ========    ===============    ===============    ===============    ===============
Reconciliation:
    Income of SDG Operating
      Partnership before
      extraordinary items......  $ 45,124    $ 43,062    $       203,133    $       134,663    $       101,505    $        60,308
Plus:
    Depreciation and
      amortization from
      consolidated
      properties...............    58,079      43,312            200,084            135,226             92,274             75,663
    SDG Operating Partnership's
      share of depreciation and
      amortization from
      unconsolidated
      affiliates...............    14,804       8,858             46,760             20,159              6,466              7,251
    Merger integration costs...        --          --                 --              7,236                 --                 --
    SDG Operating Partnership's
      share of (gains) or
      losses on sales of real
      estate...................        --         (37)               (20)               (88)             2,054                 --
    Unusual item...............        --          --                 --                 --                 --             27,184
Less:
    Minority interest portion
      of depreciation and
      amortization.............    (1,766)       (850)            (5,581)            (3,007)            (2,900)            (2,645)
    Preferred dividends........    (7,334)     (6,406)           (29,248)           (12,694)            (1,490)                --
                                 --------    --------    ---------------    ---------------    ---------------    ---------------
FFO of SDG Operating
  Partnership..................  $108,907    $ 87,939    $       415,128    $       281,495    $       197,909    $       167,761
                                 ========    ========    ===============    ===============    ===============    ===============
FFO allocable to SDG...........  $ 69,015    $ 53,992    $       258,049    $       172,468    $       118,376    $        92,604
                                 ========    ========    ===============    ===============    ===============    ===============

Summary Historical Financial Data of CPI

     The following table sets forth summary historical financial data for CPI and should be read in conjunction with the audited and unaudited consolidated financial statements of CPI and the related notes, included elsewhere herein. The information under Balance Sheet Data as of March 31, 1998 and all other summary financial information for the three months ended March 31, 1998 and 1997 has been derived from the unaudited consolidated financial statements of CPI included herein. The information under Balance Sheet Data as of December 31, 1997 and 1996 and all other summary financial information for the years ended December 31, 1997, 1996 and 1995 has been derived from the annual audited consolidated financial statements of CPI included herein. Such statements account for the investments in real estate joint ventures under the equity method of accounting. The audited financial statements for other years and years-end were based on pro rata consolidation of CPI's investment in real estate joint ventures. The financial information presented below for such years has been derived from the audited financial statements after adjustments to reflect the investments in real estate joint ventures under the equity method. The information under Balance Sheet Data as of March 31, 1997 has been derived from the unaudited consolidated financial statements of CPI.

                                    FOR THE THREE MONTHS
                                       ENDED MARCH 31,                     FOR THE YEAR ENDED DECEMBER 31,
                                    ---------------------   --------------------------------------------------------------
                                      1998        1997         1997         1996         1995         1994         1993
                                    --------   ----------   ----------   ----------   ----------   ----------   ----------
                                                             (IN THOUSANDS EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Total revenue.....................  $128,404   $  119,090   $  493,788   $  349,109   $  308,232   $  298,150   $  284,557
Gain on sales of properties.......  $ 44,311   $  116,522   $  122,410   $   74,084   $      398   $   85,090   $   13,316
Income before extraordinary
  items...........................  $ 81,527   $  151,958   $  277,211   $  184,371   $  119,355   $  137,224   $   99,984
Net income available to common
  shareholders....................  $ 78,099   $  148,530   $  263,499   $  170,659   $  105,713   $  132,835   $   92,670
BASIC EARNINGS PER COMMON SHARE:
Income before extraordinary
  items(1)........................  $   3.08   $     5.70   $    10.20   $     7.74   $     5.00   $     6.28   $     4.72
Extraordinary items...............        --           --           --           --           --           --        (0.35)
                                    --------   ----------   ----------   ----------   ----------   ----------   ----------
Net income........................  $   3.08   $     5.70   $    10.20   $     7.74   $     5.00   $     6.28   $     4.37
                                    ========   ==========   ==========   ==========   ==========   ==========   ==========
Weighted average shares
  outstanding.....................    25,353       26,066       25,835       22,045       21,160       21,157       21,200
DILUTED EARNINGS PER COMMON SHARE:
Income before extraordinary
  items(2)........................  $   3.01   $     5.51   $    10.14   $     7.74   $     5.00   $     6.28   $     4.72
Extraordinary items...............        --           --           --           --           --           --        (0.35)
                                    --------   ----------   ----------   ----------   ----------   ----------   ----------
Net income........................  $   3.01   $     5.51   $    10.14   $     7.74   $     5.00   $     6.28   $     4.37
                                    ========   ==========   ==========   ==========   ==========   ==========   ==========
Diluted weighted average shares
  outstanding.....................    27,095       27,571       27,348       23,550       22,667       21,637       21,200
Distributions per common
  share(3)........................  $   1.94   $    1.865   $    7.685   $   7.3825   $   7.0625   $     7.80   $     6.80

                                         MARCH 31,                                   DECEMBER 31,
                                  -----------------------   --------------------------------------------------------------
                                     1998         1997         1997         1996         1995         1994         1993
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.......  $   16,196   $   95,745   $  124,808   $  106,495   $   82,838   $   46,640   $   49,834
Total assets....................  $2,808,756   $2,932,808   $2,810,254   $3,114,910   $1,988,810   $2,010,354   $1,832,988
Mortgages and notes and bonds
  payable.......................  $  857,648   $  863,337   $  859,060   $  964,690   $  695,562   $  695,966   $  696,418
Shareholders' equity............  $1,828,152   $1,909,733   $1,802,614   $1,955,778   $1,176,393   $1,198,482   $1,033,572

                                    FOR THE THREE MONTHS
                                       ENDED MARCH 31,                     FOR THE YEAR ENDED DECEMBER 31,
                                    ---------------------   --------------------------------------------------------------
                                      1998        1997         1997         1996         1995         1994         1993
                                    --------   ----------   ----------   ----------   ----------   ----------   ----------
                                                            ($ IN THOUSANDS EXCEPT PER SHARE DATA)
OTHER DATA:
Cash flow provided by (used in):
  Operating activities............  $ 46,501   $   26,266   $  219,492   $  124,030   $  128,359   $  117,017   $  102,814
  Investing activities............  $(97,764)  $  119,649   $  194,514   $ (161,287)  $   49,196   $ (147,658)  $  (46,287)
  Financing activities............  $(57,349)  $ (156,665)  $ (395,693)  $   60,914   $ (141,357)  $   27,447   $ (140,413)
Funds from Operations (FFO)(4):
  Net income......................  $ 81,527   $  151,958   $  277,211   $  184,371   $  119,355   $  137,224   $   92,670
  Plus:
    Depreciation of real estate
      and amortization of
      department store and tenant
      inducements and leasing
      costs.......................    24,324       24,701       99,515       82,124       73,395       74,146       68,461
    Merger-related costs..........     7,539           --           --           --           --           --           --
    Write-down of real estate and
      related assets and provision
      for possible real estate
      losses......................        --           --           --        8,200           --       44,972       10,100
    Provision for retirement
      benefits....................        --           --           --           --           --        4,000           --
    Prepayment penalties on
      refinancing of mortgage
      debt........................        --           --           --           --           --           88        7,432
  Less:
    Gain on sales of properties...   (44,311)    (116,522)    (122,410)     (74,084)        (398)     (85,090)     (13,316)
    Preference share dividends
      earned......................    (3,428)      (3,428)     (13,712)     (13,712)     (13,642)      (4,389)          --
                                    --------   ----------   ----------   ----------   ----------   ----------   ----------
  FFO allocable to holders of CPI
    Common Stock..................  $ 65,651   $   56,709   $  240,604   $  186,899   $  178,710   $  170,951   $  165,347
                                    ========   ==========   ==========   ==========   ==========   ==========   ==========

---------------

(1) Includes gain on sales of properties of $1.75 and $4.47 for the three months ended March 31, 1998 and 1997, respectively, and $4.74, $3.36, $.02, $4.02 and $.63 for the years ended December 31, 1997, 1996, 1995, 1994 and 1993, respectively.

(2) Includes gain on sales of properties of $1.64 and $4.23 for the three months ended March 31, 1998 and 1997, respectively, and $4.48, $3.15, $.02, $3.93,
    $.63 for the years ended December 31, 1997, 1996, 1995, 1994 and 1993, respectively.

(3) During 1994 a $1.00 extraordinary distribution relating to the sale of properties was paid.

(4) FFO, as used in the above table and as defined by NAREIT, means the consolidated net income of CPI without giving effect to depreciation and amortization (excluding amortization of deferred financing costs or assets other than those uniquely significant to the real estate industry and depreciation of non-rental real estate assets), gains or losses from extraordinary items, gains or losses on sales of real estate and gains or losses on investments in marketable securities, plus the allocable portion, based on CPI's ownership interest, of FFO of unconsolidated entities, all determined on a consistent basis in accordance with generally accepted accounting principles. CPI's management believes that FFO is a widely used supplemental measure of the operating performance of REITs which provides a relevant basis for comparison of REITs. FFO is presented to assist investors with such comparisons and in analyzing the operating performance of CPI. CPI's method of calculating FFO may be different from the methods used by other REITs. FFO: (i) does not represent cash flow from operations as defined by generally accepted accounting principles; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) is not an alternative to cash flows as a measure of liquidity.

Summary Historical Financial Data of CRC

     The following table sets forth summary historical financial data for CRC and should be read in conjunction with the audited and unaudited consolidated financial statements of CRC and the related notes, included elsewhere herein. The information under Balance Sheet Data as of March 31, 1998 and all other summary financial information for the three months ended March 31, 1998 and 1997 has been derived from the unaudited consolidated financial statements of CRC included herein. The information under Balance Sheet Data as of December 31, 1997 and 1996 and all other summary financial information for the years ended December 31, 1997, 1996 and 1995 has been derived from the annual audited consolidated financial statements of CRC included herein. The information under Balance Sheet Data as of March 31, 1997 and December 31, 1995, 1994 and 1993 and all other summary financial information for the years ended December 31, 1994 and 1993 has been derived from the unaudited consolidated financial statements of CRC.

                                                    FOR THE THREE
                                                       MONTHS
                                                   ENDED MARCH 31,            FOR THE YEAR ENDED DECEMBER 31,
                                                  -----------------   ------------------------------------------------
                                                   1998      1997       1997      1996      1995      1994      1993
                                                  -------   -------   --------   -------   -------   -------   -------
                                                                    (IN THOUSANDS EXCEPT PER SHARE)
OPERATING DATA:
Total revenue...................................  $ 1,065   $ 1,725   $  6,214   $ 9,805   $10,423   $11,184   $12,216
Net income (loss) available to common
  shareholders..................................  $   (45)  $   (21)  $  1,177   $  (920)  $    (6)  $   387   $(2,029)
EARNINGS PER COMMON SHARE:
Net income (loss) per share -- basic and
  diluted.......................................  $ (0.02)  $ (0.01)  $   0.43   $ (0.39)  $   Nil   $  0.18   $ (0.96)
Basic weighted average shares outstanding.......    2,684     2,755      2,732   $ 2,353   $ 2,264   $ 2,163   $ 2,120
Diluted weighted average shares outstanding.....    2,708     2,755      2,733     2,353     2,264     2,163     2,120
Distributions per common share..................  $  0.10   $  0.10   $   0.40   $ 0.425   $ 0.625   $  1.00   $  1.00

                                                      MARCH 31,                         DECEMBER 31,
                                                  -----------------   ------------------------------------------------
                                                   1998      1997       1997      1996      1995      1994      1993
                                                  -------   -------   --------   -------   -------   -------   -------
                                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.......................  $ 3,900   $ 4,558   $  4,147   $ 4,797   $ 2,759   $ 4,588   $ 4,439
Total assets....................................  $47,208   $30,250   $ 46,063   $31,054   $30,929   $32,239   $33,560
Mortgages and notes payable.....................  $38,181   $21,931   $ 36,818   $21,988   $22,208   $22,409   $22,595
Shareholders' equity............................  $ 4,002   $ 4,263   $  4,316   $ 5,039   $ 4,320   $ 5,650   $ 6,726

                                                    FOR THE THREE
                                                       MONTHS
                                                   ENDED MARCH 31,            FOR THE YEAR ENDED DECEMBER 31,
                                                  -----------------   ------------------------------------------------
                                                   1998      1997       1997      1996      1995      1994      1993
                                                  -------   -------   --------   -------   -------   -------   -------
                                                                             (IN THOUSANDS)
OTHER DATA:
Cash flow provided by (used in):
  Operating activities..........................  $   213   $   231   $    493   $   769   $   271   $ 1,790   $ 1,044
  Investing activities..........................  $(1,090)  $   342   $(12,970)  $  (150)  $  (575)  $     8   $  (526)
  Financing activities..........................  $   630   $  (812)  $ 11,827   $ 1,419   $(1,525)  $(1,649)  $(2,278)
Funds from Operations(1):
  Net income (loss).............................  $   (45)  $   (21)  $  1,177   $  (920)  $    (6)  $   387   $(2,029)
  Plus:
    Depreciation and amortization...............      229       213        889       938       920     1,483     1,582
    Write-down of investment....................       --        --         --     1,100        --        --     1,500
  Less:
    Gain on sale of partnership interests.......       --        --     (1,259)       --        --        --        --
                                                  -------   -------   --------   -------   -------   -------   -------
  Funds from Operations.........................  $   184   $   192   $    807   $ 1,118   $   914   $ 1,870   $ 1,053
                                                  =======   =======   ========   =======   =======   =======   =======

---------------
(1) CRC is not a REIT and accordingly it is a taxable entity. CRC computes Funds from Operations, as used in the above table, as consolidated net income without giving effect to depreciation and amortization (excluding amortization of deferred financing costs or assets other than those uniquely significant to the real estate industry and depreciation of non-rental real estate assets), gains or losses from extraordinary items, gains or losses on sales of real estate plus the allocable portion, based on CRC's ownership interest, of Funds from Operations of unconsolidated entities, all determined on a consistent basis in accordance with generally accepted accounting principles. CRC's management believes that Funds from Operations is a widely used supplemental measure of the operating performance of real estate companies which provides a relevant basis for comparison among real estate companies. Funds from Operations is presented to assist investors in analyzing the performance of CRC. CRC's method of calculating Funds from Operations may be different from the methods used by other real estate companies and is different from the method used by CPI and SDG because a provision for income taxes is deducted from net income. Funds from
    Operations: (i) does not represent cash flow from operations as defined by generally accepted accounting principles; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) is not an alternative to cash flows as a measure of liquidity.

                                  RISK FACTORS

     SDG stockholders should carefully consider all of the information contained in this Proxy Statement/Prospectus, including the following risk factors, before approving the Merger. Unless the context otherwise requires and except as otherwise specified, references to "Simon Group" include CRC and entities owned or controlled by Simon Group and CRC following consummation of the Merger, including SDG and entities owned or controlled by SDG, including the SDG Operating Partnership and the SRC Operating Partnership.

SUBSTANTIAL INDEBTEDNESS OF SIMON GROUP

     Simon Group will be subject to the risks normally associated with debt financing, including the risk that Simon Group's cash flow from operations will be insufficient to meet required payments of principal and interest, the risk that existing indebtedness will not be able to be refinanced or that the terms of such refinancing will not be as favorable as the terms of such indebtedness and the risk that necessary capital expenditures for such purposes as renovations and other improvements will not be able to be financed on favorable terms or at all. Certain significant expenditures associated with a property (such as mortgage payments) generally will not be reduced when circumstances cause a reduction in income from such property. Should such events occur, Simon Group's Funds From Operations (as defined below) and its ability to make expected distributions to its stockholders may be adversely affected. If a property is mortgaged to secure payment of indebtedness and Simon Group is unable to make payments on such indebtedness, the property could be transferred to the mortgagee with a possible consequent loss of income and asset value to Simon Group. "Funds From Operations" means, except as otherwise specified in this Proxy Statement/Prospectus, net income before depreciation and amortization of real estate property assets, gains or losses from extraordinary items, gains or losses on sales of real estate, gains or losses on investments in marketable securities and any provision/benefit for income taxes for such period, plus the allocable portion, based on ownership interest, of funds from operations of unconsolidated entities all determined on a consistent basis in accordance with generally accepted accounting principles. Certain of the indebtedness of Simon Group will contain cross-default and cross-collateralization features among various properties. Under cross-default provisions, a default under any mortgage included in the cross-defaulted package constitutes a default under all such mortgages and can lead to acceleration of the indebtedness due on each property within the collateral package. Pursuant to the cross-collateralization feature, the excess of the value of a property over the mortgage indebtedness specific to that property serves as additional collateral for indebtedness against each other property within that particular financing package.

     Certain loans of Simon Group have and will have floating interest rates. In certain cases, Simon Group will continue to be a party to existing interest rate protection agreements with financial institutions whereby these institutions agree to indemnify Simon Group against the risk of increases in interest rates above certain levels. On a pro forma basis, assuming the Merger occurred on March 31, 1998, of the $3.4 billion total amount of the consolidated floating rate indebtedness of Simon Group on such date, $2.9 billion would not be covered by such arrangements.

     In connection with the Merger, the SDG Operating Partnership will incur a substantial amount of additional debt, thereby increasing its exposure to the risks associated with debt financing. On June 22, 1998 the SDG Operating Partnership consummated a private placement of $1.075 billion aggregate principal amount of fixed rate notes, the proceeds of which were used primarily to repay amounts outstanding under the Credit Facilities. Simon Group has approximately $1.0 billion available under the terms of its unsecured revolving credit facilities (the "Credit Facilities") as of March 31, 1998 on a pro forma basis, as adjusted to reflect the consummation of the $1.075 billion private placement and the cancellation of a $300 million Credit Facility. A commitment letter with The Chase Manhattan Bank and Chase Securities Inc. (which acted as one of SDG's financial advisors in connection with the Merger) has been entered into for a $1.4 billion senior unsecured term loan to partially finance the CPI Merger Dividends, pursuant to which Simon Group and the SDG Operating Partnership will be co-obligors following consummation of the Merger. The remainder of the CPI Merger Dividends is expected to be financed from the proceeds of the sale of the General Motors Building (which sale has been consummated) and borrowing under existing credit facilities. SDG is exploring various means by which to obtain financing prior to the closing of the Merger. Such financing may consist of public or private offerings of equity or debt, or a combination thereof. No assurance can be given, however, that SDG will successfully obtain the financing necessary to consummate the Merger, or if obtained, that such financing will be on terms and conditions favorable to SDG. SDG's obligations under the Merger Agreement are not conditioned on the obtaining of financing. See "THE MERGER AGREEMENT AND RELATED MATTERS -- Conditions to Consummation of Merger."

     Assuming the Merger occurred on March 31, 1998 and excluding pro rata share of joint venture indebtedness, Simon Group would have had approximately $7.735 billion of pro forma combined consolidated indebtedness and an additional $2.405 billion of indebtedness including the assumption of all of CPI and CRC's indebtedness of $858.8 million as of such date, as compared to historical indebtedness of SDG of $5.330 billion. Such indebtedness will not cause SDG or Simon Group to fail to comply with any of SDG's current debt agreements. The pro forma ratio of debt to market capitalization of Simon Group as of March 31, 1998, assuming a consolidated indebtedness of approximately $7.735 billion and assuming the Merger occurred on March 31, 1998, would have been 46.4% as compared to 45.8% for SDG on a historical basis as of March 31, 1998. Assuming the Merger occurred March 31, 1998 and assuming consummation of the SDG Operating Partnership's $1.075 billion private placement, approximately $3.6 billion of Simon Group's consolidated debt will mature on or before December 31, 2002. Simon Group does not expect to have sufficient cash flow to make all of the balloon payments of principal when due under indebtedness secured by mortgages on certain properties. It is intended that Simon Group will refinance such debt at or before maturity. However, there can be no assurance that Simon Group will be able to refinance such indebtedness or otherwise to obtain funds by selling assets or by raising equity. An inability to make any such balloon payment when due would permit the mortgage lender to foreclose on such properties, which could have a material adverse effect on Simon Group. Interest rates on any debt issued to refinance such mortgage debt may be higher than the rates on such mortgage debt, which could adversely affect cash available for distribution before debt repayments and capital expenditures. See "SIMON GROUP PRO FORMA COMBINED AND SELECTED HISTORICAL FINANCIAL DATA."

FAILURE TO CONSUMMATE CPI NOTES SOLICITATION

     CPI currently has outstanding an aggregate of $825 million of notes (the "CPI Notes"). In connection with the Merger, SDG proposes that substantially all of CPI's assets will be transferred to the SDG Operating Partnership and SDG Operating Partnership will become the successor obligor to CPI under the indentures governing the CPI Notes (collectively, the "CPI Indentures"). Certain of the CPI Indentures contain provisions that would require the redemption of $575 million of the CPI Notes if substantially all of CPI's assets were to be transferred to a successor issuer that is not a REIT. The SDG Operating Partnership is not a REIT. Because the SDG Operating Partnership is not a REIT, and in order to permit it to become the successor obligor on the CPI Notes, SDG intends to commence a consent solicitation of the holders of the CPI Notes to amend the CPI Indentures to, among other things, (i) enable CPI to transfer all or substantially all of its assets to the SDG Operating Partnership in connection with the Merger, which will, in turn, assume the obligations of CPI under the CPI Indentures, and (ii) conform certain financial and other covenants contained in the CPI Indentures to similar provisions applicable to certain outstanding unsecured notes of the SDG Operating Partnership. If holders of at least 66 2/3% in outstanding principal amount of each issue of CPI Notes consent to the proposed amendments to the CPI Indentures prior to the Merger, the SDG Operating Partnership will become the successor obligor on the CPI Notes.

     If the consent solicitation is not successfully completed prior to the Merger, substantially all of the assets of CPI will be transferred to RPT and RPT will assume CPI's obligations under the CPI Notes. RPT is a REIT subsidiary of the SDG Operating Partnership, more than 99.99% owned by the SDG Operating Partnership on a fully diluted basis. As a consequence of RPT's REIT status the redemption provisions described above will not be triggered in connection with the Merger.

     SDG and CPI have received inquiries from the trustee under the CPI Indentures and certain holders of the CPI Notes as to the means being utilized to effect compliance with the terms of the CPI Indentures in connection with the Merger. Certain of such holders have expressed their view that they do not believe compliance may be effected without receiving waivers from the requisite percentage of holders of the CPI Notes. SDG believes that the transfer of CPI's assets to RPT and RPT's assumption of liabilities of CPI described above (including CPI's obligations under the CPI Notes) fully complies with the provisions of the CPI Indentures. In any event, even if the maturity of the $825 million of CPI Notes were to be accelerated, SDG and the SDG Operating Partnership believe that they will have adequate resources to refinance such CPI Notes, together with any "make whole" premium determined to be payable in connection therewith.

COSTS OF FAILURE TO INTEGRATE OPERATIONS

     SDG and CPI are large enterprises with operations nationwide. There can be no assurance that costs or other factors associated with the integration of the two companies (including the failure to integrate the businesses and operating strategies and policies of the two companies on a timely basis and the substantial management time and effort required during the transition period) will not adversely affect the benefits of estimated cost savings (which SDG expects to increase Funds From Operations per share) and future combined results of operations. While SDG has successfully integrated other portfolios, such as in connection with the DeBartolo Merger, in the past, there can be no assurances that costs or timing associated with the integration of the two companies will not adversely affect the estimated cost savings and revenue synergies (which are expected to increase SDG's Funds From Operations) and future combined results of operations.

     There can be no assurance that the estimated cost savings resulting from the Merger will be achieved and outweigh the costs and other factors associated with the integration of the two companies. Cost savings of approximately $30.4 million, representing approximately $21.0 million of overhead cost savings and approximately $9.4 million of operating cost savings, are estimated based on the elimination of corporate operating redundancies and mall operational inefficiencies, and revenue enhancements of approximately $19.4 million, representing approximately $6.0 million attributed to increased revenues from SDG marketing initiatives within the CPI property portfolio, approximately $8.2 million attributed to increased temporary tenant revenues and approximately $5.2 million attributed to other revenue opportunities (including insurance and rent), are estimated based on synergies resulting from the Merger. To the extent that these savings and revenue enhancements are not achieved, earnings and Funds From Operations of Simon Group will be negatively impacted.

DILUTION ON NET INCOME PER SHARE CAUSED BY THE MERGER

     The Merger has a dilutive effect of $0.10 on the net income per share of Simon Group Common Stock on a pro forma basis for the three months ended March 31, 1998 (after giving effect to the elimination of a $0.19 per share gain on a sale of real estate) and a dilutive effect of $0.54 on the net income per share of Simon Group Common Stock on a pro forma basis for the year ended December 31, 1997 (after giving effect to the elimination of a $0.56 gain on sale of real estate) and may have a dilutive effect on net income per share in future periods. See "SIMON GROUP PRO FORMA FINANCIAL DATA." SDG management believes that if the expected cost savings and revenue synergies are not realized and if a dilutive effect on net income per share of SDG Common Stock occurs, Simon Group's Funds From Operations per share following the Merger will be lower than might be expected for SDG's Funds From Operations per share without the Merger.

POSSIBLE SUBORDINATION OF RIGHTS OF CURRENT HOLDERS OF SIMON GROUP EQUITY STOCK AND SDG UNITS

     As is currently the case with SDG, following the Merger Simon Group will be authorized (i) to issue and sell preferred stock, which may have rights and preferences (including, but not limited to, the payment of dividends) senior to Simon Group Equity Stock and (ii) to use the proceeds of such issuances and sales to purchase preferred units in the SDG Operating Partnership which will have rights and preferences (including, but not limited to, the payment of distributions) senior to SDG Units, including SDG Units owned by Simon Group. The issuance of preferred stock in Simon Group and preferred units in the SDG Operating Partnership will not require further action by the holders of Simon Group Equity Stock.

FEDERAL INCOME TAX CONSEQUENCES

     The Merger is expected to qualify for treatment as a tax-free reorganization under Section 368(a) of the Code; however, in the event that the Merger does not qualify as a tax-free reorganization, each SDG stockholder will recognize gain or loss equal to the difference between the stockholder's tax basis in their current securities and the fair market value of the securities received in the Merger. Even if the Merger does qualify for treatment as a tax-free reorganization, the receipt of beneficial interests in CRC Common Stock will be taxable in whole or in part. Management of CRC believes that the value of the beneficial interests in CRC Common Stock will not exceed 1% of the value of the Paired Shares. See "THE MERGER AGREEMENT AND RELATED MATTERS -- Federal Income Tax Consequences to Holders of SDG Equity Stock."

POTENTIAL CONFLICTS OF INTEREST RELATED TO OPERATIONS

     The potential for conflicts of interest currently exist in the operations of SDG because the Simons and the DeBartolos historically have been interested parties on both sides of certain transactions involving the business and properties of SDG. These historical arrangements and therefore the potential for such conflicts of interest will survive the Merger. In accordance with the SDG Operating Partnership and the Amended SPG Operating Partnership Agreement, Simon Group is obligated to contribute its assets and liabilities to the SDG Operating Partnership in exchange for additional partnership units. The partnership units may be exchanged for shares of Simon Group Common Stock on a one-for-one basis or for cash at Simon Group's option. At the Effective Time, Simon Group will transfer, or direct the transfer of, substantially all of its assets and liabilities to the SDG Operating Partnership and one or more subsidiaries of the SDG Operating Partnership in consideration for 49,858,940 limited partnership interests (which equals the number of shares of CPI Common Stock outstanding after the CPI Merger Dividends, less the number of shares equal to the value of the former CPI assets and liabilities retained by Simon Group) and 5,175,287 preferred partnership interests (which equals the number of shares of CPI Series A Preferred Stock and CPI Series B Preferred Stock outstanding after the CPI Merger Dividends). Such transfer will result in a reduction of the SDG Limited Partners' interests, in the aggregate, in the SDG Operating Partnership from 36.9% to 28.6%, assuming the Merger had occurred on March 31, 1998.

     The value of the assets and liabilities retained by Simon Group or transferred to the SDG Operating Partnership is based on the consideration to be received or retained by the stockholders of CPI in connection with the Merger and on a trading price per share of SDG Common Stock of $33 5/8. The fair market value of the former CPI assets less liabilities to be transferred by Simon Group to the SDG Operating Partnership and one or more of its subsidiaries is estimated at approximately $2.4 billion. Prior to the transfer of assets and liabilities, Melvin and Herbert Simon, Simon Group's Co-Chairmen, and David Simon, Simon Group's Chief Executive Officer, beneficially held 9.9%, 5.8% and 1.3%, respectively, of the SDG Operating Partnership, and after such transfer beneficially will hold 7.7%, 4.5% and 1.0%, respectively. See "SDG ANNUAL MEETING MATTERS -- Security Ownership of Certain Beneficial Owners and Management." Decisions regarding the enforcement of the terms of certain agreements of SDG and its affiliates with the Simons (which term means Melvin Simon, Herbert Simon, David Simon, certain of their affiliates and includes certain other Simon family members and estates, trusts and other entities established for their benefit) and/or the DeBartolos (which term means the Estate of Edward J. DeBartolo, Edward J. DeBartolo, Jr., M. Denise DeBartolo York, certain of their affiliates and includes certain other DeBartolo family members and estates and trusts established for their benefit including certain entities which are directly or indirectly owned by the Edward J. DeBartolo Corporation ("EJDC")) including, but not limited to, partnership agreements and noncompetition agreements will be made only by the Independent Directors (as defined below). These agreements include the Noncompetition Agreement, dated as of December 1, 1993, between SDG and David Simon, the Option Agreement, dated December 1, 1993, between the SDG Management Company and Simon Property Group, L.P. and several corporate services agreements. "Independent Directors" are directors of Simon Group who are neither employed by Simon Group nor a member (or an affiliate of a member) of the Simon Family Group or the DeBartolo Family Group. The "Simon Family Group" constitutes Melvin Simon, Herbert Simon and David Simon, other members of the immediate family of any of the foregoing, any estates of any of the foregoing, any trust established for the benefit of any of the foregoing or any other entity controlled by any of the foregoing. The "DeBartolo Family Group" constitutes the Estate of Edward J. DeBartolo, Sr., Edward J. DeBartolo, Jr. and Marie Denise DeBartolo York, other members of the immediate family of any of the foregoing, any other lineal descendants of any of the foregoing, any estates of any of the foregoing, any trusts established for the benefit of any of the foregoing, and any other entity controlled by any of the foregoing. The failure to enforce the material terms of any such agreement, particularly the indemnification provisions and the remedy provisions for breaches of representations and warranties, could result in a substantial monetary loss to Simon Group.

CERTAIN TAX RISKS

  LIMITS ON STOCK OWNERSHIP NECESSARY TO MAINTAIN REIT QUALIFICATION

     In order to maintain Simon Group's, SDG's, SD Property Group, Inc.'s and The Retail Property Trust's ("RPT") (collectively, the "REIT Members") qualification as REITs under sections 856 through 860 of the Code and applicable Treasury Regulations, which are the requirements for qualifying as a REIT ("REIT Requirements"), not more than 50% in value of the outstanding capital stock of Simon Group may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year). The Simon Group Charter will prohibit ownership of more than 8% of the value of the outstanding shares of capital stock of Simon Group by any single stockholder (with an exception for the Simons, who generally may not own more than 18% of the value of the outstanding shares of capital stock of Simon Group).

  REIT CLASSIFICATION; LEGISLATION LIMITING BENEFITS OF PAIRED SHARE STATUS

     After consummation of the Merger, the REIT Members intend to continue to operate so as to qualify as REITs under the REIT Requirements. A REIT generally is not subject to federal income tax at the corporate level on income it currently distributes to its stockholders so long as it distributes at least 95% of its taxable income. Each of the REIT Members expects to continue to qualify as REITs, but no assurance can be given that they will so qualify or be able to remain so qualified. A failure on the part of any of the REIT Members to qualify as a REIT would, in turn, cause all of the other REIT Members to fail to qualify as REITs. For example, if RPT fails to qualify as a REIT, SD Property Group, Inc., SDG and Simon Group would fail to qualify as REITs. See "THE MERGER AGREEMENT AND RELATED MATTERS -- Federal Income Tax Considerations Relating to Simon Group -- Requirements for Qualification -- Asset Tests." No assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT, the effect of the pairing agreement or the federal income tax consequences of such qualification.

     Legislation enacted in 1984 requires that paired entities be treated as one entity for purposes of determining whether either entity meets the REIT Requirements. This legislation does not apply to a paired REIT if the REIT and its paired operating company were paired as of June 30, 1983. CPI was paired with CRC prior to and remained paired on June 30, 1983. Although CPI has obtained a ruling addressing the effect of the CPI Reorganization on CPI's grandfathered status, such ruling does not address the effect of the Merger, and there are no judicial or administrative authorities interpreting this "grandfathering" rule in the context of a merger or otherwise. CPI will obtain an opinion of counsel at the closing of the Merger and the related transactions to the effect that the Merger will not adversely affect Simon Group's and CRC's grandfathered status. If the Internal Revenue Service were to successfully contend that Simon Group and CRC no longer qualify as grandfathered from the 1984 legislation limiting paired share REITs, certain income of CRC would be treated as nonqualifying income of Simon Group, potentially jeopardizing Simon Group's status as a REIT.

     On July 22, 1998, President Clinton signed into law legislation that terminates the "grandfathering" rule described above with respect to Non-Grandfathered Assets acquired (or substantially improved) by either paired entity after March 26, 1998. Assets acquired subject to a binding written contract in force on March 26, 1998 (such as the Merger Agreement) are deemed to be acquired on March 26, 1998 and therefore are excluded from Non-Grandfathered Assets. As a result of this legislation, Simon Group and CRC will be treated as one entity with respect to Non-Grandfathered Assets for purposes of determining whether either entity qualifies as a REIT. Consequently, the benefits of the "grandfathering" rule described above will be eliminated for any Non-Grandfathered Assets acquired by Simon Group or CRC.

     There are no current plans to change the paired-share status of Simon Group. In addition, the management of Simon Group does not believe that this legislation will materially affect Simon Group. Because Simon Group is engaged primarily in owning and operating regional malls and community shopping centers, i.e., real estate of a type that can be owned and operated directly by a REIT, Simon Group has no present need, and would derive no material benefit from, conducting its operations by leasing its real estate to CRC or the SRC Operating Partnership. Furthermore, Simon Group has no current intention to acquire real estate of a type that cannot be operated directly by a REIT, and accordingly, does not believe that this legislation will adversely affect its current acquisition strategy. The legislation will, however, limit Simon Group's ability to change its current acquisition strategy to include the acquisition of real estate other than of a type that can be owned and operated directly by a REIT. For example, prior to enactment of the legislation, Simon Group could have acquired a hotel and leased it to the SRC Operating Partnership. After enactment of the legislation, such a transaction could, depending on its size, result in the loss of Simon Group's REIT status.

     Current law prohibits a REIT from owning more than 10% of the voting stock of a corporation. On February 2, 1998, the Clinton Administration released the Administration's fiscal 1999 budget, which contains certain proposals that may adversely affect REITs (the "Administration Proposals"). The Administration Proposals, if adopted in their current form, would prohibit REITs from holding more than 10% of the value of all classes of stock of a corporation other than a wholly-owned subsidiary that is a REIT. The proposed effective date of this proposal generally is the date of the first Congressional committee action with respect to such proposal. However, to the extent that a REIT's stock ownership is grandfathered by virtue of this effective date, the grandfathered status will terminate if the subsidiary corporation engages in a trade or business that it is not engaged in on the date of first committee action or acquires substantial new assets on or after that date. If the Administration Proposals are enacted in their current form, Simon Group's ability to expand certain business activities through its partially owned corporate subsidiaries would be greatly restricted.

     These proposals will not become effective unless legislation is duly passed by Congress and signed by the President. During the legislative process, these proposals will be reviewed by Congressional committees and staff and be subject to public scrutiny by affected companies and industry groups. It is uncertain whether these proposals will become law or, if either does, what the details of the implementing legislation will be. Consequently, it is impossible to determine at this time all of the ramifications which would result from the legislation based on these proposals. Other legislation, as well as administrative interpretations or court decisions, also could change the tax law with respect to Simon Group's qualification as a REIT and the federal income tax consequences of such qualification. The adoption of any such legislation, regulations or administrative interpretations could have a material adverse effect on the results of operations, financial condition and prospects of Simon Group. See "THE MERGER AGREEMENT AND RELATED MATTERS -- Possible Federal Tax Developments."

     If Simon Group or any of the other REIT Members fails to qualify as a REIT, the nonqualifying entity will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In addition, as discussed above, if any of the REIT Members fails to qualify as a REIT, all of the other REIT Members owning an interest in such REIT Member will also be disqualified and subject to federal income tax. Unless entitled to relief under certain statutory provisions, the REIT Members will be disqualified from treatment as REITs for the four taxable years following the year during which qualification is lost. The additional tax would significantly reduce the Funds From Operations of Simon Group. See "THE MERGER AGREEMENT AND RELATED MATTERS -- Federal Income Tax Considerations Relating to Simon Group."

  ADVERSE EFFECTS OF NOT MEETING REIT MINIMUM DISTRIBUTION REQUIREMENTS

     To obtain and maintain their status as REITs, the REIT Members generally will be required each year to distribute at least 95% of their taxable income after certain adjustments. In addition, the REIT Members will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by them during each calendar year are less than the sum of 85% of their ordinary income for such calendar year, 95% of their capital gain net income for the calendar year and any amount of such income that was not distributed in prior years. For the year ended 1997, CPI and SDG each distributed amounts substantially in excess of 95% of its taxable income.

REAL ESTATE INVESTMENT RISKS

  FACTORS AFFECTING REVENUES AND ECONOMIC VALUE OF SHOPPING CENTERS

     The revenues and value of shopping centers may be adversely affected by a number of factors, including: the national, regional and local economic climate; local real estate conditions; perceptions by retailers or shoppers of the safety, convenience and attractiveness of the shopping center; the proximity and quality of competing centers; trends in the retail industry, including contraction in the number of retailers and the number of locations operated; the quality and philosophy of management; changes in market rental rates; the inability to collect rent due to bankruptcy or insolvency of tenants or otherwise; the need periodically to renovate, repair and relet space and the costs thereof; the ability of an owner to provide adequate maintenance and insurance and increased operating costs. In addition, shopping center values are affected by such factors as changes in interest rates, the availability of financing, changes in governmental regulations, changes in tax laws or rates and potential environmental or other legal liabilities.

     Simon Group's concentration in the retail shopping center real estate market subjects their portfolios to certain risks, including, among others, the following risks: demand for shopping center space in Simon Group's markets may decrease; Simon Group may be unable to re-let space upon lease expirations or to pay renovation and reletting costs in connection therewith; economic and other conditions may affect shopping center property cash flows and values; tenants may be unable to make lease payments or may become bankrupt; and a property may not generate revenue sufficient to meet operating expenses, including future debt service. The combined portfolio also has substantial concentration of properties in certain geographic markets, including Florida, Texas and the New York metropolitan area, increasing the susceptibility of the combined company to economic downturn in these regions.

  LIMITED CONTROL WITH RESPECT TO CERTAIN PROPERTIES PARTIALLY OWNED OR MANAGED BY THIRD PARTIES

     On March 31, 1998, if the transaction contemplated by the Merger Agreement, including the sale of the General Motors Building, had occurred on such date, Simon Group would beneficially own interests in 245 properties ("Simon Group Portfolio Properties") including 67 income-producing properties in which Simon Group holds, directly or indirectly, an interest not wholly owned directly or indirectly by the SDG Operating Partnership ("Joint Venture Properties"). With respect to these Joint Venture Properties, assuming consummation of the Merger, Simon Group will, directly or indirectly, be the sole general partner of 12 limited partnerships, a general partner of 23 limited partnerships, an indirect limited partner of one general partnership, a limited partner of two limited partnerships, a general partner of 23 general partnerships, a member of one limited liability company, a managing member of two limited liability companies and will hold two tenancy-in-common interests and one beneficial trust interest. In addition, Simon Group will have day-to-day operational control over 51 of such Joint Venture Properties. On a pro forma basis assuming the Merger occurred on March 31, 1998, in 1998 the Joint Venture Properties would have generated 15.5% of Simon Group's EBITDA. "EBITDA" means earnings before interest, taxes, depreciation and amortization for all properties. EBITDA after minority interest represents earnings before interest, taxes, depreciation and amortization for all properties after distribution to the third-party joint venture partners.
EBITDA: (i) does not represent cash flow from operations as defined by generally accepted accounting principles; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) is not an alternative to cash flows as a measure of liquidity. The third-party partners' ownership interests in Joint Venture Properties range from 1.7% to 85.3%.

     With respect to limited partnerships owning Joint Venture Properties for which Simon Group will serve as general partner, Simon Group will not have sole control of certain major decisions relating to such Joint Venture Properties, although Simon Group generally will have a right of approval with respect to such matters. With respect to the limited or general partnerships owning Joint Venture Properties in which Simon Group will not be the managing or co-managing general partner, Simon Group will not have day-to-day operational control. These limitations may result in decisions by third parties with respect to such properties that do not fully reflect the interests of Simon Group at such time, including decisions relating to the requirements with which Simon Group must comply in order to maintain its status as a REIT for tax purposes. In addition, the sale or transfer of interests in certain of the partnerships is subject to rights of first refusal and buy-sell or similar arrangements. Such rights may be triggered at a time when Simon Group will not desire to sell but may be forced to do so because it does not have the cash to purchase the other party's interest. Simon Group will be contractually restricted from selling certain of these properties without the consent of certain unrelated parties. These limitations on sale may adversely affect Simon Group's ability to sell these properties at the most advantageous time for Simon Group.

  COMPETITION

     Shopping malls compete for tenants on the basis of the rent charged and location, and encounter competition from other retail properties in their respective market areas. However, the principal competition for the shopping malls may come from future shopping malls that will be located in the same market areas and from mail order and electronic retailers. There is also considerable competition to acquire equity interests in desirable real estate. The competition is provided by other real estate investment trusts, insurance companies, private pension plans and private developers. Additionally, Simon Group's credit rating and leverage will affect its competitive position in the public debt and equity markets.

     Simon Group will face competition from other shopping mall developers for the acquisition of prime development sites and for tenants and will be subject to the risks of real estate development, including the lack of financing, construction delays, environmental requirements, budget overruns and lease-up. Numerous other developers, managers and owners of real estate compete with Simon Group in seeking management and leasing revenues, land for development and properties for acquisition. In addition, retailers at the Simon Group Portfolio Properties face increasing competition from discount shopping centers, outlet malls, catalogues, discount shopping clubs and telemarketing. With respect to certain of the Simon Group Portfolio Properties, there are other properties of the same type within the market area. The existence of competitive properties could have a material effect on the SDG Operating Partnership's ability to lease space and on the level of rents the SDG Operating Partnership can obtain. Renovations and expansions at competing malls could negatively affect a competing Simon Group Portfolio Property. Increased competition could adversely affect Simon Group's revenues.

  ILLIQUIDITY OF REAL ESTATE

     Real property investments are relatively illiquid. Simon Group's ability to vary its portfolio in response to changes in economic and other conditions therefore will be limited. If Simon Group wants to sell an investment, there is no assurance that it will be able to dispose of it in the desired time period or that the sales prices of any investment will recoup or exceed the amount of Simon Group's investment.

  DEPENDENCE ON ANCHORS AND TENANTS

     Simon Group's cash available for distribution would be adversely affected if GLA in the Simon Group Portfolio Properties could not be leased, if tenants or anchors failed to meet their contractual obligations or seek concessions in order to continue operations. If the sales of stores operating in the Simon Group Portfolio Properties were to decline sufficiently due to economic conditions, closing of anchors or for other reasons, tenants may be unable to pay their minimum rents or expense recovery charges. In the event of default by a tenant or anchor, the Simon Group Portfolio Property owner might experience delays and costs in enforcing its rights as landlord.

  RENEWAL OF LEASES AND RELETTING OF SPACE

     Simon Group will be subject to the risks that, upon expiration of leases for GLA located in the Simon Group Portfolio Properties, the premises may not be relet or the terms of reletting (including the cost of concessions to tenants) may be less favorable than current lease terms. If SDG Group were unable promptly to relet all or a substantial portion of this space or if the rental rates upon such reletting were significantly lower than expected rates, Simon Group's cash generated before debt repayments and capital expenditures and ability to make expected distributions to shareholders may be adversely affected.

  FAILURE TO MANAGE EXPANSION AND DEVELOPMENT GROWTH STRATEGY

     Growth of Simon Group's business through the development of additional shopping centers and other capital projects may be limited by risks associated with expansion and development activities generally. These risks include incurring expenses on projects which are not completed or, due to cost overruns, delays, lower occupancy levels or other factors, are unprofitable.

  POSSIBLE LIABILITY RELATING TO ENVIRONMENTAL MATTERS

     Under various federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of petroleum or hazardous or toxic substances on, under or in such property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such substances. The costs of removal or remediation of such substances may be substantial, and the presence of such substances, or failure to promptly remove or remediate such substances, may, among other things, adversely affect the owner's or operator's ability to borrow using such property as collateral. Environmental laws, ordinances and regulations also impose requirements on conditions and activities at the properties that may affect the environment or the impact of the environment on human health and safety. The obligation to pay for the costs of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future requirements, may affect the operating costs of Simon Group. Further, failure to comply with such requirements could result in the imposition of monetary penalties (in addition to the costs to achieve compliance) and potential liability to third parties. In connection with its business, Simon Group may be potentially liable for such costs or claims. Both SDG and CPI believe that their properties are in compliance in all material respects with all applicable environmental laws, ordinances and regulations and that adequate amounts have been reserved to cover the costs and expenses related to environmental conditions with respect to their properties. However, it is possible that there are material environmental conditions, liabilities or violations of which SDG, CPI and CRC are currently unaware.

  GENERAL REAL ESTATE INVESTMENT RISKS

     Simon Group also will be subject to other real estate investment risks including, without limitation, adverse changes in zoning laws, potential environmental liabilities, the ongoing need for capital improvements (particularly in older structures), changes in national or local economic conditions, changes in neighborhood characteristics and civil unrest, earthquakes and other natural disasters (which could result in uninsured losses). See "-- Environmental Matters." The ability of Simon Group to maintain or increase its Funds From Operations is dependent to a significant degree on the ability of Simon Group to manage the risks associated with the inability to lease or add GLA.

LIMITS ON CHANGE OF CONTROL

     In order to facilitate compliance with REIT Requirements, the Simon Group Charter places restrictions on the accumulation of shares in excess of 8% of the capital stock of Simon Group (18% in the case of the Simons) (calculated based on the lower of outstanding shares, voting power or value), subject to certain exceptions permitted with the approval of the Simon Group Board of Directors to allow (i) underwritten offerings or (ii) the sale of equity securities in circumstances where the Simon Group Board of Directors determines Simon Group's ability to satisfy the REIT Requirements will not be jeopardized. Stock of Simon Group that is held by a "qualified trust" within the meaning of Section 856(h)(3) of the Code is treated as held proportionately by the beneficiaries of such trust. Simon Group has agreed to waive its charter provisions such that the Telephone Real Estate Equity Trust may acquire up to 11% of the capital stock of Simon Group, provided that it remains treated as a "qualified trust," but will become subject to the 8% limitation if it fails to be so treated. This restriction on ownership and transferability may have the effect of delaying, deferring or preventing a transaction or change in control of Simon Group that might involve a premium price for the shares of Simon Group Equity Stock or that otherwise might be in the best interest of Simon Group's stockholders. Certain other provisions of the Simon Group Charter and Simon Group By-laws could have the effect of delaying or preventing a change of control of Simon Group even if some of Simon Group's stockholders deem such a change to be in Simon Group's and their best interest. These include Simon Group Charter provisions preventing holders of Simon Group Common Stock from acting by written consent and requiring that up to six directors in the aggregate may be elected by holders of Simon Group Class B Common Stock and Simon Group Class C Common Stock. The stockholders of Simon Group will be governed by the General Corporation Law of the State of Delaware (the "DGCL"). See "-- Comparison of Stockholders' Rights," "CERTAIN PROVISIONS OF THE SDG PARTNERSHIP AGREEMENT, THE SRC PARTNERSHIP AGREEMENT, THE SIMON GROUP CHARTER, THE CRC CHARTER, SIMON GROUP BY-LAWS AND CRC BY-LAWS AND DELAWARE LAW" and "COMPARISON OF RIGHTS OF HOLDERS OF SDG COMMON STOCK AND SIMON GROUP AND CRC COMMON STOCK."

COMPARISON OF STOCKHOLDERS' RIGHTS

     SDG is currently incorporated under the laws of the State of Maryland and CPI and CRC are both incorporated under the laws of the State of Delaware. If the Merger is consummated, the holders of SDG Equity Stock, whose rights as stockholders are currently governed by the MGCL, the SDG Charter and the SDG By-laws, will at the Effective Time become holders of Simon Group Equity Stock and their rights as such will be governed by the DGCL, the Simon Group Charter, the CRC Charter, the Simon Group By-Laws and the CRC By-laws.

     SDG stockholders should be aware of the following differences in their rights as stockholders compared to the rights of stockholders of Simon Group and
CRC: the Simon Group Charter and the CRC Charter will provide that directors may be removed with or without cause by the requisite affirmative vote of the stockholders; the Simon Group Charter will require that all actions by Simon Group Common Stock holders be taken at an annual or special meeting of the shareholders; and the Simon Group Charter and the CRC Charter will provide that written notice of every meeting of the stockholders be given not less than 10 nor more than 60 calendar days before the date of the meeting to each stockholder of record entitled to vote at such meeting. These provisions, in addition to other provisions located in both the SDG Charter, the Simon Group Charter and the CRC Charter, could have a potential anti-takeover effect following the Merger. In addition, the 8% ownership limit in the Simon Group Charter could have the effect of making the acquisition of control more difficult for a third party. See "-- Limits on Change of Control" and "COMPARISON OF RIGHTS OF HOLDERS OF SDG COMMON STOCK AND SIMON GROUP AND CRC COMMON STOCK."

DEPENDENCE ON KEY PERSONNEL

     Simon Group will depend on the services of certain key personnel, including Melvin Simon, Herbert Simon and David Simon, following the consummation of the Merger. Both SDG's management and CPI's management believe that the loss of the services of any of these key personnel could have an adverse effect on the results of Simon Group's operations. See "MANAGEMENT OF SIMON GROUP AND CRC FOLLOWING THE MERGER -- Management of Simon Group."

RISKS RELATING TO YEAR 2000 ISSUE

     Many existing computer programs were designed to use only two digits to identify a year in the date field without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the year 2000. Simon Group plans to address the "Year 2000" issue with respect to its operations. Substantially all of the computer systems and applications in use in SDG's home office in Indianapolis, Indiana have been, or are in the process of being, upgraded and modified. Failure of Simon Group or its tenants or lessees to properly or timely resolve the Year 2000 issue could have a material adverse effect on Simon Group's business. Simon Group believes that its software applications and operational programs will properly recognize calendar dates beginning in the year 2000. In addition, Simon Group will be initiating communications with its significant tenants and lessees to determine the extent to which Simon Group is vulnerable to third parties' failures to remediate their own potential problems related to the Year 2000. To date, no significant concerns have been identified; however, there can be no assurance that there will not be any Year 2000 related operating problems or expenses that will arise in connection with Simon Group's computer systems and software or with Simon Group's interface with the computer systems and software of its tenants and lessees.

IMPACT OF INTEREST RATE FLUCTUATIONS AND OTHER FACTORS ON STOCK PRICE AND BORROWING COSTS

     Any significant increase in market interest rates from their current levels could lead holders of Simon Group Common Stock to seek higher yields through other investments, which could adversely affect the market price of the shares of Simon Group Common Stock. One of the factors that may influence the price of Simon Group Common Stock in public markets will be the annual distribution rate on Simon Group Common Stock as compared with the yields on alternative investments. Numerous other factors, such as governmental regulatory action and tax laws, could have a significant impact on the future market price of Simon Group Common Stock. In addition, increases in market interest rates could result in increased borrowing costs for Simon Group, which may adversely affect Simon Group's cash flow and the amounts available for distributions to its stockholders.

RISKS RELATED TO INTEREST RATE HEDGING ARRANGEMENTS

     SDG employs, and Simon Group will continue to employ, standard risk management strategies to hedge exposures, primarily related to interest rate fluctuations. SDG has commonly entered into interest rate swaps to fix the costs of funding and eliminate interest rate volatility. Interest rate cap agreements are used as a protection against interest rate increases on variable rate debt. SDG also enters into hedging transactions based upon U.S. Treasury Bill rates to manage exposure of rising interest rates before anticipated bond offerings. Simon Group intends to continue to enter into such arrangements if management determines they are in the best interest of the stockholders.

     Interest rate hedging arrangements may expose Simon Group to certain risks. Although Simon Group will try to minimize these risks, interest rate movements during the terms of interest rate hedging agreements may result in a gain or loss on Simon Group's investment in the hedging arrangement. Developing an effective strategy is complex and no strategy can completely insulate Simon Group from risks associated with interest rate fluctuations. There can be no assurance that Simon Group's hedging activities will have the desired beneficial impact on Simon Group's results of operations or financial condition. Such hedging agreements may involve certain costs, such as transaction fees or non-material breakage costs if they are terminated by Simon Group. In addition, nonperformance by the other party to the hedging arrangement may result in credit risks to Simon Group. In order to minimize counterparty credit risk, Simon Group's policy is to enter into hedging arrangements only with large creditworthy financial institutions.

POSSIBLE ADVERSE EFFECTS ON STOCK PRICES ARISING FROM SHARES AVAILABLE FOR FUTURE SALE

     If the Merger would have occurred on March 31, 1998, Simon Group would have had outstanding at such date 160,902,609 shares of Simon Group Common Stock, 3,200,000 shares of Simon Group Class B Common Stock, 4,000 shares of Simon Group Class C Common Stock, 209,249 shares of Simon Group Series A Preferred Stock, 4,966,038 shares of Simon Group Series B Preferred Stock, 64,059,705 SDG Units and 1,310,190 stock options. In any given 365-day period, EJDC (or its affiliates or lenders) is permitted to dispose of the SDG Units held by EJDC (together with its affiliates) in order to satisfy up to $180 million of outstanding indebtedness of EJDC, until such indebtedness has been repaid. Affiliates of EJDC pledged certain SDG Units to secure such indebtedness. This indebtedness will not be an obligation of Simon Group and will not be secured by any of the assets of Simon Group. A default on such EJDC indebtedness may cause EJDC's lenders to foreclose on EJDC's SDG Units. In such an event, it is likely that the lenders or a single transferee from the lenders would attempt to dispose of these SDG Units. Such lenders or such single transferee from the lenders may be permitted to exchange these SDG Units for shares of Simon Group Common Stock or cash, at the option of Simon Group, and (if Simon Group elects to issue shares) to dispose of such shares. In addition, 22,635,977 shares of Simon Group Common Stock, 55,799 shares of Simon Group Series A Preferred Stock and 2,065,921 shares of Simon Group Series B Preferred Stock held by stockholders of CPI after the Merger will be immediately tradeable after consummation of the Merger pursuant to Rule 144(k) under the Securities Act. See "FEDERAL SECURITIES LAW CONSEQUENCES."

     Sales of substantial numbers of shares of Simon Group Common Stock or Units, or the perception that such sales could occur, could adversely affect the prevailing market price for the Simon Group Common Stock. If such sales reduce the market price of the Simon Group Common Stock, Simon Group's ability to raise additional capital in the equity market could be adversely affected. The existence of registration rights contained in various registration rights agreements also may adversely affect the terms upon which Simon Group can obtain additional capital in the equity markets in the future. See "THE MERGER AGREEMENT AND RELATED MATTERS -- Certain Transactions and Agreements Relating to the Merger."

                 HISTORICAL AND PRO FORMA PER SHARE INFORMATION

     The following table sets forth certain historical, Simon Group pro forma and CPI and beneficial interest in CRC combined pro forma equivalent information giving effect to the CPI Merger Dividends, the Merger and the Other Property Transactions (see "PRO FORMA COMBINED AND SELECTED HISTORICAL FINANCIAL DATA"). The data is based on the historical and Simon Group pro forma financial statements included elsewhere in this Proxy Statement/Prospectus.

                               FOR THE THREE MONTHS ENDED MARCH 31, 1998           FOR THE YEAR ENDED DECEMBER 31, 1997
                            -----------------------------------------------   ----------------------------------------------
                                                         CPI AND BENEFICIAL                               CPI AND BENEFICIAL
                                                          INTEREST IN CRC                                  INTEREST IN CRC
                                          SIMON GROUP    COMBINED PRO FORMA                SIMON GROUP    COMBINED PRO FORMA
                            HISTORICAL    PRO FORMA(1)     EQUIVALENT(2)      HISTORICAL   PRO FORMA(1)     EQUIVALENT(2)
                            -----------   ------------   ------------------   ----------   ------------   ------------------
                            (UNAUDITED)
Net Income per Share of
  Common Stock Before
  Extraordinary Items
  SDG/Simon Group pro
    forma.................    $  .22         $  .31                --           $ 1.08        $ 1.10                --
  CPI and beneficial
    interest in CRC
    combined..............    $ 3.07             --            $  .65           $10.24            --            $ 2.29

Cash Distributions(3)
  SDG/Simon Group pro
    forma.................    $ .505         $ .505                --           $ 2.01        $ 2.02                --
  CPI and beneficial
    interest in CRC
    combined..............    $ 1.95             --            $ 1.05           $ 7.73            --            $ 4.21

                                         AS OF MARCH 31, 1998                            AS OF DECEMBER 31, 1997
                                          ------------------                              ---------------------
Book Value per Share of
  Common Stock
  SDG/Simon Group pro
    forma.................    $11.10         $16.43                --              N/A           N/A               N/A
  CPI and beneficial
    interest in CRC
    combined..............    $64.09             --            $34.20              N/A           N/A               N/A

---------------
(1) Giving effect to the CPI Merger Dividends and the Merger there were 164,096,352 and 155,773,755 pro forma weighted average shares of Simon Group Common Stock outstanding during the three months ended March 31, 1998 and the year ended December 31, 1997, respectively, and 164,106,609 pro forma shares of Simon Group Common Stock outstanding as of March 31, 1998.

(2) A CPI stockholder is entitled to 2.0818 shares of Simon Group Common Stock, which includes a beneficial interest in CRC, for each outstanding share of CPI Common Stock. The existing shares of CPI Common Stock also entitle the holder to a beneficial interest in CRC. See "THE MERGER AGREEMENT AND RELATED MATTERS -- Terms of the Merger" for a description of the additional consideration to which the CPI stockholders are entitled.

(3) SDG currently pays a quarterly distribution of $0.5050 per share of SDG Common Stock. SDG/Simon Group pro forma Cash Distributions per share are calculated by multiplying this quarterly distribution amount by four. Future distributions by Simon Group, however, will be at the discretion of the Simon Group Board of Directors and will depend on certain factors. See "POLICIES OF SIMON GROUP FOLLOWING THE MERGER -- Dividend and Distribution Policies."

                                 CAPITALIZATION

     The following table sets forth the historical capitalization of SDG, CPI and CRC at March 31, 1998 and the pro forma combined capitalization of Simon Group and CRC as adjusted by SDG to give effect to the CPI Merger Dividends, the Merger and related transactions and the Other Property Transactions as if the Merger and related transactions and the Other Property Transactions had occurred on March 31, 1998. The following table should be read in conjunction with the historical and pro forma financial statements and related notes included elsewhere in, or incorporated by reference into, this Proxy Statement/Prospectus.

                                                                  MARCH 31, 1998
                                              -------------------------------------------------------
                                                                                          SIMON GROUP
                                                  SDG           CPI            CRC         PRO FORMA
                                              HISTORICAL    HISTORICAL    HISTORICAL(1)    COMBINED
                                              -----------   -----------   -------------   -----------
                                              (UNAUDITED)   (UNAUDITED)    (UNAUDITED)
                                                                  (IN THOUSANDS)
Mortgages and other indebtedness............  $5,329,707    $  857,648       $1,121       $ 7,734,500
Limited Partners' interest in the Operating
  Partnerships..............................     718,264            --           --         1,023,677
Preferred Stock of subsidiary...............          --            --           --           339,128
Stockholders' equity
  SDG Series B cumulative redeemable
     Preferred Stock........................     192,989            --           --                --
  SDG Series C cumulative redeemable
     Preferred Stock........................     146,139            --           --                --
  Simon Group Series B convertible Preferred
     Stock..................................          --            --           --           496,611
  CPI Series A Preferred Stock..............          --       209,249           --           269,329
  Common Stock and beneficial interest in
     CRC....................................          10        26,415          268                30
  Class B Common Stock......................           1            --           --                 2
  Class C Common Stock......................          --            --           --                --
  Capital in excess of par and other........   1,524,746     1,602,067       13,351         3,027,115
  Accumulated (deficit) surplus.............    (294,817)      104,390       (9,617)         (318,434)
  Unamortized restricted stock award........     (11,883)           --           --           (11,883)
  Treasury stock............................          --      (113,969)          --                --
                                              ----------    ----------       ------       -----------
  Total stockholders' equity................   1,557,185     1,828,152        4,002         3,462,770
                                              ----------    ----------       ------       -----------
          Total capitalization..............  $7,605,156    $2,685,800       $5,123       $12,560,075
                                              ==========    ==========       ======       ===========

---------------
(1) Adjusted to reflect the elimination of intercompany mortgages totalling $37.1 million as of March 31, 1998.

DIVIDENDS ON AND MARKET PRICES OF SDG EQUITY STOCK AND CPI AND CRC COMMON STOCK

SDG

     The shares of SDG Common Stock are designated for trading on the NYSE under the symbol "SPG". The following table sets forth the high and low prices per share and the dividends paid or declared per share of SDG Common Stock quoted on the NYSE for the periods indicated, as reported in published financial sources:

                                                  SDG COMMON
                                                 STOCK PRICES
                                                 -------------                              DIVIDEND
                                                 HIGH      LOW           DIVIDEND DATE       AMOUNT
                                                 ----      ---         -----------------    --------
Year Ended December 31, 1996
  First Quarter................................  $24 5/8   $21 1/8     March 27, 1996       $0.4925
  Second Quarter...............................  $24 3/4   $22 1/8     June 28, 1996        $0.4925
  Third Quarter................................  $25 3/4   $22 7/8     August 1, 1996       $0.1515(1)
  Fourth Quarter...............................  $31       $25 3/8     January 23, 1997     $0.4925
Year Ended December 31, 1997
  First Quarter................................  $32 3/4   $28 3/8     May 6, 1997          $0.4925
  Second Quarter...............................  $32       $27 7/8     July 28, 1997        $0.5050
  Third Quarter................................  $34 3/8   $29         October 23, 1997     $0.5050
  Fourth Quarter...............................  $33 15/16 $28 7/8     January 23, 1998     $0.5050
Year Ending December 31, 1998
  First Quarter................................  $34 1/2   $30 3/8     February 20, 1998    $0.5050
  Second Quarter...............................  $34 7/8   $31         May 22, 1998         $0.5050
  Third Quarter (through August 12, 1998)......  $34       $29 1/16    --                        --

---------------
(1) Represents a dividend declared in the third quarter of 1996 related to the DeBartolo Merger, designated to align the time periods of dividend payments of the merged companies in the DeBartolo Merger.

     On February 18, 1998, the last full trading day prior to the public announcement of the Merger Agreement, the reported closing and high trading price per share of SDG Common Stock was $33 5/8 and the low trading price was $32 7/8. On August 12, 1998, the most recent date for which prices were available prior to printing this Proxy Statement/Prospectus, the reported closing price per share of SDG Common Stock was $31 1/16. There is no established public trading market for the SDG Class B Common Stock or SDG Class C Common Stock. Distributions per share of SDG Class B Common Stock and SDG Class C Common Stock were identical to those for the SDG Common Stock. SDG stockholders are urged to obtain current market quotations. At the Record Date there were approximately 2,811 holders of record of SDG Common Stock. The shares of SDG Class B Common Stock are held entirely by a voting trust to which the Simons are parties and are exchangeable on a one-for-one basis into SDG Common Stock. The shares of SDG Class C Common Stock are held entirely by EJDC and are also exchangeable on a one-to-one basis into SDG Common Stock. See "POLICIES OF SIMON GROUP FOLLOWING MERGER -- Dividend and Distribution Policies."

CPI AND CRC

     There is no established public trading market for shares of CPI Common Stock and CRC Common Stock. The following table sets forth the dividends paid or declared per share of CPI Common Stock for the periods indicated:

                                        CPI COMMON STOCK              CRC BENEFICIAL INTEREST
                                  -----------------------------    -----------------------------
                                                       DIVIDEND                         DIVIDEND
                                    DIVIDEND DATE       AMOUNT       DIVIDEND DATE       AMOUNT
                                  -----------------    --------    -----------------    --------
Year Ended December 31, 1996
  First Quarter.................  February 15, 1996    $1.7875     February 15, 1996     $.0125
  Second Quarter................  May 15, 1996         $1.865      May 15, 1996          $.01
  Third Quarter.................  August 15, 1996      $1.865      August 15, 1996       $.01
  Fourth Quarter................  November 15, 1996    $1.865      November 15, 1996     $.01
Year Ended December 31, 1997
  First Quarter.................  February 18, 1997    $1.865      February 18, 1997     $.01
  Second Quarter................  May 15, 1997         $1.94       May 15, 1997          $.01
  Third Quarter.................  August 15, 1997      $1.94       August 15, 1997       $.01
  Fourth Quarter................  November 17, 1997    $1.94       November 17, 1997     $.01
Year Ending December 31, 1998
  First Quarter.................  February 17, 1998    $1.94       February 17, 1998     $.01
  Second Quarter................  May 15, 1998         $1.94       May 15, 1998          $.01

     CPI (and, commencing in May 1989, CRC) has paid regular and uninterrupted quarterly cash distributions on its shares since it commenced operations in 1971. These distributions have increased from $1.99 per share in 1972 (the first full year of operations) to $7.73 per share ($7.69 per share of CPI Common Stock and $0.04 per beneficial interest in CRC Common Stock) in 1997. The present annual combined rate of distribution is $7.80 per share ($7.76 per share of CPI Common Stock and $.04 per beneficial interest in CRC Common Stock).

     At July 29, 1998 there were approximately 247 holders of record of CPI Common Stock and one holder of record of CRC Common Stock. See "POLICIES OF SIMON GROUP FOLLOWING MERGER -- Dividend and Distribution Policies."

                    THE PROPOSED MERGER AND RELATED MATTERS

BACKGROUND OF THE MERGER

     In May 1997, the CPI Board approved recommendations by the management of CPI as to the strategic objectives of CPI, including possibly becoming a publicly traded company, which would preserve CPI's paired-share structure, continue its strong growth in Funds From Operations, increase and diversify its asset base without significantly diluting its asset quality and increase its leverage in a rational fashion. In the summer and fall of 1997, representatives of CPI held discussions with representatives of several companies in the regional mall industry regarding engaging in a significant strategic transaction with CPI. No proposals for specific transactions were elicited or resulted from any of these discussions.

     With the assistance of its advisors, CPI's management analyzed the potential benefits and disadvantages of a strategic transaction with the parties with which it had held such preliminary discussions in light of the strategic objectives approved by the CPI Board. At a CPI Board meeting on November 4, 1997, CPI's management and legal advisors reviewed with the CPI Board certain financial and other information about the potential parties to any such transaction and the results of discussions and analyses conducted to that time. Following the CPI Board's meeting, senior management of CPI continued to have discussions with the several parties interested in a potential transaction. It became clear to CPI management that, based on the discussions until then and the degree of interest expressed by the several parties, a transaction with The Rouse Company ("Rouse") satisfied the CPI Board's objectives and the additional objectives of certainty and swiftness of closing. In early December 1997, active negotiations with Rouse began. In late December 1997, Hans C. Mautner, Chairman and Chief Executive Officer of CPI, received a letter from David Simon, Chief Executive Officer of SDG, wherein Mr. Simon expressed interest in a strategic transaction between CPI and SDG based on CPI's asset appraisal. CPI took no action based on such letter at that time.

     Several meetings between representatives of CPI and its advisors and representatives of Rouse and its advisors occurred in December 1997 and January 1998 during which the terms and structure of a combination, the governance of the combined company and other issues were discussed. While negotiations were progressing, news reports concerning negotiations between CPI and Rouse began appearing in the media on January 15, 1998. On January 16, 1998, Mr. Mautner received another letter from Mr. Simon, stating that SDG was interested in a transaction with CPI and was prepared to offer substantial consideration to CPI stockholders. During the following several days, CPI received similar communications from other parties expressing interest in a potential transaction with CPI. Throughout this period, management kept the CPI Board and CPI's three principal stockholders apprised of the Rouse negotiations and the expressions of interest from other parties.

     On January 26, 1998, a special meeting of the CPI Board, at which all trustees, certain members of CPI management and representatives of CPI's financial and legal advisors were present, was held to discuss the new expressions of interest. At this meeting CPI's financial advisors made an extensive presentation concerning the nature of the contacts with each of the parties expressing an interest in a transaction with CPI and setting forth certain financial and business information about those parties. CPI's legal advisors discussed the legal and fiduciary duties applicable to the trustees' consideration of any transaction involving CPI, including the new expressions of interest; in addition, they reviewed other legal, tax and logistical issues. The CPI Board reaffirmed the strategic objectives to be sought in reviewing any potential transaction, selected five interested parties, including SDG and Rouse, as presenting the most viable and attractive potential merger partners and decided that CPI's management and advisors should evaluate potential transactions with each of such parties. The CPI Board directed that the potential bidders be asked to submit a proposal for a transaction by Monday, February 2, 1998. CPI's advisors sent a letter and a draft of a merger agreement to the five potential bidders, inviting them to present a detailed proposal for a transaction with CPI by the morning of February 2, 1998. On February 2, 1998 proposals were received from SDG and one other bidder. In addition, Rouse delivered a letter stating that it was contemplating certain modifications to the transaction that had been under consideration by CPI and Rouse, including obtaining financial assistance from a third party which would participate in the Rouse proposal.

     The CPI Board held a special meeting on Tuesday, February 3, 1998, to discuss the three proposals. Present at this meeting were all trustees of CPI, members of management of CPI and representatives of CPI's financial and legal advisors. Also present were representatives of the financial advisor to the largest CPI stockholder. Representatives of each of the three parties who had submitted proposals were invited to make presentations at the meeting. Each such party, together with its financial advisors, and in one case, legal advisors, separately presented its proposal along with other pertinent information to the CPI Board and responded to questions from the CPI Board, management and advisors. After completion of the presentations by the bidders, the three proposals, as well as financial and other information concerning each interested party, were discussed in detail by the CPI Board. CPI's financial advisors gave a presentation to the CPI Board concerning financial, business and other information regarding each proposal, and CPI's legal advisors discussed the legal and fiduciary duties of the trustees and certain structural, tax and other legal matters concerning the proposed transactions, including terms of the proposed merger agreements, employment agreements and other governance and compensation arrangements. Following such discussion, the CPI Board determined to encourage the bidders to submit their best and final offers in one further round of bidding and directed CPI's management and advisors to ask each interested party to improve its proposal and to communicate to such parties the process by which the final offers were to be submitted.

     On Wednesday, February 4, 1998, CPI's advisors notified each interested party of the preliminary concerns of the CPI Board with such party's proposal. Each interested party was advised that best and final proposals would be sought.

     The CPI Board held a regularly scheduled meeting on Thursday, February 5, 1998, where certain corporate business was transacted and the transaction proposals were again discussed. Present at the meeting were all the trustees of CPI, members of CPI's management, representatives of CPI's financial and legal advisors and representatives of the financial advisor to the largest CPI stockholder. CPI's financial and legal advisors made extensive presentations concerning the proposals and the interested parties. CPI's trustees, management and advisors also discussed how best to manage the bidding process and the substance of a letter to the bidders describing this process. At this meeting, trustees representing CPI's largest stockholders indicated the willingness of such stockholders to execute appropriate agreements obligating them to vote their CPI shares in favor of a transaction if it were unanimously approved by the CPI Board.

     On the following day, a letter was delivered from CPI's financial advisors to each of the three interested parties stating that the CPI Board desired final proposals, including a fully negotiated merger agreement, to be submitted by Tuesday, February 17, 1998 and informed such parties of the willingness of CPI's largest stockholders to enter into some form of stockholder voting agreement. From February 6 until the proposals were due on February 17, CPI management and advisors assisted each interested party with its continuing due diligence investigation of CPI, and CPI and its advisors conducted due diligence investigations of each bidder. Management and legal advisors of CPI negotiated the terms of a merger agreement, forms of stockholder voting agreements and various employment and compensation arrangements separately with each bidder. No bidder was privy to the details of any other bidder's proposal.

     Proposals were received substantially simultaneously from three bidders, including SDG and Rouse, before the deadline on February 17, 1998. In subsequent discussions thereafter, SDG and Rouse each modified its proposal in various ways, including offering greater consideration to the CPI stockholders. The proposal submitted by Rouse, as modified in subsequent discussions, consisted of $91.50 in cash and $91.50 in common stock of the combined company, subject to collar provisions, for a total face value of $183 per share of CPI Common Stock. The proposal of Rouse contemplated an agreement between Rouse and a third party for such third party to purchase $300 million of a new convertible preferred stock of the combined company, to acquire in the open market $100 million of combined company common stock and to receive warrants to purchase three million shares of common stock of the combined company and an option to purchase the General Motors Building. The proposal submitted by SDG, as modified in subsequent discussions, consisted of $90 in cash, subject to the collar provisions described in "THE MERGER AGREEMENT AND RELATED MATTERS -- Terms of the Merger -- The Merger Consideration," $70 in common stock of the combined company and $17 in Series A Preferred Stock, for a total face value of $177 per share of CPI Common Stock.

The aggregate consideration offered in the proposal submitted by the third bidder was significantly below those amounts.

     On Wednesday, February 18, 1998, the CPI Board held a special meeting to consider the proposals submitted by the three final bidders. Present at this meeting were all the trustees of CPI, members of CPI management and representatives of CPI's financial and legal advisors. Present to confer with their clients (but not present at the meeting) were representatives of the legal advisors for each of CPI's three largest stockholders and representatives of the financial advisor for CPI's largest stockholder.

     At this meeting, CPI's legal advisors advised the CPI Board of its legal and fiduciary duties in considering the three proposals. CPI's financial advisors gave an extensive presentation concerning the financial and other aspects and certain terms of each proposal as well as information concerning each bidder. CPI's legal advisors discussed certain structural, tax and other legal issues and described for the CPI Board the terms of each bidder's form of merger agreement, stockholder voting agreement, employment agreements, if any, and other proposed agreements and compensation arrangements. During the course of this meeting, SDG raised the face value of the preferred stock component of its offer to $19, resulting in a total face value for its offer of $179 per share of CPI Common Stock, and Rouse raised the cash component of its offer to $94.50, resulting in a total face value for its offer of $186 per share of CPI Common Stock. Following those presentations and discussions by CPI's advisors with the bidders, the CPI Board discussed at length the three bidders and their proposals. The CPI Board initially determined that the third bidder's proposal was substantially less favorable than those received from Rouse and SDG, and focused the discussion on the proposals of Rouse and SDG.

     After such presentations and discussion, the trustees representing CPI's three largest stockholders conferred with their advisors, first separately and then together, to consider the proposals and the presentations made at the meeting. These trustees then returned to the meeting and, after further discussion, the CPI Board directed CPI's financial advisors to contact representatives of SDG to request several further modifications to its proposal. CPI's financial advisors left the meeting to have such discussion and, upon returning, reported that SDG was unwilling to make further modifications to its proposal. The CPI Board considered the terms proposed by Rouse and SDG at that time to be final and proceeded to evaluate such terms. An extensive discussion ensued involving the trustees, members of CPI management and CPI's advisors concerning the financial aspects and legal, tax and other terms of the proposals by Rouse and SDG, as well as the prospects for the combined company resulting from either transaction. The final proposal of Rouse offered consideration to CPI stockholders that was somewhat higher than that offered by SDG, but the CPI Board considered, among other things, that the resulting entity in a combination with SDG would be substantially stronger, both financially and as a real estate combination, than the resulting entity in a combination with Rouse and the possibility that, as a result, the performance of the stock of the combined company in a combination with SDG over the long term would result in more value. After much discussion, including deliveries of the oral opinions of Lazard Freres and J.P. Morgan on February 18, 1998, confirmed in each case by means of a written opinion dated as of such date (the "Lazard Freres Opinion" and the "J.P. Morgan Opinion", respectively, and collectively, the "CPI Financial Advisors' Opinions"), the CPI Board unanimously approved the Merger Agreement and authorized management and CPI's advisors to finalize and execute the Merger Agreement and other related agreements, including severance plans and new employment agreements with certain senior management of CPI, on the terms and conditions specifically approved by the CPI Board. On February 19, 1998, the Merger Agreement and the Stockholder Voting Agreements were executed and delivered by the parties thereto and a press release announcing the Merger was released.

RECOMMENDATION OF THE SDG BOARD OF DIRECTORS; REASONS FOR THE MERGER

     On February 16, 1998, SDG's Board of Directors approved a proposal to enter into the Merger and authorized certain officers of SDG to negotiate modifications to the foregoing proposal (including the final price and form of the consideration) in consultation with members of the Executive Committee of SDG. On February 19, 1998, SDG's Board of Directors unanimously approved the Merger Agreement and the transactions contemplated thereby.

     In the course of reaching its decision to approve the Merger Agreement, SDG's Board of Directors consulted with its financial advisors regarding the financial aspects and fairness of the Merger, and with its legal advisors regarding the legal terms of the transaction and the obligations of SDG's Board in its consideration of the Merger Agreement. The terms of the Merger Agreement, including the CPI Merger Dividends, were the result of arms' length negotiations between SDG and CPI. The SDG Board of Directors considered the Merger and the terms of the Merger Agreement in light of a variety of economic, financial, legal and market factors, relied upon the conclusions of the fairness opinion delivered by Merrill Lynch (discussed below) and concluded that the Merger and the related matters discussed herein, including the CPI Merger Dividends, are fair and in the best interests of SDG and its stockholders. Accordingly, the SDG Board of Directors recommends that the stockholders of SDG vote FOR approval and adoption of the Merger Agreement.

     In reaching its determinations and recommendations with respect to the Merger Agreement and the transactions contemplated thereby, SDG's Board of Directors took into account numerous factors, including among other things, the following:

          (i) The Merger would create the country's largest developer, owner and operator of super regional and regional shopping malls, providing Simon Group, in the SDG Board of Directors' opinion, with potentially greater access to capital markets and a larger and more diverse portfolio.

          (ii) The combination of CPI's properties with SDG's properties would expand the geographic diversification of SDG's ownership and operation of properties into Boston, Massachusetts and Atlanta, Georgia, and enhance SDG's operations in the New York metropolitan area, California and Florida. In the SDG Board of Directors' view, this could limit the impact that adverse economic or real estate conditions in a particular region might have on Simon Group as a whole.

          (iii) CPI has a significant tenant base and the Merger would improve the strength and quality of tenant relationships.

          (iv) The opportunities for economies of scale and operating efficiencies that should result from the Merger would lead, in the estimation of SDG's management based on assumptions which it believes to be reasonable, to cost savings and revenue enhancements of approximately $49.8 million, which are expected to increase the SDG's Funds From Operations per share. See "RISK FACTORS -- Cost of Failure to Integrate Operations."

          (v) The Merger would increase the revenue being realized by SDG's newly created Simon Brand Ventures consumer marketing division.

          (vi) For federal income tax purposes, the Merger is expected to qualify as a tax-free reorganization.

          (vii) The total market capitalization of Simon Group if the Merger and the related transactions occurred on March 31, 1998 would be, including a pro rata share of joint venture indebtedness, approximately $18 billion, which would be substantially greater than SDG's current total market capitalization, including a pro rata share of joint venture indebtedness, of approximately $12.7 billion as of March 31, 1998. The SDG Board of Directors believes that it would provide SDG's stockholders with enhanced liquidity through increased trading volume, which may improve SDG's public market valuation.

          (viii) The oral opinion of Merrill Lynch on February 19, 1998, which was subsequently confirmed in a written opinion dated as of such date, to the effect that, as of such date and based upon the assumptions made, matters considered and limits of review set forth therein, the consideration to be received by the holders of SDG Equity Stock in the Merger was fair to such stockholders from a financial point of view. See "-- Opinion of Financial Advisor to SDG."

     SDG's Board of Directors considered each of the factors listed above during the course of its deliberations and negotiations prior to entering into the Merger Agreement. Each of the foregoing factors, which constitute all material factors considered by SDG's Board of Directors, was viewed positively by SDG's Board of Directors.

     The SDG Board of Directors considered certain potentially negative factors that could arise from the Merger, including, among other things, the following:

          (i) The significant costs involved in connection with consummating the Merger and the substantial management time and effort required to effectuate the Merger and integrate the businesses of SDG and CPI.

          (ii) The increase of the ratio of debt to market capitalization, excluding a pro rata share of joint venture indebtedness, from 45.8% for SDG as of March 31, 1998 to 46.4% for Simon Group as of March 31, 1998 on a pro forma basis. The Merger has a dilutive effect on the net income per share of Simon Group Common Stock on a pro forma basis of $0.10 for the three months ended March 31, 1998, after reducing pro forma net income for a gain totaling $44.3 million, or approximately $0.19 per share, related to a sale of real estate and may have a dilutive effect on net income per share in future periods. The Merger has a dilutive effect of $0.54 on the net income per share of Simon Group Common Stock on a pro forma basis for the year ended December 31, 1997 (after giving effect to the elimination of a $0.56 gain on sale of real estate) and may have a dilutive effect on net income per share in future periods. See "RISK FACTORS -- Dilution on Net Income Per Share Caused by the Merger."

          (iii) The potential that the foregoing increase could adversely affect the ability of Simon Group to obtain debt financing for additional development and would subject Simon Group to the risks of higher leverage. See "RISK FACTORS -- Substantial Indebtedness of Simon Group." The SDG Board of Directors concluded that the increase in debt would not be at an unacceptable level.

          (iv) The risk that the anticipated benefits of the Merger might not be fully realized.

     The SDG Board of Directors did not believe that the negative factors were sufficient, either individually or collectively, to outweigh the advantages of the Merger.

     SDG's Board of Directors evaluated the factors listed above in light of its knowledge of the business and operations of CPI and its business judgment. In view of the wide variety of factors considered in connection with its evaluation of the Merger, the SDG Board of Directors did not find it practicable to and did not quantify or otherwise attempt to assign relative weight to the specific factors considered in reaching its determination.

     THE SDG BOARD OF DIRECTORS BELIEVES THAT THE MERGER, INCLUDING THE CONSIDERATION TO BE RECEIVED BY THE SDG STOCKHOLDERS IN THE MERGER, IS FAIR TO SDG'S STOCKHOLDERS AND IS IN THE BEST INTERESTS OF SDG AND ITS STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT, AND RECOMMENDS THAT THE STOCKHOLDERS OF SDG VOTE FOR THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

RECOMMENDATION OF THE CPI BOARD AND THE CRC BOARD OF DIRECTORS; CPI'S AND CRC'S REASONS FOR THE MERGER

     THE CPI BOARD AND THE CRC BOARD OF DIRECTORS HAVE UNANIMOUSLY APPROVED THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

     The CPI Board believes that the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the stockholders of CPI. Accordingly, the CPI Board unanimously approved the Merger and the other transactions contemplated by the Merger Agreement and recommended that the stockholders of CPI vote for approval and adoption of the Merger Agreement and the transactions contemplated thereby. In reaching this determination, the CPI Board consulted with CPI management, as well as its financial and legal advisors, and considered a number of factors. In view of the variety of the factors considered in connection with its evaluation of the Merger and the other transactions contemplated by the Merger Agreement, the CPI Board did not find it practicable to and did not quantify or otherwise assign relative weights to the following factors or determine that any factor was of particular importance. Rather, the CPI Board views its recommendation as being based on the totality of the information presented and considered by it. The CPI Board considered the following factors, among others, in its determination to approve the Merger Agreement and the other transactions contemplated by the Merger Agreement and to recommend that the CPI stockholders vote for the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement:

          (i) The Merger would create the country's largest developer, owner and operator of super regional and regional shopping malls with one of the strongest management teams in the industry, including members of management of CPI who will have an ongoing role with Simon Group, and that CPI will have a continuing presence in Simon Group through this participation in senior management of Simon Group and the presence of three CPI designees on the Board of Directors of Simon Group.

          (ii) The consideration to be received and retained by the holders of CPI Common Stock pursuant to the Merger Agreement represents an attractive opportunity for CPI stockholders to continue their investment in the stock of a regional mall owner and operator, but with significantly expanded geographic diversification and a significantly larger portfolio of assets, as well as receive a substantial amount of cash for each share of CPI Common Stock.

          (iii) The Merger serves the CPI Board's strategic objectives of allowing CPI to become a publicly traded company preserving its paired share structure, continuing CPI's strong growth in Funds From Operations and increasing and diversifying CPI's asset base within the retail real estate area without significantly diluting its asset quality and increasing CPI's leverage in a rational fashion.

          (iv) The prospective benefits of an enlarged base to pursue marketing, sponsorship and other related initiatives underway at both CPI and SDG.

          (v) The Merger would significantly increase the market capitalization of SDG or CPI alone, which may enhance the liquidity of the Simon Group Common Stock after the Merger as compared to the historical liquidity of the SDG Common Stock by increasing trading volumes.

          (vi) The oral opinions of each of Lazard Freres and J.P. Morgan delivered on February 18, 1998, confirmed, in each case, by means of a written opinion of such party dated as of such date, that the consideration to be received or retained by the holders of CPI Common Stock, including the beneficial interests in CRC, was fair from a financial point of view to such holders, as described under "-- Opinions of Financial Advisors to CPI."

          (vii) Presentations from, and discussions with, senior executives of CPI, representatives of its outside legal counsel and representatives of Lazard Freres and J.P. Morgan regarding the business, financial, accounting and legal due diligence with respect to SDG and the terms and conditions of the Merger Agreement, as well as the other bidders for CPI and the terms of their proposed transactions, and certain financial aspects of the Merger, including that it is expected to be accretive to Funds From Operations of CPI on a per share basis and result in an increase in distributions received by CPI stockholders.

          (viii) The terms of the Merger Agreement, including the conditions to consummation of the Merger and the absence of a financing condition, the termination fee payable if the Merger is not approved by stockholders of SDG, the fact that the Merger Agreement contained a fixed exchange ratio for the stock component of the consideration to be received or retained by the holders of CPI Common Stock, the collar provisions described in "THE MERGER AGREEMENT AND RELATED MATTERS -- Terms of the Merger -- The Merger Consideration," historical trading prices for SDG Common Stock and the possibility that the cash component of the CPI Merger Dividends could rise above $90 per share or fall below $90 per share and the other representations, warranties, covenants and provisions of the Merger Agreement. See "THE MERGER AGREEMENT AND RELATED MATTERS -- Terms of the Merger" and "-- Conditions to Consummation of the Merger."

          (ix) The Merger could allow opportunities to realize significant synergies, which are expected to have a positive effect on the financial results for Simon Group.

          (x) General industry, economic and market conditions, both current and projected, the interests of CPI's stockholders and the potential impact of the Merger upon the interests of CPI's employees.

          (xi) The fact that the three largest stockholders of CPI, which together own over 65% of the voting power of all the outstanding CPI capital stock, after carefully reviewing the terms of the Merger Agreement and the proposals received from the competing bidders, all agreed to enter into the Stockholder Voting Agreements obligating them to vote for the approval of the Merger Agreement as stockholders of CPI.

          (xii) The Merger Agreement would preserve CPI's paired share structure.

          (xiii) Alternatives to the Merger, including proposals by other bidders for CPI and remaining independent, and the CPI Board's conclusions that the resulting entity in a combination with SDG would be substantially stronger, both financially and as a real estate combination, than the resulting entity in a combination with the other bidders or as an independent entity.

     In considering the Merger, the CPI Board considered certain factors that could have a potentially negative effect, including, among other things, the following:

          (i) The leverage of Simon Group after the Merger will be greater than the leverage of CPI or SDG before the Merger and could adversely affect the ability of Simon Group to obtain additional financing and respond to changing market conditions. Assuming the Merger occurred on March 31, 1998, Simon Group would have had approximately $7.735 billion of pro forma combined consolidated indebtedness as of such date, as compared to historical consolidated indebtedness of SDG of $5.330 billion. Assuming the Merger occurred on March 31, 1998, Simon Group would have an additional $2.405 billion of indebtedness including the assumption of all of CPI and CRC's indebtedness of $858.8 million.

          (ii) The costs associated with integrating the businesses of CPI and SDG could have an adverse effect on the expected benefits to CPI stockholders from the Merger and the financial condition and performance of Simon Group. SDG management believes that if the expected cost savings and revenue synergies are not realized and if a dilutive effect on net income per share of SDG Common Stock occurs, Simon Group's Funds From Operations per share following the Merger will be lower than might be expected for SDG's Funds From Operations per share without the Merger.

          (iii) Certain terms of the Merger Agreement, including that CPI would be obligated to pay to SDG a termination fee in certain circumstances and that the cash component of the Merger Dividends could fall below $90 in certain circumstances.

          (iv) The variability of the market price of SDG Common Stock and the fact that there is no market for Simon Group Common Stock.

     The CPI Board determined that the positive effects of the factors considered by it significantly outweighed the negative effects in reaching its determination to approve the Merger and its conclusion that the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of CPI stockholders.

     The CRC Board of Directors, which consists of three directors, all of whom are also directors of CPI, met at the same time as the CPI Board and reached the same conclusions described above as were reached by the CPI Board for the same reasons.

OPINION OF FINANCIAL ADVISOR TO SDG

     On February 19, 1998, Merrill Lynch delivered its oral opinion, which was subsequently confirmed in a written opinion dated as of such date (the "Merrill Lynch Opinion"), to the SDG Board of Directors to the effect that, as of such date, and based upon the assumptions made, matters considered and limits of review set forth in the Merrill Lynch Opinion, the consideration to be received by the holders of SDG Equity Stock in the Merger was fair to such stockholders from a financial point of view. Merrill Lynch has not been engaged to, and will not, update the Merrill Lynch Opinion prior to closing. In the opinion of the SDG Board of Directors, there have been no material events or developments since the date of the Merrill Lynch Opinion which might affect Merrill Lynch's analysis of the fairness, from a financial point of view, of the consideration to be received by the holders of SDG Equity Stock in the Merger. In the event that the Merger Agreement is amended subsequent to the date of this Proxy Statement/Prospectus, the SDG Board of Directors will make a determination at the time of such amendment as to the desirability of requesting an update of the Merrill Lynch Opinion.

     THE FULL TEXT OF THE MERRILL LYNCH OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND CERTAIN LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY MERRILL LYNCH, IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT/PROSPECTUS. EACH HOLDER OF SDG EQUITY STOCK IS URGED TO READ SUCH OPINION IN ITS ENTIRETY. THE MERRILL LYNCH OPINION WAS INTENDED FOR THE USE AND BENEFIT OF THE SDG BOARD OF DIRECTORS, WAS DIRECTED ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION TO THE HOLDERS OF SDG EQUITY STOCK FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER AGREEMENT PROPOSAL OR ANY TRANSACTION RELATED THERETO. THE MERGER CONSIDERATION WAS DETERMINED ON THE BASIS OF NEGOTIATIONS BETWEEN SDG AND CPI AND WAS APPROVED BY THE SDG BOARD OF DIRECTORS. THE SUMMARY OF THE MERRILL LYNCH OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In arriving at the Merrill Lynch Opinion, Merrill Lynch among other things:
(i) reviewed certain publicly available business and financial information relating to SDG which Merrill Lynch deemed to be relevant; (ii) reviewed certain business and financial information relating to CPI which Merrill Lynch deemed to be relevant, including, but not limited to, CPI's Annual Report, dated December 31, 1996, CPI's Quarterly Report to Shareholders, dated September 30, 1997, and CPI's preliminary 1997 financial statements; (iii) reviewed certain information, including financial forecasts, relating to the business, earnings, funds from operations, cash flow, assets, liabilities and prospects of SDG, CPI and CRC, as well as the amount and timing of the cost savings and related expenses, synergies and revenue enhancements expected to result from the Merger (the "Expected Synergies"), furnished to Merrill Lynch by SDG, CPI and CRC, respectively; (iv) conducted discussions with members of senior management and representatives of SDG, CPI and CRC concerning the matters described in clauses
(i) and (ii) above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies; (v) reviewed the appraisal, dated February 5, 1998 (the "Appraisal"), of the assets of CPI and CRC as of December 31, 1997, as prepared by Landauer Associates, Inc. (the "Appraiser"); (vi) reviewed the results of operations of SDG, CPI and CRC and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant; (vii) compared the proposed financial terms of the Merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant; (viii) participated in certain discussions and negotiations among representatives of SDG, CPI and CRC and their financial and legal advisors; (ix) reviewed the potential pro forma impact of the Merger; (x) reviewed the Merger Agreement; and (xi) reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.

     In preparing the Merrill Lynch Opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available. Merrill Lynch also did not assume any responsibility for independently verifying such information or undertaking an independent evaluation or appraisal of any of the assets or liabilities of SDG, CPI or CRC, and Merrill Lynch has not been furnished with any such evaluation or appraisal other than the Appraisal. In addition, Merrill Lynch did not assume any obligation to conduct, nor has it conducted, any physical inspection of the properties or facilities of SDG, CPI or CRC. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with Merrill Lynch by SDG, CPI or CRC, Merrill Lynch assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of SDG's, CPI's or CRC's management as to the expected future financial performance of SDG, CPI or CRC, as the case may be, and the Expected Synergies. Additionally, Merrill Lynch assumed that the Appraisal has been reasonably prepared and reflects the best available estimates and judgments of the Appraiser as to the fair value of the assets of CPI and CRC as of the date thereof. Merrill Lynch has further assumed that the Merger, upon approval by the stockholders of SDG, will qualify as a tax-free reorganization for U.S. federal income tax purposes.

     Merrill Lynch's opinion was necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and upon the information made available to Merrill Lynch as of February 18, 1998. Merrill Lynch has assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger. Merrill Lynch has also assumed that the combined entity will continue to qualify after the Merger as a REIT for federal income tax purposes. In addition, Merrill Lynch has assumed that the consummation of the Merger will not adversely affect the status of Simon Group and CRC as a grandfathered paired REIT. If, following consummation of the Merger, it were determined that Simon Group and CRC failed to qualify for grandfathered paired REIT status as a result of the Merger, certain income of CRC would be treated as nonqualifying income of Simon Group, potentially jeopardizing Simon Group's status as a REIT. The Administration Proposals included a proposal that, if enacted, would limit the benefits of Simon Group's grandfathered status with respect to assets acquired after February 2, 1998; as a result, Merrill Lynch did not ascribe any incremental value to Simon Group's and CRC's status as a paired REIT with respect to future asset acquisitions.

     Merrill Lynch expressed no opinion as to the prices at which the SDG Equity Stock will trade following the announcement of the Merger or as to the prices at which the Simon Group Common Stock, the Simon Group Class B Common Stock, the Simon Group Class C Common Stock or the Simon Group Series B Preferred Stock will trade following the consummation of the Merger.

     In arriving at the Merrill Lynch Opinion, Merrill Lynch performed certain financial and comparative analyses, the material portions of which are summarized below.

  Valuation of CPI

     CPI Capitalization. Merrill Lynch reviewed SDG's offer for CPI and, on the basis thereof, calculated an aggregate net offer value for the CPI Common Stock (the "Net Offer Value") of $4,802.6 million, based on the per share price as of February 18, 1998, of SDG Common Stock of $33.625, and a notional per share value of the Simon Group Series B Preferred Stock of $19.00. Using an estimation of CPI's debt balances as of December 31, 1997 provided by CPI's management, Merrill Lynch also calculated an aggregate transaction value (the "Transaction Value") of $5,781.0 million, which consisted of the Net Offer Value plus net debt of $978.4 million. With respect to the Net Offer Value, Merrill Lynch calculated Funds From Operations multiples for 1998 and 1999 of 17.1x and 15.5x, respectively.

     Analysis of Selected Comparable Publicly Traded Companies. Using publicly available information and estimates of future financial results published by First Call, an industry service provider of earnings estimates based on an average of earnings estimates published by various investment banks ("First Call"), and taken from Merrill Lynch Equity Research, Merrill Lynch compared certain financial and operating information and ratios for CPI with the corresponding financial and operating information for a group of publicly traded companies engaged primarily in the ownership, management, operation and acquisition of retail real estate. For the purpose of its analysis, the following companies were used as comparable companies to CPI: Rouse, Taubman Centers, Inc., General Growth Properties, Inc., Westfield America, Inc., The Macerich Company, The Mills Corporation and Urban Shopping Centers, Inc. (collectively, the "SDG Comparable Companies").

     Merrill Lynch's calculations resulted in the following relevant ranges for the SDG Comparable Companies and for CPI as of February 18, 1998: a range of debt to total market capitalization of 37.8% to 51.8%, with a mean of 42.4% (as compared to the percentage for CPI implied by the Merger of 16.9%); a range of market value as a multiple of projected 1997 Funds From Operations of 11.7x to 13.3x, with a mean of 12.6x (as compared to the multiple for CPI implied by the Merger of 19.3x); a range of market value as a multiple of projected 1998 Funds From Operations of 11.0x to 12.2x, with a mean of 11.7x (as compared to the multiple for CPI implied by the Merger of 17.1x); a range of market value as a multiple of projected 1999 Funds From Operations of 10.3x to 10.9x, with a mean of 10.6x (as compared to the multiple for CPI implied by the Merger of 15.5x); and a range of market value to estimated net asset value of 104% to 143%, with a mean of 121% (as compared to the percentage for CPI implied by the Merger of 123%). Based upon (i) projected 1998 Funds From Operations multiples, the implied per share valuation of CPI Common Stock was estimated between $115.17 and $127.73, (ii) projected 1998 Funds From Operations multiples including the Expected Synergies, the implied per share valuation of CPI Common Stock was estimated between $140.45 and $155.78, and (iii) the estimated net asset value of CPI set forth in the Appraisal, the implied per share valuation of CPI Common Stock was estimated between $150.80 and $207.35, in each case compared to the implied value of the consideration to be received per share of CPI Common Stock (the "Implied Merger Consideration") of approximately $179 (consisting of $90 in cash, approximately $70 in Simon Group Common Stock (based on the reported closing trading price per share of SDG Common Stock of $33 5/8 on February 18, 1998, the last trading date preceding public announcement of the Merger, and a fixed ratio of 1.0818 additional shares of CPI Common Stock for each share of CPI Common Stock held) and approximately $19 liquidation preference of Simon Group Series B Preferred Stock).

     Comparable Transaction Analysis. Merrill Lynch also compared certain financial ratios of the Merger with those of selected other mergers and strategic transactions involving REITs. These transactions were: Starwood Lodging Trust's acquisition of ITT Corporation; Equity Office Properties Trust's acquisition of Beacon Properties Corporation; Simon Property Group, Inc.'s acquisition of DeBartolo Realty Corporation, SDG Operating Partnership's acquisition of RPT; Meditrust REIT's acquisition of La Quinta Inns, Inc.; Patriot American Hospitality, Inc.'s acquisition of Interstate Hotels Company; Crescent Real Estate Equities Company's acquisition of Station Casinos, Inc.; Equity Residential Property Trust's acquisition of Evans Withycombe Residential, Inc.; Equity Residential Property Trust's acquisition of Wellsford Residential Property Trust; Apartment Investment and Management Company's acquisition of Ambassador Apartments, Inc.; Post Properties, Inc.'s acquisition of Columbus Realty Trust; Camden Property Trust's acquisition of Paragon Group, Inc.; and Chateau Properties, Inc.'s acquisition of ROC Communities, Inc. (collectively, the "Transaction Comparables").

     Using publicly available information and estimates of financial results as published by First Call, Merrill Lynch calculated the total transaction value, as of the day of the announcement of the respective transactions, as a multiple of the projected forward year Funds From Operations for the transaction. This analysis yielded a range of transaction Funds From Operations multiples of 10.1x to 15.1x, with a mean of 11.8x (as compared to the multiple for CPI implied by the Merger of 15.5x). Based on projected 1998 Funds From Operations multiples, the implied per share valuation of the CPI Common Stock was estimated between $105.75 and $158.10, compared to the Implied Merger Consideration of approximately $179 per share.

     Discounted Cash Flow Analyses. Merrill Lynch performed discounted cash flow analyses (i.e., an analysis of the present value of the projected levered cash flows for the periods using the discount rates indicated) of CPI based upon projections provided by CPI's management for the years 1998 through 2002, inclusive, using discount rates reflecting an equity cost of capital ranging from 13.0% to 15.0% and terminal value multiples of calendar year 2002 Funds From Operations ranging from 12.5x to 13.5x. Using the discounted Funds From Operations method, the implied per share valuation of the CPI Common Stock was estimated between $138.70 to $158.16, compared to the Implied Merger Consideration of approximately $179 per share.

     Merrill Lynch also performed a discounted synergies analysis (i.e., an analysis of the present value of the Expected Synergies for the periods using the discount rates indicated) for CPI based upon projections provided by CPI's management for the years 1998 through 2002, inclusive, using discount rates reflecting an equity cost of capital ranging from 13.0% to 15.0% and terminal value multiples of calendar year 2002 synergies ranging from 14.0x to 15.0x. Using the discounted synergies method, the implied value of the Expected Synergies per share of CPI Common Stock was estimated between $38.23 to $43.48. Based upon the foregoing analyses, the implied per share valuation of CPI Common Stock including the Expected Synergies was estimated between $176.93 to $201.64, compared to the Implied Merger Consideration of approximately $179 per share.

  Valuation of SDG

     Analysis of Selected Comparable Publicly Traded Companies. Using publicly available information and estimates of future financial results published by First Call and taken from Merrill Lynch Equity Research, Merrill Lynch compared certain financial and operating information and ratios for SDG with the corresponding financial and operating information for the SDG Comparable Companies.

     Merrill Lynch's calculations resulted in the following relevant ranges for the SDG Comparable Companies and for SDG as of February 18, 1998: a range of debt to total market capitalization of 37.8% to 51.8%, with a mean of 42.4% (as compared to SDG at 46.5%); a range of market value as a multiple of projected 1997 Funds From Operations of 11.7x to 13.3x, with a mean of 12.6x (as compared to SDG at 13.0x); a range of market value as a multiple of projected 1998 Funds From Operations of 11.0x to 12.2x, with a mean of 11.7x (as compared to SDG at 11.8x); a range of market value as a multiple of projected 1999 Funds From Operations of 10.3x to 10.9x, with a mean of 10.6x (as compared to SDG at 10.6x); a range of market value as a multiple of projected 1997 Funds From Operations less recurring capital expenditures ("AFFO") of 12.6x to 15.3x, with a mean of 14.1x (as compared with SDG at 14.4x); and a range of market value as a multiple of projected 1998 AFFO of 11.9x to 14.1x, with a mean of 13.0x (as compared to SDG at 13.0x). Based upon publicly available projected 1998 Funds From Operations multiples published by First Call, the implied per share valuation of the SDG Equity Stock was estimated between $31.46 and $34.89, and based upon publicly available 1999 multiples published by First Call, the implied per share valuation of the SDG Equity Stock was estimated between $32.45 and $34.34.

     Discounted Cash Flow Analyses. Merrill Lynch performed discounted cash flow analyses of SDG based upon projections provided by SDG's management for the years 1998 through 2002, inclusive, using discount rates reflecting an equity cost of capital ranging from 13.0% to 15.0% and terminal value multiples of calendar year 2002 Funds From Operations ranging from 12.5x to 13.5x. The implied value per share of SDG Equity Stock was estimated between $34.31 to $39.32 using the discounted dividend method and $36.21 to $41.26 using the discounted Funds From Operations method.

     Pro Forma Merger Consequences. Merrill Lynch analyzed the pro forma effects resulting from the Merger, including the potential impact on SDG's projected standalone Funds From Operations per share and the anticipated accretion (i.e., the incremental increase) to SDG's per share Funds From Operations resulting from the Merger. Merrill Lynch observed that, after giving effect to the SDG Expected Synergies, the Merger would be dilutive in 1998 but accretive to SDG's projected Funds From Operations per share in each of the years 1999 through 2002, inclusive.

     The summary set forth above does not purport to be a complete description of the analysis performed by Merrill Lynch in arriving at the Merrill Lynch Opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial or summary description. Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create a misleading view of the process underlying the Merrill Lynch Opinion. In its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond SDG's, CPI's and Merrill Lynch's control. Any estimates contained in Merrill Lynch's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty.

     None of the SDG Comparable Companies are, of course, identical to CPI or SDG. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the SDG Comparable Companies and other factors that could affect the public trading volume of the SDG Comparable Companies, as well as that of SDG. In addition, the multiples of market value to estimated 1997 and projected 1998 Funds From Operations and AFFO for the SDG Comparable Companies are based on projections prepared by research analysts using only publicly available information. Accordingly, such estimates may or may not prove to be accurate.

     The SDG Board of Directors selected Merrill Lynch to render a fairness opinion because Merrill Lynch is an internationally recognized investment banking firm with substantial experience in transactions similar to the Merger and because it is familiar with SDG and its business. Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

     Pursuant to a letter agreement dated as of February 18, 1998, SDG has agreed to pay Merrill Lynch a fee equal to approximately $7 million upon consummation of the Merger. In addition, SDG has agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses, subject to certain limitations, and to indemnify Merrill Lynch and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of its engagement.

     Merrill Lynch has, in the past, provided financial advisory services to SDG and may continue to do so and has received, and may receive, fees for the rendering of such services. In addition, on June 22, 1998, the SDG Operating Partnership consummated a private placement of $1.075 billion aggregate principal amount of notes, for which Merrill Lynch served as co-lead manager. In the ordinary course of its business, Merrill Lynch may actively trade in the securities of SDG or CPI, for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. As of February 18, 1998, affiliates of Merrill Lynch held approximately 8.4% of the outstanding shares of SDG Common Stock.

OPINIONS OF FINANCIAL ADVISORS TO CPI

     Lazard Freres and J.P. Morgan were engaged by CPI to act as its investment bankers in connection with the transactions contemplated by the Merger Agreement and related matters. On February 18, 1998, Lazard Freres and J.P. Morgan delivered their oral opinions, confirmed in each case by means of a written opinion dated as of such date (the "Lazard Freres Opinion" and the "J.P. Morgan Opinion", respectively, and collectively, the "CPI Financial Advisors' Opinions"), to the CPI Board stating that, as of such date, and based upon the assumptions made, matters considered and limits of review set forth therein, the consideration to be received or retained by the stockholders of CPI, including beneficial interests in CRC, in the transactions contemplated by the Merger Agreement was fair to them from a financial point of view. Lazard Freres and J.P. Morgan have not been engaged to, and will not, update the CPI Financial Advisors' Opinions prior to closing. In the opinion of the CPI Board, there have been no material events or developments since the date of the CPI Financial Advisors' Opinions which might affect Lazard Freres' or J.P. Morgan's analyses of the fairness, from a financial point of view, of the consideration to be received or retained by the stockholders of CPI in the transactions contemplated by the Merger Agreement. In the event that the Merger Agreement is amended subsequent to the date of this Proxy Statement/Prospectus, the CPI Board will make a determination at the time of such amendment as to the desirability of requesting an update of the CPI Financial Advisors' Opinions.

     THE FULL TEXTS OF THE LAZARD FRERES OPINION AND THE J.P. MORGAN OPINION, EACH OF WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN, ARE ATTACHED AS ANNEXES C AND D TO THIS PROXY STATEMENT/PROSPECTUS, RESPECTIVELY, AND ARE INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE CPI FINANCIAL ADVISORS' OPINIONS SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINIONS. THE CPI FINANCIAL ADVISORS' OPINIONS ARE ADDRESSED TO THE CPI BOARD AND ARE DIRECTED ONLY TO THE CONSIDERATION TO BE RECEIVED OR RETAINED IN THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND DO NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF CPI AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. CPI STOCKHOLDERS ARE URGED TO READ THE CPI FINANCIAL ADVISORS' OPINIONS IN THEIR ENTIRETY IN CONNECTION WITH THEIR CONSIDERATION OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

     In connection with performing their analyses for rendering their respective opinions, the CPI Financial Advisors among other things (i) reviewed the financial terms and conditions of the Merger Agreement; (ii) reviewed certain publicly available financial information concerning CPI, CRC and SDG; (iii) reviewed various financial forecasts and other data provided to them by CPI, CRC and SDG relating to their respective businesses; (iv) held discussions with members of the senior management of CPI, CRC and SDG concerning their respective businesses and prospects of CPI and CRC together on one hand and SDG on the other, the strategic objectives of each, and possible benefits which might be realized following the transactions contemplated by the Merger Agreement; (v) reviewed public information with respect to certain publicly-traded REITs and other companies in lines of business they believed to be generally comparable to the businesses of CPI and CRC together on one hand and SDG on the other; (vi) reviewed the financial terms of certain recent business combinations involving REITs or companies in lines of businesses they believed to be generally comparable to those of CPI and CRC together on one hand and SDG on the other;
(vii) reviewed the historical market prices and trading volume of the shares of SDG's Common Stock; (viii) analyzed the pro forma financial impact of the transactions contemplated by the Merger Agreement on CPI and CRC together on one hand and SDG on the other; (ix) conferred with and relied upon the counsel to the CPI Board as to all legal matters pertaining to the Merger Agreement and the transactions contemplated by the Merger Agreement; and (x) conducted such other financial studies, analyses and investigations as they deemed appropriate.

     The CPI Financial Advisors relied upon the accuracy and completeness of the information provided to them and did not assume any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of CPI, CRC or SDG. The CPI Financial Advisors' Opinions do not constitute valuations or appraisals of the shares of common stock, assets or liabilities of CPI, CRC or SDG. In addition, the CPI Financial Advisors did not express any opinions as to the price or range of prices at which the common stock of SDG, CPI or CRC may trade subsequent to the date of the CPI Financial Advisors' Opinions. With respect to financial forecasts, the CPI Financial Advisors assumed that they had been reasonably prepared on bases reflecting the best available estimates and judgements of management of CPI and CRC together on one hand and SDG on the other. They assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based. Further, the CPI Financial Advisors' Opinions were necessarily based variously on economics, monetary, market and other conditions as in effect on, and the information made available to them as of, the date thereof. It should be understood that subsequent developments may affect the CPI Financial Advisors' Opinions and that they do not have any obligation to update, revise or reaffirm the CPI Financial Advisors' Opinions.

     In rendering the CPI Financial Advisors' Opinions, the CPI Financial Advisors assumed that the transactions contemplated by the Merger Agreement would be consummated on the terms described in the Merger Agreement including with respect to the tax consequences thereof, without any waiver of any material terms or conditions by CPI or CRC and that obtaining the necessary approvals for the transactions contemplated by the Merger Agreement would not have an adverse effect on CPI, CRC or SDG. CPI Financial Advisors noted that the shares of CPI Series A Preferred Stock were immediately convertible, and they have treated them, for the purpose of their opinions, as though they had been converted into shares of CPI Common Stock and a related beneficial interest in CRC. As described above, CPI received proposals from other parties with respect to merger transactions involving CPI. See "-- Background of the Merger." In this regard, they expressed no opinions as to the fairness, from a financial point of view, to the stockholders of CPI of the consideration proposed by any such other parties, and no opinions were expressed as to the relative values to be received by the stockholders of CPI under the transactions contemplated by the Merger Agreement and under such other proposals.

     In arriving at the CPI Financial Advisors' Opinions, the CPI Financial Advisors performed certain financial and comparative analyses, the material portions of which are summarized below.

     Valuation of SDG's Offer. The CPI Financial Advisors calculated the value of SDG's offer based on the per share closing price as of February 17, 1998 of SDG Common Stock of $33.00. The CPI Financial Advisors noted that, based primarily on its summary terms and conditions, the Simon Group Series B Preferred Stock would be likely to have a fair market value of approximately $17.67 per share. On this basis, the CPI Financial

Advisors calculated the total value of SDG's offer to be approximately $177.67 per share of CPI Common Stock which represented 19.6x 1997 Funds From Operations for CPI, 17.5x 1998 projected Funds From Operations and 15.9x 1999 projected Funds From Operations.

     Analysis of CPI's Net Asset Value. The CPI Financial Advisors compared the value of SDG's offer with the net asset value ("NAV") for CPI as of December 31, 1997 of $146.84 per share as per the Appraisal. The NAV represented 15.8x 1997 Funds From Operations (as compared to the multiple implied by the Merger of 19.6x), 14.0x 1998 projected Funds From Operations (as compared to the multiple implied by the Merger of 17.5x) and 12.7x 1999 projected Funds From Operations (as compared to the multiple implied by the Merger of 15.9x).

     Analysis of Selected Comparable Publicly Traded Companies. Using publicly available information and estimates of future financial results published by First Call, the CPI Financial Advisors compared certain financial and operating information and ratios for CPI with the corresponding financial and operating information for a group of publicly traded REITs engaged primarily in the ownership, management, operation and acquisition of regional malls. For the purpose of these analyses, the following companies were used as comparable companies to CPI: SDG, Rouse, and General Growth Properties, Inc. (collectively, the "CPI Comparable Companies").

     The CPI Financial Advisors' calculations resulted in the following relevant ranges for the CPI Comparable Companies and for CPI as of February 17, 1998: a range of market value as a multiple of estimated 1997 Funds From Operations of 12.5x to 13.1x (as compared to the multiple for CPI implied by the Merger of 19.6x); a range of market value as a multiple of projected 1998 Funds From Operations of 11.6x to 12.1x (as compared to the multiple for CPI implied by the Merger of 17.5x); and a range of market value as a multiple of projected 1999 Funds From Operations of 10.4x to 11.0x (as compared to the multiple for CPI implied by the Merger of 15.9x).

     Comparable Transaction Analysis. The CPI Financial Advisors also compared certain financial ratios of the Merger with those of the most comparable other merger involving REITs engaged primarily in the ownership, management, operation and acquisition of regional malls, SDG's acquisition of RPT (the "Comparable Transaction"). Using estimates of financial results as available to the CPI Financial Advisors, the CPI Financial Advisors calculated the total equity value as a multiple of both the trailing and forward year Funds From Operations for the transaction. This analysis yielded a transaction Funds From Operations multiple that was significantly lower than the multiples for CPI implied by the Merger.

     Pro Forma Merger Consequences. The CPI Financial Advisors analyzed the pro forma effects resulting from the Merger, including the potential impact on Funds From Operations per share, based on projections for SDG prepared by research analysts using only publicly available information. The CPI Financial Advisors observed that, after giving effect to expected synergies, the Merger would be slightly dilutive to SDG in 1998 and 1999 but accretive to CPI in each of such years.

     The summary set forth above does not purport to be a complete description of the analyses performed by the CPI Financial Advisors in arriving at the CPI Financial Advisors' Opinions. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial or summary description. The CPI Financial Advisors believe that their analyses must be considered as a whole and that selecting portions of their analyses and of the factors considered by them, without considering all factors and analyses, could create a misleading view of the process underlying the CPI Financial Advisors' Opinions. In their analyses, the CPI Financial Advisors made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond SDG's, CPI's and each of the CPI Financial Advisor's control. Any estimates contained in the CPI Financial Advisors' analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty.

     None of the CPI Comparable Companies are identical to CPI. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the

CPI Comparable Companies and other factors that could affect the public trading value of the CPI Comparable Companies. The projections furnished to the CPI Financial Advisors with respect to CPI were prepared by the management of CPI. CPI does not publicly disclose internal management projections of the type provided to the CPI Financial Advisors in connection with their analysis of the transactions contemplated by the Merger Agreement, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. In addition, the multiples of market value to estimated 1997 and projected 1998 Funds From Operations for SDG and the CPI Comparable Companies are based on projections prepared by research analysts using only publicly available information. Accordingly, such estimates may or may not prove to be accurate.

     Lazard Freres is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and for other purposes. CPI retained Lazard Freres to act as its investment banker in connection with the transactions contemplated by the Merger Agreement and related matters based upon its qualifications, expertise and reputation in investment banking in general and mergers and acquisitions specifically. In the course of its activities, Lazard Freres has provided and may continue to provide investment banking services to CPI and SDG for which Lazard Freres has received or will receive customary compensation. CPI and its affiliates have paid a total of $2,375,000 in fees to Lazard Freres for such services since January 1996, excluding services provided in connection with the Merger. In the ordinary course of its business, Lazard Freres may actively trade the debt and equity securities of CPI or SDG for its own account or for the accounts of customers and, accordingly, may hold long or short positions in such securities at any time. In addition, a vice chairman of Lazard Freres is a director of CPI.

     As part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise CPI with respect to the transactions contemplated by the Merger Agreement on the basis of such experience and its familiarity with CPI. In the course of its activities, J.P. Morgan has provided and may continue to provide financial advisory services to CPI for which J.P. Morgan has received or will receive customary compensation. CPI has paid a total of $1,217,713 in fees to J.P. Morgan and $84,412 to J.P. Morgan's legal advisors in connection with such services, excluding services provided in connection with the Merger. In addition, in June 1998 Argo II, an investment fund established in part by J.P. Morgan, together with SDG and certain other investors committed to invest approximately $80 million in Groupe BEG, S.A., a retail real estate developer, lessor and manager headquartered in Paris, France. In the ordinary course of its business, J.P. Morgan may actively trade the debt and equity securities of CPI or SDG for its own account or for the accounts of customers and, accordingly, may hold long or short positions in such securities at any time.

     Pursuant to letter agreements, dated October 20, 1997 and December 22, 1997, CPI agreed to pay each of the CPI Financial Advisors (i) $1.75 million, which has been paid, upon execution of the Merger Agreement and (ii) a fee contingent upon consummation of the transactions contemplated by the Merger Agreement equal to 0.17% of the aggregate value of CPI (generally, the enterprise value of CPI implied by the transactions contemplated by the Merger Agreement including cash and the market value of any stock retained, and all indebtedness less cash and cash equivalents immediately prior to consummation of the transactions contemplated by the Merger Agreement), which is expected to be approximately $10 million based on the market value of SDG Common Stock as of April 27, 1998. Any fees previously paid to each of the CPI Financial Advisors pursuant to the first clause above will be deducted from any fee to which each of the CPI Financial Advisors is entitled pursuant to the second clause. CPI has also agreed to reimburse each of the CPI Financial Advisors for all reasonable out-of-pocket expenses and to indemnify each of the CPI Financial Advisors and their respective members, employees, agents, affiliates and controlling persons against certain liabilities, including certain liabilities under the federal securities laws, relating to or arising out of their engagement.

                    THE MERGER AGREEMENT AND RELATED MATTERS

     The following describes the material terms of the Merger Agreement and related matters. The description set forth below does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Annex A and is incorporated herein by reference. Stockholders of SDG are urged to read the Merger Agreement in its entirety.

EFFECTS OF THE MERGER

     The Merger Agreement provides that upon the terms and subject to the conditions described below, at the Effective Time, a wholly owned subsidiary of CPI shall be merged with and into SDG in accordance with the MGCL, with SDG continuing as the surviving corporation in the Merger. As a result, SDG will become a subsidiary of Simon Group. The directors and officers of SDG immediately prior to the Effective Time will remain the initial directors and officers of SDG, in each case until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The Board of Directors of Simon Group and CRC at the Effective Time will consist of 13 directors and will include 10 directors designated by SDG and three directors designated by CPI, who, in each case, will remain directors until their successors have been duly elected and qualified or until their earlier death, resignation or removal. Immediately after the Effective Time, the officers of Simon Group and CRC shall include two current officers of CPI and CRC and such other officers designated by SDG, who, in each case, will remain officers until their successors have been duly elected and qualified or until their earlier death, resignation or removal. See "MANAGEMENT OF SIMON GROUP AND CRC FOLLOWING THE MERGER."

EFFECTIVE TIME

     Following the adoption of the Merger Agreement and subject to satisfaction or waiver of certain terms and conditions contained in the Merger Agreement, the Merger will become effective on such date as the articles of merger or other appropriate documents, duly prepared and executed by SDG and a substantially wholly owned subsidiary of CPI in accordance with Section 3-110 of the MGCL, are accepted for record by the Maryland State Department as provided in Section 3-113 of the MGCL or at such other time as may be agreed upon by the parties and specified in the articles of merger in accordance with applicable law.

TERMS OF THE MERGER

     The Merger Consideration. The Merger Agreement provides that each outstanding share of SDG Common Stock, SDG Class B Common Stock, and SDG Class C Common Stock (other than shares held by SDG as treasury stock, shares owned by Simon Group, CRC or any wholly owned entity of CPI or CRC or shares as to which appraisal rights have been perfected) shall be converted into the right to receive one share of Simon Group Common Stock, Simon Group Class B Common Stock and Simon Group Class C Common Stock, respectively. See "-- Certain Provisions Related to Employee Benefits and Incentive Plans -- Treatment of SDG Stock Plans." Each of such shares of Simon Group Equity Stock outstanding or issued in connection with the Merger will be paired with a beneficial interest in shares of CRC Common Stock held by the CRC Trusts.

     Total consideration to be received and retained by a holder of CPI Common Stock at the time of the execution of the Merger Agreement was equal to approximately $179 per share, consisting of $90 in cash, subject to the collar provisions described in "THE MERGER AGREEMENT AND RELATED MATTERS -- Terms of the Merger -- The Merger Consideration," approximately $70 in Simon Group Common Stock (based on the reported closing trading price of SDG Common Stock of $33 5/8 on February 18, 1998, the last trading date preceding public announcement of the Merger, and a fixed ratio of 1.0818 additional shares of CPI Common Stock for each share of CPI Common Stock held) and approximately $19 in Simon Group Series B Preferred Stock. The trading price of the Simon Group Common Stock at the Effective Time may be higher or lower than $33 5/8, and if so, the value of the Simon Group Common Stock to be received by CPI stockholders will be more or less than approximately $70 depending upon the direction of the price movement. Specifically, the Merger Agreement provides that prior to the Effective Time CPI shall declare the CPI

Merger Dividends on the shares of CPI Common Stock consisting of (i) the Cash Amount; (ii) 1.0818 shares of CPI Common Stock; and (iii) 0.19 shares of CPI Series B Preferred Stock (which from and after the Effective Time shall be referred to as Simon Group Series B Preferred Stock). The "Cash Amount" shall be $90.00 per share of CPI Common Stock, if the Market Price for SDG Common Stock is greater than or equal to $28.58 and less than or equal to $38.67 and otherwise shall be adjusted as follows: (i) if the Market Price for the SDG Common Stock at the Effective Time exceeds $38.67, then the Cash Amount shall be reduced by an amount equal to such excess multiplied by 2.0818 and (ii) if the Market Price for SDG Common Stock at the Effective Time is less than $28.58, then the Cash Amount shall be increased by an amount equal to such deficiency multiplied by 2.0818. The "Market Price" shall be the average of the closing prices per share for the SDG Common Stock on the NYSE for the 20 consecutive trading days ending on the fifth trading day prior to the Effective Time. The following table sets forth the Cash Amounts using various sample SDG Market
Prices:

  SDG MARKET PRICE      CASH AMOUNT
  ----------------      -----------
      $27.00              $93.29
  $28.58-$38.67           $90.00
      $40.00              $87.23

If the Effective Time were August 12, 1998, the Market Price would be equal to $32.08 and the Cash Amount would be $90.00 per share of CPI Common Stock. The Cash Amount is set based upon the Market Price pursuant to the collar provisions described above, which only can be determined after the SDG Meetings and on the fifth trading day prior to the Effective Time. Interested parties may call MacKenzie Partners, Inc. at (800) 322-2885 to obtain the current anticipated Effective Time and a current example of the Cash Amount to be issued on a per share basis. Prior to the Merger, each of SDG and CPI shall declare a Special Distribution to their respective stockholders, the record date for which shall be the close of business on the last business day prior to the Effective Time. "Special Distribution" means the distribution to be made by each of SDG and CPI to their respective stockholders in amounts proportional to dividends paid to SDG's or CPI's (as the case may be) stockholders for the last full quarter preceding the Effective Time, prorated over the number of days elapsed in the quarter in which the Effective Time occurs from the beginning of such quarter to the Effective Time.

     The consideration to be received by each of the SDG stockholders and each of the CPI stockholders was determined based on an arm's length negotiation of the Merger Agreement and the desired structure for the transaction.

CERTAIN PROVISIONS RELATING TO EMPLOYEE BENEFITS AND INCENTIVE PLANS

     Employee Benefit Plans. In general, except with respect to SDG stock plans (described below), SDG shall retain its rights and obligations under the SDG Employee Benefit Plans and Simon Group shall retain the rights and obligations of CPI under the CPI Employee Benefit Plans in accordance with their respective terms. SDG and Simon Group shall honor without modification all employee severance plans (or policies) and employment and severance agreements of SDG, CPI and CRC and any of their respective subsidiaries and consolidated non-corporate affiliates (such party's "Entities") in existence on the date of the Merger Agreement as such agreements shall be in effect in accordance with the terms of the Merger Agreement at the Effective Time.

     Treatment of SDG Stock Plans. As of the Effective Time, each outstanding option to purchase a share of SDG Common Stock and related interests (an "SDG Stock Option") under any of the stock option plans of SDG (the "SDG Option Plans"), whether theretofore vested or unvested, shall constitute an option to acquire a share of Simon Group Common Stock, together with the related beneficial interest in CRC Common Stock, and shall otherwise have the same terms and provisions as such SDG Stock Option (subject to the next sentence). The price per share of Simon Group Common Stock at which each such option is exercisable shall be the option exercise price per share of SDG Common Stock at which such option is exercisable immediately prior to the Effective Time; provided, however, that, in the case of an incentive stock option under Section 422 of the Code, the option terms shall be determined in order to comply with

Section 424(a) of the Code. In addition, each outstanding right to earn shares of SDG Common Stock shall constitute a right to earn shares of Simon Group Common Stock.

     Treatment of CPI Stock Plan. Each outstanding option to purchase a share of CPI Common Stock and related interests in CRC Common Stock (a "CPI Stock Option") under the 1993 Share Option Plan of CPI (the "CPI Option Plan") is immediately exercisable. The price per share of CPI Common Stock and the related beneficial interest in CRC Common Stock at which each such option is exercisable shall be the exercise price per share at which the CPI Stock Option is exercisable pursuant to the CPI Option Plan immediately prior to the Effective Time (adjusted for the CPI Merger Dividends); provided, however, that, in the case of an incentive stock option under Section 422 of the Code, the terms of such option shall be determined in order to comply with Section 424(a) of the Code. Pursuant to the Merger Agreement, CPI will use its reasonable best efforts (except the expenditure of cash) to amend the CPI Option Plan and all related option contracts, (a) effective at the consummation of the Merger, (x) to remove all transfer restrictions on non-qualified stock options and shares issued upon the exercise of options and (y) to eliminate the "put" feature and (b) effective as of the date of the Merger Agreement, to provide that CPI will lend money to exercising optionees at the applicable federal rate, with such loan (A) to be fully recourse to the borrower and secured by all shares acquired upon exercise,
(B) with respect to exercises occurring before the consummation of the Merger, to extend for up to 19 months, and with respect to any other exercise, to extend for up to ten days and (C) to be mandatorily prepayable to the extent of any extraordinary cash dividends or distributions receivable with respect to the option shares of such optionee (including in connection with the Merger).

     Restricted Stock. Prior to the Effective Time, (i) CPI shall offer to the other party under each Employee Share Purchase Contract (the "CPI ESP Contract") under CPI's Employee Share Purchase Plan (the "ESPP"), and shall use its reasonable best efforts (it being understood that such efforts shall not require the expenditure of cash) to obtain the agreement of such party, to amend such CPI ESP Contract (x) to release the transfer restrictions on the securities issued pursuant thereto and remove any associated legends from the certificates evidencing such securities, (y) to eliminate the right of such party to cause CPI to repurchase such securities and (z) to provide that upon any transfer of such securities, the transferor shall either pay to CPI the applicable portion of the "Permanent Restriction" thereunder or obtain an undertaking of the transferee thereof to pay such amount or obtain a comparable undertaking upon any subsequent transfer by such transferee and (ii) CPI may pay to such party (through the forgiveness of indebtedness or otherwise) an amount equal to the principal of the indebtedness initially incurred, and any accrued interest subsequently added, to purchase the securities purchased thereunder, but only if the per-unit purchase price thereof exceeded $150 (before deduction for any Permanent Restriction).

     For a description of Simon Group's benefit plans following consummation of the Merger, see "MANAGEMENT OF SIMON GROUP AND CRC FOLLOWING THE MERGER -- Simon Group Benefit Plans."

EXCHANGE OF CERTIFICATES

     As soon as reasonably practicable after the Effective Time, Simon Group shall cause an exchange agent (who will be designated before the closing of the Merger by SDG and will be reasonably acceptable to CPI) (the "Exchange Agent") to mail to each holder of record of certificates representing shares of SDG Equity Stock ("Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Simon Group, may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the shares issuable in connection with the Merger and any cash payable pursuant to the Merger Agreement. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and completed, the holder of such Certificate shall be entitled to receive in exchange therefor the aggregate consideration which such holder has the right to receive pursuant to the Merger Agreement (the "Applicable Merger Consideration"), and the Certificates so surrendered shall forthwith be canceled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger. In the event of a transfer of ownership of shares of SDG Equity Stock, which is not registered in the transfer records, a certificate representing that number of whole paired shares (as adjusted by any cash amount payable) may be issued to a transferee if the Certificate is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered, each Certificate shall be deemed after the Effective Time, except as limited by the following paragraph, to represent ownership of the shares into which the shares would have been converted as contemplated by the Merger Agreement. Notwithstanding the foregoing, Certificates surrendered for exchange by any person deemed to be an "affiliate" of SDG for purposes of Rule 145 of the Securities Act shall not be exchanged until Simon Group has received an executed agreement from such persons ("Affiliate's Agreement").

     No dividends or other distributions declared or made after the Effective Time with respect to Simon Group Equity Stock with a record date on or after the Effective Time, and no distributions to be made to the beneficial owners of interests in CRC Common Stock arising out of a dividend or distribution declared or made by CRC after the Effective Time with a record date on or after the Effective Time, shall be paid to the holder of any unsurrendered Certificate with respect to the shares represented thereby and no cash payment shall be paid to any such holder until the holder shall surrender such Certificate. Until paid to the holders of such unsurrendered Certificates, all such dividends and other distributions, and all cash payments to be paid, shall be delivered to the Exchange Agent and held by it as part of the Exchange Fund. The "Exchange Fund" includes such certificates and funds, together with earnings thereon, to be held by the Exchange Agent. Subject to applicable laws, following surrender of any such Certificate, the record holder of the Certificates shall be paid, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable, but which were not paid by reason of the immediately preceding sentence, with respect to such whole number of shares of Simon Group Equity Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole number of shares of Simon Group Equity Stock.

     All cash and Simon Group Equity Stock which are paired to beneficial interests in the CRC Trusts owning the outstanding shares of CRC Common Stock upon the surrender for exchange of Certificates shall be deemed to have been issued at the Effective Time in full satisfaction of all rights pertaining to the shares of capital stock represented thereby, subject, however, to Simon Group's obligation to pay any dividends which may have been declared in accordance with the terms of the Merger Agreement and which remained unpaid at the Effective Time. From and after the Effective Time, the stock transfer books of SDG shall be closed and there shall be no further transfers on the stock transfer books of the shares of capital stock of SDG which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Simon Group for any reason, they shall be canceled and exchanged as provided above. Any portion of the Exchange Fund and the net proceeds held in trust by the Exchange Agent for the holders of fractional Simon Group Equity Stock (any such fractional shares, the "Fractional Shares") (the "Stock Trust") which remains undistributed for six months after the Effective Time shall be delivered to Simon Group, upon demand, and any stockholders who have not theretofore complied with the terms described above shall thereafter look only to Simon Group for payment of their claims.

FRACTIONAL SHARES

     No certificate or scrip representing the Fractional Shares will be issued in the Merger upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Simon Group.

     As promptly as practicable following the Effective Time, the Exchange Agent shall determine the aggregate number of whole shares represented by Fractional Shares to which holders of Fractional Shares would be entitled but for the provisions of this paragraph (such number of shares being herein called the "Excess Shares"). As soon after the Effective Time as practicable, the Exchange Agent, as agent for the holders of Fractional Shares, shall sell the Excess Shares at then prevailing prices on the NYSE, in the manner provided below. The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of such sales have been distributed to the holders of Fractional Shares, the Exchange Agent will hold such proceeds in the Stock Trust. Simon Group shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the Stock Trust to which each holder of Fractional Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Stock Trust by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Fractional Shares is entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Fractional Shares of the same class or series are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Fractional Shares, the Exchange Agent shall make available such amounts to such holders of Fractional Shares.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains customary representations and warranties of the parties thereto, including representations and warranties by each of SDG, CPI and CRC as to its organization and qualification to conduct business; authorized and outstanding capital stock; authority relative to the Merger Agreement; the non-contravention of its governing documents, certain agreements and certain laws; the delivery of financial statements and other reports; the absence of certain changes or events; legal proceedings; information supplied; compliance with laws and orders; compliance with certain agreements; certain tax matters; certain employee benefit plans and ERISA matters; labor matters; certain environmental matters; intellectual property rights; real property; the required stockholder votes; and the receipt of a financial advisor opinion; except that CRC made no representations as to labor matters, real property or a financial advisor opinion. CPI and CRC also each represents and warrants to SDG that it does not own any shares of SDG Equity Stock.

COVENANTS

     Conduct of Business by CPI and CRC Pending the Closing. Each of CPI and CRC and its Entities shall use all commercially reasonable efforts to preserve intact in all material respects its present business organizations and reputation, to keep available the services of its key officers and employees, to maintain its assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on its tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve its relationships with tenants and other occupiers of properties, customers, suppliers, lenders, partners and others having significant business dealings with them and to comply in all material respects with all laws and orders of all governmental or regulatory authorities applicable to them, and neither CPI nor CRC shall, except as otherwise expressly provided for in the Merger Agreement, as contemplated by the operating, capital expenditure and leasing budgets approved by the CPI Board of Trustees prior to December 31, 1997 and the plans and projections of CPI and CRC included in the Merger Agreement and any expenditure required in an emergency situation to preserve the business or assets or personnel of CPI or CRC or their Entities from undue harm (the "CPI/CRC Business Plan") or with the prior written consent of SDG:

          (a) incorporate or organize any new Entity of such party, unless such Entity shall be wholly owned, directly or indirectly, by CPI or CRC, and SDG shall receive prompt notice of such incorporation or organization, including the information that would have been disclosed in the Merger Agreement had such Entity been in existence on the date thereof;

          (b) amend or propose to amend its organizational or governance documents or permit the amendment of the organizational or governance documents of the Entities of CPI or CRC, except, in the case of Entities of CPI or CRC, for the amendment of the organizational or governance documents of such Entities as are wholly owned, directly or indirectly, by CPI or CRC, so long as such action shall be promptly disclosed to SDG;

          (c)(w) declare, set aside or pay any dividends on or make other distributions in respect of any of the beneficial interests or capital stock of such party, except that CPI and CRC each may declare and pay

     (1) quarterly cash dividends on CPI Common Stock and CRC Common Stock in an amount not to exceed $1.95 per share of CPI Common Stock and related beneficial interest in shares of CRC Common Stock, with usual record and payment dates for such dividends in accordance with past dividend practice,
     (2) cash dividends on CPI Common Stock and CRC Common Stock in amounts proportional to the dividends paid on CPI Common Stock and CRC Common Stock for the last full quarter preceding the Effective Time prorated over the number of days elapsed in the quarter in which the Effective Time occurs from the beginning of such quarter to the Effective Time and (3) cash dividends on CPI Preferred Stock in the amounts, and with the record and payment dates, required in accordance with the terms thereof, (x) split, combine, reclassify or take similar action with respect to any of its beneficial interests or capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its beneficial interest or capital stock, or permit any of its Entities (other than Entities wholly owned, directly or indirectly, by CPI or CRC) to split, combine, reclassify or take similar action with respect to such Entities' capital stock or equity interests or issue or authorize or propose the issuance of any other securities or equity interests in respect of, in lieu of, or in substitution for such capital stock or equity interests, (y) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or permit any of such party's Entities (other than Entities wholly owned, directly or indirectly, by CPI or CRC) to take any such action, or (z) directly or indirectly redeem, repurchase or otherwise acquire, or permit any Entity of CPI or CRC to redeem, repurchase or otherwise acquire, directly or indirectly, any shares of capital stock of, or beneficial or other equity interests in, CPI or CRC or any of their Entities, or any option with respect thereto (other than in transactions solely involving CPI or CRC and their Entities that are wholly owned, directly or indirectly, by CPI or CRC) and other than pursuant to CPI permissible redemption arrangements;

          (d) issue, deliver, sell or otherwise transfer, or authorize or propose the issuance, delivery, sale or other transfer of, or permit any of its Entities to issue, deliver, sell, or otherwise transfer or authorize or propose the issuance, delivery or sale of, any shares of capital stock of, or beneficial or other equity interests in, it or any of its Entities or any option with respect thereto (other than (x) issuances of CPI Common Stock or beneficial interests in CRC Common Stock in connection with issuance arrangements of CPI permitted by the Merger Agreement; provided that management of CPI shall use its best efforts to suspend sales of CPI Common Stock under the CPI 1997 Plan for Shareholder Contractual Purchases from the date hereof until the Effective Time or (y) the issuance, sale or transfer by an Entity that is wholly owned, directly or indirectly, by CPI or CRC of such Entity's capital stock or other equity interests, or options with respect thereto, to CPI or CRC or other Entities wholly owned, directly or indirectly, by CPI or CRC), or modify or amend any right of any holder of outstanding options with respect thereto (other than the modification or amendment of the rights of CPI or CRC or an Entity wholly owned, directly or indirectly, by CPI or CRC under an option issued by CPI or CRC or an Entity wholly owned, directly or indirectly, by CPI or CRC);

          (e) except, with respect to loans or capital contributions to any of CPI's or CRC's Entities, to the extent required under the express terms of any applicable organizational or governance documents, provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in (or permit any of CPI's or CRC's Entities to take any such action with respect to), any Entity of CPI or CRC or other person (except for such Entities as shall be wholly owned, directly or indirectly, by CPI or CRC), other than minority investments by CPI or CRC permitted by the Merger Agreement and certain other investments;

          (f) in the case of CRC, amend, modify or terminate the CRC Trust Agreements or propose such amendment, modification or termination;

          (g)(x) acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) or permitting any of its Entities to acquire any business or any corporation, partnership, association or other business organization or division thereof or any significant assets, (y) mortgage or otherwise encumber or subject to any lien or sell, lease or otherwise dispose of, or permit any of its Entities to do any of the foregoing with respect to, any significant portion of its interest in one or more of certain properties or interests identified in the Merger Agreement or assign or encumber the right to receive income, dividends or distributions with respect thereto or (z) make or agree to make any new capital expenditures;

          (h)(x) incur (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made or committed to be borrowed under such arrangements) any indebtedness for borrowed money or guarantee any such indebtedness, or permit any of its Entities to take any such action, other than to meet the current cash needs of its and its Entities' business in an aggregate amount not to exceed that which is contemplated by the CPI/CRC Business Plan, to permit it to perform its obligations hereunder or to effect a redemption of indebtedness permitted by clause (y), or (y) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, or otherwise modify the provisions of, any indebtedness, or guarantee of indebtedness, for borrowed money, or permit any of its Entities to take any of such actions;

          (i) enter into, adopt, amend in any material respect (except as may be required by applicable law) or terminate any CPI Employee Benefit Plan or grant any options, awards or other benefits or increase compensation, except for increases in benefits and compensation to employees other than executive officers having a value in the aggregate of not greater than $250,000 and except for changes therein contemplated by the Merger Agreement;

          (j) enter into any contract, or amend or modify any existing contract, or engage in any new transaction outside the ordinary course of business consistent with past practice or not on an arm's-length basis, or permit any of its Entities to take such actions, with any affiliate of CPI or CRC other than transactions among CPI or CRC and Entities that are wholly owned, directly or indirectly, by CPI or CRC;

          (k) make any change in the lines of business in which it and its Entities participate or are engaged; or

          (l) enter into any contract, commitment or arrangement to do or engage in any action the consummation of which would be prohibited by the foregoing.

     Conduct of Business by SDG Pending the Closing. Except as set forth in the Merger Agreement, during the period from the date of the Merger Agreement to the Effective Time, SDG shall, and shall cause each of the SDG Entities to, use all commercially reasonable efforts to preserve intact in all material respects its present business organizations and reputation, to keep available the services of its key officers and employees, to maintain its assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on its tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve its relationships with tenants and other occupiers of properties, customers, suppliers, lenders, partners and others having significant business dealings with them and to comply in all material respects with all laws and orders of all governmental or regulatory authorities applicable to them, and SDG shall not, except as otherwise expressly provided for in the Merger Agreement or with the prior written consent of CPI: (a) declare, set aside or pay any dividends on or make other distributions, except that SDG may declare and pay (1) quarterly cash dividends on SDG Common Stock in an amount not to exceed $0.505 per share of SDG Common Stock, with usual record and payment dates for such dividends in accordance with past dividend practice, (2) cash dividends on SDG Common Stock in amounts proportional to the dividends paid on SDG Common Stock in the last full quarter preceding the Effective Time prorated over the number of days elapsed in the quarter in which the Effective Time occurs from the beginning of such quarter to the Effective Time and (3) cash dividends on SDG Preferred Stock in the amounts, and with the record and payment dates, required in accordance with the terms thereof; (b) enter into any contract, or amend or modify any existing contract, or engage in any new transaction outside the ordinary course of business consistent with past practice or not on an arm's length basis, or permit any SDG Entity to take such actions, with any affiliate of such party other than transactions among SDG and Entities of SDG that are wholly owned, directly or indirectly, by SDG or any SDG Entity; (c) make any change in the lines of business in which it and its

Entities participate or are engaged; or (d) enter into any contract, commitment or arrangement to do or engage in any action the consummation of which would be prohibited by the foregoing.

     Certain Mutual Covenants. Until the Effective Time, each party to the Merger Agreement covenants and agrees as follows: (i) no party shall take any action or omit to take any action reasonably within its power to take that would cause SDG to be disqualified as a REIT, would cause CPI to be disqualified as a REIT or would result in a loss of the status of CPI and CRC prior to the Merger or Simon Group and CRC from and after the Merger as grandfathered from the application of Section 269B(a)(3) of the Code pursuant to Section 136(c)(3) of the Deficit Reduction Act of 1984; (ii) each party shall confer on a regular and frequent basis with the others with respect to its business and operations and other matters relevant to the Merger, and shall promptly advise the others, orally and in writing, of any change or event, including, without limitation, any complaint, investigation or hearing by any governmental or regulatory authority (or communication indicating the same may be contemplated) or the institution or threat of litigation, having, or which, insofar as can be reasonably foreseen, could have, a material adverse effect on the SDG Entities taken as a whole or on the CPI/CRC Entities taken as a whole, as the case may be, or on the ability of any party to consummate the transactions contemplated by the Merger Agreement; provided that no party shall be required to make any disclosure to the extent such disclosure would constitute a violation of any applicable law; (iii) each party will notify the others of, and will use all commercially reasonable efforts to cure before the closing of the Merger, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of such party under the Merger Agreement to be breached or that renders or will render untrue any representation or warranty of such party contained in the Merger Agreement;
(iv) each party also will notify the others in writing of, and will use all commercially reasonable efforts to cure, before the closing, any violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by such party (no notice given pursuant to clauses (iii) or (iv) of this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in the Merger Agreement for purposes of determining satisfaction of any condition contained therein); and (v) subject to the terms and conditions of the Merger Agreement, each party will take or cause to be taken all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other's obligations contained in the Merger Agreement and to consummate making effective the transactions contemplated by the Merger Agreement.

     No Solicitation.  Prior to the Effective Time, each of CPI and CRC agree
(a) that it shall, and shall direct and use its best efforts to cause its Entities, controlled affiliates and representatives to, immediately cease any discussion or negotiations with any parties that may be ongoing with respect to the purchase, acquisition or issuance of stock of CPI representing at least a majority of the voting power of all the outstanding stocks of beneficial interest in CPI (for purposes hereof, any such proposal or offer with respect to such merger, consolidation, other business combination, acquisition or similar transaction is hereinafter referred to as an "Alternative Proposal for CPI or CRC"); (b) that it shall not, and it shall use its best efforts to cause its Entities, controlled affiliates and representatives not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, consolidation or other business combination transaction involving it or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving (i) the purchase of all or substantially all of the assets of the CPI/CRC Entities taken as a whole or (ii) an Alternative Proposal, or engage in any negotiations with or provide any confidential information or data to, any person or group relating to an Alternative Proposal for CPI or CRC (excluding the transactions contemplated by the Merger Agreement), or otherwise knowingly facilitate any effort or attempt to make or implement an Alternative Proposal for CPI or CRC; and (c) that it will notify SDG promptly if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it or any of such persons.

CERTAIN ADDITIONAL AGREEMENTS

     The Merger Agreement provides that each party to the Merger Agreement will
(i) provide the other parties access to personnel, properties and information regarding its business and hold in confidence information relating to the other parties (subject to the terms of a confidentiality agreement among the parties); (ii) cooperate with one another in preparing, responding to the Commission in respect of, and causing to be declared effective and mailed to SDG's stockholders, this Proxy Statement/Prospectus and the Registration Statement in which it is included;
(iii) cooperate to coordinate the timing of its stockholder meetings regarding the Merger; (iv) use its best efforts to cause the Simon Group Common Stock and the related beneficial interests in CRC Common Stock to be issued pursuant to the Merger Agreement or retained by CPI stockholders, and the Simon Group Common Stock and the paired interests in CRC Common Stock issuable under the Option Plans or upon conversion of the Simon Group Series A Preferred Stock after the Merger to be approved for listing on the NYSE; (v) not take or fail to take any action which would cause any party to the Merger Agreement or the stockholders of any party to recognize gain for federal income tax purposes as a result of the consummation of the Merger (subject to limited exceptions); (vi) proceed diligently and in good faith to obtain all consents and approvals required to consummate the Merger and to provide such information as may reasonably be requested in connection with the consents and approvals; (vii) pay its own costs and expenses, except that expenses incurred in connection with the printing and mailing of this Proxy Statement/Prospectus or the Registration Statement (including filing fees) shall be shared equally by SDG and CPI; (viii) pay its own financial advisory and any other brokers or finders fees; (ix) take such action as is reasonably necessary so that the transactions contemplated by the Merger Agreement may be consummated if any antitakeover statute becomes applicable; (x) cooperate in the preparation and filing of documents related to conveyance taxes; (xi) pay any real estate or stock transfer taxes payable in connection with the transactions contemplated by the Merger Agreement on behalf of the stockholders of SDG, CPI and CRC and cooperate to prepare documentation for such taxes; (xii) from the Effective Time until December 31, 1998, Simon Group shall not assign, sell or otherwise transfer to an unaffiliated third party any asset owned by SDG prior to the Effective Time if Simon Group would recognize a gain, without the approval of two-thirds of the Simon Group Board of Directors; and (xiii) negotiate in good faith with the holders of CPI Common Stock to modify their registration rights to appropriately reflect the nature of the transactions contemplated in the Merger Agreement. Pursuant to the terms of the Merger Agreement, SDG shall use its best efforts to deliver Affiliate's Agreements.

     Pursuant to the Merger Agreement, CPI entered into an agreement to sell the General Motors Building located at 767 Fifth Avenue, New York, New York. The sale of the General Motors Building was consummated on July 31, 1998.

     SDG and CPI also have agreed in the Merger Agreement to use their best efforts to obtain all necessary consents of third parties (i) to permit the contribution at or, at SDG's request, promptly following the Effective Time of substantially all the assets of CPI and its subsidiaries to the SDG Operating Partnership and/or to limited liability companies and/or limited partnerships, all the beneficial interests of which will be held by the SDG Operating Partnership, or (ii) at SDG's request to effectuate the transfer, effective as of the Effective Time or promptly following the Effective Time, of all or substantially all the economic benefits of such assets to the SDG Operating Partnership and/or such limited liability companies and/or such limited partnerships.

BEST EFFORTS TO OBTAIN APPROVALS OF STOCKHOLDERS

     The Merger Agreement provides that, subject to the exercise of fiduciary obligations under applicable law as advised by outside counsel, (a) SDG shall, through its Board of Directors (i) duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of voting on the approval and adoption of the Merger Agreement, (ii) include in this Proxy Statement/Prospectus the recommendation of the Board of Directors of SDG that the stockholders of SDG adopt and approve the Merger Agreement and (iii) use its best efforts to obtain such adoption and approval; and (b) each of CPI and CRC shall, through its Board of Directors, (i) duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of voting on the adoption of the Merger Agreement and the issuance of Simon Group Common Stock and CRC Common Stock pursuant to the Merger Agreement and under the CPI Option Plan in accordance with the Merger Agreement, (ii) include in a proxy statement to its stockholders the recommendation of its Board of Directors that its stockholders adopt the Merger Agreement and approve such issuances, as applicable, and

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

(iii) use its best efforts to obtain such adoption and approval. Stockholders of CPI representing in excess of a majority of the total voting power of all the outstanding CPI Common Stock and CPI Preferred Stock and two thirds of the total voting power of all the outstanding CPI Preferred Stock have entered into Stockholder Voting Agreements obligating them to vote in favor of the Merger and the other transactions contemplated by the Merger Agreement. A vote of 80% of the voting power of the outstanding voting stock is required to adopt the Simon Group Charter and is a condition to the Merger. See "THE MERGER AGREEMENT AND RELATED MATTERS -- Certain Transactions and Agreements Relating to the Merger."

INDEMNIFICATION AND INSURANCE

     From and after the Effective Time and until the sixth anniversary of the Effective Time and for so long thereafter as any claim for indemnification asserted on or prior to such date has not been fully adjudicated, Simon Group (an "Indemnifying Party") shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Time, a trustee, director or officer of SDG, CPI or CRC or any of their respective Entities (the "Indemnified Parties") against (i) all losses, claims, damages, costs and expenses (including reasonable attorneys' fees), liabilities, judgments and settlement amounts that are paid or incurred in connection with any claim, action, suit, proceeding or investigation (whether civil, criminal, administrative or investigative and whether asserted or claimed prior to, at or after the Effective Time) that is based on, or arises out of, the fact that such Indemnified Party is or was a trustee, director or officer of SDG, CPI or CRC or any of their respective Entities and relates to or arises out of any action or omission occurring at or prior to the Effective Time ("Indemnified Liabilities"), and (ii) all Indemnified Liabilities based on, or arising out of, or pertaining to the Merger Agreement or the transactions contemplated thereby, in each case to the full extent a corporation is permitted under applicable law to indemnify its own trustees, directors or officers, as the case may be; provided that no Indemnifying Party shall be liable for any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld; and provided further that no Indemnifying Party shall be liable to an Indemnified Party for any Indemnified Liabilities which occur as a result of the gross negligence or willful misconduct of such Indemnified Party.

     Simon Group shall, until the sixth anniversary of the Effective Time and for so long thereafter as any claim for insurance coverage asserted on or prior to such date has not been fully adjudicated, cause to be maintained in effect, to the extent commercially available, the policies of directors' and officers' liability insurance maintained by SDG, CPI and CRC, respectively (or policies of at least the same coverage and amounts containing terms that are no less advantageous to the insured parties), with respect to claims arising from facts or events that occurred on or prior to the Effective Time; provided that Simon Group shall not be obligated to expend in order to maintain or procure insurance coverage any amount per annum in excess of 150 percent of the aggregate of the last annual premiums paid by SDG, CPI and CRC for such policies prior to the date of the Merger Agreement, but if the cost of maintaining such insurance (or providing such new policies) would but for this proviso exceed such aggregate amount, then Simon Group shall purchase as much coverage as possible for such amount.

CONDITIONS TO CONSUMMATION OF THE MERGER

     In addition to the approval and adoption of the Voting Preferred Amendment, the consummation of the Merger pursuant to the Merger Agreement is subject to certain conditions, including: (i) the approval and adoption of the Merger Agreement and certain related matters by the requisite vote of the SDG stockholders; (ii) the approval of the issuance of shares and related beneficial interests by the requisite vote of the CPI and CRC stockholders (which approval will be given pursuant to the Stockholder Voting Agreements in which such stockholders agreed to vote in favor of the Merger and related transactions, except that the adoption of the Simon Group Charter requires the vote of 80% of the voting power of the outstanding voting stock and is a condition to the Merger); (iii) the Registration Statement having become effective in accordance with the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and remain in effect and no proceeding seeking such an order shall be pending or threatened; (iv) the receipt of all state securities or "blue sky" permits and other authorizations necessary to issue securities

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

pursuant to the Merger Agreement, under the Option Plans after the Merger and upon conversion of the Simon Group Series A Preferred Stock and Simon Group Series B Preferred Stock; (v) the Simon Group Common Stock (and related beneficial interests in CRC) issued pursuant to the Merger Agreement, the CPI Common Stock previously outstanding and issuable under the Option Plans or upon conversion of the Simon Group Series A Preferred Stock and Simon Group Series B Preferred Stock after the Merger having been authorized for listing on the NYSE;
(vi) no court of competent jurisdiction or other competent governmental or regulatory authority having enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) that is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions contemplated by the Merger Agreement; and (vii) each party shall have received a satisfactory opinion of its special counsel, including the opinion that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes.

     The obligation of SDG to consummate the Merger is further conditioned upon the following: (i) the continued accuracy in all material respects of the representations and warranties made by CPI and CRC in the Merger Agreement; (ii) the performance in all material respects of all agreements and covenants to be performed by CPI and CRC under the Merger Agreement; (iii) no change, event or occurrence which, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the CPI/CRC Entities taken as a whole; (iv) the execution of the Stockholder Voting Agreements as required by the Merger Agreement (which were executed as of February 18, 1998); (v) the receipt of customary accountants "cold comfort letters"; and (vi) the receipt of consents and waivers which if not obtained could reasonably be expected to have a material adverse effect on CPI, CRC or their Entities or on the ability of the parties to the Merger Agreement to consummate the transactions contemplated therein. The obligations of CPI and CRC to consummate the Merger are further conditioned upon the following: (i) the continued accuracy in all material respects of the representations and warranties made by SDG in the Merger Agreement; (ii) the performance in all material respects of all agreements and covenants to be performed by SDG under the Merger Agreement; (iii) no change, event or occurrence which, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the SDG Entities taken as a whole; (iv) the receipt of customary accountants "cold comfort letters"; and (v) the receipt of consents and waivers which if not obtained could reasonably be expected to have a material adverse effect on SDG or its Entities or on the ability of the parties to the Merger Agreement to consummate the transactions contemplated therein.

     All of the foregoing conditions to the consummation of the Merger are subject to the waiver of the parties to the Merger Agreement. Neither SDG nor CPI intends to waive any material condition to consummation of the Merger, including the condition requiring the delivery of an opinion of their respective special tax counsel. In the event that a material condition is waived by either SDG or CPI, SDG and CPI intend to amend and recirculate the Proxy Statement/Prospectus.

TERMINATION; TERMINATION FEES AND AMENDMENT

     Termination. The Merger Agreement may be terminated, and transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after the approvals required by the SDG, CPI and CRC stockholders: (a) by mutual written agreement of the parties duly authorized by action taken by or on behalf of their respective boards of directors; or (b) by either SDG or CPI upon notification to the nonterminating party by the terminating party (i) at any time after November 30, 1998, if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of the Merger Agreement by the terminating party or any of its affiliates; (ii) if the requisite approval of the stockholders of SDG, CPI or CRC shall not be obtained by reason of the failure to obtain the requisite vote upon a vote held at a meeting of such stockholders, or any adjournment thereof, called therefor; (iii) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the nonterminating party set forth in the Merger Agreement, which breach is not curable or, if curable, has not been cured within 30 days following receipt by the nonterminating party of notice of such breach from the terminating party; or (iv) if any court of competent jurisdiction or other

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

competent governmental or regulatory authority shall have issued an order making illegal or otherwise restricting, preventing or prohibiting either the Merger and such order shall have become final and nonappealable. Any reference to any event, change or effect being "material" or "materially adverse" or having a "material adverse effect" on or with respect to an entity means such event, change or effect is material or materially adverse, as the case may be, to the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of such entity.

     Termination Fees. In the event that the Merger Agreement is terminated by CPI due to a willful breach by SDG pursuant to clause (b)(iii) of the preceding paragraph, or as a result of the requisite SDG stockholder approval not being obtained at any time prior to November 30, 1998 pursuant to clause (b)(ii) of the preceding paragraph, SDG will be required to pay CPI a termination fee of $50 million, payable in annual installments over a two year period (in such a manner as to not violate certain REIT Requirements). In the event that the Merger Agreement is terminated by SDG due to a willful breach by CPI pursuant to clause (b)(iii) of the preceding paragraph, CPI will be required to pay SDG a termination fee of $50 million, payable in annual installments over a two year period (in such a manner as to not violate certain REIT Requirements). Any portion of either termination fee that is not paid by the end of the second year due to limitations of the REIT Requirements shall be forfeited.

     Amendment. The Merger Agreement provides that it may be amended, supplemented or modified by action taken by or on behalf of the respective boards of directors of the parties thereto at any time prior to the Effective Time, whether prior to or after the requisite stockholder adoption and approvals have been obtained, but after such adoption or approval only to the extent permitted by applicable law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party to the Merger Agreement.

APPRAISAL RIGHTS

     The MGCL sets forth the rights of stockholders who object to a merger to demand and receive fair value for their stock ("appraisal rights"). No appraisal rights are available to holders of SDG Common Stock and SDG Series B Preferred Stock because the SDG Common Stock and SDG Series B Preferred Stock are listed on a national securities exchange (i.e., the NYSE). In addition, no appraisal rights are available to holders of either SDG Series B Preferred Stock or SDG Series C Preferred Stock because the SDG Series B Preferred Stock and SDG Series C Preferred Stock are stock of the successor in the Merger (SDG), the Merger will not alter the contract rights of this stock and this stock will not be changed in the Merger into something other than stock in the successor or cash.

     The holders of SDG Class B Common Stock and SDG Class C Common Stock have appraisal rights available to them because neither class of stock is listed on a national securities exchange and because the shares of each class will be converted in the Merger into Simon Group Class B Common Stock and Simon Group Class C Common Stock. The MGCL provides that these rights are available only if the stockholder (a) files with the corporation a written objection to the Merger at or before the meeting of stockholders at which the transaction will be considered and (b) does not vote in favor of the transaction. In addition, the stockholder must make a written demand on the successor corporation for payment for the stock within 20 days of the acceptance of the articles of merger by the Maryland State Department. The MGCL requires that the successor corporation, SDG, promptly notify each objecting stockholder in writing of the date the articles of merger are accepted for record by the Maryland State Department. A copy of Title 3, Subtitle 2 of the MGCL is attached to this Proxy Statement/Prospectus as Annex E and is incorporated herein by reference thereto.

NEW YORK STOCK EXCHANGE LISTING OF SIMON GROUP COMMON STOCK

     As a condition to the Merger, the Simon Group Common Stock and Simon Group Series B Preferred Stock will be listed on the NYSE. If the Merger is completed, Simon Group stockholders would be able to trade shares of Simon Group Common Stock and Simon Group Series B Preferred Stock on the NYSE. See "-- Conditions to Consummation of the Merger" and "FEDERAL SECURITIES LAW CONSEQUENCES."

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

FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF SDG EQUITY STOCK

     The following discussion summarizes the material federal income tax consequences applicable to holders of SDG Equity Stock that are expected to result from the Merger and certain transactions associated therewith. This discussion does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws, nor does it give detailed discussions of any state, local or foreign tax considerations. Accordingly, SDG STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM IN VIEW OF THEIR PARTICULAR CIRCUMSTANCES.

     The following discussion is based on the Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date of this Proxy Statement/Prospectus. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the Merger to SDG's stockholders.

     The Merger has been structured to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code. Willkie Farr & Gallagher, counsel to SDG, has issued, and is expected to issue at the closing of the Merger, an opinion to such effect. In addition, Cravath, Swaine & Moore, counsel to CPI has issued, and is expected to issue at the closing of the Merger, an opinion addressing CPI's qualification as a REIT and certain other matters described herein, and Baker & Daniels has issued, and is expected to issue at the closing of the Merger, an opinion addressing SDG's qualification as a REIT and Simon Group's qualification as a REIT after the Effective Time. Such opinions are based, and will be based, upon the understanding that the relevant facts are as described in this Proxy Statement/Prospectus and the annexes hereto, and in rendering such opinions such counsel will rely on the accuracy of the factual statements and representations in the foregoing documents and upon certain factual representations made in writing to such counsel. The issuance of such opinions at the closing of the Merger is based on assumptions about, and is also contingent upon, certain facts not ascertainable until after the SDG Special Meeting. The obligations of CPI and SDG to consummate the Merger are conditioned upon the receipt of such opinions. An opinion of counsel is not binding on the Internal Revenue Service ("IRS") or the courts. Except as to certain limited matters relating to the effect of the CPI Reorganization, neither CPI nor SDG have requested or will request an advance ruling from the IRS.

     Assuming the Merger qualifies as a tax-free reorganization, the material federal income tax consequences of the Merger will be as follows:

          (i) Subject to the discussion in (vii) below, and except as described in (ii) below, the exchange in the Merger of SDG Equity Stock for Simon Group Equity Stock will not result in the recognition of gain or loss to SDG stockholders with respect to such exchange.

          (ii) Each SDG stockholder who receives cash proceeds in lieu of Fractional Shares will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to such stockholder's Fractional Share interests. Each dissenting stockholder who receives cash proceeds for the shares not voted in favor of the Merger will recognize a taxable gain or loss equal to the difference between such proceeds and the tax basis allocated to such shares. See "THE MERGER AGREEMENT AND RELATED MATTERS -- Appraisal Rights." Any such gain or loss recognized as described in this paragraph will constitute capital gain or loss if such stockholder's shares of SDG Equity Stock were held as a capital asset at the Effective Time.

          (iii) The tax basis of the shares of Simon Group Equity Stock (including fractional share interests for which cash is ultimately received) received by a SDG stockholder will be equal to the tax basis of the shares of SDG Equity Stock exchanged therefor, decreased by the amount of cash received by such stockholder, and increased by the amount of gain (if any) recognized by such stockholder in the Merger.

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

          (iv) A stockholder's holding period with respect to the Simon Group Equity Stock received in the Merger will include the holding period of the SDG Equity Stock exchanged in the Merger if such SDG Equity Stock was held as a capital asset at the Effective Time.

          (v) The aggregate tax basis of the beneficial interests in the CRC Common Stock received by a SDG stockholder will equal the fair market value of such beneficial interests as of the Effective Time. The holding period for such beneficial interests received by a stockholder will begin on the day it is distributed.

          (vi) No gain or loss will be recognized by SDG, the subsidiary of CPI formed to merge with SDG, or CPI as a result of the Merger. The Merger will not affect the qualifications of CPI and SDG as REITs, nor will it adversely affect the status of CPI and CRC as grandfathered from the application of Section 269B(a)(3) of the Code (the 1984 paired share REIT legislation) pursuant to Section 136(c)(3) of the Deficit Reduction Act of 1984.

          (vii) The treatment of the receipt of beneficial interests in CRC Common Stock is not completely clear. Willkie Farr & Gallagher is of the opinion that the receipt of such beneficial interests should be treated as a distribution from SDG governed by Section 301 of the Code, and not as "boot" or "other property" received in the reorganization. If the IRS were to successfully contend that such beneficial interests are properly treated as "boot" or "other property," SDG stockholders would recognize gain, but not loss, on the exchange of shares of SDG Equity Stock for Paired Shares pursuant to the Merger in an amount equal to the lesser of (a) the fair market value of the beneficial interests in the CRC Common Stock, as of the Effective Time, that they receive, or (b) the amount by which the fair market value of the Paired Shares as of the Effective Time, exceeds the stockholder's adjusted tax basis in the SDG Equity Stock exchanged therefor. Any such gain would be characterized as capital gain (assuming the SDG Equity Stock exchanged was a capital asset in the hands of the stockholder) unless the boot received has the effect of the distribution of a dividend. Although there can be no assurance that the IRS will agree, and valuations may change between the date hereof and the Effective Time, management of CRC believes that such value will not exceed 1% of the value of the Paired Shares.

     Even if the Merger qualifies as a reorganization, a recipient of shares of Simon Group Equity Stock will recognize gain to the extent that such shares were considered to be received in exchange for services or property (other than solely shares of SDG Equity Stock). All or a portion of such gain may be taxable as ordinary income. Gain will also have to be recognized to the extent that a SDG stockholder is treated as receiving (directly or indirectly) consideration other than Paired Shares in exchange for such stockholder's SDG Equity Stock.

     If the Merger is not a reorganization, then each SDG stockholder will recognize gain or loss with respect to each share of SDG Equity Stock equal to the difference between such stockholder's basis in such stock and the fair market value, as of the Effective Time, of the Paired Shares received in exchange therefor. In such event, an SDG stockholder's aggregate basis in any Paired Shares received will equal its fair market value, and the stockholder's holding period for such stock will begin the day after the Merger.

OPINIONS OF SDG'S AND CPI'S COUNSEL

     In the opinion of Baker & Daniels, at all times from and after December 31, 1993 through December 31, 1997 SDG has qualified as a REIT, and if SDG continues its operations in the manner described in this Proxy Statement/Prospectus. SDG will continue to qualify as a REIT under the Code. In the opinion of Baker & Daniels, Simon Group will continue to qualify as a REIT after the Effective Time if Simon Group as constituted after the Effective Time conducts its operations in the manner described in this Proxy Statement/Prospectus. In the opinion of Cravath, Swaine & Moore, counsel to CPI, as of December 31, 1997, CPI qualified as a REIT, and, if CPI continues its operations in the same manner as the operations of CPI since January 1, 1997, CPI will continue to qualify as a REIT. It must be emphasized that counsels' opinions are based on various assumptions and are conditioned upon certain representations made by the companies as to factual matters, including representations of the companies concerning their businesses and properties, and the businesses and properties of the SDG Operating Partnership and other affiliates of SDG and CPI. Moreover, such qualification and taxation as a REIT depends upon the ability of each of the REIT Members to meet, through actual annual operating results, distribution levels, diversity of stock ownership, and the various other qualification tests imposed under the Code discussed below, the results of which have not and will not be reviewed by such counsel. No assurance can be given that the actual results of the REIT Members' operations for any one taxable year will satisfy such requirements. See "-- Federal Income Tax Consequences Relating to Simon Group -- Failure to Qualify."

FEDERAL INCOME TAX CONSIDERATIONS RELATING TO SIMON GROUP

     The following is a summary of the material federal income tax considerations that may be relevant to a prospective stockholder of Simon Group, is based upon current law, and is not tax advice. This discussion does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, tax exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws, nor does it give a detailed discussion of any state, local or foreign tax considerations. See "-- Federal Income Tax Consequences to Holders of SDG Equity Stock" for a discussion of certain tax consequences of the Merger to the SDG stockholders.

     EACH PROSPECTIVE STOCKHOLDER OF SIMON GROUP IS ENCOURAGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO IT OF THE PURCHASE, OWNERSHIP AND SALE OF THE SHARES OF SIMON GROUP COMMON STOCK AND OF SIMON GROUP'S ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

  General

     SDG and CPI have each made elections to be taxed as a REIT for federal income tax purposes commencing with their taxable years ending December 31, 1994 and December 31, 1973, respectively, and other REIT Members of the Simon Group have made similar elections. Management of both companies believe that both companies are organized and operated in such a manner as to qualify for taxation as a REIT under the Code. Both companies intend to continue to operate in such a manner, but no assurance can be given that they will operate in a manner so as to qualify or remain qualified. See "POLICIES OF SIMON GROUP FOLLOWING THE MERGER -- Dividend and Distribution Policies."

     The REIT Requirements relating to the federal income tax treatment of REITs and their stockholders are highly technical and complex. The following discussion sets forth only the material aspects of those requirements. This summary is qualified in its entirety by the applicable Code provisions, rules and Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof.

  Taxation of Simon Group and the REIT Members

     A REIT generally is not subject to federal corporate income taxes on that portion of its ordinary income or capital gain that is distributed currently to stockholders because the REIT provisions of the Code generally allow a REIT to deduct dividends paid to its stockholders. This deduction for dividends paid to stockholders substantially eliminates the federal "double taxation" on earnings (once at the corporate level and once again at the stockholder level) that generally results from investment in a corporation.

     However, REITs may be subject to federal income tax in the following circumstances. First, a REIT will be taxed at regular corporate rates on any undistributed REIT taxable income and undistributed net capital gains. Second, under certain circumstances, a REIT may be subject to the "alternative minimum tax" on its items of tax preference, if any. Third, if the REIT has (i) net income from the sale or other disposition of "foreclosure property" (generally, property acquired by reason of a default on a lease or an indebtedness held by a
REIT) that is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying net income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the REIT has net income from a "prohibited transaction" (generally, a sale or other disposition of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the REIT should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the REIT fails the 75% or 95% test, multiplied by a fraction intended to reflect the REIT's profitability. Sixth, if the REIT should fail to distribute with respect to each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the REIT will be subject to a four percent excise tax on the excess of such required distribution over the amounts actually distributed (treating as distributed for this purpose capital gains retained by the REIT and subject to tax, as discussed below at "-- Capital Gain Dividends"). Seventh, if a REIT acquires any asset from a C corporation (i.e., a corporation generally subject to a full corporate-level tax, but not including a corporation, such as SDG, that also qualifies for treatment as a
REIT) in a transaction in which the basis of the asset in the REIT's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the REIT recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by the REIT (the "Restriction Period"), then pursuant to guidelines issued by the IRS in IRS Notice 88-19 (the "Built-in Gain Rules"), the excess of the fair market value of such property at the beginning of the applicable Restriction Period over the REIT's adjusted basis in such asset as of the beginning of such Restriction Period (the "Built-in Gain") will be subject to a tax at the highest regular corporate rate. The Built-in Gain Rules may also apply with respect to SDG's share of Built-in Gains, if any, arising from assets disposed of by the SDG Operating Partnership during the Restriction Period and attributable to appreciation during periods in which SDG held interests in the SDG Operating Partnership and did not elect to be taxed as a REIT. The results described above with respect to the recognition of Built-in Gain assume that all REIT Members have made or will make elections pursuant to the Built-in Gain Rules or applicable future administrative rules or Treasury Regulations. Furthermore, the Administration Proposals propose that a REIT be required to pay tax on the difference between the fair market value and tax basis of assets it acquires after December 31, 1998 in such a transaction.

  Requirements for Qualification

     To qualify as a REIT, a corporation must elect to be so treated and must meet the requirements, discussed below, relating to its organization, sources of income, nature of assets, and distributions of income to stockholders.

     Organizational Requirements. The Code defines a REIT as a corporation, trust or association: (i) that is managed by one or more trustees or directors;
(ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation but for its qualification to be taxable as a REIT; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; and (vi) during the last half of each taxable year not more than 50% in value of the outstanding capital stock of which is owned, directly or indirectly through the application of certain attribution rules, by five or fewer individuals (as defined in the Code to include certain entities). In addition, certain other tests, described below, regarding the nature of a REIT's income and assets must also be satisfied. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

     Each of the REIT Members has satisfied the requirements set forth in (i) through (iv) above and have adopted charter provisions containing certain restrictions regarding transfer of their stock that are intended to assist in satisfying the stock ownership requirements described in (v) and (vi) above. See "DESCRIPTION OF SIMON GROUP AND CRC CAPITAL STOCK -- Restrictions On Transfer."

     In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. Each of the REIT Members' taxable year is the calendar year.
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

     The Simon Group will have several "qualified REIT subsidiaries." Code section 856(i) provides that a corporation that is a "qualified REIT subsidiary" will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction, and credit of a "qualified REIT subsidiary" will be treated as assets, liabilities, and such items (as the case may be) of the REIT. In applying the requirements described herein, Simon Group's "qualified REIT subsidiaries" will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as assets, liabilities and items of Simon Group.

     In the case of a REIT which is a partner in a partnership, the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of the REIT Requirements, including satisfying the income tests and asset tests. Thus, for example, SDG's proportionate share of the assets, liabilities and items of income of the SDG Operating Partnership will be treated as assets, liabilities and items of income of SDG for purposes of applying the requirements described herein. See "-- Income Taxation of the Partnerships, the Property Partnerships and their Partners."

     Income Tests. For each of the REIT Members to maintain qualification as a REIT, there are two gross income requirements that each must satisfy annually. First, at least 75% of the REIT Member's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property," dividends from other REITs and, in certain circumstances, interest) or from "qualified temporary investment income" (described below). Second, at least 95% of the REIT Member's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments and from dividends, interest, and gain from the sale or disposition of stock or securities or from any combination of the foregoing.

     Rents received by each of the REIT Members will qualify as "rents from real property" only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" if the REIT, or an owner of ten percent or more of the REIT, directly or constructively owns ten percent or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," any services furnished by the REIT to its tenants must be services customarily provided by owners of real property in the geographic location where the REIT's property is located and of a type that may be rendered by tax-exempt entities without jeopardizing the treatment of the income derived as "rents from real property." Any amounts characterized as "impermissible tenant service income" will not qualify as "rent from real property." "Impermissible tenant service income" consists of amounts received or accrued by a REIT either for services furnished or rendered to the tenant or for managing or operating the property. The following types of income will not be classified as "impermissible tenant service income": (a) amounts received or accrued for services performed by an independent contractor from which the REIT derives no income, or (b) amounts received or accrued for services which would not be characterized as unrelated business taxable income if received or accrued by a tax-exempt organization.

     If a REIT Member receives "impermissible service income" from any one property in an amount which exceeds 1% of the total amount received from such property during the taxable year, all amounts received or accrued from such property during such taxable year will be characterized as nonqualifying income for the 75% and 95% income tests. For purposes of this de minimis test, amounts equal to at least 150% of the direct cost of providing such service (or management or operation) will be deemed received for any service (or management or operation) provided by the REIT Member to its tenants.

     A person qualifies as an independent contractor if such person does not own, directly or indirectly, more than 35% of the shares of the REIT, and at least 35% of such person is not owned, directly or indirectly, by one or more persons which also own at least 35% of the REIT.

     It is expected that each of the REIT Member's real estate investments will give rise to income that will enable them to satisfy all of the income tests described above.

     None of the REIT Members presently charge, nor do any of them anticipate charging, more than a de minimis amount of rent that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above).

     The determination of whether a tenant is a Related Party Tenant is made after the application of complex attribution rules. Accordingly, none of the REIT Members can be absolutely certain whether all Related Party Tenants have been or will be identified. However, none of the REIT Members anticipate receiving rents in excess of a de minimis amount from Related Party Tenants, nor do they anticipate holding a lease on any property in which rents attributable to personal property constitute greater than 15% of the total rents received under the lease.

     None of the REIT Members will knowingly directly perform services considered to be rendered to the occupant of property. Although the REIT Members, through the SDG Operating Partnership and other Simon Group affiliates, will perform all development, construction and leasing services for, and will operate and manage, wholly-owned properties directly without using an "independent contractor," management believes that, in almost all instances, the only services to be provided to lessees of these properties will be those usually or customarily rendered in connection with the rental of space for occupancy only, and that in any event, the amounts received for noncustomary services that may constitute "impermissible tenant service income" from any one property will not exceed 1% of the total amount collected from such property during the taxable year. If Simon Group discovers that "impermissible tenant service income" from any one property may exceed the 1% de minimis test, it will contract with an independent contractor from whom it will derive no income to perform such services.

     The IRS has issued private rulings holding that if a partnership in which a REIT is a partner provides management services to properties not wholly owned by such partnership, the income received from such services or properties should qualify as "rents from real property" to the extent of such REIT's interest in such property. (For example, if the SDG Operating Partnership provides management services to a property in which it holds a 75% interest, 75% of the income received from the provision of such services should qualify as "rents from real property.") It is not intended that the SDG Operating Partnership will provide such services as of the Effective Time, but it or other REIT Members may provide such services in the future.

     The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any Person. An amount received or accrued generally will not be excluded from the term "interest," however, solely by reason of being based on a fixed percentage or percentages of receipts or sales. The SDG Operating Partnership may advance money from time to time to tenants for the purpose of financing tenant improvements, but does not intend to charge interest that will depend in whole or in part on the income or profits of any person.

     If any REIT Member fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if (i) the failure to meet such tests was due to reasonable cause and not due to willful neglect, (ii) a schedule of the sources of income is attached to that REIT Member's tax return, and (iii) any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the REIT Members would be entitled to the benefit of these relief provisions. Even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

     Asset Tests. In order for each of the REIT Members to individually qualify as a REIT, at the close of each quarter of its taxable year each REIT Member must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the REIT Member's total assets must be represented by real estate
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

assets (which for this purpose includes (i) its allocable share of real estate assets held by partnerships in which the REIT Member or a "qualified REIT subsidiary" of the REIT Member owns an interest, and (ii) stock or debt instruments purchased with the proceeds of a stock offering or a long-term (at least five years) debt offering of the REIT Member and held for not more than one year from the date the REIT Member receives such proceeds), cash, cash items, government securities and shares in qualified REITs. Second, not more than 25% of the REIT Member's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the REIT Member may not exceed five percent of the value of the REIT Member's total assets, and the REIT Member may not own more than ten percent of any one issuer's outstanding voting securities (excluding securities of a qualified REIT subsidiary or another REIT). The Administration has proposed legislation that would prohibit a REIT from owning more than ten percent of the voting securities or value of any one issuer (excluding a qualified REIT subsidiary or another
REIT). See "RISK FACTORS -- Certain Tax Risks -- REIT Classification; Legislation Limiting Benefits of Paired Share Status."

     All of the REIT Members expect that they will be able to comply with these asset tests. Each are presently deemed to and will continue to be deemed to hold directly their proportionate shares of all real estate and other assets of the SDG Operating Partnership and/or other partnerships of which they are partners, and they should be considered to hold their proportionate share of all assets deemed owned by those partnerships through the partnerships' ownership of partnership interests in other partnerships. As a result, each REIT Member plans to hold more than 75% of its assets as real estate assets. In addition, no REIT Member plans to hold any securities representing more than ten percent of any one issuer's voting securities, other than any qualified REIT subsidiary, or securities of any one issuer exceeding five percent of the value of any such REIT Members gross assets (determined in accordance with generally accepted accounting principles).

     The securities of each of the REIT Members will be treated as real estate assets and will not violate the 10% voting stock requirement so long as each such REIT Member qualifies as a REIT. If, however, one of the REIT Members fails to qualify as a REIT for any reason, any other REIT Member holding a direct or indirect interest in such REIT Member would then fail this asset test because the voting securities of such disqualified REIT would not be treated as real estate assets and would no longer be excludable. For example, loss of REIT status by SDG would cause Simon Group to be disqualified.

     Substantially all of the nonvoting stock and 5% of the voting stock of certain corporate entities ("Management Companies") such as M.S. Management Associates, Inc. is owned by the SDG Operating Partnership or other members of the Simon Group. Pursuant to such arrangements, Simon Group will not own 10% of the voting stock of such entities. In addition, the value of the securities of each such entity will not exceed five percent of the value of the total assets of the REIT Member owning such securities. However, no independent appraisals have been obtained. In addition, proposed legislation would, if enacted, limit the ability of the Management Companies to expand future operations. See "RISK FACTORS -- Certain Tax Risks -- REIT Classification; Legislation Limiting Benefits of Paired Share Status."

     After initially meeting the asset tests at the close of any quarter, none of the REIT Members will lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. It is intended that each of the REIT Members will maintain adequate records of the value of their assets to ensure compliance with the asset tests, and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance. However, there can be no assurance that such other action will always be successful.

     Annual Distribution Requirements. In order to be taxed as REITs, each of the REIT Members will be required to meet certain annual distribution requirements. Each REIT Member will have to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (i) the sum of (a) 95% of the REIT Member's "REIT taxable income" (computed without regard to the dividends paid deduction and the REIT Member's net capital gain) and (b) 95% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus (ii) the sum of certain items of noncash income. In addition, during the Restriction Period, if Simon Group disposes of any asset that is subject to the Built-in Gain Rules, Simon Group will be required, pursuant to guidelines issued by the IRS, to distribute at least 95% of the Built-in Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the REIT Member timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration.

     To the extent that any REIT Member does not distribute all of its net capital gain or distributes at least 95% (but less than 100%) of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed portion, at regular ordinary and capital gains corporate tax rates. Furthermore, if any REIT Member fails to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, the company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Each of the REIT Members intend to make timely distributions sufficient to satisfy this annual distribution requirement and avoid the imposition of any income or excise tax. It is expected that Simon Group's taxable income will be less than its cash flow, due to the allowance of depreciation and other noncash charges in computing Simon Group's taxable income. Accordingly, Simon Group anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the 95% distribution requirement.

     Pursuant to recently enacted legislation and if a REIT Member so elects, it may retain, rather than distribute, its net long-term capital gains and pay the tax on such gains. In such a case, the stockholders would include their proportionate share of the undistributed long-term capital gains in income. However, the stockholders would then be deemed to have paid their share of the tax, which would be credited or refunded to them. In addition, the stockholders would be able to increase their basis of their shares in the REIT Member by the amount of the undistributed long-term capital gains (less the amount of capital gains tax paid by the REIT Member) included in the stockholder's long-term capital gains.

     It is possible that, from time to time, one or more of the REIT Members may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at taxable income of the REIT Member or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceed the amount of noncash deductions. In the event that such situation occurs, in order to meet the 95% distribution requirement, the REIT Members may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

     Under certain circumstances, a REIT Member may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in the REIT Member's deduction for dividends paid for the earlier year. Thus, a REIT Member may be able to avoid being taxed on amounts distributed as deficiency dividends; however, such REIT Member will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

  Failure to Qualify

     If any REIT Member fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, such REIT Member would be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which a REIT Member fails to qualify will not be deductible by the REIT Member nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, the REIT Member will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances a REIT Member

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

would be entitled to such statutory relief. As discussed above, disqualification of one REIT Member will cause disqualification of other REIT Members owning an interest in the disqualified REIT Member.

  Taxation of U.S. Stockholders

     As used herein, the term "U.S. Stockholder" means a holder of shares of Simon Group Equity Stock that (for United States federal income tax purposes)
(i) is a citizen or resident of the United States, (ii) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) is an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) is a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. For any taxable year for which Simon Group qualifies for taxation as a REIT, amounts distributed to taxable U.S. Stockholders will be taxed as follows:

  Distributions Generally

     Distributions to U.S. Stockholders, other than capital gain dividends discussed below, will be taxable as ordinary income to such holders up to the amount of Simon Group's current or accumulated earnings and profits. Such distributions are not eligible for the dividends-received deduction for corporations. To the extent that Simon Group makes distributions in excess of its current or accumulated earnings and profits, such distributions will first be treated as a tax-free return of capital, reducing the adjusted tax basis in the U.S. Stockholders' shares of Simon Group Equity Stock, and distributions in excess of the U.S. Stockholders' tax basis in their respective shares of the Simon Group Equity Stock will be taxable as gain realized from the sale of such shares. Dividends declared by Simon Group in October, November, or December of any year payable to a stockholder of record on a specified date in any such month will be treated as both paid by Simon Group and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by Simon Group during January of the following calendar year. Stockholders may not include on their own income tax returns any tax losses of Simon Group.

  Capital Gain Dividends

     Dividends to U.S. Stockholders that are properly designated by Simon Group as capital gain dividends will be treated as long-term capital gain (to the extent they do not exceed Simon Group's actual net capital gain) for the taxable year without regard to the period for which the stockholder has held his stock. Corporate stockholders, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

     Simon Group may elect to retain and pay income tax on some or all of its undistributed net capital gains, in which case Simon Group's stockholders will include such retained amount in their income. In that event the stockholders would be entitled to a tax credit or refund in the amount of the tax paid by Simon Group on the undistributed gain allocated to the stockholders and the stockholders would be entitled to increase their tax basis by the amount of undistributed capital gains allocated to such stockholders reduced by the amount of the credit. In addition, Notice 97-64 provides temporary guidance with respect to the taxation of capital gain dividends. Pursuant to Notice 97-64, forthcoming Temporary Regulations will provide that capital gains allocated to a stockholder by Simon Group may be designated as a 20% rate gain distribution, an unrecaptured Section 1250 gain distribution subject to a 25% rate, or a 28% rate gain distribution. In determining the amounts which may be designated as each class of capital gains dividends, a REIT must calculate its net capital gains as if it were an individual subject to a marginal tax rate of 28%. Unless specifically designated otherwise by Simon Group, a distribution designated as a capital gain distribution is presumed to be a 28% rate gain distribution. If Simon Group elects to allocate any undistributed net long-term capital gain to its stockholders, as discussed above, the undistributed long-term capital gains are considered to be designated as capital gain dividends for purposes of Notice 97-64.

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

  Dispositions of Shares of Common Stock

     A U.S. Stockholder will recognize gain or loss on the sale or exchange of shares of Simon Group Equity Stock to the extent of the difference between the amount realized on such sale or exchange and the holder's adjusted tax basis in such shares. Such gain or loss generally will constitute long-term capital gain or loss if the holder has held such shares for more than one year. Individual taxpayers are subject to a maximum tax rate of 28% on long-term capital gain (20% if the shares were held for more than 18 months). Losses incurred on the sale or exchange of shares of common stock held for six months or less (after applying certain holding period rules), however, will generally be deemed long-term capital loss to the extent of any long-term capital gain dividends received by the U.S. Stockholder and undistributed capital gains allocated to such U.S. Stockholder with respect to such shares.

  Passive Activity and Loss; Investment Interest Limitations

     Distributions from Simon Group and gain from the disposition of the shares of Simon Group Equity Stock will not ordinarily be treated as passive activity income, and therefore, U.S. Stockholders generally will not be able to apply any "passive losses" against such income. Dividends from Simon Group (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of the investment interest limitation. Net capital gain from the disposition of Simon Group Equity Stock and capital gain dividends generally will be excluded from investment income unless the taxpayer elects to have the gain taxed at ordinary rates.

  Treatment of Tax Exempt U.S. Stockholders

     The IRS has ruled that amounts distributed by a REIT to a tax-exempt pension trust do not constitute unrelated business taxable income ("UBTI"). Although rulings are merely interpretations of law by the IRS and may not be relied on by anyone other than the taxpayer to whom it was addressed, based on this analysis, indebtedness incurred by Simon Group in connection with the acquisition of an investment will not cause any income derived from the investment to be treated as UBTI to a tax-exempt entity. A tax-exempt entity that incurs indebtedness to finance its purchase of shares, however, will be subject to UBTI by virtue of the acquisition indebtedness rules.

     In addition, qualified trusts that hold more than ten percent (by value) of the interests in a REIT are required to treat a percentage of REIT dividends as UBTI. The requirement applies only if (i) the qualification of the REIT depends upon the application of a "look-through" exception to the restriction on REIT stockholdings by five or fewer individuals, including qualified trusts (see "DESCRIPTION OF SIMON GROUP AND CRC CAPITAL STOCK") and (ii) the REIT is "predominantly held" by qualified trusts. It is not anticipated that Simon Group will be "predominantly held" by qualified trusts.

  Special Tax Consideration for Foreign Stockholders

     The rules governing United States federal income taxation of non-resident alien individuals, foreign corporations, foreign partnerships, and foreign trusts and estates (collectively, "Non-U.S. Stockholders") are complex, and the following discussion is intended only as a summary of such rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state, and local income tax laws on an investment in Simon Group, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws.

     In general, Non-U.S. Stockholders will be subject to regular United States federal income tax with respect to their investment in Simon Group if such investment is "effectively connected" with the Non-U.S. Stockholder's conduct of a trade or business in the United States. A corporate Non-U.S. Stockholder that receives income that is (or is treated as) effectively connected with a United States trade or business may also be subject to the branch profits tax under section 884 of the Code, which is payable in addition to regular United States corporate income tax. The following discussion will apply to Non-U.S. Stockholders whose investment in Simon Group is not so effectively connected. Simon Group expects to withhold United States income tax, as described below, on the gross amount of any distributions paid to a Non-U.S. Stockholder unless (i) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with Simon Group, or (ii) the Non-U.S. Stockholder files an IRS Form 4224 with Simon Group, claiming that the distribution is "effectively connected" income.

     A distribution by Simon Group that is not attributable to gain from the sale or exchange by Simon Group of a United States real property interest and that is not designated by Simon Group as a capital gain dividend will be treated as an ordinary income dividend to the extent made out of current or accumulated earnings and profits. Generally, an ordinary income dividend will be subject to a United States withholding tax equal to 30% of the gross amount of the distribution unless such tax is reduced or eliminated by an applicable tax treaty. A distribution of cash in excess of Simon Group's earnings and profits will be treated first as a return of capital that will reduce a Non-U.S. Stockholder's basis in its shares of the Simon Group Equity Stock (but not below zero) and then as gain from the disposition of such shares, the tax treatment of which is described under the rules discussed below with respect to dispositions of shares.

     Distributions by Simon Group that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a Non-U.S. Stockholder under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Beginning with payments made on or after January 1, 1999, newly issued Treasury Regulations require a corporation that is a REIT to treat as a dividend the portion of a distribution that is not designated as a capital gain dividend or return of basis and apply the 30% withholding tax (subject to any applicable deduction or exemption) to such portion, and to apply the provisions of the FIRPTA withholding rules discussed below with respect to the remainder of the distribution. Under FIRPTA, such distributions are taxed to a Non-U.S. Stockholder as if such distributions were gains "effectively connected" with a United States trade or business. Accordingly, a Non-U.S. Stockholder will be taxed at the normal capital gain rates applicable to a U.S. Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder that is not entitled to treaty exemption.

     Simon Group will be required to withhold from distributions to Non-U.S. Stockholders, and remit to the IRS, (i) 35% of designated capital gain dividends (or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends) and (ii) 30% of ordinary dividends paid out of earnings and profits. In addition, if Simon Group designates prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions not withheld against, will be treated as capital gain dividends for purposes of withholding. A distribution in excess of Simon Group earnings and profits may be subject to 30% dividend withholding if at the time of the distribution it cannot be determined whether the distribution will be in an amount in excess of Simon Group's current or accumulated earnings and profits. Tax treaties may reduce Simon Group's withholding obligations. If the amount withheld by Simon Group with respect to a distribution to a Non-U.S. Stockholder exceeds the stockholder's United States tax liability with respect to such distribution (as determined under the rules described in the two preceding paragraphs), the Non-U.S. Stockholder may file for a refund of such excess from the IRS. It should be noted that the 35% withholding tax rate on capital gain dividends currently corresponds to the maximum income tax rate applicable to corporations, but is higher than the 28% maximum rate on capital gains of individuals.

     Unless the shares of Simon Group constitute a "United States real property interest" within the meaning of FIRPTA or are effectively connected with a U.S. trade or business, a sale of such shares by a Non-U.S. Stockholder generally will not be subject to United States taxation. The shares of Simon Group will not constitute a United States real property interest if Simon Group is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by Non-U.S. Stockholders. It is currently anticipated Simon Group will be a domestically controlled REIT, and therefore that the sale of shares in Simon Group will not be subject to taxation under FIRPTA. However, because the shares of Simon Group are publicly traded, no assurance can be given that Simon Group will continue to be a domestically controlled REIT. Notwithstanding the foregoing, capital gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will
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

be subject to a 30% tax on such individual's capital gains. If Simon Group did not constitute a domestically controlled REIT, whether a Non-U.S. Stockholder's sale of shares of Simon Group would be subject to tax under FIRPTA as a sale of a United States real property interest would depend on whether the shares were "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market (e.g., the NYSE, on which the shares of Simon Group Common Stock are listed) and on the size of the selling stockholder's interest in Simon Group (i.e., 5% or greater ownership). If the gain on the sale of Simon Group's shares were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as a U.S. Stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In any event, a purchaser of shares of the Simon Group Common Stock from a Non-U.S. Stockholder will not be required under FIRPTA to withhold on the purchase price if the purchased shares of the Simon Group Common Stock are "regularly traded" on an established securities market or if Simon Group is a domestically controlled REIT. Otherwise, under FIRPTA the purchaser of shares of the Simon Group Common Stock may be required to withhold ten percent of the purchase price and remit such amount to the IRS.

INCOME TAXATION OF THE PARTNERSHIPS, THE PROPERTY PARTNERSHIPS AND THEIR
PARTNERS

     The following discussion summarizes certain federal income tax considerations applicable to Simon Group's investment in the SDG Operating Partnership and the Property Partnerships.

  Classification of the Partnerships and the Property Partnerships as Partnerships

     The REIT Members will be entitled to include in their income their distributive share of the income and to deduct their distributive share of the losses of SDG Operating Partnership and other partnerships in which they own interests only if such partnerships are classified for federal income tax purposes as partnerships rather than as associations taxable as corporations. Under applicable Treasury Regulations, such partnerships will be classified as partnerships for federal income tax purposes.

  Partners, Not Partnerships, Subject to Tax

     A partnership is not a taxable entity for federal income tax purposes. Rather, a partner is required to take into account its allocable share of a partnership's income, gains, losses, deductions, and credits for any taxable year of the partnership ending within or with the taxable year of the partner, without regard to whether the partner has received or will receive any distributions from the partnership.

  Partnership Allocations

     Although a partnership agreement will generally determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under section 704(b) of the Code if they do not comply with the provisions of section 704(b) of the Code and the Treasury Regulations promulgated thereunder as to substantial economic effect.

     If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss of the SDG Operating Partnership and property partnerships are intended to comply with the requirements of section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

  Sale of Property

     Generally, any gain realized on the sale of real property by a REIT Member will be capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. However, under the REIT Requirements, a REIT Member's share, as a partner, of any gain realized by SDG Operating Partnership (or any other partnership) on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business will be treated as income from a
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

prohibited transaction that is subject to a 100% penalty tax. See "-- Taxation of Simon Group." Such prohibited transaction income will also have an adverse effect upon the REIT Member's ability to satisfy the income tests for REIT status. See "-- Requirements for Qualification -- Income Tests." Whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. A safe harbor to avoid classification as a prohibited transaction exists as to real estate assets held for the production of rental income by a REIT for at least four years where in any taxable year the REIT has made no more than seven sales of property or, in the alternative, the aggregate of the adjusted bases of all properties sold does not exceed ten percent of the adjusted bases of all of the REIT's properties during the year and the expenditures includible in a property's basis made during the four-year period prior to disposition must not exceed 30% of the property's net sales price. Simon Group intends to hold the Portfolio Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, operating and leasing the Portfolio Properties and to make such occasional sales of the Portfolio Properties, including peripheral land, as are consistent with its investment objectives. No assurance can be given, however, that every property sale by Simon Group will constitute a sale of property held for investment.

  Information Reporting Requirement and Backup Withholding Tax

     Simon Group will report to its U.S. Stockholders and the IRS the amount of distributions paid during each calendar year and the amount of tax withheld, if any. Under certain circumstances, U.S. Stockholders may be subject to backup withholding at a rate of 31% with respect to distributions paid. Backup withholding will apply only if the holder (i) fails to furnish its taxpayer identification number ("TIN") (which, for an individual, would be his Social Security number), (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed properly to report payments of interest and dividends, or
(iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. U.S. Stockholders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. Stockholder will be allowed as a credit against such U.S. Stockholder's United States federal income tax liability and may entitle such U.S. Stockholder to a refund, provided that the required information is furnished to the IRS.

     Additional issues may arise pertaining to information reporting and backup withholding with respect to Non-U.S. Stockholders. For example, Simon Group may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to Simon Group. Non-U.S. Stockholders should consult their tax advisors with respect to any such information reporting and backup withholding requirements.

FEDERAL INCOME TAXATION CONSIDERATIONS RELATING TO PAIRED SHARES

  Separate Taxation

     Notwithstanding that Paired Shares may only be transferred as a unit, holders of Paired Shares will be treated for U.S. federal income tax purposes as holding equal numbers of shares of Simon Group Equity Stock and CRC Common Stock. It should also be noted that, although holders of Paired Shares own beneficial interests in CRC shares through the CRC Trusts, for federal income tax purposes such holders will be treated as owning the CRC shares underlying the CRC Trusts. The tax treatment of distributions to stockholders and of any gain or loss upon the sale or other disposition of the Paired Shares (as well as the amount of gain or loss) must therefore be determined separately with respect to each share of Simon Group Equity Stock and each share of CRC Common Stock contained within each Paired Share. The tax basis and holding period for each share of Simon Group Equity Stock and CRC Common Stock also must be determined separately. See "-- Tax Consequences of the Merger." Upon a taxable sale of a Paired Share, the amount realized should be allocated between the Simon Group and CRC stock based on their then-relative values. Since CRC is not a

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

REIT but is instead a regular C corporation, it will be subject to corporate level tax, without the benefit of the dividend paid deduction available to REITs. In addition, recently enacted legislation will adversely affect the treatment of CRC. See "RISK FACTORS -- Certain Tax Risks -- REIT Classification; Legislation Limiting Benefits of Paired Share Status."

     Distributions from CRC up to the amount of CRC's current or accumulated earnings and profits (less any earnings and profits allocable to distributions on any preferred stock of CRC) will be taken into account by U.S. Stockholders as ordinary income and generally will be eligible for the dividends-received deduction for corporations (subject to certain limitations). Distributions in excess of CRC's current and accumulated earnings and profits will not be taxable to a holder to the extent that they do not exceed the adjusted tax basis of the holder's CRC Common Stock, but rather will reduce the adjusted tax basis of such CRC Common Stock. To the extent such distributions exceed the adjusted tax basis of a holder's CRC Common Stock, they will be included in income as long-term capital gain (or, in the case of individuals, trusts and estates, mid-term capital gain if the CRC Common Stock has been held for more than one year but not more than 18 months, and in the case of all taxpayers short-term capital gain if the CRC Common Stock has been held for one year or less), assuming the shares are a capital asset in the hands of the stockholder. Such capital gain will be long-term capital gain if the shares have been held for more than one year. Individual taxpayers are subject to a maximum tax rate of 28% on long-term capital gain (20% if the shares were held for more than 18 months).

     A sale of CRC Common Stock, if considered a sale or exchange of a United States real property interest, will be taxed to a non-U.S. stockholder under FIRPTA. It is unclear whether the assets of CRC would cause CRC to constitute a real property holding company, thereby causing CRC stock to be United States real property interests. Even if CRC is considered a real property holding company, whether a Non-U.S. Stockholder's sale of shares of CRC would be subject to tax under FIRPTA as a sale of a United States real property interest would depend on whether the shares are "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market (e.g., the NYSE, on which the shares of Simon Group Common Stock will be listed) and on whether the selling stockholder owns or owned more than 5% of the CRC Common Stock. See
"-- Special Tax Consideration for Foreign Stockholders."

STATE AND LOCAL TAX CONSIDERATIONS

     Simon Group is and its stockholders may be subject to state or local taxation in various state or local jurisdictions where Simon Group, its affiliates and its stockholders transact business or reside. The state and local tax treatment of the Simon Group and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on their investment in the Simon Group.

POSSIBLE FEDERAL TAX DEVELOPMENTS

     The rules dealing with federal income taxation are constantly under review by the IRS, the Treasury Department and Congress. New federal tax legislation or other provisions may be enacted into law or new interpretations, rulings or Treasury Regulations could be adopted, all of which could affect the taxation of Simon Group and its stockholders. See, for example, "RISK FACTORS -- Certain Tax Risks." No prediction can be made as to the likelihood of passage of any new tax legislation or other provisions either directly or indirectly affecting Simon Group or their stockholders. Consequently, the tax treatment described herein may be modified prospectively or retroactively by legislative action.

ACCOUNTING TREATMENT

     Simon Group will account for the Merger between SDG and the CPI merger subsidiary as a reverse acquisition in accordance with Accounting Principles Board Opinion No. 16. Although Simon Group Equity Stock will be issued to SDG stockholders and SDG will become a substantially wholly owned subsidiary of Simon Group following the Merger, CPI is considered the business acquired for accounting purposes. SDG is the acquiring company because the SDG stockholders will represent in excess of a majority of the stockholders of Simon Group. The fair market value of the consideration given by the acquiring company will

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

be used as the valuation basis for the combination of SDG and CPI. The assets and liabilities of CPI will be revalued by SDG to their respective fair market values at the Effective Time.

     The SDG Operating Partnership will contribute cash to CRC and the newly formed SRC Operating Partnership on behalf of the SDG stockholders and the limited partners of the SDG Operating Partnership to obtain the beneficial interests in CRC which will be paired with the shares to be issued by Simon Group and to obtain units in the SRC Operating Partnership so that the limited partners of the SDG Operating Partnership will hold the same proportionate interest in the SRC Operating Partnership as they hold in the SDG Operating Partnership at the Effective Time of the Merger. The cash contributed to CRC and the CRC Operating Partnership represent stock and partnership units for cash transactions. The assets and liabilities of CRC will not be adjusted to fair market value but will be reflected at historical cost because the SDG stockholders' beneficial interest in CRC will be less than 80%.

     Following the Merger and related transactions, the separate consolidated financial statements will be filed pursuant to the Exchange Act for each of Simon Group (formerly CPI) and SPG Realty Consultants, Inc. (formerly CRC) as required under Rule 3-01 and Rule 3-02 of Regulation S-X of the Securities Act. Management plans to submit the separate financial statements of Simon Group and SRC Realty Consultants, Inc. in a joint filing and may also include combined financial statements of Simon Group and SRC Realty Consultants, Inc. in those filings. Since SDG is the predecessor to Simon Group, the historical financial statements of Simon Group will be the historical financial statements of SDG.

REGULATORY APPROVAL

     Other than (i) the Commission's declaring effective the Registration Statement containing this Proxy Statement/Prospectus, (ii) approvals in connection with compliance with applicable blue sky or state securities laws,
(iii) the filing of the articles of merger with the Maryland State Department,
(iv) the filing of such reports under Section 13(a) of the Exchange Act, as may be required in connection with the Merger Agreement and related transactions, and (v) such filings as may be required in connection with the payment of any taxes or the transfer of properties, neither the management of SDG nor the management of CPI believes that any filing with or approval of any governmental authority is necessary in connection with the consummation of the Merger.

CERTAIN TRANSACTIONS AND AGREEMENTS RELATING TO THE MERGER

     In connection with the Merger Agreement and the Merger, certain other transaction agreements have been or will be entered into on or prior to the Effective Time which provide for the consummation of the other transactions on or prior to the Effective Time.

     CPI Stockholder Voting Agreements. At the time SDG and CPI entered into the Merger Agreement, certain stockholders of CPI, representing 15,811,456 shares (approximately 62.4%) of the CPI Common Stock and 153,450 shares (approximately 73.3%) of the CPI Series A Preferred Stock, entered into substantially similar Stockholder Voting Agreements as a condition to SDG entering into the Merger Agreement. The voting power of such stockholders represents more than the requisite number of votes necessary to approve and adopt the Merger Agreement and the transactions contemplated thereby, except that the adoption of the Simon Group Charter requires the vote of 80% of the voting power of the outstanding voting stock and is a condition to the Merger. The following discusses the material terms of the Stockholder Voting Agreements.

     Stockholder Voting Agreements, dated as of February 18, 1998, were entered into by each of Stichting Pensioenfonds Voor De Gezondheid Geestelijke En Maatschappelijke Belangen ("PGGM"), the Kuwait Fund for Arab Economic Development, the Arab Fund for Economic and Social Development, the Kuwait Investment Authority, as Agent for the Government of Kuwait, and State Street Bank and Trust Company, not individually but solely in its capacity as Trustee of the Telephone Real Estate Equity Trust (collectively, the "Stockholders"). The Stockholder Voting Agreements are applicable to all CPI Common Stock, CPI

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Series A Preferred Stock and the related beneficial interests in shares of CRC
Common Stock owned by each of the Stockholders (collectively, the "Owned
Shares").

     Until the expiration of the Voting Period (the earliest of (x) the Effective Time, (y) the termination of the Merger Agreement in accordance with its terms or (z) November 30, 1998), each of the Stockholders has agreed to vote its Owned Shares in favor of the Merger and the approval and adoption of the Merger Agreement and each of the transactions contemplated by the Merger Agreement. Each of the Stockholders also has agreed to vote its Owned Shares against any action or agreement that would result in a material breach of any covenant, representation or warranty or other obligation or agreement of CPI or CRC under the Merger Agreement or of the Stockholder under the Stockholder Voting Agreement. Finally, each Stockholder has agreed to vote against any extraordinary corporate transaction and certain other actions involving CPI or CRC. Each of the Stockholders has further agreed that until the expiration of the Voting Period, it will not (i) transfer any Owned Shares, (ii) grant any proxies or powers of attorney, deposit any Owned Shares into a voting trust or enter into a voting agreement, understanding or arrangement with respect to Owned Shares that would conflict with the proxy granted under the Stockholder Voting Agreement or (iii) take any action that would make any representation or warranty untrue or incorrect or would result in a breach by the Stockholder of its obligations under the Stockholder Voting Agreement; provided, however, that the Stockholder shall not be prevented from transferring its Owned Shares to any person who executes and delivers to SDG an agreement substantially the same as the Stockholder Voting Agreement.

     Each of the Stockholders also has agreed that until the expiration of the Voting Period, the Stockholder and its affiliates (other than CPI, CRC and their respective Entities) shall not, and shall instruct their respective officers, directors, employees, agents or other representative not to (i) directly or indirectly solicit, initiate or encourage, or take any other action to facilitate, any inquiries or proposals from any person that constitute, or may be reasonably be expected to lead to, an Alternative Proposal for CPI or CRC;
(ii) enter into, maintain, or continue discussions or negotiations with any party, other than SDG, in furtherance of such inquiries or to obtain an Alternative Proposal for CPI or CRC; (iii) agree to or endorse any Alternative Proposal for CPI or CRC; or (iv) authorize or permit the representatives of the Stockholder or any of its affiliates to take any such action; provided, however, that neither the Stockholder nor its representatives on the Board of Directors of CPI or CRC are prevented from taking actions to the same extent and in the same circumstances permitted for the Boards of Directors of CPI and CRC in the Merger Agreement. The Stockholder Voting Agreements assure that the transactions contemplated by the Merger Agreement, other than the adoption of the Simon Group Charter which requires the vote of 80% of the voting power of the outstanding voting stock and is a condition to the Merger, will be approved by CPI and CRC stockholders at a vote on the matter.

     The Operating Partnerships After the Merger; Simon Group Contribution Agreement. Pursuant to the Contribution Agreement, at the Effective Time Simon Group will transfer, or direct the transfer of, substantially all of its assets and liabilities to the SDG Operating Partnership and one or more subsidiaries in consideration for limited partnership interests in the SDG Operating Partnership, as more fully described under "-- Structure of Simon Group."

     Following the Merger and assuming the exercise of all CPI options and the contribution of assets and liabilities of Simon Group to the SDG Operating Partnership, Simon Group, directly and through its ownership of SDG, will own an approximate 71.4% interest in the SDG Operating Partnership and will be a general partner of the SDG Operating Partnership. The SDG Limited Partners will own beneficially, in the aggregate, a 28.6% limited partnership interest in the SDG Operating Partnership.

     In connection with the Merger, CRC will contribute all of its assets and liabilities to the newly-formed SRC Operating Partnership, will own a 71.4% interest in the SRC Operating Partnership and will be the sole general partner of the CRC Operating Partnership. The SDG Limited Partners also will become limited partners of the SRC Operating Partnership and will own beneficially, in the aggregate, the remaining 28.6% limited partnership interest in the SRC Operating Partnership. The Amended SDG Operating Partnership Agreement will provide for the pairing of the SDG Units with the CRC Units. The SDG Operating

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Partnership Agreement currently provides that the net proceeds of all offerings of shares of capital stock by SDG will be contributed to the SDG Operating Partnership in consideration for the issuance to SDG of additional interests in the SDG Operating Partnership. Following the Merger, the Amended SDG Operating Partnership Agreement and the SRC Operating Partnership Agreement will each provide that the net proceeds of all offerings of shares of capital stock by Simon Group, which shares (to the extent they consist of shares of Simon Group Equity Stock or convertible Simon Group Preferred Stock) will be paired with beneficial interests in the CRC Trusts owning the outstanding shares of CRC Common Stock, will be contributed to the operating partnerships. Upon such contribution, the SDG Operating Partnership will issue to Simon Group, and the SRC Operating Partnership will issue to CRC, an additional number of paired Units in such operating partnerships equal to the number of such shares and beneficial trust interests issued by Simon Group and CRC, respectively. The Amended SDG Operating Partnership Agreement and the SRC Operating Partnership Agreement also will provide that the net proceeds of all incurrences of indebtedness by Simon Group (or its subsidiaries) or CRC will be loaned to the SDG Operating Partnership or the CRC Operating Partnership, as the case may be. The SDG Operating Partnership Agreement currently provides that holders of SDG Units have the right to exchange all or any portion of their SDG Units for SDG Common Stock on a one-for-one basis or, at SDG's option, cash equal to the then market value of such shares, as determined by SDG. Following the Merger, each SDG Unit together with the paired CRC Unit will be exchangeable for cash or for a share of Simon Group Common Stock and a beneficial interest in CRC Common Stock, as determined by Simon Group and CRC.

     Under the provisions of SDG's existing registration rights agreements, holders of SDG Units who receive shares of SDG Common Stock in exchange for such SDG Units have the right, under certain circumstances and subject to certain conditions, to require that SDG register such shares for public distribution. As described below, New Registration Rights Agreements will be executed to provide that the holders of the SDG Units and CRC Units who receive shares of Simon Group Common Stock and beneficial trust interests in the CRC Common Stock owned by the CRC Trusts will have the right, under such circumstances and subject to such conditions, to require that Simon Group register the Simon Group Common Stock for public distribution.

     Simon Group Issuance Agreement. In connection with the Merger, Simon Group and CRC will enter into the Issuance Agreement, the purpose of which is to ensure that a portion of the consideration paid for any newly issued Simon Group Equity Stock is transferred to CRC as consideration for the beneficial interests in the CRC Trusts paired with such newly issued stock. Pursuant to the Issuance Agreement, whenever Simon Group issues shares of Simon Group Common Stock or Simon Group Preferred Stock convertible into shares of Simon Group Equity Stock (but only to the extent such preferred stock is designated as "Special Preferred Stock"), CRC shall issue to the CRC Trusts a number of shares of CRC Common Stock such that, immediately after such issuance of CRC Common Stock, the CRC Proportionate Interest of each CRC Trust shall equal the Simon Group Proportionate Interest of the series of capital stock of Simon Group related to such CRC Trust. For purposes of the foregoing, the "CRC Proportionate Interest" for any CRC Trust at any date shall mean a fraction, the numerator of which shall be the number of shares of CRC Common Stock held in such CRC Trust and the denominator of which shall be the number of shares of CRC Common Stock outstanding, and the "Simon Group Proportionate Interest" shall mean (i) with respect to the Simon Group Equity Stock at any date, a fraction, the numerator of which shall be the number of shares of Simon Group Equity Stock outstanding at such date and the denominator of which shall be the sum of the number of shares of Simon Group Equity Stock outstanding and the aggregate number of shares of Simon Group Equity Stock issuable upon conversion of all outstanding shares of all series of Simon Group Special Preferred Stock, and (ii) with respect to any series of Simon Group Special Preferred Stock, a fraction, the numerator of which shall be the number of shares of Simon Group Equity Stock issuable upon conversion of such series of Special Preferred Stock and the denominator of which shall be the sum of the number of shares of Simon Group Equity Stock outstanding and the aggregate number of shares of Simon Group Equity Stock issuable upon conversion of all outstanding shares of all series of Simon Group Special Preferred Stock. Pursuant to the Issuance Agreement, whenever CRC shall issue shares of CRC Common Stock Simon Group shall simultaneously pay to CRC an amount equal to the greater of (i) the aggregate par value of the shares of CRC Common Stock issued and (ii) the amount determined in good faith by the Board of Directors of CRC

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to represent the fair market net asset value of the shares of CRC Common Stock issued (less the aggregate consideration paid to CRC by parties other than Simon Group in connection with such issuance of CRC Common Stock). See "DESCRIPTION OF SIMON GROUP AND CRC CAPITAL STOCK -- COMMON STOCK; BENEFICIAL OWNERSHIP OF CRC COMMON STOCK."

     Issuance of Interests in CRC and SRC Operating Partnership. In accordance with the Issuance Agreement, the SDG Operating Partnership will arrange for cash to be contributed at the Effective Time on behalf of SDG's stockholders to CRC as payment (the "CRC Payment") for the beneficial interests in the CRC Trusts (which will be paired with the shares of Simon Group Equity Stock to be issued to SDG stockholders in the Merger). The SDG Operating Partnership will also simultaneously arrange for cash to be contributed at the Effective Time on behalf of the limited partners of the SDG Operating Partnership to the SRC Operating Partnership as payment (the "Operating Partnership Payment") for units of the SRC Operating Partnership which will, in turn, be received by the limited partners of the SDG Operating Partnership. This is intended to ensure that the limited partners of the SDG Operating Partnership have the same proportionate interest in the SRC Operating Partnership as they will have in the SDG Operating Partnership. The CRC Payment reflects the amount of cash required to be paid to CRC such that, following such contribution, SDG stockholders will hold the same proportionate interest in CRC as they will hold in Simon Group upon consummation of the Merger, without diluting the value of beneficial interests in the CRC Trusts paired with the previously outstanding shares of CPI Common Stock. Based upon a preliminary estimate of the value of CRC's net assets as determined by SDG's management, the amount of the CRC Payment is estimated to be approximately $14 million and the Operating Partnership Payment is estimated to be approximately $8 million. At the Effective Time, the Board of Directors of CRC will make a determination of the fair market value of CRC's net assets based upon information then available. SDG's management does not expect that the final amount will differ materially from the preliminary estimates. The CRC Payment will be contributed by CRC to the SRC Operating Partnership and all amounts will be used for working capital and general purposes, subject to restrictions described in the SRC Operating Partnership Agreement. See "CERTAIN PROVISIONS OF THE SDG OPERATING PARTNERSHIP AGREEMENT, THE SRC OPERATING PARTNERSHIP AGREEMENT, THE SIMON GROUP CHARTER, THE CRC CHARTER, SIMON GROUP BY-LAWS AND CRC BY-LAWS AND DELAWARE LAW."

     To implement the CRC Payment, the following actions will be taken by the SDG Operating Partnership and its general partners. Immediately prior to the Effective Time, the SDG Operating Partnership will distribute the CRC Payment to its general partners, SD Property Group, Inc. and SDG. SD Property Group, Inc. will, in turn, dividend the cash it receives from the SDG Operating Partnership to SDG and its other stockholders who own, in the aggregate, less than .01% of SD Property Group, Inc. The CRC Payment will be held by SDG, which will, at the Effective Time, transfer the cash dividend it holds to CRC as payment on behalf of its stockholders for the beneficial interests in the CRC Trusts to be paired with the shares of Simon Group Equity Stock to be issued to SDG stockholders in the Merger. Pursuant to the terms of the CRC Trusts, the beneficial interests of CRC will be automatically paired with the shares of Simon Group Equity Stock issued to SDG stockholders in the Merger. To implement the Operating Partnership Payment, the SDG Operating Partnership will make the Operating Partnership Payment in consideration for units of the SRC Operating Partnership, which will, in turn, be received by the limited partners of the SDG Operating Partnership.

     New Registration Rights Agreements. Simon Group will enter into the New Registration Rights Agreements or amendments to existing registration rights agreements, granting registration rights with respect to shares of Simon Group Equity Stock and Simon Group Preferred Stock, as applicable, held by certain existing stockholders of CPI and issuable upon exchange of SDG Units held by existing stockholders of SDG, including Melvin Simon, Herbert Simon and David Simon. The terms and conditions of the New Registration Rights Agreements are substantially similar to those of SDG's existing registration rights agreements.

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

STRUCTURE OF SIMON GROUP

     As of March 31, 1998, SDG owned or held interests in the SDG Portfolio Properties through its 63.1% general partnership interest in the SDG Operating Partnership. As of March 31, 1998, the Simons and the SDG Limited Partners held 64,059,705 SDG Units in the SDG Operating Partnership, representing the remaining 36.9% interest in the SDG Operating Partnership not held directly or indirectly by SDG. As of such date, the Simons beneficially owned 34,584,455 SDG Units, representing 19.9% of the outstanding SDG Units. The operations of SDG are carried on through the SDG Operating Partnership and the SDG Management Company. SDG Units held by SDG Limited Partners may be exchanged for shares of SDG Common Stock on a one-for-one basis or for cash at SDG's option (the "SDG Exchange Rights"). If all SDG Units held by SDG Limited Partners outstanding on March 31, 1998, including the Simons and the other SDG Limited Partners, were exchanged for SDG Common Stock, an aggregate 64,059,705 additional shares of SDG Common Stock would be issued.

     CPI owns or holds interests in the CPI Portfolio Properties directly or indirectly through other subsidiaries. At March 31, 1998, on a pro forma basis assuming the exercise of all CPI options and after giving effect to the CPI Merger Dividends, CPI would have had outstanding 54,412,100 shares of CPI Common Stock, 209,249 shares of CPI Series A Preferred Stock and 4,966,038 shares of CPI Series B Preferred Stock. After giving effect to the Merger, the Simon Group Series A Preferred Stock will be convertible into approximately 7,950,492 shares of Simon Group Common Stock and the Simon Group Series B Preferred Stock will be convertible into approximately 12,842,426 shares of Simon Group Common Stock. See "DESCRIPTION OF SIMON GROUP AND CRC CAPITAL STOCK -- PREFERRED STOCK -- Simon Group Convertible Preferred Stock -- Conversion Rights." Each outstanding share of Simon Group Common Stock from and after the Effective Time will be paired with beneficial interests in the CRC Trusts which own all of the outstanding shares of CRC Common Stock. See "THE MERGER AGREEMENT AND RELATED MATTERS -- Terms of the Merger" and "DESCRIPTION OF SIMON GROUP AND CRC CAPITAL STOCK -- COMMON STOCK; BENEFICIAL OWNERSHIP OF CRC COMMON STOCK."

     The Merger will result in the combination of the existing businesses and properties of SDG, CPI and CRC. The businesses will be conducted and substantially all of such properties will be held through the SDG Operating Partnership and one or more subsidiaries of the SDG Operating Partnership. In the Merger, a substantially wholly owned subsidiary of CPI will merge with and into SDG, with SDG being the surviving company and becoming a subsidiary of Simon Group (with Simon Group owning in excess of 99.9% of its outstanding common shares). In exchange for each of their shares of SDG Common Stock, SDG Class B Common Stock and SDG Class C Common Stock, the stockholders of SDG will receive one share of Simon Group Common Stock, Simon Group Class B Common Stock and Simon Group Class C Common Stock, respectively. Based upon the capitalization of SDG and CPI on March 31, 1998, the stockholders of SDG would own in the aggregate approximately 67% of the outstanding shares of Simon Group Equity Stock following the Merger.

     The SDG Operating Partnership will continue in existence after the Merger under the Amended SDG Operating Partnership Agreement. In accordance with the SDG Operating Partnership Agreement and the Amended SPG Operating Partnership Agreement, Simon Group is obligated to contribute substantially all of its assets and liabilities to the SDG Operating Partnership in exchange for additional Partnership units. The partnership units may be exchanged for shares of Simon Group Common Stock on a one-for-one basis or for cash at Simon Group's option. At the Effective Time, Simon Group will transfer, or direct the transfer of, substantially all of its assets (i.e., all the assets other than assets valued at approximately $153.1 million, including Ocean County Mall valued at approximately $145.8 million) and liabilities (except that Simon Group will remain a co-obligor with the SDG Operating Partnership under a $1.4 billion senior unsecured term loan pursuant to a commitment letter with The Chase Manhattan Bank and Chase Securities, Inc.) to the SDG Operating Partnership and one or more subsidiaries of the SDG Operating Partnership in consideration for 49,858,940 limited partnership interests (which equals the number of shares of CPI Common Stock outstanding after the Merger Dividends, less the number of shares equal to the value of the former CPI assets and liabilities retained by Simon Group) and 5,175,287 preferred partnership interests (which equals the number of shares of CPI Series A Preferred Stock and CPI Series B Preferred Stock outstanding after the CPI Merger Dividends). The value of the assets and liabilities retained by Simon Group or transferred to the SDG Operating Partnership is based on the consideration to be received or retained by the stockholders of CPI in connection with the Merger and on a reported closing trading price per share of SDG Common Stock of 33 5/8 on February 18, 1998, the last trading date preceding public announcement of the Merger. The fair market value of the former CPI assets less liabilities to be transferred by Simon Group to the SDG Operating Partnership and one or more of its subsidiaries is estimated at approximately $2.4 billion. See "PRO FORMA COMBINED AND SELECTED HISTORICAL FINANCIAL
DATA -- Note 3. Analysis of Stockholders' Equity." Such transfer will result in a reduction of the SDG Limited Partners' interests from 36.9% to 28.6%, assuming the Merger had occurred on March 31, 1998. On March 31, 1998, Melvin and Herbert Simon, Simon Group's Co-Chairmen, and David Simon, Simon Group's Chief Executive Officer, beneficially held 9.9%, 5.8% and 1.3%, respectively, of the SDG Operating Partnership, and after such transfer beneficially will hold 7.7%, 4.5% and 1.0%, respectively, assuming such transfer had occurred on March 31, 1998. See "THE MERGER AGREEMENT AND RELATED MATTERS -- Certain Transactions and Agreements Relating to the Merger -- The Operating Partnerships After the Merger; Simon Group Contribution Agreement." See also "RISK FACTORS -- Potential Conflicts of Interests Related to Operations," "-- Limits on Change of Control" and "-- Dependence on Key Personnel." Each of SDG and SD Property Group, Inc. (of which SDG owns in excess of 99.9% of its outstanding common stock) will continue as a general partner of the SDG Operating Partnership. Simon Group, both directly through its ownership of SDG will own an approximate 71.4% interest in the SDG Operating Partnership and will be a general partner of the SDG Operating Partnership assuming the Merger had occurred on March 31, 1998.

     The businesses and the assets of CRC will be held by the SRC Operating Partnership, of which CRC will be the sole general partner. In connection with the formation of the SRC Operating Partnership, SDG, as a general partner of the SDG Operating Partnership, Simon Group, SRC and the SDG Limited Partners will enter into the SRC Operating Partnership Agreement, pursuant to which assuming the Merger had occurred on March 31, 1998 (i) CRC will contribute all of its assets and liabilities to the SRC Operating Partnership for a 71.4% interest in the SRC Operating Partnership and (ii) SDG Operating Partnership will contribute assets including, without limitation, land held for future development, to the SRC Operating Partnership for CRC Units representing the remaining 28.6% limited partnership interest in the SRC Operating Partnership. The SDG Operating Partnership will then distribute the CRC Units to the holders of SDG Units in proportion to their ownership interest in the SDG Operating Partnership, whereupon such holders also will become limited partners of the SRC Operating Partnership. Following the Merger, the CRC Units will be paired with the SDG Units and may be exchanged (together with the SDG Units) for shares of Simon Group Equity Stock (together with beneficial interests in the CRC Trusts owning the outstanding shares of CRC Common Stock) on a one-for-one basis or for cash at Simon Group's option. Following the Merger, the SDG Units and CRC Units may not be exchanged or transferred separately, but only as a single unit.

     After giving effect to the Merger and to the foregoing transactions, holders of SDG Equity Stock will own shares of Simon Group Equity Stock which are paired with beneficial interests in the CRC Trusts owning the outstanding shares of CRC Common Stock, and holders of SDG Units will own SDG Units which are paired with the CRC Units, and such paired Units will be exchangeable for shares of Simon Group Common Stock which are paired to beneficial interests in the CRC Trusts owning the outstanding shares of CRC Common Stock.

                          AMENDMENT TO THE SDG CHARTER

     At the SDG Special Meeting, stockholders of SDG will be asked to vote upon and approve an amendment to the SDG Charter as follows:

          To provide certain voting rights (the "Voting Preferred Amendment") to holders of SDG's 8 3/4% Series B Cumulative Redeemable Preferred Stock ("SDG Series B Preferred Stock") and 7.89%

     Series C Cumulative Step-Up Premium Rate Preferred Stock ("SDG Series C Preferred Stock" and together with the SDG Series B Preferred Stock, the "SDG Preferred Stock").

     The following summary of the Voting Preferred Amendment does not purport to be complete and is qualified by reference to the proposed Voting Preferred Amendment to the SDG Charter, a copy of which is attached to this Proxy Statement/Prospectus as Annex F.

     The Voting Preferred Amendment provides that holders of SDG Series B Preferred Stock and SDG Series C Preferred Stock will be granted the right to vote with the SDG Equity Stock (of which Simon Group will own in excess of 99.9% following the Merger) solely for the election of directors to the Board of Directors of SDG. For the purposes of such a vote, the holders of SDG Equity Stock, SDG Series B Preferred Stock and SDG Series C Preferred Stock shall vote together as one class. Accordingly, following the Merger, the holders of SDG Preferred Stock will be entitled to one vote per share, representing approximately 9.0% of the aggregate voting power when voting together as a class with the shares of SDG Equity Stock. The voting rights for the holders of SDG Series B Preferred Stock and SDG Series C Preferred Stock shall become effective immediately upon the filing of the Voting Preferred Amendment with the Maryland State Department (which is expected to be filed as soon as practicable after the SDG Meetings but prior to the consummation of the Merger) and accordingly the voting rights will not be exercisable in connection with any of the proposals at the SDG Meetings. Approval of the Voting Preferred Amendment is necessary for approval of the Merger Proposal. In structuring the Merger, a goal of the SDG Board of Directors was to have the Merger qualify as a tax-free reorganization for U.S. federal income tax purposes. The Voting Preferred Amendment, by converting the SDG Preferred Stock to "voting stock" for purposes of U.S. federal income tax analysis, will facilitate tax-free reorganization treatment. See "THE MERGER AGREEMENT AND RELATED MATTERS -- Conditions to Consummation of the Merger." The affirmative vote of a majority of all the votes entitled to be cast by holders of the outstanding SDG Equity Stock is required to approve this amendment.

     THE SDG BOARD OF DIRECTORS CONSIDERS THE VOTING PREFERRED AMENDMENT TO BE IN THE BEST INTEREST OF SDG AND ITS STOCKHOLDERS AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR ITS APPROVAL AND ADOPTION.

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

                      THE MEETINGS OF STOCKHOLDERS OF SDG

INTRODUCTION

     This Proxy Statement/Prospectus is being furnished in connection with the solicitation of proxies by the SDG Board of Directors for use in connection with the SDG Special Meeting and the SDG Annual Meeting and any adjournments or postponements of such meetings. It is anticipated that the mailing of the Proxy Statement/Prospectus to SDG stockholders will commence on August 13, 1998.

DATE, TIME AND PLACE OF SDG MEETINGS

     The SDG Special Meeting will be held at The Indianapolis Hyatt Regency, One South Capitol Avenue, Indianapolis, Indiana, on September 23, 1998, at 10:00 a.m., Indianapolis time. The SDG Annual Meeting will be held immediately following the SDG Special Meeting at the same location as the SDG Special Meeting.

MATTERS TO BE CONSIDERED AT THE SDG MEETINGS

SDG Special Meeting

     At the SDG Special Meeting, the holders of SDG Equity Stock, voting together as a single class, will be asked to consider and vote upon each of the SDG Proposals:

          (1) The approval and adoption of an amendment to the SDG Charter to provide certain voting rights to the holders of SDG Preferred Stock effective immediately upon the filing of the Voting Preferred Amendment with the Maryland State Department (as more fully described under "AMENDMENT TO THE SDG CHARTER"). Approval of the Voting Preferred Amendment is a condition to the consideration of the Merger Proposal.

          (2) The approval and adoption of the Merger Proposal, as more fully described under "THE MERGER AGREEMENT AND RELATED MATTERS."

          (3) To transact such other business as may properly come before the SDG Special Meeting or any adjournment or postponement thereof.

SDG Annual Meeting

     At the SDG Annual Meeting, the holders of SDG Equity Stock voting together as a single class, will be asked to consider the following proposals:

          (1) The election of eleven directors (five to be elected by the holders of SDG Equity Stock, four to be elected by the holders of SDG Class B Common Stock and two to be elected by the holders of SDG Class C Common Stock) each to serve until their successors are elected and have qualified.

          (2) To approve the 1998 Stock Incentive Plan.

          (3) The ratification of the appointment of Arthur Andersen LLP as independent accountants for SDG for the fiscal year ended December 31, 1998.

          (4) Such other business as may properly come before the SDG Annual Meeting or any adjournment or postponement thereof.

RECORD DATE AND VOTE REQUIRED

     The SDG Board of Directors has fixed the close of business on July 20, 1998 as the Record Date for the SDG Annual Meeting and the SDG Special Meeting. At July 20, 1998, there were 110,482,334 shares of SDG Common Stock, 3,200,000 shares of SDG Class B Common Stock and 4,000 shares of SDG Class C Common Stock outstanding.

     The Voting Preferred Amendment proposal requires approval by at least a majority of the aggregate votes entitled to be cast by holders of the outstanding SDG Equity Stock, voting together as a single class. The Merger Proposal requires approval by at least 66 2/3% of the aggregate votes entitled to be cast by holders of the outstanding SDG Equity Stock, voting together as a single class. The approval of the Merger Proposal is contingent upon approval of the Voting Preferred Amendment. Therefore, a vote against the Voting Preferred Amendment is effectively a vote against the Merger Proposal. At the SDG Annual Meeting, directors will be elected by a plurality of the votes cast for the election of directors. The approval of the 1998 Stock Incentive Plan and the ratification of the appointment of independent accountants each will require the affirmative vote of a majority of the votes cast on the matter at the SDG Annual Meeting.

     In the event that there are not a sufficient number of votes to approve the Voting Preferred Amendment or the Merger Proposal at the time of the SDG Special Meeting, the persons present or named as proxies by a stockholder may propose and vote for one or more adjournments of the SDG Special Meeting to permit further solicitation of proxies. A proxy that withholds discretionary authority or that is voted against the Voting Preferred Amendment or the Merger Proposal will not be voted in favor of any adjournment or postponement of the SDG Special Meeting. The SDG Special Meeting may be adjourned by the affirmative vote of a majority of the votes present in person or by proxy.

     The presence, in person or by proxy, of SDG stockholders owning shares of SDG Equity Stock representing a majority of all the votes entitled to be cast by holders of SDG Equity Stock at the SDG Special Meeting and the SDG Annual Meeting, respectively, is necessary to constitute a quorum at each such meeting. As of July 31, 1998, directors and executive officers of SDG as a group beneficially held shares of SDG Equity Stock representing 32.7% of all the votes entitled to be cast by holders of SDG Equity Stock at the SDG Meetings and each such person has advised SDG that he or she intends to vote to approve and adopt the SDG Proposals.

     A proxy may indicate that all or a portion of the shares represented by such proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Broker non-votes and abstentions will be considered present for purposes of determining a quorum. BECAUSE APPROVAL OF THE PROPOSALS AT THE SDG SPECIAL MEETING REQUIRES THE AFFIRMATIVE VOTE OF A PROPORTION OF THE OUTSTANDING SHARES OF SDG EQUITY STOCK AS DESCRIBED ABOVE, ANY BROKER NON-VOTES OR ABSTENTIONS ON THE PROPOSAL WILL HAVE THE SAME EFFECT AS VOTES "AGAINST" THE PROPOSAL. NONE OF THE MATTERS TO BE CONSIDERED AT THE SDG ANNUAL MEETING -- THE ELECTION OF DIRECTORS, THE APPROVAL OF THE 1998 STOCK INCENTIVE PLAN AND THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS -- REQUIRES THE AFFIRMATIVE VOTE OF A SPECIFIED PROPORTION OF THE OUTSTANDING SHARES OF SDG EQUITY STOCK. ACCORDINGLY, BROKER NON-VOTES AND ABSTENTIONS WILL HAVE NO EFFECT ON THE RESULT OF THE VOTE ON SUCH MATTERS.

PROXY

     Enclosed is a form of proxy which should be completed, dated, signed and returned by each SDG stockholder before the SDG Meetings to ensure that such stockholder's shares will be voted at the meetings. Any SDG stockholder signing and delivering a proxy has the power to revoke the proxy at any time prior to its use by filing with the Corporate Secretary of SDG a written revocation of the proxy or a duly executed proxy bearing a later date or by attending and voting in person at the meetings.

     Shares represented by a properly executed proxy will be voted in accordance with the instructions indicated on such proxy with respect to the proposals at the SDG Special Meeting and the election of directors and the ratification of the appointment of independent accountants at the SDG Annual Meeting, and, at the discretion of the proxy holders, on all other matters to come properly before either meeting. If a stockholder executes a proxy with no instructions indicated thereon, shares represented by such proxy will be voted in favor of the proposals at the SDG Special Meeting and, at the SDG Annual Meeting, for the election as directors of all nominees listed on the form of proxy and for the ratification of the appointment of Arthur Andersen LLP as independent accountants for SDG for 1998.

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

SOLICITATION OF PROXIES

     SDG will bear the expense of the proxy solicitation. Such solicitation will be by mail but also may be by telephone or in person by the directors, officers or employees of SDG who will not receive any additional compensation. In addition, SDG retained MacKenzie Partners, Inc., a proxy soliciting firm, to assist in the solicitation of proxies. SDG anticipates that the cost of such proxy soliciting firm to SDG will not exceed $12,500, plus expenses. The telephone number of MacKenzie Partners, Inc. is (212) 929-5500.

OTHER MATTERS

     The SDG Board of Directors knows of no matters, other than those described in this Proxy Statement/Prospectus, which are to be brought before the SDG Special Meeting or the SDG Annual Meeting. However, if any other matters properly come before either meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their discretion on such matters.

     PLEASE DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD. IF THE MERGER IS APPROVED AND ADOPTED BY THE STOCKHOLDERS AND THE MERGER IS CONSUMMATED, YOU WILL RECEIVE A TRANSMITTAL FORM AND INSTRUCTIONS FOR THE SURRENDER OF THE CERTIFICATES PREVIOUSLY REPRESENTING YOUR SHARES OF SDG EQUITY STOCK.

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

                  POLICIES OF SIMON GROUP FOLLOWING THE MERGER

     The following is a discussion of dividend and distribution policies, investment policies, financing policies, conflicts of interest policies and policies with respect to certain other activities of SDG which Simon Group expects to continue following the Merger. The policies may be amended or rescinded from time to time following the Merger at the discretion of the Board of Directors of Simon Group without a vote of the stockholders of Simon Group.

DIVIDEND AND DISTRIBUTION POLICIES

     It is intended that following the Merger Simon Group will operate so as to qualify as a REIT under sections 856 through 860 of the Code and applicable Treasury Regulations. To obtain and maintain its status as a REIT, Simon Group generally will be required each year to distribute to its stockholders at least 95% of its taxable income after certain adjustments. In the event that Funds From Operations are insufficient to meet these distribution requirements, Simon Group could be required to borrow the amount of the deficiency or sell assets to obtain the cash necessary to make distributions required to retain REIT status.

     While Simon Group does not intend to reduce quarterly distributions as a result of the Merger, future distributions paid by Simon Group will be at the discretion of its Board of Directors and will depend on its actual cash flow, financial condition, capital requirements, annual distribution requirements under the REIT provisions of the Code and such other factors as the Simon Group Board of Directors deems relevant. The next full quarterly dividend paid by Simon Group will be adjusted to take into account the Special Distribution to be declared by each of SDG and CPI prior to the Merger, the record date for which shall be the close of business on the last business day prior to the Effective Time. "Special Distribution" means the distribution to be made by each of SDG and CPI to their respective stockholders in amounts proportional to dividends paid to SDG's or CPI's (as the case may be) stockholders for the last full quarter preceding the Effective Time prorated over the number of days elapsed in the quarter in which the Effective Time occurs from the beginning of such quarter to the Effective Time. Assuming Simon Group continues to make regular quarterly distributions at the rate currently paid by SDG ($0.5050 per share), following the Merger each former stockholder of SDG, as a stockholder of Simon Group, would be entitled to receive a quarterly distribution from Simon Group equivalent to $0.5050 per share of SDG Equity Stock held prior to the Merger.

     It is anticipated that Funds From Operations of Simon Group will exceed earnings and profits due to non-cash expenses, primarily depreciation and amortization, to be incurred by Simon Group. Distributions by Simon Group to the extent of current or accumulated earnings and profits for federal income tax purposes, other than capital gains dividends, will be taxable to stockholders as ordinary dividend income. Any dividend designated by Simon Group as a capital gain dividend generally will give rise to capital gain for stockholders. Distributions in excess of Simon Group's current or accumulated earnings and profits will be treated as a non-taxable reduction of a stockholder's adjusted tax basis in its share of Simon Group Equity Stock to the extent thereof, and thereafter as capital gain. Distributions treated as non-taxable reductions in adjusted tax basis will have the effect of deferring taxation until the sale of a stockholder's shares of Simon Group Equity Stock or future distributions in excess of the stockholder's basis in such share of Simon Group Equity Stock.

     Simon Group will maintain a distribution reinvestment plan under which stockholders may elect to reinvest their distributions automatically in additional shares of Simon Group Equity Stock. To fulfill its obligations under the distribution reinvestment plan, Simon Group may, from time to time, elect to purchase shares of Simon Group Equity Stock in the open market on behalf of participating stockholders or issue new shares of Simon Group Equity Stock to such stockholders. Simon Group may suspend or amend such plan at any time. This Proxy Statement/Prospectus does not constitute an offer of any shares of Simon Group Equity Stock that may be issued by Simon Group in connection with a distribution reinvestment program, and such shares may be purchased only pursuant to a separate prospectus contained in an effective registration statement.

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

INVESTMENT POLICIES

     Simon Group will conduct all its investment activities through the SDG Operating Partnership for as long as such partnership exists. Simon Group's primary business objective will be to increase Funds From Operations per share and the value of its properties and operations. It is intended that Simon Group will achieve these objectives by pursuing an aggressive leasing strategy; continuing to improve the performance of the Portfolio Properties through both traditional and innovative management techniques; where appropriate, renovating and/or expanding Portfolio Properties; developing new shopping centers whenever such development meets the economic criteria of Simon Group; and acquiring additional shopping centers and the portfolios of other retail real estate companies that meet its investment criteria, although no assurance can be given that Simon Group will achieve such objectives. Simon Group's policy will be to develop and acquire properties primarily for generation of current income and long-term value appreciation. Simon Group will not have a policy limiting the amount or percentage of assets that may be invested in any particular property or type of property or in any geographic area.

     Simon Group may purchase or lease properties for long-term investment, develop or redevelop its properties or sell such properties, in whole or in part, when circumstances warrant. Simon Group currently participates and Simon Group may continue to participate with other entities in property ownership, through joint ventures or other types of co-ownership. Equity investments may be subject to existing mortgage financing and other indebtedness that have priority over the equity interest of Simon Group.

     While Simon Group emphasizes equity real estate investments, Simon Group may, in its discretion, invest in mortgages (which may or may not be insured by a governmental agency) and other real estate interests consistent with its qualification as a REIT. It is not intended that Simon Group invest to a significant extent in mortgages or deeds of trust, but it may invest in participating or convertible mortgages if Simon Group concludes that it may benefit from the cash flow or any appreciation in the value of the property.

     Subject to the percentage ownership limitations and gross income tests necessary for REIT qualification, Simon Group may also invest in securities of other entities engaged in real estate activities or securities of other issuers. See "THE MERGER AGREEMENT AND RELATED MATTERS -- Federal Income Tax Considerations Relating to Simon Group -- Requirements for Qualification." Simon Group may invest in the securities of other issuers in connection with acquisitions of indirect interests in real estate (normally general or limited partnership interests in special purpose partnerships owning one or more properties). Simon Group may in the future acquire all or substantially all of the securities or assets of other REITs, management companies or similar entities where such investments would be consistent with its investment policies. It is not intended that Simon Group invest in securities of other issuers (other than the SDG Operating Partnership and certain wholly-owned subsidiaries and to acquire interests in real estate) for the purpose of exercising control. It is not intended that Simon Group's investments in securities will require it to register as an "investment company" under the Investment Company Act of 1940, as amended, and it is intended that Simon Group divest securities before any such registration would be required.

FINANCING POLICIES

     Similar to SDG, Simon Group will not maintain a policy of limiting its ratio of debt to Total Market Capitalization. Certain agreements relating to indebtedness of Simon Group and SDG do, however, set forth restrictions on the amount of indebtedness that each will be permitted to incur. If SDG's pro rata share of indebtedness of all unconsolidated Joint Venture Properties were included, Simon Group's ratio of debt to total market capitalization, including a pro rata share of joint venture indebtedness, would have been 49.8% on a pro forma basis as compared to 50.1% for SDG on an historical basis as of March 31, 1998. See "RISK FACTORS -- Indebtedness of Simon Group."

     To the extent that its Board of Directors determines to seek additional capital, Simon Group may raise such capital through additional equity offerings, debt financing or retention of cash flow (subject to provisions in the Code requiring the distribution by a REIT of a certain percentage of taxable income and taking into account taxes that would be imposed on undistributed taxable income), or a combination of these methods. If Simon Group's Board of Directors determines to raise additional equity capital, it may, without stockholder
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

approval, issue additional shares of Simon Group Common Stock or other capital stock of Simon Group up to the amount of its authorized capital in any manner (and on such terms and for such consideration) as it deems appropriate, including in exchange for property. Such securities may be senior to the outstanding classes of Simon Group common stock and may include additional classes of preferred stock (which may be convertible into SDG Common Stock). Existing stockholders will have no preemptive right to purchase shares in any subsequent offering of securities by Simon Group, and any such offering could cause a dilution of a stockholder's investment in Simon Group.

     Following the Merger, as long as the SDG Operating Partnership is in existence, the proceeds of the sale of any common or preferred securities by Simon Group (after transferring a portion of such consideration to CRC in accordance with the Issuance Agreement) will be contributed to the SDG Operating Partnership in exchange for Units, which will dilute the ownership interest, if any, of the SDG Limited Partners. Any amounts received upon such issuance by CRC will, so long as the SRC Operating Partnership Agreement is in existence, be contributed to the SRC Operating Partnership in exchange for Units, which will dilute the ownership interest, if any, of the CRC Limited Partners. It is anticipated that, following the Merger, any additional borrowings would be made through the SDG Operating Partnership, although Simon Group might incur borrowings that would be reloaned to the SDG Operating Partnership. Borrowings may be in the form of bank borrowings, publicly and privately placed debt instruments, or purchase money obligations to the sellers of properties, any of which indebtedness may be unsecured or may be secured by any or all of the assets of Simon Group, CRC, the SDG Operating Partnership, the SRC Operating Partnership, or any existing or new property-owning partnership and may have full or limited recourse to all or any portion of the assets of any of the foregoing. Although Simon Group may borrow to fund the payment of dividends, it currently has no intention or expectation that it will do so.

     Simon Group may seek to obtain unsecured or secured lines of credit or may determine to issue debt securities (which may be convertible into capital stock or be accompanied by warrants to purchase capital stock) or to sell or securitize its lease receivables. The proceeds from any borrowings may be used to finance acquisitions, to develop or redevelop properties, to refinance existing indebtedness, for working capital or capital improvements, or for meeting the income distribution requirements applicable to REITs if Simon Group has income without the receipt of cash sufficient to enable it to meet such distribution requirements. Simon Group also may determine to finance acquisitions through the exchange of properties or issuance of additional SDG Units in the SDG Operating Partnership, shares of Simon Group Common Stock, shares of preferred stock or other securities. The ability to offer SDG Units to transferors may result in a beneficial structure for the transferors because the exchange of SDG Units for properties may defer the recognition of gain for tax purposes by the transferor and may be an advantage for Simon Group since certain investors may be limited in the number of shares of Simon Group common stock that they may purchase. To the extent that Simon Group's Board of Directors determines to obtain additional debt financing, it is intended that Simon Group (or an entity owned or controlled by Simon Group) do so generally through mortgages on properties and drawings against revolving lines of credit in a manner consistent with its debt capitalization policy. These mortgages may be recourse, non-recourse or cross-collateralized. Simon Group will not have a policy limiting the number or amount of mortgages that may be placed on any particular property, but mortgage financing instruments usually limit additional indebtedness on such properties.

CONFLICTS OF INTEREST POLICIES

     Simon Group will maintain certain policies of SDG and enter into certain agreements designed to reduce or eliminate potential conflicts of interest. Any transaction between Simon Group and the Simons or the DeBartolos (including property acquisitions, service and property management agreements and retail space leases) must be approved by a majority of Simon Group's Independent Directors. The SDG Management Company has agreed with SDG that if in the future Simon Group is permitted by applicable tax law and regulations to conduct any or all of the activities that are now being conducted by the SDG Management Company, the SDG Management Company will not compete with SDG or Simon Group with respect to new or renewal business of this nature.

     A majority of the members of Simon Group's Board of Directors (of which six must be Independent Directors) have the power to authorize and require the sale of any Portfolio Property because the sale of Portfolio Properties may have an adverse tax impact on the Simons or the DeBartolos and the other SDG Limited Partners and therefore may involve conflicts of interest that could have an adverse impact on the stockholders of Simon Group. The exercise of such powers is subject to applicable agreements with third parties. In addition, decisions with respect to the exercise of the options to acquire from the Simons or the DeBartolos and the enforcement of contracts between Simon Group and the Simons or the DeBartolos, will be made by the Independent Directors. The noncompetition agreements between SDG and each of Melvin Simon, Herbert Simon and David Simon contain covenants limiting the ability of the Simons to participate in certain shopping center activities in North America.

POLICIES WITH RESPECT TO CERTAIN OTHER ACTIVITIES

     It is not intended that Simon Group make investments other than as previously described. It is intended that Simon Group make investments in such a manner as to be consistent with the REIT Requirements, unless, because of changing circumstances or changes in the REIT Requirements, Simon Group's Board of Directors determines that it is no longer in the best interests of Simon Group to qualify as a REIT. Simon Group has authority to offer shares of its capital stock or other securities in exchange for property and to repurchase or otherwise reacquire its shares or any other securities and may engage in such activities in the future. Simon Group may in the future issue shares of Simon Group Common Stock to holders of SDG Units in the SDG Operating Partnership and CRC Units in the SRC Operating Partnership upon exercise of their rights under the SDG Operating Partnership. Simon Group has not made loans to other entities or persons, including its officers and directors, other than the SDG Management Company. Simon Group may in the future make loans to joint ventures in which it participates. It is not intended that Simon Group engage in (i) trading, underwriting or agency distribution or sale of securities of other issuers and
(ii) the active trade of loans and investments.

CERTAIN ACTIVITIES OF CPI PRIOR TO THE MERGER

     The following were certain of CPI's activities prior to the Merger: During the past three years, CPI issued (i) 91,701 shares of CPI Common Stock pursuant to a plan under which distributions are used to purchase shares, (ii) 75,131 shares of CPI Common Stock in an original issuance for cash, (iii) 7,487,183 shares of CPI Common Stock in exchange for various partnership interests, (iv) 7,000 shares upon exercise of an employee's stock options and (v) $250 million of 7 7/8% Notes due 2016 in accordance with Rule 144A of the Securities Act. CPI also sold 3,550 shares of CPI Common Stock held in its treasury and issued 2,041 shares of CPI Common Stock from its treasury in connection with distributions under its Trustees' and Executives' Deferred Remuneration Plan during that same period. During the past three years, the maximum amount that CPI borrowed under the Revolving Credit Agreement, dated as of June 26, 1996 among CPI, the Chase Manhattan Bank and Morgan Guaranty Trust Company of New York and the lenders party thereto (the "CPI Revolving Credit Agreement") was $40,000,000. During that period, joint ventures in which CPI is a participant have also borrowed money in mortgage refinancing transactions aggregating approximately $92,100,000. In the ordinary course of business during the past three years, CPI has extended loans to various tenants in the aggregate amount of approximately $800,000. CPI also refinanced approximately $15.7 million of loans under CPI's Employee Share Purchase Plan, as amended, during that same time. CPI has not invested in the securities of other issuers for the purpose of exercising control. CPI has not underwritten securities of other issuers. During the past three years, CPI has not engaged in the purchase and sale (or turnover) of investments. During the past three years, CPI has acquired various partnership interests in exchange for 7,487,183 shares of CPI Common Stock. During the past three years, CPI has repurchased (i) 81,677 shares of CPI Common Stock from participants in CPI's Employee Share Purchase Plan, (ii) 2,603,158 shares of CPI Common Stock in exchange for property and (iii) 628,524 shares of CPI Common Stock for cash. CPI also reacquired 59,684 shares of CPI Common Stock in adjustment of an earlier issuance of CPI Common Stock in exchange for property. During the past three years, CPI has provided annual reports containing financial statements certified by independent public accountants and quarterly reports containing unaudited financial statements to its security holders.

             MANAGEMENT OF SIMON GROUP AND CRC FOLLOWING THE MERGER

BOARD OF DIRECTORS OF SIMON GROUP AND CRC

     The following table sets forth the proposed composition of the Board of Directors of Simon Group and CRC at the Effective Time of the Merger if the Merger Proposal is approved and adopted.

                                                                           CLASS OF
                                                                      SIMON GROUP STOCK
                                                                           ELECTING
                                                                         DIRECTORSHIP
                            NAME                              AGE      OF SUCCESSOR(1)
                            ----                              ---    --------------------
Robert E. Angelica..........................................  51         Equity Stock
Birch Bayh..................................................  70         Equity Stock
Hans C. Mautner.............................................  60         Equity Stock
G. William Miller...........................................  73         Equity Stock
J. Albert Smith, Jr.........................................  58         Equity Stock
Pieter S. van den Berg......................................  52         Equity Stock
Philip J. Ward..............................................  49         Equity Stock
David Simon.................................................  36     Class B Common Stock
Herbert Simon...............................................  63     Class B Common Stock
Melvin Simon................................................  71     Class B Common Stock
Richard S. Sokolov..........................................  48     Class B Common Stock
Frederick W. Petri..........................................  51     Class C Common Stock
M. Denise DeBartolo York....................................  47     Class C Common Stock

---------------
(1) The directors of CRC are elected by all holders of CRC Common Stock.

     Ms. M. Denise DeBartolo York and Messrs. William T. Dillard II, G. William Miller, Frederick W. Petri, David Simon, Herbert Simon, Melvin Simon, J. Albert Smith, Jr., Richard S. Sokolov and Philip J. Ward are currently directors of SDG, Mr. Hans C. Mautner is currently a director of CPI and CRC, Mr. Robert E. Angelica is currently a director of CPI and Mr. Pieter S. van den Berg is a CPI designee.

     Set forth below is a summary of the business experience of the nominees for directorships.

     Robert E. Angelica, 51, has been a director of CPI since 1997. He is President and Chief Investment Officer of the AT&T Investment Management Corporation, a position he has held since 1992. Mr. Angelica is also a board member of The Emerging Markets Growth Fund, Inc. and The India Magnum Fund, Ltd.

     Birch Bayh, 70, has been a director of SDG since 1993. He has been a partner in the Washington, D.C. law firm of Oppenheimer, Wolff, Donnelly & Bayh LLP (formerly Bayh, Connaughton & Stewart P.C.) for more than five years. He served as a United States Senator from Indiana from 1963 to 1981. Mr. Bayh also serves as a director of ICN Pharmaceuticals, Inc. and Acordia, Inc.

     Hans C. Mautner, 60, is Chairman of the Board of Directors and Chief Executive Officer of CPI and CRC. He has been a director of CPI since 1973 and of CRC since 1975. He served as Vice President of CPI from 1972 until 1973, when he was appointed Executive Vice President. Mr. Mautner was elected President of CPI and CRC in 1976, was elected Chairman and President in 1988, and was elected Chairman, President and Chief Executive Officer of CPI and CRC in 1989. Prior to joining CPI, he was a General Partner of Lazard Freres. Mr. Mautner is currently a director of Cornerstone Properties Inc. and a board member for seven funds in The Dreyfus Family of Funds.

     G. William Miller, 73, has been a director of SDG since the DeBartolo Merger. He has been Chairman of the Board and Chief Executive Officer of G. William Miller & Co. Inc., a merchant banking firm, since 1983. He is a former Secretary of the U.S. Treasury and a former Chairman of the Federal Reserve Board. From January 1990 until February 1992, he was Chairman and Chief Executive Officer of Federated Stores,

Inc., the parent company of predecessors to Federated Department Stores, Inc. Mr. Miller is Chairman of the Board and a director of Waccamaw Corporation. He is also a director of GS Industries, Inc., Kleinwort Benson Australian Income Fund, Inc. and Repligen Corporation.

     Fredrick W. Petri, 51, has been a director of SDG since the DeBartolo Merger. He is a partner of Petrone, Petri & Company, a real estate investment firm he founded in 1993, and an officer of Housing Capital Company since its formation in 1994. Prior thereto, he was an Executive Vice President of Wells Fargo Bank, where for over 18 years he held various real estate positions. Mr. Petri is currently a trustee of the Urban Land Institute and a director of Storage Trust Realty. He previously was a member of the Board of Governors and a Vice President of the National Association of Real Estate Investment Trusts and a director of the National Association of Industrial and Office Park Development. He is a director of the University of Wisconsin's Real Estate Center.

     David Simon, 36, is the Chief Executive Officer of SDG and has been a director since SDG's incorporation. Mr. Simon served as President of SDG from SDG's incorporation until 1996 and was appointed Chief Executive Officer on January 3, 1995. In addition, he has been Executive Vice President, Chief Operating Officer and Chief Financial Officer of Melvin Simon & Associates, Inc. ("MSA") since 1990. From 1988-1990, Mr. Simon was Vice President of Wasserstein Perella & Company, a firm specializing in mergers and acquisitions. In addition, Mr. Simon serves as a member of the Board of Governors of NAREIT and the Urban Land Institute, and is a trustee and member of the International Council of Shopping Centers. He is the son of Melvin Simon, the nephew of Herbert Simon and a director of Healthcare Compare Corp.

     Herbert Simon, 63, is the Co-Chairman of the Board of SDG and has been a director since SDG's incorporation. Mr. Simon served as Chief Executive Officer from SDG's incorporation through January 2, 1995, when he was appointed Co-Chairman of the Board. In addition, Mr. Simon is the Co-Chairman of the Board of MSA. Mr. Simon is also a director of Kohl's Corporation, a specialty retailer.

     Melvin Simon, 71, is the Co-Chairman of the Board of SDG and has been a director since SDG'S incorporation. In addition, he is the Co-Chairman of the Board of MSA, a company he founded in 1960 with his brother, Herbert Simon.

     J. Albert Smith, Jr., 58, has been a director of SDG since 1993. He is the President of Bank One, Indianapolis, NA, a commercial bank, a position he has held since September 30, 1994. Prior to his current position, he was the President of Banc One Mortgage Corporation, a mortgage banking firm, a position he held since 1975.

     Richard S. Sokolov, 48, has been a director of SDG since the DeBartolo Merger. He served as the President and Chief Executive Officer and a director of DeBartolo Realty Corporation ("DRC") from its incorporation until the DeBartolo Merger. Prior to that he had served as Senior Vice President, Development of EJDC since 1986 and as Vice President and General Counsel since 1982. In addition, Mr. Sokolov is a trustee, the incoming chairman (commencing May 1998) and a member of the Executive Committee of the International Council of Shopping Centers.

     Pieter S. van den Berg, 52, has been Director Controller of PGGM, a Dutch pension fund, since 1991.

     Philip J. Ward, 49, has been a director of SDG since the DeBartolo Merger. He has been Senior Managing Director, Head of Real Estate Investments, for CIGNA Investments, Inc., a wholly owned subsidiary of CIGNA Corporation since 1985. He is a member of the International Council of Shopping Centers, the Urban Land Institute, the National Association of Industrial and Office Parks and the Society of Industrial and Office Realtors. He is a director of the Connecticut Investment Fund and Wyndham Hotel Corporation.

     M. Denise DeBartolo York, 47, has been a director of SDG since the DeBartolo Merger. She served as a director of DRC from February 1995 until the DeBartolo Merger. She serves as Chairman of the Board of EJDC and DeBartolo, Inc. Ms. DeBartolo York previously served EJDC as Executive Vice President of Personnel/Communications and has been associated with EJDC in an executive capacity since 1975. She is the daughter of the late Edward J. DeBartolo.

EXECUTIVE COMMITTEE APPOINTED BY THE BOARD OF DIRECTORS OF SIMON GROUP

     The powers and duties of the Executive Committee are as follows: (1) developing a strategy for acquisitions and dispositions and overseeing the implementation of that strategy; (2) approving the acquisition and disposition of real property; (3) reviewing and approving all development, expansion and renovation projects; (4) developing financing and dividend strategies and policies; (5) approving material capital expenditures and the execution of certain contracts and agreements, including those related to the borrowing of money; (6) developing and reviewing new strategic initiatives, e.g., international investments, sponsorships and Simon Brand Venture projects; (7) developing all major human resource decisions/policies, i.e., pension plans, stock plans, bonus pools, executive compensation and employment policies; (8) developing strategies for, and approving, anchor store transactions and other material tenant matters; and (9) exercising all other powers of the Simon Group Board of Directors between meetings, except where action of the entire Board of Directors is required by the Simon Group Charter, Simon Group By-laws, applicable law or Simon Group's conflict of interest policies.

     The Executive Committee will be comprised of Messrs. Hans Mautner, Melvin Simon, Herbert Simon, David Simon, Richard S. Sokolov and Mark S. Ticotin.

MANAGEMENT OF SIMON GROUP AND CRC

     The following table sets forth certain information with respect to the proposed executive officers of Simon Group and CRC at the Effective Time of the Merger if the Merger Proposal is approved and adopted.

                   NAME                     AGE                         POSITION
                   ----                     ---                         --------
Melvin Simon(1)...........................  71     Co-Chairman
Herbert Simon(1)..........................  63     Co-Chairman
Hans C. Mautner...........................  60     Vice Chairman
David Simon(1)............................  36     Chief Executive Officer
Richard S. Sokolov........................  48     President and Chief Operating Officer
Mark S. Ticotin...........................  49     Senior Executive Vice President
Randolph L. Foxworthy.....................  53     Executive Vice President -- Corporate Development
William J. Garvey.........................  59     Executive Vice President -- Property Development
James A. Napoli...........................  51     Executive Vice President -- Leasing
John R. Neutzling.........................  45     Executive Vice President -- Property Management
James M. Barkley..........................  46     General Counsel; Secretary
Stephen E. Sterrett.......................  43     Treasurer
John Rulli................................  41     Senior Vice President -- Human Resources &
                                                   Corporate Operations
James R. Giuliano, III....................  40     Senior Vice President

---------------
(1) Melvin Simon is the brother of Herbert Simon and the father of David Simon.

     Set forth below is a summary of the business experience of the proposed executive officers of Simon Group. The executive officers will serve at the pleasure of the Simon Group Board of Directors. For biographical information of Melvin Simon, Herbert Simon, Hans C. Mautner, David Simon and Richard S. Sokolov, see "-- Board of Directors of Simon Group and CRC."

     Mark S. Ticotin is President and Chief Operating Officer of CPI and CRC. Mr. Ticotin served as Senior Vice President of CPI from 1988 to 1997 and was responsible for the Leasing and Marketing Departments. He joined CPI in 1983 as Vice President of Asset Management. Prior to joining CPI, Mr. Ticotin was an attorney with the law firm of Cravath, Swaine & Moore.

     Mr. Foxworthy is the Executive Vice President -- Corporate Development of SDG. He served as a Director of SDG from the initial public offering of common stock of Simon Property Group, Inc. in December 1993 until the DeBartolo Merger. Mr. Foxworthy joined MSA in 1980 and has been an Executive Vice

President in charge of Corporate Development of MSA since 1986 and has held the same position with SDG since the initial public offering of common stock of Simon Property Group, Inc. in December 1993.

     Mr. Garvey is the Executive Vice President -- Property Development of SDG. Mr. Garvey, who was Executive Vice President and Director of Development at MSA, joined MSA in 1979 and held various positions with MSA.

     Mr. Napoli is the Executive Vice President -- Leasing of SDG. Mr. Napoli also served as Executive Vice President and Director of Leasing since he joined MSA in 1989.

     Mr. Neutzling holds the position of Executive Vice President -- Property Management of SDG. Mr. Neutzling has also been an Executive Vice President of MSA since 1992 overseeing all property and asset management functions. He joined MSA in 1974 and has held various positions with MSA.

     Mr. Barkley serves as SDG's General Counsel and Secretary. Mr. Barkley holds the same position for MSA. He joined MSA in 1978 as Assistant General Counsel for Development Activity.

     Mr. Sterrett serves as SDG's Treasurer. He joined MSA in 1989 and has held various positions with MSA.

     Mr. Rulli is the Senior Vice President -- Human Resources and Corporate Operations of SDG. He joined MSA in 1988 and has held various positions with MSA.

     Mr. Giuliano has served as Senior Vice President of SDG since the DeBartolo Merger. He joined DRC in 1993, where he served as Senior Vice President and Chief Financial Officer up to the DeBartolo Merger.

PRIOR COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS OF CPI AND CRC

  CPI and CRC Executive Compensation

     The following table sets forth information concerning compensation for services in all capacities to CPI for the Chief Executive Officer and the four other most highly compensated executive officers of CPI (the "CPI Named Executives") for the year ended December 31, 1997. For compensation arrangements of executive officers of SDG who will become executive officers of Simon Group at the Effective Time of the Merger, if the Merger Proposal is approved and adopted, see "SDG ANNUAL MEETING MATTERS -- Executive Compensation."

                           SUMMARY COMPENSATION TABLE

                                                                                  SECURITIES
      NAME AND                                     OTHER ANNUAL    RESTRICTED     UNDERLYING     LTIP      ALL OTHER
 PRINCIPAL POSITION    YEAR   SALARY    BONUS(1)   COMPENSATION   STOCK AWARDS   OPTIONS/SARS   PAYOUTS   COMPENSATION
 ------------------    ----  --------   --------   ------------   ------------   ------------   -------   ------------
Hans C. Mautner......  1997  $550,000   $325,000           --            N/A         60,000        N/A     $119,585(2)
Chief Executive
  Officer
Mark S. Ticotin......  1997  $367,311   $273,000           --            N/A         50,000        N/A       71,993(3)
G. Martin Fell.......  1997  $330,000   $215,000           --            N/A         40,000        N/A       59,816(4)
J. Michael Maloney...  1997  $330,000   $215,000           --            N/A         40,000        N/A       61,260(5)
Michael L. Johnson...  1997  $315,000   $225,000           --            N/A         40,000        N/A      103,057(6)

---------------
(1) Bonus awards were earned in 1997 but were not paid until 1998.

(2) Represents (i) $96,293 payable under the CPI Simplified Employee Pension Plan, as amended and restated effective January 1, 1993 (the "SEPP") and the Amended and Restated Supplemental Executive Retirement Plan of CPI, as amended and restated, effective as of August 1, 1997 (the "SERP"), (ii) $2,092 in insurance premiums paid with respect to term life insurance and
    (iii) $21,200 in reimbursement for officer's tax preparation and financial planning advice.

(3) Represents (i) $68,393 payable under the SEPP and the SERP, (ii) $1,350 in insurance premiums paid with respect to term life insurance and (iii) $2,250 in reimbursement for officer's tax preparation and financial planning advice.

(4) Represents (i) $57,661 payable under the SEPP and the SERP and (ii) $2,155 in insurance premiums paid with respect to term life insurance.

(5) Represents (i) $57,859 payable under the SEPP and the SERP, (ii) $1,601 in insurance premiums paid with respect to term life insurance and (iii) $1,800 in reimbursement for officer's tax preparation and financial planning advice.

(6) Represents (i) $57,156 payable under the SEPP and the SERP, (ii) $901 in insurance premiums paid with respect to term life insurance and (iii) $45,000 in reimbursement for officer's tax preparation and financial planning advice.

     CPI's Board of Directors (with the approval of more than 75% of CPI's stockholders) has authorized the payment prior to the Effective Time of cash bonuses to Hans C. Mautner and Mark S. Ticotin in the respective amounts of $9,375,000 and $5,625,000.

     The following table sets forth information with respect to the unexercised stock options granted to the CPI Named Executives for the year ended December 31, 1997.

                               1997 OPTION GRANTS

                                 NUMBER OF                                             POTENTIAL REALIZED
                                 SHARES OF                                              VALUE AT ASSUMED
                                    CPI                                                  ANNUAL RATES OF
                                   COMMON     % OF TOTAL                                   STOCK PRICE
                                   STOCK       OPTIONS                                  APPRECIATION FOR
                                 UNDERLYING   GRANTED TO                                   OPTION TERM
                                  OPTIONS     EMPLOYEES    EXERCISE    EXPIRATION    -----------------------
             NAME                 GRANTED      IN 1997      PRICE         DATE           5%          10%
             ----                ----------   ----------   --------   -------------  ----------  -----------
Hans C. Mautner................    60,000        12.8%     $120.50    March 5, 2007  $4,546,908  $11,522,758
Mark S. Ticotin................    50,000        10.6%     $120.50    March 5, 2007  $3,789,090   $9,602,298
G. Martin Fell.................    40,000         8.5%     $120.50    March 5, 2007  $3,031,272   $7,681,839
J. Michael Maloney.............    40,000         8.5%     $120.50    March 5, 2007  $3,031,272   $7,681,839
Michael L. Johnson.............    40,000         8.5%     $120.50    March 5, 2007  $3,031,272   $7,681,839

     CRC has no employees and paid no consideration to its executive officers for the year ended December 31, 1997.

  CPI and CRC Director Compensation and Compensation Committee Members

     Each CPI director currently receives compensation of $1,500 per month and $2,000 per CPI Board meeting. In addition, each non-employee director of CPI who is a member of the Audit Committee, Compensation Committee, Executive Committee, Investment Committee or Nominating Committee of the CPI Board currently receives compensation of $1,500 per committee meeting attended by such director.

     David P. Feldman and Andrea Geisser, CRC's non-employee directors, receive annual compensation of $2,500 per year for being directors of CRC. Messrs. Feldman and Geisser also receive additional compensation of $300 per CRC Board of Directors meeting. Hans C. Mautner receives no compensation for serving on CRC's Board of Directors.

  CPI and CRC Compensation Committee Interlocks and Insider Participation

     The members of the compensation committee of the CPI Board during the year ended December 31, 1997 were David P. Feldman, Damon Mezzacappa and Daniel Rose.

     CRC did not have a compensation committee for the year ended December 31, 1997.

     For compensation arrangements of executive officers of SDG who will become executive officers of Simon Group at the Effective Time of the Merger if the Merger Proposal is approved and adopted, see "SDG ANNUAL MEETING
MATTERS -- Executive Compensation."

EMPLOYMENT AGREEMENTS

  Employment Agreement between CPI and Hans C. Mautner

     CPI and Hans C. Mautner will enter into an employment agreement prior to the Effective Time, which shall become effective as of the Effective Time and shall be assumed by Simon Group (the "Mautner Agreement"). The Mautner Agreement will have a term of five years following the Effective Time.

     Under the Mautner Agreement, Mautner will receive an annual base salary of $762,000 and will be eligible to receive an annual bonus in an amount up to 135% of his annual base salary. The severance provisions in the Mautner Agreement provide that, in the event Mautner is terminated by Simon Group other than for "Cause", death or disability, or by Mautner for "Good Reason" (as such terms are defined therein), Simon Group will pay Mautner an amount equal to the product of three times the sum of (i) Mautner's then annual base salary and (ii) his then annual bonus and will contribute an amount to the CPI Supplemental Executive Retirement Plan, as amended and restated effective as of August 1, 1997 (the "SERP") equal to 33% of the sum of his annual base salary and bonus, as well as continue to provide certain employee benefits. In addition, all then outstanding unvested options granted to Mautner under the CPI Option Plan, or any other option plan, shall become immediately vested and exercisable and remain exercisable for their original term.

     Simon Group will grant Mautner an option to acquire 237,500 shares of Simon Group Common Stock as of the Effective Time with an option price equal to the fair market value of SDG Common Stock on the date of grant. The stock option agreements provide that the stock options vest in equal installments on each of the first, second and third anniversaries of the date of grant. All outstanding options become immediately vested and exercisable in the event of Mautner's death, disability, discharge without "Cause," voluntary termination for "Good Reason" (as such terms are defined therein) or retirement from Simon Group after attaining age 62.

     In addition, at or within one year of the Effective Time, Simon Group will grant Mautner an option to acquire 62,500 shares of Simon Group Common Stock with an option price equal to the fair market value of such stock on the date of grant. Such option shall vest in installments within three years of the date of grant.

     The Mautner Agreement contains a golden parachute excise tax gross-up provision, under which Mautner will be entitled to be made whole on excise taxes imposed under Section 4999 of the Code.

     As of the Effective Time, the Mautner Agreement will supersede the Executive Agreement between Mautner and CPI. See "-- Other Employment Agreements."

  Employment Agreement between CPI and Mark Ticotin

     CPI and Mark S. Ticotin will enter into an employment agreement prior to the Effective Time, which shall become effective as of the Effective Time and shall be assumed by Simon Group (the "Ticotin Agreement"). The Ticotin Agreement will have a term of five years following the Effective Time and provides for automatic one-year extensions of the term each December 31 unless either party gives the other party notice that the term will not be extended.

     Under the Ticotin Agreement, Ticotin will receive an annual base salary of $500,000 and will be eligible to receive an annual bonus in an amount not less than 100% of his base salary.

     The severance provisions in the Ticotin Agreement provide that, in the event Ticotin is terminated by Simon Group other than for "Cause", death or disability, or by the Executive for "Good Reason" (as such terms are defined therein), Simon Group will pay Ticotin an amount equal to the product of three times the sum of (i) Ticotin's then annual base salary and (ii) his then annual bonus, and will contribute an amount to the SERP equal to 33% of the sum of his annual base salary and bonus as well as continue to provide certain employee benefits. In addition, all then outstanding unvested options granted to Ticotin shall become immediately vested and exercisable and remain exercisable for their original term.

     Simon Group will grant Ticotin an option to acquire 142,500 shares of Simon Group Common Stock as of the Effective Time with an option price equal to the fair market value of SDG Common Stock on the date

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

of grant. The stock option agreements provide that the stock options vest in equal installments on each of the first, second and third anniversaries of the date of grant. All outstanding options will become immediately vested and exercisable in the event of Ticotin's death, disability, discharge without "Cause," voluntary termination for "Good Reason" (as such terms are defined therein) or retirement from Simon Group after attaining age 62.

     In addition, at or within one year of the Effective Time, Simon Group will grant Ticotin an option to acquire 37,500 shares of Simon Group Common Stock with an option price equal to the fair market value of such stock on the date of grant. Such option shall vest in installments within three years of the date of grant.

     The Ticotin Agreement contains a golden parachute excise tax gross-up provision, under which Ticotin will be entitled to be made whole on excise taxes imposed under Section 4999 of the Code.

     As of the Effective Time, the Ticotin Agreement will supersede the Executive Agreement between Ticotin and CPI. See "-- Other Employment Agreements."

  Other Employment Agreements

     CPI entered into an identical executive agreement (the "Executive Agreement") effective August 7, 1997 with each of the following individuals: G. Martin Fell, Michael L. Johnson, J. Michael Maloney, Hans C. Mautner, Harold E. Rolfe and Mark S. Ticotin (each, an "Executive"). The Executive Agreement provides for the terms and conditions of the Executive's employment following a "Change in Control" (as defined therein). The Merger will constitute a Change in Control.

     In the event the Executive is terminated by CPI other than for "Cause", death or "Incapacity", or by the Executive for "Good Reason" (as such terms are defined in the Executive Agreement) following a Change in Control, CPI will pay the Executive, in a lump sum, the aggregate of (i) any accrued but unpaid annual base salary, a pro-rata portion of the Executive's annual bonus (the "Pro-Rata Bonus"), accrued vacation pay to the extent not paid, and (ii) an amount equal to the product of three times the sum of (A) Executive's current annual base salary and (B) Executive's then annual bonus (not less than the highest annual bonus paid with respect to the three years prior to a Change in Control). In addition, CPI will continue to provide certain employee benefits for three years post-termination of employment (including an immediate lump sum contribution to the SERP equal to 11% of the amount determined in the preceding sentence (other than accrued vacation pay)), and all outstanding unvested options granted to the Executive under the CPI Option Plan, or any other option plan, shall become immediately vested and exercisable and remain exercisable for their original term.

     The Executive Agreements contain a golden parachute excise tax gross-up provision, under which the Executives will be entitled to be made whole on excise taxes imposed under Section 4999 of the Code.

     It is anticipated that each Executive, other than Messrs. Mautner and Ticotin, will terminate employment at or prior to the Effective Time under circumstances that will entitle them to the amounts payable upon termination under their respective Executive Agreements.

CPI SEVERANCE PLANS

  CPI Executive Severance Policy

     The CPI Executive Severance Policy (the "Executive Policy") applies to two tiers of employees: (a) officers with the title of Chairman, President, Senior Vice President, Vice President or Treasurer (each, a "Class 1 Employee") and (b) employees who are not Class 1 Employees and who hold the title of Assistant Controller, Assistant Secretary, Assistant Treasurer, Chief Information Officer, Director of Development, Executive Director of Leasing, Regional Marketing Manager or Regional Property Manager (each, a "Class 2 Employee").

     A Class 1 Employee who has had a "Termination" (as defined in the Executive Policy) will receive a cash severance payment as soon as practicable following such Termination equal to three times such Employee's "Annual Compensation" (defined in the Executive Policy as current salary plus largest bonus in

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

last three years). A Class 2 Employee who has had a Termination will receive a cash severance payment as soon as practicable following such Termination equal to two times such employee's Annual Compensation; provided, however, that if such employee has less than three years of "Service" (as defined in the Executive Policy), such employee shall instead receive a cash payment equal to such employee's Annual Compensation.

     Employees eligible for severance benefits under the Executive Policy and an individual written contract with CPI will not be entitled to benefits under the Executive Policy unless the individual contract expressly states otherwise.

     CPI may amend or terminate the Executive Policy with respect to any person who was not an employee prior to the date of such amendment or termination. As to any other employee, no amendment or termination that is adverse to the interests of the employee will be effective until February 18, 2001.

  CPI Staff Severance Policy

     The CPI Staff Severance Policy (the "Staff Policy") was established in order to provide severance benefits to certain employees not covered under the Executive Policy in the event of their "Termination" (as defined in the Staff Policy). The Staff Policy applies to any employee who is not entitled to benefits under the Executive Policy and (a) whose principal workplace is the New York City headquarters, a regional leasing office or construction office of CPI, or (b) whose title is Building Manager, Mall Manager, General Manager or Marketing Director or Secretary ("Eligible Employees").

     An Eligible Employee with respect to whom a "Termination" has occurred shall receive a cash severance payment equal to the product of (a) such Eligible Employee's "Annual Compensation" (defined in the Staff Policy as current salary and largest bonus in last three years) times (b) a fraction, the numerator of which is the lesser of such Eligible Employee's "Service" (as defined in the Staff Policy) and 24, and the denominator of which is 12.

     Employees eligible for severance benefits under the Staff Policy and an individual written contract with CPI will not be entitled to benefits under the Staff Policy unless the individual contract expressly states otherwise.

     CPI may amend or terminate the Staff Policy with respect to any person who was not an employee prior to the date of such amendment or termination. As to any other employee, no amendment or termination that is adverse to the interests of the employee will be effective until February 18, 2001.

CPI AND SIMON GROUP BENEFIT PLANS

     After the Effective Time, Simon Group expects to freeze certain of the CPI benefit plans described below and pay all benefits then accrued thereunder in accordance with the terms thereof. All further benefits to be provided to CPI's employees will be provided under comparable SDG benefit plans, descriptions of which also are set forth below.

  SDG Employee Plan

     General. Under the SDG Operating Partnership's Employee Stock Plan (the "Employee Plan") a maximum of 4,595,000 shares of SDG Common Stock (subject to adjustment) are available for issuance to eligible officers and key employees. The Employee Plan is administered by the Compensation Committee of the Board of Directors (the "SDG Compensation Committee") which consists of persons not eligible to participate in the Employee Plan. During the ten-year period following the adoption of the Employee Plan, the SDG Compensation Committee may, subject to the terms of the Employee Plan, grant to key employees (including officers and directors who are employees) of the SDG Operating Partnership or its "affiliates" (as defined in the Employee Plan) the following types of awards: incentive stock options ("ISOs") within the meaning of section 422 of the Code, "nonqualified stock options" ("NQSOs"), stock appreciation rights ("SARs"), performance units and shares of restricted or unrestricted SDG Common Stock.

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

     Any stock option granted under the Employee Plan may be exercised over a period determined by the SDG Compensation Committee in its discretion. The exercise price of an option (the "Option Price") may not be less than the fair market value of the shares of the SDG Common Stock on the date of grant. The SDG Compensation Committee may, in its discretion, with the grantee's consent, amend, cancel, substitute, accelerate the exercisability of or extend the scheduled expiration date of any award, provided however, that no award may be exercisable more than ten years after the date of grant. The Board of Directors of SDG in its capacity as a general partner of the SDG Operating Partnership may amend, suspend or discontinue the Employee Plan at any time. Certain specified amendments must be approved by stockholders.

     Option Grants. No options were granted under the Employee Plan during 1997. All options granted to date under the Employee Plan are exercisable at the fair market value of the SDG Common Stock on the date of grant, have a ten-year term, generally vest 40% on the first anniversary of the grant date and an additional 30% on the second anniversary of the grant date, and generally become 100% vested three years after the grant date.

     Stock Incentive Program. Under SDG's five-year stock-based incentive program (the "Stock Incentive Program"), an aggregate of 1,000,000 restricted shares of SDG Common Stock were allocated in March 1995 under the Employee Plan to a total of 50 executive officers and key employees. A percentage of the total number of shares allocated, ranging from 15% to 25%, may be earned in each of the five years of the program only if SDG attains annual and cumulative targets for growth in Funds From Operations. The determination of whether SDG has achieved its targets for a particular year is made in March of the following year (the "Determination Date") and, to the extent the targets have been achieved, a portion of the allocation of shares of restricted stock is deemed to be earned and is awarded as of the Determination Date. Although the participant is entitled to vote all earned shares and receive distributions paid thereon as of the Determination Date, earned shares vest in four installments of 25% each on January 1, of each year following the year in which the Determination Date occurs. The participant must be employed by SDG on the day prior to the vesting date to receive such shares, otherwise the earned shares are forfeited.

     1998 Stock Incentive Plan. At the SDG Annual Meeting, SDG stockholders are being asked to approve the 1998 Stock Incentive Plan. If the 1998 Stock Incentive Plan is approved, after the Effective Time, no further awards will be made under the SDG Employee Plan; however, key employees of the SDG Operating Partnership and its affiliates will be eligible to receive similar awards under the 1998 Stock Incentive Plan. See "APPROVAL OF 1998 STOCK INCENTIVE PLAN."

  SDG Incentive Bonus Plan

     The Incentive Bonus Plan (the "Bonus Plan") is intended to provide senior executives and key employees with opportunities to earn incentives based upon the performance of SDG, the participant's business unit and the individual participant. At the beginning of a year, the Committee specifies the maximum incentive pool available for distributions and approves performance measures for each participant and three levels of performance that must be attained in order to trigger the award of the bonuses. Each participant's bonus award for the year is expressed as a percentage of base salary, a fixed dollar amount, or a percentage of the available incentive pool. Bonus amounts for each year are determined in the following February with disbursement in March.

  SDG Deferred Compensation Plan

     The SDG Operating Partnership has a non-qualified deferred compensation plan (the "Deferred Compensation Plan") that provides deferred compensation to certain executives and key employees. Under the Deferred Compensation Plan, a participant may defer all or a part of his compensation. SDG, at its discretion, may contribute a matching amount equal to a rate selected by SDG, and an additional incentive contribution amount on such terms as SDG may specify. All participant deferrals and SDG matching and incentive contributions are credited to a participant's account and remain general assets of SDG. A participant's elective deferrals are fully vested. Except in the case of death or disability of the participant or insolvency or a change in control of SDG, a participant becomes vested in SDG matching and incentive contributions 20% after one year of service and an additional 20% for each year thereafter. Upon death or disability of the participant or insolvency or a change in control of SDG, a participant becomes 100% vested in his account.

     All contributions under the Deferred Compensation Plan are deposited in what is commonly referred to as a "rabbi trust" arrangement pursuant to which the assets of the trust are subject to the claims of SDG's general creditors in the event of SDG's insolvency. The trust assets are invested by the trustee in its sole discretion. Payments of a participant's elective deferrals and vested matching contributions are made as elected by the participant. These amounts would be paid earlier in the event of termination of employment or death of the participant, an unforeseen emergency affecting the participant or a change in control of SDG.

  SDG Retirement Plans

     The SDG Operating Partnership and certain related entities maintain a tax-qualified retirement savings plan for eligible employees which contains a cash or deferred arrangement described in section 401(k) of the Code. Under the plan eligible employees may defer up to a maximum of 12% of their compensation (as defined in the plan), subject to certain limits imposed by the Code. Participants' salary deferrals are matched by participating employers in an amount equal to 100% of the first 2% of such deferrals and 50% of the next 4% of such deferrals. In addition, participating employers contribute annually 3% of eligible employees' compensation (as defined in the plan). Amounts deferred by employees are immediately vested; amounts contributed by participating employers become vested 30% after the completion of three years of service, 40% after the completion of four years of service and an additional 20% after the completion of each additional year of service until 100% vested after the completion of seven years of service.

  CPI 1993 Share Option Plan

     CPI maintains the 1993 Share Option Plan of CPI (the "CPI Option Plan") to provide for the grant of share options to directors, officers and salaried employees of CPI. The general purpose of the CPI Option Plan is to promote the interests of CPI by providing to directors and employees additional incentives to continue and increase their efforts with respect to, and in the case of employees, to remain in the employ of, CPI.

     Under the CPI Option Plan 1,000,000 Series A Common Shares of beneficial interest in CPI (and related interests in CRC) are reserved for issuance to employees and directors upon exercise of options. The option prices are to be equal to the "Fair Market Value" (as defined in the CPI Option Plan) of the optioned shares at the date of grant. The term of each option is to be for such period as the Compensation Committee of the CPI Board (the "CPI Compensation Committee") will determine, but not more than ten years. The CPI Option Plan will terminate on, and no option will be granted after, December 1, 1998.

     The CPI Option Plan is administered by the CPI Compensation Committee. Unless the CPI Compensation Committee otherwise determines, any option granted under the CPI Option Plan will become exercisable in equal installments on each of the first three or four anniversaries of the date of grant, such annual installments to be cumulative. All options granted pursuant to the CPI Option Plan are fully vested.

     The CPI Option Plan provides that options may be exercised through use of a full recourse note.

  CPI Employee Share Purchase Plan

     The Employee Share Purchase Plan (the "ESPP") provides for the issuance of rights to purchase Series A Common Shares of Beneficial Interest of CPI (and related interests in CRC) at "Fair Market Value" (as defined in the ESPP). The consideration for each unit purchased is a combination of all or some of cash, or a recourse note receivable from the employee and a "Permanent Restriction" (as defined in the ESPP) payable to CPI upon transfer of the unit. All rights to purchase CPI Common Stock under the ESPP are now fully vested. Upon a transfer of CPI Common Stock, the transferor shall either pay CPI the amount of the permanent restriction or cause the transferee to pay such amount or obtain a comparable undertaking by the transferee upon any subsequent transfer.

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

  CPI Employee 401(k) Savings Plan

     The primary purpose of the CPI Employee 401(k) Savings Plan (the "401(k) Plan"), as amended and restated effective January 1, 1998, is to provide full-time employees with retirement benefits in recognition of the contribution of the employees to the successful operation of CPI. The 401(k) Plan is intended to be a profit-sharing plan, qualified under Section 401(a) of the Code which permits salary deferral contributions as provided by Section 401(k) of the Code and may provide discretionary matching contributions. Its affiliated trust (the "Trust") is intended to be exempt from tax under Section 501(a) of the Code. The 401(k) Plan is a prototype plan sponsored by Merrill Lynch.

     CPI has overall responsibility for the termination, administration, and operation of the 401(k) Plan. CPI may at any time terminate the 401(k) Plan and Trust in accordance with the express provisions of the 401(k) Plan. CPI may at any time amend any options in the adoption agreement under the 401(k) Plan and may amend the prototype plan although, except for limited amendments, such an amendment would convert the plan to an individually designed plan.

  CPI Amended and Restated Supplemental Executive Retirement Plan

     The SERP is intended to provide selected executives with benefits that are supplemental to those provided under CPI's Simplified Employee Pension Plan (the "SEPP"). The SERP is intended to be a "top-hat" plan as described in ERISA.

     CPI determines whether or not a contribution will be made under the SERP for each calendar year. If a contribution is to be made, CPI will contribute, on behalf of each participant, an amount equal to:

          (x) 7 1/2% of the participant's "Compensation" (as defined in the SERP) for such calendar year, up to the taxable wage base determined under
     Section 230 of the Social Security Act with respect to determining taxes under Section 3101(a) of the Code for such year (the "Taxable Wage Base"), plus 11% of Compensation for such year in excess of such Taxable Wage Base; reduced by

          (y) the amount contributed on behalf of the participant under the SEPP for such year, and in the case of a participant who deferred compensation under the Trustees' and Executives' Deferred Remuneration Plan of CPI (the "DRP") for such year, any contribution to the DRP by CPI equivalent to amounts that would have been contributed under the SEPP on behalf of the participant for such year if such compensation had not been so deferred.

     A participant entitled to a contribution under the SERP may elect that such contribution will be paid to him or her in cash on the contribution date so long as the participant furnishes proof satisfactory to the CPI Compensation Committee that such amounts (after being reduced by taxes) will be used to purchase an annuity, life insurance policy or similar investment vehicle approved by the CPI Compensation Committee. A participant's benefit under the SERP is fully vested and nonforfeitable at all times. All amounts owed under the SERP are or will be funded through a rabbi trust. The SERP is administered by the CPI Compensation Committee, and may not be amended without the consent of an affected participant, including with respect to the right to investment options.

  CPI Trustees' and Executives' Deferred Remuneration Plan

     The Trustees' and Executives' Deferred Remuneration Plan of CPI, as amended and restated effective August 1, 1997 (the "DRP"), allows a Trustee and each employee of CPI whose annual remuneration rate is $100,000 (or such other amount determined by the CPI Compensation Committee to comply with regulations issued by the Department of Labor for "top-hat" plans) or more to elect to have a percentage of remuneration to be earned by him during each Fiscal Year or portion thereof deferred in accordance with the terms and conditions of the DRP.

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

     In addition to elected deferrals, on December 31 of each calendar year (or such later date as is elected by the CPI Compensation Committee), the following amount will be credited to each participant's account(s) under the DRP:

          (a) the amount that would have been contributed for such calendar year on such participant's behalf under the SEPP had such participant's compensation, as determined for purposes of the SEPP, included amounts deferred pursuant to the DRP; reduced by

          (b) the amount actually contributed for such calendar year on such participant's behalf under the SEPP.

     The DRP is unfunded (although CPI has periodically delineated specific assets to finance liabilities under the DRP) and is intended to be a "top-hat" plan as described in ERISA. The DRP is administered by the Committee, and may not be amended without the consent of an affected participant, including with respect to investment options.

  CPI Simplified Employee Pension Plan

     CPI's Simplified Employee Pension Plan, as amended and restated effective January 1, 1993 (the "SEPP"), is intended to provide simplified employee pensions to eligible employees in accordance with Section 408(k) of the Code. For each plan year, CPI determines whether a contribution will be made under the SEPP for that year. If a contribution is to be made, then the following will be contributed on behalf of each participant: (a) 7-1/2% of a participant's "Compensation" (as defined in the SEPP) for such plan year up to the Taxable Wage Base, plus (b) 11% of his Compensation for such plan year in excess of such Taxable Wage Base but subject to limitations on Compensation under the Code (currently $160,000 per annum). The contribution will be either paid directly to a participant's individual retirement account that meets the requirements of
Section 408(a) of the Code ("IRA") or delivered to the participant by check made payable to the trustee of the participant's IRA. All contributions made on behalf of a participant are fully vested and nonforfeitable at all times.

     CPI has reserved the right to terminate the SEPP at any time. In the event of a dissolution, merger, consolidation or reorganization of CPI, the SEPP will terminate unless it is continued by a successor to CPI in accordance with the terms of the SEPP.

     CRC has no employees, and accordingly, no employee benefit plans.

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

                      FEDERAL SECURITIES LAW CONSEQUENCES

     All Simon Group Equity Stock newly-issued in connection with the Merger will be freely transferable, except that any Simon Group Equity Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of SDG prior to the Merger may be sold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act ("Rule 145") with respect to affiliates of SDG, or Rule 144 under the Securities Act ("Rule 144") with respect to persons who become affiliates of Simon Group, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of SDG or Simon Group generally include individuals or entities that control, are controlled by or are under common control with, such person and generally include the executive officers and directors of such person as well as principal stockholders of such person.

     In general, Rule 145 provides that for one year following the Effective Time an affiliate (together with certain related persons) of the acquired entity would be entitled to sell Simon Group Equity Stock acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144. Additionally, the number of shares to be sold by an affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding class of Simon Group Equity Stock or the average weekly trading volume of such shares during the four calendar weeks preceding such sale. Rule 145 will remain available to affiliates if Simon Group remains current with its informational filings with the Commission under the Exchange Act. One year after the Effective Time, an affiliate will be able to sell such Simon Group Equity Stock without being subject to such manner of sale or volume limitations provided that Simon Group is current with its Exchange Act informational filings and such person is not then an affiliate of Simon Group. 3,781,493 shares of Simon Group Equity Stock will be subject to Rule 145 immediately following the Merger. Two years after the Effective Time, an affiliate will be able to sell such Simon Group Equity Stock without any restrictions so long as such person had not been an affiliate of Simon Group for at least three months prior to the date of such sale. See "THE MERGER AGREEMENT AND RELATED MATTERS -- Accounting Treatment."

     The 52,732,845 shares of Simon Group Common Stock, 209,249 shares of Simon Group Series A Preferred Stock which will be retained by the stockholders of CPI and 4,812,777 shares of Simon Group Series B Preferred Stock which will be held by the stockholders of CPI immediately after the Merger (assuming no options are exercised prior to the Merger) will be "restricted securities" within the meaning of Rule 144. As discussed below, 22,635,977 shares of Simon Group Common Stock, 55,799 shares of Simon Group Series A Preferred Stock and 2,065,921 shares of Simon Group Series B Preferred Stock will be immediately tradeable after the consummation of the Merger pursuant to Rule 144(k). The remaining 30,096,868 shares of Simon Group Common Stock, 153,450 shares of Simon Group Series A Preferred Stock and 2,746,856 shares of Simon Group Series B Preferred Stock retained by stockholders of CPI after the Merger, which includes shares held by persons who will be affiliates of Simon Group at the Effective Time, will be subject to Rule 144 immediately following the Merger. Similar to the resale restrictions discussed above under Rule 145, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate of Simon Group, who has beneficially owned shares for at least one year generally is entitled to sell, within any three-month period a number of shares that may not exceed the greater of 1% of the outstanding shares of such class or the average weekly trading volume of such shares during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions. A person who is not deemed to have been an affiliate of Simon Group at any time during the three month period preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years will be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. Pursuant to certain agreements, certain of such holders have certain rights to cause Simon Group to register such shares of Simon Group Common Stock under the Securities Act. See "THE MERGER AGREEMENT AND RELATED MATTERS -- Certain Transactions and Agreements Relating to the Merger -- The Operating Partnerships After the Merger; Simon Group Contribution Agreement" and "-- New Registration Rights Agreements." All share numbers provided in this section entitled "FEDERAL SECURITIES LAWS CONSEQUENCES" assume no options to purchase shares of CPI Common Stock are exercised prior to the Merger.

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

           PRO FORMA COMBINED AND SELECTED HISTORICAL FINANCIAL DATA

SIMON GROUP PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

     The accompanying financial statements prepared by SDG present the pro forma combined condensed Balance Sheets of SDG, CPI and CRC, hereafter referred to as Simon Group, as of March 31, 1998 and the pro forma combined condensed Statements of Operations of Simon Group for the three months ended March 31, 1998 and for the year ended December 31, 1997. SDG's management has also included a pro forma combined condensed Balance Sheet of Simon Group as of December 31, 1997 which is in addition to the requirements of Rule 11 of Regulation S-X promulgated under the Securities Act of 1933, as amended. The pro forma combined condensed Balance Sheet as of December 31, 1997 and the related pro forma Statement of Operations have been examined by Arthur Andersen LLP, for which their report can be found elsewhere in this Proxy Statement/Prospectus. An examination may only be performed when the historical financial information from which the pro forma financial information is derived has been audited. The most recent audited period is the period ended December 31, 1997. In light of the fact that in connection with the Merger and related transactions, CPI and CRC, previously private companies not subject to public disclosure requirements or reporting obligations, become the new public registrants, and the fact that the Merger of CPI and SDG is accounted for as a reverse merger and the assets and liabilities of CRC are reflected at historical cost, management believes that examined pro forma financial information enhances the reliability of pro forma data made available to assist stockholders in understanding and evaluating the effects of the Merger.

     The pro forma combined condensed Balance Sheet as of March 31, 1998 is presented as if (i) the CPI Merger Dividends and the Merger of SDG, CPI and CRC and cash contributed by the SDG Operating Partnership to CRC and CRC's newly formed operating partnership on behalf of the SDG stockholders and limited partners of the SDG Operating Partnership, (ii) the sale by CPI of the General Motors Building had occurred as of March 31, 1998. The pro forma combined condensed Balance Sheet as of December 31, 1997 is presented by SDG as if (i) the CPI Merger Dividends, the Merger of SDG, CPI and CRC and cash contributed by the SDG Operating Partnership to CRC and CRC's newly formed operating partnership on behalf of the SDG stockholders and limited partners of the SDG Operating Partnership, (ii) the January 1998 acquisition by CPI of Phipps Plaza,
(iii) the January 1998 sale by CPI of Burnsville Mall, (iv) the January 1998 acquisition by SDG of Cordova Mall, (v) the February 1998 acquisition by SDG of a 50% interest in a portfolio of twelve regional malls and (vi) the sale by CPI of the General Motors Building had occurred on December 31, 1997. The pro forma combined condensed Statement of Operations for the year ended December 31, 1997 is presented by SDG as if (i) the Merger of SDG, CPI and CRC and cash contributed by the SDG Operating Partnership to CRC and CRC's newly formed operating partnership on behalf of the SDG stockholders and limited partners of the SDG Operating Partnership, (ii) the September and November 1997 transactions by SDG to acquire ten portfolio properties and a 50% ownership interest in an eleventh property of RPT, (iii) the December 1997 acquisition by SDG of the Fashion Mall at Keystone at the Crossing, (iv) the January 1998 acquisition by CPI of Phipps Plaza, (v) the January 1998 sale by CPI of Burnsville Mall, (vi) the January 1998 acquisition by SDG of Cordova Mall, (vii) the February 1998 acquisition by SDG of a 50% interest in a portfolio of twelve regional malls and
(viii) the sale by CPI of the General Motors Building had occurred as of January 1, 1997 (collectively, the "Other Property Transactions").

     Preparation by SDG of the pro forma financial information was based on assumptions deemed appropriate by the management of SDG. These assumptions give effect to the Merger being accounted for as a reverse purchase in accordance with generally accepted accounting principles and the cash contributed to CRC and the CRC Operating Partnership as stock and partnership units for cash transactions. CRC assets and liabilities will continue to be reflected at historical costs as the SDG stockholders' beneficial interest in CRC will be less than 80% and the combined entity qualifying as a REIT, distributing all of its taxable income and, therefore, incurring no Federal income tax expense during the periods presented. The pro forma financial information is not necessarily indicative of the results which actually would have occurred if the transactions had been consummated at the beginning of the period presented, nor does it purport to represent the future financial position and results of operations for future periods. The pro forma information should be read in conjunction with the historical financial statements of SDG incorporated by reference into this Proxy Statement/Prospectus and of CPI and CRC included elsewhere in this Proxy Statement/Prospectus.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Management of
Simon DeBartolo Group, Inc.:

     We have examined the pro forma adjustments reflecting the Merger and Other Property Transactions described in Note 1 and the application of those adjustments to the historical amounts in the accompanying pro forma combined condensed balance sheet of Simon Property Group, Inc. as of December 31, 1997, and the pro forma combined condensed statement of operations for the year then ended. The historical condensed financial statements are derived from the historical financial statements of Simon DeBartolo Group, Inc., which were audited by us and are incorporated by reference herein, and of Corporate Property Investors, Inc. and Corporate Realty Consultants, Inc., which were audited by Ernst & Young LLP, and appear elsewhere herein. Such pro forma adjustments are based upon Simon DeBartolo Group, Inc. management's assumptions described in the notes to the pro forma financial statements. Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included such procedures as we considered necessary in the circumstances.

     The objective of this pro forma financial information is to show what the significant effects on the historical information might have been had the transactions occurred at an earlier date. However, the pro forma combined condensed financial statements are not necessarily indicative of the results of operations or related effects on financial position that would have been attained had the Merger and Other Property Transactions actually occurred earlier.

     In our opinion, Simon DeBartolo Group, Inc. management's assumptions provide a reasonable basis for presenting the significant effects directly attributable to the Merger and Other Property Transactions described in Note 1, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma columns reflect the proper application of those adjustments to the historical financial statement amounts in the pro forma combined condensed balance sheet as of December 31, 1997, and the pro forma combined condensed statement of operations for the year then ended.

                                          /s/ ARTHUR ANDERSEN LLP

                                            ARTHUR ANDERSEN LLP

Indianapolis, Indiana
August 12, 1998

                                  SIMON GROUP

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                              AS OF MARCH 31, 1998
                           (UNAUDITED, IN THOUSANDS)

                                                                                                       PRO FORMA
                                                                                      -------------------------------------------
                                                                                                      MERGER AND
                                                                                          SALE         RELATED
                                      SDG               CPI               CRC            OF GM       TRANSACTIONS
                                (HISTORICAL)(A)   (HISTORICAL)(A)   (HISTORICAL)(A)   BUILDING(B)    ADJUSTMENTS         TOTAL
                                ---------------   ---------------   ---------------   ------------   ------------     -----------
ASSETS:
  Investment in properties,
    partnerships and joint
    ventures, net.............    $7,303,529        $2,651,323          $41,012        $(585,000)     $2,869,735(D)   $12,280,599
  Goodwill....................            --                --               --               --          99,898(D)        99,898
  Cash and cash equivalents
    and short-term
    investments...............       101,997            16,196            3,900          782,024        (789,101)(D)      115,016
  Receivables, net............       179,371            61,311            1,044               --         (34,308)(D)      207,418
  Investment, notes receivable
    and advances from
    management company and
    affiliate.................       102,746                --               --               --              --          102,746
  Other assets................       246,773            42,866            1,252               --           1,848(D)       292,739
                                  ----------        ----------          -------        ---------      ----------      -----------
        Total assets..........    $7,934,416        $2,771,696          $47,208        $ 197,024      $2,148,072      $13,098,416
                                  ==========        ==========          =======        =========      ==========      ===========
LIABILITIES:
  Mortgages and other
    indebtedness..............    $5,329,707        $  857,648          $ 1,121        $ (11,976)     $1,558,000(D)   $ 7,734,500
  Accounts payable, accrued
    expenses and other
    liabilities...............       329,260            85,896           42,085           (4,000)         85,100(D)       538,341
                                  ----------        ----------          -------        ---------      ----------      -----------
        Total liabilities.....     5,658,967           943,544           43,206          (15,976)      1,643,100(D)     8,272,841
                                  ----------        ----------          -------        ---------      ----------      -----------
LIMITED PARTNERS' INTEREST IN
  THE OPERATING
  PARTNERSHIPS................       718,264                --               --               --         305,413(G)     1,023,677
PREFERRED STOCK OF
  SUBSIDIARY..................            --                --               --               --         339,128(E)       339,128
STOCKHOLDERS' EQUITY (NOTES 3
  AND 4):
  SDG Preferred Stock.........       339,128                --               --               --        (339,128)(E)           --
  Series A Convertible
    Preferred Stock...........            --           209,249               --               --          60,080(D)       269,329
  Series B Convertible
    Preferred Stock...........            --                --               --               --         496,611(D)       496,611
  Common stock and beneficial
    interests.................            11            26,415              268               --         (26,410)(D)           32
                                                                                                              11(F)
                                                                                                            (263)(I)    2,148,072
  Capital in excess of par and
    other.....................     1,524,746         1,602,067           13,351               --         178,112(D)     3,027,115
                                                                                                        (305,413)(G)
                                                                                                          13,989(F)
                                                                                                             263(I)
  Accumulated (deficit)
    surplus...................      (294,817)          104,390           (9,617)         213,000        (317,390)(D)     (318,434)
                                                                                                         (14,000)(F)
  Unamortized restricted stock
    award.....................       (11,883)               --               --               --              --          (11,883)
  Treasury stock..............            --          (113,969)              --               --         113,969(D)            --
                                  ----------        ----------          -------        ---------      ----------      -----------
        Total stockholders'
          equity..............     1,557,185         1,828,152            4,002          213,000        (139,569)       3,462,770
                                  ----------        ----------          -------        ---------      ----------      -----------
        Total liabilities and
          stockholders'
          equity..............    $7,934,416        $2,771,696          $47,208        $ 197,024      $2,148,072      $13,098,416
                                  ==========        ==========          =======        =========      ==========      ===========

The accompanying notes and SDG management's assumptions are an integral part of this statement.

                                  SIMON GROUP
                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                            AS OF DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                                                                   PRO FORMA
                                                                                                  -----------
                                                                                                     SALE
                                                  SDG               CPI               CRC            OF GM
                                            (HISTORICAL)(A)   (HISTORICAL)(A)   (HISTORICAL)(A)   BUILDING(B)
                                            ---------------   ---------------   ---------------   -----------
ASSETS:
  Investment in properties, partnerships
    and joint ventures, net...............    $6,997,139        $2,490,862          $39,540        $(580,000)
  Goodwill................................            --                --               --               --
  Cash and cash equivalents and short-term
    investments...........................       109,699           164,808            4,147          780,770
  Receivables, net........................       188,359            71,363              983               --
  Investment, notes receivable and
    advances from management company and
    affiliate.............................        97,001                --               --               --
  Other assets............................       249,906            47,587            1,393               --
                                              ----------        ----------          -------        ---------
        Total assets......................    $7,642,104        $2,774,620          $46,063        $ 200,770
                                              ==========        ==========          =======        =========
LIABILITIES:
  Mortgages and other indebtedness........    $5,077,990        $  859,060          $ 1,184        $ (13,230)
  Accounts payable, accrued expenses and
    other liabilities.....................       312,815           112,946           40,563           (4,000)
                                              ----------        ----------          -------        ---------
        Total liabilities.................     5,390,805           972,006           41,747          (17,230)
                                              ----------        ----------          -------        ---------
LIMITED PARTNERS' INTEREST IN THE
  OPERATING PARTNERSHIPS..................       694,437                --               --               --
PREFERRED STOCK OF SUBSIDIARY.............            --                --               --               --
STOCKHOLDERS' EQUITY (NOTES 3 AND 4):
  SDG Preferred Stock.....................       339,061                --               --               --
  Series A Convertible Preferred Stock....            --           209,249               --               --
  Series B Convertible Preferred Stock....            --                --               --               --
  Common stock and beneficial interest....            11            26,419              268               --
  Capital in excess of par and other......     1,494,328         1,602,111           13,352               --
  Accumulated (deficit) surplus...........      (263,308)           78,851           (9,304)         218,000
  Unamortized restricted stock award......       (13,230)               --               --               --
  Treasury stock..........................            --          (114,016)              --               --
                                              ----------        ----------          -------        ---------
        Total stockholders' equity........     1,556,862         1,802,614            4,316          218,000
                                              ----------        ----------          -------        ---------
        Total liabilities and
          stockholders' equity............    $7,642,104        $2,774,620          $46,063        $ 200,770
                                              ==========        ==========          =======        =========

                                                          PRO FORMA
                                            --------------------------------------
                                                 MERGER AND             OTHER
                                            RELATED TRANSACTIONS      PROPERTY
                                                ADJUSTMENTS        TRANSACTIONS(H)      TOTAL
                                            --------------------   ---------------   -----------
ASSETS:
  Investment in properties, partnerships
    and joint ventures, net...............       $2,909,359(D)        $ 456,926      $12,313,826
  Goodwill................................           94,025(D)               --           94,025
  Cash and cash equivalents and short-term
    investments...........................         (789,411)(D)        (120,876)         149,137
  Receivables, net........................          (39,209)(D)              --          221,496
  Investment, notes receivable and
    advances from management company and
    affiliate.............................               --                  --           97,001
  Other assets............................            1,652(D)               --          300,538
                                                 ----------           ---------      -----------
        Total assets......................       $2,176,416           $ 336,050      $13,176,023
                                                 ==========           =========      ===========
LIABILITIES:
  Mortgages and other indebtedness........       $1,558,000(D)        $ 270,935      $ 7,753,939
  Accounts payable, accrued expenses and
    other liabilities.....................           92,600(D)            9,592          564,516
                                                 ----------           ---------      -----------
        Total liabilities.................        1,650,600             280,527        8,318,455
                                                 ----------           ---------      -----------
LIMITED PARTNERS' INTEREST IN THE
  OPERATING PARTNERSHIPS..................          279,640(G)           55,523        1,029,600
PREFERRED STOCK OF SUBSIDIARY.............          339,061(E)               --          339,061
STOCKHOLDERS' EQUITY (NOTES 3 AND 4):
  SDG Preferred Stock.....................         (339,061)(E)              --               --
  Series A Convertible Preferred Stock....           60,080(D)                           269,329
  Series B Convertible Preferred Stock....          496,676(D)                           496,676
  Common stock and beneficial interest....          (26,414)(D)              --               32
                                                         11(F)
                                                       (263)(I)
  Capital in excess of par and other......          178,309(D)               --        3,022,712
                                                   (279,640)(G)
                                                     13,989(F)
                                                        263(I)
  Accumulated (deficit) surplus...........         (296,851)(D)              --         (286,612)
                                                    (14,000)(F)
  Unamortized restricted stock award......               --                  --          (13,230)
  Treasury stock..........................          114,016(D)               --               --
                                                 ----------           ---------      -----------
        Total stockholders' equity........          (92,885)                 --        3,488,907
                                                 ----------           ---------      -----------
        Total liabilities and
          stockholders' equity............       $2,176,416           $ 336,050      $13,176,023
                                                 ==========           =========      ===========

The accompanying notes and SDG management's assumptions are an integral part of this statement.

SIMON GROUP -- NOTES AND SDG MANAGEMENT'S ASSUMPTIONS TO PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS, MARCH 31, 1998 INFORMATION UNAUDITED)

1.  Basis of Presentation

     SDG is a self-administered and self-managed REIT which through its subsidiaries is engaged primarily in the ownership, development, management, leasing, acquisition and expansion of income-producing properties, primarily regional malls and community shopping centers. At March 31, 1998 and December 31, 1997, it owned or had an interest in 217 and 202 properties, respectively. SDG, CPI and CRC entered into the Merger Agreement, which provides for the Merger of a substantially wholly owned subsidiary of CPI with and into SDG. Legally, SDG will become a majority-owned subsidiary of CPI. Pursuant to the Merger Agreement, the outstanding shares of SDG Common Stock will be exchanged for like shares of CPI. Beneficial interests in CRC will be acquired for cash. CPI's name will be changed to Simon Group. Immediately prior to the consummation of the Merger, the holders of CPI Common Stock will receive a dividend per share consisting of $90 in cash, 1.0818 shares of CPI Common Stock and 0.19 shares of Series B Convertible Preferred Stock of CPI. The aggregate purchase price is estimated by SDG to be approximately $5.9 billion. See "THE PROPOSED MERGER AND RELATED MATTERS."

     CPI is a self-administered and self-managed privately held REIT which invests in income-producing properties. At March 31, 1998 and December 31, 1997, CPI owned or held interests in 30 properties, 23 shopping centers and seven commercial properties. CRC is engaged in the ownership, operation, acquisition and development of income producing properties directly or through interests in joint ventures and other non-REIT qualifying activities.

     Simon Group will account for the Merger between SDG and the CPI merger subsidiary as a reverse acquisition in accordance with Accounting Principles Board Opinion No. 16. Although Simon Group Equity Stock will be issued to SDG stockholders and SDG will become a substantially wholly owned subsidiary of Simon Group following the Merger, CPI is considered the business acquired for accounting purposes. SDG is the acquiring company because the SDG stockholders will represent in excess of a majority of the stockholders of Simon Group. The fair market value of the consideration given by the acquiring company will be used as the valuation basis for the combination of SDG and CPI. The assets and liabilities of CPI will be revalued by SDG to their respective fair market values at the Effective Time.

     The SDG Operating Partnership will contribute cash to CRC and the newly formed SRC Operating Partnership on behalf of the SDG stockholders and the limited partners of the SDG Operating Partnership to obtain the beneficial interests in CRC which will be paired with the shares to be issued by Simon Group and to obtain units in the SRC Operating Partnership so that the limited partners of the SDG Operating Partnership will hold the same proportionate interest in the SRC Operating Partnership as they hold in the SDG Operating Partnership at the Effective Time of the Merger. The cash contributed to CRC and the CRC Operating Partnership represent stock and partnership units for cash transactions. The assets and liabilities of CRC will not be adjusted to fair market value but will be reflected at historical cost because the SDG stockholders' beneficial interest in CRC will be less than 80%.

     Following the Merger and related transactions, the separate consolidated financial statements will be filed pursuant to the Exchange Act for each of Simon Group (formerly CPI) and SPG Realty Consultants, Inc. (formerly CRC) as required under Rule 3-01 and Rule 3-02 of Regulation S-X of the Securities Act. Management plans to submit the separate financial statements of Simon Group and SRC Realty Consultants, Inc. in a joint filing and may also include combined financial statements of Simon Group and SRC Realty Consultants, Inc. in those filings. Since SDG is the predecessor to Simon Group, the historical financial statements of Simon Group will be the historical financial statements of SDG.

     Upon completion of the Merger and related transactions, the common stockholders of Simon Group will own a share of common stock of Simon Group and a beneficial interest in CRC. The shareholders' beneficial interests in CRC are in direct proportion to their ownership of Simon Group. The beneficial interest in CRC will be stapled to a share of Simon Group. Accordingly, a share of Simon Group cannot be transferred without a corresponding transfer of the beneficial interest in CRC. Simon Group and CRC will operate as a paired-share REIT structure for income tax purposes.

     In addition to the CPI Merger Dividends and the Merger, the following transactions (the "Other Property Transactions") have been reflected in the accompanying unaudited pro forma financial statements using the purchase method of accounting. Investments in non-controlled joint ventures are reflected using the equity method. Controlled properties have been consolidated.

     - On September 29, 1997, SDG completed its cash tender offer for all of the outstanding shares of beneficial interests of The Retail Property Trust ("RPT"). RPT owned 98.8% of Shopping Center Associates ("SCA"), which owned or had interests in twelve regional malls and one community shopping center. Following the completion of the tender offer, the SCA portfolio was restructured. SDG exchanged its 50% interest in two SCA properties with a third party for similar interests in two other SCA properties, in which SDG had 50% interests, with the result that SCA now owns interests in a total of eleven properties. Effective November 30, 1997, SDG also acquired the remaining 50% interest in another of the SCA properties. In addition, SDG acquired the remaining 1.2% interest in SCA. At the completion of these transactions, SDG held a 100% interest in ten of the eleven properties, and a noncontrolling 50% ownership interest in the remaining property. The total cost for the acquisition of RPT and related transactions was approximately $1,300,000, which includes SDG common stock issued valued at approximately $50,000, units of the SDG Operating Partnership valued at approximately $25,300, and the assumption of consolidated debt and SDG's pro rata share of joint venture indebtedness of approximately $475,300. The balance of the transaction costs was borrowed under SDG Operating Partnership's credit facility.

     - On December 29, 1997, SDG completed the acquisition of the Fashion Mall at Keystone at the Crossing, a regional mall located in Indianapolis, Indiana, for $124,500. The purchase price was financed by additional borrowings under SDG's credit facility of approximately $59,700 and the assumption of approximately $64,800 in mortgage debt. The mortgage debt bears interest at 7.85%.

     - In January 1998, CPI acquired Phipps Plaza, a super regional mall located in Atlanta, Georgia, for approximately $198,800. The transaction was financed with cash of $158,800 and debt of $40,000.

     - In January 1998, CPI sold one of its shopping centers (Burnsville Mall) for $80,672 cash. The selling price exceeded Burnsville Mall's historical net assets of $37,581 at December 31, 1997, by $43,091. A portion ($40,000) of the proceeds received in the Burnsville transaction was used to repay the amount borrowed in connection with the acquisition of Phipps Plaza.

     - In January 1998, SDG acquired Cordova Mall, a regional mall in Pensacola, Florida, for $94,000. This acquisition was financed by issuing units of the SDG Operating Partnership valued at $55,523, the assumption of mortgage debt of $28,935 and other liabilities of $6,842 and cash of $2,700. The mortgage debt, which bore interest at 12.125%, has been refinanced through the SDG Operating Partnership's credit facility.

     - In February 1998, SDG, through a joint venture with another REIT, acquired an interest in a portfolio of twelve regional malls comprising approximately 10.7 million square feet of GLA. SDG's non-controlling 50% share of the total purchase price of $487,250 was financed with a $242,000 unsecured loan which bears interest at 6.4% per annum, accrued payables of $2,750 and the assumption of $242,500 of mortgage debt. The weighted average interest rate on the mortgage debt assumed was 6.94%.

     - In May 1998, CPI entered into a contract to sell the General Motors Building for $800,000. The net proceeds of $798,000 will be used to pay off certain liabilities ($4,000) and the building's mortgage balance ($11,976 and $13,230 as of March 31, 1998 and December 31, 1997,
       respectively) with the remainder available to partially finance a portion of the CPI Merger Dividends.

     Further, since the beneficial interests in CRC are stapled to the common stock of Simon Group and can only be transferred in tandem, the accompanying pro forma financial statements include the balance sheet and operating results of CRC on a combined basis. The accompanying pro forma combined condensed Balance Sheets were prepared by SDG as if the CPI Merger Dividends, the Merger and the Other Property Transactions described above which occurred subsequent to the balance sheet date had occurred as of March 31, 1998 and December 31, 1997. The accompanying pro forma combined condensed Statements of Operations are presented by SDG as if the CPI Merger Dividends, the Merger and the Other Property Transactions previously described had occurred on January 1, 1997, and the combined entity qualified as a REIT, distributed all of its taxable income and, therefore, incurred no federal income tax for the period presented. Certain reclassifications have been made in CPI's and CRC's historical financial statements to conform them to SDG's historical presentation and certain reclassifications have been made in each companies' historical financial statements to conform them to the condensed combined pro forma presentation.

     These pro forma financial statements should be read in conjunction with the historical financial statements and notes thereto of SDG, CPI and CRC. In the opinion of management of SDG, all adjustments necessary to reflect the effects of the Merger and related transactions and the Other Property Transactions previously described have been made. Certain adjustments have been estimated by SDG based on information currently available. Final adjustments are not expected by SDG to materially impact the pro forma results reported.

     The pro forma financial statements are not necessarily indicative of the actual financial position at March 31, 1998 and December 31, 1997, or what the actual results of operations would have been assuming the Merger and the Other Property Transactions had been completed as of January 1, 1997, nor are they indicative of the results of operations for future periods.

2.  Pro Forma Adjustments by SDG to Pro Forma Combined Condensed Balance Sheets

 (A) Certain reclassifications have been made by SDG to the SDG, CPI and CRC historical balance sheets to conform to the pro forma combined condensed balance sheet presentation.

 (B) Adjustments to reflect the sale of the General Motors Building for $800,000, and $2,000 of transaction costs, resulting in net proceeds of $798,000. The historical carrying value of the building and improvements was $585,000 at March 31, 1998 and $580,000 at December 31, 1997. A portion of the net proceeds of $798,000 will be used to pay off certain liabilities ($4,000) and the building's mortgage balance ($11,976 and $13,230 as of March 31, 1998 and December 31, 1997, respectively) yielding net cash of $782,024 and $780,077 as of March 31, 1998 and December 31, 1997,
     respectively.

 (C) Determination of Combined Purchase Price of CPI:

     As described in "THE MERGER AGREEMENT AND RELATED MATTERS -- Terms of the Merger -- The Merger Consideration," the stockholders of CPI will receive consideration in the Merger aggregating approximately $179 for each share of CPI common stock. The $179 consideration includes a $90 cash dividend, approximately $70 of value of Simon Group common stock and approximately $19 of value of Simon Group 6.5% Series B Preferred Stock. The common stock component of the Merger consideration is based upon a fixed exchange ratio using SDG's February 18, 1998 closing price of $33 5/8 per share and is subject to a 15% symmetrical collar based upon the price of SDG's common stock determined on the fifth trading day prior to closing. In the event SDG's stock price is outside the collar, an adjustment will be made in the cash dividend component of CPI Merger Dividends which will be increased or reduced by an amount equal to 2.0818 times the amount the SDG stock price at the measurement date falls outside the collar. As of March 31, 1998 and December 31, 1997, there were 25,323,409 and 25,326,855 shares of CPI common stock outstanding, respectively. As of both March 31, 1998 and December 31, 1997, there were approximately 814,000 exercisable options. The following recap of the Merger consideration assumes the options are exercised, therefore, 26,137,409 and 26,140,855 shares are assumed to be outstanding as if the Merger occurred on March 31, 1998 and December 31, 1997, respectively. The Series A Convertible Preferred Stock will remain outstanding after the completion of the Merger. The Series A Convertible Preferred Stock was convertible into 1,505,000 shares of CPI common stock pre-Merger. In connection with the Merger, they have been valued by multiplying the per-share Merger consideration of $179 by the number of shares of common stock issuable upon conversion. At the Effective Time, the Series A Convertible Preferred Stock will be convertible into 7,950,492 shares of Simon Group Common Stock.

                                                                    AS OF          AS OF
                                                                  MARCH 31,     DECEMBER 31,
                                                                     1998           1997
                                                                  ----------    ------------
    Merger Consideration distributed to CPI stockholders
      (assuming outstanding shares of 26,137,409 and 26,140,855, respectively)
    Cash Dividend...............................................  $2,352,367     $2,352,677
    Common Stock (54,412,100 and 54,420,032 shares and
      beneficial interests issued, respectively)................   1,829,619      1,829,860
    Series B Preferred Stock (4,966,038 and 4,966,762 shares
      issued, respectively).....................................     496,611        496,676
    Fair Value of Series A Preferred Stock......................     269,329        269,329
    Fair Value of mortgages and other indebtedness..............     904,672        904,830
    Other liabilities...........................................     142,996        177,546
    SDG Merger costs (see below)................................      24,000         24,000
    Less:
    $90 cash portion of the Merger Consideration retained as an
      offset to proceeds due upon exercise of option shares.....     (73,260)       (73,260)
    Notes receivable issued by CPI in connection with the
      exercise of 814,000 options at an average exercise price
      of $127.39 per share less $90 cash portion of the Merger
      Consideration.............................................     (30,435)       (30,435)
    Permanent restrictions to notes receivable from former CPI
      stockholders..............................................     (19,000)       (19,000)
    Other.......................................................        (107)          (417)
                                                                  ----------     ----------
              Total Purchase Price..............................  $5,896,792     $5,931,806
                                                                  ==========     ==========

      Estimated fees and expenses of the Merger are as follows: Of these expenses, approximately $7,500 have been incurred by
        CPI during the period ended March 31, 1998.
        Advisory fees.............................................  $   27,000
        Legal and accounting......................................      12,600
        Severance, transfer taxes and related costs...............      53,000
                                                                    ----------
                                                                        92,600
        Less: CPI expenses........................................     (68,600)
                                                                    ----------
        SDG Merger costs..........................................  $   24,000
                                                                    ==========

(D) Allocation of purchase price of CPI:

    The following pro forma adjustments are necessary as of March 31, 1998 and December 31, 1997 in the opinion of SDG to reflect the assets and liabilities of CPI at fair value. The purchase price has been allocated utilizing the purchase method of accounting.

    AS OF MARCH 31, 1998:

                                                                                                            MERGER
                                                                                                         AND RELATED
                                                                                LESS CPI HISTORICAL,     TRANSACTIONS
                                                           ALLOCATION OF      AS ADJUSTED FOR THE SALE    PRO FORMA
                                                         PURCHASE PRICE(DA)    OF THE GM BUILDING(B)      ADJUSTMENT
                                                         ------------------   ------------------------   ------------
       ASSETS:
         Investment in properties, partnership and
            joint ventures, net........................      $4,936,058              $2,066,323           $2,869,735
         Goodwill......................................          99,898                      --               99,898
         Cash and cash equivalents and short-term
            investments................................         789,119                 798,220               (9,101)(Db)
         Receivables, net..............................          27,003                  61,311              (34,308)(Dc)
         Investment, notes receivable and advances from
            management company and affiliate...........              --                      --                   --
         Other assets..................................          44,714                  42,866                1,848(Dd)
                                                             ----------              ----------           ----------
                 Total assets..........................      $5,896,792              $2,968,720           $2,928,072
                                                             ==========              ==========           ==========
       LIABILITIES:
         Mortgages and other indebtedness..............      $3,183,672              $  845,672           $2,338,000(De)
         Accounts payable, accrued expenses and other
            liabilities................................         166,996                  81,896               85,100(Df)
                                                             ----------              ----------           ----------
                 Total liabilities.....................       3,350,668                 927,568            2,423,100
                                                             ----------              ----------           ----------
       STOCKHOLDERS' EQUITY:
         Series A Preferred Stock......................         269,329                 209,249               60,080
         Series B Preferred Stock......................         496,611                      --              496,611
         Common stock..................................               5                  26,415              (26,410)
         Capital in excess of par and other............       1,780,179               1,602,067              178,112
         Accumulated (deficit) surplus.................              --                 317,390             (317,390)
         Treasury stock................................              --                (113,969)             113,969
                                                             ----------              ----------           ----------
                 Total stockholders' equity............       2,546,124               2,041,152              504,972
                                                             ----------              ----------           ----------
                 Total liabilities and stockholders'
                   equity..............................      $5,896,792              $2,968,720           $2,928,072
                                                             ==========              ==========           ==========

        AS OF DECEMBER 31, 1997:

                                                                                   LESS CPI                MERGER AND
                                                                            HISTORICAL, AS ADJUSTED   RELATED TRANSACTIONS
                                                         ALLOCATION OF        FOR THE SALE OF THE          PRO FORMA
                                                       PURCHASE PRICE(DA)       GM BUILDING (B)            ADJUSTMENT
                                                       ------------------   -----------------------   --------------------
      ASSETS:
        Investment in properties, partnership and
           joint ventures, net.......................      $4,820,221             $1,910,862               $2,909,359
        Goodwill.....................................          94,025                     --                   94,025
        Cash and cash equivalents and short-term
           investments...............................         936,167                945,578                   (9,411)(Db)
        Receivables, net.............................          32,154                 71,363                  (39,209)(Dc)
        Investment, notes receivable and advances
           from management company and affiliate.....              --                     --                       --
        Other assets.................................          49,239                 47,587                    1,652(Dd)
                                                           ----------             ----------               ----------
                Total assets.........................      $5,931,806             $2,975,390               $2,956,416
                                                           ==========             ==========               ==========
      LIABILITIES:
        Mortgages and other indebtedness.............      $3,183,830             $  845,830               $2,338,000(De)
        Accounts payable, accrued expenses and other
           liabilities...............................         201,546                108,946                   92,600(Df)
                                                           ----------             ----------               ----------
                Total liabilities....................       3,385,376                954,776                2,430,600
                                                           ----------             ----------               ----------
      STOCKHOLDERS' EQUITY:
        Series A Preferred Stock.....................         269,329                209,249                   60,080
        Series B Preferred Stock.....................         496,676                     --                  496,676
        Common stock.................................               5                 26,419                  (26,414)
        Capital in excess of par and other...........       1,780,420              1,602,111                  178,309
        Accumulated (deficit) surplus................              --                296,851                 (296,851)
        Treasury stock...............................              --               (114,016)                 114,016
                                                           ----------             ----------               ----------
                Total stockholders' equity...........       2,546,430              2,020,614                  525,816
                                                           ----------             ----------               ----------
                Total liabilities and stockholders'
                  equity.............................      $5,931,806             $2,975,390               $2,956,416
                                                           ==========             ==========               ==========

(Da) The purchase price has been allocated based on the estimated fair market value of the assets and liabilities of CPI using information currently available.

                                                               MARCH 31,     DECEMBER 31,
                                                                 1998            1997
                                                              -----------    ------------
(Db)  To reflect the decrease in cash and cash equivalents
      related to the CPI Merger Dividends and the Merger:
            Proceeds of indebtedness incurred in conjunction
              with the Merger...............................  $ 1,499,000    $ 1,499,000
            Cash proceeds from the sale of GM Building used
              to finance a portion of the CPI Merger
              Dividends.....................................      780,000        780,000
            Debt issuance costs.............................       (8,994)        (8,994)
            Cash portion of CPI Merger Dividends............   (2,352,367)    (2,352,677)
            Proceeds from exercise of CPI stock options.....       73,260         73,260
                                                              -----------    -----------
                                                              $    (9,101)   $    (9,411)
                                                              -----------    -----------
            Less: Cash used to pay portion of CPI Merger
              Dividends(De).................................     (780,000)      (780,000)
                                                              -----------    -----------
                                                              $  (789,101)   $  (789,411)
                                                              ===========    ===========

                                                                    MARCH 31,     DECEMBER 31,
                                                                       1998           1997
                                                                    ----------    ------------
      (Dc)  To reflect the adjustment by SDG to eliminate CPI's
            deferred asset related to the straight-lining of rent
            related to leases.....................................  $  (34,308)    $  (39,209)
                                                                    ==========     ==========
      (Dd)  Adjustments to other assets:
        To eliminate historical unamortized deferred financing
           costs of CPI...........................................  $   (7,146)    $   (7,342)
        To record deferred financing cost related to $1,499,000
           assumed borrowed to finance the cash portion of the
           Merger consideration...................................       8,994          8,994
                                                                    ----------     ----------
                                                                    $    1,848     $    1,652
                                                                    ==========     ==========
      (De)  Adjustments to mortgages and other indebtedness:
        To record a premium required to adjust CPI mortgage and
           other indebtedness to fair value using an estimated
           discount rate available to SDG on an instrument by
           instrument basis.......................................  $   59,000     $   59,000
                                                                    ----------     ----------
        To record the debt required to finance the cash portion of the CPI Merger Dividends consisting of:
             Binding commitment from a lender, two-year term loan,
              interest at LIBOR plus 80 basis points..............   1,400,000      1,400,000
             Borrowing under SDG's credit facility, interest at
              LIBOR plus 65 basis points..........................      99,000         99,000
             Net cash proceeds from contract to sell the General
              Motors Building see item............................     780,000        780,000
                                                                    ----------     ----------
                                                                     2,279,000      2,279,000
                                                                    ----------     ----------
                                                                    $2,338,000     $2,338,000
                                                                    ==========     ==========
        Less: Net cash used to pay portion of CPI Merger Dividends
           from the sale of the GM Building (Db)..................    (780,000)      (780,000)
                                                                    ----------     ----------
                                                                    $1,558,000     $1,558,000
                                                                    ==========     ==========
      (Df)  To accrue Merger expenses and severance costs related
            to the Merger.........................................  $   85,100     $   92,600
                                                                    ==========     ==========

(E) Adjustment required to reduce equity of the combined entity Simon Group by $339,128 as of March 31, 1998 and $339,061 as of December 1997 to reflect SDG preferred stockholders' interest in SDG as minority interest (preferred stock of subsidiary). SDG preferred stockholders hold an interest in SDG not in the combined entity. As a result of the Merger, SDG becomes a subsidiary of the combined entity.

(F) Adjustment required to reflect $22,000 cash contributed by the SDG Operating Partnership on behalf of the SDG stockholders ($14,000) and the limited partners of the SDG Operating Partnership ($8,000) to obtain beneficial interests in CRC to be paired with shares of common stock issued by Simon Group and to obtain units in the CRC Operating Partnership whereby the limited partners of the SDG Operating Partnership will hold the same proportionate interest in the CRC Operating Partnership as they hold in the SDG Operating Partnership. The amount of cash is based on a preliminary estimate of the fair value of the net assets of CRC. At the Effective Time, the Board of Directors of CRC will make a determination of the fair market value of CRC's net assets based upon information then available. SDG management does not expect that the final amount will differ materially from the preliminary estimates.

                                                                                            COMBINED
                                                                                           PRO FORMA
                                                                      SDG         CRC      ADJUSTMENT
                                                                    --------    -------    ----------
      Cash and Cash Equivalents...................................  $(22,000)   $22,000     $     --
      Limited Partners' Interest..................................    (8,000)     8,000           --
      Common Stock and Beneficial Interests.......................        --         11           11
      Capital in Excess of Par....................................        --     13,989       13,989
      Accumulated Deficit.........................................   (14,000)        --      (14,000)

(G) To adjust the Limited Partners' interest (before preferred units) in the Operating Partnerships and Stockholders' Equity to reflect the CPI Merger Dividends, the Merger and Other Property Transactions:

                                                                         AS OF MARCH 31, 1998
                                                              ------------------------------------------
                                                              DOLLAR AMOUNTS   OUTSTANDING    OWNERSHIP
                                                              (IN THOUSANDS)   SHARES/UNITS   PERCENTAGE
                                                              --------------   ------------   ----------
     Common Stockholders' Equity Before Unamortized
     Restricted Stock Award -- SDG Historical...............    $1,229,940     109,694,509
     Common Equity issued in connection with the Merger.....     1,780,184      54,412,100
                                                                ----------     -----------
     Simon Group............................................     3,010,124     164,106,609
     Less: Equity in assets held by Simon Group.............      (153,100)     (4,553,160)
                                                                ----------     -----------
     Simon Group before adjustments and Limited Partners'
     Interest...............................................     2,857,024     159,553,449       71.4%
                                                                ----------     -----------      -----
     Limited Partners' Interest -- SDG Historical...........       718,264      64,059,705       28.6%
                                                                ----------     -----------
     Total Equity of the SDG Operating Partnerships Before
     Preferred Units and adjustment.........................    $3,575,288     223,613,154        100%
                                                                ----------     ===========
     Pro forma adjustment (F)...............................       (14,000)
     Adjusted Equity of CRC Operating Partnership -
     Historical.............................................        18,002
                                                                ----------
     Adjusted Equity of the SDG Operating Partnership.......    $3,579,290
                                                                ==========
     Limited Partners' Pro Forma Ownership Interest.........          28.6%
     Pro Forma Limited Partners' Equity Interest............    $1,023,677
     Less: Historical Values................................      (718,264)
                                                                ----------
     Pro Forma Adjustment...................................    $  305,413
                                                                ==========

                                                                           AS OF DECEMBER 31, 1997
                                                                 --------------------------------------------
                                                                 DOLLAR AMOUNTS    OUTSTANDING     OWNERSHIP
                                                                 (IN THOUSANDS)    SHARES/UNITS    PERCENTAGE
                                                                 --------------    ------------    ----------
     Common Stockholders' Equity Before Unamortized
       Restricted Stock Award -- SDG Historical............        $1,231,031      109,643,001
     Common Equity issued in connection with the Merger....         1,780,425       54,420,032
                                                                   ----------      -----------
     Simon Group...........................................         3,011,456      164,063,033
     Less: Equity in assets held by Simon Group............          (153,100)      (4,553,160)
                                                                   ----------      -----------
     Simon Group before adjustments and Limited Partners'
       Interest............................................         2,858,356      159,509,873        71.5%
                                                                   ----------      -----------
     Limited Partners' Interest -- SDG Historical..........           694,437       61,850,762
     Other Property Transaction: Units issued to acquire
       Cordorva Mall.......................................            55,523        1,713,016
                                                                   ----------      -----------
     Limited Partner.......................................           749,960       63,563,778        28.5%
                                                                   ----------      -----------       -----
     Total Equity of the SDG Operating Partnerships Before
       Preferred Units and adjustment......................        $3,608,316      223,073,651         100%
                                                                   ----------      ===========       =====
     Pro forma adjustment (F)..............................           (14,000)
     Adjusted Equity of CRC Operating Partnership -
       Historical..........................................            18,316
                                                                   ----------
     Adjusted Equity of the SDG Operating Partnership......        $3,612,632
                                                                   ==========
     Limited Partners' Pro Forma Ownership Interest........              28.5%
     Pro Forma Limited Partners' Equity Interest...........        $1,029,600
     Less: Historical Values...............................          (694,437)
     Less: Other Pro Forma Adjustments.....................           (55,523)
                                                                   ----------
     Pro Forma Adjustment..................................        $  279,640
                                                                   ==========

          Generally accepted accounting principles, as specified in Financial Accounting Standards Board Emerging Issues Task Force ("EITF") 94-2 ("Treatment of Minority Interests in Certain Real Estate investment Trusts") and 95-7 ("Implementation Issues Relating to the Treatment of Minority Interests in Certain Real Estate Investment Trusts"), provide for the allocation of the pro forma financial reporting amounts of Simon Group Stockholder's Equity and the respective interests of Simon Group and the limited partners in the Operating Partnerships based upon their respective ownership percentages. The above tables compute the financial reporting pro forma equity amounts and allocations thereof in accordance with GAAP resulting in, for financial reporting purposes, an increase in the limited partners' minority interests and a reduction in capital in excess of par value in the amount of $305,413 at March 31, 1998 and $279,640 as of December 31, 1997. That financial reporting allocation is not determinative of the future allocation of the Operating Partnerships' distributions or the number of shares of Simon Group Common Stock into which the SDG Units are convertible, both of which will be determined by the actual number of SDG Units held by Simon Group and the SDG Limited Partners.

(H) The following adjustments by SDG are necessary to reflect the Other Property
Transactions:

                                                                    AS OF DECEMBER 31, 1997
                                             ---------------------------------------------------------------------
                                                     ALLOCATION OF
                                                    PURCHASE PRICE                         FINANCING
                                             -----------------------------    ------------------------------------
                                               INVESTMENT
                                             IN PROPERTIES,     ACCOUNTS                                   SDG
                                              PARTNERSHIPS       PAYABLE                                OPERATING
                                               AND JOINT        AND OTHER                              PARTNERSHIP
                                                VENTURES       LIABILITIES      CASH         DEBT         UNITS
                                             --------------    -----------    ---------    --------    -----------
     Acquisition of Phipps Plaza...........    $ 198,848          $   --      $(158,848)   $ 40,000      $    --
     Sale of Burnsville Mall...............      (80,672)             --         40,672     (40,000)          --
     Cordova Mall..........................       94,000           6,842         (2,700)     28,935       55,523
     Acquisition of 50% Joint Venture
       interest............................      244,750           2,750             --     242,000           --
                                               ---------          ------      ---------    --------      -------
     Pro Forma Adjustments.................    $ 456,926          $9,592      $(120,876)   $270,935      $55,523
                                               =========          ======      =========    ========      =======

(I) Pro forma adjustment to reflect the adjustment to the par value of CRC stock from a par value of $.10 per share to $.0001 per share resulting in a reclassification of $263 from Common Stock to Capital in Excess of Par and Other as of March 31, 1998 and December 31, 1997.

3.  Analysis of Stockholders' Equity

     The following analysis reflects the individual equity accounts of Simon Group and CRC on a pro forma basis.

                                                                         MARCH 31, 1998
                                                              ------------------------------------
                                                                                        PRO FORMA
                                                                                         COMBINED
                                                              SIMON GROUP      CRC        TOTAL
                                                              -----------    -------    ----------
Series A Convertible Preferred Stock........................  $  269,329     $    --    $  269,329
Series B Convertible Preferred Stock........................     496,611          --       496,611
Common Stock................................................          16          16            32
Capital in Excess of Par and Other..........................   2,998,949      28,166     3,027,115
Accumulated Deficit.........................................    (308,817)     (9,617)     (318,434)
Unrestricted Stock Award....................................     (11,883)         --       (11,883)
                                                              ----------     -------    ----------
Total Stockholders' Equity..................................  $3,444,205     $18,565    $3,462,770
                                                              ==========     =======    ==========

                                                                       DECEMBER 31, 1997
                                                              ------------------------------------
                                                                                        PRO FORMA
                                                                                         COMBINED
                                                              SIMON GROUP      CRC        TOTAL
                                                              -----------    -------    ----------
Series A Convertible Preferred Stock........................  $  269,329     $    --    $  269,329
Series B Convertible Preferred Stock........................     496,676          --       496,676
Common Stock................................................          16          16            32
Capital in Excess of Par and Other..........................   2,994,609      28,103     3,022,712
Accumulated Deficit.........................................    (277,308)     (9,304)     (286,612)
Unrestricted Stock Award....................................     (13,230)         --       (13,230)
                                                              ----------     -------    ----------
Total Stockholders' Equity..................................  $3,470,092     $18,815    $3,488,907
                                                              ==========     =======    ==========

4.  Outstanding Shares of Capital Stock

     Following is an analysis of the number of authorized and issued shares of capital stock of SDG Historical and Simon Group Pro Forma as of March 31, 1998 and December 31, 1997.

                                                       MARCH 31, 1998              DECEMBER 31, 1997
                                                 --------------------------    --------------------------
                                                 HISTORICAL      PRO FORMA     HISTORICAL      PRO FORMA
                                                 -----------    -----------    -----------    -----------
Common Stock
  Authorized...................................  387,800,000    387,800,000    387,800,000    387,800,000
  Issued.......................................  109,694,509    164,106,609    109,643,001    164,063,033
Series B Cumulative Redeemable Preferred Stock
  Authorized...................................    9,200,000      9,200,000      9,200,000      9,200,000
  Issued.......................................    8,000,000      8,000,000      8,000,000      8,000,000
Series C Cumulative Redeemable Preferred Stock
  Authorized...................................    3,000,000      3,000,000      3,000,000      3,000,000
  Issued.......................................    3,000,000      3,000,000      3,000,000      3,000,000
Series A Convertible Preferred Stock
  Authorized...................................           --        209,249             --        209,249
  Issued.......................................           --        209,249             --        209,249
Series B Convertible Preferred Stock
  Authorized...................................           --      4,966,038             --      4,966,762
  Issued.......................................           --      4,966,038             --      4,966,762

     The Common Stock share information includes share information for all classes of Common Stock authorized and issued. Additionally, as a result of the Merger, a beneficial interest in CRC is stapled to each pro forma share of common stock of Simon Group. As of March 31, 1998 and December 31, 1997, Simon Group and SDG, on a pro forma and a historical basis, had no treasury shares outstanding.

                                  SIMON GROUP

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
           (UNAUDITED, IN THOUSANDS EXCEPT UNIT AND PER UNIT AMOUNTS)

                                                                                                           PRO FORMA
                                                                                                  ---------------------------
                                                                                                                  MERGER AND
                                                                                                   SALE OF GM      RELATED
                                                         SDG            CPI            CRC          BUILDING     TRANSACTIONS
                                                     (HISTORICAL)   (HISTORICAL)   (HISTORICAL)   (HISTORICAL)   ADJUSTMENTS
                                                     ------------   ------------   ------------   ------------   ------------
REVENUE
  Minimum rent.....................................  $   184,460      $ 85,481        $  782        $(19,920)      $    750(A)
  Overage rent.....................................        9,782         3,098            --            (164)            --
  Tenant reimbursements............................       90,160        36,973           212          (3,474)            --
  Other income.....................................       15,855         2,852           148             187           (200)(B)
                                                     -----------      --------        ------        --------       --------
        Total revenue..............................      300,257       128,404         1,142         (23,371)           550
                                                     -----------      --------        ------        --------       --------
EXPENSES
  Property & other expenses........................      108,285        57,934           690          (9,718)        (7,539)(I)
  Depreciation and amortization....................       58,305        22,334           229          (2,921)        10,850(C)
                                                     -----------      --------        ------        --------       --------
        Total expenses.............................      166,590        80,268           919         (12,639)         3,311
                                                     -----------      --------        ------        --------       --------
INCOME BEFORE ITEMS BELOW..........................      133,667        48,136           223         (10,732)        (2,761)
INTEREST EXPENSE...................................       91,910        16,474           338            (142)        21,917(D)
                                                     -----------      --------        ------        --------       --------
INCOME BEFORE MINORITY INTEREST....................       41,757        31,662          (115)        (10,590)       (24,678)
MINORITY PARTNERS' INTEREST........................       (1,442)           --            --              --             --
GAIN ON SALES OF ASSETS............................            0        44,311            --              --             --
                                                     -----------      --------        ------        --------       --------
INCOME BEFORE UNCONSOLIDATED ENTITIES..............       40,315        75,973          (115)        (10,590)       (24,678)
INCOME FROM UNCONSOLIDATED ENTITIES................        4,809         5,554            70              --             --
                                                     -----------      --------        ------        --------       --------
INCOME OF THE OPERATING PARTNERSHIPS AND OTHER.....       45,124        81,527           (45)        (10,590)       (24,678)
LESS LIMITED PARTNERS' INTEREST IN THE OPERATING
  PARTNERSHIPS.....................................       13,842            --            --              --          5,686(G)
PREFERRED DIVIDENDS................................        7,334         3,428            --              --          8,070(E)
                                                     -----------      --------        ------        --------       --------
NET INCOME AVAILABLE TO COMMON STOCKHOLDERS BEFORE
  EXTRAORDINARY ITEMS..............................  $    23,948      $ 78,099        $  (45)       $(10,590)      $(38,434)
                                                     ===========      ========        ======        ========       ========
  NET INCOME PER SHARE -- BASIC AND DILUTED........  $      0.22
                                                     ===========
  WEIGHTED AVERAGE SHARES OUTSTANDING..............  109,684,252
                                                     ===========

                                                               PRO FORMA
                                                     -----------------------------

                                                          OTHER
                                                        PROPERTY
                                                     TRANSACTIONS(F)      TOTAL
                                                     ---------------   -----------
REVENUE
  Minimum rent.....................................     $   (248)      $   251,305
  Overage rent.....................................           33            12,749
  Tenant reimbursements............................         (616)          123,255
  Other income.....................................          (71)           18,771
                                                        --------       -----------
        Total revenue..............................         (902)          406,080
                                                        --------       -----------
EXPENSES
  Property & other expenses........................         (613)          149,039
  Depreciation and amortization....................          439            89,236
                                                        --------       -----------
        Total expenses.............................         (174)          238,275
                                                        --------       -----------
INCOME BEFORE ITEMS BELOW..........................         (728)          167,805
INTEREST EXPENSE...................................        2,827           133,324
                                                        --------       -----------
INCOME BEFORE MINORITY INTEREST....................       (3,555)           34,481
MINORITY PARTNERS' INTEREST........................           --            (1,442)
GAIN ON SALES OF ASSETS............................           --            44,311
                                                        --------       -----------
INCOME BEFORE UNCONSOLIDATED ENTITIES..............       (3,555)           77,350
INCOME FROM UNCONSOLIDATED ENTITIES................        1,879            12,312
                                                        --------       -----------
INCOME OF THE OPERATING PARTNERSHIPS AND OTHER.....       (1,676)           89,662
LESS LIMITED PARTNERS' INTEREST IN THE OPERATING
  PARTNERSHIPS.....................................           --            19,528
PREFERRED DIVIDENDS................................           --            18,832
                                                        --------       -----------
NET INCOME AVAILABLE TO COMMON STOCKHOLDERS BEFORE
  EXTRAORDINARY ITEMS..............................     $ (1,676)      $    51,302
                                                        ========       ===========
  NET INCOME PER SHARE -- BASIC AND DILUTED........                    $      0.31
                                                                       ===========
  WEIGHTED AVERAGE SHARES OUTSTANDING..............                    164,096,352(H)
                                                                       ===========

The accompanying notes and SDG management's assumptions are an integral part of this statement.

                                  SIMON GROUP
              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                (IN THOUSANDS EXCEPT UNIT AND PER UNIT AMOUNTS)

                                                                                                 PRO FORMA
                                                                               ---------------------------------------------
                                                                                               MERGER AND
                                                                                SALE OF GM      RELATED           OTHER
                                      SDG            CPI            CRC          BUILDING     TRANSACTIONS      PROPERTY
                                  (HISTORICAL)   (HISTORICAL)   (HISTORICAL)   (HISTORICAL)   ADJUSTMENTS    TRANSACTIONS(F)
                                  ------------   ------------   ------------   ------------   ------------   ---------------
REVENUE
  Minimum rent..................   $  641,352      $319,862        $3,108        $(77,707)     $   3,000(A)     $ 88,305
  Overage rent..................       38,810        10,489            --            (536)            --           5,119
  Tenant reimbursements.........      322,416       138,579           968         (12,297)            --          49,251
  Other income..................       51,589        24,858         2,539            (962)          (800)(B)       4,463
                                   ----------      --------        ------        --------      ---------        --------
        Total revenue...........    1,054,167       493,788         6,615         (91,502)         2,200         147,138
                                   ----------      --------        ------        --------      ---------        --------
EXPENSES
  Property & other expenses.....      376,237       199,503         5,592         (40,420)            --(I)       53,779
  Depreciation and
    amortization................      200,900        91,312           889         (17,764)        38,400(C)       28,866
                                   ----------      --------        ------        --------      ---------        --------
        Total expenses..........      577,137       290,815         6,481         (58,184)        38,400          82,645
                                   ----------      --------        ------        --------      ---------        --------
INCOME BEFORE ITEMS BELOW.......      477,030       202,973           134         (33,318)       (36,200)         64,493
INTEREST EXPENSE................      287,823        69,562         1,365            (716)        87,668(D)       82,870
                                   ----------      --------        ------        --------      ---------        --------
INCOME BEFORE MINORITY
  INTEREST......................      189,207       133,411        (1,231)        (32,602)      (123,868)        (18,377)
MINORITY PARTNERS' INTEREST.....       (5,270)           --            --              --             --              --
GAINS ON SALE OF ASSETS.........           20       122,410         1,259              --             --              --
                                   ----------      --------        ------        --------      ---------        --------
INCOME BEFORE UNCONSOLIDATED
  ENTITIES......................      183,957       255,821            28         (32,602)      (123,868)        (18,377)
INCOME FROM UNCONSOLIDATED
  ENTITIES......................       19,176        21,390         1,149              --             --           8,770
                                   ----------      --------        ------        --------      ---------        --------
INCOME OF THE OPERATING
  PARTNERSHIPS AND
  OTHER.........................      203,133       277,211         1,177         (32,602)      (123,868)         (9,607)
LESS LIMITED PARTNERS' INTEREST
  IN THE SDG OPERATING
  PARTNERSHIPS..................       65,954            --            --              --          2,677(G)           --
PREFERRED DIVIDENDS.............       29,248        13,712            --              --         32,284(E)           --
                                   ----------      --------        ------        --------      ---------        --------
NET INCOME AVAILABLE TO COMMON
  STOCKHOLDERS BEFORE
  EXTRAORDINARY ITEMS...........   $  107,931      $263,499        $1,177        $(32,602)     $(158,829)       $ (9,607)
                                   ==========      ========        ======        ========      =========        ========
NET INCOME PER SHARE -- BASIC
  AND DILUTED...................   $     1.08
                                   ==========
WEIGHTED AVERAGE SHARES
  OUTSTANDING...................   99,920,280
                                   ==========

                                   PRO FORMA
                                  ------------

                                     TOTAL
                                  ------------
REVENUE
  Minimum rent..................  $    977,920
  Overage rent..................        53,882
  Tenant reimbursements.........       498,917
  Other income..................        81,687
                                  ------------
        Total revenue...........     1,612,406
                                  ------------
EXPENSES
  Property & other expenses.....       594,691
  Depreciation and
    amortization................       342,603
                                  ------------
        Total expenses..........       937,294
                                  ------------
INCOME BEFORE ITEMS BELOW.......       675,112
INTEREST EXPENSE................       528,572
                                  ------------
INCOME BEFORE MINORITY
  INTEREST......................       146,540
MINORITY PARTNERS' INTEREST.....        (5,270)
GAINS ON SALE OF ASSETS.........       123,689
                                  ------------
INCOME BEFORE UNCONSOLIDATED
  ENTITIES......................       264,959
INCOME FROM UNCONSOLIDATED
  ENTITIES......................        50,485
                                  ------------
INCOME OF THE OPERATING
  PARTNERSHIPS AND
  OTHER.........................       315,444
LESS LIMITED PARTNERS' INTEREST
  IN THE SDG OPERATING
  PARTNERSHIPS..................        68,631
PREFERRED DIVIDENDS.............        75,244
                                  ------------
NET INCOME AVAILABLE TO COMMON
  STOCKHOLDERS BEFORE
  EXTRAORDINARY ITEMS...........  $    171,569
                                  ============
NET INCOME PER SHARE -- BASIC
  AND DILUTED...................  $       1.10
                                  ============
WEIGHTED AVERAGE SHARES
  OUTSTANDING...................   155,773,755(H)
                                  ============

The accompanying notes and SDG management's assumptions are an integral part of this statement.

5.Pro forma Adjustments by SDG to Unaudited Pro Forma Combined Condensed
  Statements of Operations

     In connection with the Merger, CPI will incur $68,600 of expenses which have not been included in the Pro Forma Combined Condensed Statement of Operations. Further, the estimated gain of $213,000 and $218,000, respectively, related to the probable sale of the General Motors Building has been excluded from the unaudited Pro Forma Combined Condensed Statement of Operations.

                                                                          FOR THE         FOR THE
                                                                       THREE MONTHS      YEAR ENDED
                                                                      ENDED MARCH 31,   DECEMBER 31,
                                                                           1998             1997
                                                                      ---------------   ------------
    (A)  To recognize revenue from straight-lining rent related to
         leases which will be reset in connection with the Merger...      $   750        $   3,000
                                                                          =======        =========
    (B)  To reflect a reduction in interest income due to
         forgiveness of Notes Receivable from CPI employees ($13,200
         multiplied by 6%)..........................................      $  (200)       $    (800)
                                                                          =======        =========
    (C)  To reflect the increase in depreciation and amortization as a result of recording the investment properties at
         acquisition value, allocating 20% of the premium to land,
         versus historical cost and utilizing an estimated useful
         life of 35 years for investment properties and goodwill....      $10,850        $  38,400
                                                                          =======        =========
    (D)  To reflect the following adjustments to interest expense:
         (1)  To reflect the elimination of amortization of deferred financing costs related to CPI written off in
              connection with the Merger............................      $  (217)       $    (868)
         (2)  To reflect the amortization of the estimated costs
              incurred to finance the cash portion of the Merger
              consideration.........................................          225              899
         (3)  To reflect the amortization of the premium required to adjust mortgages and other notes payable to fair
              value.................................................       (2,225)          (8,900)
         (4)  To reflect interest expense for debt borrowed to
              finance the CPI Merger Dividends:
              Term loan commitment $1,400,000 at LIBOR plus 80 basis
              points -- 6.45%.......................................       22,575           90,300
              Revolving credit facility at LIBOR plus 65 basis
              points -- 6.30%.......................................        1,559            6,237
                                                                          -------        ---------
                                                                           24,134           96,537
                                                                          -------        ---------
                                                                          $21,917        $  87,668
                                                                          =======        =========
              (A  1/8% change in the LIBOR rate would change the
              annual pro forma adjustment to interest expense by
              $1,875.)
    (E)  To reflect annual dividends on 6.5% Series B Convertible
         Preferred Stock issued in connection with the Merger.......      $ 8,070        $  32,284
                                                                          =======        =========
    (F)  Other Property Transactions represent the historical
         operating results of the properties for the appropriate
         period to reflect a full year of activities in the
         unaudited pro forma statements of operations. The pro forma adjustments by SDG give effect when applicable to:
         (1)  An increase in depreciation expense as a result of
              recording the properties at SDG's estimate of fair
              value
         (2)  An increase in interest expense primarily resulting
              from debt incurred to finance the transactions
         (3)  The elimination of expenses included in the historical results incurred by the seller directly related to the
              transaction
         (4)  The elimination of the historical results to reflect
              the sale of Burnsville Mall

        The Other Property Transactions include:

          (1) The acquisition of the RPT portfolio in September and November
     1997

          (2) The acquisition of Fashion Mall Keystone at the Crossing in December 1997

          (3) The acquisition of Phipps Plaza in January 1998

          (4) The sale of Burnsville Mall in January 1998

          (5) The acquisition of Cordova Mall January 1998

          (6) The acquisition of a 50% interest in a portfolio of twelve properties in February 1998

                                                          FOR THE
                                                        THREE MONTHS       FOR THE YEAR
                                                           ENDED               ENDED
                                                       MARCH 31, 1998    DECEMBER 31, 1997
                                                       --------------    -----------------
(G)  To adjust the allocation of the Limited
     Partners' interest in the net income of the
     Operating Partnerships, after consideration of
     the preferred unit distributions. The Limited
     Partners' weighted average pro forma ownership
     interest in the Operating Partnerships for the
     three months ended March 31, 1998 and for the
     year ended December 31, 1997 were 28.6% and
     29.6%, respectively.............................   $     5,686        $      2,677
                                                        ===========        ============

(H)  The pro forma weighted average shares
     outstanding is computed as follows:

     SDG Historical Weighted Average Shares
       Outstanding...................................   109,684,252          99,920,280

     Pro forma adjustments:

     Common stock issued related to RPT
     transaction.....................................            --           1,433,443

     Common stock issued related to the Merger.......    54,412,100          54,420,032
                                                        -----------        ------------

     Pro forma weighted average shares and beneficial
     interests outstanding...........................   164,096,352         155,773,755
                                                        ===========        ============

(I)  To eliminate Merger expenses incurred by CPI
     during the period...............................   $    (7,539)       $         --
                                                        ===========        ============

6.  New Accounting Pronouncement

     On May 21, 1998, the Emerging Issues Task Force reached a final consensus regarding Issue 98-9, "Accounting for Contingent Rent in Interim Financial Periods." The final consensus requires that the lessor should defer recognition of contingent rental income (overage rent) until the specified targets are met. This consensus is not expected to have a material impact on Simon Group's annual results.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
           OF PRO FORMA FINANCIAL CONDITION AND RESULTS OF OPERATIONS

PRO FORMA RESULTS OF OPERATIONS FOR SIMON GROUP (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

     Pro forma results of operations are not necessarily indicative of what Simon Group's, including CRC, results of operations would have been had the Merger and Other Property Transactions been consummated on the dates indicated, nor do they purport to project future results of operations. The pro forma financial information is based on assumptions deemed appropriate by the management of SDG. The following discussion and analysis of pro forma financial condition and results of operations has been prepared by management of SDG and reflects such pro forma financial information.

     The following discussion should be read in conjunction with the information set forth under PRO FORMA COMBINED AND SELECTED HISTORICAL FINANCIAL DATA and SDG's, CPI's and CRC's historical financial statements and notes thereto incorporated by reference or included elsewhere herein. Certain statements made in this section may constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Simon Group to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions, which will, without limitation, affect demand for retail space or retail goods, availability and creditworthiness of prospective tenants, lease rents and availability of financing; adverse changes in the real estate markets including, without limitation, competition with other companies; risks of real estate development and acquisition; risks relating to Year 2000 issues; governmental actions and initiatives; and environmental/safety requirements.

PRO FORMA FOR THE THREE MONTHS ENDED MARCH 31, 1998

     On a pro forma basis for the three months ended March 31, 1998 revenues for Simon Group were $406,080. Total revenues include minimum rent, overage rent, tenant reimbursements and other income of $251,305, $12,749, $123,255, and $18,771, respectively.

     Pro forma operating expenses for the quarter ended March 31, 1998 of $238,275 includes depreciation and amortization of $89,236.

     Pro forma operating income and earnings before interest, taxes, depreciation, and amortization (EBITDA) totaled $167,805 and $257,041 for the quarter March 31, 1998, respectively. Simon Group's consolidated pro forma operating margin (before depreciation and amortization) for the period was 63.3%.

     Pro forma interest expense of $133,324 includes interest costs of $24,359 incurred to finance the CPI Merger Dividends.

     Income of the SDG Operating Partnership of $89,662 includes a non-recurring gain on the sale of real estate of Burnsville Mall of $44,311. Income of the SDG Operating Partnership was allocated to Simon Group based on Simon Group's preferred unit preference and ownership interest in the Operating Partnerships during the period.

     Pro forma preferred dividends of $18,832 include $8,070 of dividends associated with the issuance of the Series B Preferred Stock.

     Pro forma net income on a per share basis (basic and diluted) for the period was $.31 for the three month period ended March 31, 1998. Excluding the gain on the sale of real estate, pro forma net income per share would have been $.12 as compared to historical earnings per share of $.22.

PRO FORMA FOR THE YEAR ENDED DECEMBER 31, 1997

     On a pro forma basis for the year ended December 31, 1997 revenues for Simon Group were $1,612,406. Total revenues include minimum rent, overage rent, tenant reimbursements and other income of $977,920, $53,882, $498,917, and $81,687, respectively.

     Pro forma operating expenses for the year ended December 31, 1997 of $937,294 includes depreciation and amortization of $342,603.

     Pro forma operating income and earnings before interest, taxes, depreciation, and amortization (EBITDA) totaled $675,112 and $1,017,715 for the year ended December 31, 1997, respectively. Simon

Group's consolidated pro forma operating margin (before depreciation and amortization) for the period was 63.1%.

     Pro forma interest expense of $528,572 includes interest costs of $97,436 incurred to finance the CPI Merger Dividends.

     Income of the SDG Operating Partnership of $315,444 includes gains on sale of assets of $123,689. Income of the Operating Partnerships was allocated to Simon Group based on Simon Group's preferred unit preference and ownership interest in the operating partnerships during the period.

     Pro forma preferred dividends of $75,244 include $32,284 of dividends associated with the issuance of the Series B Preferred Stock.

     Pro forma net income on a per share basis (basic and diluted) for the period was $1.10 for the year ended December 31, 1997. Excluding the gain on the sale of real estate, pro forma net income per share would have been $.54 as compared to historical earnings per share of $1.08.

  Liquidity and Capital Resources

     As of March 31, 1998, the Simon Group's pro forma balance of unrestricted cash and cash equivalents was $115,016. In addition to the cash balance, the Simon Group has unsecured revolving credit facilities (the "Credit Facilities") aggregating $1,550,000 which had $245,800 available after outstanding borrowings and letters of credit at March 31, 1998 on a pro forma basis. After taking into account $1,062,000 of net proceeds of SDG's $1,075,000 private offering and the cancellation of a $300,000 credit facility and on a pro forma basis, the Credit Facilities had $1,007,800 available after outstanding borrowings and letters of credit at March 31, 1998. Simon Group expects to have access to public and private equity and debt markets.

     SDG management anticipates that cash generated from operating performance will provide the necessary funds on a short- and long-term basis for its operating expenses, interest expense on outstanding indebtedness, recurring capital expenditures, and distributions to shareholders in accordance with REIT requirements. Sources of capital for nonrecurring capital expenditures, such as major building renovations and expansions, as well as for scheduled principal payments, including balloon payments, on outstanding indebtedness are expected to be obtained from: (i) excess cash generated from operating performance; (ii) working capital reserves; (iii) additional debt financing; and (iv) additional equity raised in the public markets.

  Financing and Debt

     At March 31, 1998, the Simon Group had consolidated pro forma debt of $7,734,500, which includes $2.405 billion of indebtedness associated with the assumption of CPI and CRC's indebtedness and financing of the CPI Merger Dividends. Of this pro forma amount, $4,329,332 is fixed-rate debt and $3,405,168 is variable-rate debt. At March 31, 1998, the Simon Group had consolidated pro forma fixed-rate debt, after considering the net proceeds from the $1,075,000 debt offering, of $5,391,332 and consolidated variable-rate debt of $2,343,168.

     On a pro forma basis, $245,800 was available under the Credit Facilities as of March 31, 1998. On June 22, 1998, the SDG Operating Partnership consummated a private placement of $1,075,000 aggregate principal amount of notes, the net proceeds of $1,062,000 were used primarily to repay amounts outstanding under the Credit Facilities. In connection with this transaction, a Credit Facility of $300,000 was cancelled. The combination of these transactions would have increased the amount available under the Credit Facilities to $1,007,800 on a pro forma basis.

     Scheduled principal payments of pro forma consolidated mortgages and indebtedness after considering the $1,075,000 debt offering but prior to considering the fair value premium over the next five years is $3,599,826, with $4,077,946 thereafter. Simon Group's pro forma ratio of debt to market capitalization, excluding a pro rata share of joint venture indebtedness, was 46.4% at March 31, 1998.

  New Accounting Pronouncement

     On May 21, 1998, the Emerging Issues Task Force reached a final consensus regarding Issue 98-9 "Accounting for Contingent Rent in Interim Financial Periods." The final consensus requires that the lessor should defer recognition of contingent rental income (overage rent) until the specified targets are met. This consensus is not expected to have a material impact on Simon Group's annual results.

SELECTED HISTORICAL FINANCIAL DATA OF SDG

     The following table sets forth selected consolidated financial data for SDG and combined historical financial data of the Predecessor. The information under Balance Sheet Data as at March 31, 1998 and 1997 and all other selected financial data for the three months ended March 31, 1998 and 1997 have been derived from the unaudited consolidated financial statements of SDG incorporated herein by reference. The selected historical balance sheet data of SDG as at December 31, 1993, 1994, 1995, 1996 and 1997 and all other selected historical financial data for SDG and the Predecessor, as applicable, for the years ended December 31, 1994, 1995, 1996 and 1997 and the periods ended December 19, 1993 and December 31, 1993 are derived from the audited financial statements of SDG and the Predecessor, as applicable, incorporated herein by reference. The financial data should be read in conjunction with the financial statements and notes thereto and other financial data of SDG and the Predecessor incorporated herein by reference.

     Other data management believes is important in understanding trends in the SDG's business is also included in the table.

                                                                                  SDG
                                  FOR THE THREE MONTHS     -------------------------------------------------
                                     ENDED MARCH 31,                FOR THE YEAR ENDED DECEMBER 31,
                                 -----------------------   -------------------------------------------------
                                    1998         1997       1997(1)      1996(1)      1995(1)        1994
                                 ----------   ----------   ----------   ----------   ----------   ----------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
  Total revenue................  $  300,257   $  242,414   $1,054,167   $  747,704   $  553,657   $  473,676
  Income (loss) of the SDG
    Operating Partnership
    before extraordinary
    items......................      45,124       43,062      203,133      134,663      101,505       60,308
  Net income (loss) available
    to common shareholders.....  $   23,948   $    8,233   $  107,989   $   72,561   $   57,781   $   23,377
BASIC EARNINGS PER COMMON
  SHARE(2):
  Income before extraordinary
    items......................  $     0.22   $     0.23   $     1.08   $     1.02   $     1.08   $     0.71
  Extraordinary items..........          --        (0.15)          --        (0.03)       (0.04)       (0.21)
                                 ----------   ----------   ----------   ----------   ----------   ----------
  Net income (loss)............  $     0.22   $     0.08   $     1.08   $     0.99   $     1.04   $     0.50
                                 ==========   ==========   ==========   ==========   ==========   ==========
  Weighted average shares
    outstanding................     109,684       96,973       99,920       73,586       55,312       47,012
DILUTED EARNINGS PER COMMON
  SHARE(2):
  Income before extraordinary
    items......................  $     0.22   $     0.23   $     1.08   $     1.01   $     1.08   $     0.71
  Extraordinary items..........          --        (0.15)          --        (0.03)       (0.04)       (0.21)
                                 ----------   ----------   ----------   ----------   ----------   ----------
  Net income (loss)............  $     0.22   $     0.08   $     1.08   $     0.98   $     1.04   $     0.50
                                 ==========   ==========   ==========   ==========   ==========   ==========
  Diluted weighted average
    shares outstanding.........     110,071       97,370      100,304       73,721       55,422       47,214
  Distributions per common
    share(3)...................  $   0.5050   $   0.4925   $     2.01   $     1.63   $     1.97   $     1.90
BALANCE SHEET DATA:
  Cash and cash equivalents....  $  101,997   $   41,946   $  109,699   $   64,309   $   62,721   $  105,139
  Total assets.................   7,956,808    5,908,896    7,662,667    5,895,910    2,556,436    2,316,860
  Mortgages and other
    indebtedness...............   5,329,707    3,746,992    5,077,990    3,681,984    1,980,759    1,938,091
  Shareholders' equity.........  $1,557,185   $1,265,466   $1,556,862   $1,304,891   $  232,946   $   57,307
OTHER DATA:
  Cash flow provided by (used
    in):
    Operating activities.......  $  119,472   $   89,517   $  370,907   $  236,464   $  194,336   $  128,023
    Investing activities.......    (251,481)     (72,040)  (1,243,804)    (199,742)    (222,679)    (266,772)
    Financing activities.......     124,307      (39,840)     918,287      (35,134)     (14,075)     133,263
  Funds from Operations (FFO)
    of the SDG Operating
    Partnership(4).............  $  108,907   $   87,939   $  415,128   $  281,495   $  197,909   $  167,761
                                 ==========   ==========   ==========   ==========   ==========   ==========
  FFO allocable to SDG (4).....  $   69,015   $   53,992   $  258,049   $  172,468   $  118,376   $   92,604
                                 ==========   ==========   ==========   ==========   ==========   ==========

                                      SDG         PREDECESSOR
                                 --------------   ------------
                                 DECEMBER 20 TO   JANUARY 1 TO
                                  DECEMBER 31,    DECEMBER 19,
                                      1993            1993
                                 --------------   ------------
                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
  Total revenue................    $   18,424      $  405,869
  Income (loss) of the SDG
    Operating Partnership
    before extraordinary
    items......................         8,707           6,912
  Net income (loss) available
    to common shareholders.....    $  (11,366)     $   33,101
BASIC EARNINGS PER COMMON
  SHARE(2):
  Income before extraordinary
    items......................    $     0.11             N/A
  Extraordinary items..........         (0.39)            N/A
                                   ----------
  Net income (loss)............    $    (0.28)            N/A
                                   ==========
  Weighted average shares
    outstanding................        40,950             N/A
DILUTED EARNINGS PER COMMON
  SHARE(2):
  Income before extraordinary
    items......................    $     0.11             N/A
  Extraordinary items..........         (0.39)            N/A
                                   ----------
  Net income (loss)............    $    (0.28)            N/A
                                   ==========
  Diluted weighted average
    shares outstanding.........        40,957             N/A
  Distributions per common
    share(3)...................            --             N/A
BALANCE SHEET DATA:
  Cash and cash equivalents....    $  110,625             N/A
  Total assets.................     1,793,654             N/A
  Mortgages and other
    indebtedness...............     1,455,884             N/A
  Shareholders' equity.........    $   29,521             N/A
OTHER DATA:
  Cash flow provided by (used
    in):
    Operating activities.......           N/A             N/A
    Investing activities.......           N/A             N/A
    Financing activities.......           N/A             N/A
  Funds from Operations (FFO)
    of the SDG Operating
    Partnership(4).............           N/A             N/A
  FFO allocable to SDG (4).....           N/A             N/A

---------------
(1) Refer to Note 3 to SDG's audited financial statements included in SDG's Form 10-K and Form 10-K/A for the year ended December 31, 1997 which are incorporated by reference herein to describe the DeBartolo Merger, which occurred on August 9, 1996, and the 1997, 1996, and 1995 real estate acquisitions and development.

(2) Per share data is reflected only for SDG, because the historical combined financial statements of the Predecessor are a combined presentation of partnerships and corporations.

(3) Represents distributions declared per period. A distribution of $0.1515 per share was declared on August 9, 1996, in connection with the DeBartolo Merger, designated to align the time periods of distributions of the merged companies. The current annual distribution rate is $2.02 per share.

(4) FFO, as defined by NAREIT, means the consolidated net income of the SDG Operating Partnership and its subsidiaries without giving effect to real estate related depreciation and amortization, gains or losses from extraordinary items, gains or losses on sales of real estate, gains or losses on investments in marketable securities and any provision/benefit for income taxes for such period, plus the allocable portion, based on the SDG Operating Partnership's ownership interest, of funds from operations of unconsolidated joint ventures, all determined on a consistent basis in accordance with generally accepted accounting principles. Management believes that FFO is an important and the widely used measure of the operating performance of REITs, which provides a relevant basis for comparison among REITs. FFO is presented to assist investors in analyzing the performance of SDG. SDG's method of calculating FFO may be different from the methods used by other REITs. FFO: (i) does not represent cash flow from operations as defined by generally accepted accounting principles; (ii) should not be considered as an alternative to net income as a measure of SDG's operating performance or to cash flows from operating, investing and financing activities; and (iii) is not an alternative to cash flows as a measure of SDG's liquidity. In March 1995, NAREIT modified its definition of FFO. The modified definition provides that amortization of deferred financing costs and depreciation of nonrental real estate assets are no longer to be added back to net income in arriving at FFO. This modification was adopted by SDG beginning in 1996. Additionally the FFO for prior periods has been restated to reflect the modification in order to make the amounts comparative. Under the previous definition, FFO for the years ended December 31, 1995 and 1994, was $208.3 million and $176.4 million, respectively.

    The following summarizes FFO of the SDG Operating Partnership and reconciles income of the SDG Operating Partnership before extraordinary items to FFO for the periods presented:

                                     FOR THE THREE
                                     MONTHS ENDED
                                       MARCH 31,                             FOR THE YEAR ENDED DECEMBER 31,
                                  -------------------    ------------------------------------------------------------------------
                                    1998       1997           1997               1996               1995               1994
                                    ----       ----           ----               ----               ----               ----
                                                                          (IN THOUSANDS)
    FFO of SDG Operating
      Partnership...............  $108,907    $87,939    $       415,128    $       281,495    $       197,909    $       167,761
                                  ========    =======    ===============    ===============    ===============    ===============
    Increase in FFO from prior
      period....................      23.8%      80.6%              47.5%              42.2%              18.0%               N/A
                                  ========    =======    ===============    ===============    ===============    ===============
    Reconciliation:
        Income of SDG Operating
          Partnership before
          extraordinary items...  $ 45,124    $43,062    $       203,133    $       134,663    $       101,505    $        60,308
    Plus:
        Depreciation and
          amortization from
          consolidated
          properties............    58,079     43,312            200,084            135,226             92,274             75,663
        SDG Operating
          Partnership's share of
          depreciation and
          amortization from
          unconsolidated
          affiliates............    14,804      8,858             46,760             20,159              6,466              7,251
        Merger integration
          costs.................        --         --                 --              7,236                 --                 --
        SDG Operating
          Partnership's share of
          (gains) or losses on
          sales of real
          estate................        --        (37)               (20)               (88)             2,054                 --
        Unusual item............        --         --                 --                 --                 --             27,184
    Less:
        Minority interest
          portion of
          depreciation and
          amortization..........    (1,766)      (850)            (5,581)            (3,007)            (2,900)            (2,645)
        Preferred dividends.....    (7,334)    (6,406)           (29,248)           (12,694)            (1,490)                --
                                  --------    -------    ---------------    ---------------    ---------------    ---------------
    FFO of SDG Operating
      Partnership...............  $108,907    $87,939    $       415,128    $       281,495    $       197,909    $       167,761
                                  ========    =======    ===============    ===============    ===============    ===============
    FFO allocable to SDG........  $ 69,015    $53,992    $       258,049    $       172,468    $       118,376    $        92,604
                                  ========    =======    ===============    ===============    ===============    ===============

SELECTED HISTORICAL FINANCIAL DATA OF CPI

     The following table sets forth selected historical financial data for CPI and should be read in conjunction with the audited and unaudited consolidated financial statements of CPI and the related notes, included elsewhere herein. The information under Balance Sheet Data as at March 31, 1998 and all other selected financial information for the three months ended March 31, 1998 and 1997 has been derived from the unaudited consolidated financial statements of CPI included herein. The information under Balance Sheet Data as at December 31, 1997 and 1996 and all other selected financial information for the years ended December 31, 1997, 1996 and 1995 has been derived from the annual audited consolidated financial statements of CPI included herein. Such statements account for the investments in real estate joint ventures under the equity method of accounting. The audited financial statements for other years and years-end were based on pro rata consolidation of CPI's investment in real estate joint ventures. The financial information presented below for such years has been derived from the audited financial statements after adjustments to reflect the investments in real estate joint ventures under the equity method. The information under Balance Sheet Data as of March 31, 1997 has been derived from the unaudited consolidated financial statements of CPI.

                                   FOR THE THREE MONTHS
                                      ENDED MARCH 31,                     FOR THE YEAR ENDED DECEMBER 31,
                                   ---------------------   --------------------------------------------------------------
                                     1998        1997         1997         1996         1995         1994         1993
                                   --------   ----------   ----------   ----------   ----------   ----------   ----------
                                                              (IN THOUSANDS EXCEPT PER SHARE)
INCOME STATEMENT DATA:
Total revenue....................  $128,404   $  119,090   $  493,788   $  349,109   $  308,232   $  298,150   $  284,557
Gain on sale of properties.......  $ 44,311   $  116,522   $  122,410   $   74,084   $      398   $   85,090   $   13,316
Income before extraordinary
  items..........................  $ 81,527   $  151,958   $  277,211   $  184,371   $  119,355   $  137,224   $   99,984
Net income available to common
  shareholders...................  $ 78,099   $  148,530   $  263,499   $  170,659   $  105,713   $  132,835   $   92,670
BASIC EARNINGS PER COMMON SHARE:
Income before extraordinary
  items(1).......................  $   3.08   $     5.70   $    10.20   $     7.74   $     5.00   $     6.28   $     4.72
Extraordinary items..............        --           --           --           --           --           --        (0.35)
                                   --------   ----------   ----------   ----------   ----------   ----------   ----------
Net income.......................  $   3.08   $     5.70   $    10.20   $     7.74   $     5.00   $     6.28   $     4.37
                                   ========   ==========   ==========   ==========   ==========   ==========   ==========
Weighted average shares
  outstanding....................    25,353       26,066       25,835       22,045       21,160       21,157       21,200
DILUTED EARNINGS PER COMMON
  SHARE:
Income before extraordinary
  items(2).......................  $   3.01   $     5.51   $    10.14   $     7.74   $     5.00   $     6.28   $     4.72
Extraordinary items..............        --           --           --           --           --           --        (0.35)
                                   --------   ----------   ----------   ----------   ----------   ----------   ----------
Net income.......................  $   3.01   $     5.51   $    10.14   $     7.74   $     5.00   $     6.28   $     4.37
                                   ========   ==========   ==========   ==========   ==========   ==========   ==========
Diluted weighted average shares
  outstanding....................    27,095       27,571       27,348       23,550       22,667       21,637       21,200

Distributions per common
  share(3).......................  $   1.94   $    1.865   $    7.685   $   7.3825   $   7.0625   $     7.80   $     6.80

                                         MARCH 31,                                   DECEMBER 31,
                                  -----------------------   --------------------------------------------------------------
                                     1998         1997         1997         1996         1995         1994         1993
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.......  $   16,196   $   95,745   $  124,808   $  106,495   $   82,838   $   46,640   $   49,834
Total assets....................  $2,808,756   $2,932,808   $2,810,254   $3,114,910   $1,988,810   $2,010,354   $1,832,988
Mortgages and notes and bonds
  payable.......................  $  857,648   $  863,337   $  859,060   $  964,690   $  695,562   $  695,966   $  696,418
Shareholders' equity............  $1,828,152   $1,909,733   $1,802,614   $1,955,778   $1,176,393   $1,198,482   $1,033,572

                                    FOR THE THREE MONTHS
                                       ENDED MARCH 31,                     FOR THE YEAR ENDED DECEMBER 31,
                                    ---------------------   --------------------------------------------------------------
                                      1998        1997         1997         1996         1995         1994         1993
                                    --------   ----------   ----------   ----------   ----------   ----------   ----------
                                                            ($ IN THOUSANDS EXCEPT PER SHARE DATA)
OTHER DATA:
Cash flow provided by (used in):
  Operating activities............  $ 46,501   $   26,266   $  219,492   $  124,030   $  128,359   $  117,017   $  102,814
  Investing activities............  $(97,764)  $  119,649   $  194,514   $ (161,287)  $   49,196   $ (147,658)  $  (46,287)
  Financing activities............  $(57,349)  $ (156,665)  $ (395,693)  $   60,914   $ (141,357)  $   27,447   $ (140,413)
Funds from Operations (FFO)(4):
  Net income......................  $ 81,527   $  151,958   $  277,211   $  184,371   $  119,355   $  137,224   $   92,670
  Plus:
    Depreciation of real estate
      and amortization of
      department store and tenant
      inducements and leasing
      costs.......................    24,324       24,701       99,515       82,124       73,395       74,146       68,461
    Merger-related costs..........     7,539           --           --           --           --           --           --
    Write-down of real estate and
      related assets and provision
      for possible real estate
      losses......................        --           --           --        8,200           --       44,972       10,100
    Provision for retirement
      benefits....................        --           --           --           --           --        4,000           --
    Prepayment penalties on
      refinancing of mortgage
      debt........................        --           --           --           --           --           88        7,432
  Less:
    Gain on sales of properties...   (44,311)    (116,522)    (122,410)     (74,084)        (398)     (85,090)     (13,316)
    Preference share dividends
      earned......................    (3,428)      (3,428)     (13,712)     (13,712)     (13,642)      (4,389)          --
                                    --------   ----------   ----------   ----------   ----------   ----------   ----------
  FFO allocable to holders of CPI
    Common Stock..................  $ 65,651   $   56,709   $  240,604   $  186,899   $  178,710   $  170,951   $  165,347
                                    ========   ==========   ==========   ==========   ==========   ==========   ==========

---------------

(1) Includes gain on sales of properties of $1.75 and $4.47 for the three months ended March 31, 1998 and 1997, respectively, and $4.74, $3.36, $.02, $4.02 and $.63 for the years ended December 31, 1997, 1996, 1995, 1994 and 1993, respectively.

(2) Includes gain or sales of properties of $1.64 and $4.23 for the three months ended March 31, 1998 and 1997, respectively, and $4.48, $3.15, $.02, $3.93,
    $.63 for the years ended December 31, 1997, 1996, 1995, 1994 and 1993, respectively.

(3) During 1994 a $1.00 extraordinary distribution relating to the sale of properties was paid.

(4) FFO, as used in the above table and as defined by NAREIT, means the consolidated net income of CPI without giving effect to depreciation and amortization (excluding amortization of deferred financing costs or assets other than those uniquely significant to the real estate industry and depreciation of non-rental real estate assets), gains or losses from extraordinary items, gains or losses on sales of real estate and gains or losses on investments in marketable securities, plus the allocable portion, based on CPI's ownership interest, of FFO of unconsolidated entities, all determined on a consistent basis in accordance with generally accepted accounting principles. CPI's management believes that FFO is a widely used supplemental measure of the operating performance of REITs which provides a relevant basis for comparison of REITs. FFO is presented to assist investors with such comparisons and in analyzing the operating performance of CPI. CPI's method of calculating FFO may be different from the methods used by other REITs. FFO: (i) does not represent cash flow from operations as defined by generally accepted accounting principles; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) is not an alternative to cash flows as a measure of liquidity.

Selected Historical Financial Data of CRC

     The following table sets forth summary historical financial data for CRC and should be read in conjunction with the audited and unaudited consolidated financial statements of CRC and the related notes, included elsewhere herein. The information under Balance Sheet Data as at March 31, 1998 and all other summary financial information for the three months ended March 31, 1998 and 1997 has been derived from the unaudited consolidated financial statements of CRC included herein. The information under Balance Sheet Data as December 31, 1997 and 1996 and all other summary financial information for the years ended December 31, 1997, 1996 and 1995 has been derived from the annual audited consolidated financial statements of CRC included herein. The information under Balance Sheet Data as at March 31, 1997 and December 31, 1995, 1994 and 1993 and all other summary financial information for the years ended December 31, 1994 and 1993 has been derived from the unaudited consolidated financial statements of CRC.

                                                    FOR THE THREE
                                                       MONTHS
                                                   ENDED MARCH 31,            FOR THE YEAR ENDED DECEMBER 31,
                                                  -----------------   ------------------------------------------------
                                                   1998      1997       1997      1996      1995      1994      1993
                                                  -------   -------   --------   -------   -------   -------   -------
                                                                    (IN THOUSANDS EXCEPT PER SHARE)
OPERATING DATA:
Total revenue...................................  $ 1,065   $ 1,725   $  6,214   $ 9,805   $10,423   $11,184   $12,216
Net income (loss) available to common
  shareholders..................................  $   (45)  $   (21)  $  1,177   $  (920)  $    (6)  $   387   $(2,029)
EARNINGS PER COMMON SHARE:
Net income (loss) per share -- basic and
  diluted.......................................  $ (0.02)  $ (0.01)  $   0.43   $ (0.39)  $   Nil   $  0.18   $ (0.96)
Basic weighted average shares outstanding.......    2,684     2,755      2,732   $ 2,353   $ 2,264   $ 2,163   $ 2,120
Diluted weighted average shares outstanding.....    2,708     2,755      2,733     2,353     2,264     2,163     2,120
Distributions per common share..................  $  0.10   $  0.10   $   0.40   $ 0.425   $ 0.625   $  1.00   $  1.00

                                                       MARCH 31,                        DECEMBER 31,
                                                   -----------------   -----------------------------------------------
                                                    1998      1997      1997      1996      1995      1994      1993
                                                   -------   -------   -------   -------   -------   -------   -------
                                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents........................  $ 3,900   $ 4,558   $ 4,147   $ 4,797   $ 2,759   $ 4,588   $ 4,439
Total assets.....................................  $47,208   $30,250   $46,063   $31,054   $30,929   $32,239   $33,560
Mortgages and notes payable......................  $38,181   $21,931   $36,818   $21,988   $22,208   $22,409   $22,595
Shareholders' equity.............................  $ 4,002   $ 4,263   $ 4,316   $ 5,039   $ 4,320   $ 5,650   $ 6,726

                                                     FOR THE THREE
                                                        MONTHS
                                                    ENDED MARCH 31,           FOR THE YEAR ENDED DECEMBER 31,
                                                    ---------------   -----------------------------------------------
                                                     1998     1997      1997      1996     1995      1994      1993
                                                    -------   -----   --------   ------   -------   -------   -------
                                                                             (IN THOUSANDS)
OTHER DATA:
Cash flow provided by (used in):
  Operating activities............................  $   213   $ 231   $    493   $  769   $   271   $ 1,790   $ 1,044
  Investing activities............................  $(1,090)  $ 342   $(12,970)  $ (150)  $  (575)  $     8   $  (526)
  Financing activities............................  $   630   $(812)  $ 11,827   $1,419   $(1,525)  $(1,649)  $(2,278)
Funds from Operations(1):
  Net income (loss)...............................  $   (45)  $ (21)  $  1,177   $ (920)  $    (6)  $   387   $(2,029)
  Plus:
    Depreciation and amortization.................      229     213        889      938       920     1,483     1,582
    Write-down of investment......................       --      --         --    1,100        --        --     1,500
  Less:
    Gain on sale of partnership interests.........       --      --     (1,259)      --        --        --        --
                                                    -------   -----   --------   ------   -------   -------   -------
  Funds from Operations...........................  $   184   $ 192   $    807   $1,118   $   914   $ 1,870   $ 1,053
                                                    =======   =====   ========   ======   =======   =======   =======

---------------
(1) CRC is not a REIT and accordingly it is a taxable entity. CRC computes Funds from Operations, as used in the above table, as consolidated net income without giving effect to depreciation and amortization (excluding amortization of deferred financing costs or assets other than those uniquely significant to the real estate industry and depreciation of non-rental real estate assets), gains or losses from extraordinary items, gains or losses on sales of real estate plus the allocable portion, based on CRC's ownership interest, of Funds from Operations of unconsolidated entities, all determined on a consistent basis in accordance with generally accepted accounting principles. CRC's management believes that Funds from Operations is a widely used supplemental measure of the operating performance of real estate companies which provides a relevant basis for comparison among real estate companies. Funds from Operations is presented to assist investors in analyzing the performance of CRC. CRC's method of calculating Funds from Operations may be different from the methods used by other real estate companies and is different from the method used by CPI and SDG because a provision for income taxes is deducted from net income. Funds from
    Operations: (i) does not represent cash flow from operations as defined by generally accepted accounting principles; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) is not an alternative to cash flows as a measure of liquidity.

                  CPI MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the information set forth under "PRO FORMA COMBINED AND SELECTED HISTORICAL FINANCIAL DATA" and CPI's historical consolidated financial statements and notes thereto included elsewhere herein. Certain statements made in this section may constitute "forward-looking statements." Any forward-looking statements contained herein do not take into account the Merger and the consummation of the transactions contemplated by the Merger Agreement. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CPI to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions, which will, without limitation, affect demand for retail space or retail goods, availability and creditworthiness of prospective tenants, lease rents and availability of financing; adverse changes in the real estate markets including, without limitation, competition with other companies; risks of real estate development and acquisition; risks relating to Year 2000 issues; governmental actions and initiatives; and environmental/safety requirements.

     The financial results reported reflect:

     1. 1994 through 1997 expansions and renovations of Roosevelt Field, Lenox Square, Burlington, Maplewood (sold at year-end 1996), Nanuet, Northlake and South Shore Plaza (wholly owned presently or at the time of the expansion(s)) and Crystal and Haywood malls ("joint ventures");

     2. The purchases, in November and December 1996, of $984 million of partnership interests in seven super-regional or regional shopping centers, one mixed-use development and the General Motors Building, New York City in exchange for shares of CPI Common Stock and related interests in CRC ("Roll-ups");

     3. The redemptions (in December 1996 and January 1997) at a cost of $343 million, of 2.6 million shares of CPI Common Stock (and related interests in CRC) in exchange for Countryside and Maplewood Mall shopping centers, a joint venture interest in North Star Mall and $13 million in cash ("Redemption");

     4. The sale for $153 million, in December 1994, of Broadway Square, Orange Park and University Mall regional shopping centers ("Sale");

     5. The purchase for $198 million of the Phipps Plaza, Atlanta, Georgia regional shopping center and peripheral land in January 1998; and

     6. The sale for $81 million in cash of Burnsville Center, Minneapolis, Minnesota in January 1998.

RESULTS OF OPERATIONS

  Three Months Ended March 31, 1998 vs. Three Months Ended March 31, 1997

     Total revenue increased by $9.3 million, or 7.8%, in the first quarter of 1998 as compared to the same period in 1997. Principal positive changes were the acquisition of Phipps Plaza regional shopping center ($4.6 million), the net effect of new leases commencing at an average effective rent (minimum and percentage rents) per square foot of $39 versus leases expiring at an average effective rent of $31 per square foot ($4.5 million), increased occupancy levels ($4.0 million) and promotion fund revenues previously received by independent merchants' associations ($1.8 million). Other revenue changes were a decrease in interest income (described below), and revenues ($3.1 million) resulting from the sales of Burnsville Center shopping center and the Roosevelt Field Office Building, and increases, aggregating approximately $2.6 million, in cost recoveries from tenants (principally real estate taxes and common area expenditures), percentage rents and expanded cart and credit card programs.

     Interest income decreased by $5.1 million on a comparable basis principally as a result of the repayment, in March 1997, of mortgages receivable on two regional shopping centers in which CPI was also a joint venturer ($1.2 million) and a decrease in average outstanding short-term money market investments ($3.9 million).

     Total expenses increased by .3% ($.3 million) principally as a result of new promotion fund costs ($2 million), increases in other property expenses ($.8 million) and a $2.5 million decrease in interest expense resulting from the repayment at maturity of $100 million of 8- 3/4% Notes in March 1997.

     The sale, in January 1998, of Burnsville Center resulted in substantially all of the approximately $44 million gain on sales of property in the first quarter of 1998 and a portion of the Redemption resulted in substantially all of the approximately $116 million of such gains in the comparable quarter of 1997.

     Merger related costs of $7.5 million were incurred in the first quarter of 1998.

  Year Ended December 31, 1997 vs. Year Ended December 31, 1996

     Total revenue increased by $145 million, or 41.4%, in 1997 as compared to 1996. This increase is primarily the result of the net effect of the Roll-ups ($149 million increase) and Redemption ($15 million decrease). Expansions of Roosevelt Field and South Shore Plaza shopping centers resulted in $9 million of additional revenues. Other revenue changes were a decrease in interest income (described below), the net positive effect, aggregating approximately $11 million, of new leases commencing at an average effective rent (minimum and percentage rents) per square foot of $39 versus leases expiring at an average effective rent of $33 per square foot and increases in cost recoveries from tenants (principally real estate taxes and common area expenditures).

     Interest income decreased by $9 million on a comparable basis principally as a result of the repayment, in March 1997, of mortgages receivable on two regional shopping centers in which CPI was also a joint venturer ($4 million) and a decrease in average outstanding short-term money market investments ($5 million).

     Total expenses increased by $73 million, or 25.3%, from year-to-year. Excluding the effects of the Roll-ups ($87 million increase) and Redemption ($11 million decrease) the principal changes in expenses were an increase in depreciation and amortization expense ($3 million) resulting from expansion and renovation activities and a net $3 million increase in interest expense resulting from (i) the issuance, in March 1996, of $250 million of 7 7/8% Notes due 2016, (ii) the repayment at maturity of $100 million of 8 3/4% Notes in March 1997 and (iii) a decrease in interest capitalized to expansions and renovations in progress and the approximately $8 million write-down to estimated fair value, in 1996, of CPI's investment in another REIT.

     Equity in earnings of joint ventures decreased by $27 million as a result of the Roll-ups ($17 million decrease), Redemption ($9 million decrease) and mortgage financing, in 1997, of two regional shopping centers in which CPI is a joint venturer ($3 million decrease) partially offset by an increase in joint venture rental revenues of which CPI's share was $2 million.

     The Redemption resulted in substantially all of the approximately $48 million increase in gain on sales of properties inasmuch as the property exchanged for common shares in January 1997 resulted in a gain of $115 million versus the $72 million gain on exchange of two other properties in December 1996. Various other property sales resulted in net gains of $7 million and $2 million in 1997 and 1996, respectively.

  Year Ended December 31, 1996 vs. Year Ended December 31, 1995

     Total revenue increased by $41 million, or 13.3%, in 1996 as compared to 1995. The Roll-ups accounted for $20 million of the increase and expansions of Lenox Square and Roosevelt Field resulted in approximately $8 million of additional revenue. Other revenue changes were a (i) $7 million increase in cost recoveries from tenants, (ii) $2 million increase in lease settlement receipts (principally as a result of a significantly higher level of tenant bankruptcies and abandonments in 1996), (iii) $2 million increase in leasing fees and (iv) $1 million increase in revenues from seasonal vendors.

     Total expenses increased by approximately $47 million, or 19.8%, from year-to-year. Significant increases resulted from (i) the issuance, in March 1996, of $250 million of 7 7/8% Notes due 2016 resulting in an increase in interest expense of approximately $15 million, (ii) the Roll-ups ($12 million increase), (iii) the approximately $8 million write-down to estimated fair value in 1996 of CPI's investment in another real estate investment trust, (iv) increased depreciation and amortization expense ($4 million) resulting from expansion and renovation activities and (v) increased real estate taxes and common area costs ($3 million each).

     Equity in earnings of joint ventures decreased by $2 million principally as a result of the Roll-ups.

     The portion of the Redemption which closed in December 1996 resulted in $72 million of the over $73 million increase in gain on sales of property.

LIQUIDITY AND CAPITAL RESOURCES

     As of December 31, 1997, cash, cash equivalents and short-term (money market) investments aggregated $165 million. In addition, at that date, CPI had an undrawn $250 million unsecured revolving credit agreement (the "CPI Revolving Credit Agreement").

     In January 1998, CPI (i) purchased Phipps Plaza, a regional shopping center in Atlanta, Georgia, and adjacent land parcels for $198 million using substantially all of its cash, cash equivalents and short-term investments and $40 million borrowed under the CPI Revolving Credit Agreement and (ii) subsequently thereto, sold Burnsville Mall, a regional shopping center in Minneapolis, Minnesota, for net $81 million of which $40 million was used to repay all outstanding amounts under the CPI Revolving Credit Agreement and the remainder was invested in short-term investments.

     CPI sold the General Motors Building which is located in New York City on July 31, 1998 for approximately $800 million. See "BUSINESS OF SDG, CPI AND CRC -- CPI -- Acquisitions and Distributions." Such sale resulted in a gain of $204 million ($8.05 per share of CPI Common Stock).

     CPI management anticipates that, prior to the Effective Time of the Merger, cash generated from CPI stand-alone operations will provide necessary funds for operating expenses, periodic debt service on outstanding indebtedness, distributions on $209 million of outstanding CPI Series A Preferred Stock and periodic distributions to common stockholders (anticipated in August 1998 and immediately prior to the Effective Time of the Merger).

     In the summer of 1997, because of the activities specified herein in "THE PROPOSED MERGER AND RELATED MATTERS -- BACKGROUND OF THE MERGER," CPI suspended all material capital raising activities with the exception of the (i) aforementioned sale of Burnsville Mall, (ii) construction and permanent financing of the Mall of Georgia in Buford, Georgia and (iii) sale of the General Motors Building, New York City (see above).

     As of June 30, 1998, cash and cash equivalents aggregated $60 million, and $237 million of the CPI Revolving Credit Agreement remained undrawn. It is anticipated that future drawdowns, the proceeds from the sale of the General Motors Building and the anticipated construction financing for the Mall of Georgia development will be sufficient to fund all capital expenditures, principally construction, expansion, renovation and department store and mall tenant inducement costs, and scheduled balloon principal payments on outstanding indebtedness prior to the Effective Time of the Merger. Expenditures for realty projects previously approved by the CPI Board of Directors, are expected to aggregate $25 million prior to the anticipated Effective Time of the Merger and $185 million thereafter to completion. The following are significant anticipated capital expenditures and financings:

     1. CPI is undertaking a complete renovation of Walt Whitman mall which is expected to be completed in fall 1998. Walt Whitman is presently a two department store shopping center with 285,000 square feet of mall GLA. The present department store anchors are Macy's, which opened a complete renovation of its 302,000 square foot store in October 1997, and Bloomingdales, which is in the process of completely renovating its 220,000 square foot store. Such renovated store is scheduled to re-open in August 1998. Lord & Taylor is presently constructing a new 120,000 square foot store anticipated to open in November 1998 and Saks Fifth Avenue is commencing construction of a 100,000 square foot specialty store projected to open in spring 1999. Projected capital expenditures by CPI aggregate approximately $66 million, of which approximately $25 million is anticipated to be funded prior to the Effective Time of the Merger;

     2. CPI and local development partners have commenced construction of the Mall of Georgia -- a 1.6 million square foot regional shopping center in Buford, Georgia (a suburb of Atlanta) to be anchored by Nordstrom, Lord & Taylor, J.C. Penney and Dillard's department stores. Mall store space will approximate 500,000 square feet, a "village" area of 120,000 square feet will be dedicated to lifestyle uses and approximately 105,000 square feet of theater and IMAX complex space is to be built. Opening is projected for fall 1999 and spring 2000. On June 30, 1998 a $200 million construction and permanent loan, guaranteed by CPI, maturing July 1, 2010 with interest at 7.09% per annum has been issued by two lenders. Simultaneously the first draw down for $71 million was made.

     3. The CPI Board has approved the expansion and renovation of Town Center at Boca Raton (Florida) an existing 1.3 million square foot regional mall presently anchored by Sears, Burdines, Saks Fifth Avenue, Bloomingdales and Lord & Taylor. The expansion and renovation which are projected to cost approximately $65 million, substantially all of which is anticipated to be funded subsequent to the Effective Time of the Merger, will include a new 170,000 square foot Nordstrom store (to open in 2000), approximately 94,000 square feet of additional enclosed mall GLA and approximately 50,000 square feet of additional space in existing department stores.

     CPI has a number of smaller expansion and/or renovation projects currently in the predevelopment phase. Aggregate expenditures prior to the Effective Time of the Merger for such projects, department store and mall tenant inducements and a scheduled balloon debt payment are projected to be approximately $35 million.

     Interest payable on the presently undrawn CPI Revolving Credit Agreement is based upon the London Interbank Offered Rate ("LIBOR") and accordingly, CPI's future earnings, cash flows and future values relative to outstanding indebtedness may, to some extent, be dependent upon future indebtedness outstanding under the CPI Revolving Credit Agreement at floating interest rates. All presently outstanding indebtedness is at fixed interest rates.

     Acquisitions, construction, expansion and renovation activities have been an integral part of CPI's activities. Capital expenditures, based upon CPI's share of joint venture expenditures, and financing related thereto for the period ended June 30, 1998 and years ended December 31, 1997, 1996 and 1995, respectively, are summarized in the table below.

                                                   THROUGH
                                                   JUNE 30,
                                                     1998      1997      1996     1995
                                                   --------    -----    ------    ----
                                                             ($ IN MILLIONS)
Expenditures:
  Acquisitions...................................    $198      $  --    $  984    $ --
  Development....................................      19         24        14       1
  Expansions and renovations(1)..................      15         52       150     108
  Department store, office building & mall tenant
     inducements.................................      12         31        23      10
  Recoverable from tenants.......................      --          9         3       5
  Other..........................................       3          8         4       3
                                                     ----      -----    ------    ----
                                                     $247      $ 124    $1,178    $127
                                                     ====      =====    ======    ====
Financings:
  Equity
     -- issuance.................................    $ --      $  --    $  981    $ 23
     -- repurchase/redemption....................      --       (220)     (198)     --
  Unsecured recourse debt
     -- issuance.................................      53         --       250      --
     -- repayment................................     (40)      (100)       --      --
  Secured debt
     -- issuance.................................      36         46        --      --
     -- repayment................................      --         --        --      --
                                                     ----      -----    ------    ----
                                                     $ 49      ($274)   $1,033    $ 23
                                                     ====      =====    ======    ====

---------------
(1) including department store and mall tenant inducements for expansion GLA.

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION ("EBITDA")

     CPI management believes that there are several important factors that contribute to the ability of CPI to operate and improve its profitability, including aggregate tenant sales volume, sales per square foot, occupancy levels and tenant costs. Each of these factors has a significant effect on EBITDA from company operations. CPI management believes that EBITDA from company operations is, among others, a reasonable measure of operating performance because: (i) it is industry practice to evaluate real estate companies based on operating income before interest, taxes, depreciation and amortization, which is generally equivalent to EBITDA; and (ii) EBITDA is unaffected by the liquidity, debt and equity structure of the company. EBITDA: (i) does not represent cash flow from operations as defined by generally accepted accounting principles;
(ii) should not be considered as an alternative to net income as a measure of operating performance; (iii) is not indicative of cash flows from operating, investing and financing activities; and (iv) is not an alternative to cash flows as a measure of liquidity.

     EBITDA (which excludes corporate level interest income resulting from the investment of CPI's significant past liquidity in short-term, money-market investments) increased from $210 million in 1993 to $315 million in 1997; a compound annual growth rate of 10.6%. The Roll-ups, Redemption and Sale had significant effects upon the change in EBITDA as follows:

                                                        ($ IN MILLIONS)    % OF TOTAL CHANGE
                                                        ---------------    -----------------
Total change..........................................       $105                 100%
Roll-ups..............................................        (80)               (76)
Redemption............................................         18                  17
Sale..................................................         13                  12
                                                             ----                 ---
Remainder.............................................       $ 56                  53%
                                                             ====                 ===

     The remainder specified above principally results from the addition of mall GLA resulting principally from expansions and increased rental rates. The following table summarizes CPI's EBITDA from operations and operating profit margin, defined as EBITDA from operations as a percentage of revenue (both excluding corporate level short-term interest income) and reconciles net income, computed in accordance with generally accepted accounting principles, to EBITDA from operations:

                                           THREE MONTHS
                                               ENDED
                                             MARCH 31,                 YEAR ENDED DECEMBER 31,
                                          ---------------    --------------------------------------------
                                           1998     1997      1997     1996     1995     1994       1993
                                          ------   ------    ------   ------   ------   ------     ------
                                                                           ($ IN MILLIONS)
Net income..............................  $ 81.5   $151.9    $277.2   $184.4   $119.3   $137.2(1)  $ 92.7
Gain on sales of properties.............   (44.3)  (116.5)   (122.4)   (74.1)    (0.4)   (85.1)     (13.3)
Merger-related costs....................     7.5       --        --       --       --       --         --
Write-down of real estate investment....      --       --        --      8.2       --       --         --
Provision for possible real estate
  losses................................      --       --        --       --       --       --       10.1
Prepayment penalties on refinancing of
  mortgage debt.........................      --       --        --       --       --      0.1        7.4
Corporate level short-term interest
  income................................    (1.3)    (6.4)    (18.0)   (27.6)   (27.3)   (12.7)     (13.0)
Interest expense........................    19.2     20.7      78.6     72.3     57.7     58.6       58.0
Depreciation of real estate and
  amortization of department store and
  tenant inducements and leasing
  costs.................................    24.3     24.7      99.5     82.1     73.4     74.1       68.5
                                          ------   ------    ------   ------   ------   ------     ------
EBITDA..................................  $ 86.9   $ 74.4    $314.9   $245.3   $222.7   $172.2(1)  $210.4
                                          ======   ======    ======   ======   ======   ======     ======
Operating Profit Margin.................    61.1%    58.6%     58.9%    56.2%    55.9%    43.0%(1)   55.1%

---------------
(1) Includes the effect of a $45 million write-down of department store and mall tenant inducements and expansion rights and a $4 million provision for retirement benefits to a former executive officer.

FUNDS FROM OPERATIONS ("FFO")

     FFO is defined by the National Association of Real Estate Investment Trusts ("NAREIT") as net income without giving effect to depreciation and amortization (excluding amortization of deferred financing costs or assets other than those uniquely significant to the real estate industry and depreciation of non-real estate assets), gains or losses from (i) extraordinary terms, (ii) sales of real estate, or (iii) investments in marketable securities, plus the allocable portion of FFO from unconsolidated entities, all determined on a consistent basis in accordance with generally accepted accounting principles. CPI management believes that FFO is a widely used supplemental measure of the operating performance of REITs which provides a basis for comparison of REITs and is presented to assist investors with such comparisons and in analyzing the operating performance of CPI. CPI's method of calculating Funds From Operations may be different from the method used by other REITs. FFO: (i) does not represent cash flow from operations as defined by generally accepted accounting principles; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities: and (iii) is not an alternative to cash flows as a measure of liquidity.

     The table below summarizes FFO allocable to holders of CPI Common Stock for the periods presented and reconciles net income, computed in accordance with generally accepted accounting principles, to FFO allocable to holders of CPI Common Stock.

                                        THREE MONTHS ENDED
                                             MARCH 31,          YEAR ENDED DECEMBER 31,
                                        -------------------    -------------------------
                                          1998       1997       1997      1996     1995
                                        --------   --------    -------   ------   ------
                                                        ($ IN MILLIONS)
Net income............................  $  81.5    $ 151.9     $ 277.2   $184.4   $119.3
Gain on sales of properties...........    (44.3)    (116.5)     (122.4)   (65.9)     (.4)
Merger costs..........................      7.5         --          --       --       --
Preference Share dividends earned.....     (3.4)      (3.4)      (13.7)   (13.7)   (13.6)
Depreciation of real estate and
  amortization of department store and
  tenant inducements and leasing
  costs...............................     24.3       24.7        99.5     82.1     73.4
                                        -------    -------     -------   ------   ------
FFO allocable to holders of CPI Common
  Stock...............................  $  65.6    $  56.7     $ 240.6   $186.9   $178.7
                                        =======    =======     =======   ======   ======

MALL TENANT SALES

     The average mall tenant sales productivity of shopping centers owned by CPI has been amongst the highest in the United States. The table below summarizes annualized sales data for those mall tenants-in-occupancy at each year-end at all shopping centers owned by CPI adjusted to eliminate the effect of mall tenants which CPI believes are atypical (Phipps Plaza, acquired in 1998, at which projected average annualized mall tenant sales per square foot exceed $500 has been excluded).

                                                              1997    1996    1995
                                                              ----    ----    ----
Combined per square foot of GLA.............................  $388    $377    $358
# of shopping centers:
  -- over $500 per square foot..............................     3       2       2
  -- $400-$499 per square foot..............................     3       4       3
  -- $300-$399 per square foot..............................    11      10      10
  -- under $300 per square foot.............................     5       6       7
                                                              ----    ----    ----
                                                                22      22      22
                                                              ====    ====    ====

     The following illustrates the comparable, defined as tenants in occupancy for at least two years, and total dollar mall tenant sales at shopping centers presently owned by CPI. For comparison purposes, 1997 year to date data includes Phipps Plaza which was purchased in January of 1998.

                                                COMPARABLE                      TOTAL
                                         -------------------------    -------------------------
                                         $ IN BILLIONS    % CHANGE    $ IN BILLIONS    % CHANGE
                                         -------------    --------    -------------    --------
For the five months ended May 1998.....      $0.94          3.3%          $1.10          7.8%
For the five months ended May 1997.....      $0.91                        $1.02
1997...................................      $2.29          1.3%          $2.91          7.4%
1996...................................      $2.26          1.4%          $2.71          1.5%
1995...................................      $2.23          (.9%)         $2.67          1.1%
1994...................................      $2.25                        $2.64

     Mall retail sales levels affect future revenue and profitability because they are one of the most significant factors in the determination of the amounts of minimum rent that can be charged and the recoverable expenditures (principally real estate taxes and common area costs) that mall tenants can afford to pay. In addition, they determine the amount of percentage rents payable by tenants.

MALL TENANT OCCUPANCY LEVELS

     Mall GLA occupied by tenants with an initial lease term under one-year is considered vacant by CPI for purposes of computing occupancy data. Average occupancy levels have been 88.2% (1997), 87.0% (1996) and 91.1% (1995). The trend in comparative (month-to-month) occupancy levels has been upward since July 1997. Indicative of such positive trends are occupancy levels for the following comparable periods:

                                                                 AVERAGE OCCUPANCY
                                           --------------------------------------------------------------
                                                       1997                             1998
                                           -----------------------------    -----------------------------
                                           PERMANENT   TEMPORARY   TOTAL    PERMANENT   TEMPORARY   TOTAL
                                           ---------   ---------   -----    ---------   ---------   -----
January 1-March 31.......................    87.3%        1.5%     88.8%      91.3%        2.1%     93.4%
January 1-June 30........................    87.3%        1.4%     88.7%      91.5%        1.7%     93.2%
July 1-December 31.......................    89.2%        2.0%     91.2%

     Occupancy levels since July 1997 have benefited significantly from a reduced number of mall tenant bankruptcies and abandonments of space.

MALL TENANT OCCUPANCY COSTS

     Average mall tenants' occupancy costs as a percentage of sales were 13.2%
(1997), 12.8% (1996) and 12.6% (1995). A mall tenant's ability to pay rent is affected by the percentage of its sales represented by occupancy costs (including expense recoveries). CPI management believes that continuing efforts to increase sales, control property operating expenditures and remerchandise space will allow the continuance of the past trend of increasing minimum rents.

AVERAGE EFFECTIVE RENTS

     Average effective (minimum and percentage) rents per square foot of mall tenant GLA increased from 1995 to 1997 as follows:

1997........................................................  $35.40
1996........................................................  $33.60
1995........................................................  $30.70

     Such increase represents a compound annual growth rate of 4.6%. CPI management believes that CPI's average effective rents are amongst the highest charged in the industry and reflect the quality of the properties in the portfolio and the ability they afford to retailers to achieve attractive sales levels.

INFLATION

     Inflation has remained relatively low during the past four years and has had a relatively low impact on the operating performance of CPI's properties. Nonetheless, substantially all of the mall tenants' leases contain provisions designed to lessen the impact of inflation. Such provisions include clauses providing for percentage rentals based on tenants' gross sales, which generally increase as prices rise, and/or escalation clauses, which generally increase rental rates during the terms of the leases. Substantially all of the shopping center leases, other than those for anchors, require the tenants to pay a proportionate share of operating expenses, including common area maintenance, real estate taxes and insurance, thereby reducing CPI's exposure to increases in costs and operating expenses resulting from inflation.

     However, inflation may have a negative impact on some of CPI's other operating items. Interest and general and administrative expenses may be adversely affected by inflation as these specified costs could increase at a rate higher than rents. Presently a preponderant portion of CPI's indebtedness is long-term and all outstanding amounts are at fixed interest rates. Also, for tenant leases with stated rent increases, inflation may have a negative effect as the stated rent increases in these leases could be lower than the increase in inflation at any given time. Such effect, if it occurs, may be partially offset by increases in percentage rents resulting from inflation.

YEAR 2000 COST

     CPI management continues to assess the impact of the Year 2000 Issue on its reporting systems and operations. The Year 2000 issue exists because many computer systems and applications abbreviate dates by eliminating the first two digits of the year, assuming that these two digits would always be "19". Unless corrected, this shortcut would cause problems when the century date occurs. On that date, some computer programs may misinterpret the date January 1, 2000 as January 1, 1900. This could cause systems to incorrectly process critical financial and operational information, or stop processing altogether.

     To help facilitate CPI's future operations, substantially all of the computer systems and applications in use in its home office have been, or are in the process of being, upgraded and modified. CPI is of the opinion that, in connection with those upgrades and modifications, it has addressed applicable Year 2000 Issues as they might affect the computer systems and applications located in its home office. CPI continues to evaluate what effect, if any, the Year 2000 Issue might have at its properties. CPI anticipates that the process of reviewing this issue at its properties and the implementation of solutions to any Year 2000 Issue which it may discover may require the expenditure of sums which CPI does not expect to be material. CPI management expects to have all systems appropriately modified before any significant processing malfunctions could occur and does not expect the Year 2000 Issue will materially impact the financial condition or operations of CPI.

SEASONALITY

     The shopping center industry is seasonal in nature, particularly in the fourth quarter during the holiday season, when tenant occupancy and retail sales are typically at their highest levels. In addition, shopping malls achieve most of their temporary tenant rents during the holiday season. As a result of the above, earnings are generally highest in the fourth quarter of each year.

                  CRC MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the information set forth under "PRO FORMA COMBINED AND SELECTED HISTORICAL FINANCIAL DATA" and CRC's historical consolidated financial statements and notes thereto included elsewhere herein. Certain statements made in this section may constitute "forward-looking statements." Any forward-looking statements contained herein do not take into account the Merger and the consummation of the transactions contemplated by the Merger Agreement. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CRC to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions, which will, without limitation, affect demand for office and retail space, availability and creditworthiness of prospective tenants, lease rents and availability of financing; adverse changes in the real estate markets including, without limitation, competition with other companies, risks of real estate development and acquisition; risks relating to Year 2000 issues; governmental actions and initiatives; and environmental safety requirements.

     The financial results reported reflect:

     1. The sale for $2.36 million to CPI in April of 1997 of its minority partnership interests in Rockaway Townsquare Mall, the Rockaway Office Building and the Livingston Mall;

     2. The issuance of shares in November and December 1996 of $3.29 million in conjunction with the CPI Roll-ups;

     3. The redemption of shares in December 1996 and January 1997 of $1.15 million as part of the CPI Redemption;

     4. The acquisition and development of the peripheral land in conjunction with local partners at the regional shopping center in Buford, Georgia (a suburb of Atlanta), being developed by CPI and local development partners; and

     5. The ownership of the leasehold position of an office building at 305 East 47th Street in New York, New York, of which the principal tenant is CPI.

RESULTS OF OPERATIONS

  Three Months Ended March 31, 1998 vs. Three Months Ended March 31, 1997

     Total revenue decreased by $0.7 million, or 38%, in the first quarter of 1998 as compared to the same period in 1997 resulting principally from (i) a decrease of approximately $0.4 million in revenue for providing property related services resulting from a decrease in properties managed and (ii) a decrease in minimum rent and expense recoveries of approximately $0.2 million as a result of increased vacancies, rental concessions and the renewal of CPI's lease at the 305 East 47th Street office building.

     Total expenses decreased by approximately $0.5 million, or 26%, in the first quarter of 1998 compared to the first quarter of 1997. The principal change was a decrease in management fees paid to CPI as a result of a reduction in CRC's management services in 1998.

     Equity in earnings of joint ventures have decreased by approximately $0.1 million primarily as a result of equity in earnings of Mill Creek Land, LLC (formed after the first quarter of 1997) which approximated $0.1 million and a decrease of approximately $0.2 million related to a decrease in the net income of Corporate Realty Capital, which ceased operations after the first quarter of 1997.

  Year Ended December 31, 1997 vs. Year Ended December 31, 1996

     Total revenue decreased by approximately $3.6 million, or 37%, in 1997 as compared to 1996. The decrease is primarily related to a decrease of $2.9 million in fee income resulting from (i) the termination of an agreement to provide asset management services to the partners in the General Motors Building, resulting in a decrease of approximately $1.7 million and (ii) a decrease of approximately $1.2 million in revenue for providing property related services resulting from a decrease in properties managed. Other revenue changes include a decrease in minimum rent and expense recoveries of approximately $0.6 million as a result of increased vacancies, rental concessions and the renewal of CPI's lease at the 305 East 47th Street office building.

     Total expenses decreased by approximately $3.8 million, or 34%, from 1996 to 1997. The principal changes in expenses are (i) a decrease in management fees paid to CPI of $1.3 million due to a decrease in the properties CRC managed in 1997, (ii) a decrease in asset management and other expenses of approximately $1.2 million associated with the management of the General Motors Building (see reduction in fee revenue specified above) and (iii) a $1.1 million write-down to estimated fair market value of land located in Putnam County, New York in 1996.

     Equity in earnings of joint ventures increased by approximately $1.6 million primarily as a result of (i) equity in earnings of Mill Creek Land, LLC (formed in 1997) which approximated $0.6 million, (ii) an increase of approximately $0.6 million related to an increase in the net income of Corporate Realty Capital, which ceased its principal operations in 1997 and (iii) an increase of $0.4 million related to an increase in the net income of Cambridge Hotel Associates.

     The increase in gain on sale of partnership interests of $1.3 million is the result of the sale to CPI of partnership interests in Rockaway Townsquare Mall, the Rockaway Office Building and the Livingston Mall.

     The increase in the provision for income taxes is due to CRC recognizing a significantly higher net income in 1997, principally due to the sale of partnership interests.

  Year Ended December 31, 1996 vs. Year Ended December 31, 1995

     Total revenue decreased by approximately $0.6 million, or 6%, primarily as a result of a decrease in the recovery of certain operating expenses in 1996.

     Total expenses increased by approximately $0.6 million, or 6%, due to a $1.1 million write-down to estimated fair market value of land located in Putnam County, New York in 1996, offset by decreases in property operating expenses, management fees and administrative and other expenses, which aggregated approximately $0.5 million.

LIQUIDITY AND CAPITAL RESOURCES

     As of March 31, 1998, cash and cash equivalents aggregated $3.9 million.

     In 1997 and the first quarter of 1998, CRC invested $16.7 million and $1.1 million, respectively, in Mill Creek Land LLC partially funded by unsecured borrowings from CPI of $13.9 million and $1.0 million, respectively. During the second quarter of 1998 CRC invested an additional $1.7 million partially financed by an additional unsecured borrowing of $0.4 million from CPI.

     CRC management anticipates that, prior to the Effective Time of the Merger, cash generated from CRC stand-alone operations will provide necessary funds for operating expenses, periodic debt service on outstanding indebtedness, and normal periodic distributions to CRC stockholders (anticipated in August 1998 and immediately prior to the Effective Time of the Merger).

     CRC management anticipates that current cash and cash equivalents plus the construction financing of the Mill Creek Land project will be sufficient to fund all capital expenditures prior to the Effective Time of the Merger.

INFLATION

     Inflation has remained relatively low during the past four years and has had a relatively low impact on the operating performance of CRC's properties. The interest rates payable on certain portions of CRC's indebtedness may be subject to increase as a result of inflation, however a preponderant portion of CRC's current indebtedness is owed to CPI.

     With respect to CRC's office rental business, interest and general and administrative expenses may be adversely affected by inflation as these specified costs could increase at a higher rate than rents. Also, for tenant leases with stated rent increases, inflation may have a negative effect as the stated rent increases in these leases could be lower than the increase in inflation at any given time. Such effect, if it occurs, may be partially offset by increases in percentage rents resulting from inflation.

     The effect of inflation on CRC's land development business is uncertain. Inflation may cause the value of CRC's land holdings to increase. However, the occurrence of inflation may also negatively impact the demand for undeveloped land, which would have an adverse effect on CRC.

YEAR 2000 COST

     CRC management continues to assess the impact of the Year 2000 Issue on its reporting systems and operations. To help facilitate CRC's future operations, substantially all of the computer systems and applications in use in its home office (which computer systems and applications are shared with CPI) have been, or are in the process of being, upgraded and modified. See "CPI MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Year 2000 Cost." CRC is of the opinion that, in connection with those upgrades and modifications, the applicable Year 2000 Issues as they might affect the computer systems and applications located in its home office have been addressed. CRC continues to evaluate what effect, if any, the Year 2000 Issue might have at its properties. CRC anticipates that the process of reviewing this issue at its properties and the implementation of solutions to any Year 2000 Issue which it may discover may require the expenditure of sums which CRC does not expect to be material. CRC management expects that all systems will have been appropriately modified before any significant processing malfunctions could occur and does not expect the Year 2000 Issue will materially impact the financial condition or operations of CRC.

SEASONALITY

     CRC's principal businesses, office building rental and land development, are not subject to seasonality. However, income from its land development business is generated at irregular intervals and is unpredictable.

                          BUSINESS OF SDG, CPI AND CRC

SDG

     The following is a summary description of SDG's business and properties. The description does not purport to be complete and is qualified in its entirety by reference to SDG's Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 1997 and SDG's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998 which are incorporated herein by reference. Stockholders of SDG are urged to read SDG's Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 1997 and SDG's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998, in their entirety.

     SDG, a Maryland corporation, is a self-administered and self-managed REIT under the Code. The SDG Operating Partnership is a majority-owned subsidiary partnership of SDG. SDG, through the SDG Operating Partnership, is engaged primarily in the ownership, operation, management, leasing, acquisition, expansion and development of real estate properties, primarily regional malls and community shopping centers.

     As of March 31, 1998, the SDG Operating Partnership owned or held an interest in 217 income-producing properties, which consisted of 133 regional malls, 74 community shopping centers, three specialty retail centers, four mixed-use properties and three value-oriented super-regional malls located in 34 states. As of that same date, the SDG Operating Partnership also owned direct or indirect interests in one specialty retail center and two community centers under construction, an additional two community centers in the final stages of preconstruction development and seven parcels of land either in preconstruction development or held for future development. The SDG Operating Partnership self-manages the SDG Properties wholly owned, directly or indirectly, by the SDG Operating Partnership. The SDG Operating Partnership holds substantially all of the economic interest in the SDG Management Company, while substantially all of the voting stock of the SDG Management Company is held by Melvin Simon, Herbert Simon and David Simon. The SDG Management Company manages SDG Properties not wholly owned by the SDG Operating Partnership and certain other properties, and also engages in certain property development activities. The SDG Operating Partnership also holds substantially all of the economic interest in, and the SDG Management Company holds substantially all of the voting stock of, DPMI, which provides architectural, design, construction and other services to substantially all of the SDG Portfolio Properties, as well as certain other regional malls and community shopping centers owned by third parties. At March 31, 1998 and December 31, 1997, SDG's ownership interest in the SDG Operating Partnership was 63.1% and 63.9%, respectively, and the SDG Limited Partners held the remaining interests in the SDG Operating Partnership not held directly or indirectly by SDG.

     The DeBartolo Merger. On August 9, 1996, SDG acquired the national shopping center business of DRC for an aggregate value of approximately $3.0 billion (the "DeBartolo Merger"). The acquired portfolio consisted of 49 regional malls, 11 community centers and one mixed-use property. These properties include approximately 47.1 million square feet of retail GLA and approximately 550,000 of office GLA. Pursuant to the DeBartolo Merger, SDG issued a total of 37,873,965 shares of SDG Common Stock to the DRC stockholders and DRC became a subsidiary of SDG. In addition, the SDG Management Company purchased from EJDC all of the voting stock of DPMI for $2.5 million in cash.

     The SDG Partnership Merger. On December 31, 1997, Simon Property Group, L.P., a Delaware limited partnership ("SPG, LP"), merged (the "SDG Partnership Merger") into the SDG Operating Partnership. Prior to the SDG Partnership Merger, the SDG Operating Partnership and SDG held all of the partnership interests of SPG, LP which in turn held interests in certain of the SDG Portfolio Properties. As a result of the SDG Partnership Merger, the SDG Operating Partnership now directly or indirectly owns or holds interests in all of the SDG Portfolio Properties and directly holds substantially all of the economic interest in the SDG Management Company. For periods prior to the DeBartolo Merger, references to the SDG Operating Partnership refer to SPG, LP only, unless otherwise indicated.

GENERAL

     As of March 31, 1998, the SDG Operating Partnership owned or held interests in a diversified portfolio of 217 income-producing SDG Properties, which consisted of 133 enclosed regional malls, 74 community shopping centers, three specialty retail centers, four mixed-use SDG Properties and three value-oriented super-regional malls, located in 34 states. Regional malls, community centers and the remaining portfolio comprised 82.8%, 8.3%, and 8.9%, of total rent revenues and tenant reimbursements in 1997. The value-oriented super-regional malls are not included in consolidated rent revenues and tenant reimbursements as they are each accounted for using the equity method of accounting. The SDG Properties contain an aggregate of approximately 140.2 million square feet of GLA, of which 86.1 million square feet is owned by the SDG Operating Partnership ("Owned GLA"). Approximately 3,600 different retailers occupy more than 14,000 stores in the SDG Properties. Total estimated retail sales at the SDG Properties exceeded $25 billion in 1997.

     SDG and certain of its subsidiaries are taxed as REITs under sections 856 through 860 of the Code and applicable Treasury regulations relating to REIT qualification. SDG is self-administered and self-managed and does not engage or pay a REIT advisor. SDG provides management, development, leasing, accounting, finance and legal, design and construction expertise through its own personnel or, where appropriate, through outside professionals.

OPERATING STRATEGIES

     SDG's primary business objectives are to increase cash generated from operations per Unit and the value of the SDG Operating Partnership's properties and operations. SDG plans to achieve these objectives through a variety of methods discussed below, although no assurance can be made that such objectives will be achieved.

     Leasing. The SDG Operating Partnership pursues an active leasing strategy, which includes aggressively marketing available space, renewing existing leases at higher base rents per square foot, and continuing to sign leases that provide for percentage rents and/or regular or periodic fixed contractual increases in base rents.

     Management. Drawing upon the expertise gained through management of approximately 140 million square feet of retail and mixed-use SDG Properties, the SDG Operating Partnership seeks to maximize cash flow through a combination of an active merchandising program to maintain its shopping centers as inviting shopping destinations, continuation of its successful efforts to minimize overhead and operating costs, coordinated marketing and promotional activities, and systematic planning and monitoring of results.

     Acquisitions. The SDG Operating Partnership intends to selectively acquire individual properties and portfolios of properties that meet its investment criteria. Currently, the SDG Operating Partnership is reviewing several acquisition opportunities to acquire both individual properties and portfolios of properties. Management believes that consolidation will continue to occur within the shopping center industry, creating further opportunities for the SDG Operating Partnership to acquire additional individual properties and portfolios of shopping centers and increase operating profit margins. Management also believes that its extensive experience in the shopping center business, access to capital markets, national operating scope, familiarity with real estate markets and advanced management systems will allow it to evaluate and execute acquisitions competitively. Additionally, the SDG Operating Partnership may be able to acquire properties on a tax-advantaged basis for the transferors.

     During 1997, the SDG Operating Partnership, through the acquisition of RPT and other related transactions, acquired a portfolio of ten wholly owned SDG Properties and one 50%-owned SDG Property comprising in the aggregate approximately 12.0 million square feet of GLA in eight states. Subsequently, in February 1998, the SDG Operating Partnership sold the only community center included in the RPT acquisition. RPT is also a REIT. In addition, the SDG Operating Partnership made several other acquisitions in 1997 and 1998. The SDG Operating Partnership acquired a 50% ownership interest in Dadeland Mall and an additional 48% ownership interest in West Town Mall, increasing its ownership in that SDG Property to 50%. In addition, the SDG Operating Partnership acquired The Fashion Mall at Keystone at the Crossing, a 597,000 square-foot regional mall, along with an adjacent community center. Also acquired in 1997 was the remaining 30% ownership interest in Virginia Center Commons. On December 29, 1997, the SDG Operating

Partnership formed a joint venture partnership with The Macerich Company ("Macerich") to acquire a portfolio of twelve regional malls comprising approximately 10.7 million square feet of GLA. This transaction closed on February 27, 1998, with the SDG Operating Partnership, through the SDG Management Company, assuming leasing and management responsibilities for six of the regional malls and Macerich assuming leasing and management for the remaining properties. On January 26, 1998, the SDG Operating Partnership acquired Cordova Mall, an 874,000 square foot regional mall.

     Development. The SDG Operating Partnership's focus is to selectively develop new SDG Properties in major metropolitan areas that exhibit strong population and economic growth. During 1997, the SDG Operating Partnership opened one new regional mall, two value-oriented super-regional malls and one new community shopping center. On September 5, 1997, the SDG Operating Partnership opened The Source, a 730,000 square-foot regional mall in Westbury (Long Island), New York. On October 31, 1997 the SDG Operating Partnership opened Grapevine Mills, a 1.2 million square foot value-oriented super-regional mall in Grapevine (Dallas/Fort Worth), Texas, and on November 20, 1997, the SDG Operating Partnership opened Arizona Mills, a 1.2 million square foot value-oriented super-regional mall in Tempe, Arizona. In March 1997, the SDG Operating Partnership opened Indian River Commons, a 265,000 square foot community shopping center in Vero Beach, Florida.

     During the first quarter of 1998, the SDG Operating Partnership opened the approximately $13.3 million Muncie Plaza in Muncie, Indiana. The SDG Operating Partnership owns 100% of this 196,000 square foot community center. In addition, the approximately $34 million Lakeline Plaza opened in April 1998 in Austin, Texas. The SDG Operating Partnership owns 65% of this 381,000 square foot community center. Each of these new community centers is adjacent to an existing regional mall in SDG's portfolio.

     Construction continues on the following development projects: The Shops at Sunset Place, an approximately $150 million destination-oriented retail and entertainment project containing approximately 510,000 square feet of GLA is scheduled to open in December 1998 in South Miami, Florida and Concord Mills, an approximately $218 million, 50%-owned value-oriented super regional mall project, is scheduled to open in the fall of 1999 in Concord (Charlotte), North Carolina.

     In addition, the SDG Operating Partnership is in the final stages of predevelopment on Houston Premium Outlets in Houston, Texas and The Shops at North East Plaza in Hurst, Texas. Houston Premium Outlets is the SDG Operating Partnership's first project in its joint venture partnership with Chelsea GCA to develop premium manufacturers' outlet shopping centers. This 50%-owned 462,000 square foot center is scheduled to begin construction in June 1998 and open in July 1999. The Shops at North East Plaza is a 359,000 square foot community center project adjacent to North East Mall. This wholly-owned project is scheduled to begin construction this summer, with a fall 1999 opening date.

     Strategic Expansions and Renovations. A key objective of the SDG Operating Partnership is to increase the profitability and market share of the SDG Properties through the completion of strategic renovations and expansions. In 1997, the SDG Operating Partnership completed construction and opened fourteen expansion and/or renovation projects: Alton Square in Alton, Illinois; Aventura Mall in Miami, Florida; Chautauqua Mall in Jamestown, New York; Columbia Center in Kennewick, Washington; The Forum Shops at Caesar's in Las Vegas, Nevada; Knoxville Center in Knoxville, Tennessee; La Plaza in McAllen, Texas; Muncie Mall in Muncie, Indiana; Northfield Square in Bradley, Illinois; Northgate Mall in Seattle, Washington; Orange Park Mall in Jacksonville, Florida; Paddock Mall in Ocala, Florida; Richmond Square in Richmond, Indiana; and Southern Park Mall in Youngstown, Ohio.

     The SDG Operating Partnership's share of projected costs to fund all renovation and expansion projects in 1998 is approximately $415 million. It is anticipated that the cost of these projects will be financed principally with the existing credit facilities, project-specific indebtedness, access to debt and equity markets, and cash flows from operations. The SDG Operating Partnership currently has 23 expansion and/or redevelopment projects under construction and in the preconstruction development stage with targeted 1998 completion dates. Included in consolidated investment properties at March 31, 1998 is approximately $200 million of construction in progress, with another $145 million in the unconsolidated joint venture investment properties.

  Competition

     SDG management believes that the SDG Properties are the largest, as measured by GLA, of any publicly traded REIT, with more regional malls than any other publicly traded REIT. SDG management believes that it competes favorably in the retail real estate business as a result of (i) its use of innovative retailing concepts, (ii) its management and operational expertise, (iii) its extensive experience and relationship with retailers and lenders, (iv) the size, quality and diversity of its SDG Properties and (v) the mall marketing initiatives of Simon Brand Ventures, which SDG believes is the most sophisticated initiative aimed at marketing mall space to retailers.

     All of the SDG Portfolio Properties are located in developed areas. With respect to certain of such properties, there are other properties of the same type within the market area. The existence of competitive properties could have a material effect on the SDG Operating Partnership's ability to lease space and on the level of rents the SDG Operating Partnership can obtain.

     There are numerous commercial developers, real estate companies and other owners of real estate that compete with the SDG Operating Partnership. This results in competition for both acquisition of prime sites (including land for development and operating properties) and for tenants to occupy the space that the SDG Operating Partnership and its competitors develop and manage.

  SDG Portfolio Properties

     The SDG Properties primarily consist of two types: regional malls and community shopping centers. Regional malls contain two or more anchors and a wide variety of smaller stores located in enclosed malls connecting the anchors. Additional stores are usually located along the perimeter of the parking area. The 133 regional malls in the SDG Properties range in size from approximately 200,000 to 1.6 million square feet of GLA, with 129 regional malls over 400,000 square feet. These regional malls contain in the aggregate over 14,000 occupied stores, including more than 530 anchors which are mostly national retailers. As of March 31, 1998, regional malls (including specialty retail centers, and retail space in the mixed-use SDG Properties) represented 83.0% of total GLA, 78.5% of Owned GLA and 82.9% of total annualized base rent of the SDG Properties.

     Community shopping centers are generally unenclosed and smaller than regional malls. Most of the 74 community shopping centers in the SDG Properties range in size from approximately 100,000 to 400,000 square feet of GLA. Community shopping centers generally are of two types: (i) traditional community centers, which focus primarily on value-oriented and convenience goods and services, are usually anchored by a supermarket, drugstore or discount retailer and are designed to service a neighborhood area; and (ii) power centers, which are designed to serve a larger trade area and contain at least two anchors that are usually national retailers among the leaders in their markets and occupy more than 70% of the GLA in the center. As of March 31, 1998, community shopping centers represented 12.7% of total GLA, 14.8% of Owned GLA and 8.2% of the total annualized base rent of the SDG Properties.

     The SDG Operating Partnership also has an interest in three specialty retail centers, four mixed-use SDG Properties and three value-oriented super-regional malls. The specialty retail centers contain approximately 760,000 square feet of GLA and do not have anchors; instead, they feature retailers and entertainment facilities in a distinctive shopping environment and location. The four mixed-use SDG Properties range in size from approximately 500,000 to 1,025,000 square feet of GLA. Two of these SDG Properties are regional malls with connected office buildings, and two are located in mixed-use developments and contain primarily office space. The value-oriented super-regional malls are each joint venture partnerships ranging in size from approximately 1.2 million to 1.3 million square feet of GLA. These include Arizona Mills, Grapevine Mills and Ontario Mills. These SDG Properties combine retail outlets, manufacturers, off-price stores and other value-oriented tenants. As of March 31, 1998, value-oriented super-regional malls represented 2.6% of total GLA, 4.2% of Owned GLA and 5.2% of the total annualized base rent of the SDG Properties.

     As of March 31, 1998, approximately 86.1% of the mall and freestanding Owned GLA in regional malls, specialty retail centers and the retail space in the mixed use SDG Properties was leased, approximately 94.6% of the Owned GLA in the value-oriented super-regional malls was leased, and approximately 90.6% of Owned GLA in the community shopping centers was leased.

     March 31, 1998, 157 of the 217 SDG Properties were owned 100% by the SDG Operating Partnership and the remainder were held as joint venture interests. The SDG Operating Partnership is a general partner of all but eight of the SDG Properties held as joint venture interests.

     The following table summarizes on a combined basis, as of March 31, 1998, certain information with respect to the SDG Portfolio Properties, in total and by type of shopping center and retailer:

                                                                    % OF OWNED    AVG. ANNUALIZED
                                                 TOTAL      % OF       GLA         BASE RENT PER
                                     GLA         OWNED      OWNED    WHICH IS    LEASED SQ. FT. OF
TYPE OF PROPERTY                  (SQ. FT.)       GLA        GLA      LEASED         OWNED GLA
----------------                 -----------   ----------   -----   ----------   -----------------
Regional Malls
  Anchor.......................   70,930,529   24,308,132   28.2%      97.1%          $ 3.34
  Mall Store...................   39,897,443   39,864,847   46.3       84.2            23.97
  Freestanding.................    3,055,145    1,778,236    2.1       88.3             7.62
                                 -----------   ----------   -----
     Subtotal..................   42,952,588   41,643,083   48.4       86.1            22.95
     Regional Mall Total.......  113,883,117   65,951,215   76.6%      89.0%          $15.33
Community Shopping Centers
  Anchor.......................   11,985,305    7,636,712    8.9%      94.8%          $ 6.00
  Mall Store...................    4,707,755    4,621,997    5.4       83.1            10.32
  Freestanding.................      981,182      457,562    0.5       97.6             6.51
                                 -----------   ----------   -----
     Community Shopping Center
       Total...................   17,674,242   12,716,271   14.8%      90.6%          $ 7.44
Office Portion of Mixed-Use
  Properties...................    2,253,907    2,253,907    2.6       93.9            18.87
Value-Oriented Super-Regional
  Malls........................    3,699,726    3,574,726    4.2       94.6            16.19
Properties under
  Redevelopment................    2,684,760    1,592,654    1.8
                                 -----------   ----------   -----
     GRAND TOTAL...............  140,195,752   86,088,773   100.0%
                                 ===========   ==========   =====

     The following table sets forth selected data for the mall and freestanding stores at the SDG Operating Partnership's regional malls:

                                                      TOTAL MALL                  AVERAGE BASE
                                                         AND        PERCENT OF        RENT
                                        NUMBER OF    FREESTANDING   OWNED GLA      PER LEASED
DATE                                    PROPERTIES   OWNED GLA(1)   LEASED(2)    SQUARE FOOT(3)
----                                    ----------   ------------   ----------   --------------
March 31, 1998........................     133          41,643        86.1%          $22.95
December 31, 1997.....................     127          36,601         87.3           23.65
December 31, 1996(4)..................     112          33,157         84.7           20.68
December 31, 1995(4)..................     118          33,208         85.5           19.18
December 31, 1994(4)..................     115          31,570         85.6           18.37
December 31, 1993(4)..................     110          29,905         85.9           17.70

---------------
(1) In thousands of square feet.

(2) Occupancies for regional malls are generally lower in the initial part of the calendar year and higher in the latter part of the calendar year.

(3) Base rent does not include the effects of percentage rent or common area maintenance charges reimbursed by the tenants, nor does it consider the costs required to obtain new tenants.

(4) Includes the properties acquired in connection with the DeBartolo Merger.

  Anchors

     As of March 31, 1998, anchor space represented 28.2% of the Owned GLA in the SDG Operating Partnership's regional malls, of which 97.1% was occupied. The following table sets forth, as of March 31, 1998, certain information with respect to the five largest anchors (by occupied GLA) in the SDG Operating Partnership's regional malls:

                                                        ANCHOR-    ANCHOR-OWNED
                                           NUMBER OF    LEASED       OR LAND-
ANCHOR                                      STORES        GLA       LEASED GLA    TOTAL GLA
------                                     ---------   ---------   ------------   ----------
JC Penney Co., Inc. .....................     105      8,255,390     6,507,648    14,763,038
Sears, Roebuck & Co. ....................      99      3,462,969    10,895,506    14,358,475
Federated Department Stores, Inc. .......      55      3,341,689     6,113,266     9,454,955
Dillard's Department Stores, Inc. .......      70        860,103     8,395,905     9,256,008
The May Department Stores Co. ...........      39        965,065     4,862,069     5,827,134

  Mall Stores and Freestanding Stores

     There are over 14,000 mall and freestanding stores in the SDG Operating Partnership's regional malls. Substantially all of these stores lease space from the SDG Operating Partnership. Mall and freestanding stores represent over 41.6 million of the approximately 66.0 million square feet of total Owned GLA of these properties, with no single mall or freestanding store or chain occupying more than 4.2% of the total Owned GLA in all SDG Portfolio Properties or accounting for more than 6.0% of the total annualized base rent from the SDG Portfolio Properties.

     The following table sets forth, as of March 31, 1998, certain information with respect to the five largest mall and freestanding store tenants (by occupied GLA) in the SDG Operating Partnership's regional malls:

                                                                                   % OF TOTAL
                                                                                   OWNED GLA
                                                   NUMBER OF        TOTAL GLA      LEASED BY
TENANT                                           STORES LEASED    (SQUARE FEET)      TENANT
------                                           -------------    -------------    ----------
The Limited, Inc...............................        443          3,431,208         4.0%
Venator Group, Inc. (formerly known as
  Woolworth Corp.) ............................        524          1,778,399         2.1
Intimate Brands Inc.(1)........................        188            785,821         0.9
The Gap, Inc. .................................        121            737,921         0.9
Musicland Group, Inc. .........................        133            459,734         0.5
                                                     -----          ---------         ---
          Total................................      1,409          7,193,083         8.4%
                                                     =====          =========         ===

---------------
(1) Intimate Brands Inc. is an affiliate of The Limited, Inc.

DEBT OF THE SDG OPERATING PARTNERSHIP

     As of March 31, 1998, the SDG Operating Partnership's share of total consolidated debt and joint venture debt was approximately $6,206 million. As of such date, the weighted average interest rate for this debt was approximately 7.17%. Scheduled maturities of this debt for periods reflected are as follows:

                                                          MORTGAGE     UNSECURED       TOTAL
YEAR OF MATURITY                                          DEBT(1)       DEBT(1)       DEBT(1)
----------------                                         ----------    ----------    ----------
                                                                     (IN THOUSANDS)
1998...................................................  $  334,051    $  212,000    $  546,051
1999...................................................     262,798             0       262,798
2000...................................................     320,511     1,125,000     1,445,511
2001...................................................     351,025             0       351,025
2002...................................................     608,290             0       608,290
2003...................................................     268,818       100,000       368,818
2004...................................................     546,456       250,000       796,456
2005...................................................     147,540       360,000       507,540
2006...................................................     341,415       250,000       591,415
2007...................................................     199,271       180,000       379,271
Thereafter.............................................     200,859       150,000       350,859
                                                         ----------    ----------    ----------
          Total Principal Maturities...................   3,581,034     2,627,000     6,208,034
Net Unamortized Debt Premiums..........................                                  (1,931)
                                                                                     ----------
SDG Operating Partnership's Share of Total Debt........                              $6,206,103

---------------
(1) Represents the SDG Operating Partnership's pro rata share of total consolidated and joint venture debt.

  Land Held for Development

     The SDG Operating Partnership has direct or indirect ownership interests in nine parcels of land either in preconstruction development or being held for future development, containing an aggregate of approximately 677 acres located in eight states, and, through the SDG Management Company, interest in a mortgage on a parcel of land held for development containing approximately 134 acres. Management believes that the SDG Operating Partnership's significant base of commercially zoned land, together with the SDG Operating Partnership's status as a fully integrated real estate firm, gives it a competitive advantage in future development activities over other commercial real estate development companies in its principal markets.

     The following table describes the acreage of the parcels of land either in preconstruction development or being held for future development in which the SDG Operating Partnership has an ownership interest, as well as the ownership percentage of the SDG Operating Partnership's interest in each parcel:

                                                                       OWNERSHIP
                        LOCATION                           ACREAGE    INTEREST(1)
                        --------                           -------    -----------
Bowie, MD................................................   93.74         100%
Concord, NC..............................................  187.48          50%
Duluth, MN...............................................   11.17         100%
Hurst, TX................................................   36.09         100%
Lafayette, IN............................................   22.87         100%
Little Rock, AR..........................................   97.00          50%
Mt. Juliet, TN...........................................  109.26         100%
Sanford, FL..............................................   77.24        22.5%
Miami, FL................................................   41.71          60%
                                                           ------
                                                           676.56
                                                           ======

---------------
(1) The SDG Operating Partnership has a direct ownership interest in each parcel except Duluth, MN and Mt. Juliet, TN. The SDG Operating Partnership has the option to acquire those parcels from the SDG Management Company.

     The SDG Management Company has granted options to the SDG Operating Partnership (for no additional consideration) to acquire for a period of ten years (expiring December 2003) the SDG Management Company's interest in the two parcels of land held for development, indicated in footnote (1) to the above table, at a price equal to the actual cost incurred to acquire and carry such properties. The SDG Management Company may not sell its interest in any parcel subject to option through December 1998 without the consent of the SDG Operating Partnership, and thereafter, may only sell its interest subject to certain notice and first purchase rights of the SDG Operating Partnership.

     The SDG Management Company also holds indebtedness secured by 134 acres of land held for development, Lakeview at Gwinnett ("Lakeview") in Gwinnett County, Georgia, in which Melvin Simon, Herbert Simon and certain of their affiliates hold a 64% partnership interest. In addition, the SDG Management Company holds unsecured debt owed by Melvin Simon, Herbert Simon and certain of their affiliates as partners of this partnership. The SDG Management Company has an option to acquire the partnership interests of Melvin Simon, Herbert Simon and certain of their affiliates in Lakeview for nominal consideration in the event the requisite partner consents to such transfers are obtained. The SDG Management Company is required to fund certain operating expenses and carrying costs of the partnership that are owed by the Simons as partners thereof. The SDG Management Company has granted to the SDG Operating Partnership the option to acquire (i) the partnership interests of Melvin Simon, Herbert Simon and certain of their affiliates and the secured debt or (ii) the property, if the SDG Management Company forecloses the secured indebtedness, for nominal consideration plus the amount of all advances and outstanding debt.

JOINT VENTURES

     At certain of the SDG Properties held as joint ventures, the SDG Operating Partnership and its partners each have rights of first refusal, subject to certain conditions, to acquire additional ownership in the SDG Property should the other partner decide to sell its ownership interest. In addition, certain of the SDG Properties held as joint ventures contain "buy-sell" provisions, which gives the partners the right to trigger a purchase or sale of ownership interest amongst the partners.

CPI AND CRC

  CPI

     CPI is a self-administered and self-managed, privately-held REIT that primarily owns interests in regional malls and also holds a portfolio of other commercial income-producing properties through investment in real estate and investments in joint ventures and partnerships that own or lease real estate. The 23 regional shopping malls in which CPI owns interests contain an aggregate GLA of approximately 27 million square feet. CPI also has investments in other properties.

     CPI was organized as a Massachusetts business trust in 1971 and was incorporated in Delaware on March 10, 1998. Since its organization, CPI has operated in a manner intended to qualify as a REIT under the Code and predecessor statutory provisions. As a result of its REIT status, CPI has never paid or been assessed for any federal income taxes and has paid an immaterial amount of state income and franchise taxes in those few states in which a REIT is subject to taxation on a basis that is different than the U.S. federal income tax treatment of a REIT.

  CRC

     CRC was formed in October 1975 for the purpose of engaging in real estate activities that would be problematic for CPI because of CPI's qualification for federal income tax purposes as a REIT. CPI and CRC are parties to an agreement pursuant to which CRC may not engage in any activity that could be engaged in by CPI without jeopardizing its status as a REIT unless CPI shall have been given a right of first refusal to engage in such activity, and CPI may not refer to any person other than CRC any business opportunity that could not be engaged in by CPI without jeopardizing its status as a REIT unless CRC shall have been given the right of first refusal to take advantage of such opportunity. Since the holders of CPI Common Stock own a proportionate beneficial interest in one or more trusts that own all the outstanding shares of CRC Common

Stock, CPI and CRC are treated as a "paired share REIT" for federal income tax purposes. Since the shares were paired prior to the effective date of the relevant Code provision that generally precludes such pairing, CPI and CRC are currently grandfathered from such provision with respect to assets acquired by either CPI or CRC prior to March 26, 1998. However, currently pending legislation may limit Simon Group's ability to acquire new property in CRC. See "RISK FACTORS -- REIT Classification; Legislation Limiting Benefits of Paired Share Status."

     At the present time, CRC's principal business is the development and sale of approximately 144 acres of land through its 85% ownership interest in Mill Creek Land, LLC ("Mill Creek"), a joint venture between CRC and Buford Acquisition Company, L.L.C., an unaffiliated entity, and the ownership of an office building located at 305 East 47th Street in New York, New York. The land owned by Mill Creek surrounds CPI's Mall of Georgia project in Buford, Georgia. See "-- Development -- Mall of Georgia."

     All of the shares of CRC Common Stock are held in trust under a Trust Agreement dated as of October 30, 1979, among the then stockholders of CPI, CRC and Bank of Montreal Trust Company, the current trustee (the "CRC Trust I") or under a Trust Agreement dated as of August 26, 1994, among certain holders of CPI Series A Preferred Stock, CRC and Bank of Montreal Trust Company (the "CRC Trust II", and together with the CRC Trust I, the "CRC Trusts"). The beneficial interests (the "CRC Interests") in the CRC Trusts are owned by participating CPI stockholders in proportion to their ownership of CPI shares. The CRC Interests are not evidenced by separate certificates and are not transferable separately from the associated CPI shares. The foregoing arrangements create a "paired-share REIT" structure for federal income tax purposes. See "THE MERGER AGREEMENT AND RELATED MATTERS -- Certain Transactions and Agreements Relating to the Merger -- Simon Group Issuance Agreement," "-- Federal Income Taxation Considerations Relating to Paired Shares;" and "-- Federal Income Tax Considerations Relating to Simon Group."

     As of June 1, 1998, CRC had 22 officers, all of whom are also officers of CPI, and no employees. All directors of CRC must be directors of CPI.

CPI'S PROPERTIES

     CPI owns direct or indirect interests in 23 regional malls, two office buildings, land intended to be developed as the Mall of Georgia and the land underlying (i) an additional office building, (ii) a hotel and (iii) a hotel, retail and office complex. All references to properties owned by CPI means properties owned by CPI or entities in which the beneficial ownership interests are owned, directly or indirectly, by CPI.

     The malls contain two or more anchors other than the Walt Whitman Mall which currently has one operating anchor and three anchors under construction, and a wide variety of smaller stores. CPI's regional malls range in size from approximately 695,000 to 2.36 million square feet of GLA, and include over 95 anchors, most of which are national retailers. Rent received from The Limited, Inc., a national retail clothing chain, accounted for approximately 8% of CPI's revenue during fiscal 1997. Roosevelt Field, the largest mall owned by CPI, accounted for approximately 12.8% of CPI's total revenue (excluding equity in earnings of joint ventures and gain on sale of properties) during fiscal 1997. Of the 23 malls, 16 are owned 100% by CPI, and CPI owns a 50% interest in the other seven. Regional malls represented 75% of CPI's total annualized base rent during fiscal 1997. CPI also is currently developing a mall in Buford, Georgia pursuant to a limited liability company agreement with Buford Acquisition Company, L.L.C. See "-- Development -- Mall of Georgia."

     CPI also owns two office buildings in New Jersey and Georgia containing an aggregate of approximately 440,000 square feet of rentable area as well as the land underlying another office building owned by CRC located at Three Dag Hammarskjold Plaza in New York City where its principal executive offices are located. CPI leases its executive office space from CRC.

     In addition, CPI owns the land underlying the 375 room JW Marriott Lenox hotel located in Atlanta, Georgia and land underlying the Charles Square, a hotel, retail and office complex located in Cambridge, Massachusetts. CPI also owns a convenience center located in Rockaway, New Jersey and an industrial property located near Roosevelt Field.

     The following table summarizes on a combined basis, as of March 31, 1998, certain information with respect to the CPI Portfolio Properties, in total and by type of property:

                                           TOTAL                  % OF        AVG. ANNUALIZED
                                           OWNED       % OF       OWNED        BASE RENT PER
                               GLA          GLA       OWNED    GLA THAT IS   LEASED SQ. FT. OF
TYPE OF PROPERTY            (SQ. FT.)    (SQ. FT.)     GLA       LEASED          OWNED GLA
----------------            ----------   ----------   ------   -----------   -----------------
Regional Malls
  Mall Store..............   9,390,781    9,352,351    61.05       91.6%          $33.24
  Freestanding............     313,864      183,069     1.20       79.7           $10.23
                            ----------   ----------   ------
     Subtotal.............   9,704,645    9,535,420    62.25       91.3           $32.85
  Anchor..................  16,762,336    3,444,065    22.48      100.0           $ 4.33
                            ----------   ----------   ------
          Regional Mall
            Total.........  26,466,981   12,979,485    84.73       93.6           $25.02
Office Buildings and
  Office Portion of
  Mixed-Use
  Properties(1)...........   2,338,544    2,338,544    15.27       84.0           $22.85
                            ----------   ----------   ------
          GRAND TOTAL.....  28,805,525   15,318,029   100.00       92.2%          $24.95
                            ==========   ==========   ======

---------------

(1) Excludes the General Motors Building, which CPI owned as of March 31, 1998 but which was sold on July 31, 1998.

     Regional Malls

     CPI's regional malls contain two or more anchors, other than the Walt Whitman Mall which currently has one operating anchor and three anchors under construction, and a wide variety of smaller stores. CPI's regional malls range in size from approximately 695,000 to 2.36 million square feet of GLA, and include over 95 anchors, most of which are national retailers. Rent received from The Limited, Inc., a national retail clothing chain, accounted for approximately 8% of CPI's revenue during fiscal 1997. Roosevelt Field accounted for approximately 12.8% of CPI's total revenue (excluding equity in earnings of joint ventures and gain on sale of properties) during fiscal 1997. Of the 23 malls, 16 are owned 100% by CPI and CPI owns a 50% interest in the other seven. Regional malls represented 75% of CPI's total annualized base rent during fiscal 1997.

     The following table sets forth selected data for the mall and freestanding stores at CPI's regional malls:

                                                TOTAL MALL     PERCENT OF
                                                   AND           OWNED       AVERAGE BASE RENT
                                 NUMBER OF     FREESTANDING       GLA           PER LEASED
DATE                             PROPERTIES    OWNED GLA(1)      LEASED       SQUARE FOOT(2)
----                             ----------    ------------    ----------    -----------------
March 31, 1998.................      23            9,535          91.3%           $32.85
December 31, 1997..............      23            9,593          94.0             32.20
December 31, 1996..............      24           10,088          90.4             30.60
December 31, 1995..............      26           10,572          93.1             27.80
December 31, 1994..............      26           10,509          92.4             26.50
December 31, 1993..............      29           11,260          90.8             24.60

---------------

(1) In thousands of square feet.

(2) Base rent does not include the effects of percentage rent or common area maintenance charges reimbursed by the tenants, nor does it consider the costs required to obtain new tenants.

     Lease Expirations

     The following table sets forth scheduled expirations during the given periods set forth below of leases for mall stores and freestanding stores at CPI's regional malls, assuming that none of the tenants exercises available renewal options:

                                                                                       PERCENT OF
                                                                  TOTAL               TOTAL GLA(2)
                           NUMBER         GLA UNDER          ANNUALIZED BASE             LEASED
                          OF LEASES    EXPIRING LEASES      RENT/SQUARE FOOT         REPRESENTED BY
YEAR OF LEASE EXPIRATION  EXPIRING      (1) (SQ. FT.)     UNDER EXPIRING LEASES    EXPIRING LEASES(%)
------------------------  ---------    ---------------    ---------------------    ------------------
03/31/98-12/31/98......       304           610,172              $33.14                   7.34%
1999...................       303           606,475               32.35                   7.30%
2000...................       280           526,698               38.87                   6.34%
2001...................       231           511,388               32.41                   6.15%
2002...................       287           693,460               32.67                   8.35%
2003...................       348         1,085,595               32.50                  13.07%
2004...................       341           886,352               36.63                  10.67%
2005...................       244           765,673               34.20                   9.22%
2006...................       294           831,276               37.82                  10.00%
2007...................       295           847,518               40.63                  10.20%
                            -----         ---------              ------                  -----
          Total........     2,927         7,364,607                                      88.64%
                            =====         =========                                      =====
          Weighted
            Average....                                          $35.22
                                                                 ======

---------------
(1) All month to month tenants as of March 31, 1998 are considered to have a lease expiry in 1998.

(2) Total Leased Owned Mall and Freestanding GLA is 8,308,651 sq. ft. as of March 31, 1998.

     Anchors

     As of March 31, 1998, anchor space represented 63.3% of the GLA in CPI's regional malls, of which 100.0% was leased. The following table sets forth, as of March 31, 1998, certain information with respect to the five largest anchors (by occupied GLA) in CPI's regional malls:

                                                                  ANCHOR-OWNED
                                    NUMBER OF    ANCHOR-LEASED      OR LAND-
ANCHOR                               STORES           GLA          LEASED GLA     TOTAL GLA
------                              ---------    -------------    ------------    ---------
Federated Department Stores,
  Inc. ...........................     29          1,545,969       4,889,676      6,435,645
Sears, Roebuck and Co. ...........     18            163,476       3,107,223      3,270,699
The May Department Stores Co. ....     20            323,512       2,086,172      2,409,684
J.C. Penney Company, Inc. ........     15            643,517       1,605,143      2,248,660
Dillards Department Stores,
  Inc. ...........................      4             80,000         592,000        672,000

     Mall Stores and Freestanding Stores

     There are nearly 2,900 mall and freestanding stores in CPI's regional malls. Substantially all of these stores lease space from CPI. Mall and freestanding stores represent approximately 9.5 million of the 13.0 million square feet of total Owned GLA of these properties, with no single mall or freestanding store or chain occupying more than 6.2% of the total Owned GLA in all CPI Portfolio Properties or accounting for more than 7.3% of the total annualized base rent from the CPI Portfolio Properties.

     The following table sets forth, as of March 31, 1998, certain information with respect to the five largest mall and freestanding store tenants by Owned GLA occupied in CPI's regional malls:

                                                                                   % OF TOTAL
                                                                                   OWNED GLA
                                                   NUMBER OF        TOTAL GLA      LEASED BY
TENANT                                           STORES LEASED    (SQUARE FEET)      TENANT
------                                           -------------    -------------    ----------
The Limited, Inc. .............................       141           1,051,719        11.0%
Venator Group Inc. (formerly known as Woolworth
  Corp.).......................................       134             508,725          5.3
The Gap, Inc. .................................        49             297,369          3.1
Luxottica Group................................        42             173,009          1.8
The Wet Seal, Inc..............................        27             119,449          1.3
                                                      ---           ---------         ----
          Total................................       393           2,150,271        22.5%

     Roosevelt Field, CPI's most significant asset, is separately described in detail below. Additional information regarding this and CPI's other principal assets is set forth in the table that follows.

  Roosevelt Field

     Roosevelt Field is an enclosed regional mall situated on a 106-acre parcel located at the junction of the Meadowbrook Parkway and Old Country Road, in the Town of Hempstead, Nassau County, New York. Access to the shopping center is provided by the Meadowbrook Parkway which connects directly to the Northern and Southern State Parkways.

     The Town of Hempstead is a mature, suburban Long Island community approximately 25 miles east of Manhattan at the center of a trade area with a population of approximately 1.3 million. This trade area extends to Nassau County's eastern border and into eastern Queens County.

     Roosevelt Field was opened as an unenclosed mall in 1956 and the mall was enclosed in 1968. CPI acquired the leasehold interest in Roosevelt Field in 1973. In 1980, CPI acquired fee title to the mall, the underlying land and approximately 45 adjacent acres, which have been improved by a variety of commercial, office and industrial buildings.

     A significant renovation and reconfiguration of Roosevelt Field was completed and opened in April 1993. This project consisted of construction of a 285,000-square foot A&S department store (which opened in October 1992), 165,000 square foot new second level mall store GLA, including a new food court, that houses approximately 62 new stores and a complete renovation of the remainder of the shopping center. The A&S department store and new mall stores replaced an Alexander's department store and approximately 120,000 square feet of obsolete small store space, which were demolished. A substantial remerchandising program accompanied this construction project. In 1995 Federated Department Stores closed all of its A&S department stores. Bloomingdale's replaced A&S at Roosevelt Field in November 1995. CPI added approximately 175,000 square feet of new mall store GLA in October 1996. Nordstrom opened its first Long Island store at Roosevelt Field with a total of 225,000 square feet of GLA in August 1997. CPI has preliminary plans to add a fashion department store and approximately 35,000 square feet of GLA to Roosevelt Field.

     Roosevelt Field's primary competitors are two regional shopping centers, Sunrise Mall and Green Acres Shopping Center. Sunrise Mall contains three anchors and 190 mall stores and is located less than twelve miles southeast of Roosevelt Field. Green Acres Shopping Center contains four anchors and 212 mall stores and is located approximately eight miles southwest of Roosevelt Field. The Source, a 732,820 square foot mall, owned 25% by SDG and managed by an affiliate of SDG, opened in the third quarter of 1997 within five miles of Roosevelt Field. Roosevelt Field also competes with certain discount stores in the area. In addition, The Taubman Company has preliminary plans to develop an upscale mall located midway between Roosevelt Field and Walt Whitman Mall which could accommodate three department stores and approximately 120 mall stores; however, these plans have not been approved. The Company believes that Roosevelt

Field is well positioned within its market due to its strong anchor stores and the high population density of the area.

     The operating data for Roosevelt Field is as follows:

     The principal business carried on in Roosevelt Field is retail.

     The occupancy rate (based on a weighted average at year-end, excluding seasonal-in-line) for each of the years 1993 through 1997 and for the three-months ended March 31, 1998 is 94.6%, 97.0%, 95.1%, 93.0%, 95.2% and
96.6%, respectively.

     Stores owned by The Limited, Inc., a retail apparel company, occupy 10% or more of the rentable square footage (excluding department stores) at Roosevelt Field. The principal lease provisions for such stores are as follows:

NAME                                            RENT/YR/SF    EXPIRATION    RENEWAL OPTION
----                                            ----------    ----------    --------------
The Limited, Inc. doing business as:
1.  Lerner NY.................................    $36.00         Nov-06          None
2.  Victoria's Secret.........................     49.50         Jan-04          None
3.  Express...................................     35.83         Oct-06          None
4.  The Limited...............................     39.00         Jan-04          None
5.  Cacique...................................     50.00         Jan-04          None
6.  Lane Bryant...............................     42.00         Jan-04          None
7.  Structure.................................     60.00         Jan-07          None
8.  Abercrombie & Fitch.......................     55.00         Jan-07          None
                                                  ------
          Total Weighted Average..............    $43.85

     The average effective annual rent per square foot for each of the years 1993 through 1997 is $34.20, $45.10, $49.90, $49.90 and $53.00, respectively.

     The following is a schedule of lease expirations for stores located at Roosevelt Field:

                                                                                                  PERCENT OF
                                                                                   PERCENT OF       TOTAL
                                                                                     TOTAL        ANNUALIZED
                                   GLA                                               GLA(2)          BASE
                     NUMBER       UNDER                        TOTAL ANNUALIZED      LEASED        RENT(3)
                       OF       EXPIRING    TOTAL ANNUALIZED   BASE RENT/SQUARE   REPRESENTED    REPRESENTED
  YEAR OF LEASE      LEASES     LEASES(1)   BASE RENT UNDER       FOOT UNDER      BY EXPIRING    BY EXPIRING
    EXPIRATION      EXPIRING    (SQ. FT.)   EXPIRING LEASES    EXPIRING LEASES     LEASES(%)      LEASES(%)
  -------------     ---------   ---------   ----------------   ----------------   -----------    -----------
03/31/98 - 12/31/98..      4       7,420      $   474,220           $63.91            1.04%          1.32%
      1999........       5        13,387          888,432            66.37            1.88%          2.47%
      2000........      14        29,105        1,783,059            61.26            4.09%          4.96%
      2001........       7        30,560          423,299            13.85            4.29%          1.18%
      2002........       3         5,232          334,178            63.87            0.74%          0.93%
      2003........      49       126,306        7,166,946            56.74           17.74%         19.95%
      2004........      30        78,748        4,337,193            55.08           11.06%         12.08%
      2005........      16        53,243        3,035,919            57.02            7.48%          8.45%
      2006........      39       104,429        6,088,716            58.30           14.67%         16.96%
      2007........      35        95,650        6,003,534            62.77           13.44%         16.72%
                       ---       -------      -----------           ------           -----          -----
Total.............     202       544,080      $30,535,495                            76.43%         85.02%
                       ===       =======      ===========                            =====          =====
Weighted
  Average.........                                                  $56.12
                                                                    ======

---------------
(1) All month to month tenants as of March 31, 1998 are considered to have a lease expiry in 1998.

(2) Total Leased GLA is 711.813 sq. ft. as of March 31, 1998.

(3) Total Annualized Rent is $35,915,975 as of March 31, 1998.

     The following chart lists tax depreciation terms (for purposes of this chart, any construction allowances, deferred costs, development costs, leasing commissions, free rent and similar items are not included):

DESCRIPTION                   (I) BASIS      (II) RATE     (III) METHOD     (IV) LIFE-YRS
-----------                  -----------    -----------    -------------    --------------
Building and Building
  Improvements (including
  costs of asbestos
  abatement).............    307,117,760    .0250-.0286    Straight Line      35-40
Mall Equipment...........         34,130          .1000    Straight Line       10
Carts....................        417,330          .2000    Straight Line        5
Land Improvements........        433,320          .0500    Straight Line       20

     The realty tax rate for Roosevelt Field is $67.50 per $100 of assessed value. Annual realty taxes are $13,454,216. Annual realty taxes for Roosevelt Field in 1999 are estimated to be $14,366,041.

DEVELOPMENT

     Development activities are ongoing at several locations including:

  Development of Mall of Georgia

     In April 1997, CPI entered into a limited liability company agreement with Buford Acquisition Company, L.L.C., an unaffiliated entity, forming an entity, Mall of Georgia L.L.C., to develop a 1.5 million square foot regional mall on approximately 145 acres of land in Buford, Georgia. Mall of Georgia L.L.C. also owns a 45 acre parcel on which a power center of 390,000 square feet of GLA is planned. There are letters of intent with Nordstrom (160,000 square feet of GLA), Lord & Taylor (120,000 square feet of GLA), Dillard's (240,000 square feet of GLA), J.C. Penney (146,000 square feet of GLA), Galyan's (85,000 square feet of GLA), Regal Cinema (105,000 square feet of GLA), Barnes & Noble (26,000 square feet of GLA) and 180,885 square feet of GLA for smaller stores. Letters of intent for these smaller stores represent approximately 40% of the mall's GLA for smaller stores.

     The project budget for the Mall of Georgia project is approximately $254 million, including land costs. CPI is funding 85% of the capital requirements for the project. CPI is the managing member of the entity developing the mall and is responsible for the development. The Mall of Georgia L.L.C. has obtained a construction and permanent loan for $200 million (which as of June 30, 1998 $71 million has been drawn down), which results in a project equity requirement of $54 million (of which CPI's share would be $45.9 million). CPI's interest in the mall is 50% after the return of its equity investment and a 9% return thereon. Construction of the mall building commenced in March 1998 for an anticipated opening of the mall and department stores in August 1999.

  Town Center at Boca Raton Expansion/Renovation

     An expansion plan for Town Center at Boca Raton, a wholly owned property located in Palm Beach County, Florida, was approved by the Palm Beach County Development Review Committee in April 1998. The plan includes a renovation of the food court and the mall common area, the relocation of Saks Fifth Avenue to a location which was once a Mervyn's store and the addition of 94,000 square feet of GLA for smaller stores in the space formerly occupied by the Saks store. It is expected that a new Nordstrom store of 170,000 square feet of GLA will anchor the expansion wing. The relocation of Saks will almost double the size of its store from 73,000 to 140,000 square feet of GLA. As part of this expansion plan, Bloomingdale's would add 37,000 square feet of GLA and Lord & Taylor 14,000 square feet of GLA to their existing stores. A letter of intent was signed with Nordstrom in May 1997. Management and Saks Fifth Avenue have agreed in principle upon the terms of its relocation and expansion. Saks is scheduled to open in August 1999 and Nordstrom in August 2000. The preliminary budget for this expansion/renovation project is estimated at $68.6 million.

  Walt Whitman Mall Renovation

     CPI expects that Walt Whitman Mall, with respect to which CPI owns 100% of the land and operating position and 98.3% of the tenants-in-common leasehold interest and which is currently anchored only by Macy's, will contain a Bloomingdale's store and a Lord & Taylor store in 1998 and a Saks Fifth Avenue store in 1999. The mall is in the process of being thoroughly renovated and approximately 25,000 square feet of GLA for smaller stores will be added. The total budget for the renovation project is approximately $81.3 million. The Town of Huntington, New York has completed its review and approved the final expansion plan.

  Other Renovation and Development Projects

     In addition to the developments and renovations at Mall of Georgia, Town Center at Boca Raton and Walt Whitman Mall, CPI is also conducting renovations and/or developments at Gwinnett Place Mall, Palm Beach Mall, Rockaway Townsquare and Town Center at Cobb. The total budget for these projects is approximately $62.5 million, of which CPI's share is estimated to be $35.8 million.

     Simon Group intends to finance its share of the projects at Town Center at Boca Raton, Walt Whitman Mall and the other renovations and/or developments described above with cash on hand, cash flow from properties and borrowings under any then existing credit agreements.

ACQUISITIONS AND DISPOSITIONS

     In 1994, CPI sold three shopping centers: Broadway Square in Tyler, Texas; Orange Park Mall in Jacksonville, Florida; and University Mall in Pensacola, Florida to SDG. In that same year, CPI eliminated its investment in the developed portion of the Talleyrand Office Park in Westchester, New York and in First Union Financial Center in Miami, Florida. In late 1996 and early 1997, CPI sold its interests in Countryside Mall in Clearwater, Florida; Maplewood Mall in Maplewood, Minnesota; and Northstar Mall in San Antonio, Texas in exchange for shares of CPI Common Stock. In 1996, CPI acquired the interests of its partners in seven shopping centers, one mixed-use property and the General Motors Building in exchange for shares of CPI Common Stock. In early 1998, CPI sold Burnsville Mall in Burnsville, Minnesota and acquired Phipps Plaza in Atlanta, Georgia. In July 1998, CPI sold the General Motors Building in New York City, New York.

COMPETITION

     With gross real estate assets as of December 31, 1997 of approximately $4.8 billion and $2.6 billion on appraisal and financial reporting bases, respectively, CPI management believes it is one of the largest regional mall REITs in the United States. CPI management believes that it competes favorably in the retail real estate business as a result of (i) its portfolio of quality assets, (ii) its concentration of large properties in major, geographically diverse markets and (iii) its management and operational expertise.

     There are numerous commercial developers, real estate companies and other owners of real estate that compete with CPI in its trade areas. This results in competition for both acquisition of prime sites (including land for development and operating properties) and for tenants to occupy the space that CPI and its competitors develop and manage.

     In addition, all of CPI's properties are located in developed areas, and there are other retail properties in such areas which currently or potentially compete with CPI's properties. The existence of competitive properties could have a material effect on CPI's ability to lease space and on the level of rents CPI can obtain.

ENVIRONMENTAL MATTERS

     CPI is not aware of any environmental liability that it believes would have a material adverse effect on CPI. CPI believes that its properties are in compliance, in all material respects, with all Federal, state and local environmental laws, ordinances and regulations. However, no assurance can be given that all environmental liabilities have been identified or that no prior owner, prior tenant or current tenant has created any material environmental condition not known to CPI, that the current environmental condition of CPI's properties will not be affected by tenants and occupants, by the condition of nearby properties, or by unrelated third parties, or that future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations or the interpretation thereof) will not result in the imposition of environmental liability.

  Asbestos-Containing Materials

     Asbestos-containing materials are present in most of CPI's properties, primarily in the form of vinyl asbestos tile, mastics and roofing materials, which are generally in good condition. Asbestos-containing materials in the form of spray-on fireproofing and thermal system insulation are also present in certain of CPI's properties in limited concentrations or in limited areas. The presence of such asbestos-containing materials does not violate currently applicable laws. Asbestos-containing materials are removed by CPI in the ordinary course of any renovation, reconstruction and expansion, and in connection with the retenanting of space. Although it is difficult to assess the costs of abatement or removal of such asbestos-containing materials at this time, and no assurance can be given as to the magnitude of such costs, CPI does not believe that such costs will be material to CPI's financial condition or results of operations. CPI has developed and is implementing an operations and maintenance program that establishes operating procedures with respect to asbestos-containing materials.

  Underground Storage Tanks

     Some of CPI's properties and certain adjacent properties contain, or at one time contained, underground storage tanks used to store heating oil for on-site consumption or petroleum products. At present, CPI is aware of three underground storage tanks owned and operated by CPI, and is either currently in compliance with applicable environmental regulations or has begun or scheduled appropriate compliance activities in all cases. CPI is also aware of additional underground storage tanks at its properties operated by tenants or subtenants that are also responsible for compliance with respect to such tanks. Upon any such tenant's or subtenant's failure to cause such compliance activities, CPI could become primarily responsible for such compliance.

     In addition, CPI has begun soil remediation to address contamination associated with an underground storage tank which was located on a tract of undeveloped land owned by CPI near Roosevelt Field in Garden City, New York. Such remediation is being conducted in accordance with applicable environmental laws and is expected to be completed in the spring of 2001.

     The costs of underground storage tank compliance, closure, removal and remediation activities are not expected to have a material adverse effect on CPI's financial condition or results of operations.

LEGAL PROCEEDINGS

     There are no material legal proceedings pending or threatened against CPI.

EMPLOYEES

     As of June 1, 1998, CPI employed a full-time staff of 502 persons and a part-time staff of 461 persons. Twenty-seven of CPI's employees are covered by collective bargaining agreements. CPI's management considers its union relations to be good.

INSURANCE

     CPI has commercial general liability, fire, flood, extended coverage and rental loss insurance with respect to all its properties and believes that such insurance provides adequate coverage.

  Additional Information

     The following schedule sets forth certain information regarding certain of CPI's properties.

                              INFORMATION SCHEDULE

                              OWNERSHIP
                               INTEREST        CPI'S      YEAR BUILT       TOTAL
                            (EXPIRATION IF   PERCENTAGE       OR            GLA
        NAME/LOCATION      GROUND LEASE)(1)   INTEREST     ACQUIRED    (SQUARE FEET)      ANCHORS/SPECIALTY ANCHORS
        -------------      ----------------  ----------   ----------   -------------   -------------------------------
           REGIONAL MALLS
 1.  Aurora Mall.........        Fee           100.0%        1975          950,000     JC Penney, Foley's, Sears
     Aurora, CO
 2.  Brea Mall...........        Fee           100.0%        1977        1,300,000     Macy's, JC Penney, Nordstrom,
     Brea, CA                                                                          Robinson-May, Sears
 3.  Burlington Mall.....        Fee           100.0%        1968        1,255,000     Filene's, Macy's, Lord &
                                                                                       Taylor,
     Burlington, MA                                                                    Sears
 4.  Crystal Mall........        Fee            50.0%        1984          790,000     Filene's, Macy's, Sears,
     Waterford, CT                                                                     JC Penney
 5.  Gwinnett Place......        Fee            50.0%        1984        1,240,000     Macy's, Parisian, Rich's,
                                                                                       Sears,
     Atlanta, GA                                                                       JC Penney
 6.  Haywood Mall........      Fee and          50.0%        1980        1,255,000     Belk-Simpson, Dillard's,
     Greenville, SC         Ground Lease                                               JC Penney, Rich's, Sears
                             (May 2067)
 7.  Highland Mall.......      Fee and          50.0%        1971        1,100,000     Dillard's, Foley's, JC Penney
     Austin, TX             Ground Lease
                           (October 2070)
 8.  Lenox Square........        Fee           100.0%        1959        1,530,000     Macy's, Neiman Marcus, Rich's
     Atlanta, GA
 9.  Livingston Mall.....        Fee           100.0%        1972          990,000     Lord & Taylor, Macy's, Sears
     Livingston, NJ
10.  Metrocenter.........        Fee            50.0%        1973        1,350,000     Macy's, Dillard's East,
     Phoenix, AZ                                                                       JC Penney, Robinson-May, Sears
11.  Nanuet Mall.........        Fee           100.0%        1969          910,000     Macy's, Sears, Stern's
     Nanuet, NY
12.  Northlake Mall......        Fee           100.0%        1971          950,000     JC Penney, Macy's, Parisian,
     Atlanta, GA                                                                       Sears
13.  Ocean County Mall...        Fee           100.0%        1976          870,000     JC Penney, Macy's, Sears,
     Toms River, NJ                                                                    Stern's
14.  Palm Beach Mall.....        Fee            50.0%        1967        1,200,000     Burdines, JC Penney, Lord &
     West Palm Beach, FL                                                               Taylor, Sears, Dillard's(2)
15.  Phipps Plaza........        Fee           100.0%        1968          820,000     Lord & Taylor, Parisian, Saks
     Atlanta, GA                                                                       Fifth Avenue
16.  Rockaway                    Fee           100.0%        1977        1,210,000     JC Penney, Lord & Taylor,
     Townsquare..........
     Rockaway, NJ                                                                      Macy's, Sears
17.  Roosevelt Field.....        Fee           100.0%        1956        2,360,000     Bloomingdales, JC Penney,
     Garden City, NY                                                                   Macy's, Nordstrom, Stern's
18.  Santa Rosa Plaza....        Fee           100.0%        1982          695,000     Macy's, Mervyn's, Sears
     Santa Rosa, CA
19.  South Shore Plaza...        Fee           100.0%        1961        1,585,000     Filene's, Macy's, Lord &
     Braintree, MA                                                                     Taylor, Sears
20.  Town Center at
     Boca Raton..........        Fee           100.0%        1980        1,320,000     Bloomingdales, Burdines, Lord
     Boca Raton, FL                                                                    & Taylor, Saks, Sears,
                                                                                       Nordstrom (signed letter of
                                                                                       intent to open in 2000)
21.  Town Center at              Fee            50.0%        1986        1,275,000     Macy's, Parisian, Rich's,
     Cobb................                                                              Sears,
     Atlanta, GA                                                                       JC Penney
22.  Walt Whitman Mall...      Fee and          98.0%        1962          965,000     Macy's, Bloomingdales, Saks,
     Huntington, NY         Ground Lease                                               Lord & Taylor(3)
                           (December 2052)
23.  Westminster Mall....        Fee           100.0%        1974        1,095,000     JC Penney, Robinson-May,
     Westminster, CA                                                                   Robinson-May Home Store, Sears

                              OWNERSHIP
                               INTEREST        CPI'S      YEAR BUILT       TOTAL
                            (EXPIRATION IF   PERCENTAGE       OR            GLA
        NAME/LOCATION      GROUND LEASE)(1)   INTEREST     ACQUIRED    (SQUARE FEET)      ANCHORS/SPECIALTY ANCHORS
        -------------      ----------------  ----------   ----------   -------------   -------------------------------
         OFFICE BUILDINGS
 1.  The Lenox                   Fee           100.0%        1987          350,000     N/A
     Building............
     Atlanta, GA
 2.  Rockaway Office             Fee           100.0%        1983           90,000     N/A
     Building............
     Rockaway, NJ
          MIXED USE/OTHER
 1.  Rockaway Convenience
     Center..............        Fee           100.0%        1980              N/A     N/A
     Rockaway, NJ
 2.  Roosevelt Field
     Industrial Park.....        Fee           100.0%         N/A              N/A     N/A
     Garden City, NY
 3.  Charles Square(4)...        Fee           100.0%        1985              N/A     N/A
     Cambridge, MA
 4.  JW Marriott                 Fee           100.0%        1987              N/A     N/A
     Lenox(5)............
     Atlanta, GA

---------------
(1) The date listed is the expiration date of the last renewal option available to CPI under the ground lease. In a majority of the ground leases, the lessee has either a right of first refusal or the right to purchase the lessor's interest. Unless otherwise indicated, each ground lease listed in this column covers at least 50% of its respective property.
(2) Dillard's is scheduled to open in June of 1999.
(3) Bloomingdales is scheduled to open in August 1998, Lord & Taylor is scheduled to open in late 1998 and Saks is scheduled to open in early 1999.
(4) Land under hotel, retail and office complex.
(5) Land under 375-room hotel.

CRC'S PROPERTIES

     CRC owns (i) the building located at Three Dag Hammarskjold Plaza in New York City where CPI's executive offices are currently located; (ii) a 200,000 square foot building in Norfolk, Virginia which is leased to the J.C. Penney Company; (iii) an 85% interest in land owned by Mill Creek in Buford, Georgia (see "-- CPI and CRC"); (iv) 37 acres of vacant land, zoned for retail business, being held for development adjacent to a shopping center owned by CPI in Rockaway, New Jersey and (v) 203 acres of vacant land zoned for single family housing in Putnam, New York which is being marketed for sale.

     Three Dag Hammarskjold Plaza ("305 East 47 Street") is located on the north side of East 47th Street between First and Second Avenue in New York City, New York. The building is a 12-story office structure containing 123,000 square feet of rentable area. Following remeasurement, the total rentable area of the building will increase to approximately 139,000 square feet. Extensive renovations to the building were completed in 1983 and the result is a modern office building of high quality. There is no asbestos present in the structure.

     CRC holds a 100% leasehold interest in the multi-tenant office building that also serves as CPI and CRC headquarters in New York City. In addition, CPI holds a leasehold mortgage on the improvements which bears interest at 6% and requires annual interest payments to CPI of $1,233,907, and beginning January 1, 1999 through the maturity date of December 31, 2013 bears interest at 15% and requires annual interest and principal payments to CPI of $3,186,396. At maturity, a balloon payment of approximately $15 million is due. As of March 31, 1998, the principal amount outstanding on such loan was $20,565,000. CPI also owns a 100% fee interest in the land underlying the improvements.

     The operating data for 305 East 47 Street is as follows:

     The occupancy rate (based on a weighted average at year-end) for each of the years 1993 through 1997 and the three months ended March 31, 1998 is 100%, 88%, 83%, 83%, 81% and 77%, respectively. CPI is the only tenant occupying more than 10% of the rentable square feet of the building.

     The principal provisions of the lease with CPI are as follows. CPI currently rents 61,086 square feet of the building at an average base rent of $23.94 per square foot pursuant to a lease, which expires December 31, 2005. Davis Polk & Wardwell, a law firm, has executed a lease at 305 East 47 Street. The lease commenced on June 22, 1998. Davis Polk & Wardwell will occupy 29,480 square feet of space at an average base rent of $24.00 per square foot. Davis Polk & Wardwell's lease expires on March 21, 2009.

     The following is a schedule of lease expirations:

                                                                                   % OF TOTAL     % OF TOTAL
                                   GLA                                               GLA(2)       ANNUALIZED
                     NUMBER       UNDER                        TOTAL ANNUALIZED      LEASED      BASE RENT(3)
                       OF       EXPIRING    TOTAL ANNUALIZED   BASE RENT/SQUARE   REPRESENTED    REPRESENTED
  YEAR OF LEASE      LEASES     LEASES(1)   BASE RENT UNDER       FOOT UNDER      BY EXPIRING    BY EXPIRING
    EXPIRATION      EXPIRING    (SQ. FT.)   EXPIRING LEASES    EXPIRING LEASES     LEASES(%)      LEASES(%)
  -------------     ---------   ---------   ----------------   ----------------   -----------    ------------
03/31/98 - 12/31/98..      1       3,200       $  112,000          $  35.00            6.90%          9.21%
      1999........      --            --               --                --            0.00%          0.00%
      2000........      --            --               --                --            0.00%          0.00%
      2001........      --            --               --                --            0.00%          0.00%
      2002........       1         8,933          223,325             25.00           19.27%         18.36%
      2003........       1         9,800          186,200             19.00           21.14%         15.31%
      2004........      --            --               --                --            0.00%          0.00%
      2005........       1        11,667          280,008             24.00           25.16%         23.02%
      2006........      --            --               --                --            0.00%          0.00%
      2007........       1        12,766          414,895             32.50           27.53%         34.11%
                       ---       -------       ----------          --------          ------         ------
Total.............       5        46,366       $1,216,428                            100.00%        100.00%
                       ===       =======       ==========                            ======         ======
Weighted Average...                                                $  26.24

---------------
(1) All month-to-month tenants as of March 31, 1998 are considered to have a lease expiring in 1998.

(2) Total Leased GLA is 46,366 square feet as of March 31, 1998 excluding 49,873 square feet leased to CPI.

(3) Total Annualized Rent is $1,216,428 as of March 31, 1998.

     The following chart lists tax depreciation terms (for purposes of this chart, any construction allowances, deferred costs, development costs, leasing commissions, free rent and similar items are not included):

              DESCRIPTION                (I) BASIS      (II) RATE     (III) METHOD     (IV) LIFE-YEARS
              -----------                ----------     ---------     ------------     ---------------
Building and Building Step-Up..........  $28,680,006       0.0286     Straight Line           35
Building Improvements..................      42,815        0.0286     Straight Line           35

     The realty tax rate for 305 East 47 Street is $10.164 per $100 of assessed value. Annual realty taxes are $764,735. There are currently no proposed improvements anticipated to be made with respect to the building. Annual realty taxes for the 1999 tax year are estimated to be $766,569.

ACQUISITIONS AND DISPOSITIONS

     On April 1, 1997 CRC sold its limited partner interests in three partnerships, each of which owned property held for investment, to the general partner, CPI, for approximately $2.4 million.

     In addition, CRC's asset management contract with respect to the General Motors Building ended in December of 1996 when the General Motors Building became wholly owned by CPI, and CRC no longer receives fees with respect to such contract. CRC received asset management fees of approximately $1.6 million and $1.4 million for 1996 and 1995, respectively in connection with its management of the General Motors Building.

COMPETITION

     CRC management believes that it competes favorably in the office building and land development businesses primarily as a result of its management and operational expertise and its relationship with CPI. See "BUSINESS OF SDG, CPI and CRC -- CPI and CRC -- CRC."

     There are numerous commercial developers, real estate companies and other owners of real estate that compete with CRC in its trade areas. This results in competition for both acquisition of prime sites (including land for development and operating properties) and for tenants to occupy the space that CRC and its competitors develop and lease.

     The office building owned by CRC is located in midtown Manhattan in New York City, and there are other office buildings in the area which currently or potentially compete with the office building owned by CRC. The existence of competitive properties could have a material adverse effect on CRC's ability to lease space and on the level of rents CRC can obtain.

     The land held by CRC for development is located in relatively undeveloped areas where other developers could potentially acquire nearby properties and compete with CRC. The existence of other available land in such areas could have a material adverse effect on CRC's ability to sell its land and on the price CRC can obtain.

ENVIRONMENTAL MATTERS

     CRC is not aware of any environmental liability that it believes would have a material adverse effect on CRC. CRC believes that its properties are in compliance, in all material respects, with all federal, state and local environmental laws, ordinances and regulations. However, no assurance can be given that all environmental liabilities have been identified or that no prior owner, prior tenant or current tenant has created any material environmental condition not known to CRC, that the current environmental condition of CRC's properties will not be affected by tenants and occupants, by the condition of nearby properties, or by unrelated third parties, or that future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations or the interpretation thereof) will not result in the imposition of environmental liability.

  Asbestos-Containing Materials

     Asbestos-containing materials are present in certain of CRC's properties, primarily in the form of vinyl asbestos tile, mastics and roofing materials, which are generally in good condition. Asbestos-containing materials in the form of spray-on fireproofing and thermal system insulation are also present in certain of CRC's properties in limited concentrations or in limited areas. The presence of such asbestos-containing materials does not violate currently applicable laws. Asbestos-containing materials are removed by CRC in the ordinary course of any renovation, reconstruction and expansion, and in connection with the retenanting of space. Although it is difficult to assess the costs of abatement or removal of such asbestos-containing materials at this time, and no assurance can be given as to the magnitude of such costs, CRC does not believe that such costs will be material to CRC's financial condition or results of operations.

LEGAL PROCEEDINGS

     There are no material legal proceedings pending or, to its knowledge, threatened against CRC.

EMPLOYEES

     As of June 1, 1998, CRC had no employees.

INSURANCE

     CRC has commercial general liability, fire, flood, extended coverage and rental loss insurance with respect to all its properties and believes that such insurance provides adequate coverage.

JOINT VENTURES

     At certain of CPI's properties held as joint ventures, CPI and its partners each have rights of first refusal, subject to certain conditions, to acquire additional ownership in such property should the other partner decide to sell its ownership interest. In addition, certain of CPI's properties held as joint ventures contain "buy-sell" provisions, which give the partners the right to trigger a purchase or sale of ownership interest amongst the partners.

MORTGAGE FINANCING ON PROPERTIES

     See the table below which sets forth certain information regarding the mortgages and other debt encumbering the properties owned by CPI and CRC. All mortgages on the properties are non-recourse.

               MORTGAGE AND OTHER DEBT ON PORTFOLIO PROPERTIES(1)

                                                             FACE AMOUNT
                                                              MARCH 31,     ANNUAL DEBT    MATURITY
PROPERTY NAME                               INTEREST RATE       1998          SERVICE        DATE
-------------                               -------------    -----------    -----------    --------
CPI
Net Leased Properties
  J.C. Penney, Northgate Mall, Hixon,
     TN(2)................................       6.80%       $ 1,003,495    $  273,864     05/31/02
Consolidated Properties
  Northlake Mall (J.C. Penney site)(3)....       8.00%       $ 1,181,997    $  262,543     12/01/02
  South Shore Plaza (outparcel)(4)........       9.75%       $   123,537    $   65,772     04/01/00
Joint Venture Properties
  Crystal Mall............................       8.66%       $51,048,592    $5,384,496     02/01/03
  Metrocenter.............................       8.45%       $31,467,604    $3,030,876     02/28/08
  Gwinnett Place..........................       7.54%       $40,161,512    $3,411,504     04/01/07
  Highland Mall...........................       9.75%       $ 8,171,848    $1,175,323     12/01/09
  Highland Mall...........................       8.50%       $   349,374    $  115,756     10/01/01
  Highland Mall...........................       9.50%       $ 3,291,092    $1,087,225     11/01/01
  Town Center at Cobb.....................       7.54%       $51,168,742    $4,346,508     04/01/07
  Palm Beach Mall.........................       8.21%       $51,144,758    $5,072,424     12/15/02
CRC
  J.C. Penney, Norfolk, VA................       8.50%       $ 1,121,203    $  352,305     11/30/01

---------------
 (1) During the term of these loans, there is amortization of the principal amount.

 (2) Property is net leased to J.C. Penney at Northgate Mall.

 (3) Mortgage encumbers only J.C. Penney store at Northlake Mall.

 (4) Mortgage encumbers only office building on outparcel at South Shore Plaza.

   CPI AND CRC SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of CPI Common Stock (and the proportionate beneficial interest in CRC Common Stock) and CPI Series A Preferred Stock (and the proportionate beneficial interest in CRC Common Stock) as of June 15, 1998, as determined in accordance with Rule 13d-3 under the Exchange Act, with respect to (i) each of CPI's directors and executive officers, (ii) each person who is known by CPI to beneficially own more than 5% of CPI Common Stock or CPI Series A Preferred Stock, and (iii) all current directors and executive officers of CPI as a group. Each individual or entity named has sole investment and voting power with respect to shares of CPI Common Stock or CPI Series A Preferred Stock beneficially owned by him or her.

                                  BENEFICIAL OWNERSHIP PRIOR
                                   TO CPI MERGER DIVIDENDS                     BENEFICIAL OWNERSHIP AFTER THE MERGER(1)
                                        AND THE MERGER               ------------------------------------------------------------
                            --------------------------------------                            SIMON GROUP
                                                   CPI SERIES A          SIMON GROUP           SERIES A           SIMON GROUP
                                CPI COMMON           PREFERRED             COMMON              PREFERRED            SERIES B
                                 STOCK(2)            STOCK(2)             STOCK(2)             STOCK(2)        PREFERRED STOCK(2)
                            ------------------   -----------------   -------------------   -----------------   ------------------
NAME AND ADDRESS OF         NUMBER OF            NUMBER OF           NUMBER OF             NUMBER OF           NUMBER OF
BENEFICIAL OWNER(3)          SHARES        %      SHARES       %       SHARES      %(4)     SHARES       %      SHARES        %
-------------------         ---------    -----   ---------   -----   ----------    -----   ---------   -----   ---------    -----
Abdlatif Y. Al-Hamad......    10,767(5)      *         --       --      22,414         *         --       --      2,045         *
Saleh F. Alzouman.........     1,000(6)      *         --       --       2,081         *         --       --        190         *
Robert E Angelica.........        --(7)     --         --       --          --(7)     --         --       --         --(7)     --
Gilbert Butler............     8,000(8)      *         --       --      16,654         *         --       --      1,520         *
David P. Feldman..........     8,000(8)      *         --       --      16,654         *         --       --      1,520         *
Andrea Geisser............    10,374(9)      *         --       --      21,596         *         --       --      1,971         *
Hans C. Mautner...........   243,767(10)     *         --       --     507,474         *         --       --     46,315         *
Damon Mezzacappa..........     8,000(8)      *         --       --      16,654         *         --       --      1,520         *
S. Lawrence Prendergast...        --(11)    --         --       --          --(11)    --         --       --         --(11)    --
Daniel Rose...............    13,245(12)     *         --       --      27,573         *         --       --      2,516         *
Dirk van den Bos..........        --(13)     *         --       --          --(13)     *         --       --         --(13)     *
Jan H.W.R. van der
 Vlist....................        --(13)     *         --       --          --(13)     *         --       --         --(13)     *
Mark S. Ticotin...........   107,000(14)     *         --       --     222,752         *         --       --     20,330         *
G. Martin Fell............    88,610(15)     *         --       --     184,468         *         --       --     16,835         *
Michael L. Johnson........    56,667(16)     *         --       --     117,969         *         --       --     10,766         *
J. Michael Maloney........    91,500(15)     *         --       --     190,484         *         --       --     17,385         *
Telephone Real Estate
 Equity Trust(17).........  8,641,397(18) 34.09     3,450     1.65   17,989,660(19) 10.70     3,450     1.65   1,641,865    34.11
Kuwait....................  4,411,967(20) 17.42        --       --   9,184,832      5.46         --       --    838,273     17.42
Kuwait Fund for Arab
 Economic
 Development(21)..........  1,507,744     5.95         --       --   3,138,821      1.87         --       --    286,471      5.95
The Public Institution for
 Social Security --
 Kuwait(22)...............   389,449      1.54         --       --     810,754         *         --       --     73,955      1.54
Stichting Pensioenfonds
 Voor De Gezondheid
 Geestelijke En
 Maatschappelijke
 Belangen.................  1,965,588(23)  7.44   150,000    71.68   4,091,161(24) 2.43%    150,000    71.68    373,461      7.76
All directors and
 executive officers of CPI
 as a group (16
 persons).................   646,930      2.51         --       --   1,346,773         *         --       --    122,913      2.55

---------------
  *  Less than 1.0%
 (1) Assumes that all options to purchase CPI Common Stock are exercised prior to the Effective Time.
 (2) Includes proportionate beneficial ownership in CRC Common Stock held in the CRC Trusts.
 (3) Unless otherwise indicated, the address of each person is c/o Corporate Property Investors, Inc., Three Dag Hammarskjold Plaza, 305 East 47th Street, New York, New York 10017-2391.
 (4) Based upon number of shares of SDG Common Stock outstanding on June 30, 1998.
 (5) Includes options to purchase 8,000 shares of CPI Common Stock.
 (6) Represents options to purchase 1,000 shares of CPI Common Stock.
 (7) Mr. Angelica assigned the economic benefit of options to purchase 1,000 shares of CPI Common Stock granted to him to the Telephone Real Estate Equity Trust pursuant to an agreement dated May 7, 1997. See note (18).

 (8) Represents options to purchase 8,000 shares of CPI Common Stock.

 (9) Includes options to purchase 8,000 shares of CPI Common Stock, 1,259 shares of CPI Common Stock held in custodianship for his daughter Carla E. Geisser and 660 shares of CPI Common Stock held in custodianship for his son Daniel Geisser.

(10) Includes options to purchase 110,000 shares of CPI Common Stock.

(11) Mr. Prendergast assigned the economic benefit of options to purchase 1,000 shares of CPI Common Stock granted to him to the Telephone Real Estate Equity Trust pursuant to an agreement dated July 14, 1997. See note (18).

(12) All shares are held by Mr. Rose as Trustee pursuant to a Trust Agreement dated August 28, 1972 for the benefit of his children, Emily Rose, Joseph
     B. Rose and Gideon G. Rose.

(13) Mr. van den Bos and Mr. van der Vlist have each assigned the economic benefit of options to purchase 1,000 shares of CPI Common Stock granted to them to PGGM. See note (22).

(14) Includes options to purchase 85,000 shares of CPI Common Stock.

(15) Includes options to purchase 75,000 shares of CPI Common Stock.

(16) Includes options to purchase 44,167 shares of CPI Common Stock, including options to purchase 13,333 shares of CPI Common Stock which were transferred pursuant to a Trust Agreement dated April 21, 1997 for the benefit of Mr. Johnson's children, Katharine A. Johnson and Christopher A. Johnson. Mr. Johnson does not exercise any control over such trust.

(17) State Street Bank & Trust Company, the address of which is Master Trust Division -- W6C, One Enterprise Drive, North Quincy, Massachusetts 02171, holds all such shares, not individually, but solely as Trustee of the Telephone Real Estate Equity Trust.

(18) Includes 24,808 shares of CPI Common Stock issuable upon the conversion of all 3,450 shares of CPI Series A Preferred Stock held by the Telephone Real Estate Equity Trust at a conversion price of $139.065 per share. Includes options to purchase 1,000 shares of CPI Common Stock granted to Robert E. Angelica and options to purchase 1,000 shares of CPI Common Stock granted to S. Lawrence Prendergast. Mr. Angelica and Mr. Prendergast assigned the economic benefit of such options to the Telephone Real Estate Equity Trust pursuant to agreements dated May 7, 1997 and July 14, 1997, respectively.

(19) Assumes conversion of all 3,450 shares of CPI Series A Preferred Stock held by the Telephone Real Estate Equity Trust prior to the Merger.

(20) All such shares are held by the Kuwait Investment Authority as agent for the Government of Kuwait, the address of which is P.O. Box 64, Safat, Kuwait, Attn.: Dr. Adnan Al-Sultan.

(21) The address of the Kuwait Fund for Arab Economic Development is c/o the United Bank of Kuwait, PLC, P.O. Box 2921, Safat, 13030 Kuwait, Attn.: Mr. Bader Al-Humaidhi.

(22) The address of The Public Institution for Social Security-Kuwait; the address of which is P.O. Box 24523, Safati, 13104 Kuwait, Attn.: Mr. Majed Al-Ajeel.

(23) Includes 1,078,632 shares of CPI Common Stock issuable upon the conversion of all 150,000 shares of CPI Series A Preferred Stock held by PGGM at a conversion price of $139.065 per share. The address of PGGM is Kroostweg-Noord 149, Postbus 117, 3700AC Zeist, The Netherlands. Includes options to purchase 1,000 shares of CPI Common Stock granted to Mr. van den Bos and options to purchase 1,000 shares of CPI Common Stock granted to Mr. van der Vlist. Mr. van den Bos and Mr. van der Vlist have each assigned the economic benefit of such options to PGGM.

(24) Assumes conversion of all 150,000 shares of CPI Series A Preferred Stock held by PGGM prior to the Merger.

                DESCRIPTION OF SIMON GROUP AND CRC CAPITAL STOCK

     The following summary is a description of certain provisions of the Restated Certificate of Incorporation (the "Simon Group Charter"), the Restated Certificate of Incorporation of CRC (the "CRC Charter"), the Restated By-laws (the "Simon Group By-laws") of Simon Group and the Restated By-laws (the "CRC By-laws"), as each will be in effect at the consummation of the Merger. This summary does not purport to be complete and is qualified by reference to the Simon Group Charter the CRC Charter and Simon Group By-laws the CRC By-laws, forms of which have been filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus is a part.

     Under the Simon Group Charter, the total number of shares of all classes of capital stock that Simon Group will have authority to issue is 750,000,000 shares, par value $0.0001 per share, consisting of 400,000,000 shares of Simon Group Common Stock, 12,000,000 shares of Simon Group Class B Common Stock, 4,000 shares of Simon Group Class C Common Stock, 237,996,000 shares of Excess Common Stock, par value $0.0001 per share ("Simon Group Excess Common Stock") and 100,000,000 shares of Preferred Stock, par value $0.0001 per share ("Simon Group Preferred Stock"), of which 209,249 shares will be designated 6.50% Series A Simon Group Convertible Preferred Stock (the "Simon Group Series A Preferred Stock"), 5,000,000 shares will be designated 6.50% Series B Simon Group Convertible Preferred Stock (the "Simon Group Series B Preferred Stock"), 209,249 shares will be designated Series A Excess Preferred Stock (the "Simon Group Series A Excess Preferred Stock") and 5,000,000 shares have been designated Series B Excess Preferred Stock (the "Simon Group Series B Excess Preferred Stock" and, together with the Simon Group Series A Preferred Stock, the Simon Group Series B Preferred Stock and the Simon Group Series A Excess Preferred Stock, the "Simon Group Convertible Preferred Stock").

     Under the CRC Charter, CRC will have authority to issue 750,000 shares of Common Stock par value $0.0001 per share, of CRC ("CRC Common Stock").

COMMON STOCK; BENEFICIAL OWNERSHIP OF CRC COMMON STOCK

SIMON GROUP COMMON STOCK, SIMON GROUP CLASS B COMMON STOCK AND SIMON GROUP CLASS C COMMON STOCK

     As of March 31, 1998, after giving pro forma effect to the Merger and assuming the exercise of all CPI options, Simon Group will have 160,902,609 shares of Simon Group Common Stock outstanding, 3,200,000 shares of Simon Group Class B Common Stock outstanding and 4,000 shares of Simon Group Class C Common Stock outstanding. Holders of Simon Group Common Stock, Simon Group Class B Common Stock and Simon Group Class C Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, other than the election of directors elected exclusively by the holders of Simon Group Class B Common Stock and the election of directors elected exclusively by the holders of Simon Group Class C Common Stock. Holders of Simon Group Common Stock, Simon Group Class B Common Stock and Simon Group Class C Common Stock have no right to cumulative voting for the election of directors. Subject to preferential rights of holders of Simon Group Preferred Stock, the holders of Simon Group Common Stock, Simon Group Class B Common Stock and Simon Group Class C Common Stock are entitled to receive ratably such dividends as may be declared by the Simon Group Board of Directors out of funds legally available therefor. If Simon Group is liquidated, subject to the right of the holders of Simon Group Preferred Stock (including any Simon Group Excess Preferred Stock (as defined below) into which shares such series has been converted) to receive preferential distributions, each outstanding share of Simon Group Common Stock, Simon Group Class B Common Stock and Simon Group Class C Common Stock, including shares of Simon Group Excess Common Stock, if any, will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of Simon Group.

  Special Rights of Simon Group Class B Common Stock

     Upon consummation of the Merger, all outstanding shares of Simon Group Class B Common Stock will be held by the Simons. The holders of Simon Group Class B Common Stock are entitled to elect four of the

13 directors of Simon Group, unless their portion of the aggregate equity interest of Simon Group (including Simon Group Common Stock, Simon Group Class B Common Stock and SDG Units considered on an as-converted basis) decreases to less than 50% of the amount that they owned as of August 9, 1996, in which case they will be entitled to elect only two directors of Simon Group.

     Shares of Simon Group Class B Common Stock may be converted at the holder's option into an equal number of shares of Simon Group Common Stock. If the Simons' aggregate equity interest in Simon Group on a fully diluted basis has been reduced to less than 5%, the outstanding shares of Simon Group Class B Common Stock convert automatically into an equal number of shares of Simon Group Common Stock. Shares of Simon Group Class B Common Stock also convert automatically into an equal number of shares of Simon Group Common Stock upon the sale or transfer thereof to a person not affiliated with the Simons. Holders of shares of Simon Group Common Stock and Simon Group Class B Common Stock have no sinking fund rights, redemption rights or preemptive rights to subscribe for any securities of Simon Group.

  Special Rights of Simon Group Class C Common Stock

     Upon consummation of the Merger, all outstanding shares of Simon Group Class C Common Stock will be held by the DeBartolos. Except with respect to the right to elect directors, as summarized below, each share of Simon Group Class C Common Stock has the same rights and restrictions as a share of Simon Group Class B Common Stock.

     The holders of Simon Group Class C Common Stock are entitled to elect two of the 13 directors of Simon Group, unless their portion of the aggregate equity interest of Simon Group (including Simon Group Common Stock, Simon Group Class B Common Stock and SDG Units considered on an as-converted basis) decreases to less than 50% of the amount that they owned as of August 9, 1996, in which case they will be entitled to elect only one director of Simon Group. Shares of Simon Group Class C Common Stock may be converted at the holder's option into an equal number of shares of Simon Group Common Stock. If the DeBartolos' aggregate equity interest in Simon Group on a fully diluted basis is reduced to less than 5%, the outstanding shares of Simon Group Class C Common Stock convert automatically into an equal number of shares of Simon Group Common Stock. Shares of Simon Group Class C Common Stock also convert automatically into an equal number of shares of Simon Group Common Stock upon the sale or transfer thereof to a person not affiliated with the DeBartolos. Holders of shares of Simon Group Class C Common Stock have no sinking fund rights, redemption rights or preemptive rights to subscribe for any securities of Simon Group.

NUMBER OF DIRECTORS; INDEPENDENT DIRECTORS; VACANCIES; REMOVAL

     Under the Simon Group Charter, so long as any shares of both Simon Group Class B Common Stock and Simon Group Class C Common Stock are outstanding, the number of members of the Simon Group Board of Directors shall be 13, so long as any shares of Simon Group Class B Common Stock (but no Simon Group Class C Common Stock) are outstanding, or if any shares of Simon Group Class C Common Stock (but no shares of Simon Group Class B Common Stock) are outstanding, the number of members of the Simon Group Board of Directors shall be nine, and if no shares of Simon Group Class B Common Stock or Simon Group Class C Common Stock are outstanding, the number of members of the Simon Group Board of Directors shall be fixed by the Simon Group Board of Directors from time to time. Under the Simon Group Charter, at least a majority of the directors shall be Independent Directors. The Simon Group Charter further provides that, subject to any separate rights of holders of Simon Group Preferred Stock or as described below, any vacancies on the Simon Group Board of Directors resulting from death, disability, resignation, retirement, disqualification, removal from office, or other cause of a director shall be filled by a vote of the stockholders or a majority of the directors then in office.

     Any vacancies on the Simon Group Board of Directors with respect to a director elected by the holders of Simon Group Class C Common Stock shall be filled as follows: (a) any vacancy resulting from the death, disability, resignation, retirement, disqualification, removal from office or other cause of Mr. Frederick W. Petri (and any person duly nominated and elected to serve as his replacement) shall be filled by the holders of

Simon Group Class C Common Stock, voting as a separate class, to elect as a replacement director a candidate who is an Independent Director, who has similar experience and standing in the business community to the Independent Directors and who has been approved by a majority of the Independent Directors elected by the holders of Simon Group Common Stock and other capital stock entitled to vote with the Simon Group Common Stock as a single class. If such Independent Directors do not approve such candidate, the holders of Simon Group Class C Common Stock may propose another candidate for approval by a majority of such Independent Directors. The right of holders of Simon Group Class C Common Stock to propose candidates to the Independent Directors shall continue until one such candidate is approved by a majority of such Independent Directors; (b) at any time prior to December 31, 2003, any vacancy in the seat on the Board of Directors occupied by Ms. Marie Denise DeBartolo York at the Effective Time other than one resulting from her death or disability shall reduce by such vacancy an equivalent number of the directors that holders of Simon Group Class C Common Stock may, voting as a separate class, elect, and such vacancy shall be filled by a majority of the entire Board of Directors; and (c) any vacancy in the seat on the Board of Directors occupied by Ms. DeBartolo York at the Effective Time resulting from the death or disability of Ms. DeBartolo York, or
(ii) at any time on or subsequent to December 31, 2003, shall be filled by holders of Simon Group Class C Common Stock, voting as a separate class, to elect as a replacement director a candidate who is either (i) the Chief Executive Officer of EJDC (or any successor to such corporation), (ii) the Chief Financial Officer of EJDC (or any successor to such corporation), provided that such person was the Chief Financial Officer of EJDC at the Effective Time or
(iii) an Independent Director, who has similar experience and standing in the business community to the Independent Directors and who has been approved by a majority of the Independent Directors elected by the holders of Simon Group Common Stock and other capital stock entitled to vote with the Simon Group Common Stock as a single class. If such Independent Directors do not approve such candidate, the holders of Simon Group Class C Common Stock may propose another candidate for approval by a majority of such Independent Directors. The right of holders of Simon Group Class C Common Stock to propose candidates to the Independent Directors shall continue until one such candidate is approved by a majority of such Independent Directors.

     The Simon Group Charter provides that, subject to the right of holders of any class or series separately entitled to elect one or more directors, if any such right has been granted, directors may be removed with or without cause upon the affirmative vote of holders of at least a majority of the voting power of all the then outstanding shares entitled to vote generally in the election of directors, voting together as a single class.

BENEFICIAL OWNERSHIP OF CRC COMMON STOCK

     All of the outstanding stock of CRC will be owned by the CRC Trusts for the benefit of Simon Group's stockholders, in proportion to the number of shares of common stock of Simon Group held by them, pursuant to a Trust Agreement, dated as of October 30, 1979 (the "Common Stock Trust Agreement"), a Trust Agreement, dated as of August 26, 1994 (the "Preference Shares Trust Agreement" and, together with the Common Stock Trust Agreement, the "Trust Agreements"). The Trust Agreements provide, and any CRC Trusts created in the future will provide, that all cash dividends and other assets received by the trustee for the relevant CRC Trust, exclusive of shares of stock, warrants and rights to purchase shares of stock, of CRC, will be distributed currently by such trustee to the beneficiaries of the CRC Trust in proportion to the respective number of shares of Simon Group Equity Stock held by them. Each of the Trust Agreements provides that the beneficial interest of the shares of CRC Common Stock held in trust are not transferable separately but only by and as part of a transfer of shares of Simon Group Equity Stock, and every sale or transfer of Simon Group Equity Stock shall include all or a proportionate part of such transferor's beneficial interest in the shares of stock of CRC or in any other assets held in the CRC Trust. Each of the Trust Agreements provides that the CRC Trusts shall terminate upon the earlier to occur of (i) the dissolution of Simon Group or
(ii) upon notification to the trustee under the Trust Agreements of the vote to that effect, at a meeting or by proxy, of beneficiaries of the respective CRC Trust holding two-thirds of the outstanding shares of Simon Group Equity Stock. In addition, the Preference Shares Trust Agreement provides that shares held by the trustee thereunder will be transferred to the trustee under the Common Stock Trust Agreement as Simon Group Series A Preferred Stock and Simon Group Series B Preferred Stock is converted into Simon Group Common Stock.

Upon termination of any CRC Trust, the assets of such trust will be transferred and assigned to the beneficiaries of such CRC Trust.

     Under the CRC Charter, the number of members of the CRC Board of Directors shall be 13 initially and may be fixed by the CRC Board of Directors in the future. The CRC Charter further provides that only directors of Simon Group may serve as directors of CRC. Under the CRC Charter, at least a majority of the directors shall be Independent Directors. Any vacancies on the CRC Board of Directors resulting from death, disability, resignation, retirement, disqualification, removal from office, or other cause shall be filled by a vote of the stockholders or a majority of the directors then in office. The CRC Charter provides that directors may be removed with or without cause upon the affirmative vote of holders of at least a majority of the voting power of all of the then outstanding shares entitled to vote generally in the election of directors.

     Board of Directors of CRC. The trustee under each Trust Agreement is obligated under the Trust Agreement to which it is a party to vote the CRC Common Stock held by it so that each member of the Board of Directors of CRC is also a director of Simon Group.

PREFERRED STOCK

     Subject to the restrictions prescribed by Delaware law and the Simon Group Charter, the Simon Group Board of Directors has the authority to issue the remaining authorized but unissued shares of Simon Group Preferred Stock in one or more series and to fix the designation, relative rights, preferences and limitations of shares of each series, including dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of Simon Group Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Simon Group Common Stock, Simon Group Class B Common Stock and Simon Group Class C Common Stock and may have the effect of delaying, deferring or preventing a change in control of Simon Group. Pursuant to the Simon Group Charter, whenever Simon Group designates a series of Simon Group Preferred Stock convertible into shares of Simon Group Common Stock, it must also designate an additional series of excess preferred stock of such series having substantially identical terms to such series of Simon Group Preferred Stock, but being subject to the transfer restrictions described below under "RESTRICTIONS ON TRANSFER". Any such series of excess preferred stock so designated, including the Simon Group Series A Excess Preferred Stock and the Simon Group Series B Excess Preferred Stock, are referred to herein collectively as "Simon Group Excess Preferred Stock."

SIMON GROUP CONVERTIBLE PREFERRED STOCK

     At March 31, 1998, after giving pro forma effect to the CPI Merger Dividends and assuming the exercise of all CPI options, based upon the number of shares of capital stock of CPI outstanding as of March 31, 1998, Simon Group would have had 209,249 shares of Simon Group Series A Preferred Stock and 4,966,038 shares of Simon Group Series B Preferred Stock outstanding.

  Priority

     The Simon Group Convertible Preferred Stock ranks, with respect to dividends, and the distribution of assets upon liquidation, senior to the Simon Group Equity Stock. The Simon Group Series A Preferred Stock and the Simon Group Series B Preferred Stock rank on a parity with respect to each of such rights. Classification of authorized but unissued capital stock into additional shares of Simon Group Preferred Stock and issuance thereof, unless ranking junior to or on a parity with Simon Group Series A Preferred Stock, must be approved by two-thirds vote of the holders of each of the Simon Group Series A Preferred Stock and Simon Group Series B Preferred Stock.

  Conversion Rights

     Conversion Rate for Simon Group Series A Preferred Stock. Based upon the conversion price in effect at December 31, 1997, the holders of Simon Group Series A Preferred Stock would have the right to convert their shares into the number of shares of Simon Group Common Stock obtained by dividing $1,000 (the liquidation preference) by $26.319 (the conversion price as adjusted for the Merger). The conversion price for the Simon Group Series A Preferred Stock is subject to adjustment in connection with certain events discussed below under "-- Adjustments to Conversion Rates."

     Conversion Rate for Simon Group Series B Preferred Stock. The holders of Simon Group Series B Preferred Stock have the right to convert their shares into a number of shares of Simon Group Common Stock obtained by dividing $100 (the liquidation preference) by $38.669 (the conversion price). The conversion price for the Simon Group Series B Preferred Stock is subject to adjustment in connection with certain events discussed below under "-- Adjustments to Conversion Rates."

     Adjustments to Conversion Rates. The conversion prices for the Simon Group Series A Preferred Stock and the Simon Group Series B Preferred Stock are subject to adjustment in connection with certain events, including (i) any subdivision or combination of shares of Simon Group Common Stock or the declaration of a distribution payable to holders of Simon Group Common Stock in additional shares of Simon Group Common Stock, (ii) issuances of rights or warrants to all holders of Simon Group Common Stock having an exercise price less than the current market price per share of Simon Group Common Stock, and
(iii) any consolidation or merger to which Simon Group is a party (other than in which Simon Group is the surviving person), any sale or conveyance to another person of all or substantially all the assets of Simon Group or any statutory exchange of securities with another person. In addition, the conversion price of Simon Group Series A Preferred Stock is subject to adjustment in the event that Simon Group retains cash flow after the payment of distributions on Simon Group Equity Stock.

  Dividends

     Holders of Simon Group Series A Preferred Stock are entitled to receive cumulative annual cash dividends when, as and if declared by the Simon Group Board of Directors, in their sole discretion, of $65.53 per share (an approximately 6.50% annual dividend, based upon the $1,000 liquidation preference per share) payable in equal semiannual installments on March 31 and September 30 of each year. Holders of Simon Group Series B Preferred Stock are entitled to receive cumulative annual cash dividends when, as and if declared by the Simon Group Board of Directors, in their sole discretion, of $6.50 per share (an approximately 6.50% annual dividend, based upon the $100 liquidation preference per share) payable in equal quarterly installments on March 31, June 30, September 30 and December 31 of each year.

     Simon Group may not declare or pay any dividend on the Simon Group Common Stock, the Simon Group Class B Common Stock or the Simon Group Class C Common Stock or on any other class of stock ranking junior to Simon Group Convertible Preferred Stock as to dividends and upon liquidation, distribution or winding up of Simon Group (the Simon Group Common Stock, Simon Group Class B Common Stock, and Simon Group Class C Common Stock, and any other such junior class being referred to as the "Junior Stock"), other than in shares of Junior Stock or rights to purchase or acquire Junior Stock, and Simon Group may not redeem or make any payment on account of, or set apart money for, a sinking or other analogous fund for the purchase, redemption or other retirement of any Junior Stock or make any distribution in respect thereof, in each case, either directly or indirectly and whether in cash or property or in obligations or shares of Simon Group, unless and until such time as all accrued and unpaid dividends with respect to Simon Group Convertible Preferred Stock have been paid (or declared and a sum sufficient for the payment thereof is set apart for such payment) and sufficient funds have been set apart for the payment of the dividend for the current dividend period with respect to Simon Group Convertible Preferred Stock.

  Redemption of Simon Group Series A Preferred Stock

     Simon Group may redeem shares of the Simon Group Series A Preferred Stock for the purpose of maintaining or bringing the direct or indirect ownership of the capital stock of Simon Group into conformity with the requirements of Section 856(a)(6) of the Code at the greater of (i) a price equal to the liquidation preference of the Simon Group Series A Preferred Stock ($1,000 per share), plus dividends accrued and unpaid to the date of redemption, and (ii) the current market price of the Simon Group Common Stock issuable upon conversion of such shares of Simon Group Series A Preferred Stock.

  Redemption of Simon Group Series B Preferred Stock

     Simon Group may redeem shares of the Simon Group Series B Preferred Stock at any time beginning on the fifth anniversary of the Effective Time at the following redemption prices (expressed as a percentage of the liquidation preference of the Simon Group Series B Preferred Stock -- i.e., $100 per share), plus dividends accrued and unpaid to the date of redemption:

                        YEAR                            %
                        ----                           ----
2003.................................................  105%
2004.................................................  104%
2005.................................................  103%
2006.................................................  102%
2007.................................................  101%
2008 and thereafter..................................  100%

  Voting Rights of the Simon Group Series A Preferred Stock

     The holders of Simon Group Series A Preferred Stock have the right to vote with the holders of the Simon Group Common Stock on all matters, voting together with the holders of shares of Simon Group Common Stock as a single class, on an as-converted basis.

     In addition, without the affirmative consent or approval of the holders of at least two-thirds of the shares of Simon Group Series A Preferred Stock, Simon Group may not:

          (i) authorize any class of stock ranking prior to the Simon Group Series A Preferred Stock with respect to dividends or distribution of assets upon dissolution or winding up of Simon Group;

          (ii) amend, alter or repeal any of the provisions of the Simon Group Charter so as to affect adversely the powers, preferences or rights of the holders of Simon Group Series A Preferred Stock;

          (iii) authorize or create, or increase the authorized amount of, any shares, or any security convertible into stock, of any class ranking prior to the Simon Group Series A Preferred Stock with respect to dividends or distribution of assets upon dissolution or winding up of Simon Group;

          (iv) merge or consolidate with or into any other person, unless each holder of shares of Simon Group Series A Preferred Stock immediately preceding such merger or consolidation shall receive or continue to hold in the resulting person the same number of shares, with substantially the same rights and preferences, as correspond to the shares of Simon Group Series A Preferred Stock so held;

          (v) increase the authorized number of shares of the Simon Group Series A Preferred Stock;

          (vi) amend, alter or modify any of the provisions of the Simon Group Series A Preferred Stock; or

          (vii) otherwise alter or change the powers, preferences, or rights, or qualifications, limitations or restrictions of the shares of the Simon Group Series A Preferred Stock so as to affect the holders thereof adversely.

  Voting Rights of the Simon Group Series B Preferred Stock

     In the event dividends or amounts payable to the Simon Group Series B Preferred Stock upon liquidation remain unpaid for six consecutive quarterly dividend periods, the size of the Board of Directors will automatically be increased by two and the holders of shares of Simon Group Series B Preferred Stock will

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

have the right to elect two directors to fill such vacant positions until such time as all dividends accrued and unpaid are paid in full.

     In addition, without the affirmative consent or approval of the holders of at least two-thirds of the shares of Simon Group Series B Preferred Stock, Simon Group may not:

          (i) amend, alter or repeal any provision of the Simon Group Charter so as to materially adversely affect the rights, preferences, privileges or voting power of the holders of shares of Simon Group Series B Preferred Stock; or

          (ii) authorize, create or increase the authorized or issued amount of any class or series of stock having rights senior to the Simon Group Series B Preferred Stock with respect to the payment of distributions or amounts upon liquidation, dissolution or winding up the affairs of Simon Group or to create, authorize or issue any obligation or security convertible into or evidencing the right to purchase such shares.

  Liquidation Rights

     In the event of any liquidation, dissolution or winding up of the affairs of Simon Group (any or all of such events, a "liquidation"), the holders of Simon Group Convertible Preferred Stock then outstanding shall be entitled to be paid out of the assets of Simon Group, before any payment shall be made to the holders of the Junior Stock, an amount equal to the relevant series of Simon Group Preferred Stock's liquidation preference -- $1,000 per share, in the case of the Simon Group Series A Preferred Stock, and $100 per share, in the case of the Simon Group Series B Preferred Stock -- plus an amount equal to any unpaid cumulative dividends on the Simon Group Convertible Preferred Stock accrued to the date when such payment shall be made available to the holders thereof.

CERTAIN PROVISIONS OF THE SDG OPERATING PARTNERSHIP AGREEMENT, THE SRC OPERATING
  PARTNERSHIP AGREEMENT, THE SIMON GROUP CHARTER, THE CRC CHARTER, SIMON GROUP
                    BY-LAWS AND CRC BY-LAWS AND DELAWARE LAW

SDG OPERATING PARTNERSHIP AGREEMENT AND THE SRC OPERATING PARTNERSHIP AGREEMENT

     The SDG Operating Partnership Agreement provides that Simon Group may not merge, consolidate or engage in any combination with another person other than a general partner of the SDG Operating Partnership or sell all or substantially all of its assets without the approval of the holders of a majority of the SDG Units held by the SDG Limited Partners. These voting requirements might limit the possibility for the acquisition or change in control of Simon Group, even if some of Simon Group's stockholders deem such a change to be in Simon Group's and their best interest.

     The SRC Operating Partnership Agreement provides that CRC may not merge, consolidate or engage in any combination with another person or sell all or substantially all of its assets without the approval of the holders of a majority of the CRC Units held by the limited partners of the SRC Operating Partnership. These voting requirements might limit the possibility for the acquisition or change in control of CRC, even if some of the holders of beneficial interests in CRC deem such a change to be in CRC's and their best interest. See "THE MERGER AGREEMENT AND RELATED MATTERS -- Certain Transactions and Agreements Relating to the Merger -- The Operating Partnerships; Simon Group Contribution Agreement."

DELAWARE LAW AND CERTAIN SIMON GROUP CHARTER, THE CRC CHARTER, SIMON GROUP BY-LAW AND
CRC BY-LAW PROVISIONS

     The Simon Group Charter and Simon Group By-laws and certain provisions of the DGCL may be deemed to have an anti-takeover effect and that may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including an attempt that might result in a premium over the market price for the shares held by stockholders. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Simon Group to negotiate first with its Board of Directors. Simon Group's management believes that the benefits of these provisions outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in an improvement of their terms.

  Delaware Anti-Takeover Law

     Simon Group and CRC, Delaware corporations, are subject to the provisions of Section 203 of the DGCL ("Section 203"). In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time at which such person became an interested stockholder unless: (i) prior to such time, the Board of Directors approved either the business combination or transaction in which the stockholder became an interested stockholder; or (ii) upon becoming an interested stockholder, the stockholder owned at least 85% of the corporation's outstanding voting stock other than shares held by directors who are also officers and certain employee benefit plans; or (iii) the business combination is approved by both the Board of Directors and by holders of at least 66 2/3% of the corporation's outstanding voting stock (at a meeting and not by written consent), excluding shares owned by the interested stockholder. For these purposes, the terms "business combination" includes mergers, asset sales and other similar transactions with an "interested stockholder," and "interested stockholder" means a person who, together with its affiliates and associates, owns (or, under certain circumstances, has owned within the prior three years) more than 15% of the outstanding voting stock. Although Section 203 permits a corporation to elect not to be governed by its provisions, neither Simon Group nor CRC have made this election.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND STOCKHOLDER PROPOSALS

     The Simon Group By-laws and the CRC By-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or bring other business before an annual meeting of stockholders of Simon Group or CRC, as applicable. This procedure provides that (i) only persons who are nominated by, or at the direction of, the Board of Directors, or by a stockholder who has given timely written notice containing specified information to the Secretary prior to the meeting at which directors are to be elected, will be eligible for election as directors of Simon Group or CRC, as applicable, and
(ii) at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Chairman of the Board of Directors or by a stockholder who has given timely written notice to the Secretary of such stockholder's intention to bring such business before such meeting. In general, for notice of stockholder nominations or business to be made at an annual meeting to be timely, such notice must be received by Simon Group or CRC, as applicable, not less than 60 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting. Such notice must contain information concerning the person or persons to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

     The purpose of requiring stockholders to give Simon Group or CRC advance notice of nominations and other business is to afford the Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although neither the Simon Group By-laws nor the CRC By-laws give the applicable Board of Directors any power to disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to Simon Group and CRC and their stockholders.

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

DIRECTOR ACTION

     The Simon Group Charter, CRC Charter, Simon Group By-laws, CRC By-laws and DGCL generally require that a majority of a quorum is necessary to approve any matter to come before the Simon Group or CRC Board of Directors; however, certain matters including sales of property, transactions with the Simons or the DeBartolos and certain affiliates and certain other matters will also require approval of a majority of the Independent Directors on the Simon Group and CRC Board of Directors.

DIRECTOR LIABILITY LIMITATION AND INDEMNIFICATION

     Both the Simon Group Charter and the CRC Charter provide that no director of Simon Group will be personally liable to the corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that such provision will not eliminate or limit the liability of a director for: (i) any breach of the director's duty of loyalty to the corporation and its stockholders; (ii) acts or omissions not in good faith;
(iii) any transaction from which the director derived an improper personal benefit; or (iv) any matter in respect of which such director would be liable under Section 174 of the DGCL. These provisions may have the effect of discouraging stockholders' actions against directors. The personal liability of a director for violation of the federal securities laws is not limited or otherwise affected. In addition, these provisions do not affect the ability of stockholders to obtain injunctive or other equitable relief from the courts with respect to a transaction involving gross negligence on the part of a director.

     The Simon Group Charter and the CRC Charter provide that Simon Group shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director or officer of Simon Group or CRC, as applicable, or is or was serving at the request of Simon Group or CRC, as applicable, as a director, officer or trustee of or in any other capacity with another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Simon Group or CRC, as applicable, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The DGCL provides that indemnification is mandatory where a director, or officer has been successful on the merits or otherwise in the defense of any proceeding covered by the indemnification statute.

     The DGCL generally permits indemnification for expenses incurred in the defense or settlement of third-party actions or action by or in right of the corporation, and for judgments in third party actions, provided there is a determination by directors who were not parties to the action, or if directed by such directors, by independent legal counsel or by a majority vote of a quorum of the stockholders, that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, or in a criminal proceeding that the person had no reason to believe his or her conduct to be unlawful. Without court approval, however, no indemnification may be made in respect of any action by or in right of the corporation in which such person is adjudged liable. The DGCL states that the indemnification provided by statute shall not be deemed exclusive of any rights under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the liability of officers may not be eliminated or limited under Delaware law.

     The right of indemnification, including the right to receive payment in advance of expenses, conferred by each of the Simon Group Charter and the CRC Charter is not exclusive of any other rights to which any person seeking indemnification may otherwise be entitled.

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

                            RESTRICTIONS ON TRANSFER

     The Simon Group Charter contains certain restrictions on the number of shares of capital stock of Simon Group (including the Simon Group Common Stock, Simon Group Class B Common Stock, Simon Group Class C Common Stock, Simon Group Convertible Preferred Stock and any other series of Simon Group Preferred Stock convertible into any class of common stock of Simon Group) that individual stockholders may own. For Simon Group to qualify as a REIT under the Code, in addition to other requirements discussed in "Federal Income Tax Considerations," not more than 50% in value of the outstanding capital stock of Simon Group may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) and the capital stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. In part because the management of Simon Group currently believes it is essential for Simon Group to maintain its status as a REIT, the provisions of the Simon Group Charter with respect to Simon Group Excess Stock contain restrictions on the acquisition of its capital stock intended to ensure compliance with these requirements.

     The Simon Group Charter provides that, subject to certain specified exceptions, no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than the ownership limit (the "Ownership Limit"), which is equal to 8% (18% in the case of the Simons) of any class of capital stock of Simon Group (calculated based on the lower of outstanding shares, voting power or value). In the event of a purported transfer or other event that would, if effective, result in the ownership of shares of stock in violation of the Ownership Limit, such transfer or other event with respect to that number of shares that would be owned by the transferee in excess of the Ownership Limit would be deemed void ab initio and the intended transferee would acquire no rights in such shares of stock. Such shares of stock would automatically be converted into shares of Simon Group Excess Stock according to rules set forth in the Simon Group Charter, to the extent necessary to ensure that the purported transfer or other event does not result in ownership of shares of stock in violation of the Ownership Limit. The Simon Group Board of Directors may exempt a person from the Ownership Limit if they receive a ruling from the IRS or an opinion of tax counsel that such ownership will not jeopardize Simon Group's status as a REIT. Stock of Simon Group that is held by a "qualified trust" within the meaning of Section 856(h)(3) of the Code is treated as held proportionately by the beneficiaries of such trust. Simon Group has agreed to waive its charter provisions such that the Telephone Real Estate Equity Trust may acquire up to 11% of the capital stock of Simon Group, provided that it remains treated as a "qualified trust," but will become subject to the 8% limitation if it fails to be so treated.

     Upon a purported transfer or other event that results in either Simon Group Excess Common Stock or Simon Group Excess Preferred Stock (collectively, "Simon Group Excess Stock"), the Simon Group Excess Stock will be deemed to have been transferred to a trustee to be held in trust for the exclusive benefit of a qualifying charitable organization designated by Simon Group. Such Simon Group Excess Stock will be issued and outstanding stock of Simon Group, and it will be entitled to dividends equal to any dividends which are declared and paid on such stock. Any dividend or distribution paid prior to the discovery by Simon Group that stock has been converted into Simon Group Excess Stock is to be repaid upon demand. The recipient of such dividend will be personally liable to the trust. Any dividend or distribution declared but unpaid will be rescinded as void ab initio with respect to such shares of stock and will automatically be deemed to have been declared and paid with respect to the shares of Simon Group Excess Stock into which such shares were converted. Such Simon Group Excess Stock will also be entitled to such voting rights as are ascribed to the stock from which such shares of Simon Group Excess Stock were converted. Any voting rights exercised prior to discovery by Simon Group that shares of stock were converted to Simon Group Excess Stock will be rescinded and recast as determined by the trustee.

     While Simon Group Excess Stock is held in trust, an interest in that trust may be transferred by the purported transferee, or other purported holder with respect to such Simon Group Excess Stock only to a person whose ownership of the shares of stock would not violate the Ownership Limit, at which time the Simon Group Excess Stock will be automatically exchanged for the same number of shares of stock of the same type and class as the shares of stock for which the Simon Group Excess Stock was originally exchanged.

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

     The Simon Group Charter contains provisions that are designed to ensure that the purported transferee or other purported holder of the Simon Group Excess Stock may not receive in return for such a transfer an amount that reflects any appreciation in the shares of stock for which such Simon Group Excess Stock was exchanged during the period that such Simon Group Excess Stock was outstanding. Any amount received by a purported transferee or other purported holder in excess of the amount permitted to be received must be paid over to the trust. If the foregoing restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee or holder of any Simon Group Excess Stock may be deemed, at the option of Simon Group, to have acted as an agent on behalf of the trust in acquiring or holding such Simon Group Excess Stock and to hold such Simon Group Excess Stock on behalf of the trust.

     The Simon Group Charter further provides that Simon Group may purchase, for a period of 90 days during the time the Simon Group Excess Stock is held by the trustee in trust, all or any portion of the Simon Group Excess Stock from the original transferee-stockholder at the lesser of the price paid for the stock by the purported transferee (or if no notice of such purchase price is given, at a price to be determined by the Simon Group Board of Directors, in its sole discretion, but no lower than the lowest market price of such stock at any time prior to the date Simon Group exercises its purchase option) and the closing market price for the stock on the date Simon Group exercises its option to purchase. The 90-day period begins on the date of the violative transfer or other event if the original transferee-stockholder gives notice to Simon Group of the transfer or (if no notice is given) the date the Simon Group Board of Directors determines that a violative transfer or other event has been made.

     The Simon Group Charter further provides that in the event of a purported issuance or transfer that would, if effective, result in Simon Group being beneficially owned by fewer than 100 persons, such issuance or transfer would be deemed null and void ab initio, and the intended transferee would acquire no rights to the stock.

     All certificates representing shares of any class of stock of Simon Group bear a legend referring to the restrictions described above.

     All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% (or such other percentage as may be required by the Code or regulations promulgated thereunder) of the outstanding stock must file an affidavit with Simon Group containing the information specified in the Simon Group Charter before January 30 of each year. In addition, each stockholder shall, upon demand, be required to disclose to Simon Group in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Directors deems necessary to comply with the provisions of the Simon Group Charter or the Code applicable to a REIT.

     The Simon Group Excess Stock provision will not be removed automatically even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. In addition to preserving Simon Group's status as a REIT, the Ownership Limit may have the effect of precluding an acquisition of control of Simon Group without the approval of the Simon Group Board of Directors.

     Beneficial interests in the CRC Common Stock are not certificated and are not separately transferable from Simon Group Equity Stock.

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

                     COMPARISON OF RIGHTS OF HOLDERS OF SDG
               COMMON STOCK AND SIMON GROUP AND CRC COMMON STOCK

     SDG is organized under the laws of the State of Maryland and Simon Group is organized under the laws of the State of Delaware. The following discussion summarizes certain material differences between the SDG Charter and SDG By-laws and the Simon Group Charter and Simon Group By-laws and the CRC Charter and CRC By-laws and between certain provisions of the MGCL and the DGCL affecting stockholders' rights. This summary of the comparative rights of the stockholders of SDG and the stockholders of Simon Group does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL and the DGCL and also to the SDG Charter, SDG By-laws, Simon Group Charter, Simon Group By-laws, CRC Charter and CRC By-laws. Copies of the SDG Charter, SDG By-laws, Simon Group Charter, Simon Group By-laws, CRC Charter and CRC By-laws are available for inspection at the principal executive offices of SDG and copies will be sent to holders of SDG Equity Stock upon request.

  Number of Directors

     Under the SDG Charter, the number of directors of SDG shall never be less than the minimum number permitted by the MGCL and so long as any shares of both SDG Class B Common Stock and SDG Class C Common Stock are outstanding, the number of directors of SDG shall be thirteen; so long as any shares of SDG Class B Common Stock (but no SDG Class C Common Stock) are outstanding, the number of directors of SDG shall be nine; and so long as any shares of SDG Class C Common Stock (but no SDG Class B Common Stock) are outstanding, the number of directors of SDG shall be nine. At least a majority of the directors shall be Independent Directors. There are currently 13 directors serving on the SDG Board of Directors.

     Under the Simon Group Charter and the CRC Charter, the Simon Group Board of Directors and the CRC Board of Directors shall never be less than the minimum number permitted by the DGCL. In addition, so long as any shares of both Simon Group Class B Common Stock and Simon Group Class C Common Stock are outstanding, the number of directors of Simon Group shall be thirteen; so long as any shares of Simon Group Class B Common Stock (but no Simon Group Class C Common Stock) are outstanding, the number of directors of Simon Group shall be nine; so long as any shares of Simon Group Class C Common Stock (but no Simon Group Class B Common Stock) are outstanding, the number of directors of Simon Group shall be nine; and so long as no shares of Simon Group Class B Common Stock or Simon Group Class C Common Stock are outstanding, the number of directors of Simon Group shall be fixed by the Simon Group Board of Directors from time to time. The number of directors of CRC shall be fixed by CRC Board of Directors from time to time. The CRC Charter further provides that only directors of Simon Group may serve as directors of CRC. At least a majority of the directors on each of the Simon Group Board of Directors and the CRC Board of Directors shall be Independent Directors. There are currently 13 directors serving on each of the Simon Group Board of Directors and the CRC Board of Directors. See "DESCRIPTION OF SIMON GROUP CAPITAL STOCK -- COMMON STOCK; BENEFICIAL OWNERSHIP OF CRC COMMON STOCK -- Number of Directors; Independent Directors; Vacancies; Removal."

  Removal of Directors

     Under the MGCL, except as otherwise provided in a corporation's charter, the stockholders generally may remove any director, with or without cause, by the vote of a majority of all the votes entitled to be cast in the election of the directors. The SDG Charter provides that, subject to the rights of the holders of any class of stock separately entitled to elect one or more directors, a director may only be removed for cause, by the affirmative vote of a majority of the holders of at least a majority of the combined voting power of all the votes entitled to be cast in the election of the directors.

     Under the DGCL, the affirmative vote of a majority of the shares entitled to vote at the election of directors is required to remove directors, with or without cause, except that whenever the holders of a class or series are entitled to elect one or more directors by the certificate of incorporation, then with respect to the removal without cause of a director or directors so elected, the vote of the holders of the outstanding shares of that class or series and not the vote of the outstanding shares as a whole shall be required. The Simon Group Charter provides that, subject to the rights of holders of any class separately entitled to elect one or more
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

directors, the affirmative vote of the holders of a majority of the combined voting power of all shares entitled to vote in the election for directors is required to remove a director with or without cause. The CRC Charter provides that directors may be removed with or without cause upon the affirmative vote of holders of at least a majority of the voting power of all of the then outstanding shares entitled to vote generally in the election of directors.

  Filling Vacancies on the Board of Directors

     Under the MGCL, stockholders may elect a successor to fill a vacancy on the board of directors which results from the removal of a director. A director elected by the stockholders to fill a vacancy which results from the removal of a director serves for the balance of the term of the removed director. Otherwise, the MGCL provides that a majority of the remaining directors may fill a vacancy, unless it results from an increase in the size of the board. Any vacancy resulting from the increase in the number of directors may be filled by a majority of the entire board. A director elected by the board of directors to fill a vacancy serves until the next annual meeting of stockholders and until his successor is elected and qualified. There is no provision in the MGCL providing for the filling of vacancies on the board of directors by Maryland courts.

     The DGCL provides that vacancies and newly created directorships may be filled by a majority of the directors then in office or a sole remaining director (even though less than quorum) unless otherwise provided in the certificate of incorporation or by-laws. However, the DGCL also provides that if the directors then in office constitute less than a majority of the corporation's whole board of directors (as constituted prior to any such increase), then, upon application by stockholders representing at least 10% of outstanding shares entitled to vote for such directors, the Court of Chancery may order a stockholder election of directors to be held.

     Each of the Simon Group Charter and the CRC Charter provides substantially the same provisions with respect to the filling of vacancies of the Board of Directors as the SDG Charter. See "DESCRIPTION OF SIMON GROUP CAPITAL
STOCK -- COMMON STOCK; BENEFICIAL OWNERSHIP OF CRC COMMON STOCK -- Number of Directors; Independent Directors; Vacancies; Removal."

  Interested Director Transactions

     Under both the MGCL and the DGCL, certain contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable solely because of such interest if such contract or transaction (a) is ratified by the stockholders (as set forth below) or a majority of disinterested members of the board of directors or a committee thereof if the material facts are disclosed or known thereto, or (b) was fair (and under the MGCL, reasonable) to the corporation at the time it was approved. Under the MGCL, such ratification must be made by a majority of the disinterested stockholders. Under the DGCL, any ratification of such a contract or transaction by the stockholders must be made by a majority of all stockholders in good faith.

  Amendment to Charter or Certificate of Incorporation

     Under the MGCL, the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter is required to amend a corporation's charter; however, the charter of the corporation may provide for a greater or lesser proportion of the votes entitled to be cast to approve a charter amendment as long as the vote is not less than a majority of the votes entitled to be cast.

     Under the DGCL, the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend a corporation's certificate of incorporation. Under the DGCL, the holders of the outstanding shares of a class shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely. If any proposed amendment would alter or change the powers, preferences, or special rights of one or more series of any class so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for the purposes of this provision.

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

     The SDG Charter provides that the SDG Charter may be amended by the affirmative vote of the holders of not less than a majority of the aggregate votes entitled to be cast thereon (considered for these purposes as a single class) at either a special or annual meeting of the stockholders. However, the SDG Charter provides that the affirmative vote of 80% of the aggregate votes entitled be cast, voting as a single class, is required to amend certain sections of the charter, including the provisions that require the SDG Board of Directors to consider constituencies other than stockholders when considering Business Combinations, eliminate the personal liability of a director to SDG, and address stockholder proposals. In addition, amendments with respect to (x) the composition of the SDG Board of Directors will require the affirmative vote of not less than 80% of the aggregate votes entitled to be cast thereon, voting as a single class, and the affirmative vote of not less than a majority of the aggregate votes entitled to be cast thereon by holders of each of the SDG Class B Common Stock and SDG Class C Common Stock, each voting as a separate class; and (y) rights or restrictions of SDG Class B Common Stock or SDG Class C Common Stock will require the affirmative vote of not less than 80% of the aggregate votes entitled to be cast thereon, voting as a single class, and the affirmative vote of not less than a majority of the aggregate votes entitled to be cast by the holders of SDG Class B Common Stock or SDG Class C Common Stock, as the case may be. The Simon Group Charter provides substantially the same provisions as the SDG Charter, except that there is no similar provision requiring the Simon Group Board of Directors to consider constituencies other than stockholders. The CRC Charter has substantially the same provisions as the Simon Group Charter except that there is only one class of common stock and so there are no special provision requiring the affirmative vote of holders of other classes of stock as discussed in clauses (x) and (y) above.

  Amendment of By-laws

     Under the MGCL, the power to adopt, amend, or repeal a corporation's by-laws is vested in the corporation's stockholders, except to the extent the corporation's charter or by-laws vest it in the board of directors. The SDG By-laws provide, subject to the certain provisions relating to the number and election of directors as contained in the SDG Charter, that the By-laws may be repealed, altered, amended or rescinded (a) by the stockholders (considered for this purpose as one class) by the affirmative vote of not less than 80% of all the votes entitled to be cast generally in the election of directors which are cast on the matter at any meeting of the stockholders called for that purpose or
(b) by a vote of two-thirds of the SDG Board of Directors (including at least a majority of the directors elected by the SDG Class B Common Stock and at least one director elected by SDG Class C Common Stock) at a meeting of the SDG Board of Directors (except for the provision in the SDG By-laws which requires the affirmative vote of six Independent Directors to cause the sale of property owned by partnerships in which SDG acts as a general partner).

     Under the DGCL, the by-laws may be amended by the action of the stockholders and, if so provided in the charter, the directors. Both the Simon Group Charter and the CRC Charter provide that the By-laws may be amended, altered, or repealed only by the affirmative vote of 80% of the stockholders or by a vote of two-thirds of the Simon Group Board of Directors (including at least a majority of the directors elected by the Simon Group Class B Common Stock and at least one director elected by Simon Group Class C Common Stock) or the CRC Board of Directors, as applicable, at a meeting of such Board of Directors.

  Stockholder Meetings and Provisions for Notices; Proxies

     Under the MGCL and the DGCL, stockholder meetings may be held at any place, as provided in the by-laws. However, the MGCL requires the meetings to be held in the United States. The DGCL has no such requirement. Under both the MGCL and the DGCL, written notice of a stockholders meeting must state the place, date, and time of the meeting, and if a special meeting, the purpose or purposes for which the meeting is to be held. Under the SDG By-laws, not less than 10 days nor more than 90 days before the date of every stockholders' meeting, the SDG Secretary shall give, to each stockholder entitled to vote at the meeting and each other stockholder entitled to notice of the meeting, written or printed notice stating the time and place of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, either by mail or by presenting it to him personally or by leaving it at his residence or usual place of business. Both the Simon Group By-laws and the CRC By-laws provide that written notice of every meeting of the stockholders, stating the place, date, and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, will be given not less than 10 nor more than 60 calendar days before the date of the meeting to each stockholder of record entitled to vote at such meeting.

     Under the MGCL, proxies are valid for 11 months from their date, unless the proxy otherwise provides. Under the DGCL, however, stockholder proxies are valid for three years from their date unless the proxy provides for a longer period.

  Voting by Stockholders

     The SDG Charter provides that holders of SDG Common Stock, SDG Class B Common Stock and SDG Class C Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, other than the election of directors elected exclusively by the holders of SDG Class B Common Stock and the election of directors elected exclusively by the holders of SDG Class C Common Stock. Holders of SDG Common Stock, SDG Class B Common Stock and SDG Class C Common Stock have no right to cumulative voting for the election of directors. The SDG By-laws provide that, in all elections for directors, every stockholder shall have the right to vote, in person or by proxy, the shares owned of record by the stockholder. At all meetings of stockholders, the proxies and ballots shall be received by the chairman of the meeting. If demanded by stockholders entitled to cast 10% in number of votes entitled to be cast, or if ordered by the chairman of the meeting, the voting shall be conducted by two inspectors. The stockholders at any meeting may choose the inspectors, however, no candidate for election as a director at a meeting shall serve as an inspector at any meeting of stockholders.

     The Simon Group Charter provides that holders of Simon Group Common Stock, Simon Group Class B Common Stock and Simon Group Class C Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, other than the election of directors elected exclusively by the holders of Simon Group Class B Common Stock and the election of directors elected exclusively by the holders of Simon Group Class C Common Stock. Holders of Simon Group Common Stock, Simon Group Class B Common Stock and Simon Group Class C Common Stock have no right to cumulative voting for the election of directors. Under the CRC Charter, holders of CRC Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and holders of CRC Common Stock have no right to cumulative voting for the election of directors. Under both the Simon Group By-laws and the CRC By-laws, at all meetings of stockholders the proxies and ballots shall be received by the chairman of the meeting. If demanded by stockholders entitled to cast 10% in number of votes entitled to be cast, or if ordered by the chairman, the voting shall be taken either by ballot or conducted by an inspector.

  Stockholder Action Without a Meeting

     Under the MGCL, stockholders may act by written consent only if all stockholders entitled to vote on the matter that is the subject of the written consent sign the consent. Under the DGCL, unless otherwise provided in the certificate of incorporation, actions may be taken by the stockholders of a Delaware corporation by written consent, provided that the written consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the matter were present and voted. The Simon Group Charter provides that stockholder actions must be taken at an annual or special meeting and may not be taken by written consent, except that holders of Simon Group Class B Common Stock and Simon Group Class C Common Stock may act by written consent without a meeting on matters submitted exclusively to the vote of the holder of Simon Group Class B Common Stock or Simon Group Class C Common Stock. The CRC Charter provides for stockholder action to be taken by written consent without a meeting.

  Business Combinations

     Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and (i) any person who beneficially owns 10% or more of the voting power of the corporation's shares, (ii) an affiliate of such corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (in either case, an "Interested Stockholder"), or (iii) any affiliate of an Interested Stockholder, are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder, and thereafter must be recommended by the board of directors of the Maryland corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of its outstanding voting shares, and (b) two-thirds of the votes entitled to be cast by holders of such outstanding voting shares, other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected unless, among other conditions, the corporation's stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder.

     Under Section 203, certain "business combinations" with "interested stockholders" (each as defined in Section 203) of Delaware corporations are subject to a three-year moratorium unless specified conditions are met. See "CERTAIN PROVISIONS OF THE SDG PARTNERSHIP AGREEMENT, SRC PARTNERSHIP AGREEMENT, THE SIMON GROUP CHARTER, THE CRC CHARTER, SIMON GROUP BY-LAWS AND CRC BY-LAWS AND DELAWARE LAW -- Delaware Law and Certain Simon Group Charter, CRC Charter, Simon Group By-law and CRC By-laws Provisions -- Delaware Anti-Takeover Law."

  Appraisal Rights

     Under the MGCL, holders of shares of SDG Class B Common Stock and SDG Class C Common Stock will be entitled to appraisal rights under Maryland law with respect to the Merger; however, holders of shares of SDG Common Stock, SDG Series B Preferred Stock and SDG Series C Preferred Stock will not have appraisal rights under Maryland law with respect to the Merger. See "THE MERGER AGREEMENT AND RELATED MATTERS -- Appraisal Rights" and Annex E.

     Under the DGCL, stockholders of a corporation who do not consent to certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which such stockholders may receive cash in the amount of the fair market value of their shares in lieu of the consideration which otherwise would have been received in the transaction. Unless the corporation's certificate of incorporation provides otherwise, such appraisal rights are not available in certain circumstances, including without limitation,
(a) with respect to the sale, lease, or exchange of all or substantially all of the assets of a corporation, (b) with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange or held of record by more than 2,000 holders, plus cash in lieu of fractional shares, or
(c) to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if certain other conditions are met.

  Dividends

     The MGCL permits a corporation, subject to any provision in its charter, to make a distribution, including dividends, redemptions or stock repurchases, unless, after such distribution, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation's total assets would be less than the sum of its liabilities and, unless the charter provides otherwise, liquidation preferences of stock senior to the stock on which the distribution is proposed to be made. For purposes of determining whether a distribution is lawful, the corporation's assets may be based upon fair value or any other method of valuation that is reasonable under the circumstances.

     The DGCL permits a corporation to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, the DGCL generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation, except that it may repurchase shares having a preference upon the distribution of any of its assets or, if no shares entitled to a preference are outstanding, any of its shares if it retires such shares upon acquisition and reduces the corporation's capital in connection therewith (and provided, that after any reduction in capital made in connection with such retirement of shares, the corporation's remaining assets must be sufficient to pay any debts not otherwise provided for).

  Limitation of Liability and Indemnification of Directors and Officers

     The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The SDG Charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

     The SDG Charter authorizes SDG, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any director or officer, whether serving SDG or, at its request, any other entity. The SDG Charter and SDG Bylaws also permit SDG to indemnify and advance expenses to any employee or agent of SDG.

     The MGCL requires a corporation (unless its charter provides otherwise, which the SDG Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

     See "CERTAIN PROVISIONS OF THE SDG OPERATING PARTNERSHIP AGREEMENT, THE SIMON GROUP CHARTER, CRC CHARTER, SIMON GROUP BY-LAWS AND CRC BY-LAWS AND DELAWARE LAW -- Director Liability Limitation and Indemnification" for a discussion of the director liability limitation and indemnification provisions in the Simon Group Charter, the CRC Charter, Simon Group By-laws and CRC By-laws and under Delaware law.

                           SDG ANNUAL MEETING MATTERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of SDG Equity Stock and SDG Units as of March 31, 1998, by (i) each director and nominee for director, (ii) the executive officers named in the Summary Compensation Table, (iii) each person who is known by SDG to beneficially own more than 5% of SDG Equity Stock, and (iv) all current directors and executive officers of SDG as a group. Unless otherwise indicated in the footnotes, shares of SDG Equity Stock or SDG Units are owned directly, and the indicated person has sole voting and investment power.

                                                                 PERCENT OF
                                          NUMBER OF SHARES OF    SDG EQUITY                          PERCENT OF
                                           SDG EQUITY STOCK        STOCK         NUMBER OF SDG       SDG UNITS
                                          BENEFICIALLY OWNED    BENEFICIALLY   UNITS BENEFICIALLY   BENEFICIALLY
        NAME OF BENEFICIAL OWNER               (1)(2)(3)          OWNED(4)           OWNED            OWNED(5)
        ------------------------          -------------------   ------------   ------------------   ------------
Birch Bayh..............................          17,000               *                    0             --
William T. Dillard, II..................          20,200(7)            *                    0             --
G. William Miller.......................          10,440               *                    0             --
Frederick W. Petri......................          14,520               *                    0             --
Terry S. Prindiville....................          13,000               *                    0             --
David Simon.............................       2,250,420(8)          2.0%           2,013,010            1.2%
Herbert Simon...........................       5,597,851(9)          4.9%           5,554,250(9)         3.2%
Melvin Simon............................       7,153,795(9)          6.1%           7,116,385(9)         4.1%
J. Albert Smith, Jr.....................          15,000               *                    0             --
Richard S. Sokolov......................         191,960               *               60,835              *
M. Denise DeBartolo York................       1,318,062(6)          1.2%           1,290,439(6)           *
Philip J. Ward..........................           6,802               *                    0             --
James M. Barkley........................         104,920               *                    0              *
William J. Garvey.......................         111,130               *               21,200              *
James A. Napoli.........................          79,560               *                    0             --
All directors and executive officers as
  a group(10) (20 persons)..............      51,403,696            32.7%          46,932,423           27.0%

---------------
  *  Less than one percent

 (1) Includes the following shares of SDG Common Stock that may be purchased pursuant to stock options that are exercisable within 60 days: Birch
     Bayh -- 17,000; William T. Dillard, II -- 14,000; G. William
     Miller -- 6,360; Fredrick W. Petri -- 6,360; Terry S.
     Prindiville -- 11,000; David Simon -- 200,000; J. Albert Smith,
     Jr. -- 14,000; M. Denise DeBartolo York -- 3,000; Philip J. Ward -- 6,360; James M. Barkley -- 75,000; William J. Garvey -- 55,000; James A.
     Napoli -- 50,000; and all directors and executive officers as a group -- 680,580.

 (2) Includes the following shares of SDG Common Stock that may be received upon exchange of SDG Units held by the following persons on March 31, 1998:
     David Simon -- 2,013,010; Herbert Simon -- 5,554,250; Melvin
     Simon -- 7,116,385; Richard S. Sokolov -- 60,835; M. Denise DeBartolo
     York -- 1,290,439; William J. Garvey -- 21,200; and all directors and executive officers as a group -- 46,932,423. SDG Units held by limited partners are exchangeable either for shares of SDG Common Stock (on a one-to-one basis) or for cash as selected by SDG Independent Directors.

 (3) Includes the following restricted shares which are subject to vesting requirements: David Simon -- 32,760; Richard S. Sokolov -- 24,163; James M. Barkley -- 29,920; William J. Garvey -- 32,760; James A. Napoli -- 29,560; and all directors and executive officers as a group -- 291,443.

 (4) At March 31, 1998, there were 106,490,509 shares of SDG Common Stock, 3,200,000 of SDG Class B Common Stock and 4,000 shares of SDG Class C Common Stock outstanding. Upon the occurrence of certain events, shares of SDG Class B Common Stock and SDG Class C Common Stock convert automatically into SDG Common Stock (on a one-to-one basis). The percentages in this column assume the exercise of stock options and exchange of SDG Units for shares of SDG Common Stock.

 (5) At March 31, 1998, there were 173,754,214 outstanding SDG Units of which SDG owned, directly or indirectly, 109,694,509, or 63.1%. The percentages in this column assume that no SDG Units are exchanged for shares of SDG Common Stock.

 (6) Does not include shares of SDG Equity Stock and SDG Units held by DeBartolo, Inc. and certain related persons and entities. See "-- Principal Stockholders."

 (7) Does not include 10,000 shares of SDG Common Stock owned by Mr. Dillard's spouse who has sole voting and investment power of such shares.

 (8) Includes SDG Units owned by trusts of which David Simon is a beneficiary.

 (9) Does not include shares of SDG Equity Stock and SDG Units held by MSA. See "-- Principal Stockholders."

(10) Includes shares of SDG Equity Stock and SDG Units held by DeBartolo, Inc. and MSA. See "-- Principal Stockholders."

PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information concerning each person (including any group) known to SDG to beneficially own more than five percent (5%) of any class of SDG Equity Stock as of March 31, 1998. Unless otherwise indicated in the footnotes, shares are owned directly, and the indicated person has sole voting and investment power.

                                                             AMOUNT AND NATURE    PERCENT OF VOTING
                    NAME AND ADDRESS OF                        OF BENEFICIAL      STOCK BENEFICIALLY
                     BENEFICIAL OWNER                          OWNERSHIP(1)            OWNED(2)
                    -------------------                      -----------------    ------------------
DeBartolo, Inc. et al.(3)..................................      22,239,511(4)           16.9%
  7620 Market Street
  Youngstown, OH 44513
Melvin Simon & Associates, Inc.(5).........................      14,651,581(6)           12.1%
  115 W. Washington Street
  Indianapolis, IN 46204
Princeton Services, Inc....................................       9,059,375(7)            8.3%
  800 Scudders Mill Road
  Plainsboro, NJ 08536
Stichting Pensioenfonds ABP................................       6,107,192(8)            5.6%
  P.O. Box 2889
  6401 D J Harleen
  The Netherlands

---------------
(1) SDG Equity Stock includes shares of SDG Common Stock, SDG Class B Common Stock, and SDG Class C Common Stock. Upon the occurrence of certain events, shares of SDG Class B Common Stock and SDG Class C Common Stock convert automatically into SDG Common Stock (on a one-to-one basis). The amounts in the table also include shares of SDG Common Stock that may be issued upon the exchange of SDG Units. SDG Units held by limited partners are exchangeable either for shares of SDG Common Stock (on a one-to-one basis) or for cash as selected by the Independent Directors.

(2) The percentages in this column assume the exercise of stock options and exchange of SDG Units for shares of SDG Common Stock.

(3) The beneficial owners of the securities are DeBartolo, Inc. ("DI"), certain subsidiaries of DI, held directly or indirectly through EJDC, the estate of the late Edward J. DeBartolo, members of the DeBartolo family, including Edward J. DeBartolo, Jr. and M. Denise DeBartolo York, or trusts established for the benefit of members of the DeBartolo family or partnerships in which the foregoing persons hold partnership interests.

(4) Includes 22,207,888 shares of SDG Common Stock issuable upon exchange of SDG Units, 3,000 shares of SDG Common Stock issuable pursuant to stock options and 4,000 shares of SDG Class C Common Stock.

(5) MSA is owned 69% by Melvin Simon and 31% by Herbert Simon.

(6) Includes 11,451,581 shares of SDG Common Stock issuable upon exchange of SDG Units and 3,200,000 shares of SDG Class B Common Stock.

(7) According to a Schedule 13G dated January 26, 1998, the reporting person, who is the managing general partner of Merrill Lynch Asset Management, L.P. and Fund Asset Management, L.P., owns 9,059,375 shares of SDG Common Stock.

(8) According to a Schedule 13G filed for the period ended December 31, 1997, the reporting person beneficially owns 6,107,192 shares of SDG Common Stock.

ELECTION OF DIRECTORS

     At the SDG Annual Meeting, eleven (11) directors are to be elected to serve until their successors are elected and have qualified. Five (5) Independent Directors are to be elected by the holders of SDG Equity Stock, four (4) directors are to be elected by the holders of SDG Class B Common Stock and two
(2) directors are to be elected by the holders of SDG Class C Common Stock. It is the intention of the persons named in the Proxy hereby solicited to vote for the directors to be elected by the holders of SDG Equity Stock, named below, unless otherwise specified in the Proxy. Should any of these nominees become unable to accept nomination or election (which is not anticipated), it is the intention of the persons designated as proxies to vote for the election of the remaining nominees and for such substitute nominees as the SDG Board of Directors may designate.

     By virtue of a voting trust agreement, the shares of SDG Class B Common Stock are held until December 20, 2003, by a voting trust and such trust is obligated to elect Melvin Simon, Herbert Simon and David Simon as directors of SDG. A plurality of the votes cast is required to elect directors. Abstentions and broker non-votes will have no effect on such voting. Holders of SDG Class B Common Stock have informed SDG that they intend to cause all such shares to be voted in favor of Messrs. Melvin Simon, Herbert Simon and David Simon. Holders of SDG Class C Common Stock have informed SDG that they intend to cause all such shares to be voted in favor of Mr. Frederick W. Petri and Ms. M. Denise DeBartolo York.

     Set forth below are the names of and certain other information regarding the nominees for the five (5) director positions to be elected by the holders of the SDG Equity Stock, the nominees for the four (4) director positions to be elected by the holders of SDG Class B Common Stock and the nominees for the two
(2) director positions to be elected by the holders of SDG Class C Common Stock at the SDG Annual Meeting. Information about each nominee's ownership of equity securities of SDG appears in "-- Security Ownership of Certain Beneficial Owners and Management."

     THE SDG BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW

NOMINEES FOR DIRECTORS TO BE ELECTED BY HOLDERS OF SDG EQUITY STOCK

     Robert E. Angelica, 51, has been a director of CPI since 1997. He is President and Chief Investment Officer of the AT&T Investment Management Corporation, a position he has held since 1992. Mr. Angelica is also a board member of The Emerging Markets Growth Fund, Inc. and The India Magnum Fund, Ltd.

     Birch Bayh, 70, has been a director of SDG since 1993. He has been a partner in the Washington, D.C. law firm of Oppenheimer, Wolff, Donnelly & Bayh LLP (formerly Bayh, Connaughton, & Stewart, P.C.) for more than five years. He served as a United States Senator from Indiana from 1963 to 1981. Mr. Bayh also serves as a director of ICN Pharmaceuticals, Inc. and Acordia, Inc.

     Hans C. Mautner, 60, is Chairman of the Board of Directors and Chief Executive Officer of CPI and CRC. He has been a director of CPI since 1973 and of CRC since 1975. He served as Vice President of CPI from 1972 to 1973, when he was appointed Executive Vice President. Mr. Mautner was elected President of CPI and CRC in 1976, was elected Chairman and President in 1988, and was elected Chairman, President and Chief Executive Officer of CPI and CRC in 1989. Prior to joining CPI, he was a General Partner of Lazard Freres. Mr. Mautner is currently a director of Cornerstone Properties Inc. and a board member for seven funds in The Dreyfus Family of Funds.

     G. William Miller, 73, has been a director of SDG since the DeBartolo Merger. He has been Chairman of the Board and Chief Executive Officer of G. William Miller & Co. Inc., a merchant banking firm, since 1983. He is a former Secretary of the U.S. Treasury and a former Chairman of the Federal Reserve Board. From January 1990 until February 1992, he was Chairman and Chief Executive Officer of Federated Stores, Inc., the parent company of predecessors to Federated Department Stores, Inc. Mr. Miller is Chairman of the Board and a director of Waccamaw Corporation. He is also a director of GS Industries, Inc., Kleinwort Benson Australian Income Fund, Inc. and Repligen Corporation.

     Pieter S. van den Berg, 52, has been Director Controller of PGGM, a Dutch pension fund, since 1991.

NOMINEES FOR CLASS B DIRECTORS TO BE ELECTED BY HOLDERS OF SDG CLASS B COMMON STOCK

     Melvin Simon, 71, is the Co-Chairman of the Board of SDG and has been a director since SDG'S incorporation. In addition, he is the Co-Chairman of the Board of MSA, a company he founded in 1960 with his brother, Herbert Simon.

     Herbert Simon, 63, is the Co-Chairman of the Board of SDG and has been a director since SDG's incorporation. Mr. Simon served as Chief Executive Officer from SDG's incorporation through January 2, 1995, when he was appointed Co-Chairman of the Board. In addition, Mr. Simon is the Co-Chairman of the Board of MSA. Mr. Simon is also a director of Kohl's Corporation, a specialty retailer.

     David Simon, 36, is the Chief Executive Officer of SDG and has been a director since SDG's incorporation. Mr. Simon served as President of SDG from SDG's incorporation until 1996 and was appointed Chief Executive Officer on January 3, 1995. In addition, he has been Executive Vice President, Chief Operating Officer and Chief Financial Officer of MSA since 1990. From 1988-1990, Mr. Simon was Vice President of Wasserstein Perella & Company, a firm specializing in mergers and acquisitions. In addition, Mr. Simon serves as a member of the Board of Governors of NAREIT and the Urban Land Institute and is a trustee and member of the International Council of Shopping Centers. He is the son of Melvin Simon, the nephew of Herbert Simon and a director of Healthcare Compare Corp.

     Richard S. Sokolov, 48, has been a director of SDG since the DeBartolo Merger. He served as the President and Chief Executive Officer and a director of DRC from its incorporation until the DeBartolo Merger. Prior to that he had served as Senior Vice President, Development of EJDC since 1986 and as Vice President and General Counsel since 1982. In addition, Mr. Sokolov is a trustee, the incoming chairman (commencing May 1998) and a member of the Executive Committee of the International Council of Shopping Centers.

NOMINEES FOR CLASS C DIRECTORS TO BE ELECTED BY HOLDERS OF SDG CLASS C COMMON STOCK

     Fredrick W. Petri, 51, has been a director of SDG since the DeBartolo Merger. He is a partner of Petrone, Petri & Company, a real estate investment firm he founded in 1993, and an officer of Housing Capital Company since its formation in 1994. Prior thereto, he was an Executive Vice President of Wells Fargo Bank, where for over 18 years he held various real estate positions. Mr. Petri is currently a trustee of the Urban Land Institute and a director of Storage Trust Realty. He previously was a member of the Board of Governors and a Vice President of NAREIT and a director of the National Association of Industrial and Office Park Development. He is a director of the University of Wisconsin's Real Estate Center.

     M. Denise DeBartolo York, 47, has been a director of SDG since the DeBartolo Merger. She served as a director of DRC from its incorporation until the DeBartolo Merger. She serves as Chairman of the Board and Chief Executive Officer of EJDC and DeBartolo, Inc. Ms. DeBartolo York previously served EJDC as Executive Vice President of Personnel/Communications and has been associated with EJDC in an executive capacity since 1975. She is the daughter of the late Edward J. DeBartolo.

DIRECTORS CONTINUING IN OFFICE UNTIL 1999

     J. Albert Smith, Jr., 58, has been a director of SDG since 1993. He is the President of Bank One, Indiana, NA, a commercial bank, a position he has held since September 30, 1994. Prior to his current position, he was the President of Banc One Mortgage Corporation, a mortgage banking firm, a position he held since 1975.

     Philip J. Ward, 49, has been a director of SDG since the DeBartolo Merger. He has been Senior Managing Director, Head of Real Estate Investments, for CIGNA Investments, Inc., a wholly owned subsidiary of CIGNA Corporation since 1985. He is a member of the International Council of Shopping Centers, the Urban Land Institute, the National Association of Industrial and Office Parks and the Society of

Industrial and Office Realtors. He is a director of the Connecticut Investment Fund and Wyndham Hotel Corporation.

ATTENDANCE AND COMMITTEES OF THE BOARD OF DIRECTORS

     The SDG Board of Directors held nine meetings during 1997. The SDG Board of Directors has established four standing committees: the SDG Compensation Committee, the SDG Audit Committee, the SDG Executive Committee and the SDG Nominating Committee. All incumbent directors attended 75% or more of the meetings of the SDG Board of Directors and each committee on which they served.

     The SDG Compensation Committee, which currently consists of Messrs. Bayh, DeBartolo, Prindiville, Herbert Simon and Ward, sets remuneration levels for officers of SDG, reviews significant employee benefit programs and establishes, as it deems appropriate, and administers executive compensation programs, including bonus plans, stock option and other equity-based programs, deferred compensation plans and any other cash or stock incentive programs. The SDG Compensation Committee met two times during 1997.

     The SDG Audit Committee, which currently consists of Messrs. Dillard, Miller, Petri and Smith, makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the scope of the audit engagement, reviews the independent public accountants' letter of comments and management's responses thereto, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, reviews any major accounting changes made or contemplated, considers the range of audit and non-audit fees, and reviews the adequacy of SDG's internal accounting controls. The SDG Audit Committee met two times during 1997.

     The SDG Executive Committee, which currently consists of Messrs. David Simon, Herbert Simon, Melvin Simon and Sokolov, approves the acquisition and disposition of real property, authorizes the execution of certain contracts and agreements, including those related to the borrowing of money by SDG, and generally exercises all other powers of the SDG Board of Directors between meetings of the SDG Board of Directors, except in cases where action of the entire SDG Board of Directors is required by the SDG Charter, the SDG By-laws or applicable law and except where action by SDG's Independent Directors (as defined in SDG's Charter) is required by SDG's conflict of interest policies. The SDG Executive Committee met four times during 1997.

     The SDG Nominating Committee, which currently consists of Ms. DeBartolo York and Messrs. Bayh, Prindiville, David Simon and Herbert Simon, nominates persons to serve as directors who are elected by the holders of SDG Equity Stock. In considering persons to nominate, the SDG Nominating Committee will consider persons recommended by stockholders. The SDG Nominating Committee met one time in 1997.

     The SDG By-laws require that each committee except the SDG Audit Committee and the SDG Nominating Committee must have at least one member who was elected by the SDG Class B Common Stock and at least one member elected by the SDG Class C Common Stock. The entire SDG Audit Committee and a majority of the SDG Compensation Committee must be composed of SDG's Independent Directors. Further, the SDG Nominating Committee is required to have five members, of which two shall be SDG's Independent Directors, with two members elected by the SDG Class B Common Stock and one member elected by the SDG Class C Common Stock.

     At the meeting of directors to be held following the SDG Annual Meeting, the SDG Board of Directors will reappoint members of the SDG Board of Directors to the four standing committees.

COMPENSATION OF DIRECTORS

     SDG pays its directors who are not employees of SDG annual compensation of $20,000 plus $1,000 for attendance (in person or by telephone) at each meeting of the SDG Board of Directors or a committee thereof. Directors of SDG who are employees of SDG do not receive any compensation for their services as directors. In addition, all directors are reimbursed for their expenses incurred in attending directors' meetings.

     Each director who is not an employee of SDG also participates in SDG's Director Stock Option Plan (the "Director Plan"). Each eligible director is automatically granted options ("Director Options") to purchase at the fair market value on the date of grant (i) 5,000 shares of SDG Common Stock upon the director's initial election to the Board of Directors and (ii) 3,000 shares of SDG Common Stock upon each reelection of such director to the Board of Directors. Director Options become exercisable on the first anniversary of the date of grant or at such earlier time as a change in control of SDG (as defined in the Director Plan) occurs, and remain exercisable through the tenth anniversary of the date of grant (the "Expiration Date"). Director Options that are exercisable terminate 30 days after the optionee ceases to be a member of the Board of Directors. The SDG Board of Directors may amend, suspend or discontinue the Director Plan at any time. Certain specified amendments must be approved by the stockholders. In May 1997, in connection with the election of directors, Director Options to purchase an aggregate of 9,000 shares of SDG Common Stock were granted to the three directors reelected in 1997. Such Director Options will become exercisable one year from the date of grant, or such earlier time as a change in control occurs.

     If the SDG stockholders approve the 1998 Stock Incentive Plan, no further option awards will be made under the Director Plan; however, Eligible Directors of Simon Group will receive similar option awards under the 1998 Stock Incentive Plan. See "APPROVAL OF 1998 STOCK INCENTIVE PLAN."

COMPLIANCE WITH SECTION 16(a) REPORTING

     Section 16(a) of the Exchange Act requires the SDG's directors, executive officers and beneficial owners of more than 10% of SDG's capital stock to file reports of ownership and changes of ownership with the Commission and the NYSE. Based solely on its review of the copies of such forms received by it, and/or written representations from certain reporting persons, SDG believes that, during the year ended December 31, 1997, its directors, executive officers and beneficial owners of more than 10% of the SDG's Common Stock have complied with all filing requirements applicable to them.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation for services in all capacities to the SDG for the years ended December 31, 1997, 1996 and 1995, for the Chief Executive Officer and the four other most highly compensated executive officers of the SDG for the years ended December 31, 1997, 1996 and 1995, (the "Named Executives"):

                           SUMMARY COMPENSATION TABLE

                                                                RESTRICTED   SECURITIES
                                        ANNUAL       SALARY       STOCK      UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR   COMPENSATION   BONUS(1)    AWARDS(2)     OPTIONS     COMPENSATION(3)
---------------------------   ----   ------------   --------    ----------   ----------   ---------------
David Simon.................  1997     $534,100     $450,000(4)         --      --            $11,012
Chief Executive Officer       1996      400,000      300,000            --      --             11,056
                              1995      400,000      102,735    $1,365,000      --             10,996
Richard S. Sokolov(5).......  1997     $522,264     $250,000            --      --            $ 8,302
President and Chief           1996      202,134      175,000            --      --                 --
  Operating Officer
William J. Garvey...........  1997     $395,977     $100,000            --      --            $15,563
  Executive Vice
     President --             1996      375,000       85,000            --      --             12,362
  Property Development        1995      353,846       75,000    $1,365,000      --             12,450
James A. Napoli.............  1997     $366,149     $125,000            --      --            $12,807
  Executive Vice
     President --             1996      316,154      110,000            --      --             11,684
  Leasing                     1995      300,000      100,000    $1,365,000      --             11,773
James M. Barkley............  1997     $291,954     $115,000            --      --            $11,463
  General Counsel and         1996      246,154      100,000            --      --             11,660
  Secretary                   1995      228,269       75,000    $  830,000      --             11,468

---------------
(1) Bonus awards are deemed earned in the year indicated, but generally are paid in the following year.

(2) Pursuant to SDG's five-year Stock Incentive Program, a total of 1,000,000 restricted shares of Common Stock were allocated to certain key employees of SDG on March 22, 1995, having a total value at the date of grant of $25.0 million. A portion of the restricted shares allocated are awarded and earned only if SDG attains annual and cumulative targets for growth in Funds From Operations. See "MANAGEMENT OF SIMON GROUP AND CRC FOLLOWING THE
    MERGER -- CPI and Simon Group Benefit Plans." The amounts indicated in the table represent the total amount of restricted shares allocated to the Chief Executive Officer and other named executive officers, which are subject to performance-based conditions before they are awarded and earned, and to subsequent vesting requirements. Dividends are paid on restricted shares that are earned. Earned shares vest in four equal annual installments beginning on January 1 of the year following the year in which the restricted shares are deemed earned and awarded; provided that the participant remains an employee immediately prior to the vesting date. At December 31, 1997, the total number of restricted shares (and value at such date) that have been earned by the persons named in the table, and have been issued and are outstanding, were as follows: David Simon -- 32,760 restricted shares ($1,070,843); William J. Garvey -- 32,760 restricted shares ($1,070,843); and James A. Napoli -- 29,560 restricted shares ($966,243); James M. Barkley -- 29,920 restricted shares ($978,010); and Richard S. Sokolov -- 24,163 restricted shares ($789,828).

(3) Represents annualized amounts of (i) employer paid contributions to SDG's 401(k) retirement plan and (ii) SDG paid employee and dependent life insurance premiums. Employer contributions to the 401(k) retirement plan become vested 30% after completion of three years of service, 40% after four years and an additional 20% after each additional year until fully vested after seven years.

(4) Although the SDG Compensation Committee approved an increase in Mr. Simon's annual salary to $600,000 effective May 1, 1997, the increase did not occur until February 28, 1998. Mr. Simon is entitled to a retroactive payroll adjustment for the period from May 1, 1997 to February 28, 1998.

(5) Does not include compensation paid by DRC prior to the DeBartolo Merger.

     The following table sets forth information with respect to the unexercised stock options granted to the Named Executives under the Employee Plan and held by them at December 31, 1997. No stock options were granted to the Named Executives in 1997.

                    AGGREGATED OPTION EXERCISES IN 1997 AND
                        DECEMBER 31, 1997 OPTION VALUES

                                                       NUMBER OF SECURITIES
                                                      UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                            OPTIONS AT                 IN-THE-MONEY OPTIONS
                           SHARES                       DECEMBER 31, 1997            AT DECEMBER 31, 1997(1)
                         ACQUIRED ON    VALUE      ----------------------------    ----------------------------
NAME                      EXERCISE     REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                     -----------   --------    -----------    -------------    -----------    -------------
David Simon............        --            --      200,000           --          $2,087,500          --
William J. Garvey......    20,000      $180,000       55,000           --             574,063          --
James A. Napoli........        --            --       50,000           --             521,875          --
James M. Barkley.......        --            --       75,000           --             782,813          --
Richard S. Sokolov.....        --            --           --           --                  --          --

---------------

(1) The closing price of the SDG Common Stock as reported by the New York Stock Exchange on December 31, 1997 was $32.6875. Value is calculated on the basis of the difference between the exercise price and $32.6875, multiplied by the number of shares of SDG Common Stock underlying "in-the-money" options.

     For a description of the employee benefit plans of SDG, see "MANAGEMENT OF SIMON GROUP AND CRC FOLLOWING THE MERGER -- CPI and Simon Group Benefit Plans."

REPORT OF SDG COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     General Principles. As a general matter, SDG has adopted a compensation philosophy which embraces the concept of pay-for-performance. SDG's strategy is to link executive management compensation with SDG's performance and stockholder return and to reward management for results that are consistent with the key goals of SDG. This is described further below under "-- 1997 Executive Officer Compensation." SDG believes that its compensation program attracts result-oriented employees and motivates them to achieve higher levels of performance.

     It is SDG's policy to establish executive officer base salary at levels which are slightly below industry statistical norms for comparable REITs, while providing significant additional compensation opportunities through programs which are linked directly to SDG performance.

     1997 CEO Compensation. David Simon earned a base salary of $534,100 for 1997 and a bonus of $450,000. No options were granted. At December 31, 1997, he held exercisable options to acquire 200,000 shares of SDG Common Stock. Of David Simon's total allocation under the Stock Incentive Program of 54,600 shares of restricted stock, 32,760 shares were earned and awarded as of December 31, 1997, because SDG met its targets for growth in Funds From Operations for 1994, 1995 and 1996. Based on information provided by SDG's compensation consultants, management believes that David Simon's total cash compensation in 1997 was below the 40th percentile for chief executive officers of companies with comparable market capitalizations.

     1997 Executive Officer Compensation. SDG compensates its executive officers through four principal elements. The first element, base pay, is determined through a review and analysis of peers in the REIT industry in order to determine reasonable and competitive compensation levels. The second element is participation in a discretionary Bonus Plan. Under the Bonus Plan, participants have opportunities to participate in an incentive pool depending upon performance of SDG, the participant's business SDG Unit and the individual participant. Bonuses of $1,028,750 were paid in 1998 to the ten eligible executive officers with respect to 1997 performance. See "-- Executive Compensation -- Incentive Bonus Plan." The two remaining compensation elements are intended to link executive compensation more directly to increases in value of the SDG Common Stock. The third element consists of option awards under the Employee Plan, no options were granted during 1997. At March 31, 1998 the ten eligible executive officers held vested options to acquire an aggregate of 602,500 shares that were previously granted under the Employee Plan. The fourth element consists of allocation of restricted stock under SDG's five-year Stock Incentive Program. Under the Stock Incentive Program, allocations of restricted shares are earned and awarded if the performance-based goals of the program are met. Of the total 892,440 shares of restricted stock allocated to the ten eligible executive officers under the Stock Incentive Program, 291,443 shares were earned and awarded as of December 31, 1997 because SDG met its targets for growth in Funds From Operations for 1994, 1995 and 1996. See "MANAGEMENT OF SIMON GROUP AND CRC FOLLOWING THE MERGER -- CPI and Simon Group Benefit Plans." SDG believes that each element of its executive compensation program attracts results-oriented individuals and motivates them to achieve levels of performance which are consistent with the performance goals of SDG and its stockholders.

     The SDG Compensation Committee does not presently have a specific policy with respect to compensation deduction limits imposed under Section 162(m) of the Code. However, to date, the deductibility of executive compensation has not been affected by the deduction limits.

                                          SDG Compensation Committee:
                                          Philip J. Ward, Chairman
                                          Birch Bayh
                                          Terry S. Prindiville
                                          Herbert Simon

     SDG Compensation Committee Interlocks And Insider Participation. No member of the SDG Compensation Committee during 1997 was an officer, employee or former officer of SDG or any of its subsidiaries or had any relationship requiring disclosure herein pursuant to regulations of the Commission. No executive officer of SDG served as a member of a compensation committee or a director of another entity under circumstances requiring disclosure herein pursuant to regulations of the Commission.

PERFORMANCE GRAPH

     The following line graph sets forth a comparison of the percentage change in the cumulative total stockholder return on the SDG Common Stock compared to the cumulative total return of the S&P Composite -- 500 Stock Index and the NAREIT Equity REIT Total Return Index for the period December 14, 1993, the date on which trading of SDG's Common Stock commenced, through December 31, 1997. The graph assumes an investment of $100 on December 14, 1993, a reinvestment of dividends and actual increase of the market value of the SDG Common Stock relative to an initial investment of $100. The comparisons in this table are required by the Commission and are not intended to forecast or be indicative of possible future performance of the SDG Common Stock.

                                                          NAREIT Equity
        Measurement Period          'Simon DeBartolo    REIT Total Return
      (Fiscal Year Covered)           Group, Inc.'            Index              S&P 500
12/14/93                                100.0000            100.0000            100.0000
12/31/93                                101.6850             99.8983            100.7160
12/31/94                                117.2120            103.0710            102.0350
12/31/95                                124.9300            118.8090            140.2190
12/31/96                                173.4440            160.7060            172.4140
12/31/97                                195.2450            193.2590            229.9560

CERTAIN TRANSACTIONS

     Transactions With The Simons. SDG has entered into noncompetition agreements with Messrs. Melvin Simon, Herbert Simon and David Simon, all of whom are executive officers of SDG. Pursuant to such agreements and except as set forth below, Melvin Simon and Herbert Simon are prohibited from engaging in the shopping center business in North America other than through SDG or as passive investors until the later of (i) December 20, 2003, or (ii) the date that they are no longer directors or officers of SDG, and David Simon is prohibited from engaging in the shopping center business in North America other than through SDG and, with certain exceptions, for two years thereafter if he resigns or is terminated for cause. The foregoing restrictions will not prohibit Melvin Simon, Herbert Simon or David Simon from having an ownership interest in the properties in which they previously owned an interest that were not contributed to SDG or SPG, LP (the "Excluded Properties"), and in the SDG Management Company, and serving as directors and officers of the SDG Management Company. It is anticipated that such commitments will not, in the aggregate, involve a material amount of time, but no assurance can be given in this regard. In addition, Melvin Simon and Herbert Simon may pursue other investment activities in which they are currently engaged.

     Messrs. Melvin Simon, Herbert Simon and David Simon continue to own, in whole or in part, the Excluded Properties. The SDG Management Company has entered into management agreements with the partnerships that hold the Excluded Properties, some of which agreements were not negotiated on an arm's-length basis. Management believes, however, that the terms of such management agreements are fair to SDG.

     In connection with the use of the aggregate proceeds of the initial public offering of Simon Property Group, Inc. common stock in December 1993 and related financing to repay certain indebtedness encumbering the SDG Operating Partnership's properties, SDG repaid approximately $180 million of indebtedness owed to Messrs. Melvin Simon, Herbert Simon and David Simon, which represented loans made by Messrs. Melvin Simon, Herbert Simon and David Simon in lieu of third-party financing. Of this amount, approximately $110 million was used by Messrs. Melvin Simon, Herbert Simon and David Simon to pay income taxes and other third-party obligations associated with their real estate business. In addition, Messrs. Melvin Simon, Herbert Simon and David Simon were released from personal liability under guaranties provided by Messrs. Melvin Simon, Herbert Simon and David Simon by substituting guaranties by SDG, or the provision by SDG of back-up guaranties in favor of Messrs. Melvin Simon, Herbert Simon and David Simon, on approximately $111 million of such debt.

     SDG Management Company. The SDG Management Company manages regional malls and community shopping centers not wholly-owned by the SDG Operating Partnership and certain other properties and also engages in certain property development activities. Of the outstanding voting common stock of the SDG Management Company, 95% is owned by Messrs. Melvin Simon, Herbert Simon and David Simon, which will enable them to control the election of the board of directors of the SDG Management Company. The SDG Operating Partnership owns common stock representing 80% of the value of the outstanding stock of the SDG Management Company, all of the outstanding participating preferred stock of the SDG Management Company and a mortgage note of the SDG Management Company, which entitles SDG to more than 90% of the anticipated after-tax economic benefits, in the form of dividends and interest, of the SDG Management Company. The SDG Management Company must receive the approval of a majority of the Independent Directors in order to provide services for any property not currently managed by the SDG Management Company unless SDG owns at least a 25% interest in such property. The SDG Management Company has agreed with SDG that, if in the future SDG is permitted by applicable tax law and regulations to conduct any or all of the activities that are now being conducted by the SDG Management Company, the SDG Management Company will not compete with SDG with respect to new or renewal business of this nature.

     Relationship With Oppenheimer, Wolff, Donnelly & Bayh LLP. During 1997, SDG engaged the Washington, D.C. law firm of Oppenheimer, Wolff, Donnelly & Bayh LLP (formerly Bayh, Connaughton & Stewart, P.C.) to provide certain legal services. Birch Bayh, a director of SDG, is a member of such firm.

     Other Transactions. Phillip J. Ward, a director of SDG, is the Head of Real Estate Investments for CIGNA Investments, Inc., which has, or its affiliates have, made mortgage loans to SDG or its affiliates totaling approximately $290 million. These loans are considered to be arm's-length agreements.

     An affiliate of SDG is a general partner in Lakeline Developers and Lakeline Plaza Developers, both Texas general partnerships in which Dillard's, Inc. is the other general partner. Mr. William Dillard II, a member of SDG's Board of Directors, is an officer, director and shareholder of Dillard's Inc. On January 31, 1998, Dillard's, Inc. contributed a 15% interest in both Lakeline Developers and Lakeline Plaza Developers to the SDG Operating Partnership in exchange for 191,634 SDG Units.

APPROVAL OF 1998 STOCK INCENTIVE PLAN

GENERAL

     The SDG Board of Directors is proposing for approval by SDG stockholders the 1998 Stock Incentive Plan which will become effective upon consummation of the Merger. The 1998 Stock Incentive Plan has been approved by the CPI Board of Directors and CPI stockholders. If the 1998 Stock Incentive Plan is approved by SDG stockholders, no further awards will be granted under the SDG Employee Plan or the SDG Director Plan after consummation of the Merger.

     The following summary of the 1998 Stock Incentive Plan is qualified in its entirety by express reference to the text of the 1998 Stock Incentive Plan as filed with the Securities and Exchange Commission. The 1998 Stock Incentive Plan provides for the grant of equity-based awards during the ten-year period following its adoption, in the form of options to purchase Simon Group Common Stock ("Options"), stock appreciation rights ("SARs"), restricted stock awards and performance unit awards (collectively, "Awards"). Options may be granted which are qualified as "incentive stock options" ("ISOs") within the meaning of Section 422 of the Code and Options which are not so qualified ("NQSOs").

PURPOSE AND ELIGIBILITY

     The primary purpose of the 1998 Stock Incentive Plan is to attract and retain the best available officers, key employees, "Eligible Directors" (as defined below), advisors and consultants for positions of substantial responsibilities with the SDG Operating Partnership and any of its "affiliates" (as defined in the 1998 Stock Incentive Plan) and to provide an additional incentive to such officers, key employees, Eligible Directors, advisors and consultants to exert their maximum efforts toward the success of the SDG Operating Partnership, its affiliates and Simon Group. "Eligible Directors" are directors of Simon Group who are not employees of the SDG Operating Partnership or its affiliates. All officers, key employees, advisors and consultants of the SDG Operating Partnership and its affiliates (except for Melvin Simon and Herbert Simon) and all Eligible Directors are eligible to be granted Awards under and participate in the 1998 Stock Incentive Plan. In addition, Eligible Directors will receive automatic grants, as described below. The number of individuals eligible to participate in the 1998 Stock Incentive Plan is approximately 150.

ADMINISTRATION

     The 1998 Stock Incentive Plan is administered by a committee appointed by the General Partner(s) of the SDG Operating Partnership (the "Committee"). The Committee, in its sole discretion, determines which eligible individuals may participate in the 1998 Stock Incentive Plan ("Participants") and the type, extent and terms of the Awards to be granted to them. In addition, the Committee interprets the 1998 Stock Incentive Plan and makes all other determinations deemed advisable for the administration of the 1998 Stock Incentive Plan. The Committee may, with the consent of the grantee of an Award, provide for the accelerated vesting and exercisability of an Award and/or extend the scheduled termination or expiration date of an Award upon the occurrence of such events as it deems appropriate.

SHARES SUBJECT TO THE 1998 STOCK INCENTIVE PLAN

     The aggregate number of shares of Simon Group Common Stock that may be issued under the 1998 Stock Incentive Plan is 6,300,000 shares. No more than 600,000 shares of Simon Group Common Stock may be issued to any one individual pursuant to Awards during any one year.

     It is expected that replacement or substitute Awards relating to an aggregate of approximately 2.2 million shares of Simon Group Common Stock will be made to the holders of unexercised Awards granted under the SDG Employee Plan and the SDG Director Plan.

DISCRETIONARY AWARDS

     The terms and conditions of Options, SARs and restricted stock awards granted under the 1998 Stock Incentive Plan will be set out in written agreements which will contain such provisions as the Committee from time to time deems appropriate.

     The terms of Options granted under the 1998 Stock Incentive Plan will generally be determined by the Committee within the terms of the 1998 Stock Incentive Plan. The exercise price for any Option will not be less than the fair market value of a share of Simon Group Common Stock on the date of grant. No Option will be exercisable after the expiration of ten years from the date of its grant. The 1998 Stock Incentive Plan provides that, unless otherwise determined by the Committee, Options generally vest 40% on the first anniversary of the date of grant, an additional 30% on the second anniversary of the date of grant and become 100% vested three years after the date of grant. The Option exercise price may be paid (i) by certified or official bank check, (ii) in the discretion of the Committee, by personal check, (iii) in shares of Simon Group Common Stock owned by the optionee for at least six months and which have a fair market value on the date of exercise equal to the exercise price, (iv) in the discretion of the Committee, by delivery to Simon Group of a promissory note and agreement providing for payment with interest on any unpaid balance, (v) through a brokered exercise, (vi) by any combination of the above, or (vii) by any other means permitted by the Committee, in its discretion.

     A SAR may be granted in connection with all or any part of an Option granted under the 1998 Stock Incentive Plan or may be granted independent of any Option. SARs granted in connection with an Option will become exercisable and lapse according to the same vesting schedule and lapse rules that are established for the corresponding Option. SARs granted independent of any Option will vest and lapse according to the terms and conditions set by the Committee. A SAR will entitle its holder to be paid an amount equal to the excess of the fair market value of the Simon Group Common Stock subject to the SAR on the date of exercise over the exercise price of the related Option, in the case of a SAR granted in connection with an Option, or the fair market value of the Simon Group Common Stock subject to the SAR on the date of exercise over the fair market value on the date of grant, in the case of a SAR granted independent of an Option.

     Subject to the discretion of the Committee, certificates representing restricted stock awards may (i) be issued to a grantee bearing an appropriate legend specifying that such shares are subject to restrictions or (ii) be held in escrow until the end of the restricted period set by the Committee. During the restricted period, restricted stock will be subject to transfer restrictions and forfeiture in the event of termination of employment with the SDG Operating Partnership or any affiliate and such other restrictions and conditions established by the Committee at the time the restricted stock is granted.

     To the extent deemed necessary and desirable by the Committee, the terms and conditions of performance unit awards granted under the 1998 Stock Incentive Plan will be set out in written agreements. Performance unit awards provide for future payment of cash or shares of Simon Group Common Stock, or any other equivalent consideration deemed appropriate by the Committee, to the grantee upon the attainment of certain "Performance Goals" (as defined in the 1998 Stock Incentive Plan) established by the Committee over specified periods. At the end of each performance award period, the Committee decides the extent to which the Performance Goals have been attained and the amount of cash, Simon Group Common Stock, or other consideration, to be distributed to the grantee.

AUTOMATIC AWARDS FOR ELIGIBLE DIRECTORS

     The 1998 Stock Incentive Plan provides for automatic grants of Options ("Director Options") to Eligible Directors. Upon the first day of the first calendar month following the month in which any person first becomes an Eligible Director, such person will be automatically granted without further action by the Board of Directors of Simon Group a Director Option to purchase 5,000 shares of Simon Group Common Stock (an "Initial Award"); provided, however, that an Eligible Director who previously served as a director of SDG or CPI shall not receive an Initial Award. Thereafter, on the date of each of Simon Group's annual meeting of stockholders (the "Annual Meeting") held after January 1, 1999, each Eligible Director who continues as an Eligible Director will automatically be granted each year, without further action by the Board of Directors of Simon Group, a Director Option to purchase 3,000 shares of Simon Group Common Stock multiplied by the number of calendar years that have elapsed since such person's last election to the Board of Directors of Simon Group, SDG or CPI (the "Annual Award"); provided, however, that if any person becomes an Eligible Director during the 60-day period prior to the Annual Meeting in any year, then such Eligible Director will not receive the Annual Award.

     The exercise price per share of Director Options is 100% of the fair market value of the Simon Group Common Stock on the date the Director Option is granted. All Director Options shall become vested and exercisable on the first anniversary of the date of grant or such earlier time in the event of a "Change in Control" (as defined in the 1998 Stock Incentive Plan). Upon termination of any person's service as an Eligible Director, all Director Options granted will expire 30 days following the date of termination.

SPECIAL CONDITIONS APPLICABLE TO ISOs

     ISOs may not be granted under the 1998 Stock Incentive Plan to a person who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the optionee's employer corporation or of its parent or subsidiary corporation unless (i) the exercise price of the ISO is at least 110% of the fair market value of the Simon Group Common Stock on the date of grant, and
(ii) the term of the ISO is not longer than five years. If the fair market value of the Simon Group Common Stock with respect to which ISOs are exercisable for the first time by any optionee during any calendar year (under all plans of the SDG Operating Partnership or any affiliate) exceeds $100,000, such ISOs will be treated, to the extent of such excess, as NQSOs.

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

     If any change is made to the Simon Group Common Stock by reason of any subdivision or combination of shares or other capital adjustments or the payment of a stock dividend or other change in such shares effected without receipt of consideration by Simon Group, appropriate adjustments will be made by the Committee to the number of shares of Simon Group Common Stock available under the 1998 Stock Incentive Plan, the number of shares of Simon Group Common Stock subject to Awards, the Option exercise price and appreciation base of Options and SARs previously granted, and the amount payable by a Participant in respect of an Award.

     In the event Simon Group is merged or consolidated with another corporation and there is a change in the shares of Simon Group Common Stock by reason of such merger or consolidation, or in the event that all or substantially all of the assets of Simon Group are acquired by another person, or in the event of a reorganization or liquidation of Simon Group (each such event being hereinafter referred to as a "Corporate Event") or in the event that the Board of Directors of Simon Group shall propose that Simon Group enter into a Corporate Event, then the Committee may provide that Options and SARs will be terminated unless exercised within 30 days (or such longer period as the Committee determines) after notice; provided that if the Committee takes such action, it must also accelerate the dates upon which all outstanding Options and SARs will be exercisable. The Committee may also provide that all or some of the restrictions on any Award will lapse in the event of a Corporate Event.

TRANSFERABILITY OF AWARDS

     Except as otherwise determined by the Committee, no Award granted under the 1998 Stock Incentive Plan, or any right or interest therein, is assignable or transferable except by will or the laws of descent and distribution and, during the lifetime of a grantee, Options and SARs are exercisable only by the grantee or his legal representative.

TERMINATION OR AMENDMENT

     The 1998 Stock Incentive Plan will terminate 10 years after the date of its adoption by stockholders of SDG and CPI. The General Partner(s) of the SDG Operating Partnership may amend, suspend or discontinue the 1998 Stock Incentive Plan at any time; provided that certain specified amendments which, pursuant to applicable law or regulation, require shareholder approval, must be approved by the holders of a majority of the issued and outstanding shares of Simon Group voting stock.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief discussion of the Federal income tax consequences of transactions under the 1998 Stock Incentive Plan based on the Code, as in effect as of the date of this summary. This discussion is not intended to be exhaustive and does not describe the state or local tax consequences.

     ISOs. No taxable income is realized by the optionee upon the grant or exercise of an ISO. If shares of Simon Group Common Stock are issued to an optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to such optionee, then (1) upon sale of such shares, any amount realized in excess of the Option price will be taxed to such optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and (2) no deduction will be allowed to the optionee's employer for federal income tax purposes.

     If the Simon Group Common Stock acquired upon the exercise of an ISO is disposed of prior to the expiration of either holding period described above, generally (1) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at exercise (or, if less, the amount realized on the disposition of such shares) over the Option price paid for such shares, and (2) the optionee's employer will be entitled to deduct such amount for federal income tax purposes if the amount represents an ordinary and necessary business expense. Any further gain (or loss) realized by the optionee upon the sale of the Simon Group Common Stock will be taxed as short-term or long-term capital gain (or loss), depending on how long the shares have been held, and will not result in any deduction by the employer.

     Subject to certain exceptions for disability or death, if an ISO is exercised more than three months following termination of employment, the exercise of the Option will generally be taxed as the exercise of a NQSO.

     For purposes of determining whether an optionee is subject to any alternative minimum tax liability, an optionee who exercises an ISO generally would be required to increase his or her alternative minimum taxable income, and compute the tax basis in the stock so acquired, in the same manner as if the optionee had exercised an NQSO. Each optionee is potentially subject to the alternative minimum tax. In substance, a taxpayer is required to pay the higher of his/her alternative minimum tax liability or his/her "regular" income tax liability. As a result, a taxpayer has to determine his/her potential liability under the alternative minimum tax.

     NQSOs. With respect to NQSOs, including Director Options: (1) no income is realized by the optionee at the time the Option is granted; (2) generally, at exercise, ordinary income is realized by the optionee in an amount equal to the excess, if any, of the fair market value of the shares on such date over the exercise price, and the optionee's employer is generally entitled to a tax deduction in the same amount, subject to applicable tax withholding requirements; and (3) at sale, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

     Limitation on Deductions. Simon Group generally will be entitled to a tax deduction for Awards granted under the 1998 Stock Incentive Plan only to the extent that the Participants recognize ordinary income from the Award. Code section 162(m) contains special rules regarding the federal income tax deductibility of compensation paid to Simon Group's Chief Executive Officer and to each of the other four most highly compensated executive officers The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000 or it qualifies as "performance-based compensation" under Code section 162(m). The 1998 Stock Incentive Plan has been designed to permit the Committee to grant Awards which qualify as "performance-based compensation" under Code section 162(m).

NEW PLAN BENEFITS

     Other than the automatic grant of Director Options to Eligible Directors, the grant of Awards under the 1998 Stock Incentive Plan is entirely within the discretion of the Committee. The SDG Operating Partnership cannot determine the extent of discretionary Award grants that will be made in the future; therefore, with respect to discretionary Awards, the tabular disclosure of the benefits or amounts allocated under the 1998 Stock Incentive Plan has been omitted.

     The following table sets forth the Director Options to be granted to Eligible Directors in 1999 pursuant to the automatic grant made at the Annual Meeting and discretionary awards of Options to persons who have served for more than one year as a director of SDG without receiving an automatic grant under the Director Plan, assuming such persons are elected to the Board of Directors of Simon Group at the Annual Meeting. Future grants will be made in accordance with the formula described above.

              SIMON PROPERTY GROUP, L.P. 1998 STOCK INCENTIVE PLAN

ELIGIBLE DIRECTORS                                            DOLLAR VALUE($)    NUMBER OF OPTIONS
------------------                                            ---------------    -----------------
Robert E. Angelica..........................................        N/A                3,000(1)
Birch Bayh..................................................        N/A                3,000
G. William Miller...........................................        N/A                6,000
Fredrick W. Petri...........................................        N/A                6,000
J. Albert Smith, Jr.........................................        N/A                6,000
Pieter S. van den Berg......................................        N/A                5,000(2)
Philip J. Ward..............................................        N/A                6,000
M. Denise DeBartolo York....................................        N/A                3,000

---------------
(1) Mr. Angelica will assign the economic benefit of these options granted to him to the Telephone Real Estate Equity Trust pursuant to an agreement dated May 7, 1997.

(2) Mr. van den Berg will assign the economic benefit of these options granted to him to PGGM.

APPROVAL BY STOCKHOLDERS

     The effectiveness of the 1998 Stock Incentive Plan and any Award granted thereunder is subject to approval by an affirmative vote of a majority of the votes cast on the matter at the SDG Annual Meeting, in person or by proxy. Until such approval is obtained, the 1998 Stock Incentive Plan shall not be effective. If the 1998 Stock Incentive Plan is not approved, the Employee Plan and Director Plan will continue in operation and Awards may continue to be granted thereunder.

     THE SDG BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE 1998 STOCK INCENTIVE PLAN.

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The SDG Board of Directors has selected Arthur Andersen LLP as SDG's independent accountants for 1998, subject to stockholder approval. Arthur Andersen LLP has served as SDG's independent accountants since SDG's inception. SDG expects that representatives of Arthur Andersen LLP will be present at the SDG Annual Meeting and will be afforded an opportunity to make a statement if they desire to do so. SDG also expects that such representatives of Arthur Andersen LLP will be available at that time to respond to appropriate questions addressed to the officer presiding at the SDG Annual Meeting.

     THE SDG BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS SDG'S INDEPENDENT ACCOUNTANTS FOR 1998.

STOCKHOLDER PROPOSALS AT 1999 ANNUAL MEETING

     The date by which stockholder proposals must be received by Simon Group (if the Merger is consummated) or SDG (if the Merger is not consummated) for inclusion in the proxy materials relating to the 1999 annual meeting of stockholders is April 15, 1999. Notice of any other stockholder proposals must be received by Simon Group or SDG, as applicable, between June 25, 1999 and July 25, 1999, as more fully set forth in the Simon Group By-laws or the SDG By-laws. In the event that the 1999 annual meeting of stockholders is called for a date that is not within thirty (30) days before or after September 23, 1999, in order to be timely, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. Such proposals must comply with all of the requirements set forth in the rules and regulations of the Commission. In addition, any stockholder interested in making a proposal is referred to the advance notification requirements set forth in the Simon Group By-laws or the SDG By-laws.

                                    EXPERTS

SDG

     The audited financial statements and schedule of SDG incorporated by reference in the Registration Statement of which this Proxy Statement/Prospectus is a part, have been audited, and the pro forma combined condensed balance sheet as of December 31, 1997 and the pro forma combined condensed statement of operations for the year ended December 31, 1997 of Simon Group included elsewhere in this Registration Statement of which this Proxy Statement/Prospectus is a part, have been examined by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference or included herein in reliance upon the authority of said firm as experts in giving said reports.

CPI

     The audited financial statements of CPI and CRC at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997 included elsewhere in this Proxy Statement/Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     Certain tax matters related to SDG as described under "THE MERGER AGREEMENT AND RELATED MATTERS -- Federal Income Tax Consequences to Holders of SDG Equity Stock" will be passed upon by Willkie Farr & Gallagher, New York and certain tax matters as described under "THE MERGER AGREEMENT AND RELATED MATTERS -- Opinion of SDG's and CPI's Counsel" will be passed upon by Baker & Daniels, Indianapolis, Indiana. The validity of the issuance of the shares of Simon Group Equity Stock offered pursuant to this Proxy Statement/Prospectus and certain tax matters related to CPI and certain tax matters as described under "THE MERGER AGREEMENT AND RELATED MATTERS -- Opinion of SDG's and CPI's Counsel" will be passed upon by Cravath, Swaine & Moore, New York, New York. Certain partners of Cravath, Swaine & Moore (or trusts for the benefit of their families) owned, as of May 13, 1998, an aggregate of 24,729 shares of CPI Common Stock and related beneficial interests in CRC Common Stock.

                            INDEX TO FINANCIAL PAGES

REPORT OF INDEPENDENT AUDITORS..............................   F-2
CONSOLIDATED BALANCE SHEETS OF CORPORATE PROPERTY
  INVESTORS, INC. ..........................................   F-3
CONSOLIDATED STATEMENTS OF INCOME OF CORPORATE PROPERTY
  INVESTORS, INC. ..........................................   F-4
CONSOLIDATED STATEMENTS OF CASH FLOWS OF CORPORATE PROPERTY
  INVESTORS, INC. ..........................................   F-5
CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY OF CORPORATE
  PROPERTY INVESTORS, INC. .................................   F-6
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF CORPORATE
  PROPERTY INVESTORS, INC. .................................   F-7
REPORT OF INDEPENDENT AUDITORS..............................  F-21
CONSOLIDATED BALANCE SHEETS OF CORPORATE REALTY CONSULTANTS,
  INC. AND CONSOLIDATED SUBSIDIARIES........................  F-22
CONSOLIDATED STATEMENTS OF OPERATIONS OF CORPORATE REALTY
  CONSULTANTS, INC. AND CONSOLIDATED SUBSIDIARIES...........  F-23
CONSOLIDATED STATEMENTS OF CASH FLOWS OF CORPORATE REALTY
  CONSULTANTS, INC. AND CONSOLIDATED SUBSIDIARIES...........  F-24
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY OF CORPORATE
  REALTY CONSULTANTS, INC. AND CONSOLIDATED SUBSIDIARIES....  F-25
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF CORPORATE
  REALTY CONSULTANTS, INC. AND CONSOLIDATED SUBSIDIARIES....  F-26

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Trustees of Corporate Property Investors

     We have audited the accompanying consolidated balance sheets of Corporate Property Investors as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of Corporate Property Investors' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Corporate Property Investors at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

New York, NY
February 5, 1998
except for the note, Commitments,
Contingencies and Other Comments
item (1), as to which the date is
February 19, 1998

                       CORPORATE PROPERTY INVESTORS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                          MARCH 31,           DECEMBER 31,
                                                         -----------    ------------------------
                                                            1998           1997          1996
                                                            ----           ----          ----
                                                         (UNAUDITED)
                                                                    ($ IN THOUSANDS)
ASSETS
Real estate investments:
  Operating properties.................................  $1,909,854     $2,341,678    $2,377,177
  Operating property held for sale.....................     584,967             --            --
  Investments in real estate joint ventures............     111,704        109,172       159,453
  Construction-in-progress and pre-construction costs
     ($20,773, $20,510 and $2,605).....................      37,315         31,697        77,032
  Land held for development............................      23,845         22,420         6,809
  Properties subject to net lease and other............      20,698         21,529        16,974
                                                         ----------     ----------    ----------
                                                          2,688,383      2,526,496     2,637,445
Cash and cash equivalents..............................      16,196        124,808       106,495
Short-term investments.................................          --         40,000       248,459
Receivables and other assets...........................     104,177        118,950       122,511
                                                         ----------     ----------    ----------
          Total assets.................................  $2,808,756     $2,810,254    $3,114,910
                                                         ==========     ==========    ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Mortgages payable....................................  $   14,285     $   15,645    $   21,079
  Notes and Bonds payable..............................     843,363        843,415       943,611
  Accounts payable and other liabilities...............     122,956        148,580       194,442
                                                         ----------     ----------    ----------
          Total liabilities............................     980,604      1,007,640     1,159,132
                                                         ----------     ----------    ----------
Shareholders' equity:
  6.5% First Series Perpetual Preference Shares, $1,000
     par value, 209,249 shares authorized, issued and
     outstanding.......................................     209,249        209,249       209,249
  Series A Common Shares, $1 par value, 33,423,973,
     33,427,848 and 34,445,889 authorized, and
     26,415,480, 26,419,355 and 27,437,396 issued and
     outstanding.......................................      26,415         26,419        27,437
  Capital in excess of par value.......................   1,602,067      1,602,111     1,743,807
  Undistributed net income.............................     104,390         78,851        14,161
  Treasury shares, 1,092,071, 1,092,500 and 404,967
     Common Shares at cost.............................    (113,969)      (114,016)      (38,876)
                                                         ----------     ----------    ----------
          Total shareholders' equity...................   1,828,152      1,802,614     1,955,778
                                                         ----------     ----------    ----------
          Total liabilities and shareholders' equity...  $2,808,756     $2,810,254    $3,114,910
                                                         ==========     ==========    ==========

        The accompanying notes are an integral part of these statements.

                       CORPORATE PROPERTY INVESTORS, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                           FOR THE THREE MONTHS
                                                   ENDED                FOR THE YEARS ENDED
                                                 MARCH 31,                  DECEMBER 31,
                                           --------------------    ------------------------------
                                             1998        1997        1997       1996       1995
                                             ----        ----        ----       ----       ----
                                                (UNAUDITED)
                                                              ($ IN THOUSANDS)
REVENUE:
  Minimum rent...........................  $ 85,481    $ 75,764    $319,862   $194,661   $169,344
  Overage rent...........................     3,098       2,373      10,489      7,572      6,561
  Expense recoveries.....................    36,973      33,620     138,579    111,708    101,429
  Other revenues.........................     1,544         972       7,257      8,322      4,283
  Interest income........................     1,308       6,361      17,601     26,846     26,615
                                           --------    --------    --------   --------   --------
          Total revenue..................   128,404     119,090     493,788    349,109    308,232
                                           --------    --------    --------   --------   --------
EXPENSES:
  Property expenses......................    47,463      44,590     187,911    135,978    119,891
  Provision for bad debts................       726         629       2,732      2,181      3,048
  Depreciation and amortization..........    22,334      22,488      91,312     65,581     56,795
  Administrative, trustee and other
     expenses............................     2,206       2,187       8,860      9,028      8,422
  Interest expense.......................    16,474      19,014      69,562     66,536     51,828
  Write-down of investment...............        --          --          --      8,200         --
                                           --------    --------    --------   --------   --------
          Total expenses.................    89,203      88,908     360,377    287,504    239,984
                                           --------    --------    --------   --------   --------
Income before equity in earnings of joint
  ventures...............................    39,201      30,182     133,411     61,605     68,248
Equity in earnings of joint ventures.....     5,554       5,254      21,390     48,796     50,709
                                           --------    --------    --------   --------   --------
Income before gain on sales of properties
  and merger-related costs...............    44,755      35,436     154,801    110,401    118,957
Gain on sales of properties..............    44,311     116,522     122,410     73,970        398
                                           --------    --------    --------   --------   --------
Merger-related costs.....................    (7,539)         --          --         --         --
Net income...............................    81,527     151,958     277,211    184,371    119,355
Preference share distributions earned....    (3,428)     (3,428)    (13,712)   (13,712)   (13,642)
                                           --------    --------    --------   --------   --------
Net Income available to Common
  Shareholders...........................  $ 78,099    $148,530    $263,499   $170,659   $105,713
                                           ========    ========    ========   ========   ========
Net Income per average Common Share
  outstanding............................     $3.08       $5.70      $10.20      $7.74      $5.00
                                           --------    --------    --------   --------   --------
Net Income per average Common Share
  outstanding assuming dilution..........     $3.01       $5.51      $10.14      $7.74      $5.00
                                           --------    --------    --------   --------   --------

        The accompanying notes are an integral part of these statements.

                       CORPORATE PROPERTY INVESTORS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                            FOR THE THREE
                                                             MONTHS ENDED                 FOR THE YEARS ENDED
                                                              MARCH 31,                      DECEMBER 31,
                                                        ----------------------    -----------------------------------
                                                          1998         1997         1997         1996         1995
                                                          ----         ----         ----         ----         ----
                                                             (UNAUDITED)
                                                                              ($ IN THOUSANDS)
OPERATING ACTIVITIES

  Net Income..........................................  $  81,527    $ 151,958    $ 277,211    $ 184,371    $ 119,355
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Equity in earnings of real estate joint
      ventures........................................     (5,554)      (5,254)     (21,390)     (48,796)     (50,709)
    Depreciation and amortization.....................     22,334       22,488       91,312       65,581       56,795
    Gain on disposition of properties.................    (44,311)    (116,522)    (122,410)     (73,970)        (398)
    Write-down of investment..........................         --           --           --        8,200           --
    Decrease/(increase) in receivables and other
      assets..........................................     13,397       10,478        1,298       (5,787)       2,840
    (Decrease)/increase in accounts payable and
      accrued expenses................................    (20,892)     (36,882)      (6,529)      (5,569)         476
                                                        ---------    ---------    ---------    ---------    ---------
  Net cash provided by operating activities...........     46,501       26,266      219,492      124,030      128,359
                                                        ---------    ---------    ---------    ---------    ---------
INVESTING ACTIVITIES
  Investments in real estate..........................   (222,334)     (20,926)     (71,268)    (155,144)    (116,362)
  Investments in real estate joint ventures...........     (4,095)          --      (22,566)          --      (12,490)
  Distributions from real estate joint ventures.......      6,723       51,495       68,392       49,168       50,926
  Purchases of short-term investments.................         --     (135,450)    (205,450)    (400,353)    (104,574)
  Sales and maturities of short-term investments......     40,000      177,888      413,909      285,536      234,834
  Cash (paid)/acquired in connection with acquisition
    of property interests to pay related net
    liabilities assumed of $76,346 in 1996............         --           --      (37,807)      58,004           --
  Proceeds from repayment of mortgages receivable from
    real estate joint venture partners................         --       45,822       45,822           --           --
  Proceeds from disposition of properties.............     82,337        1,657        3,482        3,500          865
  Other...............................................       (395)        (837)          --       (1,998)      (4,003)
                                                        ---------    ---------    ---------    ---------    ---------
  Net cash provided by/(used in) investing
    activities........................................    (97,764)     119,649      194,514     (161,287)      49,196
                                                        ---------    ---------    ---------    ---------    ---------
FINANCING ACTIVITIES
  Issuance of Notes...................................         --           --           --      246,943           --
  Repayment of Bonds payable at maturity..............         --     (100,000)    (100,000)          --
  Proceeds from revolving credit drawdown.............     40,000           --           --           --           --
  Repayment of revolving credit drawdown..............    (40,000)          --           --           --           --
  Issuance of Common Shares...........................         47           60           60           68       22,545
  Acquisition of Common Shares........................        (48)          --      (75,140)          --           --
  Acquisition and retirement of Common Shares.........         --           --       (2,805)     (15,504)          --
  Principal payments on mortgages.....................     (1,360)      (1,306)      (5,287)        (383)        (242)
  Cash distributions..................................    (55,988)     (55,419)    (212,521)    (170,210)    (163,660)
                                                        ---------    ---------    ---------    ---------    ---------
  Net cash (used in)/provided by financing
    activities........................................    (57,349)    (156,665)    (395,693)      60,914     (141,357)
                                                        ---------    ---------    ---------    ---------    ---------
(Decrease)/increase in cash and cash equivalents......   (108,612)     (10,750)      18,313       23,657       36,198
Cash and cash equivalents at beginning of period......    124,808      106,495      106,495       82,838       46,640
                                                        ---------    ---------    ---------    ---------    ---------
Cash and cash equivalents at end of period............  $  16,196    $  95,745    $ 124,808    $ 106,495    $  82,838
                                                        =========    =========    =========    =========    =========
Supplemental Disclosure:
  Interest paid (net of amounts capitalized) during
    the period........................................  $  28,988    $  41,054    $  74,200    $  60,470    $  50,848
  Non-cash investing and financing activities:
    Real estate interests, subject to mortgages of
      $34,755, acquired for common shares.............         --           --           --    $ 968,457           --
    Redemption of common shares in exchange for real
      estate interests, subject to mortgages of
      $14,962 (1996)..................................         --    $ 142,521    $ 142,521    $ 187,581           --
    Mortgage note for $7,000 and land valued at $4,100
      received in exchange for property with book
      value of $6,528 (1997)..........................         --           --           --           --           --

        The accompanying notes are an integral part of these statements.

                       CORPORATE PROPERTY INVESTORS, INC.

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                                   SHARES OF BENEFICIAL INTEREST
                                           ---------------------------------------------
        FOR THE THREE YEARS ENDED             6.5% FIRST         SERIES A
        DECEMBER 31, 1997 AND THE          SERIES PERPETUAL       COMMON      CAPITAL IN
           THREE MONTHS ENDED              PREFERENCE SHARES      SHARES      EXCESS OF    UNDISTRIBUTED   TREASURY
       MARCH 31, 1998 (UNAUDITED)          $1,000 PAR VALUE    $1 PAR VALUE   PAR VALUE     NET INCOME      SHARES       TOTAL
       --------------------------          -----------------   ------------   ----------   -------------   ---------   ----------
                                                                              ($ IN THOUSANDS)
Balance at January 1, 1995...............      $209,249          $21,450      $1,007,131     $     -0-     $ (39,348)  $1,198,482
  Net income for the year................            --               --              --       119,355            --      119,355
  Dividends paid:
    $69.7873 per 6.5% First Series
      Perpetual Preference Share.........            --               --              --       (14,603)           --      (14,603)
    $7.0625 per Common Share.............            --               --         (44,305)     (104,752)           --     (149,057)
  Net proceeds from issuance of Common
    Shares...............................            --              167          21,969            --           409       22,545
  Acquisition and retirement of Common
    Shares and other.....................            --               (2)           (327)           --            --         (329)
                                               --------          -------      ----------     ---------     ---------   ----------
Balance at December 31, 1995.............       209,249           21,615         984,468           -0-       (38,939)   1,176,393
  Net income for the year................            --               --              --       184,371            --      184,371
  Dividends paid:
    $65.5282 per 6.5% First Series
      Perpetual Preference Share.........            --               --              --       (13,712)           --      (13,712)
    $7.3825 per Common Share.............            --               --              --      (156,498)           --     (156,498)
  Exchange of Common Shares for partners'
    interests in certain operating
    properties...........................            --            7,392         961,065            --            --      968,457
  Net proceeds from issuance of Common
    Shares...............................            --               --              --            --            68           68
  Redemption and retirement of Common
    Shares in exchange for interests in
    certain operating properties.........            --           (1,514)       (196,667)           --            --     (198,181)
  Acquisition and retirement of Common
    Shares and other.....................            --              (56)         (5,059)           --            (5)      (5,120)
                                               --------          -------      ----------     ---------     ---------   ----------
Balance at December 31, 1996.............       209,249           27,437       1,743,807        14,161       (38,876)   1,955,778
  Net income for the year................            --               --              --       277,211            --      277,211
  Dividends paid:
    $65.5282 per 6.5% First Series
      Perpetual Preference Share.........            --               --              --       (13,712)           --      (13,712)
    $7.685 per Common Share..............            --               --              --      (198,809)           --     (198,809)
  Net proceeds from issuance of Common
    Shares...............................            --               --              --            --            60           60
  Redemption and retirement of Common
    Shares in exchange for interests in
    certain operating property...........            --           (1,089)       (143,859)           --            --     (144,948)
  Acquisition and retirement of Common
    Shares and other.....................            --               71           2,163            --       (75,200)     (72,966)
                                               --------          -------      ----------     ---------     ---------   ----------
Balance at December 31, 1997.............       209,249           26,419       1,602,111        78,851      (114,016)   1,802,614
Net income for the period................            --               --              --        81,527            --       81,527
Dividends paid:
  $32.7641 per 6.5% First Series
    Perpetual Preference Share...........            --               --              --        (6,855)           --       (6,855)
  $1.94 per Common Share.................            --               --              --       (49,133)           --      (49,133)
Net proceeds from issuance of Common
  Shares.................................            --               --              --            --            47           47
  Acquisition of Common Shares and
    other................................            --               (4)            (44)           --            --          (48)
                                               --------          -------      ----------     ---------     ---------   ----------
Balance at March 31, 1998(unaudited).....      $209,249          $26,415      $1,602,067     $ 104,390     $(113,969)  $1,828,152
                                               ========          =======      ==========     =========     =========   ==========

        The accompanying notes are an integral part of these statements.

                       CORPORATE PROPERTY INVESTORS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

DESCRIPTION OF BUSINESS

     Corporate Property Investors, Inc. ("CPI") is a self managed real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended. On March 13, 1998, CPI, formerly a Massachusetts business trust, reorganized into a corporation under the laws of the State of Delaware. CPI engages in the ownership, operation, management, leasing, acquisition, development and expansion of income producing properties located throughout the United States. As of March 31, 1998, CPI owns interests in, directly or through interests in joint ventures, 23 super-regional and regional shopping centers, the General Motors Building, N.Y.C., three smaller office buildings and other properties.

     The proportionate property revenues of CPI's lines of business are summarized as follows:

                                         MARCH 31,              DECEMBER 31,
                                        ------------        --------------------
                                        1998    1997        1997    1996    1995
                                        ----    ----        ----    ----    ----
                                        (UNAUDITED)
Super-regional and regional shopping
  centers...........................     80%     78%         79%     87%     88%
General Motors Building.............     17      18          17       8       7
Other office buildings..............      2       3           3       4       4
Other...............................      1       1           1       1       1
                                        ---     ---         ---     ---     ---
                                        100%    100%        100%    100%    100%
                                        ===     ===         ===     ===     ===

BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of CPI and its consolidated subsidiaries. Significant intercompany balances, transactions and accounts are eliminated in consolidation. CPI accounts for its investments in real estate joint ventures which represent non-controlling ownership interests under the equity method of accounting as CPI exercises significant influence over the operating and financial policies of such joint ventures.

     On December 31, 1997, CPI changed its method of accounting for investments in real estate joint ventures from proportionate consolidation, whereby CPI's financial statements included its proportionate share of the individual assets, liabilities and items of income and expense of such partnerships, to the equity method of accounting, whereby CPI's investments in such ventures are recorded initially at cost and subsequently adjusted for net equity in income/(loss) and cash contributions and distributions. CPI is accounting for this change retroactively and, accordingly, has recast the 1997 quarterly and the 1996 and 1995 financial statements presented. This change did not affect CPI's reported net income or financial position.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

REAL ESTATE AND DEPRECIATION AND AMORTIZATION POLICY

     Real estate to be held and used in operations is stated at cost. Depreciation and amortization are computed utilizing the straight-line method over the estimated useful lives of the buildings and leaseholds.

     Real estate held for sale is recorded at the lower of its carrying amount or fair value less cost to sell. Depreciation is not recorded during the period real estate is held for sale.

                       CORPORATE PROPERTY INVESTORS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES -- (CONTINUED)
REAL ESTATE AND DEPRECIATION AND AMORTIZATION POLICY -- (CONTINUED)
     Interest, real property taxes, salaries and related costs, and other carrying costs are capitalized during periods of construction, development or improvement. Department store and tenant inducements and costs associated with leasing of operating properties are capitalized and amortized on a straight-line basis over the lives of the related operating covenants and tenant leases.

     Interest costs capitalized during the three months ended March 31, 1998 and 1997 (unaudited) and the years ended December 31, 1997, 1996 and 1995 were
$1.2 million, $0.8 million, $3.7 million, $7.8 million, and $7.0 million, respectively.

     Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," requires impairment losses to be recognized for long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the assets' carrying amount. The impairment loss is measured by comparing the fair value of the asset less cost to sell to its carrying amount. Effective January 1, 1996, CPI adopted Statement 121 for which no provision was required.

DEFERRED CHARGES

     Direct financing and issue costs on debt are deferred and amortized over the terms of the related debt as a component of interest expense.

REVENUE RECOGNITION

     Minimum rents are accrued on a straight-line basis over the terms of the respective leases. Overage rents are recognized when earned. Expense recoveries from tenants for real estate taxes and other recoverable operating expenses are recognized as revenue in the period the applicable expenditures are chargeable to tenants.

TAXES

     CPI intends to continue to qualify as a real estate investment trust as defined in the Internal Revenue Code, and as such will not be taxed on that portion of its taxable income which is distributed to shareholders, provided that at least 95% of its real estate investment trust taxable income is distributed. CPI has distributed all of its taxable income for 1995 and 1996 and intends to distribute all of its 1997 and 1998 taxable income and, accordingly, no provision for Federal income taxes has been made in the financial statements.

INVESTMENTS IN REAL ESTATE JOINT VENTURES

     During 1996 and 1995 CPI had interests ranging from 15% to 62 1/2% in twelve real estate joint ventures which operated and net leased real estate. In November and December 1996, CPI acquired its partners' interests in certain joint ventures and sold a joint venture interest in January 1997 (see "Acquisitions and Dispositions"). Accordingly, income and expenses shown below include amounts for such joint ventures for the respective period the joint ventures were owned by CPI.

     As a result of the aforementioned transactions CPI has a 50% interest in seven real estate joint ventures each of which own and operate a shopping center. In addition, CPI has a 50% interest in a joint venture which is developing a super-regional shopping center in Georgia for which CPI is providing 85% of the construction funding. Generally, net income/(loss) for each joint venture is allocated consistent with the ownership interests held by each joint venturer. As of March 31, 1998 (unaudited) and December 31, 1997 and 1996, the

                       CORPORATE PROPERTY INVESTORS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES -- (CONTINUED)
INVESTMENTS IN REAL ESTATE JOINT VENTURES -- (CONTINUED) unamortized excess of CPI's investment over its share of the equity in the underlying net assets of the joint ventures was approximately $42.1 million, $42.4 million and $45.6 million, respectively. This excess is amortized over the estimated lives of the related real estate assets. The combined condensed balance sheets of the real estate joint ventures, after elimination of mortgages payable to CPI in 1996, as of March 31, 1998 (unaudited), December 31, 1997 and 1996 and the related statements of net income for the three months ended
March 31, 1998 and 1997 (unaudited) and for the years ended December 31, 1997, 1996 and 1995 follows:

                                                            MARCH 31,            DECEMBER 31,
                                                         ----------------    --------------------
                                                               1998            1997        1996
                                                         ----------------    --------    --------
                                                           (UNAUDITED)
                                                                     ($ IN THOUSANDS)
Assets
  Real estate assets...................................      $327,729        $322,467    $351,043
  Other................................................        22,698          26,995      19,550
                                                             --------        --------    --------
          Total Assets.................................      $350,427        $349,462    $370,593
                                                             ========        ========    ========
Liabilities
  Mortgages payable....................................      $236,802        $237,868    $149,540
  Other................................................         9,750          10,675      11,396
                                                             --------        --------    --------
          Total Liabilities............................      $246,552        $248,543    $160,936
                                                             ========        ========    ========
Joint Venturers' Equity
  CPI..................................................      $ 69,577        $ 66,816    $113,824
  Others...............................................        34,298          34,103      95,833
                                                             --------        --------    --------
          Total Joint Venturers' Equity................      $103,875        $100,919    $209,657
                                                             ========        ========    ========

                                    FOR THE THREE MONTHS
                                      ENDED MARCH 31,        FOR THE YEARS ENDED DECEMBER 31,
                                    --------------------    ----------------------------------
                                      1998        1997        1997        1996         1995
                                    --------    --------    --------    ---------    ---------
                                        (UNAUDITED)
                                                         ($ IN THOUSANDS)
Income............................  $ 30,724    $ 28,725    $118,461    $ 293,293    $ 299,559
Expenses..........................   (19,125)    (20,218)    (76,284)    (173,303)    (177,439)
                                    --------    --------    --------    ---------    ---------
Net Income........................  $ 11,599    $  8,507    $ 42,177    $ 119,990    $ 122,120
                                    ========    ========    ========    =========    =========

                       CORPORATE PROPERTY INVESTORS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES -- (CONTINUED)
INCOME PER COMMON SHARE

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share." Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. All earnings per share amounts for all periods have been presented to conform to Statement 128 requirements. The following table sets forth the computation of basic and diluted earnings per common share:

                              THREE MONTHS ENDED MARCH 31,           YEARS ENDED DECEMBER 31,
                              -----------------------------   ---------------------------------------
                                  1998            1997           1997          1996          1995
                              -------------   -------------   -----------   -----------   -----------
                                       (UNAUDITED)
                                              ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
NUMERATOR:
  Net income................   $    81,527     $   151,958    $   277,211   $   184,371   $   119,355
  Preference Share
     distributions earned...        (3,428)         (3,428)       (13,712)      (13,712)      (13,642)
                               -----------     -----------    -----------   -----------   -----------
  Numerator for basic
     earnings per
     share -- income
     available to Common
     Shareholders...........        78,099         148,530        263,499       170,659       105,713
  Effect of dilutive
     securities:
     Preference Share
       distributions
       earned...............         3,428           3,428         13,712        13,712        13,642
                               -----------     -----------    -----------   -----------   -----------
  Numerator for diluted
     earnings per share.....   $    81,527     $   151,958    $   277,211   $   184,371   $   119,355
                               ===========     ===========    ===========   ===========   ===========
DENOMINATOR:
  Denominator for basic
     earnings per share --
     weighted average
     shares.................    25,353,000      26,066,000     25,835,000    22,045,000    21,160,000
  Effect of dilutive
     securities:
  Employee Stock Options....       237,000                          8,000
  Convertible Preference
     Shares.................     1,505,000       1,505,000      1,505,000     1,505,000     1,507,000
                               -----------     -----------    -----------   -----------   -----------
  Denominator for diluted
     earnings per share.....     27,095,00      27,571,000     27,348,000    23,550,000    22,667,000
                               ===========     ===========    ===========   ===========   ===========
  Basic earnings per
     share..................   $      3.08     $      5.70    $     10.20   $      7.74   $      5.00
                               ===========     ===========    ===========   ===========   ===========
  Diluted earnings per
     share..................   $      3.01     $      5.51    $     10.14   $      7.74   $      5.00
                               ===========     ===========    ===========   ===========   ===========

     The above computations are based upon the dilutive effects of agreements presently in effect. The basis for such computations is anticipated to change in the event the merger with Simon DeBartolo Group, Inc. (see "Commitments, Contingencies and Other Comments") is completed.

                       CORPORATE PROPERTY INVESTORS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES -- (CONTINUED)
SHORT TERM INVESTMENTS

     At March 31, 1998 (unaudited) and December 31, 1997 and 1996, short-term investments, including cash equivalents, are stated at amortized cost (which equates to market) and consist principally of U.S. Government securities and repurchase agreements collateralized by U.S. Government securities which mature within one year and are intended to be held to maturity. CPI considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

EMPLOYEE STOCK BASED PLANS

     CPI follows Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock based plans. Accordingly, because the purchase price under the employee share purchase plan and the exercise price under the share option plan equals the fair value of CPI's stock at the dates of purchase or grant, respectively, no compensation expense is recognized under the plans.

SEGMENT REPORTING

     In June 1997, the Financial Accounting Standards Board issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information," which is effective for fiscal years beginning after December 15, 1997. CPI is assessing the operating and reportable segment rules and is considering the impact of this Statement on its financial statement disclosures.

RECLASSIFICATIONS

     Certain reclassifications have been made to the prior year financial statements to conform to the presentation for the period ended March 31, 1998. These reclassifications have no significant impact on CPI's financial statements.

                       CORPORATE PROPERTY INVESTORS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

ACQUISITIONS AND DISPOSITIONS

     On November 15, 1996, CPI issued 5.76 million Series A Common Shares, and caused Corporate Realty Consultants, Inc. ("CRC") to issue related interests in CRC, to a shareholder in exchange for $757 million of partnership interests in certain operating properties holding interests in seven regional shopping centers, one mixed-use development and the General Motors Building. In addition, on December 13, 1996, CPI issued 1.72 million Series A Common Shares, and caused CRC to issue related interests in CRC, to an affiliate of a shareholder in exchange for a $227 million partnership interest holding the remaining interest in the General Motors Building. The transactions were accounted for using the purchase method of accounting and, accordingly, commencing on November 15, 1996, 100% of the assets, liabilities, revenues and expenses of the wholly-owned properties are included in CPI's financial statements. Prior thereto, CPI had accounted for its investment in these properties under the equity method of accounting.

     On December 31, 1996 and January 2, 1997, respectively, CPI, at a cost of $198 million and $145 million, respectively, redeemed 1.51 million and 1.09 million Series A Common Shares (and acquired related interests in CRC) held by a shareholder in exchange for cash of $13 million and interests in three shopping center properties valued at $330 million. The exchanges resulted in gain on disposition of the properties of $186.7 million, of which $71.7 million was recognized in December 1996 and $115 million was recognized in January 1997.

     On January 9, 1998, CPI purchased a super-regional shopping center and adjoining land parcels located in Atlanta, Georgia for $198 million. Approximately $40 million was borrowed under a revolving credit facility to partially fund the purchase.

     On January 30, 1998, CPI sold a super-regional shopping center for $81 million. Proceeds from the sale were used to repay the aforementioned borrowing under the revolving credit facility.

     The following unaudited pro forma results of operations assume the acquisitions and dispositions closed as of January 1, 1995, and give effect to adjustments for depreciation expense related to the interest in properties acquired and elimination of gain on the disposition of the properties.

                                 THREE MONTHS ENDED
                                      MARCH 31,                  YEARS ENDED DECEMBER 31,
                              -------------------------   ---------------------------------------
                                 1998          1997          1997          1996          1995
                                 ----          ----          ----          ----          ----
                                            ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
Rentals and related property
  income....................  $   126,132   $   114,147   $   481,907   $   443,391   $   419,496
                              ===========   ===========   ===========   ===========   ===========
Net Income..................  $    38,256   $    38,053   $   167,683   $   141,033   $   149,928
                              ===========   ===========   ===========   ===========   ===========
Net Income per average
  Common Share
  outstanding...............  $      1.37   $      1.33   $      5.96   $      4.90   $      5.25
                              ===========   ===========   ===========   ===========   ===========
Average Common Shares
  outstanding...............  $25,353,000   $26,066,000   $25,835,000   $26,011,000   $25,949,000
                              ===========   ===========   ===========   ===========   ===========

                       CORPORATE PROPERTY INVESTORS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

REAL ESTATE

                                                    CONSTRUCTION &     LAND HELD      ACCUMULATED
MARCH 31, 1998                       BUILDINGS &   PRE-CONSTRUCTION       FOR       DEPRECIATION AND   MORTGAGES
(UNAUDITED)                 LAND     LEASEHOLDS         COSTS         DEVELOPMENT     AMORTIZATION      PAYABLE
--------------            --------   -----------   ----------------   -----------   ----------------   ---------
                                                             ($ IN THOUSANDS)
Shopping centers........  $225,214   $2,116,858        $37,315          $ 6,834         $502,899        $ 1,306
Office building held for
  sale..................    12,933      679,623             --               --          107,589         11,976
Office buildings
  (including related
  mortgage loan of
  $20,565) and
  industrial park.......    12,886       80,439             --              516           22,644             --
Properties subject to
  net lease (principally
  retail facilities) and
  other (including
  mortgage loans of
  $23,465 of which
  $16,495 is related)...     6,040       21,003             --           16,495            6,345          1,003
                          --------   ----------        -------          -------         --------        -------
                          $257,073   $2,897,923        $37,315          $23,845         $639,477        $14,285
                          ========   ==========        =======          =======         ========        =======

DECEMBER 31, 1997
-----------------
Shopping centers........  $196,052   $2,013,456        $30,994          $ 6,835         $517,386        $ 1,361
Office buildings
  (including related
  mortgage loan of
  $20,565) and
  industrial park.......    25,819      744,839            703              516          121,102         13,230
Properties subject to
  net lease (principally
  retail facilities) and
  other (including
  mortgage loans of
  $22,054 of which
  $15,069 is related)...     6,796       20,993             --           15,069            6,260          1,054
                          --------   ----------        -------          -------         --------        -------
                          $228,667   $2,779,288        $31,697          $22,420         $644,748        $15,645
                          ========   ==========        =======          =======         ========        =======

DECEMBER 31, 1996
-----------------
Shopping centers
  (including related
  mortgage loans of
  $45,835)..............  $191,759   $1,963,579        $77,032          $ 6,293         $442,202        $ 1,568
Office buildings
  (including mortgage
  loan of $20,565) and
  industrial park.......    26,003      748,802             --              516          110,764         18,100
Properties subject to
  net lease (principally
  retail facilities) and
  other.................     8,370       15,233             --               --            6,629          1,411
                          --------   ----------        -------          -------         --------        -------
                          $226,132   $2,727,614        $77,032          $ 6,809         $559,595        $21,079
                          ========   ==========        =======          =======         ========        =======

                       CORPORATE PROPERTY INVESTORS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

RECEIVABLES AND OTHER ASSETS

                                                            MARCH 31,            DECEMBER 31,
                                                         ----------------    --------------------
                                                               1998            1997        1996
                                                         ----------------    --------    --------
                                                           (UNAUDITED)
                                                                     ($ IN THOUSANDS)
Receivables (principally rentals) less allowance of
  $18,165, $18,429 and $19,165.........................      $ 61,310        $ 71,363    $ 75,474
Prepaid expenses and deferred charges..................        14,213          20,301      19,624
Deferred compensation plan investments.................        14,607          13,643      13,866
Issue costs on recourse debt, net of accumulated
  amortization of $3,810, $3,614 and $5,018............         6,481           6,677       7,539
Tenant security deposits...............................         2,173           2,380       2,380
Other..................................................         5,393           4,586       3,628
                                                             --------        --------    --------
                                                             $104,177        $118,950    $122,511
                                                             ========        ========    ========

MORTGAGES, NOTES AND BONDS PAYABLE

     Mortgages payable are due in installments over various periods through 2009. Interest rates on the mortgages range from 4 3/4% to 9 3/4% per annum. The mortgage lenders have no recourse beyond the related property for repayment of mortgage loans.

NOTES AND BONDS PAYABLE

                                                            MARCH 31,            DECEMBER 31,
                                                         ----------------    --------------------
                                                               1998            1997        1996
                                                               ----            ----        ----
                                                           (UNAUDITED)
                                                                     ($ IN THOUSANDS)
8.75% Bonds due 1997 (effective rate of 8.7%)..........            --              --    $100,000
9.625% Note due 1998...................................      $ 18,363        $ 18,415      18,611
9% Notes due 2002 (effective rate of 9.1%).............       250,000         250,000     250,000
7.05% Notes due 2003 (effective rate of 7.2%)..........       100,000         100,000     100,000
7.75% Notes due 2004 (effective rate of 7.9%)..........       150,000         150,000     150,000
7.18% Notes due 2013 (effective rate of 7.2%)..........        75,000          75,000      75,000
7.875% Notes due 2016 (effective rate of 7.9%).........       250,000         250,000     250,000
                                                             --------        --------    --------
                                                             $843,363        $843,415    $943,611
                                                             ========        ========    ========

     As of December 31, 1997, principal payments required on all debt are:

                                                                AMOUNT
                                                              ----------
                                                                ($ IN
                                                              THOUSANDS)
Years ending December 31,
1998........................................................   $ 23,954
1999........................................................   $  5,820
2000........................................................   $  3,232
2001........................................................   $    470
2002........................................................   $250,584
Thereafter..................................................   $575,000

     The fair value of (i) mortgages and (ii) notes and bonds payable is estimated to be $13.9 million and $879 million, respectively, at March 31, 1998 (unaudited), $15.2 million and $902 million, respectively, at

                       CORPORATE PROPERTY INVESTORS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

MORTGAGES, NOTES AND BONDS PAYABLE -- (CONTINUED)
December 31, 1997, and $19.9 million and $973 million, respectively, at December 31, 1996 using discounted cash flow analyses based upon indications of market pricing for similar types of debt.

CORPORATE REALTY CONSULTANTS, INC.

     Substantially all of the outstanding shares of CRC have been deposited in trusts, the beneficial interests in which are owned by participating CPI shareholders in proportion to their respective number of CPI shares.

     The condensed consolidated balance sheets of CRC and its subsidiaries and the related statements of operations, which are not included in the financial statements of CPI, are summarized as follows:

BALANCE SHEETS

                                                           MARCH 31,           DECEMBER 31,
                                                          -----------      --------------------
                                                             1998           1997         1996
                                                             ----           ----         ----
                                                          (UNAUDITED)
                                                                    ($ IN THOUSANDS)
Assets:
Buildings...............................................    $17,076        $16,938      $17,399
Investments in joint ventures...........................     19,341         18,007          449
Land....................................................      4,595          4,595        4,595
Other investments.......................................         --             --        1,104
                                                            -------        -------      -------
                                                             41,012         39,540       23,547
Cash and cash equivalents...............................      3,900          4,147        4,797
Receivables and other assets............................      2,296          2,376        2,710
                                                            -------        -------      -------
          Total Assets..................................    $47,208        $46,063      $31,054
                                                            =======        =======      =======
Liabilities and Stockholders' Equity:
Mortgage and notes payable..............................    $38,181        $36,818      $21,988
Other liabilities.......................................      5,025          4,929        4,027
                                                            -------        -------      -------
Total liabilities.......................................     43,206         41,747       26,015
Stockholders' equity....................................      4,002          4,316        5,039
                                                            -------        -------      -------
          Total Liabilities and Stockholders' Equity....    $47,208        $46,063      $31,054
                                                            =======        =======      =======

STATEMENTS OF OPERATIONS

                                                    THREE MONTHS
                                                       ENDED
                                                     MARCH 31,           YEARS ENDED DECEMBER 31,
                                                  ----------------    ------------------------------
                                                  1998       1997      1997         1996       1995
                                                  ----       ----      ----         ----       ----
                                                    (UNAUDITED)
                                                                   ($ IN THOUSANDS)
Net income/(loss)...............................  $ (45)(1)  $ (21)   $1,177(1)(2)  $(920)(3)  $  (6)
Per CRC average common share outstanding........  $(.02)     $(.01)   $  .43        $(.39)     $ Nil
Per CPI average common share outstanding........    Nil        Nil    $  .04        $(.04)     $ Nil

---------------
(1) Includes 85% share of gain on sale of land by a joint venture.

(2) Includes gain on sale of partnership interests of $1,259,000.

(3) Includes write-down of $1,100,000 on land held for sale.

                       CORPORATE PROPERTY INVESTORS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

CORPORATE REALTY CONSULTANTS, INC. -- (CONTINUED)
     For the three months ended March 31, 1998 and 1997 (unaudited) CRC paid distributions of $268,000 and $276,000. Such distributions are equivalent to one cent per CPI common share for each period. For the years ended December 31, 1997, 1996 and 1995, CRC paid distributions of $1,095,000, $965,000 and
$1,413,000, respectively. Such distributions are equivalent to 4, 4 1/4 and 6 1/4 cents, respectively, per CPI common share for each year.

LEASES

     CPI has various interests in regional shopping centers, office buildings and other operating properties located primarily in the northeast and southern regions of the United States. Rental income from such properties is earned under leases that are classified and accounted for as operating leases. Leases with retail stores generally provide for minimum rentals plus overage rentals based on the tenants' sales volume and also require the tenant to pay a portion of property operating expenses. Office tenant leases provide for rent plus reimbursement of operating expenses. Terms of leases generally range from 5 to 30 years and contain various renewal options. Terms of net leases range from 15 to 30 years excluding various renewal options. In addition, CPI owns land under an office building net leased to CRC for a period of 99 years at an annual rental of $450,000.

     At December 31, 1997, future minimum rentals to be received under the above-mentioned leases are:

                                                                   AMOUNT
                                                              ----------------
                                                              ($ IN THOUSANDS)
Years ending December 31,
1998........................................................     $  302,830
1999........................................................        280,920
2000........................................................        266,000
2001........................................................        252,460
2002........................................................        228,520
Thereafter..................................................        893,030
                                                                 ----------
          Total.............................................     $2,223,760
                                                                 ==========

     At December 31, 1997, future minimum rentals to be paid under non-cancellable ground leases and shopping center operating leases (which expire principally in 2002, 2009 and 2070) are $.75 million for each of the years ending December 31, 1998 through December 31, 2001, $.6 million for the year ending December 31, 2002 and $8.5 million thereafter for a total of $12.1 million. The leases provide for renewals at the end of the initial lease terms for periods ranging from 5 to 60 years.

PREFERENCE SHARES

     The 6.5% First Series Perpetual Preference Shares are convertible into voting Series A Common Shares at the adjusted conversion price of $139.07 per Common Share for years ended December 31, 1997 and 1996 and $138.87 per Common Share for year ended December 31, 1995, (subject to adjustment in certain events), at the option of the holder after the later of August 31, 2000, and the end of the first year in which distributions that would have been payable on the voting Series A Common Shares into which a single 6.5% First Series Perpetual Preference Share could have been converted on the preceding December 31 would have exceeded $65.53. Conversion may occur before such date if more than 50% of the outstanding 6.5% First Series Perpetual Preference Shares elect to convert. A total of 1,600,000 voting Series A Common Shares have been reserved for issuance upon conversion. The dividends on 6.5% First Series Perpetual Preference Shares are cumulative, computed on a compound quarterly basis and payable semi-annually on March 31 and September 30, when and as declared by CPI's Board of Directors.

                       CORPORATE PROPERTY INVESTORS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

LEASES -- (CONTINUED)
     The dividends are payable solely out of operating cash flow, as defined. At December 31, 1997, accumulated dividends earned but not yet payable amounted to $3.4 million ($16.38 per share). The holders of 6.5% First Series Preference Shares are entitled to vote with voting Series A Common Shares as a single class; each First Series Preference Share is entitled to a number of votes equal to its par value divided by the conversion price. The 6.5% First Series Preference Shares have a liquidation preference of $1,000 par value plus accumulated and unpaid dividends.

COMMON SHARE PURCHASE PLAN

     Certain shareholders have entered into contracts to purchase $4.1 million of units (Series A Common Shares and related interests in CRC) quarterly through November 1999. Such units:

          (i) will have been tendered by shareholders at prices not to exceed the appraised net asset value per CPI/CRC unit as of the preceding December 31st (the "Appraised Value") and/or

          (ii) will be newly issued at the Appraised Value.

     CPI is not obligated to purchase tendered units in excess of units contracted to be sold to shareholders. The contracts are terminable by CPI at any time and by each participating shareholder, 30 days after notice to CPI. CPI has elected to suspend the operation of such contracts until further notice.

DEFERRED COMPENSATION PLAN

     CPI has a deferred compensation program which permits trustees and certain management employees to defer portions of their compensation on a pretax basis. The participants designate the investment of the deferred funds, based on various alternatives and the Company historically purchases such investments which are included in receivables and other assets. Total deferred compensation liabilities at March 31, 1998 (unaudited) and December 31, 1997 and 1996 were $23.3 million, $22.2 million and $21.9 million, respectively.

401(K) SAVINGS PLAN

     CPI is the sponsor of a defined contribution plan that provides retirement benefits for full time employees. The plan is administered by a third party. CPI does not contribute to the plan and plan costs are not significant for the periods presented.

EMPLOYEE SHARE PURCHASE PLAN

     The Employee Share Purchase Plan, as amended, provides for the issuance of rights to purchase units (Series A Common Shares and related interests in CRC) at fair value, as defined. The Plan stipulates that consideration for each unit purchased will be any combination of cash, a recourse note receivable from the employee and a permanent restriction payable to CPI upon transfer of the unit. Sales of units issued pursuant to this plan are restricted during periods ranging up to 60 months following the issuance of rights. No rights were issued during the three months ended March 31, 1998 or 1997 (unaudited), nor the years ended December 31, 1997, 1996 and 1995. As of March 31, 1998 (unaudited), $32.3 million of notes receivable and permanent restrictions relating to the 463,000 units purchased by employees has been deducted from "Capital in Excess of Par Value."

SHARE OPTION PLAN

     Under CPI's 1993 Share Option Plan 1,000,000 Series A Common Shares of Beneficial Interest in CPI (and related interests in CRC) are reserved for issuance to employees and directors upon exercise of options. The option prices are to be equal to the fair value of the optioned shares at the date of grant and each option

                       CORPORATE PROPERTY INVESTORS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

SHARE OPTION PLAN -- (CONTINUED)
term shall not exceed ten years. A reconciliation of the share option activity, and related information, as of March 31, 1998 and 1997 (unaudited) and December 31, 1997, 1996 and 1995 and for the respective three month and twelve month periods then ended are presented below.

                         MARCH 31, 1998       MARCH 31, 1997     DECEMBER 31, 1997     DECEMBER 31,1996    DECEMBER 31, 1995
                       ------------------   ------------------   ------------------   ------------------   ------------------
                                 WEIGHTED             WEIGHTED             WEIGHTED             WEIGHTED             WEIGHTED
                                 AVERAGE              AVERAGE              AVERAGE              AVERAGE              AVERAGE
                                 EXERCISE             EXERCISE             EXERCISE             EXERCISE             EXERCISE
                       OPTIONS    PRICE     OPTIONS    PRICE     OPTIONS    PRICE     OPTIONS    PRICE     OPTIONS    PRICE
                       -------   --------   -------   --------   -------   --------   -------   --------   -------   --------
                                     (UNAUDITED)
Outstanding at
  beginning of
  period.............  814,000   $127.39    336,000   $138.83    336,000   $138.83    339,000   $138.83    345,000   $138.83
Granted..............                       480,000    120.50    515,000    120.50
Exercised............
Cancelled............                        (2,000)   138.83    (37,000)   135.36     (3,000)   138.83     (6,000)   138.83
                       -------   -------    -------   -------    -------   -------    -------   -------    -------   -------
Outstanding at end of
  period.............  814,000   $127.39    814,000   $128.02    814,000   $127.39    336,000   $138.83    339,000   $138.83
                       =======   =======    =======   =======    =======   =======    =======   =======    =======   =======
Exercisable at end of
  period.............  814,000   $127.39    250,500   $138.83    814,000   $127.39    252,000   $138.83    170,000   $138.83
                       =======   =======    =======   =======    =======   =======    =======   =======    =======   =======

     The per share weighted average estimated fair value of options granted during 1997 was $1.23. The fair value was estimated on the date of grant using the Black-Scholes (Minimum Value) option-pricing model with the following assumptions: risk-free interest rate of 6.74%; dividend yield of 6.5%; and expected life of five years.

     Options outstanding at March 31, 1998 had exercise prices of $120.50 and $138.83 and have a weighted average remaining contractual life of 7.7 years.

     The option prices were equal to the market prices at the date of grant and, accordingly, no compensation cost has been recognized for stock options in the financial statements. If CPI had applied a fair value-based method to account for options granted, net income for the three month period ended March 31, 1997 (unaudited) would have been $151.3 million ($5.67 per share of common stock) and net income for the year ended December 31, 1997, would have been $276.6 million ($10.18 per share of common stock). The pro forma amounts reflect only options granted in 1997. The full impact of calculating compensation cost for stock options under a fair value-based method is not reflected in the pro forma amounts because compensation cost is reflected over the options' vesting periods and compensation cost for options granted in 1993 is not required to be considered.

COMMITMENTS, CONTINGENCIES AND OTHER COMMENTS

     (1) On February 19, 1998 CPI and CRC signed a definitive agreement to merge with Simon DeBartolo Group, Inc. ("SDG"); a publicly-traded real estate investment trust. The transactions have been approved by all of the companies' Boards of Directors/Trustees. A majority of CPI's shareholders have agreed to approve the transaction which is subject to the approval of the shareholders of SDG, as well as customary regulatory and other conditions. The transaction is expected to be completed in the third quarter of 1998.

     The transaction values CPI at approximately $5.8 billion, including the assumption of debt. Each CPI common share will be entitled to $90 in cash, $70 in combined REIT common stock and $19 of liquidation preference in 6 1/2% convertible preferred stock of the combined REIT. The common stock component of the consideration is based upon a fixed exchange ratio of 2.0818 combined REIT shares and is subject to a 15% symmetrical collar based upon the price of SDG common stock determined at closing. Adjustments related to such collar will be in cash.

                       CORPORATE PROPERTY INVESTORS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

COMMITMENTS, CONTINGENCIES AND OTHER COMMENTS -- (CONTINUED)
     In the first quarter of 1998 CPI incurred approximately $7.5 million of merger-related costs, principally legal and advisory fees, which is presented on the accompanying statements of income. If the merger is effected, additional merger cost, including severance payments pursuant to CPI's present policies, professional fees and other transaction costs, payable by CPI or its successor are projected to be approximately $70.7 million.

     (2) CPI has entered into commitments for future real estate investments aggregating approximately $122 million at March 31, 1998 (unaudited) and $122 million, $127 million and $271 million at December 31, 1997, 1996 and 1995, respectively.

     (3) In 1996, CPI determined that the decline in value of its $10 million investment in a real estate entity was not temporary and, accordingly, wrote down the investment by $8.2 million to estimated fair value based on an independent appraisal of the property.

     (4) CPI is a defendant in various lawsuits arising in the ordinary course of business. In the opinion of management, based upon the advice of both outside and corporate counsel, resolving these actions will not have a material effect upon CPI's financial condition.

     (5) On May 7, 1998, the Directors declared distributions ($49.1 million) of $1.94 per common share to shareholders of record at the close of business on May 7, 1998, payable May 15, 1998.

     (6) On May 7, 1998, the Directors of CRC declared distributions ($.27 million) of $.10 per CRC common share to shareholders of record at the close of business on May 7, 1998, payable May 15, 1998. Such distribution is equivalent to 1 cent per CPI common share.

     (7) CPI has entered into a $250 million revolving credit agreement with 13 banks. The agreement terminates on June 26, 2001. Interest, at CPI's choice, is computed at (1) a rate determined by a competitive bidding process, (2) a rate equal to a spread (currently 5/8%) over the adjusted London interbank (LIBOR) rate or (3) a rate equal to a spread (currently 0%) over the higher of the prime rate or 1/2% over the Federal Funds rate. The interest rate on each LIBOR-based borrowing is fixed at the time of borrowing. As of June 15, 1998 (unaudited), $13 million at an average rate of 6.1% is outstanding pursuant to this agreement.

SUBSEQUENT EVENTS -- (UNAUDITED)

     (1) In connection with the Merger, CPI anticipates soliciting consents from the holders of CPI's Notes to permit CPI to assign substantially all of its assets to the SDG Operating Partnership and the SDG Operating Partnership to assume CPI's Note liabilities. Certain of the Note Indentures governing the Notes would require the redemption of $575 million of the Notes if substantially all the assets were transferred to an entity that does not qualify as a REIT. If holders of at least 66 2/3% in outstanding principal amount of each issue of CPI Notes consent to the proposed amendments to the CPI Indentures prior to the Merger, the SDG Operating Partnership will become the successor obligor on the CPI Notes. As an alternative to transferring CPI's assets to the SDG Operating Partnership, SDG anticipates transferring substantially all of CPI's assets to The Retail Property Trust ("RPT"), a REIT subsidiary of the SDG Operating Partnership and RPT will assume CPI's obligations under the Notes. SDG and CPI have received inquiries from the trustee under the Note Indentures and certain note holders as to the means being utilized to effect compliance with the terms of the Note Indentures in connection with the Merger. Certain of such holders have expressed their view that they do not believe compliance may be effected without receiving waivers from the requisite percentage of CPI's note holders. CPI and SDG believe that the transfer of CPI's assets to RPT and RPT's assumption of CPI's liabilities fully complies with the provisions of the Note Indentures.

     (2) On July 31, 1998 CPI sold the General Motors Building, New York City for $800 million, resulting in a gain of $204 million ($8.05 per Common Share).

                       CORPORATE PROPERTY INVESTORS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

SUBSEQUENT EVENTS -- (UNAUDITED) -- (CONTINUED)
     The carrying amount of the General Motors Building of $585 million is separately classified in the March 31, 1998 (unaudited) consolidated balance sheet. Rentals and related property income and net income from this property included in the consolidated statements of income are summarized as follows:

                                                         THREE MONTHS
                                                            ENDED               YEAR ENDED
                                                          MARCH 31,            DECEMBER 31,
                                                      ------------------    ------------------
                                                       1998       1997       1997       1996
                                                       ----       ----       ----       ----
                                                         (UNAUDITED)
Rentals and related property income.................  $23,371    $22,397    $91,502    $11,282
                                                      =======    =======    =======    =======
Net operating income................................  $10,591    $ 8,008    $32,602    $ 3,571
                                                      =======    =======    =======    =======

---------------

     Prior to November 15, 1996 CPI accounted for its 30% investment in the General Motors Building under the equity method of accounting. See "Acquisitions and Dispositions." Rentals and related property income of $24,420 and $27,316 and net operating income of $8,278 and $8,114 were included in equity in earnings of joint ventures for the period ended November 15, 1996 and the year ended December 31, 1995, respectively.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of Corporate Realty Consultants, Inc.

     We have audited the consolidated balance sheets of Corporate Realty Consultants, Inc. as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of Corporate Realty Consultants, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Corporate Realty Consultants, Inc. at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

New York, NY
June 30, 1998

                       CORPORATE REALTY CONSULTANTS, INC.
                         AND CONSOLIDATED SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                DECEMBER 31,
                                                               MARCH 31,     ------------------
                                                                 1998         1997       1996
                                                               ---------     -------    -------
                                                              (UNAUDITED)
                                                                      ($ IN THOUSANDS)
ASSETS
Real estate investments:
  Buildings, net of accumulated depreciation and
     amortization of $10,842, $10,613 and $9,724............    $17,076      $16,938    $17,399
  Investments in joint ventures.............................     19,341       18,007        449
  Land (including $400 held for sale).......................      4,595        4,595      4,595
  Other investments.........................................         --           --      1,104
                                                                -------      -------    -------
                                                                 41,012       39,540     23,547
Cash and cash equivalents...................................      3,900        4,147      4,797
Tenant receivables..........................................        625          478        317
Note receivable due from office building tenant.............        536          584        649
Fees receivable (including $365, $485 and $609 from related
  parties)..................................................        419          505        610
Prepaid real estate taxes and other assets..................        716          809      1,134
                                                                -------      -------    -------
          Total assets......................................    $47,208      $46,063    $31,054
                                                                =======      =======    =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Mortgages payable (including $20,565 payable to CPI)......    $21,686      $21,749    $21,988
  Notes payable to CPI......................................     16,495       15,069
  Deferred taxes............................................      3,497        3,564      3,045
  Other liabilities (including $868, $655 and $350 payable
     to CPI)................................................      1,528        1,365        982
                                                                -------      -------    -------
                                                                 43,206       41,747     26,015
                                                                -------      -------    -------
Stockholders' equity:
  Common Stock, $.10 par value, 3,542,767.5 shares
     authorized, and 2,683,538.9, 2,683,883.5 and
     2,863,917.7 shares issued and outstanding..............        268          268        286
  Capital in excess of par value............................     13,351       13,352     14,139
  Accumulated deficit.......................................     (9,617)      (9,304)    (9,386)
                                                                -------      -------    -------
                                                                  4,002        4,316      5,039
                                                                -------      -------    -------
          Total liabilities and stockholders' equity........    $47,208      $46,063    $31,054
                                                                =======      =======    =======

        The accompanying notes are an integral part of these statements.

                       CORPORATE REALTY CONSULTANTS, INC.
                         AND CONSOLIDATED SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                               FOR THE THREE
                                                   MONTHS
                                              ENDED MARCH 31,      FOR THE YEARS ENDED DECEMBER 31,
                                              ----------------    ----------------------------------
                                               1998      1997       1997        1996         1995
                                              ------    ------    --------    ---------    ---------
                                                (UNAUDITED)
                                                                 ($ IN THOUSANDS)
REVENUE:
  Minimum rent (including $366, $381,
     $1,227, $1,523 and $1,523 from CPI)....  $  782    $  888     $3,108      $ 3,461      $ 3,382
  Expense recoveries (including $154, $180,
     $679, $745 and $1,397 from CPI)........     212       273        968        1,202        1,889
  Fee income (including $ --, $435, $1,710,
     $4,627 and $4,745 from related
     parties)...............................       3       440      1,732        4,638        4,756
  Interest and other income.................      68       124        406          504          396
                                              ------    ------     ------      -------      -------
          Total revenue.....................   1,065     1,725      6,214        9,805       10,423
                                              ------    ------     ------      -------      -------
EXPENSES:
  Property operating expenses (including
     $138, $137, $550, $545 and $543 to
     CPI)...................................     673       748      3,051        3,165        3,288
  Management fees (including $ --, $350,
     $1,400, $2,640 and $2,832 to CPI)......       7       394      1,576        2,832        3,036
  Mortgage interest (including $308, $308,
     $1,234, $1,234 and $1,234 to CPI)......     338       343      1,365        1,364        1,383
  Depreciation and amortization.............     229       213        889          938          920
  Administrative and other (including $38,
     $38, $150, $1,368, and $1,459 to
     CPI)...................................      77        97        295        1,540        1,667
  Write-down of land investment.............                                     1,100
                                              ------    ------     ------      -------      -------
          Total expenses....................   1,324     1,795      7,176       10,939       10,294
                                              ------    ------     ------      -------      -------
Income (loss) before equity in income (loss)
  of joint ventures.........................    (259)      (70)      (962)      (1,134)         129
Equity in income (loss) of joint ventures...     147       224      1,550           (4)         (74)
                                              ------    ------     ------      -------      -------
Income (loss) before gain on sale of
  partnership interests.....................    (112)      154        588       (1,138)          55
Gain on sale of partnership interests.......                        1,259
                                              ------    ------     ------      -------      -------
Income (loss) before provision for income
  taxes.....................................    (112)      154      1,847       (1,138)          55
Provision (benefit) for income taxes........     (67)      175        670         (218)          61
                                              ------    ------     ------      -------      -------
Net income (loss)...........................  $  (45)   $  (21)    $1,177      $  (920)     $    (6)
                                              ======    ======     ======      =======      =======
Net income (loss) per average share
  outstanding (basic and diluted)...........  $(0.02)   $(0.01)    $ 0.43      $ (0.39)         Nil
                                              ======    ======     ======      =======      =======

        The accompanying notes are an integral part of these statements.

                       CORPORATE REALTY CONSULTANTS, INC.
                         AND CONSOLIDATED SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                           FOR THE THREE MONTHS
                                              ENDED MARCH 31,       FOR THE YEARS ENDED DECEMBER 31,
                                           ---------------------    ---------------------------------
                                             1998         1997        1997         1996        1995
                                           ---------    --------    ---------    --------    --------
                                                (UNAUDITED)
                                                                ($ IN THOUSANDS)
OPERATING ACTIVITIES
  Net income (loss)......................   $   (45)     $  (21)    $  1,177     $  (920)    $    (6)
  Adjustments to reconcile net income
     (loss) to net cash provided by
     operating activities:
     Equity in (income) loss of joint
       ventures..........................      (147)       (224)      (1,550)          4          74
     Depreciation and amortization.......       229         213          889         938         920
     Write-down of land investment.......                                          1,100
     Gain on sale of partnership
       interests to CPI..................                             (1,259)
     Decrease (increase) in receivables,
       prepaid real estate taxes and
       other assets (including $120,
       $316, $125, $(80) and $70 from
       related parties)..................        80         234          334          21        (938)
     Increase (decrease) in deferred
       taxes and other liabilities
       (including $213, $(89), $305,
       $(140) and $133 to CPI)...........        96          29          902        (374)        221
                                            -------      ------     --------     -------     -------
  Net cash provided by operating
     activities..........................       213         231          493         769         271
                                            -------      ------     --------     -------     -------
INVESTING ACTIVITIES
  Investments in buildings...............      (367)                    (428)                   (588)
  Investments in joint ventures..........    (1,133)                 (16,732)       (165)
  Distributions from joint ventures......       410         342        1,827          15          13
  Proceeds from sale of partnership
     interests to CPI....................                              2,363
                                            -------      ------     --------     -------     -------
  Net cash (used in)/provided by
     investing activities................    (1,090)        342      (12,970)       (150)       (575)
                                            -------      ------     --------     -------     -------
FINANCING ACTIVITIES
  Proceeds from issuance of notes payable
     received from CPI...................       962                   13,966
  Mortgage principal payments............       (63)        (57)        (239)       (220)       (201)
  Acquisition and retirement of Common
     Stock...............................        (1)       (479)        (805)       (691)         (1)
  Issuance of Common Stock...............                                          3,295          90
  Cash distributions.....................      (268)       (276)      (1,095)       (965)     (1,413)
                                            -------      ------     --------     -------     -------
  Net cash provided by (used in)
     financing activities................       630        (812)      11,827       1,419      (1,525)
                                            -------      ------     --------     -------     -------
(Decrease) increase in cash and cash
  equivalents............................      (247)       (239)        (650)      2,038      (1,829)
Cash and cash equivalents at beginning of
  year...................................     4,147       4,797        4,797       2,759       4,588
                                            -------      ------     --------     -------     -------
Cash and cash equivalents at end of
  year...................................   $ 3,900      $4,558     $  4,147     $ 4,797     $ 2,759
                                            =======      ======     ========     =======     =======
Supplemental Disclosure:
  Interest paid (net of amounts
     capitalized) during the period
     (including $103, $308, $1,234,
     $1,234 and $1,234 paid to CPI)......   $   128      $  339     $  1,347     $ 1,367     $ 1,384
  Income taxes paid during the period....   $   134      $   10     $    144     $   150     $   352
  Non-cash investing activity:
     Foreclosure on mortgage
       receivable........................                                                    $ 1,500

        The accompanying notes are an integral part of these statements.

                       CORPORATE REALTY CONSULTANTS, INC.
                         AND CONSOLIDATED SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                                             CAPITAL IN
FOR THE THREE YEARS ENDED DECEMBER 31, 1997 AND THE THREE   COMMON STOCK     EXCESS OF     ACCUMULATED
MONTHS ENDED MARCH 31, 1998 (UNAUDITED)                    $.10 PAR VALUE    PAR VALUE       DEFICIT       TOTAL
---------------------------------------------------------  --------------    ----------    -----------    -------
                                                                              ($ IN THOUSANDS)
Balance at January 1, 1995.........................             $226          $11,506        $(6,082)     $ 5,650
Net loss for the year..............................                                               (6)          (6)
Cash dividends paid of $.625 per share.............                                           (1,413)      (1,413)
Proceeds from issuance of Common Stock.............                1               89                          90
Acquisition and retirement of Common Stock.........                                (1)                         (1)
                                                                ----          -------        -------      -------
Balance at December 31, 1995.......................              227           11,594         (7,501)       4,320
Net loss for the year..............................                                             (920)        (920)
Cash dividends paid of $.425 per share.............                                             (965)        (965)
Proceeds from issuance of Common Stock.............               75            3,220                       3,295
Acquisition and retirement of Common Stock.........              (16)            (675)                       (691)
                                                                ----          -------        -------      -------
Balance at December 31, 1996.......................              286           14,139         (9,386)       5,039
Net income for the year............................                                            1,177        1,177
Cash dividends paid of $.40 per share..............                                           (1,095)      (1,095)
Acquisition and retirement of Common Stock.........              (18)            (787)                       (805)
                                                                ----          -------        -------      -------
Balance at December 31, 1997.......................              268           13,352         (9,304)       4,316
Net loss for the period............................                                              (45)         (45)
Cash dividends paid of $.10 per share..............                                             (268)        (268)
Acquisition and retirement of Common Stock.........                                (1)                         (1)
                                                                ----          -------        -------      -------
Balance at March 31, 1998 (unaudited)..............             $268          $13,351        $(9,617)     $ 4,002
                                                                ====          =======        =======      =======

        The accompanying notes are an integral part of these statements.

                       CORPORATE REALTY CONSULTANTS, INC.
                         AND CONSOLIDATED SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

Description of Business

     Corporate Realty Consultants, Inc. ("CRC"), a Delaware corporation, engages primarily in the ownership, operation, acquisition and development of real estate properties either directly or through interests in joint ventures.

     All of the outstanding shares of CRC have been deposited in two trusts under (1) a Trust Agreement dated October 30, 1979, among CRC, Bank of Montreal Trust Company (the current trustee) and Corporate Property Investors ("CPI"), a self managed real estate investment trust (REIT) which engages in the ownership, operation, management, leasing, acquisition, development and expansion of income producing properties throughout the United States and (2) a Trust Agreement dated August 26, 1994, among CRC, Bank of Montreal Trust Company (the current trustee) and certain holders of CPI 6.5% First Series Preference Shares. The beneficial interests in the CRC Trusts are owned by shareholders of CPI in proportion to their respective number of CPI shares. Ownership of CRC shares is not evidenced by a separate stock certificate and cannot be transferred separately from the corresponding CPI shares. All directors of CRC must be directors of CPI and the senior executive officers of CPI are also officers of CRC. The foregoing arrangements create a "Paired-Share REIT" structure for federal income tax purposes.

Basis of Presentation

     The consolidated financial statements include the accounts of CRC and its wholly-owned consolidated subsidiaries. Significant intercompany balances, transactions and accounts are eliminated in consolidation. Investments in joint ventures which represent noncontrolling 25%, 50% and 85% ownership interests and in which CRC exercises significant influence over the joint ventures' operating and financial policies are accounted for under the equity method of accounting. Investments in partnerships in which CRC exercises no influence over the partnerships' operating and financial policies (reflected as other investments in the accompanying consolidated balance sheets) are accounted for under the cost method of accounting. Generally, net income/(loss) for each joint venture and partnership is allocated consistent with the ownership interests held by each joint venturer and partner.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

Real Estate and Depreciation and Amortization Policy

     Real estate to be held and used in operations is stated at cost. Depreciation and amortization are computed utilizing the straight-line method over the estimated useful lives of the buildings and leaseholds.

     Land held for sale is recorded at the lower of its carrying amount or fair value less cost to sell.

     Tenant inducements and costs associated with leasing of the buildings are capitalized and amortized on a straight-line basis over the lives of the related tenant leases which range from three to ten years.

     Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," requires impairment losses to be recognized for long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the assets' carrying amount. The impairment loss is measured by comparing

                       CORPORATE REALTY CONSULTANTS, INC.
                         AND CONSOLIDATED SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES -- (CONTINUED)
Real Estate and Depreciation and Amortization Policy -- (Continued) the fair value of the asset less cost to sell to its carrying amount. Effective January 1, 1996 CRC adopted Statement 121 for which no provision was required.

Deferred Charges

     Direct financing and issue costs on debt are deferred and amortized over the terms of the related debt as a component of interest expense.

Buildings

     The investments in buildings consist of (1) a 100% leasehold interest in a 120,000 square foot, multi-tenanted office building in New York City ("NYC Office Building") which also serves as CPI and CRC headquarters and (2) a 100% leasehold interest in a 200,000 square foot building in Norfolk, Virginia which is leased to the J.C. Penney Company ("JCPenney Building"). At March 31, 1998, the NYC Office Building is 78% leased which includes approximately 60% that is leased to CPI.

Investments in Joint Ventures

     At March 31, 1998 (unaudited) and December 31, 1997, CRC's investment in joint ventures consists of (1) an 85% noncontrolling interest in Mill Creek Land, L.L.C. ("Mill Creek") which was formed in 1997 to purchase, improve and sell land in Gwinnett County, Georgia and (2) a 25% limited partner interest in Cambridge Hotel Associates, a partnership which provides management and advisory services to the Cambridge Hotel in Cambridge, Massachusetts. CRC and its joint venture partner at Mill Creek share equally in all the development, operating and financial policy decision making of the joint venture. CRC funded approximately $14.9 million of its total contribution to Mill Creek of $17.9 million from notes payable to CPI (see "Mortgages and Notes Payable"). Mill Creek capitalizes all cost clearly associated with the acquisition, development and construction of its project and recognizes profit on land sales in accordance with Financial Accounting Standards Board Statement No. 66, "Accounting for Sales of Real Estate."

     CRC also held a 50% interest in Corporate Realty Capital, a partnership which generated fee income by providing mortgage banking services. As of December 31, 1997, Corporate Realty Capital ceased its operations and liquidated partnership assets. CRC will make no further contributions and expects no further distributions from Corporate Realty Capital.

     As of March 31, 1998 (unaudited), December 31, 1997 and 1996, the excess of CRC's investment over its share of the equity in the underlying net assets of the joint ventures was approximately $1.7 million, $1.3 million and $.2 million, respectively. The combined condensed balance sheets of the joint ventures as of March 31, 1998 (unaudited), December 31, 1997 and 1996 and the related statements of net income for the three months ended March 31, 1998 and 1997 (unaudited) and for the years ended December 31, 1997, 1996 and 1995 follows.

                       CORPORATE REALTY CONSULTANTS, INC.
                         AND CONSOLIDATED SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES -- (CONTINUED)
Investments in Joint Ventures -- (Continued)

                                                                              DECEMBER 31,
                                                               MARCH 31,     ---------------
                                                                 1998         1997      1996
                                                               ---------     -------    ----
                                                              (UNAUDITED)
                                                                     ($ IN THOUSANDS)
Assets:
  Real estate assets........................................    $19,464      $18,746    $ --
  Other.....................................................      4,152        3,188     696
                                                                -------      -------    ----
     Total assets...........................................    $23,616      $21,934    $696
                                                                -------      -------    ----
Liabilities:
  Accounts payable and other................................    $ 2,633      $ 2,088    $ --
                                                                -------      -------    ----
Joint Venturers' Equity:
  CRC.......................................................    $17,610      $16,739    $284
  Others....................................................      3,373        3,107     412
                                                                -------      -------    ----
     Total joint venturers' equity..........................    $20,983      $19,846    $696
                                                                -------      -------    ----

                                                   FOR THE THREE
                                                    MONTHS ENDED        FOR THE YEARS ENDED
                                                     MARCH 31,              DECEMBER 31,
                                                   --------------    --------------------------
                                                   1998     1997      1997      1996      1995
                                                   -----    -----    ------    ------    ------
                                                    (UNAUDITED)
Income...........................................  $536     $788     $4,690    $3,305    $2,107
Expenses.........................................     3      271        543     1,193     1,335
                                                   ----     ----     ------    ------    ------
Net income (loss)................................  $533     $517     $4,147    $2,112    $  772
                                                   ----     ----     ------    ------    ------

Land

     CRC's land interest consists of (1) 37 acres of vacant land, zoned for retail business, being held for development adjacent to a shopping center owned by CPI in Rockaway, New Jersey and (2) a 203 acre vacant tract of land zoned for single family housing in Putnam, New York ("Putnam Land") which is being marketed for sale. CRC acquired the Putnam Land through the 1995 foreclosure of its mortgage receivable investment. On the date of foreclosure, CRC recorded the Putnam Land at management's estimate of fair value of $1.5 million, which was also the carrying amount of the mortgage receivable on such date. In 1996, CRC estimated a decline in the fair value of the Putnam Land and, accordingly, wrote down the investment by $1.1 million.

Revenue Recognition

     Minimum rents are accrued on a straight-line basis over the terms of the respective leases. Expense recoveries from tenants for real estate taxes and other recoverable operating expenses are recognized as revenue in the period the applicable expenditures are chargeable to tenants.

     Fee income is recognized when earned in accordance with the terms of the related partnership and management agreements.

                       CORPORATE REALTY CONSULTANTS, INC.
                         AND CONSOLIDATED SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES -- (CONTINUED)
Cash Equivalents

     All highly liquid investments with a maturity of three months or less when purchased are considered cash equivalents. Cash equivalents are carried at cost, which equates to market, and principally consist of commercial paper.

Income Per Common Share

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share." Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. The weighted average shares of common stock outstanding used in the basic calculation are 2,684,000 and 2,755,000 for the three months ended March 31, 1998 and 1997 (unaudited), respectively, and 2,732,000, 2,353,000 and 2,264,000 for 1997, 1996 and 1995, respectively. Exercise of outstanding stock options would result in an additional 23,700 and 800 shares outstanding for the three months ended March 31, 1998 (unaudited) and for the year ended December 31, 1997, respectively. For the three months ended March 31, 1998 (unaudited) diluted earnings per share exclude these options because the exercise of such options would have been antidilutive.

Income Taxes

     CRC has adopted Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes." Statement 109 utilizes the asset and liability method for computing tax expenses. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying statutory tax rates to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Deferred tax assets are recognized for temporary differences that will result in deductible amounts in future years and for carryforwards. A valuation allowance is recognized if it is more likely than not that some portion of the deferred asset will not be recognized. When evaluating whether a valuation allowance is appropriate, Statement 109 requires a company to consider such factors as previous operating results, future earnings potential, tax planning strategies and future reversals of existing temporary differences. The valuation allowance is increased or decreased in future years based on changes in these criteria.

MORTGAGES AND NOTES PAYABLE

     The mortgages payable consists of (1) a $20.6 million mortgage payable to CPI with a maturity date of December 31, 2013 which, through December 31, 1998, bears interest at 6% and requires annual interest payments to CPI of $1.2 million; beginning January 1, 1999 through maturity bears interest at 15% and requires annual interest and principal payments to CPI of $3.2 million; requires a balloon payment at maturity of $14.9 million; and requires a contingent interest payment, as defined, upon the earlier of the sale of the property securing the mortgage or the loan maturity date and (2) a mortgage payable to Ameritas Life Insurance Corp., with an outstanding balance of $1.1 million, $1.2 million and $1.4 million at March 31, 1998 (unaudited) and December 31, 1997 and 1996, respectively, which bears interest at 8.5% and requires annual interest and principal payments of $.4 million through the maturity date of November 30, 2001. The mortgage payable to CPI is secured by the NYC Office Building and the mortgage payable to Ameritas Life Insurance Corp. is secured by the JCPenney Building.

     The notes, in the aggregate principal amount of $14.9 million and $14 million at March 31, 1998 (unaudited) and December 31, 1997, respectively, are unsecured and payable to CPI, mature in 2007 and

                       CORPORATE REALTY CONSULTANTS, INC.
                         AND CONSOLIDATED SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

MORTGAGES AND NOTES PAYABLE -- (CONTINUED) bear interest at 12%. The interest, which is compounded monthly and capitalized to the note balances, amounted to $1.6 million and $1.1 million, respectively, at March 31, 1998 (unaudited) and December 31, 1997. Principal and accrued interest payable on the notes are due at maturity.

     As of December 31, 1997, principal payments required on all debt are:

                                                     AMOUNT
                                                     ------
                                                ($ IN THOUSANDS)
Years ending December 31,
1998..........................................      $   260
1999..........................................      $   392
2000..........................................      $   434
2001..........................................      $   481
2002..........................................      $   170
Thereafter....................................      $35,081

     The fair value of the mortgages is estimated to be approximately $33 million and $32 million, respectively, at December 31, 1997 and 1996 and the fair value of the notes is estimated to be approximately $20 million at December 31, 1997 using discounted cash flow analyses based upon indications of market pricing for similar types of debt.

LEASE COMMITMENTS

     CRC, as the lessor, receives rental income from the NYC Office Building and the JCPenney Building under leases that are classified and accounted for as operating leases. The office tenant leases provide for rent plus reimbursement of operating expenses and the lease terms range from three to ten years and contain various renewal options. The lease relating to the JCPenney Building expires in 2002 and has five renewal options, each for a period of five years. At December 31, 1997, future minimum rentals to be received under noncancellable leases are:

                                                     AMOUNT
                                                     ------
                                                ($ IN THOUSANDS)
Years ending December 31,
1998..........................................      $ 1,877
1999..........................................        2,192
2000..........................................        2,197
2001..........................................        2,212
2002..........................................        1,907
Thereafter....................................        7,328
                                                    -------
Total.........................................      $17,713
                                                    -------

     The above future minimum rentals do not include $1.5 million per year to be received from CPI for its rental space in the NYC Office Building, through December 31, 2005.

     CRC, as the lessee, is obligated under two ground lease agreements with CPI. A ground lease relating to the NYC Office Building requires annual lease payments to CPI of $450,000 through May 31, 2081. A ground lease relating to the JCPenney Building provides for annual rent payments to CPI of approximately $81,000 through February 28, 2002 and thereafter, $91,000 through February 28, 2042. Pursuant to an amendment to the ground lease dated September 1, 1992, approximately $47,000 is deferred each year, with interest accruing

                       CORPORATE REALTY CONSULTANTS, INC.
                         AND CONSOLIDATED SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

LEASE COMMITMENTS -- (CONTINUED)
at prime, until the related mortgage loan secured by the JCPenney Building is paid in full (see "Mortgages and Notes Payable"). At March 31, 1998 (unaudited), December 31, 1997 and 1996 deferred rent plus accrued interest payable to CPI amounted to $324,167, $306,903 and $240,756, respectively, and is included in other liabilities on the accompanying consolidated balance sheets.

NOTE RECEIVABLE

     In 1995 a tenant in the NYC Office Building borrowed $700,000 from CRC. The note bears interest at 10% and provides for monthly interest and principal payments of $14,016 beginning October 1, 1997. The remaining outstanding balance is due and payable in September 2001. At March 31, 1998 (unaudited), December 31, 1997 and 1996 the note receivable balance was $535,844, $583,600 and $648,872, respectively.

INCOME TAXES

     The Company accounts for income taxes in accordance with Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes." Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     The components of the income tax provision (benefit) are as follows:

                                                                   FOR THE YEARS
                                                                ENDED DECEMBER 31,
                                                               ---------------------
                                                               1997    1996     1995
                                                               ----    -----    ----
                                                                 ($ IN THOUSANDS)
Current federal tax........................................    $151    $  --    $ 53
Current state tax..........................................      --       --      --
Deferred federal tax.......................................     298     (146)    (12)
Deferred state tax.........................................     221      (72)     20
                                                               ----    -----    ----
                                                               $670    $(218)   $ 61
                                                               ====    =====    ====

     The reconciliation of income tax computed at the U.S. federal statutory rate to income tax expense is as follows:

                                                 FOR THE YEARS ENDED DECEMBER 31,
                                     --------------------------------------------------------
                                           1997                1996                1995
                                     ----------------    ----------------    ----------------
                                     AMOUNT   PERCENT    AMOUNT   PERCENT    AMOUNT   PERCENT
                                     ------   -------    ------   -------    ------   -------
                                                         ($ IN THOUSANDS)
Tax at U.S. statutory rate.........   $524      34.0%    $(219)    -34.0%     $(12)    -34.0%
State taxes, net of federal
  benefit..........................    145       9.4%      (61)     -9.4%        1       3.1%
Non-deductible items...............     --        --        --        --        --        --
Effect of permanent differences....     --        --        10       1.6%       15      45.3%
Change in valuation allowance......    (28)     -1.8%       49       3.2%       57     164.5%
Expiration of charitable
  contributions....................     28       1.8%       --        --        --        --
Miscellaneous other................      1        --         3       0.2%       --        --
                                      ----     -----     -----     -----      ----     -----
                                      $670      43.5%    $(218)    -38.5%     $ 61     178.9%
                                      ====     =====     =====     =====      ====     =====

                       CORPORATE REALTY CONSULTANTS, INC.
                         AND CONSOLIDATED SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

INCOME TAXES -- (CONTINUED)
     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred income taxes are as follows:

                                                                                DECEMBER 31,
                                                                             ------------------
                                                                              1997       1996
                                                                             -------    -------
                                                                              ($ IN THOUSANDS)
Deferred tax assets:
  General business credit...................................                 $ 1,461    $ 1,461
  Bad debt expense..........................................                     652        652
  Net operating loss carryforward...........................                     648        783
  AMT credit carryforward...................................                     525        374
  Basis difference on future sale...........................                      --        209
  Charitable contributions carryforward.....................                     171        199
                                                                             -------    -------
                                                                               3,457      3,678
  Less: valuation allowance.................................                  (1,632)    (1,660)
                                                                             -------    -------
                                                                             $ 1,825    $ 2,018
                                                                             -------    -------
Deferred tax liabilities:
  Book/tax basis difference.................................                 $ 5,389    $ 5,063
                                                                             -------    -------
Net deferred tax liability..................................                 $ 3,564    $ 3,045
                                                                             -------    -------

     Statement 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a $1.6 million and $1.7 million valuation allowance at December 31, 1997 and 1996, respectively, is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized.

     At December 31, 1997 and 1996, CRC has available unused net operating loss carryforwards totalling approximately $1.3 million and $1.6 million, respectively, which expire beginning in 2010.

RELATED PARTY TRANSACTIONS

Management and Consulting Services

     CRC paid CPI for management and consulting services. Fees paid to CPI for the three months ended March 31, 1997 (unaudited) were approximately $.4 million and for the years ending December 31, 1997, 1996 and 1995 were approximately $1.4 million, $2.6 million and $2.8 million, respectively. No fees were paid in 1998.

     CRC also reimburses CPI for general and administrative expenses and payroll and related expenses incurred on CRC's behalf. Such reimbursements included in administrative and other on the accompanying consolidated statements of operations amounted to approximately $.04 million for each of the three months ended March 31, 1998 and 1997 (unaudited) and $.15 million, $1.4 million and $1.5 million for the years ended December 31, 1997, 1996 and 1995, respectively.

     Pembrook Management Inc. ("PMI") was the managing agent for all of CPI's wholly-owned properties and certain properties in which CPI holds a joint venture interest under various management agreements. PMI assigned certain property management aspects of these management agreements including leasing, legal

                       CORPORATE REALTY CONSULTANTS, INC.
                         AND CONSOLIDATED SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

RELATED PARTY TRANSACTIONS -- (CONTINUED)
Management and Consulting Services -- (Continued) and marketing services to CRC for which PMI paid CRC $.4 million for the three months ended March 31, 1997 (unaudited) and $1.7 million, $2.9 million and $3.3 million in 1997, 1996 and 1995, respectively. Such fees are included in fee income on the accompanying consolidated statements of operations. PMI ceased continuing business operations on December 31, 1997 at which time CPI took over the management of the properties.

     In connection with its management of the General Motors Building, a New York City office building located at 767 Fifth Avenue, CRC was paid an asset management fee in 1996 and 1995 from the partnership which owns the building and in which CPI held a partial interest until it became the 100% owner during 1996. The fees received were approximately $1.6 million and $1.4 million for 1996 and 1995, respectively, representing 1/4% of the average of the current and preceding year appraisal value of the General Motors Building. No fees were paid to CRC in 1997 as the General Motors Building became wholly-owned by CPI in 1996 and the asset management contract was ended.

Loan and Lease Commitments

     CRC has a mortgage and notes payable to CPI (See "Mortgages and Notes Payable").

     CRC receives rental and operating expense recovery income from CPI for space leased in the NYC Office Building (see "Lease Commitments"). Rental and operating expense recovery income earned from CPI amounted to approximately $.5 million and $.6 million, respectively, for the three months ended March 31, 1998 and 1997 (unaudited) and $1.9 million, $2.3 million and $2.9 million for the years ended December 31, 1997, 1996 and 1995, respectively. In addition, CRC has a payable to CPI for an overpayment of rent. This overpayment, which resulted from a lease modification effective January 1, 1997, amounted to $311,659 and $296,478, respectively, at March 31, 1998 (unaudited) and December 31, 1997 and is included in other liabilities in the accompanying consolidated balance sheets.

     CRC is the lessee under two ground lease agreements with CPI (see "Lease Commitments").

Other

     On April 1, 1997 CRC sold its approximately 1% limited partner interests in three partnerships, each which owned property held for investment, to the general partner, CPI, for approximately $2.4 million and realized a gain on the sale of approximately $1.3 million. Such interests are included in other investments on the accompanying consolidated balance sheet as of December 31, 1996.

     CPI has in effect a Common Share Purchase Plan, an Employee Share Purchase Plan and a Share Option Plan which provide for the right or option to purchase, as defined, CPI Series A Common Shares and related interests in CRC to certain shareholders, employees and directors. The purchase or redemption of CPI Series A Common Shares pursuant to the plans affects the related interests in CRC and is reflected in the accompanying consolidated statement of stockholders' equity.

                       CORPORATE REALTY CONSULTANTS, INC.
                         AND CONSOLIDATED SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Other -- (Continued)
COMMITMENTS, CONTINGENCIES AND OTHER COMMENTS

(1) On February 19, 1998 CPI and CRC signed a definitive agreement to merge with Simon DeBartolo Group, Inc. ("SDG"), a publicly-traded real estate investment trust. The transactions have been approved by all of the companies' Boards of Directors/Trustees. A majority of CPI's shareholders have agreed to approve the transaction which is subject to the approval of the shareholders of SDG, as well as customary regulatory and other conditions. CRC is included as part of the merger agreement between CPI and SDG. The transaction is expected to be completed in the third quarter of 1998.

(2) On May 7, 1998, the Directors of CRC declared distributions ($.27 million) of $.10 per CRC common share to shareholders of record at the close of business on May 7, 1998, payable May 15, 1998.

(3) In November and December 1996 CPI issued common shares (and related interests in CRC) to a shareholder and an affiliate of a shareholder in exchange for each's respective partnership interests in certain operating properties of CPI. In connection with the aforementioned, CRC received in cash $2.53 million and $.76 million, respectively, and issued 576,454.4 and 172,263.9 shares, respectively, of common stock.

                                                                         ANNEX A

                                                                  EXECUTION COPY
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                         DATED AS OF FEBRUARY 18, 1998

                                  BY AND AMONG

                          SIMON DEBARTOLO GROUP, INC.,

                          CORPORATE PROPERTY INVESTORS

                                      AND

                       CORPORATE REALTY CONSULTANTS, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

ARTICLE I.  The Reorganization and Distribution; the Merger........................    1
     SECTION  1.1.     The Reorganizations and Distributions.......................    1
              1.1.1.   Reorganizations of C1 and C2................................    1
              1.1.2.   Distributions and Recapitalization..........................    2
              1.1.3.   Cash Amount and Conversion Number...........................    3
              1.1.4.   No Fractional Shares........................................    3
     SECTION  1.2.     The Merger..................................................    3
     SECTION  1.3.     Closing.....................................................    4
     SECTION  1.4.     Effective Time..............................................    4
     SECTION  1.5.     Articles of Incorporation and By-laws.......................    4
              1.5.1.   C1 Certificate of Incorporation and By-laws.................    4
              1.5.2.   A1/MS Certificate of Incorporation and By-laws..............    5
              1.5.3.   C2 Certificate of Incorporation and By-laws.................    5
     SECTION  1.6.     Directors and Officers......................................    5
              1.6.1.   Directors and Officers of C1................................    5
              1.6.2.   Directors and Officers of C2................................    5
              1.6.3.   Directors and Officers of the Surviving Corporation.........    5
     SECTION  1.7.     Effects of the Merger.......................................    5
     SECTION  1.8.     Further Assurances..........................................    6
     SECTION  2.       A1 Stock Issuance...........................................    6

ARTICLE II.  Merger Consideration; Conversion of Shares............................    6
     SECTION  2.1.     Merger Consideration; Conversion of Capital Stock...........    6
              2.1.1.   Conversion of A1 Capital Stock..............................    6
     SECTION  2.2.     Pairing of Shares...........................................    6
     SECTION  2.3.     Exchange of Certificates....................................    6
              2.3.1.   Rights of Certificateholders................................    6
              2.3.2.   Exchange Agent..............................................    7
              2.3.3.   Exchange Procedures.........................................    7
              2.3.4.   Distributions with Respect to Unexchanged Shares............    7
              2.3.5.   No Further Ownership Rights in Capital Stock of A1..........    8
              2.3.6.   No Fractional Shares........................................    8
              2.3.7.   Termination of Exchange Fund and Stock Trust................    8

ARTICLE III.  Representations and Warranties of A1.................................    9
     SECTION  3.1.     Representations and Warranties of A1........................    9
              3.1.1.   Organization and Qualification..............................    9
              3.1.2.   Capital Stock...............................................    9
              3.1.3.   Authority Relative to this Agreement........................   11
              3.1.4.   Non-Contravention; Approvals and Consents...................   11
              3.1.5.   SEC Reports and Financial Statements........................   12
              3.1.6.   Absence of Certain Changes or Events........................   12
              3.1.7.   [Intentionally Omitted].....................................   12
              3.1.8.   Legal Proceedings...........................................   12
              3.1.9.   Information Supplied........................................   13
              3.1.10.  Compliance with Laws and Orders.............................   13
              3.1.11.  Compliance with Agreements; Certain Agreements..............   13

              3.1.12.  Taxes.......................................................   13
              3.1.13.  Employee Benefit Plans; ERISA...............................   14
              3.1.14.  Labor Matters...............................................   14
              3.1.15.  Environmental Matters.......................................   15
              3.1.16.  Intellectual Property Rights................................   16
              3.1.17.  Real Property...............................................   16
              3.1.18.  Vote Required...............................................   16
              3.1.19.  Opinion of Financial Advisor................................   16

ARTICLE IV.  Representations and Warranties of C1 and C2...........................   16
     SECTION  4.1.     Representations and Warranties of C1........................   16
              4.1.1.   Organization and Qualification..............................   16
              4.1.2.   Capital Stock...............................................   17
              4.1.3.   Authority Relative to this Agreement........................   18
              4.1.4.   Non-Contravention; Approvals and Consents...................   19
              4.1.5.   C1 Financial Statements and Other Documents.................   20
              4.1.6.   Absence of Certain Changes or Events........................   20
              4.1.7.   Undisclosed Liabilities.....................................   20
              4.1.8.   Legal Proceedings...........................................   20
              4.1.9.   Information Supplied........................................   20
              4.1.10.  Compliance with Laws and Orders.............................   21
              4.1.11.  Compliance with Agreements; Certain Agreements..............   21
              4.1.12.  Taxes.......................................................   22
              4.1.13.  Employee Benefit Plans; ERISA...............................   22
              4.1.14.  Labor Matters...............................................   23
              4.1.15.  Environmental Matters.......................................   23
              4.1.16.  Intellectual Property Rights................................   23
              4.1.17.  Real Property...............................................   24
              4.1.18.  Vote Required...............................................   24
              4.1.19.  Opinion of Financial Advisor................................   24
              4.1.20.  Ownership of A1 Common Stock................................   24

     SECTION  4.2.     Representations and Warranties of C2........................   24
              4.2.1.   Organization and Qualification..............................   24
              4.2.2.   Capital Stock...............................................   25
              4.2.3.   Authority Relative to this Agreement........................   26
              4.2.4.   Non-Contravention; Approvals and Consents...................   26
              4.2.5.   C2 Financial Statements and Stockholder Reports.............   27
              4.2.6.   Absence of Certain Changes or Events........................   27
              4.2.7.   [Intentionally Omitted].....................................   28
              4.2.8.   Legal Proceedings...........................................   28
              4.2.9.   Information Supplied........................................   28
              4.2.10.  Compliance with Laws and Orders.............................   28
              4.2.11.  Compliance with Agreements; Certain Agreements..............   28
              4.2.12.  Taxes.......................................................   29
              4.2.13.  Employee Benefit Plans; ERISA...............................   29
              4.2.14.  [Intentionally Omitted].....................................   29
              4.2.15.  Environmental Matters.......................................   29
              4.2.16.  Intellectual Property Rights................................   30
              4.2.17.  [Intentionally Omitted.]....................................   30

              4.2.18.  Vote Required...............................................   30
              4.2.19.  Ownership of A1 Common Stock................................   30

ARTICLE V.  Covenants..............................................................   30
     SECTION  5.1.     Conduct Pending the Closing.................................   30
              5.1.1.   Preservation of REIT Status.................................   30
              5.1.2.   Conduct of Business by C1 and C2 Pending the Closing........   30
              5.1.3.   Conduct of Business by A1 Pending the Closing...............   32
              5.1.4.   Advice of Changes...........................................   33
              5.1.5.   Notice and Cure.............................................   33
              5.1.6.   Fulfillment of Conditions...................................   33
     SECTION  5.2.     No Solicitations by C1 and C2...............................   33

ARTICLE VI.  Additional Agreements.................................................   34
     SECTION  6.1.     Access to Information; Confidentiality......................   34
     SECTION  6.2.     Preparation of Registration Statement and Proxy Statement...   34
     SECTION  6.3.     Approvals of Stockholders...................................   35
              6.3.1.   A1 Stockholder Approval.....................................   35
              6.3.2.   C1 and C2 Stockholders' Approvals...........................   35
              6.3.3.   Cooperation for Stockholders' Meetings......................   35
     SECTION  6.4.     Affiliates..................................................   35
     SECTION  6.5.     Stock Exchange Listing......................................   35
     SECTION  6.6.     Certain Tax Matters.........................................   35
     SECTION  6.7.     Regulatory and Other Approvals..............................   36
     SECTION  6.8.     Employee Benefit Plans......................................   36
     SECTION  6.9.     Stock Plans.................................................   36
              6.9.1.   Treatment of A1 Stock Plans.................................   36
              6.9.2.   Treatment of C1 Stock Plan..................................   36
              6.9.3.   Restricted Stock............................................   37
     SECTION  6.10.    Trustees', Directors' and Officers' Indemnification and        37
                       Insurance...................................................
     SECTION  6.11.    Expenses....................................................   38
     SECTION  6.12.    Brokers or Finders..........................................   38
     SECTION  6.13.    Takeover Statutes...........................................   38
     SECTION  6.14.    Conveyance Taxes............................................   39
     SECTION  6.15.    Transfer Tax................................................   39
     SECTION  6.16.    Post-Closing Asset Sales....................................   39
     SECTION  6.17.    Merger Sub..................................................   39
     SECTION  6.18.    Transfer of Assets..........................................   39
     SECTION  6.19.    Existing Agreements.........................................   40

ARTICLE VII.  Conditions...........................................................   40
     SECTION  7.1.     Conditions to Each Party's Obligation To Effect the            40
                       Merger......................................................
              7.1.1.   Stockholder Approvals.......................................   40
              7.1.2.   Registration Statement; State Securities Laws...............   40
              7.1.3.   Exchange Listing............................................   40
              7.1.4.   No Injunctions or Restraints................................   40
              7.1.5.   Tax Opinions................................................   41
              7.1.6.   C1 Delaware Reorganization..................................   42
     SECTION  7.2.     Conditions to Obligation of C1 and C2 To Effect the            42
                       Merger......................................................

              7.2.1.   Representations and Warranties..............................   42
              7.2.2.   Performance of Obligations..................................   42
              7.2.3.   Comfort Letters.............................................   42
              7.2.4.   No Material Adverse Change..................................   42
              7.2.5.   Proceedings.................................................   42
              7.2.6.   Governmental and Regulatory and Other Consents and             42
                       Approvals...................................................
     SECTION  7.3.     Conditions to Obligation of A1 To Effect the Merger.........   42
              7.3.1.   Representations and Warranties..............................   43
              7.3.2.   Performance of Obligations..................................   43
              7.3.3.   Comfort Letters.............................................   43
              7.3.4.   No Material Adverse Change..................................   43
              7.3.5.   Proceedings.................................................   43
              7.3.6.   Related Agreements..........................................   43
              7.3.7.   Governmental and Regulatory and Other Consents and             43
                       Approvals...................................................

ARTICLE VIII.  Termination, Amendment and Waiver...................................   43
     SECTION  8.1.     Termination.................................................   43
     SECTION  8.2.     Effect of Termination.......................................   44
     SECTION  8.3.     Amendment...................................................   45
     SECTION  8.4.     Waiver......................................................   45

ARTICLE IX.  General Provisions....................................................   45
     SECTION  9.1.     Non-Survival of Representations, Warranties, Covenants and     45
                       Agreements..................................................
     SECTION  9.2.     Notices.....................................................   45
     SECTION  9.3.     Entire Agreement; Incorporation of Exhibits; Construction...   46
     SECTION  9.4.     Public Announcements........................................   46
     SECTION  9.5.     No Third-Party Beneficiary..................................   46
     SECTION  9.6.     No Assignment; Binding Effect...............................   46
     SECTION  9.7.     Headings....................................................   47
     SECTION  9.8.     Invalid Provisions..........................................   47
     SECTION  9.9.     Governing Law...............................................   47
     SECTION  9.10.    Enforcement of Agreement....................................   47
     SECTION  9.11.    Certain Definitions.........................................   47
     SECTION  9.12.    Waiver of Jury Trial........................................   48
     SECTION  9.13.    Counterparts................................................   48

                           GLOSSARY OF DEFINED TERMS

     The following terms, when used in this Agreement, have the meanings ascribed to them in the corresponding Sections of this Agreement listed below:

"A1"                                                      -- Preamble
"A1 Affiliates"                                           -- Section 6.4
"A1 Class A Stock"                                        -- Section 3.1.2
"A1 Class B Stock"                                        -- Section 3.1.2
"A1 Class C Stock"                                        -- Section 3.1.2
"A1 Common Stock"                                         -- Section 3.1.2
"A1 Disclosure Letter"                                    -- Section 3.1.1
"A1 Employee Benefit Plan"                                -- Section 3.1.13
"A1 Entities"                                             -- Section 3.1.1
"A1 Financial Statements"                                 -- Section 3.1.5
"A1 Operating Partnership"                                -- Section 6.16
"A1 Permissible Issuance Arrangements"                    -- Section 3.1.2
"A1 Permitted Minority Investments"                       -- Section 3.1.1
"A1 Permits"                                              -- Section 3.1.10
"A1 Preferred Stock"                                      -- Section 3.1.2
"A1 SEC Reports"                                          -- Section 3.1.5
"A1 Series A Preferred Stock"                             -- Section 3.1.2
"A1 Series B Preferred Stock"                             -- Section 3.1.2
"A1 Series C Preferred Stock"                             -- Section 3.1.2
"A1 Stock Option"                                         -- Section 6.9.1
"A1 Stock Plans"                                          -- Section 3.1.2
"A1 Stockholders' Approval"                               -- Section 6.3.1
"A1 Stockholders' Meeting"                                -- Section 6.3.1
"A1/MS Articles of Incorporation"                         -- Section 1.5.2
"A1/MS By-laws"                                           -- Section 1.5.2
"affiliate"                                               -- Section 9.11(a)
"Affiliate Agreement"                                     -- Section 6.4
"Agreement"                                               -- Preamble
"Alternative Proposal for C1 or C2"                       -- Section 5.2
"Applicable Merger Consideration"                         -- Section 2.3.3
"Articles of Merger"                                      -- Section 1.4
"beneficially"                                            -- Section 9.11(b)
"business day"                                            -- Section 9.11(c)
"C1"                                                      -- Preamble
"C1 and C2 Stockholders' Meeting"                         -- Section 6.3.2
"C1 By-laws"                                              -- Section 1.5.1
"C1 Class B Common Shares"                                -- Section 2.1.1
"C1 Class C Common Shares"                                -- Section 2.1.1
"C1 Common Shares"                                        -- Section 4.1.2
"C1 Charter"                                              -- Section 1.5.1
"C1 Deferral Plans"                                       -- Section 4.1.1
"C1 Delaware"                                             -- Section 1.1.1
"C1 Delaware Common Stock"                                -- Section 1.1.1
"C1 Delaware Reorganization"                              -- Recitals
"C1 Disclosure Letter"                                    -- Section 4.1.1

"C1 Employee Benefit Plan"                                -- Section 4.1.13
"C1 Entities"                                             -- Section 4.1.1
"C1 ESPP Contracts"                                       -- Section 4.1.2
"C1 Financial Statements"                                 -- Section 4.1.5
"C1 Option Plan"                                          -- Section 4.1.2
"C1 Permissible Issuance Arrangements"                    -- Section 4.1.2
"C1 Permissible Redemption Arrangements"                  -- Section 4.1.2
"C1 Permits"                                              -- Section 4.1.10
"C1 Permitted Minority Investments"                       -- Section 4.1.1
"C1 Preference Shares"                                    -- Section 4.1.2
"C1 QSPP"                                                 -- Section 4.1.2
"C1 Reports"                                              -- Section 4.1.5
"C1 Series A Preferred Stock"                             -- Section 1.1.2
"C1 Stock Option"                                         -- Section 6.9.2
"C1 Stockholders' Approval"                               -- Section 6.3.2
"C1 Termination Agreements"                               -- Section 4.1.2
"C1 6.50% Preference Shares"                              -- Section 1.1.1
"C1 and C2 Stockholders' Meeting"                         -- Section 6.3.2
"C1/C2 Entities"                                          -- Section 4.1.1
"C1/C2 Issuance Agreement"                                -- Section 1.1.1
"C2"                                                      -- Preamble
"C2 By-laws"                                              -- Section 1.5.2
"C2 Certificate of Incorporation"                         -- Section 1.5.3
"C2 Common Stock"                                         -- Section 4.2.2
"C2 Disclosure Letter"                                    -- Section 4.2.1
"C2 Employee Benefit Plan"                                -- Section 4.2.13
"C2 Entities"                                             -- Section 4.1.1
"C2 Financial Statements"                                 -- Section 4.2.5
"C2 Merger"                                               -- Section 1.1.1
"C2 Permitted Minority Investments"                       -- Section 4.2.1
"C2 Permits"                                              -- Section 4.2.10
"C1 Series A Preferred Stock"                             -- Section 1.1.2
"C2 Stockholders' Approval"                               -- Section 6.3.2
"C2 Trust Agreements"                                     -- Section 4.2.2
"CERCLA"                                                  -- Section 3.1.15
"Certificates"                                            -- Section 2.3.1
"Charter Document Right"                                  -- Section 4.1.7
"Charter Documents"                                       -- Section 3.1.4
"Closing"                                                 -- Section 1.3
"Closing Date"                                            -- Section 1.3
"Code"                                                    -- Recitals
"cold comfort letters"                                    -- Section 7.3.3
"Confidentiality Agreement"                               -- Section 6.1
"Consolidated Non-Corporate Affiliate"                    -- Section 9.11(d)
"Constituent Corporations"                                -- Section 1.2
"Contracts"                                               -- Section 3.1.4
"control", "controlling", "controlled by" and "under
  common control with"                                    -- Section 9.11(a)
"Declaration of Trust"                                    -- Section 4.1.1

"Delaware Secretary of State"                             -- Section 4.1.4
"Department Stores"                                       -- Section 4.1.17
"DGCL"                                                    -- Section 1.1.1
"Effective Time"                                          -- Section 1.4
"Entities"                                                -- Section 5.1.2
"Environmental Law"                                       -- Section 3.1.15
"Environmental Permits"                                   -- Section 3.1.15
"ERISA"                                                   -- Section 3.1.13
"Excess Shares"                                           -- Section 2.3.6
"Excess Stock"                                            -- Section 3.1.2
"Exchange Act"                                            -- Section 3.1.4
"Exchange Agent"                                          -- Section 2.3.2
"Exchange Fund"                                           -- Section 2.3.2
"Fractional Shares"                                       -- Section 2.3.6
"GM Building"                                             -- Section 6.18
"Governmental or Regulatory Authority"                    -- Section 3.1.4
"group"                                                   -- Section 9.11(g)
"Hazardous Material"                                      -- Section 3.1.15
"Indemnified Liabilities"                                 -- Section 6.10(a)
"Indemnified Parties"                                     -- Section 6.10(a)
"Indemnifying Party"                                      -- Section 6.10(a)
"Intellectual Property"                                   -- Section 3.1.16
"knowledge"                                               -- Section 9.11(e)
"laws"                                                    -- Section 3.1.4
"Lien"                                                    -- Section 3.1.2
"Limited Shares"                                          -- Section 1.5.1
"Maryland Secretary of State"                             -- Section 1.4
"material", "material adverse effect" and "materially
  adverse"                                                -- Section 9.11(f)
"Merger"                                                  -- Recitals
"Merger Sub"                                              -- Recitals
"MGCL"                                                    -- Section 1.2
"NYSE"                                                    -- Section 7.1.3
"Option Plans"                                            -- Section 6.9.2
"Options"                                                 -- Section 3.1.2
"orders"                                                  -- Section 3.1.4
"Ownership Limit"                                         -- Section 1.5.1
"Paired Shares"                                           -- Section 2.2
"Payment Amount"                                          -- Section 8.2
"Permanent Restriction"                                   -- Section 6.9.3
"person"                                                  -- Section 9.11(g)
"Plan"                                                    -- Section 3.1.13
"Principal Properties"                                    -- Section 4.1.17
"Proxy Statement"                                         -- Section 3.1.9
"REA"                                                     -- Section 4.1.17
"Registration Statement"                                  -- Section 4.1.9
"REIT"                                                    -- Section 1.5.1
"REIT Requirements"                                       -- Section 1.5.1
"Representatives"                                         -- Section 9.11(h)

"SEC"                                                     -- Section 1.6.1
"Securities Act"                                          -- Section 3.1.4
"Significant Entities"                                    -- Section 9.11(i)
"Stockholder Agreement"                                   -- Recitals
"Stockholders' Meetings"                                  -- Section 6.3.2
"Stock Trust"                                             -- Section 2.3.6
"Subsidiary"                                              -- Section 9.11(j)
"Surviving Corporation"                                   -- Section 1.2
"taxes"                                                   -- Section 3.1.12
"Termination Fee"                                         -- Section 8.2
"Transfer Taxes"                                          -- Section 6.15

          This AGREEMENT AND PLAN OF MERGER dated as of February 18, 1998 (this "Agreement") is made and entered into by and among Simon DeBartolo Group, Inc., a Maryland corporation ("A1"), Corporate Property Investors, a Massachusetts business trust ("C1"), and Corporate Realty Consultants, Inc., a Delaware corporation ("C2").

     WHEREAS, the Board of Directors of A1 and the Board of Trustees of C1 have each determined that it is advisable and in the best interests of their respective stockholders and shareholders to consummate, and have approved, the business combination transaction provided for herein in which a newly formed, wholly owned subsidiary organized under the laws of the State of Maryland ("Merger Sub") of C1 Delaware (the successor to C1 by means of the C1 Delaware Reorganization (as defined herein)) would merge with and into A1 (the "Merger");

     WHEREAS, the Board of Directors of A1 and the Board of Trustees of C1 have each determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is fair to and in the best interests of their respective stockholders and shareholders;

     WHEREAS, prior to the record date for the stockholder meeting of C1 referred to in Section 6.3.2, C1 intends to consummate its long-standing plan to reorganize as a corporation organized under the laws of the State of Delaware on the terms described herein (the "C1 Delaware Reorganization");

     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, the Merger is intended to preserve C1's and C2's status as grandfathered from the application of Section 269B(a)(3) of the Code pursuant to
Section 136(c)(3) of the Deficit Reduction Act of 1984;

     WHEREAS, as an inducement to A1 to enter into this Agreement, each of the Board of Trustees of C1, the Board of Directors of C2 and certain shareholders of C1 and C2 have approved the terms of a Stockholder Voting Agreement in the form of Exhibit A (the "Stockholder Agreement") to be entered into by A1 and holders of C1 Common Shares (as defined herein) representing at least a majority of all the outstanding C1 Common Shares and C1 Preference Shares (as defined herein) and a majority of the total voting power of all the outstanding shares of C2 Common Stock (as defined herein) and by the holders of C1 Preference Shares representing at least two thirds of the total voting power of all the outstanding C1 Preference Shares, concurrently with the execution of this Agreement, pursuant to which each of such shareholders has agreed to vote its capital stock holdings for approval of the Merger and the transactions contemplated by this Agreement; and

     WHEREAS, A1, C1 and C2 desire to make certain representations, warranties and agreements in connection with, and also to prescribe various conditions to, the Merger.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.

                THE REORGANIZATION AND DISTRIBUTION; THE MERGER

     Section 1.1. The Reorganizations and Distributions.

     1.1.1. Reorganizations of C1 and C2. (a) Prior to the record date for the stockholder meeting of C1 referred to in Section 6.3.2, C1 shall use its reasonable best efforts to effect the C1 Delaware Reorganization and thereby reorganize as a corporation incorporated under the laws of the State of Delaware (C1, as so reorganized, is referred to herein as "C1 Delaware"). In connection with the C1 Delaware Reorganization, (i) C1 shall, subject to obtaining the requisite approval of its shareholders, merge with and into a newly formed corporation wholly owned by C1 and organized under the laws of the Commonwealth of Massachu-setts and (ii) immediately thereafter, the surviving corporation shall merge with and into a newly formed corporation wholly owned by such surviving corporation and organized under the laws of the State of Delaware, in each case on a basis that is a tax-free reorganization within the meaning of Section 368(a) of the Code and does not adversely affect C1's and C2's status as grandfathered from the application of Section 269B(a)(3) of the Code pursuant to
Section 136(c)(3) of the Deficit Reduction Act of 1984. In connection with the C1 Delaware Reorganization, (i) each issued and outstanding C1 Common Share (as defined in Section 4.1.2) shall be converted into the right to receive one share of common stock, par value $.01 per share, of C1 Delaware ("C1 Delaware Common Stock") and (ii) each issued and outstanding 6.50% First Series Preference Share of C1 issued under a Certificate of Designation executed August 4, 1994 (the "C1 6.50% Preference Shares") shall be converted into one share of 6.50% First Series Preferred Stock, par value $1,000 per share, of C1 Delaware having rights, restrictions, privileges and preferences substantially the same as those provided for with respect to the C1 6.50% Preference Shares on the date hereof. In connection with the C1 Delaware Reorganization, C1 Delaware shall adopt a certificate of incorporation and by-laws that do not contain any restrictions on the consummation of the transactions contemplated hereby that are substantially more burdensome to C1, C2 or A1 than are currently contained in the Declaration of Trust and Trustee's Regulations of C1. By virtue of the C1 Delaware Reorganization, C1 Delaware will succeed to all of the rights and obligations of C1 under this Agreement.

     (b) Also in connection with the C1 Delaware Reorganization, (i) C1 Delaware and C2 shall enter into an Issuance Agreement in the form set forth as Exhibit B hereto (the "C1/C2 Issuance Agreement") and (ii) C2 shall engage in a merger (the "C2 Merger") with a wholly owned Subsidiary of C2 under the appropriate provisions of the Delaware General Corporation Law (the "DGCL") pursuant to which (w) C2 shall be the surviving entity, (x) the shares of C2 Common Stock (as defined in Section 4.2.2) not held pursuant to the C2 Trust Agreements (as defined in Section 4.2.2) shall be canceled, the holders of any such canceled shares being entitled to receive cash in an amount equal to $10 times the number of shares so canceled, (y) each 100 shares of C2 Common Stock outstanding and held pursuant to the C2 Trust Agreements shall be converted into one such share and (z) the authorized share capitalization of C2 shall be fixed at 1,000,000 shares of C2 Common Stock and 1,000,000 shares of C2 Permitted Preferred Stock (as such term is defined in the C1/C2 Issuance Agreement).

     1.1.2. Distributions and Recapitalization. Prior to the Effective Time the following actions shall be taken (without duplication):

          (i) A1, with the cooperation and consent of C1 Delaware, shall use commercially reasonable efforts to obtain financing in an amount sufficient to finance the cash distribution referred to in clause (ii) below;

          (ii) C1 Delaware shall declare a per share dividend on the C1 Common Shares issued and outstanding prior to the distribution of C1 Common Shares set forth in clause (iii) of this Section 1.1.2, payable in cash to the holders of record of such C1 Common Shares as of the close of business on the business day immediately preceding the day of the Effective Time, consisting of an amount equal to the Cash Amount (as defined below);

          (iii) C1 Delaware shall declare a per share dividend on the issued and outstanding C1 Common Shares, payable in new C1 Common Shares to the holders of record of such C1 Common Shares as of the close of business on the business day immediately preceding the day of the Effective Time, consisting of 1.0818 C1 Common Shares;

          (iv) C1 Delaware shall declare a per share dividend on the C1 Common Shares issued and outstanding prior to the distribution of C1 Common Shares set forth in clause (iii) of this Section 1.1.2 payable in shares of Series A Convertible Preferred Stock, par value $.01 per share, of C1 Delaware having the rights, restrictions, privileges and preferences as set forth on Exhibit C hereto (the "C1 Series A Preferred Stock") to holders of record of such C1 Common Shares as of the close of business on the business day immediately preceding the day of the Effective Time, consisting of 0.19 of a share of C1 Series A Preferred Stock for each C1 Common Share; and

          (v) C1 Delaware shall take such actions as shall be required to make the appropriate adjustments to all outstanding options and conversion rights to acquire C1 Common Shares to reflect the transactions described in clauses (ii), (iii) and (iv) above in accordance with the terms of such options and rights (it being understood that in connection with the adjustment for the distributions set forth in clauses (ii) and (iv) above, for purposes of the Certificate of Designation for the C1 Preference Shares, the "current market price" per C1 Common Share shall be $177.67.

     1.1.3. Cash Amount and Conversion Number. The amount of the cash dividend to be declared by C1 Delaware pursuant to Section 1.1.2(ii) above (the "Cash Amount") shall be $90.00 per C1 Common Share, subject to adjustment as follows:

          (i) if the Market Price for the A1 Class A Stock (as defined in
     Section 3.1.2.) at the Effective Time exceeds $38.67, then the Cash Amount shall be reduced by an amount equal to such excess multiplied by 2.0818; and

          (ii) if the Market Price for the A1 Class A Stock at the Effective Time is less than $28.58, then the Cash Amount shall be increased by an amount equal to such deficiency multiplied by 2.0818.

     For purposes of this Section 1.1.3, the "Market Price for the A1 Class A Stock at the Effective Time" shall be the average of the closing prices per share for the A1 Class A Stock on the New York Stock Exchange for the 20 consecutive trading days ending on the fifth trading day prior to the Effective Time.

     1.1.4. No Fractional Shares. (a) No certificate or scrip representing fractional C1 Common Shares will be issued pursuant to the dividend payments described in Section 1.1.2, and any such fractional share will not entitle the owner thereof to vote or to any rights of a stockholder of the C1 Delaware.

     (b) As promptly as practicable following the dividend payments described in
Section 1.1.2, C1 Delaware shall cause to be distributed to the holders of C1 Common Shares who are entitled to receive such dividends, in substantially the same manner described in Section 2.3.6, the amount of cash, if any, to be paid to such holders of in lieu of any fractional C1 Common Share.

     Section 1.2. The Merger. (a) Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into A1 in accordance with the Maryland General Corporation Law (the "MGCL"). At the Effective Time, the separate existence of Merger Sub shall cease and A1 shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). A1 and Merger Sub Delaware are sometimes referred to herein as the "Constituent Corporations". As a result of the Merger, the outstanding shares of capital stock of the Constituent Corporations shall remain outstanding or be converted or canceled in the manner provided in Section 2.1.

     (b) A1 shall have the right, with the consent of C1 (which consent shall not be unreasonably withheld), for a period of 30 days from the date hereof, to request that the parties change the structure of the Merger and the other transactions contemplated hereby such that a wholly owned subsidiary of A1 would merge with and into C1, with C1 as the surviving corporation. Such change would be set forth in an amendment to this Agreement which shall be reasonably acceptable to C1 and would provide that, among other things,

          (x) each issued and outstanding C1 Common Share shall be converted into:

             (i) a number of shares of A1 Common Stock equal to one plus the number of C1 Common Shares that would otherwise have been received with respect to each outstanding C1 Common Share pursuant to Article 1 hereof;

             (ii) an amount in cash equal to the Cash Amount payable pursuant to
        Article I hereof with respect to each C1 Common Share, subject to adjustment as provided therein; and

             (iii) shares of preferred stock of A1 having the rights, restrictions, privileges and preferences as set forth in Exhibit C hereto; and

          (y) each issued and outstanding C1 6.50% Preference Share shall be converted into one share of a new series of preferred stock of A1 having economic terms and rights, restrictions, privileges and preferences substantially the same as those provided for with respect to the C1 6.50% Preferences Shares.

     If A1 makes such request and C1 consents to such request within such 30-day period, the parties agree to use their best efforts to promptly prepare, execute and deliver an amendment to this Agreement that accomplishes the foregoing and containing other terms and conditions reasonably required therein. Notwithstanding the foregoing, until any such amendment to this Agreement is executed, this Agreement shall remain in full force and effect in accordance with its terms.

     Section 1.3. Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 8.1, and subject to the satisfaction or waiver (where applicable) of the conditions set forth in Article VII, the closing of the Merger (the "Closing") will take place at the offices of Willkie Farr & Gallagher, New York, New York, at 10:00 a.m., local time, on the second business day following satisfaction of the conditions set forth in Article VII, unless another date, time or place is agreed to in writing by the parties hereto (the "Closing Date"). At the Closing there shall be delivered to A1, C1 and C2 the certificates and other documents and instruments required to be delivered under Article VII.

     Section 1.4. Effective Time. At the Closing, articles of merger or other appropriate documents shall be duly prepared and executed by the Constituent Corporations (the "Articles of Merger") in accordance with Section 3-110 of the MGCL and thereafter delivered to the State Department of Assessments and Taxation of the State of Maryland (the "Maryland Secretary of State") for filing as provided in Section 107 of the MGCL the Articles of Merger and the Articles of Merger also shall be filed with any local recording office as required, in each case, as soon as practicable on the Closing Date. The Merger will become effective at such time as the Articles of Merger have been filed with the Maryland Secretary of State or at such other time as may be agreed upon by the parties and specified in the Articles of Merger in accordance with applicable law. The date and time when the Merger becomes effective is referred to herein as the "Effective Time".

     Section 1.5. Articles of Incorporation and By-laws.

     1.5.1. C1 Certificate of Incorporation and By-laws. (a) At the Effective Time, (i) the certificate of incorporation of C1 Delaware in effect immediately prior to the Effective Time shall be amended and restated in its entirety to be substantially in the form of Exhibit D hereto and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of C1 (the "C1 Charter") until thereafter amended as provided by law and the C1 Charter and (ii) the By-laws of C1 Delaware shall be amended and restated in their entirety to be substantially in the form of Exhibit E hereto and, as so amended and restated, such by-laws shall be the By-laws of C1 (the "C1 By-laws") until thereafter amended as provided by law, the C1 charter and such By-laws.

     (b) In order for C1 to meet the requirements to (i) qualify as a real estate investment trust which meets the requirements of Sections 856 through 860 of the Code (a "REIT", and the requirements for such qualification, the "REIT Requirements"), (ii) avoid any Federal income or excise tax liability and (iii) otherwise maintain the current Federal income tax treatment of the pairing arrangement for the shares of C2 Common Stock following the Merger, the C1 Charter will provide that, subject to the exceptions set forth therein, no person or entity shall own, or be deemed to own by virtue of the attribution provisions of Section 544 of the Code (as modified by Section 856(h)(1)(B) of the Code) or Section 318 of the Code (as modified by Section 856(d)(5) of the
Code), more than 6.8% of the outstanding Paired Shares (the "Ownership Limit") at or after the Effective Time. Accordingly, if any holder (other than a holder which is excepted from Ownership Limit restriction pursuant to the C1 Charter, but only to the extent of such exception) would receive in connection with the Merger a number of Paired Shares such that any person or entity would own, or be deemed to own under the applicable attribution rules of the Code referred to above, Paired Shares in excess of the Ownership Limit, then such holder shall acquire no right or interest in such number of Paired Shares which would cause such person or entity to exceed the Ownership Limit, but such holder shall, in lieu of receiving those Paired Shares which would cause the Ownership Limit to be exceeded

(the "Limited Shares"), have the right to be paid by C1 an amount in cash for such Limited Shares equal to the product of the Market Price multiplied by the number of such Limited Shares.

     1.5.2. A1/MS Certificate of Incorporation and By-laws. At the Effective Time, (i) the Amended and Restated Articles of Incorporation of A1 as in effect immediately prior to the Effective Time shall be amended so that the name of the Surviving Corporation shall be "SDG Properties, Inc." and, as so amended, such Amended and Restated Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation (the "A1/MS Articles of Incorporation") until thereafter amended as provided by law and the A1/MS Articles of Incorporation and (ii) the Amended and Restated By-laws of A1 as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation (the "A1/MS By-laws") until thereafter amended as provided by law, the A1/MS Articles of Incorporation and such By-laws.

     1.5.3. C2 Certificate of Incorporation and By-laws.  At the Effective Time,
(i) the Certificate of Incorporation of C2 as in effect immediately prior to the Effective Time shall be amended and restated in their entirety to be substantially in the form of Exhibit F hereto and, as so amended and restated, such Certificate of Incorporation shall be the Certificate of Incorporation of C2 (the "C2 Certificate of Incorporation") until thereafter amended as provided by law and the C2 Certificate of Incorporation and (ii) the By-laws of C2 as in effect immediately prior to the Effective Time shall be amended and restated in their entirety to be substantially in the form of Exhibit G hereto and, as so amended and restated, such By-laws shall be the By-laws of C2 (the "C2 By-laws") until thereafter amended as provided by law, the C2 Certificate of Incorporation and such By-laws.

     Section 1.6. Directors and Officers.

     1.6.1. Directors and Officers of C1. (a) At the Effective Time, the Board of Directors of C1 will consist of 13 directors and will include Hans C. Mautner and two other directors to be designated by C1 (which directors shall be "Independent Directors" (as defined in the C1 Charter)). Such directors of C1 will commence to serve at the Effective Time and will remain directors until their successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the C1 By-laws.

     (b) Immediately after the Effective Time, Mr. Mautner shall serve as Vice Chairman and Mark S. Ticotin shall serve as an Executive Senior Vice President of C1 and the remaining officers of C1 shall be designated by A1. Such officers will commence to serve at the Effective Time and will remain officers until their successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the C1 By-laws.

     1.6.2. Directors and Officers of C2. (a) At Effective Time, the Board of Directors of C2 will consist of 13 directors and will include Hans C. Mautner and two other directors to be designated by C1 (which directors shall be "Independent Directors" (as defined in the C1 Charter)). The directors of C2 will commence to serve at the Effective Time and will remain directors until their successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the C2 By-laws.

     (b) Immediately after the Effective Time, Mr. Mautner shall serve as Vice Chairman and Mr. Ticotin shall serve as Executive Senior Vice President of C2 and the remaining officers of C2 shall be designated by A1. Such officers will commence to serve at the Effective Time and will remain officers until their successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the C2 By-laws.

     1.6.3. Directors and Officers of the Surviving Corporation. (a) The directors of A1 at the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     (b) The officers of A1 at the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     Section 1.7. Effects of the Merger. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the MGCL.

     Section 1.8. Further Assurances. Each party hereto will, either prior to or after the Effective Time, execute such further documents, instruments, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, privileges, rights, approvals, immunities and franchises of the Constituent Corporations or to effect the other purposes of this Agreement.

     Section 2. A1 Stock Issuance. At the Effective Time, A1 shall issue to such persons as may be jointly designated by C1 and A1 such number of whole or fractional shares of common stock of A1 for such consideration as may be mutually agreed by C1 and A1 as to preserve A1's status as a REIT.

                                  ARTICLE II.

                   MERGER CONSIDERATION; CONVERSION OF SHARES

     Section 2.1. Merger Consideration; Conversion of Capital Stock.

     2.1.1. Conversion of A1 Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of capital stock of A1:

          (a) Each issued and outstanding share of (i) A1 Class A Stock (as defined in Section 3.12) (other than shares canceled in accordance with
     Section 2.1.1(b)) shall be converted into the right to receive from C1 one fully paid and nonassessable C1 Common Share, (ii) A1 Class B Stock (as defined in Section 3.1.2) (other than shares canceled in accordance with
     Section 2.1.1(b) or with respect to which a demand to receive payment of the fair value therefor in accordance with Section 3-203 of the MGCL has been perfected) shall be converted into the right to receive from C1 one fully paid and nonassessable C1 Class B Common Share, par value $.0001 per share (the "C1 Class B Common Shares"), and (iii) A1 Class C Stock (as defined in Section 3.1.2) (other than shares canceled in accordance with
     Section 2.1.1(b) or with respect to which a demand to receive payment of the fair value therefor in accordance with Section 3-203 of the MGCL has been perfected) shall be converted into the right to receive from C1 one fully paid and nonassessable C1 Class C Common Share, par value $.0001 per share (the "C1 Class C Common Shares"). Each issued and outstanding share of A1 Preferred Stock (as defined in Section 3.1.2) shall not be affected by the Merger and will remain one issued and outstanding share of preferred stock of the Surviving Corporation.

          (b) All shares of A1 Common Stock that are owned by A1 as treasury stock and any shares of A1 Common Stock owned by C1 Delaware, C2, or any wholly owned Entity (as defined in Section 5.1) of C1 Delaware or C2 shall be canceled and retired and shall cease to exist and no stock of the C1 or other consideration shall be delivered in exchange therefor.

          (c) Each outstanding option to purchase shares of A1 Common Stock shall be converted in the manner described in Section 6.9.1.

     Section 2.2. Pairing of Shares. At the Effective Time, C1 Delaware and C2 shall take the actions required of them pursuant to the C1/C2 Issuance Agreement so that each and every C1 Common Share, C1 Class B Common Share or C1 Class C Common Share, as the case may be, outstanding or issued in connection with the Merger or Section 1.1.2 will be entitled to a beneficial interest in shares of C2 Common Stock pursuant to the C2 Trust Agreements (the C1 Common Shares and the related beneficial interests in C2 Common Stock, the "Paired Shares").

     Section 2.3. Exchange of Certificates.

     2.3.1. Rights of Certificateholders. At the Effective Time all shares of A1 Common Stock converted in accordance with Section 2.1 will cease to be outstanding, will be canceled and retired and will cease to exist, and each holder of a certificate which, immediately prior to the Effective Time, represented any such shares (collectively, the "Certificates") will thereafter cease to have any rights with respect to such Common Stock Certificates, except the right to receive, without interest, upon exchange of such Common Stock Certificates in accordance with this Section 2.3, certificates representing the number of shares of C1 Common Shares,

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

C1 Class B Common Shares or C1 Class C Common Shares, as the case may be, to which the holder thereof is entitled pursuant to Section 2.1, together with the payments to which such holder is entitled pursuant to this Section 2.3. No holder of a Certificate shall have any rights as a stockholder of C1 or as the owner of beneficial interests in capital stock of C2 until such holder's Certificates have been exchanged for certificates representing the Paired Shares as provided herein.

     2.3.2. Exchange Agent. Promptly following the Effective Time, C1 Delaware shall make available to an exchange agent to be designated before the Closing Date by A1 and reasonably acceptable to C1 (the "Exchange Agent"), (x) certificates representing the number of duly authorized whole Paired Shares issuable in connection with the Merger and (y) an amount of cash equal to the aggregate amount payable in accordance with Sections 1.5.1(b) and 2.3.6, to be held for the benefit of and distributed to the holders of Certificates in accordance with this Section. The Exchange Agent shall agree to hold such certificates and funds (such certificates and funds, together with earnings thereon, being referred to herein as the "Exchange Fund") for delivery as contemplated by this Section and upon such additional terms as may be agreed upon by the Exchange Agent and C1 Delaware.

     2.3.3. Exchange Procedures. As soon as reasonably practicable after the Effective Time, C1 shall cause the Exchange Agent to mail to each holder of record of Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as C1, may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for the shares issuable in connection with the Merger and the cash payable pursuant to Sections 1.5.1(b) and 2.3.6. Upon surrender of a Certificate for cancelation to the Exchange Agent, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor the aggregate consideration which such holder has the right to receive pursuant to the provisions of this Article II (the "Applicable Merger Consideration"), as adjusted by the cash amount payable in accordance with Section 1.5.1(b) and plus the cash amount payable in accordance with Section 2.3.6, and the Certificates so surrendered shall forthwith be canceled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger. In the event of a transfer of ownership of shares of A1 Common Stock, which is not registered in the transfer records of the issuer thereof, a certificate representing that number of whole Paired Shares (as adjusted by the cash amount payable in accordance with Section 1.5.1(b) and plus the cash amount payable in accordance with Section 2.3.6), may be issued to a transferee if the Certificate is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.3.3, each Certificate shall be deemed at any time after the Effective Time for all corporate purposes of C1, except as limited by
Section 2.3.4 below, to represent ownership of the shares into which the shares shown thereon have been converted as contemplated by this Article II. Notwithstanding the foregoing, Certificates surrendered for exchange by any person constituting an "affiliate" of A1 for purposes of Section 6.4 shall not be exchanged until C1 has received an Affiliate Agreement (as defined in Section 6.4) in accordance with the provisions of Section 6.4.

     2.3.4. Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to C1 Common Shares, C1 Class B Common Shares of C1 Class C Common Shares, as the case may be, with a record date on or after the Effective Time, and no distributions to be made to the beneficial owners of interests in C2 Common Stock arising out of a dividend or distribution declared or made by C2 with respect to C2 Common Stock after the Effective Time with a record date on or after the Effective Time, shall be paid to the holder of any unsurrendered Certificate with respect to the shares represented thereby and no cash payment shall be paid to any such holder pursuant to Sections 1.5.1(b) and 2.3.6 until the holder of record of such Certificate shall surrender such Certificate in accordance with this Section. Until paid to the holders of such unsurrendered Certificates in accordance with this Section 2.3.4, all such dividends and other distributions, and all cash payments to be paid pursuant to Section 1.5.1(b) and 2.3.6, shall be delivered to the Exchange Agent and held by it as part of the Exchange Fund. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid

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

to the record holder of the Certificates representing the Paired Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable, but which were not paid by reason of the immediately preceding sentence, with respect to such whole number of C1 Common Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole number of C1 Common Shares, C1 Class B Common Shares of C1 Class C Common Shares, as the case may be.

     2.3.5. No Further Ownership Rights in Capital Stock of A1. All cash and Paired Shares issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Sections 1.5.1(b) or 2.3.6) shall be deemed to have been issued at the Effective Time in full satisfaction of all rights pertaining to the shares of capital stock represented thereby, subject, however, to C1's obligation to pay any dividends which may have been declared by A1, C1 or C2 on such shares of capital stock in accordance with the terms of this Agreement and which remained unpaid at the Effective Time. From and after the Effective Time, the stock transfer books of A1 shall be closed and there shall be no further registration of transfers on the stock transfer books of C1 of the shares of capital stock of A1 or Merger Sub which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to C1 for any reason, they shall be canceled and exchanged as provided in this Section.

     2.3.6. No Fractional Shares. (a) No certificate or scrip representing fractional C1 Common Shares, C1 Series A Preferred Shares, C1 Class B Common Shares or C1 Class C Common Shares, as applicable (any such fractional shares, the "Fractional Shares"), will be issued in the Merger upon the surrender for exchange of Certificates or issued pursuant to Section 1.1.2(iv), and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of C1.

     (b) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the aggregate number of whole shares represented by Fractional Shares of any class or series to which holders of Fractional Shares would be entitled but for the provisions of clause (a) of this Section 2.3.6 (such number of shares being herein called the "Excess Shares"). As soon after the Effective Time as practicable, the Exchange Agent, as agent for the holders of Fractional Shares, shall sell the Excess Shares at then prevailing prices on the NYSE, all in the manner provided in paragraph (c) of this Section 2.3.6.

     (c) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through a member firm of the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of Fractional Shares, the Exchange Agent will hold such proceeds in trust for the holders of Fractional Shares (the "Stock Trust"). C1 shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the Stock Trust to which each holder of Fractional Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Stock Trust by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Fractional Shares is entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Fractional Shares of the same class or series are entitled.

     (d) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Fractional Shares in lieu of any fractional share interests in accordance with the immediately preceding paragraph, the Exchange Agent shall make available such amounts to such holders of Fractional Shares.

     2.3.7. Termination of Exchange Fund and Stock Trust. Any portion of the Exchange Fund and Stock Trust which remains undistributed to the holders of Certificates or C1 Common Shares, as applicable, for six (6) months after the Effective Time shall be delivered to C1, upon demand, and any stockholders who have not theretofore complied with this Article II shall thereafter look only to C1 (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for the Applicable Merger Consideration, any cash payable in respect thereof pursuant to Sections 2.3.1(b) or 2.3.6 and any dividends or distributions with respect thereto. C1 shall not be liable to any such holder of shares for Paired Shares (or

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

dividends or distributions with respect thereto) or cash payable in respect thereof delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                  ARTICLE III.

                      REPRESENTATIONS AND WARRANTIES OF A1

     Section 3.1. Representations and Warranties of A1. A1 represents and warrants to C1 and C2 as follows:

     3.1.1. Organization and Qualification. Each of A1 and the Subsidiaries (as defined in Section 9.11) of A1 is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so incorporated, existing and in good standing or to have such power and authority which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on A1 and the Subsidiaries and Consolidated Non-Corporate Affiliates (as defined in Section 9.11) of A1 (collectively, the "A1 Entities") taken as a whole. Each of the Consolidated Non-Corporate Affiliates of A1 is a trust, limited liability company or partnership duly organized, validly existing and, if applicable, is in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to conduct its business as and to the extent conducted and to own, use and lease its assets and properties, except for such failures to be so organized, existing or in good standing or to have such power and authority which, individually or in the aggregate, are not having and could not reasonably be expected to have a material adverse effect on the A1 Entities taken as a whole. Each A1 Entity is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the A1 Entities taken as a whole.
Section 3.1.1 of the letter dated the date hereof and delivered by A1 to C1 concurrently with the execution and delivery of this Agreement (the "A1 Disclosure Letter") sets forth, as of the date hereof, (i) with respect to each Subsidiary of A1, (A) the name of such Subsidiary and (B) if such Subsidiary is not wholly owned, directly or indirectly, by A1, (1) its authorized capital stock, (2) the number of issued and outstanding shares of its capital stock and
(3) the record and beneficial owners of outstanding shares of its capital stock and (ii) with respect to each Consolidated Non-Corporate Affiliate of A1, (A) the name, type of entity and jurisdiction of organization of such Consolidated Non-Corporate Affiliate and (B) the names of all parties other than A1 Entities that own equity interests therein. Except for interests in the A1 Entities and as disclosed in Section 3.1.1 of the A1 Disclosure Letter and as disclosed in the A1 SEC Reports (as defined below), as of the date hereof, neither A1 nor any other A1 Entity directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, (i) any corporation or (ii) any trust, limited liability company, partnership, joint venture or other non-corporate business association or entity (other than investments in such entities that (A) in the aggregate are reflected in the latest A1 Financial Statements (as defined herein) as having a value not exceeding $20,000,000, (B) by operation of law (including the interposition of a Subsidiary or Consolidated Non-Corporate Affiliate holding only such investments) expose no A1 Entity (other than such an interposed A1 Entity) to any liability with respect to the obligations of such entities, whether as a controlling person, partner, guarantor, surety or otherwise and (C) do not and could not reasonably be expected to cause A1 to fail to meet any REIT Requirement (the exceptions to the general representation set forth in this sentence, the "A1 Permitted Minority Investments")). A1 has previously delivered to C1 and C2 correct and complete copies of its articles of incorporation and By-laws, each as amended to the date hereof.

     3.1.2. Capital Stock. (a) As of the date hereof, the authorized capital stock of A1 consists solely of 375,796,000 shares of Common Stock, par value $0.0001 per share (the "A1 Class A Stock"), 12,000,000 shares of Class B Common Stock, par value $0.0001 per share (the "A1 Class B Stock"), 4,000 shares of Class C Common Stock, par value $0.0001 per share (the "A1 Class C Stock" and together with the A1

Class A Stock and the A1 Class B Stock, the "A1 Common Stock"), 9,200,000 shares of 8 3/4% Series B Cumulative Redeemable Preferred Stock, par value $0.0001 per share (the "A1 Series B Preferred Stock"), 3,000,000 shares of 7.89% Series C Cumulative Step-Up Premium Rate Preferred Stock, par value $0.0001 per share (the "A1 Series C Preferred Stock" and together with the A1 Series B Preferred Stock and the A1 Series B Preferred Stock, the "A1 Preferred Stock"), and 250,000,000 shares of Excess Stock, par value $.0001 per share (the "Excess Stock"). As of February 17, 1998, (i) 106,482,222 shares of A1 Class A Stock, 3,200,000 shares of Class B Stock, 4,000 shares of Class C Stock, no shares of Series A Preferred Stock, 8,000,000 shares of Series B Preferred Stock, 3,000,000 shares of Series C Preferred Stock and no shares of Excess Stock were issued and outstanding, (ii) no shares of any of such classes of stock were held by A1 in its treasury and (iii) 4,595,000 and 100,000 shares of A1 Common Stock were reserved for issuance pursuant to A1's Employee Stock Option Plan and A1's Director Stock Option Plan, respectively (collectively, the "A1 Stock Plans") ((i), (ii) and (iii), collectively, the "A1 Permissible Issuance Arrangements"). Between such date and the date hereof, except as set forth in Section 3.1.2 of the A1 Disclosure Letter, there has been no change in the number of issued and outstanding shares of A1 Common Stock or shares of A1 Common Stock held in treasury or reserved for issuance other than pursuant to the A1 Permissible Issuance Arrangements. All of the issued and outstanding shares of A1 Common Stock and A1 Preferred Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except pursuant to this Agreement and except as set forth in Section 3.1.2 of the A1 Disclosure Letter and as set forth in the A1 SEC Reports, as of the date hereof, there are no outstanding subscriptions, options, warrants, rights (including "phantom" stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, "Options"), obligating any A1 Entity to issue or sell any equity interest in A1 or to grant, extend or enter into any Option with respect thereto other than pursuant to A1 Permissible Issuance Arrangements. Except pursuant to this Agreement and except as set forth in Section 3.1.2 of the A1 Disclosure Letter, as of the date hereof, there are no outstanding contractual obligations of any A1 Entity to repurchase, redeem or otherwise acquire any equity interest in A1.

     (b) Except as disclosed in Section 3.1.2 of the A1 Disclosure Letter, all of the outstanding shares of capital stock of each Subsidiary of A1 are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by A1 or any other A1 Entity wholly owned, directly or indirectly, by A1, free and clear of any liens, claims, mortgages, deeds of trust, deeds to secure debt, encumbrances, pledges, security interests, equities and charges of any kind (each a "Lien"). Except as disclosed in Section 3.1.2 of the A1 Disclosure Letter, all equity interests in the Consolidated Non-Corporate Affiliates of A1 that are not owned by third parties (as disclosed in Section
3.1.1 of the A1 Disclosure Letter) are owned by other A1 Entities, free and clear of any Liens. Except as disclosed in Section 3.1.2 of the A1 Disclosure Letter and as set forth in the A1 SEC Reports, as of the date hereof, there are no (i) outstanding Options (other than Options in favor of A1 or any other A1 Entity wholly owned, directly or indirectly, by A1) obligating any A1 Entity to issue or sell any shares of capital stock of, or other equity interest in, any Subsidiary or Consolidated Non-Corporate Affiliate of A1 or to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than A1 or an A1 Entity wholly owned, directly or indirectly, by A1 with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any Subsidiary of A1 or an any equity interest in any Consolidated NonCorporate Affiliate of A1, other than as set forth in such A1 Entity's Charter Documents.

     (c) Except as disclosed in Section 3.1.2 of the A1 Disclosure Letter and as set forth in the A1 SEC Reports, as of the date hereof, there are no outstanding contractual obligations (other than Options in favor of A1 or an A1 Entity wholly owned, directly or indirectly, by A1) of any A1 Entity to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interest in, any Subsidiary or Consolidated Non-Corporate Affiliate of A1. Except as disclosed in Section 3.1.2 of the A1 Disclosure Letter, as of the date hereof, there are no outstanding contractual obligations of any A1 Entity to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any A1 Entity or other person (except for A1 and A1 Entities wholly owned, directly or indirectly, by A1), other than in connection with A1 Permitted Minority Investments.

     3.1.3. Authority Relative to this Agreement. A1 has full corporate power and authority to enter into this Agreement and, subject, with respect to the Merger, to obtaining the A1 Stockholders' Approval (as defined in Section 6.3.1), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by A1 and the consummation by A1 of the transactions contemplated hereby have been duly and validly approved by its Board of Directors, the Board of Directors of A1 has recommended adoption of this Agreement by its stockholders and directed that this Agreement be submitted to its stockholders for their consideration, and no other corporate proceedings on the part of A1 or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement by A1 and the consummation by A1 of the transactions contemplated hereby, other than obtaining the A1 Stockholders' Approval. This Agreement has been duly and validly executed and delivered by A1 and constitutes a legal, valid and binding obligation of A1, enforceable against A1 in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     3.1.4. Non-Contravention; Approvals and Consents. (a) The execution and delivery of this Agreement by A1 do not, and the performance by A1 of its obligations hereunder and the consummation of the transactions contemplated hereby will not, (i) conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancelation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of any A1 Entity under, any of the terms, conditions or provisions of (x) the certificate or articles of incorporation or By-laws (in the case of a corporation), trust agreement, declaration of trust, deed or trustees' regulations (in the case of a trust), limited liability company or operating agreement or registration certificate (in the case of a limited liability company) or agreement or certificate of partnership or joint venture (in the case of a partnership or joint venture) (including, in each such case, all amendments, supplements, other modifications and assignments thereof) ("Charter Documents") of any A1 Entity, or (y) subject to the obtaining of the A1 Stockholders' Approval and the taking of the actions described in paragraph
(b)of this Section and the obtaining of the consents and approvals, the making of the filings and the giving of the notices described in Section 3.1.4 of the A1 Disclosure Letter, (1) any statute, law, rule, regulation or ordinance (together, "laws"), or any judgment, decree, order, writ, permit or license (together, "orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision (a "Governmental or Regulatory Authority") applicable to any A1 Entity or any of its assets or properties, or (2) any note, bond, mortgage, deed of trust, deed to secure debt, security agreement, co-tenancy agreement, reciprocal easement agreement, management agreement, leasing agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (including, in each case, all amendments, supplements, other modifications and assignments thereof) (together, "Contracts") to which any A1 Entity is a party or by which any A1 Entity or any of its assets or properties is bound, excluding from the foregoing clauses (1) and (2) conflicts, violations, breaches, defaults, rights of payment or reimbursement, terminations, cancellations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the A1 Entities taken as a whole or on the ability of A1 to consummate the transactions contemplated by this Agreement or (ii) to the knowledge of A1, adversely affect the qualification of A1 as a REIT.

     (b) Except (i) for the filing of the Proxy Statement (as defined in Section 3.1.9) and the Registration Statement (as defined in Section 4.1.9) with the SEC pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), the declaration of the effectiveness of the Registration Statement by the SEC and filings with various state securities authorities that are required in connection with the transactions contemplated by this Agreement, (ii) for the filing of the Articles of

Merger and other appropriate merger documents required by the MGCL with the Maryland Secretary of State and, in each case, with any local recording office, and appropriate documents with the relevant authorities of other states in which any of the Constituent Corporations are qualified to do business, (iii) for such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under (A) the laws of any foreign country in which any A1 Entity conducts any business or owns any property or assets or (B) any federal, state, local or foreign Environmental Law (as defined below) and
(iv) as disclosed in Section 3.1.4 of the A1 Disclosure Letter, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental or Regulatory Authority or any Contract to which any A1 Entity is a party or by which any A1 Entity or any of its assets or properties is bound for the execution and delivery of this Agreement by A1, the performance by A1 of its obligations hereunder or the consummation by A1 of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the A1 Entities taken as a whole or on the ability of A1 to consummate the transactions contemplated by this Agreement.

     3.1.5. SEC Reports and Financial Statements. A1 has delivered to C1 and C2 prior to the execution of this Agreement a true and complete copy of each form, report, schedule, registration statement (as declared effective and any posteffective amendments), definitive proxy statement and other document (together with all amendments thereof and supplements thereto, except as provided above with respect to registration statements) filed by A1 or any other A1 Entity with the SEC since January 1, 1996 (as such documents have since the time of their filing been amended or supplemented, the "A1 SEC Reports"), which are all the documents (other than preliminary material) that A1 or any other A1 Entity were required to file with the SEC since such date. As of their respective dates, the A1 SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the A1 SEC Reports (the "A1 Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to the A1 Entities taken as a whole)) the consolidated financial position of A1 and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Except as set forth in Section 3.1.5 of the A1 Disclosure Letter, each Subsidiary and Consolidated Non-Corporate Affiliate of A1 in existence on the date hereof is fully consolidated with A1 in the A1 Financial Statements for all periods covered thereby.

     3.1.6. Absence of Certain Changes or Events. Except as disclosed in the A1 SEC Reports filed prior to the date of this Agreement, between September 30, 1997 and the date hereof there has not been any change, event or development having, or that could be reasonably expected to have, individually or in the aggregate, a material adverse effect on the A1 Entities taken as a whole.

     3.1.7. [Intentionally Omitted].

     3.1.8. Legal Proceedings. Except as disclosed in the A1 SEC Reports filed prior to the date of this Agreement or in Section 3.1.8 of the A1 Disclosure Letter, as of the date hereof, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of A1, threatened against, relating to or affecting, nor to the knowledge of A1 are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting any A1 Entity or any of its assets and properties which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the A1 Entities taken as a whole or on the ability of A1 to consummate the transactions contemplated by this

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Agreement and (ii) no A1 Entity is subject to any order of any Governmental or
Regulatory Authority which, individually or in the aggregate, is having or could be reasonably expected to have a material adverse effect on the A1 Entities taken as a whole or on the ability of A1 to consummate the transactions contemplated by this Agreement.

     3.1.9. Information Supplied. The joint proxy statement relating to the Stockholders' Meetings (as defined in Section 6.3.2), as amended or supplemented from time to time (as so amended and supplemented, the "Proxy Statement"), and any other documents to be filed by A1 with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby will (in the case of the Proxy Statement and any such other documents filed with the SEC under the Exchange Act or the Securities Act) comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and will not, on the date of its filing or, in the case of the Proxy Statement, at the date it is first mailed to stockholders of A1 and at the time of the A1 Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by A1 with respect to information supplied by or on behalf of C1 or C2 or any of their respective Subsidiaries, shareholders or stockholders expressly for inclusion therein.

     3.1.10. Compliance with Laws and Orders. The A1 Entities hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental and Regulatory Authorities necessary for the lawful conduct of their respective businesses (the "A1 Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the A1 Entities taken as a whole. The A1 Entities are in compliance with the terms of the A1 Permits, except failures so to comply which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the A1 Entities taken as a whole. Except as disclosed in the A1 SEC Reports filed prior to the date of this Agreement or in Section 3.1.10 of the A1 Disclosure Letter, the A1 Entities are not in violation of or default under any law or order of any Governmental or Regulatory Authority, except for such violations or defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the A1 Entities taken as a whole.

     3.1.11. Compliance with Agreements; Certain Agreements. Except as disclosed in the A1 SEC Reports filed prior to the date of this Agreement or in
Section 3.1.11 of the A1 Disclosure Letter, neither any A1 Entity nor, to the knowledge of A1, any other party thereto is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, could be reasonably expected to result in a default under, (i) the Charter Documents of any A1 Entity that is a corporation or (ii) any Contract to which any A1 Entity is a party or by which any A1 Entity or any of its assets or properties is bound or any Charter Document of any A1 Entity that is not a corporation, except in the case of this clause (ii) for breaches, violations and defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the A1 Entities taken as a whole.

     3.1.12. Taxes. (a) Each A1 Entity has timely filed all material tax returns and reports required to be filed by it, or requests for extensions to file such returns or reports have been timely filed or granted and have not expired, and all such tax returns and reports are complete and accurate in all respects, except to the extent that such failures to timely file or failures to be complete and accurate in all respects, as applicable, individually or in the aggregate, would not have a material adverse effect on the A1 Entities taken as a whole. Each A1 Entity has paid (or A1 has paid on its behalf) all taxes shown as due on such tax returns and reports and all material taxes otherwise due. The most recent financial statements contained in the A1 SEC Reports reflect an adequate reserve for all taxes payable by the A1 Entities for all taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any taxes have been proposed, asserted or assessed against any A1 Entity that are not adequately reserved for, except for inadequately reserved taxes and inadequately reserved deficiencies that would not, individually or in the aggregate, have a material adverse effect on the A1 Entities taken as a whole. Except as set forth in Section 3.1.12 of the A1

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Disclosure Letter, as of the date hereof, no requests for waivers of the time to assess or collect any taxes against any A1 Entity have been granted or are pending, and no audits or examinations of any A1 Entity are being conducted or, to the knowledge of any A1 Entity, threatened by any taxing authority.

     (b) No A1 Entity has taken any action that would create a material risk that the Merger would not qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code.

     (c) At all times since December 31, 1993, A1 has qualified as a REIT and its current method of operation will enable it to continue to qualify as a REIT.

     (d) The execution or delivery by A1 of this Agreement and the consummation by A1 of the transactions contemplated hereby or compliance with or fulfillment of the terms and provisions hereof by A1, to the knowledge of A1, will not adversely affect the qualification of A1 as a REIT or adversely affect the qualification of C1 as a REIT after the Effective Time.

     (e) Except as set forth in Section 3.1.12 of the A1 Disclosure Letter, no A1 Entity is bound by any effective private letter ruling, closing agreement or similar agreement with any taxing authority (an "A1 Tax Ruling"), no U.S. A1 Entity has any applications or requests outstanding for any such rulings or agreements and no such A1 Tax Ruling has been revoked or modified in any manner.

     (f) A1 is not, and has not at any time been, a member of any consolidated, combined or unitary group for Federal, state, local and foreign tax purposes.

     (g) As used in this Section 3.1.12 and in Sections 4.1.12 and 4.2.12, "taxes" shall include all Federal, state, local and foreign income, franchise, property, sales, use, excise and other taxes, including obligations for withholding taxes from payments due or made to any other person and any interest, penalties or additions to tax.

     3.1.13. Employee Benefit Plans; ERISA. (a) Except as described in the A1 SEC Reports filed prior to the date of this Agreement or as would not have a material adverse effect on the A1 Entities taken as a whole, as of the date hereof, (i) all A1 Employee Benefit Plans (as defined below) are in compliance with all applicable requirements of law, including ERISA and the Code, and (ii) no A1 Entity has any liabilities or obligations with respect to any such A1 Employee Benefit Plans, whether accrued, contingent or otherwise, nor to the knowledge of A1 are any such liabilities or obligations expected to be incurred.

     (b) As used herein:

          (i) "A1 Employee Benefit Plan" means any Plan entered into, established, maintained, sponsored, contributed to or required to be contributed to by any A1 Entity for the benefit of the current or former employees or directors of any A1 Entity and existing on the date of this Agreement or at any time subsequent thereto and on or prior to the Effective Time and, in the case of a Plan which is subject to Part 3 of Title I of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"), Section 412 of the Code or Title IV of ERISA, at any time during the five-year period preceding the date of this Agreement; and

          (ii) "Plan" means any employment, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workmen's compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement, practice, policy, program or arrangement of any kind, whether written or oral, including, but not limited to any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

     (c) No part of the assets of Al or any Al Entity constitute "plan assets" within the meaning of 29 C.F.R. Section 2510.101.

     3.1.14. Labor Matters. Except as disclosed in the A1 SEC Reports filed prior to the date of this Agreement or in Section 3.1.14 of the A1 Disclosure Letter, there are no material controversies pending or, to the knowledge of A1, threatened between any A1 Entity and any representatives of its employees, except as

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would not, individually or in the aggregate, have a material adverse effect on the A1 Entities taken as a whole, and, to the knowledge of A1, there are no material organizational efforts presently being made involving any of the now unorganized employees of any A1 Entity except as could not, individually or in the aggregate, have a material adverse effect on the A1 Entities taken as a whole.

     3.1.15. Environmental Matters. (a) Except as disclosed in Section 3.1.15 of the A1 Disclosure Letter, each A1 Entity has obtained or submitted timely applications for all licenses, permits, authorizations, registrations approvals and consents from Governmental or Regulatory Authorities which are required under any applicable Environmental Law (as defined below) in respect of its business or operations ("Environmental Permits"), except for such failures to have Environmental Permits and to submit timely applications which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the A1 Entities taken as a whole. Each of such Environmental Permits obtained by such A1 Entity is in full force and effect and each A1 Entity is in compliance with the terms and conditions of all such Environmental Permits and with all applicable Environmental Laws, except for such failures to be in full force and effect or in compliance which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the A1 Entities taken as a whole.

     (b) Except as disclosed in the A1 SEC Reports filed prior to the date of this Agreement or in Section 3.1.15 of the A1 Disclosure Letter, to the knowledge of A1 as of the date hereof, no site or facility now or previously owned, operated or leased by any A1 Entity is listed or proposed for listing on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations thereunder ("CERCLA"), or on any similar state or local list of sites requiring investigation or cleanup.

     (c) Except as disclosed in the A1 SEC Reports filed prior to the date of this Agreement or in Section 3.1.15 of the A1 Disclosure Letter, no Liens have arisen under or pursuant to any Environmental Law on any site or facility owned, operated or leased by any A1 Entity, other than any such Liens not individually or in the aggregate material to the A1 Entities taken as a whole, and no action of any Governmental or Regulatory Authority has been taken or, to the knowledge of A1, is in process which could subject any of such properties to such Liens, except for such Liens which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the A1 Entities taken as a whole, and no A1 Entity is required to place any notice or restriction relating to the presence of Hazardous Materials at any such site or facility owned by it in any deed to the real property on which such site or facility is located, except for such notices or restrictions which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the A1 Entities taken as a whole.

     (d) Except as disclosed in Section 3.1.15 of the A1 Disclosure Letter, as of the date hereof, there have been no written reports, environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or which are in the possession of, any A1 Entity in relation to any site or facility now or previously owned, operated or leased by any A1 Entity that both
(i) conclude that any A1 Entity could have liability under Environmental Laws that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the A1 Entities taken as a whole, and (ii) have not been delivered to C1 and C2 prior to the execution of this Agreement.

     (e) As used herein:

          (i) "Environmental Law" means any law, regulation or order of any Governmental or Regulatory Authority relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes; and

          (ii) "Hazardous Material" means (A) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam

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     insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (B) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants" or words of similar import under any Environmental Law; and (C) any other chemical or other material or substance, exposure to which is prohibited, limited or regulated by any Governmental or Regulatory Authority under any Environmental Law.

     3.1.16. Intellectual Property Rights. Each A1 Entity has all right, title and interest in, or a valid and binding license to use, all Intellectual Property (as defined below) individually or in the aggregate material to the conduct of the businesses of the A1 Entities taken as a whole. No A1 Entity is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property, such Intellectual Property is not, to the knowledge of A1, being infringed by any third party, and no A1 Entity is infringing any Intellectual Property of any third party, except for such defaults and infringements which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the A1 Entities taken as a whole. For purposes of this Agreement, "Intellectual Property" means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights and other proprietary intellectual property rights and all pending applications for and registrations of any of the foregoing.

     3.1.17. Real Property. Section 3.1.17 of the A1 Disclosure Letter sets forth a list of all principal properties owned or leased (as lessee) by the A1 Entities as of the date hereof.

     3.1.18. Vote Required. Assuming the accuracy of the representation and warranty contained in Sections 4.1.20 and 4.2.19, the affirmative vote of the holders of record of at least two-thirds of the outstanding shares of A1 Common Stock with respect to the adoption of this Agreement is the only vote of the holders of any class or series of the capital stock of A1 required to approve the Merger and the other transactions contemplated hereby.

     3.1.19. Opinion of Financial Advisor. The Board of Directors of A1 has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), financial advisor to A1, to the effect that, as of the date hereof, the consideration to be received by the holders of A1 Common Stock pursuant to this Agreement is fair from a financial point of view to such holders.

                                  ARTICLE IV.

                  REPRESENTATIONS AND WARRANTIES OF C1 AND C2

     Section 4.1. Representations and Warranties of C1. C1 represents and warrants to A1 as follows:

     4.1.1. Organization and Qualification. Each of C1 and the Consolidated Non-Corporate Affiliates of C1 is a trust, limited liability company or partnership duly organized, validly existing and, if applicable, is in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to conduct its business as and to the extent conducted and to own, use and lease its assets and properties, except for such failures to be so organized, existing or in good standing or to have such power and authority which, individually or in the aggregate, are not having and could not reasonably be expected to have a material adverse effect on C1 and the Subsidiaries and Consolidated Non-Corporate Affiliates of C1 (collectively, the "C1 Entities") and C2 and the Subsidiaries and Consolidated Non-Corporate Affiliates of C2 (collectively, the "C2 Entities"; and, together with the C1 Entities, the "C1/C2 Entities") taken as a whole. Each Subsidiary of C1 is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so incorporated, existing and in good standing or to have such power and authority which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the C1/C2 Entities taken as a whole. Each C1 Entity is duly qualified, licensed or admitted to do business and is in good

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standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the C1/C2 Entities taken as a whole. Section 4.1.1 of the letter dated the date hereof and delivered by C1 to A1 concurrently with the execution and delivery of this Agreement (the "C1 Disclosure Letter") sets forth, as of the date hereof, (i) with respect to each Subsidiary of C1, (A) the name and jurisdiction of incorporation of such Subsidiary and (B) if such Subsidiary is not wholly owned, directly or indirectly, by C1, (1) its authorized capital stock, (2) the number of issued and outstanding shares of its capital stock and (3) the record and beneficial owners of outstanding shares of its capital stock and (ii) with respect to each Consolidated Non-Corporate Affiliate of C1, (A) the name, type of entity and jurisdiction of organization of such Consolidated Non-Corporate Affiliate, (B) the names of all parties that own equity interests therein and (C) the method of consolidation employed with respect to the consolidation of the accounts of such Consolidated Non-Corporate Affiliate in the financial statements of C1, including the percentage(s) employed in the case of proportional consolidation. Except for interests in the C1 Entities and as disclosed in Section 4.1.1 of the C1 Disclosure Letter, as of the date hereof, neither C1 nor any other C1 Entity directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, (i) any corporation (other than less than 9.8% of any series or class of capital stock acquired or held for the purpose of meeting C1's obligations under its Trustees' and Officers' Deferred Remuneration Plan and Supplemental Executive Retirement Plan (the "C1 Deferral Plans")) or (ii) any trust, limited liability company, partnership, joint venture or other non-corporate business association or entity (other than (x) as noncontrolling investments acquired or held for the purpose of meeting C1's obligations under the C1 Deferral Plans and (y) investments in such entities that (A) in the aggregate are reflected in the latest C1 Financial Statements (as defined herein) as having a value not exceeding $20,000,000, (B) by operation of law (including the interposition of a C1 Entity holding only such investments) expose no C1 Entity (other than such an interposed C1 Entity) to any liability with respect to the obligations of such entities, whether as a controlling person, partner, guarantor, surety or otherwise and (C) do not and could not reasonably be expected to cause C1 to fail to meet any REIT Requirement (the exceptions to the general representation set forth in this sentence, the "C1 Permitted Minority Investments")). C1 has previously delivered to A1 correct and complete copies of the Second Amended and Restated Declaration of Trust (C1's "Declaration of Trust") and Trustee's Regulations of C1, each as amended to the date hereof.

     4.1.2. Capital Stock. (a) As of the date of this Agreement, the total number of preference shares of beneficial interest in C1 ("C1 Preference Shares") which C1 has the authority to issue is 209,249 and the total number of common shares of beneficial interest in C1 (the "C1 Common Shares") which C1 has the authority to issue is as set forth in Exhibit A of C1's Declaration of Trust, as amended through the date hereof. As of the date hereof, the C1 Preference Shares and the C1 Common Shares represent all the authorized shares of beneficial interest in C1. As of February 17, 1998, 209,249 C1 Preference Shares were issued and outstanding, consisting solely of the C1 6.50% Preference Shares. As of February 17, 1998, 25,326,909 C1 Common Shares were issued and outstanding 1,092,500, C1 Common Shares were held in the treasury of C1 and 2,600,000 C1 Common Shares were reserved for issuance pursuant to C1 Permissible Issuance Arrangements (as defined below) other than those described in clause
(i) of the definition thereof. Between such date and the date hereof, except as set forth in Section 4.1.2 of the C1 Disclosure Letter, there has been no change in the number of issued and outstanding C1 Common Shares or the number of C1 Common Shares held in treasury or reserved for issuance other than pursuant to
(i) contracts entered into pursuant to C1's 1997 Plan for Shareholder Contractual Purchases (the "C1 QSPP"), (ii) contracts (the "C1 ESPP Contracts") styled "Employee Share Purchase Plan Contract", or similarly styled, entered into before the date hereof, (iii) option agreements entered into in connection with grants of options under the 1993 Share Option Plan of C1 (the "C1 Option Plan") made before the date hereof, (iv) the C1 Deferral Plans, (v) the conversion provisions of the Certificate of Designation for the C1 Preference Shares and (vi) contracts ("C1 Termination Agreements") with individuals, other than executive officers, whose employment with C1 has been terminated in the ordinary course of business of the C1 Entities, which contracts provide for the repurchase of C1 Common Shares held by such individuals and/or the cancelation of options issued to such

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

individuals under the C1 Option Plan (the contracts and arrangements described in clauses (i), (iii), (iv) and (v), the "C1 Permissible Issuance Arrangements"; the contracts and arrangements described in clauses (ii), (iii), (iv), (v) and
(vi), the "C1 Permissible Redemption Arrangements"). All of the issued and outstanding C1 Common Shares and C1 Preference Shares are, and all such shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and all C1 Common Shares issuable in exchange for shares of A1 Common Stock at the Effective Time and the related beneficial interests in shares of C2 Common Stock will be paired with each other pursuant to the C2 Trust Agreements in the same ratio as all other C1 Common Shares and related beneficial interests in shares of C2 Common Stock are paired, as such ratio may be changed from time to time. Except pursuant to this Agreement and except as set forth in Section 4.1.2 of the C1 Disclosure Letter, as of the date hereof, there are no outstanding Options obligating any C1/C2 Entity to issue or sell any shares of beneficial interest or other equity interest in C1 or to grant, extend or enter into any Option with respect thereto other than pursuant to C1 Permissible Issuance Arrangements. Except pursuant to this Agreement and except as set forth in Section 4.1.2 of the C1 Disclosure Letter, as of the date hereof, there are no outstanding contractual obligations of any C1/C2 Entity to repurchase, redeem or otherwise acquire any shares of beneficial interest or other equity interest in C1 other than pursuant to C1 Permissible Redemption Arrangements.

     (b) Except as disclosed in Section 4.1.2 of the C1 Disclosure Letter, all of the outstanding shares of capital stock of each Subsidiary of C1 are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by C1 or another C1 Entity wholly owned, directly or indirectly, by C1, free and clear of any Liens. Except as disclosed in Section
4.1.2 of the C1 Disclosure Letter, all equity interests in the Consolidated Non-Corporate Affiliates of C1 that are not owned by third parties (as disclosed in Section 4.1.1 of the C1 Disclosure Letter) are owned by other C1 Entities, free and clear of any Liens. Except as disclosed in Section 4.1.2 of the C1 Disclosure Letter, as of the date hereof, there are no (i) outstanding Options (other than Options in favor of C1 or a C1 Entity wholly owned, directly or indirectly, by C1) obligating any C1 Entity to issue, sell or otherwise transfer any shares of capital stock of, or other equity interest in, any Subsidiary or Consolidated Non-Corporate Affiliate of C1 or to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than C1 or another C1 Entity wholly owned, directly or indirectly, by C1 with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any Subsidiary of C1 or any equity interest in any Consolidated Non-Corporate Affiliate of C1, other than as set forth in such C1 Entity's Charter Documents.

     (c) Except as disclosed in Section 4.1.2 of the C1 Disclosure Letter, as of the date hereof, there are no outstanding contractual obligations (other than Options in favor of C1 or a C1 Entity wholly owned, directly or indirectly, by
C1) of any C1 Entity to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interest in, any Subsidiary or Consolidated Non-Corporate Affiliate of C1. Except as disclosed in Section 4.1.2 of the C1 Disclosure Letter, as of the date hereof, there are no outstanding contractual obligations of any C1 Entity to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any C1 Entity or other person (except for C1 and C1 Entities wholly owned, directly or indirectly, by C1), other than in connection with C1 Permitted Minority Investments.

     4.1.3. Authority Relative to this Agreement. C1 has all requisite power and authority to enter into this Agreement and, subject, (i) with respect to the C1 Delaware Reorganization, to obtaining the requisite approval of the shareholders of C1 and (ii) with respect to the Merger, to obtaining the C1 Stockholders' Approval (as defined in Section 6.3.2), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by C1, and the consummation by C1 of the transactions contemplated hereby, have been duly and validly approved by its Board of Trustees, the Board of Trustees of C1 has recommended adoption of this Agreement by the shareholders of C1 and directed that this Agreement, the conduct of the C1 Delaware Reorganization and the issuance of C1 Common Shares in connection with the Merger and Section 1.1.2 be submitted to the shareholders of C1 for their consideration, and no other corporate or trust proceedings on the part of either of C1 or its shareholders are necessary to authorize the execution, delivery and performance of this Agreement

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

by C1 and the consummation by C1 of the transactions contemplated hereby, other than obtaining the requisite approval of the shareholders of C1 for the C1 Delaware Reorganization and obtaining the C1 Stockholders' Approval. This Agreement has been duly and validly executed and delivered by C1 and constitutes a legal, valid and binding obligation of C1 enforceable against C1 in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     4.1.4. Non-Contravention; Approvals and Consents. (a) The execution and delivery of this Agreement by C1 do not, and the performance by C1 of its obligations hereunder and the consummation of the transactions contemplated hereby will not, (i) conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancelation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of any C1 Entity under, any of the terms, conditions or provisions of (x) the Charter Documents of any C1 Entity, or (y) subject to the obtaining of requisite approval of the shareholders of C1 for the C1 Delaware Reorganization and the C1 Stockholders' Approval and the taking of the actions described in paragraph (b) of this Section and the obtaining of the consents and approvals, the making of the filings and the giving of the notices described in Section 4.1.4 of the C1 Disclosure Letter, (1) any laws or orders of any Governmental or Regulatory Authority applicable to any C1 Entity or any of its assets or properties, or (2) any Contracts to which any C1 Entity is a party or by which any C1 Entity or any of its assets or properties is bound, excluding from the foregoing clauses (1) and (2) conflicts, violations, breaches, defaults, rights of payment or reimbursement, terminations, cancellations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the C1/C2 Entities taken as a whole or on the ability of C1 to consummate the transactions contemplated by this Agreement or (ii) to the knowledge of C1, adversely affect the qualification of C1 as a REIT.

     (b) Except (i) for the filing of the Proxy Statement and the Registration Statement with the SEC pursuant to the Exchange Act and the Securities Act, the declaration of the effectiveness of the Registration Statement by the SEC and filings with various state securities authorities that are required in connection with the transactions contemplated by this Agreement, (ii) for the filing by C1 of articles of merger and other appropriate merger documents required by the Massachusetts Business Corporation Law with the Secretary of the Commonwealth of Massachusetts and a certificate of merger and other appropriate merger documents required by the DGCL with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") and, in each case, with any local recording office in connection with the C1 Delaware Reorganization, and the filing of the Articles of Merger and other appropriate merger documents required by the MGCL with the Maryland Secretary of State and, in each case, with any local recording office, and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business in connection with the Merger, (iii) for such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under (A) the laws of any foreign country in which any C1 Entity conducts any business or owns any property or assets or (B) any federal, state, local or foreign Environmental Law and (iv) as disclosed in Section 4.1.4 of the C1 Disclosure Letter, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental or Regulatory Authority or any Contract to which any C1 Entity is a party (including, without limitation, any Charter Documents of any C1 Consolidated Non-Corporate Affiliate) or by which any C1 Entity or any of its assets or properties is bound for the execution and delivery of this Agreement by C1, the performance by C1 of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the C1/C2 Entities taken as a whole or on the ability of C1 to consummate the transactions contemplated by this Agreement.

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     4.1.5. C1 Financial Statements and Other Documents.  (a) Prior to the
execution of this Agreement, C1 has delivered to A1 true and complete copies of the audited balance sheets of C1 as of December 31, 1995, 1996 and 1997, and the related audited statements of income, shareholders' equity and cash flows for each of the fiscal years then ended, together with the notes thereto and a true and correct copy of the report on such audited information by Ernst & Young LLP (such financial statements, including the notes, if any, thereto, being referred to herein as the "C1 Financial Statements"). The C1 Financial Statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of C1 as at the respective dates thereof and the related results of operations and cash flows for the respective periods indicated. Except as set forth in Section 4.1.1 of the C1 Disclosure Letter, each Subsidiary and Consolidated Non-Corporate Affiliate of C1 in existence on the date hereof is fully consolidated with C1 in the C1 Financial Statements for all periods covered thereby.

     (b) C1 has delivered to A1 prior to the execution of this Agreement a true and complete copy of each letter, proxy and other document (together with all amendments thereof and supplements thereto) provided by C1 to its shareholders between December 31, 1996 and the date hereof (the "C1 Reports"). As of their respective dates, the C1 Reports did not contain any untrue statement of a material fact and did not omit any fact that directly conflicts with any material statement contained therein.

     4.1.6. Absence of Certain Changes or Events.  Except as disclosed in
Section 4.1.6 of the C1 Disclosure Letter, (a) between December 31, 1997 and the date hereof there has not been any change, event or development having, or that could be reasonably expected to have, individually or in the aggregate, a material adverse effect on the C1/C2 Entities taken as a whole, (b) between December 31, 1997 and the date hereof, no party to any Charter Document or co-tenancy agreement of any C1 Entity has exercised any "buy-sell", right of first refusal, right or first offer or other comparable right (each, a "Charter Document Right") pursuant to such Charter Document or co-tenancy agreement and
(c) between December 31, 1997 and the date hereof no C1 Entity has taken any action which, if taken after the date hereof, would constitute a breach of any provision of paragraphs (c), (d), (e), (f), (g), (h), (i), (j), (k) or, solely with respect to the foregoing paragraphs, (l) of Section 5.1.2.

     4.1.7. Undisclosed Liabilities. C1 has no liabilities that would be required to be shown on the financial statements, including the notes thereto, of C1 prepared in accordance with generally accepted accounting principles applied on a consistent basis with prior periods and that (a) are not disclosed in the C1 Financial Statements and (b) would, or would reasonably be expected to, have a material adverse effect on C1 and C2 taken as a whole.

     4.1.8. Legal Proceedings. Except as disclosed in the C1 Financial Statements or in Section 4.1.8 of the C1 Disclosure Letter, as of the date hereof, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of C1, threatened against, relating to or affecting, nor to the knowledge of C1 are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting any C1 Entity or any of its assets and properties which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the C1/C2 Entities taken as a whole or on the ability of C1 to consummate the transactions contemplated by this Agreement, and (ii) no C1 Entity is subject to any order of any Governmental or Regulatory Authority which, individually or in the aggregate, is having or could be reasonably expected to have a material adverse effect on the C1/C2 Entities taken as a whole or on the ability of C1 to consummate the transactions contemplated by this Agreement.

     4.1.9. Information Supplied. The registration statement to be filed with the SEC by C1 and C2 in connection with the issuance of C1 Common Shares and beneficial interests in C2 Common Stock pursuant to this Agreement, as amended or supplemented from time to time (as so amended and supplemented, the "Registration Statement"), and any other documents to be filed by C1 with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby, will (in the case of the Registration Statement and any such other documents filed with the SEC under the Securities Act or the Exchange Act) comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and will not, on the date of its filing

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

or, in the case of the Registration Statement, at the time it becomes effective under the Securities Act, at the date the Proxy Statement is first mailed to stockholders of C1 and C2 and at the times of the Stockholders' Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by C1 with respect to information supplied by or on behalf of A1 or any of its Subsidiaries expressly for inclusion therein and information incorporated by reference therein from documents filed with the SEC by any A1 Entity.

     4.1.10. Compliance with Laws and Orders. The C1 Entities hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental and Regulatory Authorities necessary for the lawful conduct of their respective businesses (the "C1 Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the C1/C2 Entities taken as a whole. The C1 Entities are in compliance with the terms of the C1 Permits, except failures so to comply which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the C1/C2 Entities taken as a whole. Except as disclosed in Section 4.1.10 of the C1 Disclosure Letter, the C1 Entities are not in violation of or default under any law or order of any Governmental or Regulatory Authority, except for such violations or defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the C1/C2 Entities taken as a whole.

     4.1.11. Compliance with Agreements; Certain Agreements. (a) Except as disclosed in Section 4.1.11 of the C1 Disclosure Letter, neither any C1 Entity nor, to the knowledge of C1, any other party thereto is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, could be reasonably expected to result in a default under, (i) the Charter Documents of any C1 Entity that is a corporation, (ii) any Contract to which any C1 Entity is a party or by which any C1 Entity or any of its assets or properties is bound or any Charter Document of any C1 Entity that is not a corporation, except in the case of this clause (ii) for breaches, violations and defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the C1/C2 Entities taken as a whole. Each Charter Document or co-tenancy agreement of each C1 Consolidated Non-Corporate Affiliate and, to the knowledge of C1, each material Contract to which any C1 Entity is a party or by which any of its assets or properties is bound, is in full force and effect, other than invalidities and other defects
(x) due to the actions of other parties to any such Charter Document or material Contract or (y) that have not had, and would not reasonably be expected to have, a material adverse effect on C1 and C2 taken as a whole. C1 has made available to A1 correct and complete copies of all Charter Documents and co-tenancy agreements of the C1 Entities, except as would not, and would not reasonably be expected to, have a material adverse effect on the ability of C1, C2 or A1 to consummate the transactions contemplated hereby.

     (b) No C1 Entity other than C1 has employed any individuals, retained any current or former employees of C1 as consultants or reimbursed any current or former employees of C1 for any business related or other expenses (provided, however, that such C1 Entities may have reimbursed C1 for payments of such nature). No C1 Entity other than C1 has paid any trustees', directors' or similar fees to current or former trustees or directors of any C1 Entity other than C1. Except as disclosed in Section 4.1.11 of the C1 Disclosure Letter or as provided for in this Agreement, as of the date hereof, C1 is not a party to any oral or written (i) consulting agreement with any current or former employee of C1 not terminable on 30 days' or less notice involving the payment of more than $10,000 per annum or $100,000 per annum in the aggregate for all such agreements, (ii) union or collective bargaining agreement which covers more than 100 employees, (iii) agreement with any executive officer or other employee of C1 the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of the transactions contemplated by this Agreement, (iv) agreement with respect to any executive officer or other employee of C1 providing any term of employment or compensation guarantee that extends for a period longer than one year or (v) agreement or plan, including any stock option, stock appreciation right, restricted stock or stock purchase plan, any of the benefits of which will be increased (other than as a result of any change in market values of the securities of

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

any party or the Surviving Corporation), or the vesting of the benefits under which will be accelerated by the occurrence of the transactions contemplated by this Agreement.

     4.1.12. Taxes. (a) Each C1 Entity has timely filed all material tax returns and reports required to be filed by it, or requests for extensions to file such returns or reports have been timely filed or granted and have not expired, and all such tax returns and reports are complete and accurate in all respects, except to the extent that such failures to timely file or failures to be complete and accurate in all respects, as applicable, individually or in the aggregate, would not have a material adverse effect on the C1/C2 Entities taken as a whole. Each C1 Entity has paid (or C1 has paid on its behalf) all taxes shown as due on such tax returns and reports and all material taxes otherwise due. The most recent C1 Financial Statements reflect an adequate reserve for all taxes payable by the C1 Entities for all taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any taxes have been proposed, asserted or assessed against any C1 Entity that are not adequately reserved for, except for inadequately reserved taxes and inadequately reserved deficiencies that would not, individually or in the aggregate, have a material adverse effect on the C1/C2 Entities taken as a whole. Except as set forth in Section 4.1.12 of the C1 Disclosure Letter, as of the date hereof, no requests for waivers of the time to assess or collect any taxes against any C1 Entity have been granted or are pending, and no audits or examinations of any C1 Entity are being conducted or, to the knowledge of C1, threatened by any taxing authority.

     (b) No C1 Entity has taken any action that would create a material risk that the Merger would not qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code.

     (c) At all times since December 31, 1971, C1 has qualified as a REIT and its current method of operation will enable it to continue to qualify as a REIT.

     (d) Except as set forth in Section 4.1.12 of the C1 Disclosure Letter, no C1 Entity is bound by any effective private letter ruling, closing agreement or similar agreement with any taxing authority (a "C1 Tax Ruling"), no C1 Entity has any applications or requests outstanding for any such rulings or agreements and no C1 Tax Ruling has been revoked or modified in any manner.

     4.1.13. Employee Benefit Plans; ERISA. (a) Except as reflected in the C1 Financial Statements or as disclosed in Section 4.1.13 of the C1 Disclosure Letter or as would not have a material adverse effect on the C1/C2 Entities taken as a whole, as of the date hereof, (i) all C1 Employee Benefit Plans (as defined below) are in compliance with all applicable requirements of law, including ERISA and the Code, and (ii) no C1 Entity has any liabilities or obligations with respect to any such C1 Employee Benefit Plans, whether accrued, contingent or otherwise, nor to the knowledge of C1 are any such liabilities or obligations expected to be incurred. Except as disclosed in Section 4.1.13 of the C1 Disclosure Letter or as otherwise provided herein, no C1 Employee Benefit Plan in effect on the date hereof contains any provision that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee of C1 by virtue of the execution of, and performance of the transactions contemplated in, this Agreement (either alone or together with the occurrence of any additional of subsequent events). As of the date hereof, the only severance agreements or severance policies applicable to the employees, trustees or directors of any C1 Entity are the agreements and policies specifically referred to in Section
4.1.13 of the C1 Disclosure Letter. C1 has furnished to A1 correct and complete copies of all written C1 Employee Benefit Plans of each C1 Entity (or summary descriptions thereof) as in effect on the date hereof.

     (b) As used herein "C1 Employee Benefit Plan" means any Plan entered into, established, maintained, sponsored, contributed to or required to be contributed to by any C1 Entity for the benefit of the current or former employees, trustees, or directors of any C1 Entity and existing on the date of this Agreement or at any time subsequent thereto and on or prior to the Effective Time and, in the case of a Plan which is subject to Part 3 of Title I of ERISA,
Section 412 of the Code or Title IV of ERISA, at any time during the five-year period preceding the date of this Agreement.

     (c) Except as reflected in Section 4.1.13 of the C1 Disclosure Letter, (i) no C1 Employee Benefit Plan provides retiree medical or retiree life insurance benefits to any person, (ii) no C1 Employee Benefit Plan is

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subject to Title IV of ERISA or Section 412 of the Code and (iii) no event has occurred with respect to which any C1 Entity could reasonably be expected to have liability under Title IV of ERISA or Section 412 of the Code.

     (d) Except as disclosed in Section 4.1.13 of the C1 Disclosure Letter, no C1 entity is a party to or obligated under any agreement, plan, contract or other arrangement to make payments, nor have any payments been made, that would be considered "excess parachute payments" under Section 280G of the Code.

     (e) Each of C1 and C2 presently qualify, have at all times in the past qualified, and shall continue to qualify until the Effective Time as a "real estate operating company" for purposes of ERISA as defined in 29 C.F.R. Section 2510.101.

     4.1.14. Labor Matters. Except as disclosed in Section 4.1.14 of the C1 Disclosure Letter, there are no material controversies pending or, to the knowledge of C1, threatened between any C1 Entity and any representatives of its employees, except as would not, individually or in the aggregate, have a material adverse effect on the C1/C2 Entities taken as a whole, and, to the knowledge of C1, there are no material organizational efforts presently being made involving any of the now unorganized employees of any C1 Entity, except as could not, individually or in the aggregate, have a material adverse effect on the C1/C2 Entities taken as a whole.

     4.1.15. Environmental Matters. (a) Each C1 Entity has obtained or submitted timely applications for all Environmental Permits which are required under any applicable Environmental Law in respect of its business or operations, except for such failures to have Environmental Permits and to submit timely applications which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the C1/C2 Entities taken as a whole. Each of such Environmental Permits obtained by such C1 Entity is in full force and effect and each C1 Entity is in compliance with the terms and conditions of all such Environmental Permits and with all applicable Environmental Laws, except for such failures to be in effect or compliance which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the C1/C2 Entities taken as a whole.

     (b) To the knowledge of C1, as of the date hereof, no site or facility now or previously owned, operated or leased by any C1 Entity is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or on any similar state or local list of sites requiring investigation or clean-up.

     (c) No Liens have arisen under or pursuant to any Environmental Law on any site or facility owned, operated or leased by any C1 Entity, other than Liens not individually or in the aggregate material to the C1/C2 Entities taken as a whole, and no action of any Governmental or Regulatory Authority has been taken or, to the knowledge of C1, is in process which could subject any of such properties to such Liens, except for such Liens which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the C1/C2 Entities taken as a whole, and no C1 Entity is required to place any notice or restriction relating to the presence of Hazardous Materials at any such site or facility owned by it in any deed to the real property on which such site or facility is located, except for such notices or restrictions which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the C1/C2 Entities taken as a whole.

     (d) As of the date hereof, there have been no written reports, environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or which are in the possession of, any C1 Entity in relation to any site or facility now or previously owned, operated or leased by any C1 Entity that both (i) conclude that any C1 Entity could have liability under Environmental Laws that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the C1/C2 Entities taken as a whole, and (ii) have not been delivered to A1 prior to the execution of this Agreement.

     4.1.16. Intellectual Property Rights. Each C1 Entity has all right, title and interest in, or a valid and binding license to use, all Intellectual Property individually or in the aggregate material to the conduct of the businesses of the C1/C2 Entities taken as a whole. No C1 Entity is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property, such

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

Intellectual Property is not, to the knowledge of C1, being infringed by any third party, and no C1 Entity is infringing any Intellectual Property of any third party, except for such defaults and infringements which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the C1/C2 Entities taken as a whole.

     4.1.17. Real Property. Section 4.1.17 of the C1 Disclosure Letter sets forth a list of all principal properties owned or leased by the C1 Entities or the C2 Entities (the "Principal Properties") and the department stores that own or lease space in such Principal Properties (the "Department Stores"), in each case, as of the date hereof. As of the date hereof, (i) there are no conditions or events relating to (x) the ability of C1 or C2 to continue to own, lease or operate any Principal Property and (y) the value of any Principal Property, in each case, that is not a result of forces beyond the control of C1 and C2, (ii) C1 and C2 have made available to A1 (A) the leases and all amendments or modifications thereto pursuant to which the applicable C1 Entities leases the land on which the Haywood mall and Highland mall are located, (B) all reciprocal easement agreements, construction, operating and reciprocal easement agreements, operating agreements, development agreements, leases with Department Stores and similar agreements and all amendments and modifications thereto between any C1 Entity and a Department Store operating at the Principal Properties identified in Section 4.1.17 of the C1 Disclosure Letter (collectively, "REAs") and (C) Contracts evidencing, securing or guaranteeing or otherwise relating to indebtedness that is secured by an interest in any of the Principal Properties identified in Section 4.1.17 of the C1 Disclosure Letter and (iii) no party to any REA has given written notice that it has ceased, or that it intends to cease, operating the Department Store that such REA contemplates that it will operate that, in the case of (i), (ii) or (iii) above, would, or would reasonably be expected to, have a material adverse effect on (1) the ability of C1, C2 or A1 to consummate the transactions contemplated hereby or (2) C1 and C2 taken as a whole.

     4.1.18. Vote Required. The affirmative vote of the holders of record of at least a majority of the outstanding C1 Common Shares and the outstanding C1 Preference Shares, voting together as a single class with respect to the approval of the C1 Delaware Reorganization, the affirmative vote of the holders of record of at least a majority of the outstanding C1 Common Shares and the outstanding C1 Preference Shares, voting together as a single class, with respect to this Agreement and the issuance of C1 Common Shares pursuant to this Agreement, and the affirmative vote of at least two-thirds of the outstanding C1 6.50% Preference Shares, voting separately as a class, with respect to the matters set forth in Section 1.1.2(v) of this Agreement are the only votes of the holders of any class or series of the beneficial interests of C1 or capital stock of C1 Delaware required to approve the C1 Delaware Reorganization, the Merger and the other transactions contemplated hereby.

     4.1.19. Opinion of Financial Advisor. C1 has received the opinions of J.P. Morgan Securities Inc. and Lazard Freres & Co. LLC, to the effect that, as of the date hereof, the consideration to be received by the holders of C1 Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

     4.1.20. Ownership of A1 Common Stock. No C1 Entity beneficially owns any shares of A1 Common Stock.

     Section 4.2. Representations and Warranties of C2. C2 represents and warrants to A1 as follows:

     4.2.1. Organization and Qualification. Each of C2 and the Subsidiaries of C2 is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so incorporated, existing and in good standing or to have such power and authority which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the C1/C2 Entities taken as a whole. Each Consolidated Non-Corporate Affiliate of C2 is a trust, limited liability company or partnership duly organized, validly existing and, if applicable, is in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to conduct its business as and to the extent conducted and to own, use and lease its assets and properties, except for such failures to be so organized, existing or in good standing or to have such power and authority which, individually or in the aggregate, are not having and could not reasonably be expected to have a material adverse effect on the C1/C2 Entities taken as a whole. Each C2 Entity is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the C1/C2 Entities taken as a whole. Section 4.2.1 of the letter dated the date hereof and delivered by C2 to A1 concurrently with the execution and delivery of this Agreement (the "C2 Disclosure Letter") sets forth, as of the date hereof, (i) with respect to each Subsidiary of C2, (A) the name and jurisdiction of incorporation of such Subsidiary and (B) if such Subsidiary is not wholly owned, directly or indirectly, by C2, (1) its authorized capital stock, (2) the number of issued and outstanding shares of its capital stock and (3) the record and beneficial owners of outstanding shares of its capital stock and (ii) with respect to each Consolidated Non-Corporate Affiliate of C2, (A) the name, type of entity and jurisdiction of organization of such Consolidated Non-Corporate Affiliate, (B) the names of all parties that own equity interests therein and (C) the method of consolidation employed with respect to the consolidation of the accounts of such Consolidated Non-Corporate Affiliate in the financial statements of C2, including the percentage(s) employed in the case of proportional consolidation. Except for interests in the C2 Entities and as disclosed in Section 4.2.1 of the C2 Disclosure Letter, as of the date hereof, neither C2 nor any other C2 Entity directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, trust, limited liability company, partnership, joint venture or other business association or entity (other than investments in such entities that as in the aggregate are reflected in the latest C2 Financial Statements (as defined herein) as having a value not exceeding $20,000,000, (ii) by operation of law (including the interposition of a C2 Entity holding only such investments) expose no C2 Entity (other than such an interposed C2 Entity) to any liability with respect to the obligations of such entities, whether as a controlling person, partner, guarantor, surety or otherwise and (iii) do not and could not reasonably be expected to cause C1 to fail to meet any REIT Requirement (the exceptions to the general representation set forth in this sentence, the "C2 Permitted Minority Investments")). C2 has previously delivered to A1 correct and complete copies of the Charter Documents of C2.

     4.2.2. Capital Stock. (a) As of the date of this Agreement, the authorized capital stock of C2 consists solely of 3,542,767.5 shares of common stock, par value $.10 per share, of C2 ("C2 Common Stock"). As of February 17, 1998, 2,683,888.9 shares of C2 Common Stock were issued and outstanding, no shares were held in the treasury of C2 and 858,878.6 shares were reserved for issuance. Since such date, except as set forth in Section 4.2.2 of the C2 Disclosure Letter, there has been no change in the number of issued and outstanding shares of C2 Common Stock, or the number of shares of C2 Common Stock held in treasury or reserved for issuance, other than as a result of the stock dividend described in Section 1.1.2 and shares issuable in connection with the issuance of C1 Common Shares pursuant to the C1 Permissible Issuance Arrangements. All of the issued and outstanding shares of C2 Common Stock are, and all shares of C2 Common Stock reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except pursuant to this Agreement and except as set forth in Section 4.2.2 of the C2 Disclosure Letter, as of the date hereof, there are no outstanding Options obligating any C1/C2 Entity to issue or sell any equity interest in C2 or to grant, extend or enter into any Option with respect thereto, other than in connection with the issuance of C1 Common Shares pursuant to C1 Permissible Issuance Arrangements. Except pursuant to this Agreement and except as set forth in Section 4.2.2 of the C2 Disclosure Letter, as of the date hereof, there are no outstanding contractual obligations of any C1/C2 Entity to repurchase, redeem or otherwise acquire any equity interest in C2 other than in connection with the redemption, repurchase or other acquisition of C1 Common Shares pursuant to C1 Permissible Redemption Arrangements.

     (b) Except as disclosed in Section 4.2.2 of the C2 Disclosure Letter, all of the outstanding shares of capital stock of each Subsidiary of C2 are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by C2 or another C2 Entity wholly owned, directly or indirectly, by C2, free and clear of any Liens. Except as disclosed in Section
4.2.2 of the C2 Disclosure Letter, all equity interests in the Consolidated Non-Corporate Affiliates of C2 that are not owned by third parties (as disclosed in

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Section 4.2.1 of the C2 Disclosure Letter) are owned by other C2 Entities, free and clear of any Liens. Except as disclosed in Section 4.2.2 of the C2 Disclosure Letter, as of the date hereof, there are no (i) outstanding Options (other than Options in favor of C2 or a C2 Entity wholly owned, directly or indirectly, by C2) obligating any C2 Entity to issue or sell any shares of capital stock of, or other equity interest in, any Subsidiary or Consolidated Non-Corporate Affiliate of C2 or to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person (other than C2 or another C2 Entity wholly owned, directly or indirectly, by C2) with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any Subsidiary of C2 or an any equity interest in any Consolidated Non-Corporate Affiliate of C2, other than as set forth in such C2 Entity's Charter Documents.

     (c) Except as disclosed in Section 4.2.2 of the C2 Disclosure Letter, as of the date hereof, there are no outstanding contractual obligations (other than Options in favor of C2 or a C2 Entity wholly owned, directly or indirectly, by
C2) of any C2 Entity to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interest in, any Subsidiary or Consolidated Non-Corporate Affiliate of C2. Except as disclosed in Section 4.2.2 of the C2 Disclosure Letter, as of the date hereof, there are no outstanding contractual obligations of any C2 Entity to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any C2 Entity or other person (except for C2 and C2 Entities wholly owned, directly or indirectly, by C2), other than in connection with C2 Permitted Minority Investments.

     (d) As of the date hereof, substantially all the issued and outstanding shares of C2 Common Stock are held by a corporate trustee as trustee under two trust agreements (the "C2 Trust Agreements"), correct and complete copies of which have been delivered to A1 on or before the date hereof, for the ratable benefit of the holders of substantially all the issued and outstanding C1 Common Shares and C1 Preference Shares, respectively. The C2 Trust Agreements have been duly executed and delivered by C2 and the trustees thereunder, are legal, valid and binding obligations of C2 and such trustees, enforceable against C2 and such trustees, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). The shares of C2 Common Stock held pursuant to the C2 Trust Agreements are owned of record by the trustees thereunder free and clear of any Liens (other than Liens in favor of such trustees related to their performance of their duties under the C2 Trust Agreements).

     4.2.3. Authority Relative to this Agreement. C2 has all requisite power and authority to enter into this Agreement and, subject to obtaining the C2 Stockholders' Approval (as defined in Section 6.3.2), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by C2, and the consummation by C2 of the transactions contemplated hereby, have been duly and validly approved by its Board of Directors, the Board of Directors of C2 has recommended adoption of this Agreement by the stockholders of C2 and directed that this Agreement and the issuance of C2 Common Stock in connection with the Merger be submitted to the stockholders of C2 for their consideration, and no other corporate proceedings on the part of either of C2 or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement by C2 and the consummation by C2 of the transactions contemplated hereby, other than the C2 Stockholders' Approval. This Agreement has been duly and validly executed and delivered by C2 and constitutes a legal, valid and binding obligation of C2 enforceable against C2 in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     4.2.4. Non-Contravention; Approvals and Consents. (a) The execution and delivery of this Agreement by C2 do not, and the performance by C2 of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancelation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of any C2 Entity under, any of the terms, conditions or provisions of (x) the Charter Documents of any C2 Entity, or (y) subject to the obtaining of the C2 Stockholders' Approval and the taking of the actions described in paragraph (b) of this Section and the obtaining of the consents and approvals, the making of the filings and the giving of the notices described in Section 4.2.4 of the C2 Disclosure Letter, (1) any laws or orders of any Governmental or Regulatory Authority applicable to any C2 Entity or any of its assets or properties, or (2) any Contracts to which any C2 Entity is a party (including, without limitation, any Charter Document of any C1 Consolidated Non-Corporate Affiliate) or by which any C2 Entity or any of its assets or properties is bound, excluding from the foregoing clauses (1) and (2) conflicts, violations, breaches, defaults, rights of payment or reimbursement, terminations, cancellations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the C1/C2 Entities taken as a whole or on the ability of C2 to consummate the transactions contemplated by this Agreement.

     (b) Except (i) for the filing of the Proxy Statement and the Registration Statement with the SEC pursuant to the Exchange Act and the Securities Act, the declaration of the effectiveness of the Registration Statement by the SEC and filings with various state securities authorities that are required in connection with the transactions contemplated by this Agreement, (ii) for the filing by C2 of a Certificate of Merger and other appropriate merger documents required by the DGCL with the Delaware Secretary of State and any local recording office in connection with the C2 Merger, (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under (A) the laws of any foreign country in which any C2 Entity conducts any business or owns any property or assets or (B) any federal, state, local or foreign Environmental Law and (iv) as disclosed in Section 4.2.4 of the C2 Disclosure Letter, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental or Regulatory Authority or any Contract to which any C2 Entity is a party or by which any C2 Entity or any of its assets or properties is bound for the execution and delivery of this Agreement by C2, the performance by C2 of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the C1/C2 Entities taken as a whole or on the ability of C2 to consummate the transactions contemplated by this Agreement.

     4.2.5. C2 Financial Statements and Stockholder Reports. (a) Prior to the execution of this Agreement, C2 has delivered to A1 true and complete copies of the condensed balance sheets of C2 and its subsidiaries as of December 31, 1995, 1996 and 1997, and the related condensed consolidated statements of operations for each of the fiscal years then ended, together with the notes thereto, all such financial statements being in the form appearing in notes to the C1 Financial Statements (such financial statements, including the notes, if any, thereto, being referred to herein as the "C2 Financial Statements"). The C2 Financial Statements were condensed from financial statements that were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved. Except as set forth in Section
4.2.1 of the C2 Disclosure Letter, each Subsidiary and Consolidated Non-Corporate Affiliate of C2 in existence on the date hereof is fully consolidated with C2 in the C2 Financial Statements for all periods covered thereby.

     (b) C2 has not delivered any letter, proxy or other document to the beneficiaries under the Trust Agreements between December 31, 1996 and the date hereof, other than as part of the C1 Reports.

     4.2.6. Absence of Certain Changes or Events.  Except as disclosed in
Section 4.2.6 of the C2 Disclosure Letter, (a) between December 31, 1997 and the date hereof there has not been any change, event or development having, or that could be reasonably expected to have, individually or in the aggregate, a material adverse effect on the C1/C2 Entities taken as a whole, (b) between December 31, 1997 and the date hereof, no party to any Charter Document or co-tenancy agreement of any C2 Entity has exercised any Charter Document Right pursuant to such Charter Document or co-tenancy agreement and (c) between December 31, 1997 and the date hereof no C2 Entity has taken any action which, if taken after the date hereof, would constitute a breach of any provision of paragraphs (c), (d), (e), (f), (g), (h), (j), (k) or, solely with respect to the foregoing paragraphs, (l) of Section 5.1.2.

     4.2.7. [Intentionally Omitted].

     4.2.8. Legal Proceedings. Except as disclosed in the C1 Financial Statements or C2 Financial Statements or in Section 4.2.8 of the C2 Disclosure Letter, as of the date hereof (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of C2, threatened against, relating to or affecting, nor to the knowledge of C2 are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting any C2 Entity or any of its assets and properties which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the C1/C2 Entities taken as a whole or on the ability of C2 to consummate the transactions contemplated by this Agreement, and (ii) no C2 Entity is subject to any order of any Governmental or Regulatory Authority which, individually or in the aggregate, is having or could be reasonably expected to have a material adverse effect on the C1/C2 Entities taken as a whole or on the ability of C2 to consummate the transactions contemplated by this Agreement.

     4.2.9. Information Supplied. The Registration Statement, and any other documents to be filed by C2 with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby, will (in the case of the Registration Statement and any such other documents filed with the SEC under the Securities Act or the Exchange Act) comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and will not, on the date of its filing or, in the case of the Registration Statement, at the time it becomes effective under the Securities Act, at the date the Proxy Statement is first mailed to stockholders of C1 and C2 and at the times of the Stockholders' Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by C2 with respect to information supplied by or on behalf of A1 or any of its Subsidiaries expressly for inclusion therein and information incorporated by reference therein from documents filed with the SEC by any A1 Entity.

     4.2.10. Compliance with Laws and Orders. The C2 Entities hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental and Regulatory Authorities necessary for the lawful conduct of their respective businesses (the "C2 Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the C1/C2 Entities taken as a whole. The C2 Entities are in compliance with the terms of the C2 Permits, except failures so to comply which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the C1/C2 Entities taken as a whole. Except as disclosed in Section 4.2.10 of the C2 Disclosure Letter, the C2 Entities are not in violation of or default under any law or order of any Governmental or Regulatory Authority, except for such violations or defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the C1/C2 Entities taken as a whole.

     4.2.11. Compliance with Agreements; Certain Agreements. (a) Except as disclosed in Section 4.2.11 of the C2 Disclosure Letter, neither any C2 Entity nor, to the knowledge of C2, any other party thereto is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, could be reasonably expected to result in a default under, (i) the Charter Documents of any C2 Entity that is a corporation or (ii) any Contract to which any C2 Entity is a party or by which any C2 Entity or any of its assets or properties is bound or any Charter Document of any C1 Entity that is not a corporation, except in the case of this clause (ii) for breaches, violations and defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the C1/C2 Entities taken as a whole. Each Charter Document of each C2 Consolidated Non-Corporate Affiliate and, to the knowledge of C2, each material Contract to which any C2 Entity is a party or by which any of its assets or property is bound, is in full force and effect, other than invalidities and other defects (x) due to the actions of other parties to any such Charter Document or Contract or (y) that have not had, and would not reasonably be expected to have, a material adverse effect on C1 and C2 taken as a whole. C2 has made available to A1 correct and complete copies of all Charter Documents of the C2 Entities, except as would not, and would not reasonably be expected to, have a material adverse effect on the ability of C1, C2 or A1 to consummate the transactions contemplated hereby.

     (b) Since January 1, 1988, neither C2 nor any other C2 Entity has employed any individual, retained any current or former employees of C1 as consultants or reimbursed any current or former employees of C1 for any business-related or other expenses (provided, however, that C2 and the other C2 Entities may have reimbursed C1 for payments of such nature). No C2 Entity has, since January 1, 1988, paid any directors' or similar fees to any directors of any C2 Entity other than C2.

     4.2.12. Taxes. (a) Each C2 Entity has timely filed all material tax returns and reports required to be filed by it, or requests for extensions to file such returns or reports have been timely filed or granted and have not expired, and all such tax returns and reports are complete and accurate in all respects, except to the extent that such failures to timely file or failures to be complete and accurate in all respects, as applicable, individually or in the aggregate, would not have a material adverse effect on the C1/C2 Entities taken as a whole. Each C2 Entity has paid (or C2 has paid on its behalf) all taxes shown as due on such tax returns and reports and all material taxes otherwise due. The most recent C2 Financial Statements reflect an adequate reserve for all taxes payable by the C2 Entities for all taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any taxes have been proposed, asserted or assessed against any C2 Entity that are not adequately reserved for, except for inadequately reserved taxes and inadequately reserved deficiencies that would not, individually or in the aggregate, have a material adverse effect on the C1/C2 Entities taken as a whole. Except as set forth in Section 4.2.12 of the C2 Disclosure Letter, as of the date hereof, no requests for waivers of the time to assess or collect any taxes against any C2 Entity have been granted or are pending, and no audits or examinations of any C2 Entity are being conducted or, to the knowledge of C2, threatened by any taxing authority.

     (b) No C2 Entity has taken any action that would create a material risk that the Merger would not qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code.

     (c) Except as set forth in Section 4.2.12 of the C2 Disclosure Letter, no C2 Entity is bound by any effective private letter ruling, closing agreement or similar agreement with any taxing authority (a "C2 Tax Ruling"), no C2 Entity has any applications or requests outstanding for any such rulings or agreements and no C2 Tax Ruling has been revoked or modified in any manner.

     4.2.13. Employee Benefit Plans; ERISA. (a) No C2 Employee Benefit Plans are in effect and no C2 Entity has any present or contingent liability with respect to any Plan.

     (b) As used herein "C2 Employee Benefit Plan" means any Plan entered into, established, maintained, sponsored, contributed to or required to be contributed to by any C2 Entity for the benefit of the current or former employees or directors of any C2 Entity and existing on the date of this Agreement or at any time subsequent thereto and on or prior to the Effective Time and, in the case of a Plan which is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA, at any time during the five-year period preceding the date of this Agreement.

     4.2.14. [Intentionally Omitted].

     4.2.15. Environmental Matters. (a) Each C2 Entity has obtained or submitted timely applications for all Environmental Permits which are required under any applicable Environmental Law in respect of its business or operations, except for such failures to have Environmental Permits and to submit timely applications which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the C1/C2 Entities taken as a whole. Each of such Environmental Permits obtained by such C2 Entity is in full force and effect and each C2 Entity is in compliance with the terms and conditions of all such Environmental Permits and with all applicable Environmental Laws, except for such failures to be in full force and effect or compliance which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the C1/C2 Entities taken as a whole.

     (b) To the knowledge of C2, as of the date hereof, no site or facility now or previously owned, operated or leased by any C2 Entity is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or on any similar state or local list of sites requiring investigation or cleanup.

     (c) No Liens have arisen under or pursuant to any Environmental Law on any site or facility owned, operated or leased by any C2 Entity, other than Liens not individually or in the aggregate material to the C1/C2 Entities taken as a whole, and no action of any Governmental or Regulatory Authority has been taken or, to the knowledge of C2, is in process which could subject any of such properties to such Liens, except for such Liens which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the C1/C2 Entities taken as a whole, and no C2 Entity would be required to place any notice or restriction relating to the presence of Hazardous Materials at any such site or facility owned by it in any deed to the real property on which such site or facility is located, except for such notices or restrictions which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the C1/C2 Entities taken as a whole.

     (d) As of the date hereof, there have been no written reports, environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or which are in the possession of, any C2 Entity in relation to any site or facility now or previously owned, operated or leased by any C2 Entity that both (i) conclude that any C2 Entity could have liability under Environmental Laws that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the C1/C2 Entities taken as a whole, and (ii) have not been delivered to A1 prior to the execution of this Agreement.

     4.2.16. Intellectual Property Rights. Each C2 Entity has all right, title and interest in, or a valid and binding license to use, all Intellectual Property individually or in the aggregate material to the conduct of the businesses of the C1/C2 Entities taken as a whole. No C2 Entity is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property, such Intellectual Property is not, to the knowledge of C2, being infringed by any third party, and no C2 Entity is infringing any Intellectual Property of any third party, except for such defaults and infringements which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the C1/C2 Entities taken as a whole.

     4.2.17. [Intentionally Omitted.]

     4.2.18. Vote Required. The affirmative vote of the holders of record of at least a majority of the outstanding shares of C2 Common Stock with respect to the C2 Merger, this Agreement and the issuance of C2 Common Stock pursuant to this Agreement is the only vote of the holders of any class or series of the capital stock of C2 required to approve the Merger and the other transactions contemplated hereby.

     4.2.19. Ownership of A1 Common Stock. No C2 Entity beneficially owns any shares of A1 Common Stock.

                                   ARTICLE V.

                                   COVENANTS

     Section 5.1. Conduct Pending the Closing. At all times from and after the date hereof until the Effective Time, each party hereto covenants and agrees as follows:

     5.1.1. Preservation of REIT Status. No party hereto shall take any action or omit to take any action reasonably within its power to take that (i) would cause A1 to be disqualified as a REIT, (ii) would cause C1 to be disqualified as a REIT or (iii) would result in a loss of the status of C1 and C2 (prior to the Merger) or the Surviving Corporation and C2 (from and after the Merger) as grandfathered from the application of Section 269B(a)(3) of the Code pursuant to
Section 136(c)(3) of the Deficit Reduction Act of 1984.

     5.1.2. Conduct of Business by C1 and C2 Pending the Closing. Each of C1 and C2 and its Subsidiaries and Consolidated Non-Corporate Affiliates (such party's "Entities") shall use all commercially reasonable efforts to preserve intact in all material respects its present business organizations and reputation, to keep available the services of its key officers and employees, to maintain its assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on its tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve its relationships with tenants and other occupiers of properties, customers, suppliers, lenders, partners and others having significant business dealings with them and to comply in all material respects with all laws and orders of all Governmental or Regulatory Authorities applicable to them, and neither C1 nor C2 shall, except as otherwise expressly provided for in this Agreement, as contemplated by the "C1/C2 Business Plan," which is identified in Section 5.1.2 of the C1 Disclosure Letter, or as otherwise described in Section 5.1.2 of the C1 Disclosure Letter, as applicable, or with the prior written consent of A1:

     (a) incorporate or organize any new Entity of such party, unless such Entity shall be wholly owned, directly or indirectly, by C1 or C2 and A1 shall receive prompt notice of such incorporation or organization, including the information that would have been disclosed pursuant to Articles III and IV hereof had such Entity been in existence on the date hereof;

     (b) amend or propose to amend its Charter Documents or permit the amendment of the Charter Documents of the Entities of C1 or C2, except, in the case of Entities of C1 or C2, for the amendment of the Charter Documents of such Entities as are wholly owned, directly or indirectly, by C1 or C2, so long as such action shall be promptly disclosed to A1;

     (c) (w) declare, set aside or pay any dividends on or make other distributions in respect of any of the beneficial interests or capital stock of such party, except that C1 and C2 each may declare and pay (1) quarterly cash dividends on C1 Common Stock and C2 Common Stock in an amount not to exceed $1.95 per C1 Common Share and related beneficial interest in shares of C2 Common Stock, with usual record and payment dates for such dividends in accordance with past dividend practice, (2) cash dividends on C1 Common Stock and C2 Common Stock in amounts proportional to the dividends paid on C1 Common Stock and C2 Common Stock for the last full quarter preceding the Effective Time prorated over the number of days elapsed in the quarter in which the Effective Time occurs from the beginning of such quarter to the Effective Time and (3) cash dividends on C1 Preference Shares in the amounts, and with the record and payment dates, required in accordance with the terms thereof, (x) split, combine, reclassify or take similar action with respect to any of its beneficial interests or capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its beneficial interest or capital stock, or permit any of its Entities (other than Entities wholly owned, directly or indirectly, by C1 or C2) to split, combine, reclassify or take similar action with respect to such Entities' capital stock or equity interests or issue or authorize or propose the issuance of any other securities or equity interests in respect of, in lieu of, or in substitution for such capital stock or equity interests, (y) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or permit any of such party's Entities (other than Entities wholly owned, directly or indirectly, by C1 or C2) to take any such action, or
(z) directly or indirectly redeem, repurchase or otherwise acquire, or permit any Entity of C1 or C2 to redeem, repurchase or otherwise acquire, directly or indirectly, any shares of capital stock of, or beneficial or other equity interests in, C1 or C2 or any of their Entities, or any Option with respect thereto (other than in transactions solely involving C1 or C2 and their Entities that are wholly owned, directly or indirectly, by C1 or C2) and other than pursuant to C1 Permissible Redemption Arrangements;

     (d) issue, deliver, sell or otherwise transfer, or authorize or propose the issuance, delivery, sale or other transfer of, or permit any of its Entities to issue, deliver, sell, or otherwise transfer or authorize or propose the issuance, delivery or sale of, any shares of capital stock of, or beneficial or other equity interests in, it or any of its Entities or any Option with respect thereto (other than (x) issuances of C1 Common Shares or beneficial interests in C2 Common Stock in connection with C1 Permissible Issuance Arrangements; provided that management of C1 shall use its best efforts to suspend sales of C1 Common Shares under the C1 QSPP from the date hereof until the Effective Time or
(y) the issuance, sale or transfer by an Entity that is wholly owned, directly or indirectly, by C1 or C2 of such Entity's capital stock or other equity interests, or Options with respect thereto, to C1 or C2 or other Entities wholly owned, directly or indirectly, by C1 or C2), or modify or amend any right of any holder of outstanding Options with respect thereto (other than the modification or amendment of the rights of C1 or C2 or an Entity wholly owned, directly or indirectly, by C1 or C2 under an Option issued by C1 or C2 or an Entity wholly owned, directly or indirectly, by C1 or C2);

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     (e) except, with respect to loans or capital contributions to any of C1's or C2's Entities, to the extent required under the express terms of any applicable Charter Document, provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in (or permit any of C1's or C2's Entities to take any such action with respect to), any Entity of C1 or C2 or other person (except for such Entities as shall be wholly owned, directly or indirectly, by C1 or C2), other than C1 Permitted Minority Investments, C2 Permitted Minority Investments and investments of the type described in Section
4.2.1 of the C1 Disclosure Letter or the C2 Disclosure Letter;

     (f) in the case of C2, amend, modify or terminate the C2 Trust Agreements or propose such amendment, modification or termination;

     (g) (x) acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) or permitting any of its Entities to acquire any business or any corporation, partnership, association or other business organization or division thereof or any significant assets, (y) mortgage or otherwise encumber or subject to any Lien or sell, lease or otherwise dispose of, or permit any of its Entities to do any of the foregoing with respect to, any significant portion of its interest in one or more of the properties or interests identified in
Section 4.1.17 of the C1 Disclosure Letter or assign or encumber the right to receive income, dividends or distributions with respect thereto or (z) make or agree to make any new capital expenditures;

     (h) (x) incur (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made or committed to be borrowed under such arrangements) any indebtedness for borrowed money or guarantee any such indebtedness, or permit any of its Entities to take any such action, other than to meet the current cash needs of its and its Entities' business in an aggregate amount not to exceed that which is contemplated by the C1/C2 Business Plan, to permit it to perform its obligations hereunder or to effect a redemption of indebtedness permitted by clause (y), or
(y) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, or otherwise modify the provisions of, any indebtedness, or guarantee of indebtedness, for borrowed money, or permit any of its Entities to take any of such actions;

     (i) enter into, adopt, amend in any material respect (except as may be required by applicable law) or terminate any C1 Employee Benefit Plan or grant any Options, awards or other benefits or increase compensation, except for increases in benefits and compensation to employees other than executive officers having a value in the aggregate of not greater than $250,000 and except for changes therein contemplated by Section 6.8 and 6.9 of this Agreement;

     (j) enter into any Contract, or amend or modify any existing Contract, or engage in any new transaction outside the ordinary course of business consistent with past practice or not on an arm's-length basis, or permit any of its Entities to take such actions, with any affiliate of C1 or C2 other than transactions among C1 or C2 and Entities that are wholly owned, directly or indirectly, by C1 or C2;

     (k) make any change in the lines of business in which it and its Entities participate or are engaged; or

     (l) enter into any Contract, commitment or arrangement to do or engage in any action the consummation of which would be prohibited by the foregoing.

     5.1.3. Conduct of Business by A1 Pending the Closing. Except as set forth in Section 5.1.3 of the A1 Disclosure Letter, during the period from the date of this Agreement to the Effective Time, A1 shall, and shall cause each of the A1 Entities to, use all commercially reasonable efforts to preserve intact in all material respects its present business organizations and reputation, to keep available the services of its key officers and employees, to maintain its assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on its tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve its relationships with tenants and other occupiers of properties, customers, suppliers, lenders, partners and others having significant business dealings with them and to comply in all material respects with all laws and orders of all Governmental or Regulatory Authorities applicable to

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them, and A1 shall not, except as otherwise expressly provided for in this
Agreement, as set forth in Section 5.1.3 of the A1 Disclosure Letter or with the prior written consent of C1:

     (a) declare, set aside or pay any dividends on or make other distributions, except that A1 may declare and pay (1) quarterly cash dividends on A1 Common Stock in an amount not to exceed $0.505 per share of A1 Common Stock, with usual record and payment dates for such dividends in accordance with past dividend practice, (2) cash dividends on A1 Common Stock in amounts proportional to the dividends paid on A1 Common Stock in the last full quarter preceding the Effective Time prorated over the number of days elapsed in the quarter in which the Effective Time occurs from the beginning of such quarter to the Effective Time and (3) cash dividends on A1 Preferred Stock in the amounts, and with the record and payment dates, required in accordance with the terms thereof;

     (b) enter into any Contract, or amend or modify any existing Contract, or engage in any new transaction outside the ordinary course of business consistent with past practice or not on an arm's length basis, or permit any A1 Entity to take such actions, with any affiliate of such party other than transactions among A1 and Entities of A1 that are wholly owned, directly or indirectly, by A1 or any A1 Entity;

     (c) make any change in the lines of business in which it and its Entities participate or are engaged; or

     (d) enter into any Contract, commitment or arrangement to do or engage in any action the consummation of which would be prohibited by the foregoing.

     5.1.4. Advice of Changes. Each party shall confer on a regular and frequent basis with the others with respect to its business and operations and other matters relevant to the Merger, and shall promptly advise the others, orally and in writing, of any change or event, including, without limitation, any complaint, investigation or hearing by any Governmental or Regulatory Authority (or communication indicating the same may be contemplated) or the institution or threat of litigation, having, or which, insofar as can be reasonably foreseen, could have, a material adverse effect on the A1 Entities taken as a whole or on the C1/C2 Entities taken as a whole, as the case may be, or on the ability of any party to consummate the transactions contemplated hereby; provided that no party shall be required to make any disclosure to the extent such disclosure would constitute a violation of any applicable law.

     5.1.5. Notice and Cure. Each party will notify the others of, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of such party under this Agreement to be breached or that renders or will render untrue any representation or warranty of such party contained in this Agreement. Each party also will notify the others in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by such party. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

     5.1.6. Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, each party will take or cause to be taken all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other's obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement.

     Section 5.2. No Solicitations by C1 and C2. (a) Prior to the Effective Time, each of C1 and C2 agree (i) that it shall, and shall direct and use its best efforts to cause its Entities, controlled affiliates and Representatives to, immediately cease any discussion or negotiations with any parties that may be ongoing with respect to an Alternative Proposal for C1 and C2 (as defined below); (ii) that it shall not, and it shall use its best efforts to cause its Entities, controlled affiliates and Representatives not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders or shareholders) with respect to a merger, consolidation or other business combination transaction involving it or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving (i) the purchase of all or substantially all of the assets of the C1/C2 Entities taken as a whole or (ii) the purchase, acquisition or

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

issuance of shares of beneficial interest in C1 representing at least a majority of the voting power of all the outstanding shares of beneficial interest in C1 (for purposes hereof, any such proposal or offer with respect to such merger, consolidation, other business combination, acquisition or similar transaction is hereinafter referred to as an "Alternative Proposal for C1 or C2"), or engage in any negotiations with or provide any confidential information or data to, any person or group relating to an Alternative Proposal for C1 or C2 (excluding the transactions contemplated by this Agreement), or otherwise knowingly facilitate any effort or attempt to make or implement an Alternative Proposal for C1 or C2, and (b) that it will notify A1 promptly if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it or any of such persons.

                                  ARTICLE VI.

                             ADDITIONAL AGREEMENTS

     Section 6.1. Access to Information; Confidentiality. Each party shall, and shall cause each of its Entities to, throughout the period from the date hereof to the Effective Time, (i) provide the other parties and their Representatives with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of such party and its Entities and their respective assets, properties and material books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of such party and its Entities, and (ii) furnish promptly to such persons (x) a copy of each report, statement, schedule and other document filed or received by such party or any of its Entities pursuant to the requirements of Federal or state securities laws and each material report, statement, schedule and other document filed with any other Governmental or Regulatory Authority and (y) all other information and data (including, without limitation, copies of Contracts, A1 Employee Benefit Plans or C1 Employee Benefit Plans, as the case may be, and material other books and records and environmental assessments, investigations or studies concerning the properties of such party or the business or operations conducted thereon) concerning the business and operations of such party and its Entities as the other party or any of such other persons reasonably may request. No investigation pursuant to this paragraph or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto. Any such information or material obtained pursuant to this Section 6.1 that constitutes "Evaluation Material" (as such term is defined in the letter agreement dated January 21, 1998 between A1 and C1 (the "Confidentiality Agreement")) shall be governed by the terms of the Confidentiality Agreement.

     Section 6.2. Preparation of Registration Statement and Proxy
Statement. A1, C1 and C2 shall prepare and file with the SEC as soon as reasonably practicable after the date hereof the Proxy Statement and C1 and C2 shall prepare and file with the SEC as soon as reasonably practicable after the date hereof the Registration Statement, in which the Proxy Statement will be included as the prospectus. A1, C1 and C2 shall use their best efforts to have the Registration Statement declared effective by the SEC as promptly as practicable after such filing. C1 and C2 shall also take any action (other than qualifying as a foreign corporation or taking any action which would subject it to service of process in any jurisdiction where A1 is not now so qualified or subject) required to be taken under applicable state blue sky or securities laws in connection with the issuance of the C1 Common Shares and C2 Common Stock (or beneficial interests therein) pursuant to this Agreement. If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the Registration Statement, C1 and C2 shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. A1, C1 and C2 shall cooperate with each other in the preparation of the Registration Statement and the Proxy Statement and any amendment or supplement thereto, and each shall notify the others of the receipt of any comments of the SEC with respect to the Registration Statement or the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to the other promptly copies of all correspondence between the SEC and A1, C1 or C2, as the case may be, or any of their Representatives with respect to the Registration Statement or the Proxy Statement. C1 and C2 shall give A1 and its counsel the opportunity to review the Registration Statement and all responses to requests for additional information by and replies to comments of the SEC before such registration statement is filed with, or sent to, the SEC. Each of A1, C1 and C2 agrees to use its best efforts, after consultation with the other parties hereto, to

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

respond promptly to all such comments of and requests by the SEC and to cause
(x) the Registration Statement to be declared effective by the SEC at the earliest practicable time and to be kept effective as long as is necessary to consummate the Merger, and (y) the Proxy Statement to be mailed to the holders entitled to vote at the Stockholders Meetings at the earliest practicable time.

     Section 6.3. Approvals of Stockholders.

     6.3.1. A1 Stockholder Approval. Subject to the exercise of fiduciary obligations under applicable law as advised by outside counsel, A1 shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its stockholders (the "A1 Stockholders' Meeting") for the purpose of voting on the adoption of this Agreement (the "A1 Stockholders' Approval"). Subject to the exercise of fiduciary obligations under applicable law as advised by outside counsel, A1 shall, through its Board of Directors, include in the Proxy Statement the recommendation of the Board of Directors of A1 that the stockholders of A1 adopt this Agreement and shall use its best efforts to obtain such adoption.

     6.3.2. C1 and C2 Stockholders' Approvals. Subject to the exercise of fiduciary obligations under applicable law as advised by outside counsel, each of C1 and C2 shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its stockholders (collectively, the "C1 and C2 Stockholders' Meeting" and, together with the A1 Stockholders' Meeting, the "Stockholders' Meetings") for the purpose of voting on the adoption of this Agreement and the issuance of C1 Common Shares and C2 Common Stock pursuant to this Agreement and under the C1 Option Plan, as in effect following the Merger after the Merger in accordance with this Agreement (the "C1 Stockholders' Approval" and the "C2 Stockholders' Approval", respectively) as soon as reasonably practicable after the date hereof. Subject to the exercise of fiduciary obligations under applicable law as advised by outside counsel, each of C1 and C2 shall, through its Board of Directors, include in the Proxy Statement the recommendation of its Board of Directors that its stockholders adopt this Agreement and approve such issuances, as applicable, and shall use its best efforts to obtain such adoption and approval.

     6.3.3. Cooperation for Stockholders' Meetings. A1, C1 and C2 shall coordinate and cooperate with respect to the timing of the Stockholders' Meetings and shall use their best efforts to cause the Stockholders' Meetings to be held on the same day and as soon as practicable after the date hereof.

     Section 6.4. Affiliates. At least 30 days prior to the Closing Date, A1 shall deliver a letter to C1 and C2 identifying all persons who, at the time of the A1 Stockholders' Meetings, may, in A1's reasonable judgment, be deemed to be "affiliates" (as such term is used in Rule 145 under the Securities Act) of A1 ("A1 Affiliates"). A1 shall use its best efforts to cause each A1 Affiliate to deliver to C1 and C2 on or prior to the Closing Date a written agreement substantially in the form and to the effect of Exhibit H hereto (an "Affiliate Agreement"). C1 shall be entitled to place legends as specified in such Affiliate Agreement on the certificates evidencing C1 Common Shares to be received by such A1 Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the C1 Common Shares consistent with the terms of such Affiliate Agreements.

     Section 6.5. Stock Exchange Listing. C1 and C2 shall use their best efforts to cause C1 Common Shares and the related beneficial interests in the shares of C2 Common Stock and the shares of C1 Series A Preferred Stock to be issued pursuant to this Agreement or retained by C1 shareholders, and the C1 Common Shares and the paired interests in the C2 Common Stock issuable under the Option Plans or upon conversion of the C1 6.50% First Series Preferred Stock after the Merger, to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

     Section 6.6. Certain Tax Matters. None of A1, C1 or C2 shall take or fail to take any action which would cause A1, C1 or C2 or their respective stockholders to recognize gain or loss for Federal income tax purposes as a result of the consummation of the Merger, except (i) to the extent that any stockholder may receive cash, interests in shares of C2 Common Stock or cash in lieu of fractional shares, (ii) to the extent attributable to any action described or referred to in Section 6.15 or (iii) to the extent described in
Section 7.1.7.

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

     Section 6.7. Regulatory and Other Approvals. Subject to the terms and conditions of this Agreement and without limiting the provisions of Sections 6.2 and 6.3, each of A1, C1 and C2 will proceed diligently and in good faith to, as promptly as practicable, (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other public or private third parties required of A1, C1 and C2 or any of their Entities to consummate the Merger and the other matters contemplated hereby and (b) provide such other information and communications to such Governmental or Regulatory Authorities or other public or private third parties as the other party or such Governmental or Regulatory Authorities or other public or private third parties may reasonably request in connection therewith.

     Section 6.8. Employee Benefit Plans. (a) The Surviving Corporation shall succeed to the rights and obligations of A1 under the A1 Employee Benefit Plans and C1 shall retain its rights and obligations under the C1 Employee Benefit Plans in accordance with their respective terms.

     (b) The Surviving Corporation and C1 shall honor without modification all employee severance plans (or policies) and employment and severance agreements of A1, C1 and C2 and any of their respective Entities in existence on the date hereof as such agreements shall be in effect in accordance with the terms of this Agreement at the Effective Time, including, without limitation, the plans and agreements specified in Section 6.8 of the A1 Disclosure Letter, the C1 Disclosure Letter or the C2 Disclosure Letter.

     Section 6.9. Stock Plans.

     6.9.1. Treatment of A1 Stock Plans. Effective as of the Effective Time, each outstanding option to purchase a share of A1 Common Stock and related interests (an "A1 Stock Option") under any of the A1 Stock Plans, whether theretofore vested or unvested, shall constitute an option to acquire one C1 Common Share, together with the related beneficial interest in C2 Common Stock which shall be paired with the C1 Common Share pursuant to the C2 Trust Agreements, and shall otherwise have the same terms and provisions as such A1 Stock Option (subject to the next sentence). The price per C1 Common Share at which each such option is exercisable shall be the option exercise price per share of the A1 Common Stock at which such option is exercisable pursuant to the applicable A1 Stock Plan immediately prior to the Effective Time; provided, however, that, in the case of an incentive stock option under Section 422 of the Code, the option exercise price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code and the regulations relating thereto. In addition, each outstanding right to earn shares of A1 Common Stock shall constitute a right to earn C1 Common Shares (together with the related beneficial interest in C2 Common Stock) determined in accordance with the terms of the applicable A1 Stock Plans.

     6.9.2. Treatment of C1 Stock Plan. (a) Effective as of the Effective Time, each outstanding option to purchase a C1 Common Share and related interests in C2 Common Stock (a "C1 Stock Option") under the C1 Option Plan, whether theretofore vested or unvested, shall become immediately exercisable. The price per C1 Common Share and the related beneficial interest in C2 Common Stock at which each such option is exercisable shall be the exercise price per share at which the C1 Stock Option is exercisable pursuant to the C1 Option Plan immediately prior to the Effective Time but after adjustment for the transactions described in Section 1.1.2 pursuant to the terms of the C1 Option Plan; provided, however, that, in the case of an incentive stock option under
Section 422 of the Code, the option exercise price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code and the regulations relating thereto.

     (b) As soon as practicable after the Effective Time, C1 Delaware shall file a registration statement on Form S-8 promulgated by the SEC under the Securities Act (or any successor or other appropriate form) with respect to the Paired Shares subject to A1 and C1 Stock Options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Options remain outstanding. C1 shall comply with the terms of A1 Stock Plans and the C1 Option Plan (collectively, the "Option Plans") and ensure, to the extent required by, and subject to the provisions of, the Option Plans, that the A1 Stock Options which qualified as qualified stock options prior to the Effective Time continue to qualify as qualified stock options after the Effective Time.

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

     (c) C1 Delaware shall take all corporate action necessary to reserve for issuance a sufficient number of Paired Shares for delivery under the Option Plans as adjusted in accordance with this Section 6.9. With respect to those individuals who, subsequent to the Merger, will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, C1 shall administer the Option Plans in a manner that complies with Rule 16b-3 promulgated under the Exchange Act so that grants thereunder shall be exempt acquisitions under Section 16(b) of the Exchange Act.

     6.9.3. Restricted Stock. Prior to the Effective Time, (i) C1 shall offer to the other party under each C1 ESPP Contract, and shall use its reasonable best efforts (it being understood that such efforts shall not require the expenditure of cash) to obtain the agreement of such party, to amend such C1 ESPP Contract (x) to release the transfer restrictions on the securities issued pursuant thereto and remove any associated legends from the certificates evidencing such securities, (y) to eliminate the right of such party to cause C1 to repurchase such securities and (z) to provide that upon any transfer of such securities, the transferor shall either pay to C1 the applicable portion of the "Permanent Restriction" thereunder or obtain an undertaking of the transferee thereof to pay such amount or obtain a comparable undertaking upon any subsequent transfer by such transferee and (ii) C1 may pay to such party (through forgiveness of indebtedness or otherwise) an amount equal to the principal of the indebtedness initially incurred, and any accrued interest subsequently added to the principal of such indebtedness, to purchase the securities purchased thereunder, but only if the per-unit purchase price thereof exceeded $150 (before deduction for any Permanent Restriction).

     Section 6.10. Trustees', Directors' and Officers' Indemnification and Insurance. (a) From and after the Effective Time and until the sixth anniversary of the Effective Time and for so long thereafter as any claim for indemnification asserted on or prior to such date has not been fully adjudicated, C1 (each, an "Indemnifying Party") shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a trustee, director or officer of A1, C1 or C2 or any of their respective Entities (the "Indemnified Parties") against (i) all losses, claims, damages, costs and expenses (including reasonable attorneys' fees), liabilities, judgments and settlement amounts that are paid or incurred in connection with any claim, action, suit, proceeding or investigation (whether civil, criminal, administrative or investigative and whether asserted or claimed prior to, at or after the Effective Time) that is based on, or arises out of, the fact that such Indemnified Party is or was a trustee, director or officer of A1, C1 or C2 or any of their respective Entities and relates to or arises out of any action or omission occurring at or prior to the Effective Time ("Indemnified Liabilities"), and (ii) all Indemnified Liabilities based on, or arising out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under applicable law to indemnify its own trustees, directors or officers, as the case may be; provided that no Indemnifying Party shall be liable for any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld; and provided further that no Indemnifying Party shall be liable to an Indemnified Party for any Indemnified Liabilities which occur as a result of the gross negligence or wilful misconduct of such Indemnified Party. If any such action is brought against any of the Indemnified Parties and such Indemnified Parties notify the Indemnifying Parties of its commencement, the Indemnifying Parties will be entitled to participate in and, to the extent that they elect by delivering written notice to such Indemnified Parties promptly after receiving notice of the commencement of the action from the Indemnified Parties, to assume the defense of the action and after notice from the Indemnifying Parties to the Indemnified Parties of their election to assume the defense, the Indemnifying Parties will not be liable to the Indemnified Parties for any legal or other expenses except for the reasonable costs of investigation subsequently incurred by the Indemnified Parties in connection with the defense. Subject to the foregoing, in the event that any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising prior to or after the Effective
Time), (w) the Indemnifying Parties will pay expenses in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by applicable law; provided that the person to whom expenses are advanced provides any undertaking required by applicable law to repay such advance if it is ultimately determined that such person is not entitled to indemnification; (x) the Indemnified Parties shall retain counsel reasonably satisfactory to the Indemnifying Parties; (y) the Indemnifying Parties shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties (subject to the final sentence of this paragraph) promptly as statements therefor are received; and (z) the Indemnifying Parties shall use all

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

commercially reasonable efforts to assist in the defense of any such matter. Any Indemnified Party wishing to claim indemnification under this Section, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the applicable Indemnifying Party, but the failure so to notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability which it may have under this paragraph except to the extent such failure materially prejudices such Indemnifying Party. The Indemnified Parties, as a group, may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case the Indemnified Parties may retain more than one law firm.

     (b) Except to the extent required by law, until the sixth anniversary of the Effective Time, C1 shall not amend, modify or repeal the provisions for indemnification of trustees, directors, officers or employees contained in the certificates or articles of incorporation or by-laws (or other comparable Charter Documents) of such corporation and its Entities in such a manner as would adversely affect the rights of any individual who shall have served as a trustee, director, officer or employee of any of A1, C1 or C2 or any of their respective Entities prior to the Effective Time to be indemnified by such corporations in respect of their serving in such capacities prior to the Effective Time.

     (c) C1 shall, until the sixth anniversary of the Effective Time and for so long thereafter as any claim for insurance coverage asserted on or prior to such date has not been fully adjudicated, cause to be maintained in effect, to the extent commercially available, the policies of trustees', directors' and officers' liability insurance maintained by A1, C1 and C2, respectively, as of the date hereof (or policies of at least the same coverage and amounts containing terms that are no less advantageous to the insured parties) with respect to claims arising from facts or events that occurred on or prior to the Effective Time; provided that C1 shall not be obligated to expend in order to maintain or procure insurance coverage pursuant to this paragraph any amount per annum in excess of 150 percent of the aggregate of the last annual premiums paid by A1, C1 and C2 for such policies prior to the date hereof, but if the cost of maintaining such insurance (or providing such new policies) would but for this proviso exceed such aggregate amount, then C1 shall purchase as much coverage as possible for such amount.

     (d) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and each party entitled to insurance coverage under paragraph (c) above, respectively, and his or her heirs and legal representatives, and shall be in addition to any other rights an Indemnified Party may have under the certificate or articles of incorporation or bylaws of C1, C2 or either Constituent Corporation or any of its Entities, under the Massachusetts Business Corporation Law, the DGCL, the MGCL or otherwise.

     Section 6.11. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense, except that expenses incurred in connection with printing and mailing the Proxy Statement and the Registration Statement, as well as any filing fees relating thereto, shall be shared equally by A1 and C1.

     Section 6.12. Brokers or Finders. Each party represents, as to itself and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Merrill Lynch, whose fees and expenses will be paid by A1 in accordance with A1's agreement with such firm (a true and complete copy of which has been delivered by A1 to C1 prior to the execution of this Agreement), and Lazard Freres & Co. LLC and J.P. Morgan Securities Inc., whose fees and expenses will be paid by C1 in accordance with C1's agreements with such firms (a true and complete copy of which has been delivered by C1 to A1 prior to the execution of this Agreement), and each party shall indemnify and hold the others harmless from and against any and all claims, liabilities or obligations with respect to any other such fee or commission or expenses related thereto asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

     Section 6.13. Takeover Statutes. If any "fair price", "moratorium", "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each party and the members of the Board of Directors of such party shall grant such approvals and take such

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actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and thereby.

     Section 6.14. Conveyance Taxes. A1, C1 and C2 shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

     Section 6.15. Transfer Tax. Each of A1, C1 and C2 shall pay, without deduction or withholding from any amount payable to any stockholders of A1, C1 or C2, any New York State Real Estate Transfer Tax, New York City Real Property Transfer Tax and New York State Stock Transfer Tax (the "Transfer Taxes") and any similar taxes imposed by any other State of the United States (and any penalties and interest with respect to such taxes), which become payable in connection with the transactions contemplated by this Agreement, on behalf of the stockholders of A1, C1 or C2, respectively. Each of A1, C1 and C2 shall cooperate in the preparation, execution and filing of any required returns with respect to such taxes (including returns on behalf of any stockholders) and in the determination of the portion of the consideration allocable to real property of A1, C1 or C2 and its Entities in New York State and City (or in any other jurisdiction, if applicable). The terms of the Proxy Statement shall provide that the stockholders of A1, C1 or C2 shall be deemed to have agreed to be bound by the allocation established in this Section in the preparation of any return with respect to the Transfer Taxes and any similar taxes, if applicable.

     Section 6.16. Post-Closing Asset Sales. During the period commencing at the Effective Time and ending on December 31, 1998, the Surviving Corporation shall not assign, sell or otherwise transfer to an unaffiliated third party any asset owned by A1 prior to the Effective Time if, as a result of such assignment, sale or other transfer, the Surviving Corporation would recognize a gain, unless directors representing two-thirds of the entire Board of Directors of the Surviving Corporation have duly adopted a resolution authorizing such assignment, sale or other transfer.

     Section 6.17. Merger Sub. C1 will use commercially reasonable efforts to ensure that Merger Sub will be formed solely for the purpose of engaging in the transactions contemplated by this Agreement and that, prior to the Closing Date, it will not engage in any business activities or conduct any operations other than in connection with the transactions contemplated by this Agreement.

     Section 6.18. Transfer of Assets. (a) At the direction of Al, C1 shall cause the applicable C1 Entity to enter into an agreement to sell the General Motors Building, located at 767 Fifth Avenue, New York, New York, and any property related thereto (collectively the "GM Building") to one or more parties designated by A1. Under such agreement, the sale of the GM Building will be scheduled to close (with "time being of the essence" with respect to such closing) immediately prior to the consummation of the Merger or at such later date as A1 may agree to in writing. C1 shall, and shall cause the applicable C1 Entities to, use its and their reasonable best efforts to consummate the sale of the GM Building in accordance with the terms and conditions of such agreement. C1 shall cooperate with A1 in the negotiation and consummation of any agreement relating to the sale of the GM Building, including, without limitation, granting any potential buyer permission to conduct usual and customary due diligence in connection with such sale. The applicable C1 Entity shall enter into any agreement relating to the sale of the GM Building as A1 shall in good faith direct; provided, however, that, at the option of such C1 Entity, such agreement shall provide that (i) such C1 Entity shall not be obligated to consummate such sale unless the Merger will be consummated immediately thereafter and (ii) that in the event this Agreement is terminated such C1 Entity shall have the right to terminate such agreement without any cost, penalty or liability to the other parties thereto. Except as contemplated by the preceding sentence, neither C1 nor any C1 Entity shall make any decision it is entitled to make under, or relating to, any such agreement, or exercise any remedy in connection with any such agreement, without the prior written consent of A1.

     (b) The parties hereto agree to use their best efforts (it being understood that such efforts shall not require the expenditure of other than a nominal amount of cash) to obtain all necessary consents of third

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parties to permit the contribution at or, at A1's request, promptly following the Effective Time of substantially all the assets of C1 and its Subsidiaries to Simon DeBartolo Group, L.P. ("A1 Operating Partnership") and/or to limited liability companies and/or limited partnerships, all the beneficial interests of which will be held by A1 Operating Partnership, or, at A1's request, to effectuate the transfer, effective as of the Effective Time or promptly following the Effective Time, of all or substantially all the economic benefits of such assets to A1 Operating Partnership and/or such limited liability companies and/or such limited partnerships.

     Section 6.19. Existing Agreements. (a) The parties hereto acknowledge and agree that all contractual rights to registration of C1 Common Shares and beneficial interests in shares of C2 Common Stock under the Securities Act in existence at the Effective Time shall continue in effect after the Effective Time without being affected by the Merger in accordance with their terms; provided that in the event the Merger is restructured pursuant to Section 1.2(b), shareholders of CPI having such contractual rights shall have substantially similar rights with respect to the securities received in the Merger as so restructured. The parties also agree to negotiate in good faith with the holders of C1 Common Shares and beneficial interests in shares of C2 Common Stock to modify such registration rights to appropriately reflect the nature of the transactions contemplated hereby.

     (b) By approving this Agreement the shareholders of C1 and C2 having contractual rights to representation on the Board of Trustees of C1 or the Board of Directors of C2 shall irrevocably waive, effective as of the Effective Time, all such rights. C1 acknowledges that each shareholder of C1 and C2 having such contractual representation rights is entering into a Stockholder Agreement.

                                  ARTICLE VII.

                                   CONDITIONS

     Section 7.1. Conditions to Each Party's Obligation To Effect the
Merger. The respective obligation of each party to effect the Merger and the other transactions contemplated hereby is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

     7.1.1. Stockholder Approvals. This Agreement shall have been adopted by the requisite vote of the stockholders of A1 under the MGCL and the Articles of Incorporation and By-laws of A1. The issuance of C1 Common Shares and the related beneficial interests in C2 Common Stock pursuant to this Agreement and under the Option Plans after the Merger in accordance with this Agreement shall been approved by the requisite vote of the stockholders of C1 and C2 under the DGCL and the Certificates of Incorporation and By-laws of C1 and C2.

     7.1.2. Registration Statement; State Securities Laws. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding seeking such an order shall be pending or threatened. C1 and C2 shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue the C1 Common Shares and C2 Common Stock pursuant to this Agreement, under the Option Plans after the Merger and to issue the C1 Common Shares and C2 Common Stock upon conversion of the C1 6.50% First Series Preferred Stock.

     7.1.3. Exchange Listing. The C1 Common Shares, the related beneficial interests in shares of C2 Common Stock to be paired with the C1 Common Shares and the C1 Series A Preferred Stock to be issued pursuant to this Agreement, and the C1 Common Shares and the paired interests in the C2 Common Stock previously outstanding and issuable under the Option Plans or upon conversion of the C1 6.50% First Series Preferred Stock and the C1 Series A Preferred Stock after the Merger, shall have been authorized for listing on the New York Stock Exchange (the "NYSE"), upon official notice of issuance.

     7.1.4. No Injunctions or Restraints. No court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or

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

otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

     7.1.5. Tax Opinions. (a) A1 shall have received the opinion, based on appropriate representations of A1, C1 and C2, and applicable to the A1 stockholders referred to therein, of Willkie Farr & Gallagher, special tax counsel to A1, dated on or about the date on which the Registration Statement shall have become effective, which opinion shall have been confirmed in writing on and as of the Closing Date, generally to the effect that:

          (i) The Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code;

          (ii) A1 will not recognize gain or loss as a result of the Merger;

          (iii) the holders of shares of A1 Common Stock will recognize gain, but not loss, upon the exchange of each share of A1 Common Stock for C1 Common Shares and C2 Common Stock in the Merger, but only to the extent of the fair market value of the beneficial interest in shares of C2 Common Stock received;

          (iv) a holder's tax basis in each C1 Common Shares received in the Merger will be the same as the tax basis of the shares of A1 Common Stock exchanged therefor, decreased by the fair market value of the beneficial interest in shares of C2 Common Stock also received in part exchange therefor in the Merger, and increased by the amount of gain recognized by the holder in respect of the exchanged share of A1 Common Stock;

          (v) a holder's tax basis in the beneficial interest in C2 Common Stock received in exchange for a portion of a share of A1 Common Stock in the Merger will be the fair market value of such beneficial interest in C2 Common Stock at the Effective Time;

          (vi) a holder's holding period for each C1 Common Share received in exchange for shares of A1 Common Stock in the Merger will include that holder's holding period of the share exchanged therefor at the Effective Time; and

          (vii) a holder's holding period for the beneficial interest in C2 Common Stock received in exchange for shares of A1 Common Stock in the Merger will commence at the Effective Time.

     (b) C1 and C2 shall have received the opinion, based on appropriate representations of A1, C1 and C2 and in form and substance reasonably satisfactory to C1 and C2, of Cravath, Swaine & Moore, special tax counsel to C1 and C2, dated as of the Closing Date, which opinion shall have been confirmed in writing on and as of the Closing Date, generally to the effect that:

          (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code;

          (ii) C1 will not recognize gain or loss as a result of the Merger;

          (iii) neither the consummation of the C1 Delaware Reorganization nor the consummation of the Merger and the other transactions contemplated by this Agreement (x) will adversely affect the qualification of C1 or the Surviving Corporation as a REIT or (y) will adversely affect the status of C1 Delaware and C2 as grandfathered from the application of Section 269B(a)(3) of the Code pursuant to Section 136(c)(3) of the Deficit Reduction Act of 1984;

          (iv) the distribution of stock made to C1 shareholders pursuant to
     Section 1.1.2 of this Agreement will be treated as a tax-free distribution under Section 305(a) of the Code;

          (v) the distribution of cash made to C1 shareholders pursuant to
     Section 1.1.2 of this Agreement will be treated as a distribution of property to which Section 301 of the Code applies; and

          (vi) as of December 31, 1997, C1 qualified as a REIT, and if C1 continues its operations in the same manner as the operations of C1 since January 1, 1997, C1 will continue to qualify as a REIT.

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

     (c) A1, C1 and C2 shall have received the opinion, based on appropriate representations of A1 and in form and substance reasonably satisfactory to C1 and C2, of Baker & Daniels, special counsel to A1, dated on or about the date on which the Registration Statement (or the last amendment thereto) shall have become effective, which opinion shall have been confirmed in writing on and as of the Closing Date to the effect that:

          (i) At all times from and after December 31, 1993, A1 has qualified as a REIT, and if A1 continues its operations in the same manner as the operations of A1 since the beginning of such period, A1 will continue to so qualify; and

          (ii) the consummation of the Merger and the other transactions contemplated by this Agreement will not adversely affect the ability of A1 or the Surviving Corporation to qualify as a REIT.

     7.1.6. C1 Delaware Reorganization. The C1 Delaware Reorganization shall have occurred.

     Section 7.2. Conditions to Obligation of C1 and C2 To Effect the
Merger. The obligation of C1 and C2 to effect the Merger and the other transactions contemplated hereby is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by C1 and C2 in their sole discretion):

     7.2.1. Representations and Warranties. The representations and warranties made by A1 in this Agreement that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, except as affected by the transactions contemplated by this Agreement, and A1 shall have delivered to C1 and C2 a certificate, dated the Closing Date and executed in the name and on behalf of it by its Chairman of the Board, President or any Vice President, to such effect.

     7.2.2. Performance of Obligations. A1 shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by it at or prior to the Closing, and A1 shall have delivered to C1 and C2 a certificate, dated the Closing Date and executed in the name and on behalf of it by its Chairman of the Board, President or any Vice President, to such effect.

     7.2.3. Comfort Letters. C1 and C2 shall have received "cold comfort letters" in customary form from Arthur Andersen LLP, A1's accountants, the first dated within five days prior to the date the Proxy Statement is mailed to A1 stockholders and the second dated the Effective Date, in substantially the form and substance as is customarily given in a similar merger transaction.

     7.2.4. No Material Adverse Change. Since the date of the Stockholders' Meetings, there shall not have been any change, event or occurrence which, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the A1 Entities taken as a whole.

     7.2.5. Proceedings. All proceedings to be taken on the part of A1 in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to C1 and C2, and C1 and C2 shall have received copies of all such documents and other evidences as C1 or C2 may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

     7.2.6. Governmental and Regulatory and Other Consents and Approvals. Other than the filings provided for by Section 1.4, all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or any other public or private third parties required of A1, C1 or C2 or any of their respective Entities to consummate the Merger and the other matters contemplated hereby, the failure of which to be obtained or taken could reasonably be expected to result in personal liability for any Representative of C1 or C2 or any Representative of their respective Entities shall have been obtained, all in form and substance reasonably satisfactory to C1.

     Section 7.3. Conditions to Obligation of A1 To Effect the Merger. The obligations of A1 to effect the Merger and the other transactions contemplated hereby is further subject to the fulfillment, at or prior to the

Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by A1 in their sole discretion):

     7.3.1. Representations and Warranties. The representations and warranties made by C1 and C2 in this Agreement that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, except as affected by the transactions contemplated by this Agreement, and C1 and C2 shall each have delivered to A1 a certificate, dated the Closing Date and executed in the name and on behalf of it by its Chairman of the Board, President or any Vice President, to such effect.

     7.3.2. Performance of Obligations. C1 and C2 shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by C1 or C2 at or prior to the Closing, and C1 and C2 shall each have delivered to A1 a certificate, dated the Closing Date and executed in the name and on behalf of it by its Chairman of the Board, President or any Vice President, to such effect.

     7.3.3. Comfort Letters. A1 shall have received "cold comfort letters" in customary form from Ernst & Young LLP, C1's and C2's accountants, the first dated within five days prior to the date the Proxy Statement is mailed to C1 and C2 stockholders and the second dated the Effective Date, in substantially the form and substance as is customarily given in a similar merger transaction.

     7.3.4. No Material Adverse Change. Since the date of the Stockholders' Meetings, there shall not have been any change, event or occurrence which, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the C1/C2 Entities taken as a whole.

     7.3.5. Proceedings. All proceedings to be taken on the part of C1 or C2 in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to A1, and A1 shall have received copies of all such documents and other evidences as A1 may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

     7.3.6. Related Agreements. Stockholder Agreements shall have been duly executed by the holders of (i) at least a majority of the total voting power of all the outstanding C1 Common Shares and C1 Preference Shares and (ii) at least two thirds of the total voting power of all the outstanding C1 Preference Shares and each such agreement shall be in full force and effect.

     7.3.7. Governmental and Regulatory and Other Consents and Approvals. Other than the filings provided for by Section 1.4, all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or any other public or private third parties required of A1, C1 or C2 or any of their respective Entities to consummate the Merger and the other matters contemplated hereby, the failure of which to be obtained or taken could reasonably be expected to have a material adverse effect on C1, C2 and their respective Entities, taken as a whole, or on the ability of A1, C1 or C2 to consummate the transactions contemplated hereby shall have been obtained, all in form and substance reasonably satisfactory to A1.

                                 ARTICLE VIII.

                       TERMINATION, AMENDMENT AND WAIVER

     Section 8.1. Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after the A1 Stockholders' Approval or the C1 Stockholders' Approval and the C2 Stockholders' Approval:

          (a) by mutual written agreement of the parties hereto duly authorized by action taken by or on behalf of their respective Boards;

          (b) by either A1 or C1 upon notification to the nonterminating party by the terminating party:

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

             (i) at any time after November 30, 1998, if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party or any of its Affiliates;

             (ii) if the A1 Stockholders' Approval or the C1 Stockholders' Approval and C2 Stockholders' Approval shall not be obtained by reason of the failure to obtain the requisite vote upon a vote held at a meeting of such stockholders, or any adjournment thereof, called therefor;

             (iii) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the nonterminating party set forth in this Agreement, which breach is not curable or, if curable, has not been cured within 30 days following receipt by the nonterminating party of notice of such breach from the terminating party; or

             (iv) if any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued an order making illegal or otherwise restricting, preventing or prohibiting either of the Merger and such order shall have become final and nonappealable;

     Section 8.2. Effect of Termination. (a) If this Agreement is validly terminated by either A1 or C1 pursuant to Section 8.1, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either A1, C1 or C2 (or any of their respective Representatives or affiliates), except (i) that the provisions of Sections 6.11, 6.12 and this
Section 8.2 will continue to apply following any such termination, (ii) that nothing contained herein shall relieve any party hereto from liability for wilful breach of its representations, warranties, covenants or agreements contained in this Agreement and (iii) as provided in paragraph (b) or (c) below.

     (b) (i) In the event that this Agreement is terminated (x) by C1 pursuant to Section 8.1(b)(iii) due to a willful breach by A1 or (y) at any time on or prior to November 30, 1998 by either party pursuant to Section 8.1 b(ii) as a result of the A1 Stockholders' Approval not being obtained, then C1 shall become entitled to receive from A1 a termination fee of $50,000,000 (the "C1 Termination Fee"), payable annually in installments over a two-year period. The portion of the C1 Termination Fee that shall be payable each year shall equal the amount that C1 may receive in such taxable year without violating the REIT Requirements minus $1,000,000 (the "C1 Payment Amount"). On December 20 of each year in such two-year period C1's independent public accountants shall certify to A1 the C1 Payment Amount for such year, and A1 shall pay such C1 Payment Amount to C1 by December 31 of such year by wire transfer to an account specified by C1. Any portion of the C1 Termination Fee that is not paid to C1 by the end of the second year shall be forfeited and A1 will have no further obligation to make any C1 Termination Fee payments.

     (ii) A1 acknowledges that the agreements contained in the preceding paragraph are an integral part of the transactions contemplated by this Agreement and that, without these agreements, C1 and C2 would not enter into this Agreement; accordingly, if A1 fails promptly to pay the amounts due in accordance with the terms of such paragraph, and in order to obtain any such payment, C1 commences a suit which results in a judgment against A1 for any such payment, A1 shall pay to C1 its cost and expenses (including reasonable attorneys' fees and expenses) in connection with such suit.

     (c) (i) In the event that this Agreement is terminated by A1 pursuant to
Section 8.1(b)(iii) due to a willful breach by C1, then A1 shall become entitled to receive from C1 a termination fee of $50,000,000 (the "A1 Termination Fee"), payable annually in installments over a two-year period. The portion of the A1 Termination Fee that shall be payable each year shall equal the amount that A1 may receive in such taxable year without violating the REIT Requirements minus $1,000,000 (the "A1 Payment Amount"). On December 20 of each year in such two-year period A1's independent public accountants shall certify to A1 the A1 Payment Amount for such year, and C1 shall pay such A1 Payment Amount to A1 by December 31 of such year by wire transfer to an account specified by A1. Any portion of the A1 Termination Fee that is not paid to A1 by the end of the second year shall be forfeited and C1 will have no further obligation to make any A1 Termination Fee payments.

     (ii) C1 acknowledges that the agreements contained in the preceding paragraph are an integral part of the transactions contemplated by this Agreement and that, without these agreements, A1 would not enter into this Agreement; accordingly, if C1 fails promptly to pay the amounts due in accordance with the terms of such paragraph, and in order to obtain any such payment, A1 commences a suit which results in a judgment against A1 for any such payment, C1 shall pay to A1 its cost and expenses (including reasonable attorneys' fees and expenses) in connection with such suit.

     Section 8.3. Amendment. This Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Boards of Directors of the parties hereto at any time prior to the Effective Time, whether prior to or after the A1 Stockholders' Approval or the C1 Stockholders' Approval and C2 Stockholders' Approval shall have been obtained, but after such adoption and approval only to the extent permitted by applicable law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

     Section 8.4. Waiver. At any time prior to the Effective Time any party hereto, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or noncompliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

                                  ARTICLE IX.

                               GENERAL PROVISIONS

     Section 9.1. Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger but shall terminate at the Effective Time, except for the agreements contained in Article I and Article II, in Sections 6.6, 6.8, 6.9, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17 and 6.18, this Article IX and the agreements of the "affiliates" of A1 delivered pursuant to Section 6.4, which shall survive the Effective Time.

     Section 9.2. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by overnight courier, by facsimile transmission or mailed (first-class postage prepaid) to the parties at the following addresses or facsimile numbers:

     If to C1 or C2, to:

     Corporate Property Investors
     Three Dag Hammarskjold Plaza
     305 East 47th Street
     New York, New York 10017
     Facsimile No.: (212) 319-9845
     Attn: General Counsel

     with a copy to:

     Cravath, Swaine & Moore
     Worldwide Plaza
     825 Eighth Avenue
     New York, NY 10019-7475
     Facsimile No.: (212) 474-3700
     Attn: Samuel C. Butler

     If to A1, to:

     Simon DeBartolo Group, Inc.
     115 West Washington Street
     Indianapolis, Indiana 46204
     Facsimile No.: (317) 685-7377
     Attn: General Counsel

     with a copy to:

     Willkie Farr & Gallagher
     153 East 53rd Street
     New York, New York 10022
     Facsimile No.: (212) 821-8111
     Attn: Richard L. Posen

All such notices, requests and other communications will (i) if delivered personally or by reputable overnight courier to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given when confirmation is received, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

     Section 9.3. Entire Agreement; Incorporation of Exhibits;
Construction. (a) This Agreement supersedes all prior discussions and agreements among the parties hereto with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement, and contains, together with the Confidentiality Agreement, the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

     (b) The A1 Disclosure Letter, the C1 Disclosure Letter and any Exhibit attached to this Agreement and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     (c) The parties hereby acknowledge that this Agreement has been the subject of active and complete negotiations among the parties and represents the parties' agreement. The parties agree that the terms and conditions of this Agreement shall not be construed in favor of or against any party by reason of the extent to which any party or its professional advisors participated in the preparation of this Agreement.

     Section 9.4. Public Announcements. Except as otherwise required by law or the rules of any applicable securities exchange or national market system, so long as this Agreement is in effect, A1, C1 and C2 will not, and will not permit any of their respective Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. A1, C1 and C2 will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

     Section 9.5. No Third-Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and except as provided in Sections
6.9 and 6.10 (which are intended to be for the benefit of the persons entitled to therein, and may be enforced by any of such persons), it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

     Section 9.6. No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

     Section 9.7. Headings. The table of contents and headings used in this Agreement have been inserted for convenience of reference only and do not define, modify or limit the provisions hereof.

     Section 9.8. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or order, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

     Section 9.9. Governing Law. Except to the extent that the Massachusetts Business Corporation Law, the DGCL or the MGCL is mandatorily applicable to the Merger and the rights of the stockholders of the Constituent Corporations, this Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

     Section 9.10. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     Section 9.11. Certain Definitions.  As used in this Agreement:

          (a) except as provided in Section 6.4, the term "affiliate", as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person; for purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

          (b) a person will be deemed to "beneficially" own securities if such person would be the beneficial owner of such securities under Rule 13d-3 under the Exchange Act, including securities which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time);

          (c) the term "business day" means a day other than Saturday, Sunday or any day on which banks located in the States of Maryland or New York are authorized or obligated to be closed;

          (d) the term "Consolidated Non-Corporate Affiliate" means, with respect to any party, any trust, limited liability company or partnership, the accounts of which would be consolidated (including through a proportional consolidation of assets, liabilities, revenues and expenses) with those of such party in its consolidated financial statements in accordance with the principles of consolidation employed by C1 and C2 (if such party is an affiliate of C1 or C2) or A1 (if such party is an affiliate of A1);

          (e) the term "knowledge" or any similar formulation of "knowledge" shall mean, with respect to A1, the knowledge of its Chairman, President or Chief Financial Officer, and with respect to C1 or C2, the knowledge of its Chairman, President or Chief Financial Officer;

          (f) any reference to any event, change or effect being "material" or "materially adverse" or having a "material adverse effect" on or with respect to an entity (or group of entities taken as a whole) means such event, change or effect is material or materially adverse, as the case may be, to the business, properties, assets, liabilities, condition financial or otherwise or results of operations of such entity (or of such group of entities taken as a whole); provided, however, that a downgrade in the credit rating of C1 shall be deemed materially adverse to the C1/C2 Entities taken as a whole if, and only if, such downgrade shall be to a level below a rating of Baa3 (or the equivalent) by Moody's Investors Services, Inc. and BBB- (or the equivalent) by Standard & Poor's Rating Services;

          (g) the term "person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act);

          (h) the "Representatives" of any entity means such entity's trustees, directors, officers, employees, legal, investment banking and financial advisors, accountants and any other agents and representatives, in each case to the extent acting in such capacity;

          (i) the term "Significant Entities" means, with respect to A1, the Entities of A1 which constitute "significant subsidiaries" under Rule 405 promulgated by the SEC under the Securities Act and, in the case of C1 or C2, the Entities of either C1 or C2 which constitute "significant subsidiaries" of C1 and C2 taken as a whole under Rule 405 promulgated by the SEC under the Securities Act;

          (j) the term "Subsidiary" means, with respect to any party, any corporation of which more than 50 percent of either the equity interests in, or the voting control of, such corporation is, directly or indirectly through Entities or otherwise, beneficially owned by such party; and

          (k) following the C1 Delaware Reorganization, (i) all references to "Cl" shall be deemed to refer to C1 Delaware, (ii) all references to C1 Common Shares shall be deemed to refer to shares of C1 Delaware Common Stock, (iii) all references to any other shares of any class of beneficial interest in or of C1 shall be deemed to refer to shares of capital stock of equivalent class of C1 Delaware, (iv) all references to shareholders of C1 shall be deemed to refer to stockholders of C1 Delaware and (v) all references to the Board of Trustees of C1 shall be deemed to refer to the Board of Directors of C1 Delaware.

     Section 9.12. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, FOR ITSELF AND FOR THE THIRD- PARTY BENEFICIARIES HEREUNDER, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 9.13. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

Attest:                                          SIMON DEBARTOLO GROUP, INC.,

           /s/ JAMES M. BARKLEY                                By /s/ RICHARD S. SOKOLOV
------------------------------------------       -----------------------------------------------------
                Secretary                                      Name: Richard S. Sokolov
                                                     Title:  President and Chief Operating Officer

Attest:                                          CORPORATE PROPERTY INVESTORS,*

                                                                By /s/ HANS C. MAUTNER
------------------------------------------       -----------------------------------------------------
Secretary                                                        Name: Hans C. Mautner
                                                     Title:  Chairman and Chief Executive Officer

Attest:                                          CORPORATE REALTY CONSULTANTS, INC.,

                                                                By /s/ HANS C. MAUTNER
------------------------------------------       -----------------------------------------------------
Secretary                                                        Name: Hans C. Mautner
                                                     Title:  Chairman and Chief Executive Officer

---------------

* Corporate Property Investors is the designation of the Trustees under a Declaration of Trust, as amended and restated, on file with the Secretary of the Commonwealth of Massachusetts, and neither the shareholders nor the Trustees, officers, employees or agents of the Trust created thereby, nor any of their personal assets, shall be liable hereunder, and all persons dealing with the Trust shall look solely to the Trust estate for the payment of any claims hereunder or for the performance thereof.

                                                                         ANNEX B

[MERRILL LYNCH LETTERHEAD]


                                        February 19, 1998

Board of Directors
Simon DeBartolo Group, Inc.
115 West Washington Street
Indianapolis, Indiana 46204

Members of the Board of Directors:

     Simon DeBartolo Group, Inc. (the "Company"), Corporate Property Investors ("CPI") and Corporate Realty Consultants, Inc. ("CRCI") have entered into an Agreement and Plan of Merger, dated as of February 18, 1998 (the "Agreement"), pursuant to which a newly formed subsidiary of CPI Delaware (as defined below) will be merged with the Company (the "Merger") and, as a result, the Company will become a wholly-owned subsidiary of CPI Delaware. The Merger and all of the other transactions contemplated by the Agreement are referred to herein as the "Transaction." Pursuant to the Agreement, at the effective time of the Merger (the "Effective Time"), (i) each outstanding share of common stock, par value $.0001 per share, of the Company ("Company Class A Common Stock") will be converted into the right to receive one share of common stock, par value $.0001 per share, of CPI Delaware ("CPI Class A Common Stock"), (ii) each outstanding share of class B common stock, par value $.0001 per share, of the Company ("Company Class B Common Stock") will be converted into the right to receive one share of class B common stock, par value $.0001 per share, of CPI Delaware ("CPI Class B Common Stock") and (iii) each outstanding share of class C common stock, par value $.0001 per share, of the Company ("Company Class C Common Stock" and together with the Company Class A Common Stock and the Company Class B Common Stock, the "Company Common Stock") will be converted into the right to receive one share of class C common stock, par value $.0001 per share, of CPI Delaware ("CPI Class C Common Stock" and together with the CPI Class A Common Stock and the CPI Class B Common Stock, the "CPI Common Stock"); in each case, other than any shares of such stock owned by the Company as treasury stock or by CPI Delaware, CRCI or certain of their affiliates, all of which shall be canceled, or held by stockholders who properly exercise their rights under applicable law to demand payment of the fair value of their stock. Also at the Effective Time, CPI Delaware and CRCI will take such action as is necessary so that each and every share of CPI Common Stock outstanding or issued in connection with the Transaction will be entitled to a beneficial interest in shares of CRCI common stock, par value $.10 per share, which shares are paired with, and are transferable only in combination with, CPI Class A Common Stock, CPI Class B Common Stock and CPI Class C Common Stock, as the case may be (the "CPI Paired Shares").

     As a condition to the respective obligation of each party to effect the Merger, and prior to the record date for the stockholder meeting of CPI to be held to vote on the Transaction, CPI will reorganize as a Delaware corporation (as so reorganized, "CPI Delaware"). Immediately prior to the Effective Time, and as part of the Transaction, CPI Delaware will declare the following dividends per share of CPI Class

A Common Stock, payable to the holders of record of CPI Class A Common Stock immediately preceding the Effective Time: (i) a cash dividend consisting of an amount equal to the Cash Amount (as defined below); (ii) a stock dividend consisting of 1.0818 new shares of CPI Class A Common Stock; and (iii) a stock dividend consisting of 0.19 of a share of Series A Convertible Preferred Stock, par value $.01 per share, of CPI Delaware. The "Cash Amount" is equal to $90.00 per share of CPI Class A Common Stock, subject to adjustment as follows: (i) if the average of the closing prices per share for the Company Class A Common Stock on the New York Stock Exchange for the 20 consecutive trading days ending on the fifth trading day prior to the Effective Time (the "Market Price") exceeds $38.67, then the Cash Amount shall be reduced by an amount equal to such excess multiplied by 2.0818, and (ii) if the Market Price is less than $28.58, then the Cash Amount shall be increased by an amount equal to such deficiency multiplied by 2.0818. The terms and conditions of the Transaction are more fully set forth in the Agreement. With your consent, we have assumed that the Company will not exercise its right pursuant to Section 1.2(b) of the Agreement to change the structure of the Transaction.

         You have asked us whether, in our opinion, the consideration to be received by the holders of Company Common Stock pursuant to the Transaction is fair from a financial point of view to such holders.

         In arriving at the opinion set forth below, we have, among other things:

         (1) Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

         (2) Reviewed certain business and financial information relating to CPI that we deemed to be relevant, including but not limited to CPI's Annual Report, dated December 31, 1996, CPI's Quarterly Report to Shareholders, dated September 30, 1997, and CPI's draft 1997 audited financial statements;

         (3) Reviewed certain information, including financial forecasts, relating to the business, earnings, funds from operations, cash flow, assets, liabilities and prospects of the Company, CPI and CRCI, as well as the amount and timing of the cost savings and related expenses, synergies and revenue enhancements expected to result from the Transaction (the "Expected Synergies"), furnished to us by the Company, CPI and CRCI respectively;

         (4) Conducted discussions with members of senior management and representatives of the Company, CPI and CRCI concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Transaction and the Expected Synergies;

         (5) Reviewed the appraisal dated February 5, 1998 (the "Appraisal") of the assets of CPI and CRCI as of December 31, 1997, as prepared by Landauer Associates, Inc. (the "Appraiser");

         (6) Reviewed the results of operations of the Company, CPI and CRCI and compared them with those of certain publicly traded companies that we deemed to be relevant;

     (7) Compared the proposed financial terms of the Transaction with the financial terms of certain other transactions that we deemed to be relevant;

     (8) Participated in certain discussions and negotiations among representatives of the Company, CPI and CRCI and their financial and legal advisors;

     (9)  Reviewed the potential pro forma impact of the Transaction;

     (10) Reviewed the Agreement; and

     (11) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company, CPI or CRCI, or been furnished with any such evaluation or appraisal other than the Appraisal. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company, CPI or CRCI. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by the Company, CPI or CRCI, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's CPI's or CRCI's management as to the expected future financial performance of the Company, CPI or CRCI as the case may be, and the Expected Synergies. Additionally, we have assumed that the Appraisal has been reasonably prepared and reflects the best available estimates and judgments of the Appraiser as to the fair value of the assets of CPI and CRCI as of the date thereof. We have further assumed that the Transaction, upon approval by the stockholders of the Company, will qualify as a tax-free reorganization for U.S. federal income tax purposes.

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Transaction. We have also assumed that the combined entity will continue to qualify after the Transaction as a Real Estate Investment Trust for federal income tax purposes. In addition, we have assumed that the consummation of the Transaction will not adversely affect the status of CPI Delaware, as successor to CPI, and CRCI as grandfathered from the application of Section 269B(a)(3) of the Internal Revenue Code pursuant to
Section 136(c)(3) of the Deficit Reduction Act of 1984.

     We are acting as financial advisor to the Company in connection with the Transaction and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Company and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade Company Common Stock and other securities of the Company, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. As of the date hereof, Merrill Lynch & Co. held approximately 8.4% of the outstanding shares of the Company Class A Common Stock.

     This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Transaction and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote on the proposed Transaction or any other matter related thereto.

     We are not expressing any opinion herein as to the prices at which the Company Common Stock will trade following the announcement of the Transaction or as to the prices at which the CPI Paired Shares will trade following the consummation of the Transaction.

     On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the consideration to be received by the holders of Company Common Stock pursuant to the Transaction is fair from a financial point of view to such holders.

                                   Very truly yours,


                                   MERRILL LYNCH, PIERCE, FENNER & SMITH
                                              INCORPORATED

                                                                         ANNEX C

[LAZARD FRERES & CO. LLC LETTERHEAD]


                                                               February 18, 1998


The Board of Trustees
Corporate Property Investors
Three Dag Hammarskjold Plaza
305 East 47th Street
New York, New York 10017

Gentlemen:

     We understand that Corporate Property Investors (Corporate Property Investors and its corporate successor are each referred to herein as "CPI"), Corporate Realty Consultants, Inc. ("CRC") and Simon DeBartolo Group, Inc. ("Simon") have entered into an Agreement and Plan of Merger dated as of February 18, 1998 (the "Agreement") pursuant to which, among other things, CPI will declare a dividend to its shareholders and immediately thereafter a newly formed wholly owned subsidiary of CPI will merge with and into Simon (the dividend and merger being collectively referred to as the "Transaction"). In the Transaction, (i) each CPI common shareholder will retain its CPI common shares and, in addition, will receive with respect to each common share $90 in cash (subject to adjustment based on the value of Simon common stock), 1.0818 newly issued CPI common shares and 0.19 of a share of a new series of 6.50% convertible preferred stock of CPI having $100 liquidation preference per share and other terms as set forth in the Agreement and (ii) each CPI preferred shareholder will retain its CPI preference shares, the conversion price of which shall be adjusted as set forth in the Agreement and in the Certificate of Designation for such preference shares. We note that each common shareholder of Simon will receive in exchange for each share of Simon common stock one share of a substantially similar series of the common stock of CPI. We also note that each share of common stock of CPI including the new series of CPI common stock that will be issued in the merger is or will be entitled to an indirect beneficial interest in the common stock of CRC.

     You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of CPI of the consideration to be received or retained by them, including beneficial interests in CRC, in the Transaction. In connection with this opinion, we have:

     (i)  Reviewed the financial terms and conditions of the Agreement;

[LAZARD FRERES & CO. LLC LOGO]



         (ii) Reviewed certain publicly available financial information concerning CPI, CRC and Simon;

         (iii) Reviewed various financial forecasts and other data provided to us by CPI, CRC and Simon relating to their respective businesses;

         (iv) Held discussions with members of the senior managements of CPI, CRC and Simon concerning their respective businesses and prospects of CPI and CRC together on one hand and Simon on the other, the strategic objectives of each, and possible benefits which might be realized following the Transaction;

         (v) Reviewed public information with respect to certain publicly-traded real estate investment trusts (REITs) and other companies in lines of business we believe to be generally comparable to the businesses of CPI and CRC together on one hand and Simon on the other;

         (vi) Reviewed the financial terms of certain recent business combinations involving REITs or companies in lines of businesses we believe to be generally comparable to those of CPI and CRC together on one hand and Simon on the other;

         (vii) Reviewed the historical market prices and trading volume of the shares of Simon's common stock;

         (viii) Analyzed the pro forma financial impact of the Transaction on CPI and CRC together on one hand and Simon on the other;

         (ix) Conferred with and relied upon the counsel to the Board of Trustees as to all legal matters pertaining to the Agreement and the Transaction; and

         (x) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

         We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of CPI, CRC or Simon. It is expressly understood that this opinion does not constitute a valuation or appraisal of the shares of common stock, assets or liabilities of CPI, CRC or Simon. In addition, we are not expressing any opinion as to the price or range of prices at which the common stock of Simon or CPI and CRC may trade subsequent to the announcement of the execution of the Agreement or the consummation of the Transaction. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgements of management of CPI, CRC and Simon as to the future financial performance of CPI and CRC together on one hand and Simon on the other. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion.

[LAZARD FRERES & CO. LLC LETTERHEAD]

     In rendering our opinion, we have assumed that the Transaction will be consummated on the terms described in the Agreement, without any waiver of any material terms or conditions by CPI or CRC and that obtaining necessary regulatory approvals for the Transaction will not have an adverse effect on CPI, CRC or Simon. We have noted that the 6.50% Preference Shares of CPI are immediately convertible, and we have treated them, for the purpose of this opinion, as though they had been converted into the shares of common stock of CPI. As you know, CPI received proposals from other parties with respect to merger transactions involving CPI. In this regard, we are expressing no opinion herein as to the fairness, from a financial point of view, to the shareholders of CPI of the consideration proposed by any such other parties, and no opinion is expressed as to the relative values to be received by the shareholders of CPI under the Transaction and under such other proposals.

     Lazard Freres & Co. LLC is acting as investment banker to CPI in connection with the Transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Transaction. Our Firm has provided investment banking services to CPI in the past and has received customary fees for such services. In the ordinary course of its business, our Firm may actively trade the debt and equity securities of CPI or Simon for its own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities. In addition, we call to your attention that a Vice Chairman of our Firm is a Trustee of CPI.

     Our engagement has been, and the opinion expressed herein is for the benefit of the Board of Trustees of CPI. The opinion expressed herein does not constitute a recommendation to the shareholders of CPI or CRC as to how they should vote at the shareholders' meeting in connection with the Transaction.

     It is understood that this letter may not be disclosed or otherwise referred to without our prior consent, except as may otherwise be required by law or by a court of competent jurisdiction, except that it may be reproduced in its entirety and described in a proxy statement mailed to the shareholders of CPI and CRC.

     Based on and subject to the foregoing, we are of the opinion that the consideration to be received or retained by the shareholders of CPI, including beneficial interests in CRC, in the Transaction is fair to them from a financial point of view.

                                        Very truly yours,

                                        LAZARD FRERES & CO. LLC


                                        By  /s/  Matthew J. Lustig
                                            ----------------------
                                            Matthew J. Lustig
                                            Managing Director

cc:  Corporate Realty Consultants, Inc.

                                                                 [JPMORGAN LOGO]


                                                                         ANNEX D

[JP MORGAN LETTERHEAD]

February 18, 1998

The Board of Trustees
Corporate Property Investors
Three Dag Hammarskjold Plaza
305 East 47th Street
New York, NY 10017

Attention: Hans C. Mautner
           Chairman of the Board and Chief Executive Officer

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Corporate Property Investors (Corporate Property Investors and its corporate successor are referred to herein as "CPI") of the consideration proposed to be received or retained by them in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of February 18, 1998 (the "Agreement"), among CPI, Corporate Realty Consultants, Inc. ("CRC") and Simon DeBartolo Group, Inc. ("Simon"), pursuant to which, among other things, CPI will declare a dividend to its shareholders and immediately thereafter a newly formed wholly owned subsidiary of CPI will merge with and into Simon (the dividend and the merger being referred to collectively as the "Transaction"). In the Transaction (i) each CPI common shareholder will retain its CPI common shares and will receive with respect to each common share $90 in cash (subject to adjustment based on the value of Simon common stock), 1.0818 newly issued CPI common shares and 0.19 shares of a new series of 6.50% convertible preferred stock of CPI having a $100 liquidation preference per share and other terms as set forth in the Agreement; (ii) each CPI preferred shareholder will retain its CPI preference shares, the conversion price of which shall be adjusted as set forth in the Agreement and in the Certificate of Designation for such preference shares; and (iii) each common shareholder of Simon will receive in exchange for each share of Simon common stock one share of a substantially similar series of the common stock of CPI. We note that each share of common stock of CPI including the new series of CPI common stock that will be issued in the merger is or will be entitled to an indirect beneficial interest in the common stock of CRC.

In arriving at our opinion, we have reviewed (i) the Agreement; (ii) certain information concerning the business of CPI and CRC, together, and certain other companies engaged in businesses comparable to those of CPI and CRC, together, and the reported market prices for certain other companies' securities deemed comparable; (iii) publicly available terms of certain transactions involving companies comparable to CPI and CRC, together, and the consideration received for such companies; (iv) current and historical market prices of the common stock of Simon; (v) the audited financial statements of CPI and Simon for the fiscal year ended December 31, 1996 and for the nine-month period ended September 30, 1997;

                                                                [JPMORGAN LOGO]

(vi) the audited financial statements of CPI for the fiscal year ended December 31, 1997; (vii) certain agreements with respect to outstanding indebtedness or obligations of CPI and Simon; (viii) certain internal financial analyses and forecasts prepared by CPI and CRC, together, on the one hand, and Simon, on the other, and their respective managements; and (ix) the terms of other business combinations that we deemed relevant.

In addition, we have held discussions with certain members of the management of CPI, CRC and Simon with respect to certain aspects of the Transaction, the past and current business operations of CPI and CRC, together, on the one hand, and Simon, on the other, the financial condition and future prospects and operations of CPI and CRC, together, on the one hand, and Simon, on the other, the effects of the Transaction on the financial condition and future prospects of CPI and CRC, together, on the one hand, and Simon, on the other, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by CPI, CRC and Simon or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. Though we have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us, we have noted the per share estimates of the net asset value of CPI and CRC, together, as of December 31, 1996 and December 31, 1997, as determined by Landauer Associates, Inc. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of CPI and CRC, together, on the one hand, and Simon, on the other, to which such analyses or forecasts relate. We have also assumed that the Transaction will have the tax consequences described in discussions with, and materials furnished to us by, representatives of CPI and CRC, and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. We are expressing no opinion herein as to the price of which Simon's stock will trade at any future time. We have noted that the 6.50% Preference Shares of CPI are immediately convertible, and we have treated them, for the purpose of this opinion, as though they had been converted into the shares of common stock of CPI and a related beneficial interest in CRC. As you know, CPI received proposals from other parties with respect to possible merger transactions involving CPI and CRC. In this regard, we are expressing no opinion herein as to the fairness, from a financial point of view, to CPI's shareholders of the consideration offered by any such parties, and no opinion is expressed as to the relative values of any such proposal as compared with the Transaction.

                                                               [JPMORGAN LOGO]

We have acted as financial advisor to CPI with respect to the proposed Transaction and will receive a fee from CPI for our services. We will also receive an additional fee if the proposed Transaction is consummated. We have in the past provided investment banking services to CPI and Simon for which we have received customary fees. Certain principals of CPI are and have been private banking clients of J.P. Morgan & Co. Incorporated and its affiliates. In addition, our affiliate, Morgan Guaranty Trust Company of New York, is the co-lead agent on revolving credit facilities for both CPI and Simon. In the ordinary course of their businesses, our affiliates may actively trade the debt and equity securities of CPI, CRC or Simon for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be received or retained by the shareholders of CPI, including beneficial interests in CRC, in the proposed Transaction is fair, from a financial point of view, to such shareholders.

This letter is provided to the Board of Trustees of CPI in connection with and for the purposes of their evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of CPI or CRC as to how such shareholder should vote with respect to the Transaction. This opinion may be reproduced in full and described in any proxy or information statement mailed to shareholders of CPI and CRC.

Very truly yours,

J.P. MORGAN SECURITIES INC.



By:  /s/ Peter E. Baccile
   -------------------------------
   Name:  Peter E. Baccile
   Title: Managing Director

cc:
Board of Directors
Corporate Realty Consultants, Inc.

                                                                         ANNEX E

                           ANNOTATED CODE OF MARYLAND
                         CORPORATIONS AND ASSOCIATIONS

TITLE 3.  CORPORATIONS IN GENERAL -- EXTRAORDINARY ACTIONS

SUBTITLE 2.  RIGHTS OF OBJECTING STOCKHOLDERS

         MD. CORPORATIONS AND ASSOCIATIONS CODE ANN. SEC. 3-201 (1997)

sec. 3-201. "Successor" defined

     (a) Corporation amending charter. -- In this subtitle, except as provided in subsection (b) of this section, "successor" includes a corporation which amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock, unless the right to do so is reserved by the charter of the corporation.

     (b) Corporation whose stock is acquired. -- When used with reference to a share exchange, "successor" means the corporation the stock of which was acquired in the share exchange.

sec. 3-202. Right to fair value of stock

     (a) General rule. -- Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder's stock from the successor if:

          (1) The corporation consolidates or merges with another corporation;

          (2) The stockholder's stock is to be acquired in a share exchange;

          (3) The corporation transfers its assets in a manner requiring action under sec. 3-105 (d) of this title;

          (4) The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder's rights, unless the right to do so is reserved by the charter of the corporation; or

          (5) The transaction is governed by sec. 3-602 of this title or exempted by sec. 603 (b) of this title.

     (b) Basis of fair value. --

          (1) Fair value is determined as of the close of business:

             (i) With respect to a merger under sec. 3-106 of this title of a 90 percent or more owned subsidiary into its parent, on the day notice is given or waived under sec. 3-106; or

             (ii) With respect to any other transaction, on the day the stockholders voted on the transaction objected to.

          (2) Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.

          (3) In any transaction governed by sec. 3-602 of this title or exempted by sec. 3-603 (b) of this title, fair value shall be value determined in accordance with the requirements of sec. 3-603 (b) of this title.

     (c) When right to fair value does not apply. -- Unless the transaction is governed by sec. 3-602 of this title or is exempted by sec. 3-603 (b) of this title, a stockholder may not demand the fair value of his stock and is bound by the terms of the transaction if:

          (1) The stock is listed on a national securities exchange or is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.:

             (i) With respect to a merger under sec. 3-106 of this title of a 90 percent or more owned subsidiary into its parent, on the date notice is given or waived under sec. 3-106; or

             (ii) With respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to;

          (2) The stock is that of the successor in a merger, unless:

             (i) The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or

             (ii) The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor; or

          (3) The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the value placed on the stock in the transaction is its net asset value.

sec. 3-203. Procedure by stockholder

     (a) Specific duties. -- A stockholder of a corporation who desires to receive payment of the fair value of his stock under this subtitle:

          (1) Shall file with the corporation a written objection to the proposed transaction:

             (i) With respect to a merger under sec. 3-106 of this title of a 90 percent or more owned subsidiary into its parent, within 30 days after notice is given or waived under sec. 3-106; or

             (ii) With respect to any other transaction, at or before the stockholders' meeting at which the transaction will be considered;

        (2) May not vote in favor of the transaction; and

          (3) Within 20 days after the Department accepts the articles for record, shall make a written demand on the successor for payment for his stock, stating he number and class of shares for which he demands payment.

     (b) Failure to comply with section. -- A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment.

sec. 3-204. Effect of demand on dividend and other rights

     A stockholder who demands payment for his stock under this subtitle:

          (1) Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under sec. 3-202 of this subtitle; and

          (2) Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value.

sec. 3-205. Withdrawal of demand

     A demand for payment may be withdrawn only with the consent of the successor.

sec. 3-206. Restoration of dividend and other rights

     (a) When rights restored. -- The rights of a stockholder who demands payment are restored in full, if:

          (1) The demand for payment is withdrawn;

          (2) A petition for an appraisal is not filed within the time required by his subtitle;

          (3) A court determines that the stockholder is not entitled to relief; or

          (4) The transaction objected to is abandoned or rescinded.

     (b) Effect of restoration. -- The restoration of a stockholder's rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.

sec. 3-207. Notice and offer to stockholders

     (a) Duty of successor. --

          (1) The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.

          (2) The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:

             (i) A balance sheet as of a date not more than six months before the date of the offer;

             (ii) A profit and loss statement for the 12 months ending on the date of the balance sheet; and

             (iii) Any other information the successor considers pertinent.

     (b) Manner of sending notice. -- The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.

sec. 3-208. Petition for appraisal; consolidation of proceedings; joinder of objectors

     (a) Petition for appraisal. -- Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.

     (b) Consolidation of suits; joinder of objectors. --

          (1) If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.

          (2) Two or more objecting stockholders may join or be joined in an appraisal proceeding.

sec. 3-209. Notation on stock certificate

     (a) Submission of certificate. -- At any time after a petition for appraisal is filed, the court may require the objecting stockholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceeding as to him or grant other appropriate relief.

     (b) Transfer of stock bearing notation. -- If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting stockholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting stockholder.

sec. 3-210. Appraisal of fair value

     (a) Court to appoint appraisers. -- If the court finds that the objecting stockholder is entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully.

     (b) Report of appraisers -- Filing. -- Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.

     (c) Same -- Contents. -- The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.

     (d) Same -- Service; objection. --

          (1) On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings.

          (2) Within 15 days after the report is filed, any party may object to it and request a hearing.

sec. 3-211. Action by court on appraisers' report

     (a) Order of court. -- The court shall consider the report and, on motion of any party to the proceeding, enter an order which:

          (1) Confirms, modifies, or rejects it; and

          (2) If appropriate, sets the time for payment to the stockholder.

     (b) Procedure after order. --

          (1) If the appraisers' report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting stockholder party to the proceeding for the appraised fair value of his stock.

     (2) If the appraisers' report is rejected, the court may:

             (i) Determine the fair value of the stock and enter judgment for the stockholder; or

             (ii) Remit the proceedings to the same or other appraisers on terms and conditions it considers proper.

     (c) Judgment includes interest. --

          (1) Except as provided in paragraph (2) of this subsection, a judgment for the stockholder shall award the value of the stock and interest from the date as at which fair value is to be determined under sec. 3-202 of this subtitle.

          (2) The court may not allow interest if it finds that the failure of the stockholder to accept an offer for the stock made under sec. 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

             (i) The price which the successor offered for the stock;

             (ii) The financial statements and other information furnished to the stockholder; and

             (iii) Any other circumstances it considers relevant.

     (d) Costs of proceedings. --

          (1) The costs of the proceedings, including reasonable compensation and expenses of the appraisers, shall be set by the court and assessed against the successor. However, the court may direct the costs to be apportioned and assessed against any objecting stockholder if the court finds that the failure of the stockholder to accept an offer for the stock made under sec. 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

             (i) The price which the successor offered for the stock;

             (ii) The financial statements and other information furnished to the stockholder; and

             (iii) Any other circumstances it considers relevant.

          (2) Costs may not include attorney's fees or expenses. The reasonable fees and expenses of experts may be included only if:

             (i) The successor did not make an offer for the stock under sec. 3-207 of this subtitle; or

             (ii) The value of the stock determined in the proceeding materially exceeds the amount offered by the successor.

     (e) Effect of judgment. -- The judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity. The judgment constitutes a lien on the assets of the successor with priority over any mortgage or other lien attaching on or after the effective date of the consolidation, merger, transfer, or charter amendment.

sec. 3-212. Surrender of stock

     The successor is not required to pay for the stock of an objecting stockholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment:

          (1) The certificates representing the stock are surrendered to it, endorsed in blank, and in proper form for transfer; or

          (2) Satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bond are furnished.

sec. 3-213. Rights of successor with respect to stock

     (a) General rule. -- A successor which acquires the stock of an objecting stockholder is entitled to any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under sec. 3-202 of this subtitle.

     (b) Successor in transfer of assets. -- After acquiring the stock of an objecting stockholder, a successor in a transfer of assets may exercise all the rights of an owner of the stock.

     (c) Successor in consolidation, merger, or share exchange. -- Unless the articles provide otherwise, stock in the successor of a consolidation, merger, or share exchange otherwise deliverable in exchange for the stock of an objecting stockholder has the status of authorized but unissued stock of the successor. However, a proceeding for reduction of the capital of the successor is not necessary to retire the stock or to reduce the capital of the successor represented by the stock.

                                                                         ANNEX F

                           VOTING PREFERRED AMENDMENT

                           SDG CHARTER AMENDMENTS TO
            ARTICLE SIXTH (c-3)(7)(A) AND ARTICLE SIXTH (c-4)(7)(A)

     (Filed with the Maryland State Department as Article THIRD (c-3)(7)(A) of the Articles Supplementary to the SDG Charter, dated September 26, 1996 and Article THIRD (c-4)(7)(A) of the Articles Supplementary to the SDG Charter, dated July 8, 1997, respectively.)

     The Voting Preferred Amendment will be filed with the Maryland State Department and become effective immediately thereafter.

8 3/4% Series B Cumulative Redeemable Preferred Stock:

Article SIXTH (c-3)

     (7) (A) Each share of Series B Preferred Stock shall have one vote for the election of directors of the Corporation and as otherwise provided in this paragraph (c-3) and in paragraph (c) to Article SEVENTH of the Charter. Shares of the Series B Preferred Stock shall not have cumulative voting rights. The holders of the shares of Series B Preferred Stock shall vote with the holders of Common Stock, Class B Common Stock, Class C Common Stock and Series C Preferred Stock (voting together as a single class) to elect directors (other than the directors to be elected by the holders of the Class B Common Stock and the Class C Common Stock voting as separate classes).

7.89% Series C Cumulative Step-Up Premium Rate Preferred Stock:

Article SIXTH (c-4)

     (7) (A) Each share of Series C Preferred Stock shall have one vote for the election of directors of the Corporation and as otherwise provided in this paragraph (c-3) and in paragraph (c) to Article SEVENTH of the Charter. Shares of the Series C Preferred Stock shall not have cumulative voting rights. The holders of the shares of Series C Preferred Stock shall vote with the holders of Common Stock, Class B Common Stock, Class C Common Stock and Series B Preferred Stock (voting together as a single class) to elect directors (other than the directors to be elected by the holders of the Class B Common Stock and the Class C Common Stock voting as separate classes).

                  PROXY SOLICITED BY THE BOARD OF DIRECTORS OF
                          SIMON DEBARTOLO GROUP, INC.

                                 FOR USE AT THE
                     SPECIAL MEETING OF STOCKHOLDERS TO BE
                           HELD ON SEPTEMBER 23, 1998

     The undersigned holder of shares of common stock of Simon DeBartolo Group, Inc., a Maryland Corporation ("SDG"), hereby appoints Herbert Simon and David Simon, and each of them, with power of substitution to each, to vote all shares of common stock which the undersigned is entitled to vote at the special meeting (the "SDG Special Meeting") of stockholders of SDG to be held at The Indianapolis Hyatt Regency, One South Capitol Avenue, Indianapolis, Indiana on September 23, 1998 at 10:00 a.m. (Indianapolis time) and at every adjournment or postponement thereof and otherwise to represent the undersigned at this meeting with all powers possessed by the undersigned if present at the SDG Special Meeting, hereby revoking all prior proxies on the matters set below, as indicated below. The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and of the accompanying Proxy Statement/Prospectus.

SDG SPECIAL MEETING

     1. [ ] VOTE FOR or [ ] VOTE AGAINST or [ ] ABSTAIN ON the approval and adoption of an amendment to SDG's Amended and Restated Articles of Incorporation to provide certain voting rights to holders of SDG preferred stock;

     2. [ ] VOTE FOR or [ ] VOTE AGAINST or [ ] ABSTAIN ON the approval and adoption of an Agreement and Plan of Merger, dated as of February 18, 1998, by and among SDG, Corporate Property Investors, Inc. and Corporate Realty Consultants, Inc.; and

     3. In their discretion with respect to such other business as may properly come before the SDG Special Meeting or any adjournment or postponement thereof.

     THE SDG BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3 AT THE SDG SPECIAL MEETING.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

                                                 The signer hereby revokes all
                                            proxies heretofore given by the
                                            signer to vote at the SDG Special
                                            Meeting or any adjournments or
                                            postponements thereof. Please sign
                                            exactly as your name appears hereon.
                                            Joint owners should each sign. When
                                            signing as attorney, executor,
                                            administrator, trustee or guardian,
                                            please give full title as such.

                                            ------------------------------------
                                            Signature(s)

                                            ------------------------------------
                                            Date

                  PROXY SOLICITED BY THE BOARD OF DIRECTORS OF
                          SIMON DEBARTOLO GROUP, INC.

                                 FOR USE AT THE
                      ANNUAL MEETING OF STOCKHOLDERS TO BE
                           HELD ON SEPTEMBER 23, 1998

     The undersigned holder of shares of common stock of Simon DeBartolo Group, Inc., a Maryland Corporation ("SDG"), hereby appoints Herbert Simon and David Simon, and each of them, with power of substitution to each, to vote all shares of common stock which the undersigned is entitled to vote at the annual meeting (the "SDG Annual Meeting") of stockholders of SDG to be held at The Indianapolis Hyatt Regency, One South Capitol Avenue, Indianapolis, Indiana on September 23, 1998 at 10:00 a.m. (Indianapolis time) and at every adjournment or postponement thereof and otherwise to represent the undersigned at this meeting with all powers possessed by the undersigned if present at the SDG Annual Meeting, hereby revoking all prior proxies on the matters set below, as indicated below. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying Proxy Statement/Prospectus.

SDG ANNUAL MEETING

     1. [ ] VOTE FOR or [ ] WITHHOLD VOTE for all of the following nominees for election to the SDG Board of Directors: Robert E. Angelica, Birch Bayh, Hans C. Mautner, G. William Miller and Pieter S. van den Berg;

        [ ] VOTE FOR, except withhold from the following nominee(s):
       ------------------------------------------- ;

     2. [ ] VOTE FOR or [ ] VOTE AGAINST or [ ] ABSTAIN ON approval of the 1998 Stock Incentive Plan;

     3. [ ] VOTE FOR or [ ] VOTE AGAINST or [ ] ABSTAIN ON ratification of the appointment of Arthur Andersen LLP as independent accountants for the fiscal year ending December 31, 1998; and

     4. In their discretion with respect to other such other business as may properly come before the SDG Annual Meeting or any adjournment or postponement thereof.

THE SDG BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES IN
   PROPOSAL 1 AND A VOTE FOR PROPOSALS 2, 3 AND 4 AT THE SDG ANNUAL MEETING.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4.

                                                 The signer hereby revokes all
                                            proxies heretofore given by the
                                            signer to vote at the SDG Annual
                                            Meeting or any adjournments or
                                            postponements thereof. Please sign
                                            exactly as your name appears hereon.
                                            Joint owners should each sign. When
                                            signing as attorney, executor,
                                            administrator, trustee or guardian,
                                            please give full title as such.

                                            ------------------------------------
                                            Signature(s)

                                            ------------------------------------
                                            Date

                  PROXY SOLICITED BY THE BOARD OF DIRECTORS OF
                          SIMON DEBARTOLO GROUP, INC.

                                 FOR USE AT THE
                      ANNUAL MEETING OF STOCKHOLDERS TO BE
                           HELD ON SEPTEMBER 23, 1998

     The undersigned holder of all of the shares of Class B Common Stock of Simon DeBartolo Group, Inc., a Maryland Corporation ("SDG"), hereby appoints Herbert Simon and David Simon, and each of them, with power of substitution to each, to vote all shares of Class B Common Stock which the undersigned is entitled to vote at the annual meeting (the "SDG Annual Meeting") of stockholders of SDG to be held at The Indianapolis Hyatt Regency, One South Capitol Avenue, Indianapolis, Indiana on September 23, 1998 at 10:00 a.m. (Indianapolis time) and at every adjournment or postponement thereof and otherwise to represent the undersigned at this meeting with all powers possessed by the undersigned if present at the SDG Annual Meeting, hereby revoking all prior proxies on the matters set below, as indicated below. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying Proxy Statement/Prospectus.

SDG ANNUAL MEETING

     1. [ ] VOTE FOR or [ ] WITHHOLD VOTE for all of the following nominees for election to the SDG Board of Directors: David Simon, Herbert Simon, Melvin Simon and Richard S. Sokolov;

        [ ] VOTE FOR, except withhold from the following nominee(s):
       ------------------------------------------- .

THE SDG BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES IN
                     PROPOSAL 1 AT THE SDG ANNUAL MEETING.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES IN PROPOSAL 1.

                                                 The signer hereby revokes all
                                            proxies heretofore given by the
                                            signer to vote at the SDG Annual
                                            Meeting or any adjournments or
                                            postponements thereof. Please sign
                                            exactly as your name appears hereon.
                                            Joint owners should each sign. When
                                            signing as attorney, executor,
                                            administrator, trustee or guardian,
                                            please give full title as such.

                                            ------------------------------------
                                            Signature(s)

                                            ------------------------------------
                                            Date

                  PROXY SOLICITED BY THE BOARD OF DIRECTORS OF
                          SIMON DEBARTOLO GROUP, INC.

                                 FOR USE AT THE
                      ANNUAL MEETING OF STOCKHOLDERS TO BE
                           HELD ON SEPTEMBER 23, 1998

     The undersigned holder of all of the shares of Class C Common Stock of Simon DeBartolo Group, Inc., a Maryland Corporation ("SDG"), hereby appoints Herbert Simon and David Simon, and each of them, with power of substitution to each, to vote all shares of Class C Common Stock which the undersigned is entitled to vote at the annual meeting (the "SDG Annual Meeting") of stockholders of SDG to be held at The Indianapolis Hyatt Regency, One South Capitol Avenue, Indianapolis, Indiana on September 23, 1998 at 10:00 a.m. (Indianapolis time) and at every adjournment or postponement thereof and otherwise to represent the undersigned at this meeting with all powers possessed by the undersigned if present at the SDG Annual Meeting, hereby revoking all prior proxies on the matters set below, as indicated below. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying Proxy Statement/Prospectus.

SDG ANNUAL MEETING

     1. [ ] VOTE FOR or [ ] WITHHOLD VOTE for all of the following nominees for election to the SDG Board of Directors: Frederick W. Petri and M. Denise DeBartolo York;

        [ ] VOTE FOR, except withhold from the following nominee(s):
       ------------------------------------------- .

THE SDG BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES IN
                     PROPOSAL 1 AT THE SDG ANNUAL MEETING.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES IN PROPOSAL 1.

                                                 The signer hereby revokes all
                                            proxies heretofore given by the
                                            signer to vote at the SDG Annual
                                            Meeting or any adjournments or
                                            postponements thereof. Please sign
                                            exactly as your name appears hereon.
                                            Joint owners should each sign. When
                                            signing as attorney, executor,
                                            administrator, trustee or guardian,
                                            please give full title as such.

                                            ------------------------------------
                                            Signature(s)

                                            ------------------------------------
                                            Date

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final action of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-law, agreement, vote or otherwise.

     In accordance with Section 145 of the DGCL, Article VII of the Certificate of Incorporation of Corporate Property Investors, Inc. ("CPI", to be renamed Simon Property Group, Inc. ("Simon Group")) ("CPI's Charter"), Section 6.07(a) of the By-laws of CPI ("CPI's By-laws") and Article VII of the By-laws of Corporate Realty Consultants, Inc. ("CRC") ("CRC's By-laws") provide, and Article Sixth, Paragraph 4(a) of the Restated Certificate of Incorporation of CPI ("Simon Group's Charter"), the Restated Certificate of Incorporation of SPG Realty Consultants, Inc. ("SRC") ("SRC's Charter") and Article VIII of the By-laws of SRC ("SRC's By-laws") will provide, that CPI, CRC, Simon Group or SRC, as applicable, shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director or officer of CPI, CRC, Simon Group or SRC, as applicable, or is or was serving at the request of CPI, CRC, Simon Group or SRC, as applicable, as a director, officer, trustee or in any other capacity with another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of CPI, CRC, Simon Group or SRC, as applicable, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification provided by CPI's Charter and CPI's By-laws, and to be provided by Simon Group's Charter, the By-laws of Simon Group ("Simon Group's By-laws"), SRC's Charter and SRC's By-laws, shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any other contract or agreement between CPI, Simon Group or SRC, as applicable, and any officer, director, employee or agent of CPI, Simon Group or SRC, as applicable. Expenses incurred in defending a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director or officer of CPI, Simon Group or SRC, as applicable) or may

(in the case of any action, suit or proceeding against an employee or agent) be paid by CPI, Simon Group or SRC, as applicable, in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors of CPI, Simon Group or SRC, as applicable, upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by CPI or Simon Group, as applicable. Article VII of CPI's Charter and Section 6.07(b) of CPI's By-laws provide, Article Sixth, Paragraph 4(d) of Simon Group's Charter, Section 8.02 of Simon Group's By-laws, Article Sixth, Paragraph 4(d) of SRC's Charter and Section 8.02 of SRC's By-laws will provide, that neither the amendment or repeal of, nor the adoption of any provision inconsistent with, the above-referenced provisions of CPI's Charter or CPI's By-laws, Simon Group's Charter or Simon Group's By-laws, and SRC's Charter or SRC's By-laws, respectively, and shall eliminate or reduce the effect of such provisions in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to such provisions if any such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted. Article Sixth, Paragraph (4)(e) of Simon Group's Charter and Article Sixth, Paragraph (4)(e) of SRC's Charter will provide that a director of Simon Group or SRC shall not be personally liable to Simon Group, SRC or their stockholders, as applicable, for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Simon Group, SRC or their stockholders, as applicable, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of CPI, Simon Group or SRC, as applicable, shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits

  2.1 Purchase and Sale Agreement, dated December 12, 1997, between The Equitable Life Assurance Society of the United
         States and SM Portfolio Partners. (Incorporated by reference to the 1997 Form 10-K filed by SDG for the fiscal year ended
         December 31, 1997 Exhibit 2.4).
  2.2    Agreement and Plan of Merger, dated February 18, 1998, among
         SDG and CPI and CRC. (Incorporated by reference to the Form
         8-K filed by SDG on February 24, 1998 Exhibit 10.1).
  3.1    Certificate of Incorporation of CPI.
  3.2    Form of Restated Certificate of Incorporation of Simon
         Group.
  3.3    By-laws of CPI.
  3.4    Form of Restated By-laws of Simon Group.
  3.5    Certificate of Incorporation of CRC.
  3.6    Form of Restated Certificate of Incorporation of SPG Realty
         Consultants, Inc.
  3.7    By-laws of CRC.
  3.8    Form of Restated By-laws of SPG Realty Consultants, Inc.
  4.1    Secured Promissory Note and Open-End Mortgage and Security
         Agreement from Simon Property Group, L.P. in favor of
         Principal Mutual Life Insurance Company (Pool 2)
         (Incorporated by reference to the 1993 Form 10-K filed by SDG for the fiscal year ended December 31, 1993 Exhibit
         4.2).
  4.2    Second Amended and Restated Credit Agreement, dated as of
         December 22, 1997, among the SDG Operating Partnership and
         Morgan Guaranty Trust Company of New York, Union Bank of
         Switzerland and Chase Manhattan Bank, as Lead Agents.
         (Incorporated by reference to the 1997 Form 10-K filed by SDG for the fiscal year ended December 31, 1997 Exhibit
         4.3).
  4.3    Form of Simon Group Common Stock Certificate.

  4.4    Form of Simon Group Class B Common Stock Certificate.
  4.5    Form of Simon Group Class C Common Stock Certificate.
  4.6    Form of SPG Realty Consultants, Inc. Common Stock
         Certificate.
  4.7 Trust Agreement, dated as of October 30, 1979, among shareholders of CPI, CRC and First Jersey National Bank, as
         Trustee.
  4.8 Trust Agreement, dated as of August 26, 1994, among the holders of the 6.50% First Series Preference Shares of CPI,
         CRC and Bank of Montreal Trust Company, as Trustee.
  4.9    Indenture, dated March 15, 1992, between CPI and Morgan
         Guaranty Trust Company of New York, as Trustee, with respect to $250,000,000 9% Notes Due 2002.
  4.10   Indenture, dated August 15, 1992, between CPI and Morgan
         Guaranty Trust Company of New York, as Trustee, with respect to $150,000,000 7 3/4% Notes Due 2004.
  4.11   Indenture, dated April 1, 1993, between CPI and Morgan
         Guaranty Trust Company of New York, as Trustee, with respect to $100,000,000 7.05% Notes Due 2003.
  4.12   Indenture, dated September 1, 1993, between CPI and Morgan
         Guaranty Trust Company of New York, as Trustee, with respect to $75,000,000 7.18% Notes Due 2013.
  4.13   Indenture, dated March 15, 1996 between CPI and The Chase
         Manhattan Bank (as successor to Chemical Bank), as Trustee, with respect to $250,000,000 7.875% Notes Due 2016.
  4.14   $21,000,000 Mortgage Note dated January 1, 1994 of 303-313
         East 47th Street Associates Payable to CPI.
  5.1    Opinion of Cravath, Swaine & Moore.
  8.1    Opinion of Willkie Farr & Gallagher.
  8.2    Opinion of Cravath, Swaine & Moore.
  8.3    Opinion of Baker & Daniels.
  9.1    Voting Trust Agreement, Voting Agreement and Proxy between
         MSA, on the one hand, and Melvin Simon, Herbert Simon and David Simon, on the other hand. (Incorporated by reference to the 1993 Form 10-K filed by SDG for the fiscal year ended
         December 31, 1993 Exhibit 9.1).
 10.1 Fifth Amended and Restated Limited Partnership Agreement of the SDG Operating Partnership. (Incorporated by reference to of the Form S-4 filed by SDG (Registration No. 333-06933)
         Exhibit 10.1).
 10.2 Noncompetition Agreement, dated as of December 1, 1993, between SDG and each of Melvin Simon and Herbert Simon.
         (Incorporated by reference to the 1993 Form 10-K filed by SDG for the fiscal year ended December 31, 1993 Exhibit
         10.3).
 10.3 Noncompetition Agreement, dated as of December 1, 1993, between SDG and David Simon. (Incorporated by reference to the 1993 Form 10-K filed by SDG for the fiscal year ended
         December 31, 1993 Exhibit 10.4).
 10.4 Restriction and Noncompetition Agreement, dated as of December 1, 1993 among SDG and DRC Management Company and
         M.S. Management Associates, Inc. (Incorporated by reference to the 1993 Form 10-K filed by SDG for the fiscal year ended
         December 31, 1993 Exhibit 10.5).
 10.5    Simon Property Group, L.P. 1998 Stock Incentive Plan.
 10.6 Restated Indemnity Agreement, dated as of August 9, 1996, between SDG and its directors and officers. (Incorporated by reference to the 1996 Form 10-K filed by SDG for the fiscal year ended December 31, 1996 Exhibit 10.8).
 10.7 Form of Simon Group Indemnity Agreement between Simon Group and its directors and officers.
 10.8 Option Agreement to acquire the retail properties in which the Simons or the DeBartolos own an interest that are not included in the SDG Portfolio Properties and that are subject of options in favor of Simon Property Group, Inc. or DeBartolo Realty Corporation. (Incorporated by reference the
         1993 Form 10-K filed by SDG for the fiscal year ended
         December 31, 1993 Exhibit 10.10).

 10.9 Option Agreement to acquire the properties in which the Simons own an interest that were not transferred to Simon
         Property Group, Inc. or M.S. Management Associates, Inc. in connection with the initial public offering of SDG Common
         Stock consummated in December 1993. (Incorporated by reference to the 1993 Form 10-K filed by SDG for the fiscal year ended December 31, 1993 Exhibit 10.11).
 10.10   Option Agreement, dated as of December 1, 1993, between the
         M.S. Management Associates, Inc. and Simon Property Group,
         L.P. (Incorporated by reference to the 1993 Form 10-K filed by SDG for the fiscal year ended December 31, 1993 Exhibit
         10.20).
 10.11   Option Agreement, dated as of December 1, 1993, to acquire
         Development Land. (Incorporated by reference to the 1993
         Form 10-K filed by SDG for the fiscal year ended December
         31, 1993 Exhibit 10.22).
 10.12   Option Agreement, dated December 1, 1993, between the M.S.
         Management Associates, Inc. and Simon Property Group, L.P.
         (Incorporated by reference to the 1993 Form 10-K filed by SDG for the fiscal year ended December 31, 1993 Exhibit
         10.25).
 10.13   First Amendment to the Corporate Services Agreement between
         DeBartolo Realty Corporation and DeBartolo Properties
         Management, Inc. (Incorporated by reference to the 1995 Form
         10-K filed by DeBartolo Realty Corporation for the fiscal year ended December 31, 1995 Exhibit 10.17).
 10.14   Service Agreement between The Edward J. DeBartolo
         Corporation and DeBartolo Properties Management, Inc.
         (Incorporated by reference to the 1994 Form 10-K filed by DeBartolo Realty Corporation for the fiscal year ended
         December 31, 1994 Exhibit 10(f)).
 10.15   Master Services Agreement between DeBartolo Realty
         Partnership, L.P. and DeBartolo Properties Management, Inc.
         (Incorporated by reference to the 1994 Form 10-K filed by DeBartolo Realty Corporation for the fiscal year ended
         December 31, 1994 Exhibit 10(g)).
 10.16   First Amendment to Master Services Agreement between
         DeBartolo Realty Partnership, L.P. and DeBartolo Properties
         Management, Inc. (Incorporated by reference to the 1995 Form
         10-K filed by DeBartolo Realty Corporation for the fiscal year ended December 31, 1995 Exhibit 10.20).
 10.17   DeBartolo Realty Corporation 1994 Stock Incentive Plan.
         (Incorporated by reference to the 1994 Form 10-K filed by DeBartolo Realty Corporation for the fiscal year ended
         December 31, 1994 Exhibit 10(k)).
 10.18 Office Lease between DeBartolo Realty Partnership, L.P. and an affiliate of EJDC (Southwoods Executive Center).
         (Incorporated by reference to the 1995 Form 10-K filed by DeBartolo Realty Corporation for the fiscal year ended
         December 31, 1995 Exhibit 10.69).
 10.19   Representative Form of Lease with respect to The Limited
         Stores, Inc.
 10.20   Sublease between DeBartolo Realty Partnership, L.P. and
         DeBartolo Properties Management, Inc. (Incorporated by reference to the 1995 Form 10-K filed by DeBartolo Realty
         Corporation for the fiscal year ended December 31, 1995
         Exhibit 10.70).
 10.21   Purchase Option and Right of First Refusal Agreement between
         DeBartolo Realty Partnership, L.P. and EJDC (for SouthPark
         Center Development Site). (Incorporated by reference to the 1994 Form 10-K filed by DeBartolo Realty Corporation for the fiscal year ended December 31, 1994 Exhibit 10(p)(2)).
 10.22   Purchase Option and Right of First Offer Agreement between
         DeBartolo Realty Partnership, L.P. and Cutler Ridge Mall,
         Inc. (for Cutler Ridge Mall). (Incorporated by reference to the 1994 Form 10-K filed by DeBartolo Realty Corporation for the fiscal year ended December 31, 1994 Exhibit 10(q)(1)).
 10.23   Amended and Restated Articles of Incorporation of SD
         Property Group, Inc. (Incorporated by reference to the 1996
         Form 10-K filed by SDG for the fiscal year ended December
         31, 1996 Exhibit 10.53).
 10.24   Amended and Restated Regulations of SD Property Group, Inc.
         (Incorporated by reference to the 1996 Form 10-K filed by SDG for the fiscal year ended December 31, 1996 Exhibit
         10.54).

 10.25 Contribution Agreement, dated as of June 25, 1996, by and among DeBartolo Realty Corporation and the former limited partners of Simon Property Group, L.P., excluding JCP
         Realty, Inc. and Brandywine Realty, Inc. (Incorporated by reference to the 1996 Form 10-K filed by SDG for the fiscal year ended December 31, 1996 Exhibit 10.56).
 10.26 JCP Contribution Agreement, dated as of August 8, 1996, by and among DeBartolo Realty Corporation and JCP Realty, Inc., and Brandywine Realty, Inc. (Incorporated by reference to the 1996 Form 10-K filed by SDG for the fiscal year ended
         December 31, 1996 Exhibit 10.57).
 10.27 Registration Rights Agreement, dated as of August 9, 1996, by and among the Simon Family Members (as defined therein), Simon Property Group, Inc., JCP Realty, Inc., Brandywine
         Realty, Inc., and the Estate of Edward J. DeBartolo Sr.,
         Edward J. DeBartolo, Jr., Marie Denise DeBartolo York, and the Trusts and other entities listed on Schedule 2 therein, and any of their respective successors-in-interest and permitted assigns. (Incorporated by reference to the 1996
         Form 10-K filed by SDG for the fiscal year ended December
         31, 1996 Exhibit 10.60).
 10.28   Form of Simon Group Registration Rights Agreement.
 10.29   Fourth Amendment to Purchase Option Agreement, dated as of
         July 15, 1996, between JCP Realty, Inc., and DeBartolo
         Realty Partnership, L.P. (Incorporated by reference to the 1996 Form 10-K filed by SDG for the fiscal year ended
         December 31, 1996 Exhibit 10.61).
 10.30   Partnership Agreement of SM Portfolio Limited Partnership.
         (Incorporated by reference to the 1997 Form 10-K filed by SDG for the fiscal year ended December 31, 1997 Exhibit
         10.62).
 10.31   Limited Partnership Agreement of SDG Macerich Properties,
         L.P. (Incorporated by reference to the 1997 Form 10-K filed by SDG for the fiscal year ended December 31, 1997 Exhibit
         10.63).
 10.32   Agreement of Limited Partnership of Simon Capital Limited
         Partnership. (Incorporated by reference to the 1997 Form
         10-K filed by SDG for the fiscal year ended December 31, 1997 Exhibit 10.64).
 10.33   Form of Sixth Amended and Restated Partnership Agreement of
         Simon Property Group, L.P.
 10.34   Form of SPG Realty Consultants, L.P. Partnership Agreement.
 10.35   Form of Agreement Between Operating Partnerships.
 10.36   The Revolving Credit Agreement, dated June 26, 1996, among
         CPI, The Chase Manhattan Bank and Morgan Guaranty Trust
         Company of New York and the lenders party thereto.
 10.37 Purchase and Sale Agreement, dated November 26, 1997, between The Equitable Life Assurance Society of the United
         States and CPI-Phipps Limited Liability Company.
 10.38 Agreement of Purchase and Sale, dated December 31, 1997, between CPI and Development Options, Inc.
 10.39 Purchase and Exchange Agreement, dated November 15, 1996, among CPI, CRC and State Street Bank and Trust Company, not individually, but solely in its capacity as Trustee of the Telephone Real Estate Equity Trust.
 10.40   Redemption Agreement, dated as of December 31, 1996, between
         CPI and Rodamco North America B.V.
 10.41 Stock Purchase Agreement, dated as of December 13, 1996, between CPI and Fifth and 59th Street Investors Corporation.
 10.42 Amended and Restated Supplemental Executive Retirement Plan of CPI, effective as of August 1, 1997, as amended pursuant to a Statement of Amendments effective as of July 1, 1998.
 10.43 Trustees' and Executives' Deferred Remuneration Plan of CPI, as amended and restated effective August 1, 1997, as amended pursuant to a Statement of Amendments effective as of July
         1, 1998.
 10.44 CPI Simplified Employee Pension Plan, as amended and restated effective January 1, 1993.
 10.45   1993 Share Option Plan of CPI, as amended effective March
         13, 1998.

 10.46   Executive Agreement, dated August 7, 1997, between CPI and
         Hans C. Mautner, as amended February 18, 1998.
 10.47   Executive Agreement, dated August 7, 1997, between CPI and
         Mark S. Ticotin, as amended February 18, 1998.
 10.48   Executive Agreement, dated August 7, 1997, between CPI and
         Michael L. Johnson, as amended February 18, 1998.
 10.49   Executive Agreement, dated August 7, 1997, between CPI and
         J. Michael Maloney, as amended February 18, 1998.
 10.50   Executive Agreement, dated August 7, 1997, between CPI and
         G. Martin Fell, as amended February 18, 1998.
 10.51   Merrill Lynch Special Prototype Defined Contribution Plan.
 10.52   Merrill Lynch Special Prototype Defined Contribution Plan
         Adoption Agreement.
 10.53   Form of Employee Share Purchase Plan Contract.
 10.54   Form of Issuance Agreement between CPI and CRC.
 10.55   Lease Agreement dated June 22, 1982 between CPI and 305-313
         East 47th Street Associates, as amended December 31, 1982 and January 1, 1984.
 10.56   Limited Liability Company Agreement dated April 4, 1997 of
         Mill Creek Land, L.L.C. between Buford Acquisition Company,
         L.L.C. and CRC, as amended May 5, 1997 and June 16, 1997.
 10.57 Guarantee, dated April 4, 1997, made by Gwinett Prado, L.P., in favor of Mill Creek Land, L.L.C. and CRC.
 10.58   Guarantee, dated April 4, 1997, made by Ben Carter Companies
         L.L.C., in favor of Mill Creek Land L.L.C. and CRC.
 10.59 Form of Incentive Stock Option Agreement between Simon Group and Hans C. Mautner pursuant to the Simon Property Group,
         L.P. 1998 Stock Incentive Plan.
 10.60 Form of Incentive Stock Option Agreement between Simon Group and Mark S. Ticotin pursuant to the Simon Property Group,
         L.P. 1998 Stock Incentive Plan.
 10.61   Form of Nonqualified Stock Option Agreement between Simon
         Group and Hans C. Mautner pursuant to the Simon Property
         Group, L.P. 1998 Stock Incentive Plan.
 10.62   Form of Nonqualified Stock Option Agreement between Simon
         Group and Mark S. Ticotin pursuant to the Simon Property
         Group, L.P. 1998 Stock Incentive Plan.
 10.63   Form of Employment Agreement between Hans C. Mautner and
         Simon Group.
 10.64   Form of Employment Agreement between Mark S. Ticotin and
         Simon Group.
 10.65 CPI Executive Severance Policy, as amended and restated effective as of August 11, 1998.
 11.1    Statement Regarding Computation of Per Share Earnings of
         SDG.
 11.2    Statement Regarding Computation of Per Share Earnings of
         CPI.
 11.3    Statement Regarding Computation of Per Share Earnings of
         CRC.
 21.1    List of Subsidiaries of CPI.
 21.2    List of Subsidiaries of CRC.
 23.1    Consent of Arthur Andersen LLP.
 23.2    Consent of Ernst & Young LLP.
 23.4    Consents of Cravath, Swaine & Moore (Contained in the
         Opinions of Cravath, Swaine & Moore filed as Exhibit 5.1 and
         Exhibit 8.2).
 23.5    Consent of Willkie Farr & Gallagher (Contained in the
         Opinion of Willkie Farr & Gallagher filed as Exhibit 8.1).
 23.6    Consent of Baker & Daniels (Contained in the Opinion of
         Baker & Daniels filed as Exhibit 8.3).

 23.7    Consent of J. P. Morgan Securities Inc.
 23.8    Consent of Lazard Freres & Co. LLC.
 23.9    Consent of Merrill Lynch, Pierce, Fenner & Smith
         Incorporated.
 24.1    Power of Attorney.
 27.1    Financial Data Schedule of CPI.
 27.2    Financial Data Schedule of CRC.
 99.1    Agreement dated November 13, 1996 between SDG and the SDG
         Operating Partnership (Incorporated by reference to Amendment No. 3 of Form S-3 filed by SDG and the SDG
         Operating Partnership on November 20, 1996 (Registration No.
         333-11491) Exhibit 99.1).
 99.2    Form of Letter of Transmittal.
 99.3    Consent of Robert E. Angelica.
 99.4    Consent of Birch Bayh.
 99.5    Consent of G. William Miller.
 99.6    Consent of J. Albert Smith, Jr.
 99.7    Consent of David Simon.
 99.8    Consent of Herbert Simon.
 99.9    Consent of Melvin Simon.
 99.10   Consent of Richard S. Sokolov.
 99.11   Consent of Frederick W. Petri.
 99.12   Consent of Pieter S. van den Berg.
 99.13   Consent of Phillip J. Ward.
 99.14   Consent of M. Denise DeBartolo York.

  (b) Financial Statement Schedules

     All schedules have been omitted because they are not applicable or not required or the required information is included in the financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned Registrants hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrants' annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrants hereby undertake to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (d) The undersigned Registrants hereby undertake as follows:

          (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuers undertake that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form; and

          (2) That every prospectus (i) that is filed pursuant to the paragraph
     (e)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) The undersigned Registrants hereby undertake that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (f) The undersigned Registrants hereby undertake that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (g) The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (h) The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrants have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, August 13, 1998.

                                          CORPORATE PROPERTY INVESTORS, INC.

                                          By:      /s/ HANS C. MAUTNER
                                            ------------------------------------
                                                      Hans C. Mautner
                                                  Chief Executive Officer

                                          CORPORATE REALTY CONSULTANTS, INC.

                                          By:      /s/ HANS C. MAUTNER
                                            ------------------------------------
                                                      Hans C. Mautner
                                                  Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons, in their capacities at Corporate Property Investors, Inc. and on the dates indicated.

                    NAME                                       TITLE                       DATE
                    ----                                       -----                       ----
             /s/ HANS C. MAUTNER               Chairman of the Board, Chief           August 13, 1998
---------------------------------------------  Executive Officer and Director
               Hans C. Mautner                 (Principal Executive Officer)

           /s/ MICHAEL L. JOHNSON              Chief Financial Officer and Senior     August 13, 1998
---------------------------------------------  Vice President (Principal Financial
             Michael L. Johnson                Officer)

             /s/ DANIEL J. COHEN               Vice President and Controller          August 13, 1998
---------------------------------------------  (Principal Accounting Officer)
               Daniel J. Cohen

                      *                        Director                               August 13, 1998
---------------------------------------------
            Abdlatif Y. Al-Hamad

                      *                        Director                               August 13, 1998
---------------------------------------------
              Saleh F. Alzouman

                      *                        Director                               August 13, 1998
---------------------------------------------
             Robert E. Angelica

                      *                        Director                               August 13, 1998
---------------------------------------------
               Gilbert Butler

                      *                        Director                               August 13, 1998
---------------------------------------------
              David P. Feldman

                      *                        Director                               August 13, 1998
---------------------------------------------
               Andrea Geisser

                      *                        Director                               August 13, 1998
---------------------------------------------
              Damon Mezzacappa

                      *                        Director                               August 13, 1998
---------------------------------------------
           S. Lawrence Prendergast

                      *                        Director                               August 13, 1998
---------------------------------------------
                 Daniel Rose

                    NAME                                       TITLE                       DATE
                    ----                                       -----                       ----
                      *                        Director                               August 13, 1998
---------------------------------------------
              Dirk van den Bos

                      *                        Director                               August 13, 1998
---------------------------------------------
          Jan H.W.R. van der Vlist

* By /s/ HANS C. MAUTNER
---------------------------------------------
Attorney-in-fact pursuant to a power of
attorney filed herewith as part of this
Registration Statement

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons, in their capacities at Corporate Realty Consultants, Inc. and on the dates indicated.

                    NAME                                       TITLE                       DATE
                    ----                                       -----                       ----
             /s/ HANS C. MAUTNER               Chairman of the Board, Chief           August 13, 1998
---------------------------------------------  Executive Officer and Director
               Hans C. Mautner                 (Principal Executive Officer)

           /s/ MICHAEL L. JOHNSON              Chief Financial Officer and Senior     August 13, 1998
---------------------------------------------  Vice President (Principal Financial
             Michael L. Johnson                Officer)

             /s/ DANIEL J. COHEN               Vice President and Controller          August 13, 1998
---------------------------------------------  (Principal Accounting Officer)
               Daniel J. Cohen

                      *                        Director                               August 13, 1998
---------------------------------------------
              David P. Feldman

                      *                        Director                               August 13, 1998
---------------------------------------------
               Andrea Geisser

* By /s/ HANS C. MAUTNER
---------------------------------------------
Attorney-in-fact pursuant to a power of
attorney filed herewith as part of this
Registration Statement

                                 EXHIBIT INDEX

2.1 Purchase and Sale Agreement, dated December 12, 1997, between The Equitable Life Assurance Society of the United
       States and SM Portfolio Partners. (Incorporated by reference to the 1997 Form 10-K filed by SDG for the fiscal year ended
       December 31, 1997 Exhibit 2.4).

2.2    Agreement and Plan of Merger, dated February 18, 1998, among
       SDG and CPI and CRC. (Incorporated by reference to the Form
       8-K filed by SDG on February 24, 1998 Exhibit 10.1).
3.1    Certificate of Incorporation of CPI.
3.2    Form of Restated Certificate of Incorporation of Simon
       Group.
3.3    By-laws of CPI.
3.4    Form of Restated By-laws of Simon Group.
3.5    Certificate of Incorporation of CRC.
3.6    Form of Restated Certificate of Incorporation of SPG Realty
       Consultants, Inc.
3.7    By-laws of CRC.
3.8    Form of Restated By-laws of SPG Realty Consultants, Inc.
4.1    Secured Promissory Note and Open-End Mortgage and Security
       Agreement from Simon Property Group, L.P. in favor of
       Principal Mutual Life Insurance Company (Pool 2)
       (Incorporated by reference to the 1993 Form 10-K filed by SDG for the fiscal year ended December 31, 1993 Exhibit
       4.2).
4.2    Second Amended and Restated Credit Agreement, dated as of
       December 22, 1997, among the SDG Operating Partnership and
       Morgan Guaranty Trust Company of New York, Union Bank of
       Switzerland and Chase Manhattan Bank, as Lead Agents.
       (Incorporated by reference to the 1997 Form 10-K filed by SDG for the fiscal year ended December 31, 1997 Exhibit
       4.3).
4.3    Form of Simon Group Common Stock Certificate.
4.4    Form of Simon Group Class B Common Stock Certificate.
4.5    Form of Simon Group Class C Common Stock Certificate.
4.6    Form of SPG Realty Consultants, Inc. Common Stock
       Certificate.
4.7 Trust Agreement, dated as of October 30, 1979, among shareholders of CPI, CRC and First Jersey National Bank, as
       Trustee.
4.8 Trust Agreement, dated as of August 26, 1994, among the holders of the 6.50% First Series Preference Shares of CPI,
       CRC and Bank of Montreal Trust Company, as Trustee.
4.9    Indenture, dated March 15, 1992, between CPI and Morgan
       Guaranty Trust Company of New York, as Trustee, with respect to $250,000,000 9% Notes Due 2002.
4.10   Indenture, dated August 15, 1992, between CPI and Morgan
       Guaranty Trust Company of New York, as Trustee, with respect to $150,000,000 7 3/4% Notes Due 2004.
4.11   Indenture, dated April 1, 1993, between CPI and Morgan
       Guaranty Trust Company of New York, as Trustee, with respect to $100,000,000 7.05% Notes Due 2003.
4.12   Indenture, dated September 1, 1993, between CPI and Morgan
       Guaranty Trust Company of New York, as Trustee, with respect to $75,000,000 7.18% Notes Due 2013.
4.13   Indenture, dated March 15, 1996 between CPI and The Chase
       Manhattan Bank (as successor to Chemical Bank), as Trustee, with respect to $250,000,000 7.875% Notes Due 2016.
4.14   $21,000,000 Mortgage Note dated January 1, 1994 of 303-313
       East 47th Street Associates Payable to CPI.
5.1    Opinion of Cravath, Swaine & Moore.
8.1    Opinion of Willkie Farr & Gallagher.
8.2    Opinion of Cravath, Swaine & Moore.
8.3    Opinion of Baker & Daniels.
9.1    Voting Trust Agreement, Voting Agreement and Proxy between
       MSA, on the one hand, and Melvin Simon, Herbert Simon and David Simon, on the other hand. (Incorporated by reference to the 1993 Form 10-K filed by SDG for the fiscal year ended
       December 31, 1993 Exhibit 9.1).
10.1 Fifth Amended and Restated Limited Partnership Agreement of the SDG Operating Partnership. (Incorporated by reference to of the Form S-4 filed by SDG (Registration No. 333-06933)
       Exhibit 10.1).

10.2 Noncompetition Agreement, dated as of December 1, 1993, between SDG and each of Melvin Simon and Herbert Simon.
       (Incorporated by reference to the 1993 Form 10-K filed by SDG for the fiscal year ended December 31, 1993 Exhibit
       10.3).
10.3 Noncompetition Agreement, dated as of December 1, 1993, between SDG and David Simon. (Incorporated by reference to the 1993 Form 10-K filed by SDG for the fiscal year ended
       December 31, 1993 Exhibit 10.4).
10.4 Restriction and Noncompetition Agreement, dated as of December 1, 1993, among SDG and DRC Management Company and
       M.S. Management Associates, Inc. (Incorporated by reference to the 1993 Form 10-K filed by SDG for the fiscal year ended
       December 31, 1993 Exhibit 10.5).
10.5   Simon Property Group, L.P. 1998 Stock Incentive Plan.
10.6 Restated Indemnity Agreement, dated as of August 9, 1996, between SDG and its directors and officers. (Incorporated by reference to the 1996 Form 10-K filed by SDG for the fiscal year ended December 31, 1996 Exhibit 10.8).
10.7 Form of Simon Group Indemnity Agreement between Simon Group and its directors and officers.
10.8 Option Agreement to acquire the retail properties in which the Simons or the DeBartolos own an interest that are not included in the SDG Portfolio Properties and that are subject of options in favor of Simon Property Group, Inc. or DeBartolo Realty Corporation. (Incorporated by reference to the 1993 Form 10-K filed by SDG for the fiscal year ended
       December 31, 1993 Exhibit 10.10).
10.9 Option Agreement to acquire the properties in which the Simons own an interest that were not transferred to Simon
       Property Group, Inc. or M.S. Management Associates, Inc. in connection with the initial public offering of SDG Common
       Stock consummated in December 1993. (Incorporated by reference to the 1993 Form 10-K filed by SDG for the fiscal year ended December 31, 1993 Exhibit 10.11).
10.10  Option Agreement, dated as of December 1, 1993, between the
       M.S. Management Associates, Inc. and Simon Property Group,
       L.P. (Incorporated by reference to the 1993 Form 10-K filed by SDG for the fiscal year ended December 31, 1993 Exhibit
       10.20).
10.11  Option Agreement, dated as of December 1, 1993, to acquire
       Development Land. (Incorporated by reference to the 1993
       Form 10-K filed by SDG for the fiscal year ended December
       31, 1993 Exhibit 10.22).
10.12  Option Agreement, dated December 1, 1993, between the M.S.
       Management Associates, Inc. and Simon Property Group, L.P.
       (Incorporated by reference to the 1993 Form 10-K filed by SDG for the fiscal year ended December 31, 1993 Exhibit
       10.25).
10.13  First Amendment to the Corporate Services Agreement between
       DeBartolo Realty Corporation and DeBartolo Properties
       Management, Inc. (Incorporated by reference to the 1995 Form
       10-K filed by DeBartolo Realty Corporation for the fiscal year ended December 31, 1995 Exhibit 10.17).
10.14  Service Agreement between The Edward J. DeBartolo
       Corporation and DeBartolo Properties Management, Inc.
       (Incorporated by reference to the 1994 Form 10-K filed by DeBartolo Realty Corporation for the fiscal year ended
       December 31, 1994 Exhibit 10(f)).
10.15  Master Services Agreement between DeBartolo Realty
       Partnership, L.P. and DeBartolo Properties Management, Inc.
       (Incorporated by reference to the 1994 Form 10-K filed by DeBartolo Realty Corporation for the fiscal year ended
       December 31, 1994 Exhibit 10(g)).
10.16  First Amendment to Master Services Agreement between
       DeBartolo Realty Partnership, L.P. and DeBartolo Properties
       Management, Inc. (Incorporated by reference to the 1995 Form
       10-K filed by DeBartolo Realty Corporation for the fiscal year ended December 31, 1995 Exhibit 10.20).
10.17  DeBartolo Realty Corporation 1994 Stock Incentive Plan.
       (Incorporated by reference to the 1994 Form 10-K filed by DeBartolo Realty Corporation for the fiscal year ended
       December 31, 1994 Exhibit 10(k)).
10.18 Office Lease between DeBartolo Realty Partnership, L.P. and an affiliate of EJDC (Southwoods Executive Center).
       (Incorporated by reference to the 1995 Form 10-K filed by DeBartolo Realty Corporation for the fiscal year ended
       December 31, 1995 Exhibit 10.69).
10.19  Representative Form of Lease with respect to The Limited
       Stores, Inc.
10.20  Sublease between DeBartolo Realty Partnership, L.P. and
       DeBartolo Properties Management, Inc. (Incorporated by reference to the 1995 Form 10-K filed by DeBartolo Realty
       Corporation for the fiscal year ended December 31, 1995
       Exhibit 10.70).

10.21  Purchase Option and Right of First Refusal Agreement between
       DeBartolo Realty Partnership, L.P. and EJDC (for SouthPark
       Center Development Site). (Incorporated by reference to the 1994 Form 10-K filed by DeBartolo Realty Corporation for the fiscal year ended December 31, 1994 Exhibit 10(p)(2)).
10.22  Purchase Option and Right of First Offer Agreement between
       DeBartolo Realty Partnership, L.P. and Cutler Ridge Mall,
       Inc. (for Cutler Ridge Mall). (Incorporated by reference to the 1994 Form 10-K filed by DeBartolo Realty Corporation for the fiscal year ended December 31, 1994 Exhibit 10(q)(1)).
10.23  Amended and Restated Articles of Incorporation of SD
       Property Group, Inc. (Incorporated by reference to the 1996
       Form 10-K filed by SDG for the fiscal year ended December
       31, 1996 Exhibit 10.53).
10.24  Amended and Restated Regulations of SD Property Group, Inc.
       (Incorporated by reference to the 1996 Form 10-K filed by SDG for the fiscal year ended December 31, 1996 Exhibit
       10.54).
10.25 Contribution Agreement, dated as of June 25, 1996, by and among DeBartolo Realty Corporation and the former limited partners of Simon Property Group, L.P., excluding JCP
       Realty, Inc. and Brandywine Realty, Inc. (Incorporated by reference to the 1996 Form 10-K filed by SDG for the fiscal year ended December 31, 1996 Exhibit 10.56).
10.26 JCP Contribution Agreement, dated as of August 8, 1996, by and among DeBartolo Realty Corporation and JCP Realty, Inc., and Brandywine Realty, Inc. (Incorporated by reference to the 1996 Form 10-K filed by SDG for the fiscal year ended
       December 31, 1996 Exhibit 10.57).
10.27 Registration Rights Agreement, dated as of August 9, 1996, by and among the Simon Family Members (as defined therein), Simon Property Group, Inc., JCP Realty, Inc., Brandywine
       Realty, Inc., and the Estate of Edward J. DeBartolo Sr.,
       Edward J. DeBartolo, Jr., Marie Denise DeBartolo York, and the Trusts and other entities listed on Schedule 2 therein, and any of their respective successors-in-interest and permitted assigns. (Incorporated by reference to the 1996
       Form 10-K filed by SDG for the fiscal year ended December
       31, 1996 Exhibit 10.60).
10.28  Form of Simon Group Registration Rights Agreement.
10.29  Fourth Amendment to Purchase Option Agreement, dated as of
       July 15, 1996, between JCP Realty, Inc., and DeBartolo
       Realty Partnership, L.P. (Incorporated by reference to the 1996 Form 10-K filed by SDG for the fiscal year ended
       December 31, 1996 Exhibit 10.61).
10.30  Partnership Agreement of SM Portfolio Limited Partnership.
       (Incorporated by reference to the 1997 Form 10-K filed by SDG for the fiscal year ended December 31, 1997 Exhibit
       10.62).
10.31  Limited Partnership Agreement of SDG Macerich Properties,
       L.P. (Incorporated by reference to the 1997 Form 10-K filed by SDG for the fiscal year ended December 31, 1997 Exhibit
       10.63).
10.32  Agreement of Limited Partnership of Simon Capital Limited
       Partnership. (Incorporated by reference to the 1997 Form
       10-K filed by SDG for the fiscal year ended December 31, 1997 Exhibit 10.64).
10.33  Form of Sixth Amended and Restated Partnership Agreement of
       Simon Property Group, L.P.
10.34  Form of SPG Realty Consultants, L.P. Partnership Agreement.
10.35  Form of Agreement Between Operating Partnerships.
10.36  The Revolving Credit Agreement, dated June 26, 1996, among
       CPI, The Chase Manhattan Bank and Morgan Guaranty Trust
       Company of New York and the lenders party thereto.
10.37 Purchase and Sale Agreement, dated November 26, 1997, between The Equitable Life Assurance Society of the United
       States and CPI-Phipps Limited Liability Company.
10.38 Agreement of Purchase and Sale, dated December 31, 1997, between CPI and Development Options, Inc.
10.39 Purchase and Exchange Agreement, dated November 15, 1996, among CPI, CRC and State Street Bank and Trust Company, not individually, but solely in its capacity as Trustee of the Telephone Real Estate Equity Trust.
10.40  Redemption Agreement, dated as of December 31, 1996, between
       CPI and Rodamco North America B.V.
10.41  Stock Purchase Agreement, dated as of December 13, 1996.
       between CPI and Fifth and 59th Street Investors Corporation.
10.42 Amended and Restated Supplemental Executive Retirement Plan of CPI, effective as of August 1, 1997, as amended pursuant to a Statement of Amendments effective as of July 1, 1998.
10.43 Trustees' and Executives' Deferred Remuneration Plan of CPI, as amended and restated effective August 1, 1997, as amended pursuant to a Statement of Amendments effective as of July
       1, 1998.

10.44 CPI Simplified Employee Pension Plan, as amended and restated effective January 1, 1993.
10.45  1993 Share Option Plan of CPI, as amended effective March
       13, 1998.
10.46  Executive Agreement, dated August 7, 1997, between CPI and
       Hans C. Mautner, as amended February 18, 1998.
10.47  Executive Agreement, dated August 7, 1997, between CPI and
       Mark S. Ticotin, as amended February 18, 1998.
10.48  Executive Agreement, dated August 7, 1997, between CPI and
       Michael L. Johnson, as amended February 18, 1998.
10.49  Executive Agreement, dated August 7, 1997, between CPI and
       J. Michael Maloney, as amended February 18, 1998.
10.50  Executive Agreement, dated August 7, 1997, between CPI and
       G. Martin Fell, as amended February 18, 1998.
10.51  Merrill Lynch Special Prototype Defined Contribution Plan.
10.52  Merrill Lynch Special Prototype Defined Contribution Plan
       Adoption Agreement.
10.53  Form of Employee Share Purchase Plan Contract.
10.54  Form of Issuance Agreement between CPI and CRC.
10.55  Lease Agreement dated June 22, 1982 between CPI and 305-313
       East 47th Street Associates, as amended December 31, 1982 and January 1, 1984.
10.56  Limited Liability Company Agreement dated April 4, 1997 of
       Mill Creek Land, L.L.C. between Buford Acquisition Company,
       L.L.C. and CRC, as amended May 5, 1997 and June 16, 1997.
10.57 Guarantee, dated April 4, 1997, made by Gwinett Prado, L.P., in favor of Mill Creek Land, L.L.C. and CRC.
10.58  Guarantee, dated April 4, 1997, made by Ben Carter Companies
       L.L.C., in favor of Mill Creek Land L.L.C. and CRC.
10.59 Form of Incentive Stock Option Agreement between Simon Group and Hans C. Mautner pursuant to the Simon Property Group,
       L.P. 1998 Stock Incentive Plan.
10.60 Form of Incentive Stock Option Agreement between Simon Group and Mark S. Ticotin pursuant to the Simon Property Group,
       L.P. 1998 Stock Incentive Plan.
10.61  Form of Nonqualified Stock Option Agreement between Simon
       Group and Hans C. Mautner pursuant to the Simon Property
       Group, L.P. 1998 Stock Incentive Plan.
10.62  Form of Nonqualified Stock Option Agreement between Simon
       Group and Mark S. Ticotin pursuant to the Simon Property
       Group, L.P. 1998 Stock Incentive Plan.
10.63  Form of Employment Agreement between Hans C. Mautner and
       Simon Group.
10.64  Form of Employment Agreement between Mark S. Ticotin and
       Simon Group.
10.65 CPI Executive Severance Policy, as amended and restated effective as of August 11, 1998.
11.1   Statement Regarding Computation of Per Share Earnings of
       SDG.
11.2   Statement Regarding Computation of Per Share Earnings of
       CPI.
11.3   Statement Regarding Computation of Per Share Earnings of
       CRC.
21.1   List of Subsidiaries of CPI.
21.2   List of Subsidiaries of CRC.
23.1   Consent of Arthur Andersen LLP.
23.2   Consent of Ernst & Young LLP.
23.4   Consents of Cravath, Swaine & Moore (Contained in the
       Opinions of Cravath, Swaine & Moore filed as Exhibit 5.1 and
       Exhibit 8.2).
23.5   Consent of Willkie Farr & Gallagher (Contained in the
       Opinion of Willkie Farr & Gallagher filed as Exhibit 8.1).
23.6   Consent of Baker & Daniels (Contained in the Opinion of
       Baker & Daniels filed as Exhibit 8.3).
23.7   Consent of J. P. Morgan Securities Inc.
23.8   Consent of Lazard Freres & Co. LLC.
23.9   Consent of Merrill Lynch, Pierce, Fenner & Smith
       Incorporated.
24.1   Power of Attorney.
27.1   Financial Data Schedule of CPI.

27.2   Financial Data Schedule of CRC.
99.1   Agreement dated November 13, 1996 between SDG and the SDG
       Operating Partnership (Incorporated by reference to Amendment No. 3 of Form S-3 filed by SDG and the SDG
       Operating Partnership on November 20, 1996 (Registration No.
       333-11491) Exhibit 99.1).
99.2   Form of Letter of Transmittal.
99.3   Consent of Robert E. Angelica.
99.4   Consent of Birch Bayh.
99.5   Consent of G. William Miller.
99.6   Consent of J. Albert Smith, Jr.
99.7   Consent of David Simon.
99.8   Consent of Herbert Simon.
99.9   Consent of Melvin Simon.
99.10  Consent of Richard S. Sokolov.
99.11  Consent of Frederick W. Petri.
99.12  Consent of Pieter S. van den Berg.
99.13  Consent of Phillip J. Ward.
99.14  Consent of M. Denise DeBartolo York.